As filed with the Securities and Exchange Commission on October 22, 2021
Registration
No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM
S-1
REGISTRATION STATEMENT
Under
The Securities Act of 1933

BLACKSKY TECHNOLOGY INC.
(Exact name of Registrant as specified in its charter)

Delaware	3663	47-1949578
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
13241 Woodland Park Road
Suite 300,
Herndon, Virginia, 20171
(571)-267-1571
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Brian O’Toole
Chief Executive Officer
BlackSky Technology Inc.
13241 Woodland Park Road
Suite 300,
Herndon, Virginia, 20171
(571)-267-1571
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Craig E. Sherman Megan J. Baier Mark G.C. Bass, Esq. Wilson Sonsini Goodrich & Rosati, P.C. 701 Fifth Avenue Seattle, WA 98104-7036 (206) 883-2500	Christiana L. Lin General Counsel 13241 Woodland Park Road Suite 300, Herndon, Virginia, 20171 (571)-230-7163

Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this Registration Statement.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated
filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule
12b-2
of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Class A Common Stock, par value $0.0001 per share (2) (PIPE)	18,000,000	$8.92 (8)	$160,560,000 (8)	$14,884
Class A Common Stock, par value $0.0001 per share (3) (Palantir PIPE)	800,000	$8.92 (8)	$7,136,000 (8)	$662
Class A Common Stock, par value $0.0001 per share (4) (Affiliate Shares)	62,938,725	$8.92 (8)	$561,413,427 (8)	$52,044
Class A Common Stock, par value $0.0001 per share (5) (Private Warrant Shares)	8,325,000	$8.92 (8)	$74,259,000 (8)	$6,884
Class A Common Stock, par value $0.0001 per share (6) (Public Warrant Shares)	15,812,500	$8.92 (8)	$141,047,500 (8)	$13,076
Class A Common Stock, par value $0.0001 per share (7) (Catch All)	523,028	$8.92 (8)	$4,665,410 (8)	$433
Warrants to purchase Class A Common Stock (5)	8,325,000	$- (9)	$- (9)	- (9)
TOTAL				$87,983

(1)
Pursuant to Rule 416(a) under the Securities Act, this Registration Statement shall also cover any additional shares of the Registrant’s class A common stock (“Class A Common Stock”) that become issuable as a result of any stock dividend, stock split, recapitalization, or other similar transaction effected without the receipt of consideration that results in an increase to the number of outstanding shares of Class A Common Stock, as applicable.

(2)
Consists of an aggregate of 18,000,000 outstanding shares of the Registrant’s Class A Common Stock beneficially owned by a number of subscribers purchased from the Registrant, for a purchase price of $10.00 per share pursuant to separate PIPE Subscription Agreements. These shares are registered for resale on this Registration Statement.

(3)
Consists of an aggregate of 800,000 outstanding shares of the Registrant’s Class A Common Stock beneficially owned by Palantir Technologies Inc., for a purchase price of $10.00 per share pursuant to a Subscription Agreement. These shares are registered for resale on this Registration Statement.

(4)
Consists of an aggregate of 62,938,725 shares of the Registrant’s Class A Common Stock which were previously registered pursuant to the registration statement on Form S-4 filed with the SEC on August 2, 2021 (File No. 333-256103) (the “Form S-4”), consisting of (i) 49,764,934 shares of the Registrant’s Class A Common Stock owned by certain former stockholders of BlackSky Holdings Inc. (“Legacy BlackSky” and such shares, the “Legacy BlackSky Shares”), (b) 3,497,461 shares of the Registrant’s Class A Common Stock issuable to certain former Legacy BlackSky stockholders upon the vesting of restricted stock units (such shares, the “Legacy BlackSky RSU Shares”), (c) 1,770,080 shares of the Registrant’s Class A Common Stock issuable to a former Legacy BlackSky stockholder upon the exercise of a warrant (such shares, the “Legacy BlackSky Warrant Shares”), (d) 1,843,500 shares of the Registrant’s Class A Common Stock owned by JANA Capital LLC (the “JANA Capital Founder Shares”) and (e) 6,062,750 shares of the Registrant’s Class A Common Stock issued to the Sponsor (as defined below) and certain affiliates of the Sponsor (the “Founder Shares” and, together with the Legacy BlackSky Shares, the Legacy BlackSky RSU Shares, the Legacy BlackSky Warrant Shares and the JANA Capital Founder Shares, the “Affiliate Shares”). These shares are registered for resale on this Registration Statement.

(5)
Refers to (A) 8,325,000 private placement warrants that were purchased by the Sponsor registered for resale on this Registration Statement and (B) 8,325,000 shares of the Registrant’s Class A Common Stock issuable upon exercise of such warrants registered for issuance and resale on this Registration Statement. 4,162,500 of the warrants are exercisable for one share of the Registrant’s Class A Common Stock at a price of $11.50 per share and 4,162,500 of the warrants are not exercisable unless and until the date that the Registrant’s Class A Common Stock shall reach a trading price of $20.00 per share on the New York Stock Exchange, and are then exercisable at a price of $20.00 per share.

(6)
Consists of the 15,812,500 shares of the Registrant’s Class A Common Stock issuable upon exercise of public warrants that were issued to stockholders, which are registered for issuance on this Registration Statement. Each such warrant is exercisable for one share of the Registrant’s Class A Common Stock at a price of $11.50 per share.

(7)
Consists of 523,028 shares of the Registrant’s Class A Common Stock and consisting of (A) 309,862 shares of the Registrant’s Class A Common Stock issuable upon the exercise of 309,862 options to purchase Class A Common Stock, (B) 148,369 shares of the Registrant’s Class A Common Stock issuable upon the vesting of restricted stock units and (C) 64,797 shares of the Registrant’s Class A Common Stock.

(8)
Estimated solely for purposes of calculating the registration fee according to Rule 457(c) under the Securities Act based on the average of the high and low prices of the Registrant’s Class A Common Stock quoted on the New York Stock Exchange on October 18, 2021.

(9)	Pursuant to Rule 457(g) of the Securities Act, no separate fee is recorded for the warrants and the entire fee is allocated to the underlying Class A Common Stock.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission acting pursuant to said Section 8(a) may determine.

EXPLANATORY NOTE
On September 9, 2021 (the “Closing Date”), BlackSky Technology Inc., a Delaware corporation (“BlackSky” or the “Company”), f/k/a Osprey Technology Acquisition Corp. (“Osprey”), consummated its previously announced merger pursuant to that certain Agreement and Plan of Merger, dated February 17, 2021 (the “Merger Agreement”), by and among Osprey, Osprey Technology Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Osprey (“Merger Sub”), and BlackSky Holdings, Inc., a Delaware corporation (“Legacy BlackSky”).
Pursuant to the terms of the Merger Agreement, a business combination between Osprey and Legacy BlackSky was effected through the merger of Merger Sub with and into Legacy BlackSky, with Legacy BlackSky surviving as the surviving company and as a wholly-owned subsidiary of Osprey (together with the other transactions described in the Merger Agreement, the “merger”). On the Closing Date, the registrant changed its name from “Osprey Technology Acquisition Corp.” to “BlackSky Technology Inc.”
At the effective time of the merger (the “Effective Time”), and subject to the terms and conditions of the Merger Agreement, each outstanding share of Legacy BlackSky capital stock (other than shares of Legacy BlackSky Class B common stock, treasury shares and shares with respect to which appraisal rights under the General Corporation Law of the State of Delaware were properly exercised and not withdrawn) was converted into a number of shares of the Company’s Class A Common Stock, par value $0.0001 per share (“Class A Common Stock”) based on an exchange ratio equal to 0.0912 (the “Per Share Exchange Ratio”) and each outstanding Legacy BlackSky restricted stock unit, option and warrant was converted into a Company restricted stock unit, option or warrant based on the Per Share Exchange Ratio applicable to shares of Legacy BlackSky Class A common stock. All 7,906,250 shares of the Company’s Class B common stock, par value $0.0001 per share (“Class B Common Stock”) was converted, on a one-for-one
basis, into an equivalent number of Class A Common Stock immediately prior to the consummation of the merger.
No fractional shares of Class A Common Stock were issued upon the exchange of Legacy BlackSky preferred stock or Legacy BlackSky common stock. In lieu of the issuance of any such fractional shares, the Company agreed to pay to each former holder of Legacy BlackSky Class A common stock, preferred stock or convertible notes who otherwise would be entitled to receive such fractional share an amount in cash, without interest, rounded down to the nearest cent, equal to the product of (i) the amount of the fractional share interest in a share of Class A Common Stock to which such holder otherwise would have been entitled multiplied by (ii) the average of Class A Common Stock trading price over the
30-day
period ending three days prior to consummation of the merger.
Effective as of the Effective Time and by virtue of the merger, each share of Legacy BlackSky Class B common stock issued and outstanding immediately prior to the Effective Time was cancelled and automatically converted into the right to receive an amount in cash, without interest, equal to $0.00001 per share.
Effective as of the Effective Time and by virtue of the merger, each option to purchase shares of Legacy BlackSky common stock (a “Legacy BlackSky Stock Option”) that was outstanding and unexercised as of immediately prior to the Effective Time was converted into an option to acquire a number of shares of Class A Common Stock equal to the product of (x) the number of shares of Legacy BlackSky Class A common stock subject to the applicable Legacy BlackSky Stock Option and (y) the Per Share Exchange Ratio, and was subject to the same terms and conditions as were applicable to such Legacy BlackSky Stock Option (each an “Assumed Company Stock Option”). The exercise price per share of each Assumed Company Stock Option was equal to the quotient obtained by dividing (x) the exercise price per share applicable to such Legacy BlackSky Stock Option by (y) the Per Share Exchange Ratio.
Effective as of the Effective Time and by virtue of the merger, each restricted stock unit of Legacy BlackSky (a “Legacy BlackSky RSU Award”) that was outstanding as of immediately prior to the Effective Time was converted into an award of Company restricted stock units covering a number of shares of Class A Common Stock equal to the product of (x) the number of shares of Legacy BlackSky common stock subject to the applicable Legacy BlackSky RSU Award and (y) the Per Share Exchange Ratio, and was subject to the same terms and conditions as were applicable to such Legacy BlackSky RSU Award.
Each warrant exercisable for shares of Legacy BlackSky common stock and Legacy BlackSky preferred stock (each a “Legacy BlackSky Warrant”) that was outstanding and unexercised as of immediately prior to the Effective Time was (i) automatically exercised in accordance with its terms immediately prior to the Effective Time if such Legacy BlackSky Warrant provided that it would be automatically exercised in connection with the merger (an “Exercising Legacy BlackSky Warrant”), (ii) automatically terminated in accordance with its terms immediately prior to the Effective Time if such Legacy BlackSky Warrant provided that it would be automatically terminated if not exercised prior to the Effective Time (a “Terminating Legacy BlackSky Warrant”) or (iii) assumed by the Company and converted into a warrant to acquire Class A Common Stock if the Legacy BlackSky Warrant was not a Terminating Legacy BlackSky Warrant or Exercising Legacy BlackSky Warrant.
Concurrently with the execution of the Merger Agreement, on September 9, 2021, a number of third party purchasers (the “Third Party PIPE Investors”) and certain directors and officers of Osprey (the “Insider PIPE Investors”, and together with the Third Party PIPE Investors”, the “PIPE Investors”) purchased from the Company an aggregate of 18,000,000 newly-issued shares of Class A Common Stock (the “PIPE Investment”), for a purchase price of $10.00 per share and an aggregate purchase price of $180.0 million (the “PIPE Shares”), each pursuant to a separate subscription agreement (each, a “Subscription Agreement”), entered into effective as of February 17, 2021. Pursuant to the Subscription Agreements, the Company gave certain registration rights to the Third Party PIPE Investors with respect to their PIPE Shares. The sale of the PIPE Shares was consummated concurrently with the closing of the merger (the “Closing”). The Company entered into Registration Rights Agreements with the Insider PIPE Investors, directors, officer and certain stockholders of the Company, providing for certain registration rights to those parties.
As previously disclosed in the September 1, 2021 Current Report on Form
8-K,
Legacy BlackSky and Palantir Technologies, Inc. (“Palantir”) entered into a multi-year strategic partnership. As part of the partnership, Palantir purchased from Osprey an aggregate of 800,000 shares of Class A Common Stock, for a purchase price of $10.00 per share and an aggregate purchase price of $8,000,000 (the “Palantir Shares”) pursuant to a subscription agreement (the “Palantir Subscription Agreement”) that closed on September 13, 2021. Pursuant to the Palantir Subscription Agreement, Osprey gave certain registration rights to Palantir with respect to the Palantir Shares.
Also as previously disclosed in the September 1, 2021 Current Report on Form
8-K,
Legacy BlackSky and Palantir entered into a software subscription agreement (the “Palantir Master Subscription Agreement”) which grants Legacy BlackSky access to Palantir Foundry, an enterprise platform run by Palantir. Pursuant to the terms of the Palantir Master Subscription Agreement, in exchange for receipt of the Palantir products, Legacy BlackSky is required to pay fees to Palantir for an aggregate payment of $8,000,000.
As of the open of trading on September 10, 2021, the Class A Common Stock and warrants (the “Warrants”), formerly those of Osprey, began trading on the New York Stock Exchange under the symbols “BKSY” and “BKSY.W”, respectively.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	Subject to Completion	October 22, 2021
106,399,253 Shares of Class A Common Stock
8,325,000 Warrants

This prospectus relates to the registration of the Class A Common Stock, par value $0.0001 per share (the “Class A Common Stock”), of BlackSky Technology Inc. and warrants to purchase shares of Class A Common Stock of BlackSky Technology Inc. as described herein.
This prospectus relates to the offer and sale by us of: (i) 8,325,000 shares of Class A Common Stock issuable upon the exercise of 8,325,000 private placement warrants held by Osprey Sponsor II, LLC, a Delaware limited liability company (the “Sponsor”), 4,162,500 of which are exercisable at a price of $11.50 per share and 4,162,500 of which will not be exercisable unless and until the date that the Company’s Class A Common Stock shall reach a trading price of $20.00 per share on the New York Stock Exchange and are then exercisable at a price of $20.00 per share (collectively, the “Private Placement Warrants”), (ii) 15,812,500 shares of Class A Common Stock issuable upon the exercise of 15,812,500 warrants, exercisable at a price of $11.50 per share (the “Public Warrants”, and collectively with the Private Placement Warrants, the “Warrants”) and (iii) 5,725,772 shares of Common Stock reserved for issuance upon the exercise of certain outstanding options and warrants to purchase Class A Common Stock and vesting of restricted stock units for Class A Common Stock.
This prospectus also relates to the resale from time to time by the selling securityholders named in this prospectus or their permitted transferees (the “Selling Securityholders”) of: (i) 62,938,725 shares of Class A Common Stock consisting of (a) 49,764,934 shares of Class A Common Stock beneficially owned by certain former stockholders of BlackSky Holdings, Inc. (“Legacy BlackSky” and such shares, the “Legacy BlackSky Shares”), (b) 3,497,461 shares of Class A Common Stock issuable to certain former Legacy BlackSky stockholders upon the vesting of restricted stock units (such shares, the “Legacy BlackSky RSU Shares”), (c) 1,770,080 shares of Class A Common Stock issuable to a former Legacy BlackSky stockholder upon the exercise of a warrant (such shares, the “Legacy BlackSky Warrant Shares”), (d) 1,843,500 shares of Class A Common Stock owned by JANA Capital LLC (the “JANA Capital Founder Shares”), and (e) 6,062,750 shares of Class A Common Stock issued to the Sponsor and certain affiliates of the Sponsor (the “Founder Shares” and, together with the Legacy BlackSky Shares, the Legacy BlackSky RSU Shares and the JANA Capital Founder Shares, the “Affiliated Shares”); (ii) 18,000,000 shares of Class A Common Stock purchased at Closing by a number of subscribers pursuant to separate PIPE Subscription Agreements (the “PIPE Shares”); (iii) 800,000 shares of Class A Common Stock purchased by Palantir at Closing pursuant to the Palantir Subscription Agreement (the “Palantir Shares”); (iv) 8,325,000 shares of Class A Common Stock issuable upon the exercise of 8,325,000 Private Placement Warrants; (v) 8,325,000 Private Placement Warrants purchased by the Sponsor in connection with Osprey’s initial public offering) and (vi) 523,028 shares of Class A Common Stock consisting of (a) 309,862 shares of Class A Common Stock issuable upon the exercise of 309,862 options at a weighted average exercise price of $1.5282, (b) 148,369 shares of Class A Common Stock issuable upon the vesting of restricted stock units, and (c) 64,797 shares of Class A Common Stock (such shares underlying options and restricted stock units and shares of Class A Common Stock, the “Legacy BlackSky Equity Awards”).
The Selling Securityholders may sell any, all or none of the securities and we do not know when or in what amount the Selling Securityholders may sell their securities hereunder following the date of this prospectus. The Selling Securityholders may sell the securities described in this prospectus in a number of different ways and at varying prices. We provide more information about how the Selling Securityholders may sell their securities in the section titled “
Plan of Distribution
” appearing elsewhere in this prospectus.
We will not receive any of the proceeds from the sale of the securities by the Selling Securityholders. We will receive proceeds from the exercise of the Warrants if the Warrants are exercised for cash and from the exercise of the Legacy BlackSky Equity Awards. We will pay the expenses associated with registering the sales by the selling securityholders, as described in more detail in the section titled “
Use of Proceeds
” appearing elsewhere in this prospectus.
Of the 90,586,753 shares of Class A Common Stock that may be offered or sold by the Selling Securityholders identified in this prospectus, certain of our Selling Securityholders are subject to lock-up
restrictions with respect to 67,624,253 of those shares, pursuant to our bylaws and/or other agreements further described in the sections titled “
Certain Relationships, Related Party and Other Transactions
” appearing elsewhere in this prospectus.
Our Class A Common Stock is listed on The New York Stock Exchange (“NYSE”) under the symbol “BKSY” and our Public Warrants are listed on the NYSE under the symbol “BKSY.W.” On October 21, 2021, the last quoted sale price for our Class A Common Stock as reported on NYSE was $9.96 per share and the last quoted sale price for our Public Warrants as reported on NYSE was $1.3977 per warrant.
We are an “emerging growth company,” as defined under the federal securities laws, and, as such, may elect to comply with certain reduced public company reporting requirements for future filings.
Investing in our securities involves a high degree of risk. Before buying any securities, you should carefully read the discussion of the risks of investing in our securities in the section titled “
Risk Factors
” beginning on page 10 of this prospectus.
You should rely only on the information contained in this prospectus or any prospectus supplement or amendment hereto. We have not authorized anyone to provide you with different information.
Neither the Securities Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                 , 2021.

You should rely only on the information contained in this prospectus or in any free writing prospectus prepared by us or on our behalf. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

-i-

ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement on Form
S-1
that we filed with the Securities and Exchange Commission (the “SEC”) using the “shelf” registration process. Under this shelf registration process, the selling securityholders hereunder may, from time to time, sell the securities offered by them described in this prospectus. We will not receive any proceeds from the sale by such selling securityholders of the securities offered by them described in this prospectus.
Neither we nor the selling securityholders have authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus or any applicable prospectus supplement or any free writing prospectuses prepared by or on behalf of us or to which we have referred you. Neither we nor the selling securityholders take responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. Neither we nor the selling securityholders will make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.
We may also provide a prospectus supplement or post-effective amendment to the registration statement to add information to, or update or change information contained in, this prospectus. You should read both this prospectus and any applicable prospectus supplement or post-effective amendment to the registration statement together with the additional information to which we refer you in the section of this prospectus titled “
Where You Can Find Additional Information.
”
MARKET AND INDUSTRY DATA
We obtained the industry and market data used throughout this prospectus from our own internal estimates and research, as well as from independent market research, industry and general publications and surveys, governmental agencies, publicly available information and research, surveys and studies conducted by third parties. Internal estimates are derived from publicly available information released by industry analysts and third-party sources, our internal research and our industry experience, and are based on assumptions made by us based on such data and our knowledge of our industry and market, which we believe to be reasonable. In some cases, we do not expressly refer to the sources from which this data is derived. In addition, while we believe the industry and market data included in this prospectus is reliable and based on reasonable assumptions, such data involve material risks and other uncertainties and are subject to change based on various factors, including those discussed in the section entitled “
Risk Factors
.” These and other factors could cause results to differ materially from those expressed in the estimates made by the independent parties or by us.
TRADEMARKS
The BlackSky design logo and the BlackSky mark appearing in this prospectus are the property of BlackSky Global LLC. This document contains references to trademarks and service marks belonging to other entities. Solely for convenience, trademarks and trade names referred to in this prospectus may appear without the
®
or TM symbols, but such references are not intended to indicate, in any way, that the applicable licensor will not assert, to the fullest extent under applicable law, its rights to these trademarks and trade names. We do not intend our use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of it by, any other companies.

-ii-

CERTAIN DEFINED TERMS
Unless the context indicates otherwise, the following terms have the following meanings when used in this prospectus:
“BlackSky” means Legacy BlackSky prior to the Effective Time and the Company as of immediately following the Effective Time.
“Class A Common Stock” means the Company’s Class A common stock, par value $0.0001 per share.
“Closing Date” means September 9, 2021.
“Company” means BlackSky Technology Inc., a Delaware Corporation (f/k/a Osprey Technology Acquisition Corp.)
“Effective Time” means the time at which the merger became effective.
“Legacy BlackSky” means BlackSky Holdings, Inc., a Delaware corporation.
“merger” means the merger of Merger Sub with and into BlackSky, with BlackSky being the surviving corporation.
“Merger Sub” means Osprey Technology Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Osprey.
“NYSE” means the New York Stock Exchange.
“Osprey” means Osprey Technology Acquisition Corp., a Delaware corporation.
“PIPE Investment” means the private placement of 18,000,000 shares of Class A Common Stock to the PIPE Investors on the Closing Date for a purchase price of $10.00 per share pursuant to the Subscription Agreements.
“PIPE Investors” means those certain investors participating in the PIPE Investment pursuant to the Subscription Agreements.
“Private Placement Warrants” means warrants to purchase Class A Common Stock with an exercise price of $11.50 per share, formerly those of Osprey, issued to the Sponsor in connection with Osprey’s initial public offering.
“Public Warrants” means warrants to purchase Class A Common Stock with an exercise price of $11.50 per share, formerly those of Osprey, that trade on the NYSE under the symbol “BKSY.W”.
“Sponsor” means Osprey Sponsor II, LLC.
“Subscription Agreements” means the subscription agreements pursuant to which the PIPE Investment was consummated.
“Warrants” means the Public Warrants and Private Placement Warrants.

-iii-

PROSPECTUS SUMMARY
This summary highlights information contained in greater detail elsewhere in this prospectus. This summary is not complete and does not contain all of the information you should consider in making your investment decision. You should read the entire prospectus carefully before making an investment in our Class A Common Stock. You should carefully consider, among other things, our consolidated financial statements and the related notes and the sections titled “Risk Factors,” “Business,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.
Overview
BlackSky is a leading provider of real-time geospatial intelligence, imagery and related data analytic products and services and mission systems. We monitor activities and facilities worldwide by harnessing the world’s emerging sensor networks and leveraging our own satellite constellation. We process millions of observations from our constellation as well as a variety of space, IoT, and terrestrial based sensors and data feeds. Our on-demand
constellation of satellites can image a location multiple times throughout the day. We monitor for pattern-of-life
anomalies to produce alerts and enhance situational awareness. Our monitoring service is powered by cutting-edge compute techniques including machine learning and artificial intelligence. Our global monitoring solution is available via a simple subscription and requires no IT infrastructure or setup.
Our proprietary satellite constellation enables high-frequency observation of the Earth. Once our constellation is fully deployed with 30 satellites, we anticipate that we will be able to revisit targeted locations on Earth every 30 minutes achieving what we consider to be “real-time” Earth observation. The data we collect from our constellation and other sources populates a proprietary data repository through which our geospatial data and analytics platform derives unique insights and business observations that we deliver to our customers. The combination of our high-revisit small satellite (“smallsat”) constellation with our platform is disrupting the market for geospatial imagery and space-based data and analytics.
Be the First to Know
Our vision is to build the world’s leading geospatial data and analytics platform. We plan to capitalize on a secular market shift away from static/low frequency geospatial solutions toward on-demand
access of real-time geospatial intelligence.
Our mission is to enable our existing and future customers to improve critical outcomes by incorporating BlackSky’s proprietary real-time geospatial intelligence and analytics into their decision-making processes at a lower total cost. We can deliver our proprietary geospatial imagery on demand at a lower cost than legacy providers due to our lower per square kilometer cost and smaller order size.
We were founded in 2014. Our corporate headquarters is located in Herndon, Virginia. Our satellite manufacturing joint venture, LeoStella, a partnership with Thales Alenia Space, is located in Tukwila, Washington.
Our Platform
We have built a constellation of high-resolution, high-revisit low earth orbit (“LEO”) smallsats. Our constellation is optimized to provide high-frequency monitoring of important strategic and economically relevant locations around the world. Unlike legacy imaging satellites, we can collect images throughout the day at high revisit rates, enabling us to see events as they are happening and therefore detect and understand change, and provide critical real-time information to our customers.

Our current constellation consists of six LEO smallsats in commercial operations. We currently collect hundreds of images each day at a revisit rate of two to three times per day. As our satellite constellation grows the amount of data we collect will scale, and we expect our revisit rate will improve.
Our satellite constellation is supported by our proprietary autonomous mission operations software and our global ground station network. Our mission operations software processes tasking requests from our customers and optimizes collection across our constellation. Our customers can task our satellites and request related analytics through our web-based
user interface from their desktops or mobile devices or programmatically through our application programming interface (“API”). In addition, our platform provides autonomous tasking, mission planning, command and control services, health and safety monitoring of our constellation, and automated generation and distribution of image and imagery derived products.
Our platform is built for scalability. We are cloud-based, built on Amazon Web Services. Our platform offers a full software stack that includes a data and sensor integration layer, an extract, transform, load (“ETL”) layer, an analytics layer that hosts our artificial intelligence (“AI”) and machine learning (“ML”) algorithms, an application layer for our customers, an API framework for developers and our global intelligence database that captures sensor data.
Our Key Services and Products
We generate revenue through services offerings, which include imagery services and data, software and analytics, including associated professional services, and product offerings which include engineering and integration.

•	Service Offerings:

•
Imagery Services
: We offer our customers high-revisit,
on-demand
satellite imaging solutions. The combination of our proprietary small satellite constellation and our platform provides our customers with dawn-to-dusk
autonomous tasking, processing and delivery of satellite imagery.

•
Data, Software and Analytics
: Through our platform, we also offer site monitoring and event monitoring services and associated data analytics to help customers interpret the data we generate as well as third party satellite and sensor data that we resell. Our monitoring services are focused on specific sites of interest such as airports, marine ports, mining and energy facilities, transportation infrastructure, rights of way and borders. We provide analytics, reporting, and alerting services on economic or operational activity, crisis events and man-made
or natural changes. Our event monitoring services are continuously processing a wide range of sensor data and news feeds to detect important global activities that are important to our customers. In addition, we provide technology-enabled professional service solutions related to software development and integration, technical feasibility, and data management and analytics services, all designed to help improve the utilization of our core products and services.

•	Product Offerings

•
Engineering and Integration
: We provide engineering and integration services to the customers who are integrating our capabilities into their operations, who need our assistance on strategic research and development or who wish to obtain bespoke space capabilities.

Our Customers
Geospatial intelligence plays an increasingly critical role in decision making for government and commercial organizations. To compete effectively in today’s data-driven market environment, organizations of all sizes and industries face a growing need for timely and affordable geospatial intelligence. To meet these customer demands, next generation geospatial intelligence platforms must have the ability to deliver situational awareness, location intelligence and insights into events and activities as they are happening.

•
Defense
 & Intelligence (“D&I”)
: We sell to multiple U.S. and foreign government agencies that span defense, intelligence, and federal and civilian agencies. Our intelligence customers include the National Geospatial-Intelligence Agency (“NGA”) and the National Reconnaissance Office (“NRO”). We also have contracts across a range of other governmental customers including the Department of Defense customers that include the Air Force, Army, and the Defense Advanced Research Projects Agency (“DARPA”). In addition, we sell directly or through resellers to international government customers in the Middle East, Asia Pacific, and Canada. Our resellers include Apollo Mapping, Astraea Inc., Beattie Geospatial Intelligence Consulting LTD, Bluesky, Hannam Corporation, GeoImage Pty. Ltd., Geospatial Insight Ltd, Geospatial Intelligence Pty Ltd, GTT Netcorp, Intelsat General Communications LLC, Japan Space Imaging Corporation, ST Engineering
Geo-Insights
PTE LTD, Trid Pacific and Ursa Space Systems Inc.

•
Commercial
: Commercial customers represent a small but important portion of our business to date. We intend to expand and scale our sales to commercial customers by targeting a wide range of end markets in which we anticipate rapidly growing demand for geospatial intelligence, including energy and utilities, insurance, mining and manufacturing, agriculture, environmental, engineering and construction, and supply chain.

Our Satellite Constellation
We develop, manufacture and operate a constellation of proprietary smallsats that are purpose-built to serve our mission and that form the foundation of our platform. Our constellation is currently composed of six smallsats in commercial operations that each weigh about 50 kg and are comparable in size to a miniature refrigerator. Our constellation is designed to collect high-revisit, high-resolution imagery from dawn-to-dusk.
Our satellites currently collect imagery at an average resolution of 1.0 meter. Our next generation satellites,
Gen-3,
are designed to deliver 50 cm imaging performance, which we believe satisfies the “sweet spot” of customer demand for imaging applications. The combination of high-resolution smallsats, deployed as a high-revisit and flexible constellation, enables us to generate high-quality, valuable data for our customers and to earn an attractive return on invested capital.
Our smallsats are cost efficient. They are designed from the ground up to optimize performance per unit cost. We can deliver our proprietary geospatial imagery on demand at a lower cost than legacy providers due to our lower per square kilometer cost and smaller order size.
We are vertically integrated and manufacture our satellites through LeoStella, our 50%-owned satellite manufacturing joint venture with Thales Alenia Space, which is itself a joint venture between Thales Group and Leonardo S.p.A. LeoStella facilities are capable of manufacturing 40 satellites per year. Our vertical integration enables us to control our satellites through design, manufacturing and operation. LeoStella also enables us to benefit from a commercial partnership with Thales Alenia Space and to learn from and leverage their manufacturing expertise.
Our Software Stack
We provide our customers with access to our imaging, monitoring, analytics and API services through a proprietary software stack designed to utilize the data we generate and to deliver actionable insights and analytics to our customers. Our platform can process myriad data sources including our smallsat constellation imagery, third-party Internet of Things sensor data and other inputs such as news feeds. Our software stack can compile, analyze and deliver data for various customer applications. We leverage AI and ML to enable our platform to deliver actionable insights and meaningful intelligence data.

We believe that we will benefit from a “flywheel effect” as we continuously expand and enrich our proprietary data repository. As we collect data, we establish a baseline view of important conditions around the world. As our data repository increases, the incremental data we receive becomes more valuable to us because we can compare new data to an increasingly robust baseline awareness that will enable us to detect and understand changes or anomalies.
Our platform is customer-validated and operational after multiple years of development and investment. We have designed our software stack with a strong focus on API compatibility to enable developers to easily integrate our software with our customers’ information technology platforms. We want our customers to be able to access our platform easily and with minimal incremental technology investment. Software development is an important focus for our future as our platform is the key to turning our geospatial images and data into actionable insights that improve and enhance our customers’ business processes and decisions.
Additional Information
Our investor relations website is located at https://ir.blacksky.com/. We use our investor relations website to post important information for investors, including news releases, analyst presentations, and supplemental financial information, and as a means of disclosing material non-public
information and for complying with our disclosure obligations under Regulation FD. Accordingly, investors should monitor our investor relations website, in addition to following press releases, SEC filings and public conference calls and webcasts. We also make available, free of charge, on our investor relations website under the SEC Filings tab, our Annual Reports on
Form 10-K,
Quarterly Reports
on Form 10-Q,
Current Reports on
Form 8-K
and amendments to these reports as soon as reasonably practicable after electronically filing or furnishing those reports to the SEC.
Risk Factors Summary
Our business is subject to numerous risks and uncertainties, including those highlighted in the section titled “
Risk Factors
” immediately following this prospectus summary. The following is a summary of the principal risks we face:

•	We have incurred significant losses each year since our inception, we expect our operating expenses to increase, and we cannot give assurances of our future profitability, if any.

•	If we fail to manage future growth effectively, our business could be harmed.

•	We may not be able to sustain our revenue growth rate in the future.

•
Intelsat has a right of first offer with respect to the sale of BlackSky Holdings, Inc., (which is our subsidiary), which might discourage, delay or prevent a sale of BlackSky Holdings, Inc., and therefore, depress the trading price of our Class A Common Stock.

•
Our ability to grow our business depends on the successful production, launch, commissioning and/or operation of our satellites and related ground systems, software and analytic technologies, which is subject to many uncertainties, some of which are beyond our control.

•
Loss of, or damage to, a satellite and the failure to obtain data or alternate sources of data for our geospatial intelligence, imagery and related data analytic products and services and mission systems may have an adverse impact on our business, financial condition, and results of operations. If our satellites and related equipment have shorter useful lives than we anticipate, we may be required to recognize impairment charges.

•
We have not historically obtained and may not maintain launch or in-orbit
insurance coverage for our satellites to address the risk of potential systemic anomalies, failures, collisions with our satellites or other satellites or debris, or catastrophic events affecting the existing satellite system. If one or more of our launches result in catastrophic failure or one or more of our in-orbit
satellites or payloads fail, and we have not obtained insurance coverage, we could be required to record significant impairment charges for the satellite or payload.

•	Satellites are subject to construction and launch delays, launch failures, damage or destruction during launch, the occurrence of which can materially and adversely affect our operations.

•	If our satellites fail to operate as intended, it could have a material adverse effect on our business, financial condition, and results of operations.

•
The market for geospatial intelligence, imagery and related data analytics has not been established with precision, is still emerging and may not achieve the growth potential we expect or may grow more slowly than expected.

•
Our business is subject to a wide variety of additional extensive and evolving government laws and regulations. Failure to comply with such laws and regulations or failure to satisfy any criteria or other requirement under such laws or regulations could have a material adverse effect on our business.

•
The loss of one or more of our largest customers could adversely affect our results of operations. In addition, if existing customers do not make subsequent purchases from us or renew their contracts with us, our revenue could decline, and our results of operations would be adversely impacted.

•
The majority of our customer contracts may be terminated by the customer at any time for convenience and may contain other provisions permitting the customer to discontinue contract performance, and if terminated contracts are not replaced, our results of operations may differ materially and adversely from those anticipated. In addition, our contracts with government customers often contain provisions with additional rights and remedies favorable to such customers that are not typically found in commercial contracts.

•
Our business with various governmental entities is subject to the policies, priorities, regulations, mandates, and funding levels of such governmental entities and may be negatively or positively impacted by any change thereto.

•	We face risks and uncertainties associated with defense-related contracts, which may have a material adverse effect on our business.

•
Currently we are dependent on LeoStella as the sole manufacturer of our satellites. Any significant disruption to LeoStella’s operations or facilities could have a material adverse effect on our business, financial condition, and results of operations.

•
The market may not accept our geospatial intelligence, imagery and related data analytic products and services and mission systems, and our business is dependent upon our ability to keep pace with the latest technological changes.

•
We rely on the significant experience and specialized expertise of our senior management, engineering, sales and operational staff and must retain and attract qualified and highly skilled personnel in order to grow our business successfully. If we are unable to successfully build, expand, and deploy additional members of our management, engineering, sales and operational staff in a timely manner, or at all, or to successfully hire, retain, train, and motivate such personnel, our growth and long-term success could be adversely impacted.

•	Our technologies contain “open source” software, and any failure to comply with the terms of one or more of these open source licenses could negatively affect our business.

•
We rely on the availability of licenses to third-party technology that may be difficult to replace or that may cause errors or delay implementation of our services should we not be able to continue or obtain a commercially reasonable license to such technology.

Corporate Information
On September 9, 2021 (the “Closing Date”), the Company consummated the merger pursuant to that certain Agreement and Plan of Merger, dated February 17, 2021 (the “Merger Agreement”), by and among Osprey, Merger Sub and Legacy BlackSky following the approval at a special meeting of the stockholders of Osprey held on September 8, 2021 (the “Special Meeting”).
Pursuant to the terms of the Merger Agreement, a business combination between Osprey and Legacy BlackSky was effected through the merger of Merger Sub with and into Legacy BlackSky, with Legacy BlackSky surviving as the surviving company and as a wholly-owned subsidiary of Osprey (together with the other transactions described in the Merger Agreement, the “merger”). On the Closing Date, the registrant changed its name from “Osprey Technology Acquisition Corp.” to “BlackSky Technology Inc.” As of the open of trading on September 10, 2021, the Class A Common Stock of the Company, formerly those of Osprey, began trading on the NYSE under the symbol “BKSY.”
Our principal executive offices are located at 13241 Woodland Park Road, Suite 300, Herndon, VA 20171, and our telephone number is
(571) 267-1571.
Our website address is http://www.blacksky.com. The information on, or that can be accessed through, our website is not part of this prospectus, and you should not consider information contained on our website in deciding whether to purchase shares of our Class A Common Stock. We have included our website address in this prospectus solely as an inactive textual reference.
We use the BlackSky logo and other marks as trademarks in the United States and other countries. This prospectus contains references to our trademarks and service marks and to those belonging to other entities. Solely for convenience, trademarks and trade names referred to in this prospectus, including logos, artwork and other visual displays, may appear without a trademark symbol, but such references are not intended to indicate in any way that we will not assert, to the fullest extent under applicable law, our rights or the rights of the applicable licensor to these trademarks and trade names. We do not intend our use or display of other entities’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of us by, any other entity.
Implications of Being an Emerging Growth Company and a Smaller Reporting Company
We are an emerging growth company as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). We will remain an emerging growth company until the earliest to occur of: the last day of the fiscal year in which we have more than $1.07 billion in annual revenues; the date we qualify as a “large accelerated filer,” with at least $700 million of equity securities held by non-affiliates;
the issuance, in any three-year period, by us of more than $1.0 billion in non-convertible
debt securities; and the last day of the fiscal year ending after the fifth anniversary of Osprey’s initial public offering.
Section 107 of the JOBS Act provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act of 1933, as amended (the “Securities Act”), for complying with new or revised accounting standards. In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with certain other public companies difficult or impossible because of the potential differences in accounting standards used.

Additionally, we are a “smaller reporting company” as defined in Item 10(f)(1) of
Regulation S-K.
Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. We will remain a smaller reporting company until the last day of the fiscal year in which (i) the market value of our ordinary shares held by non-affiliates
exceeds $250 million as of the prior June 30, or (ii) our annual revenue exceeded $100 million during such completed fiscal year and the market value of our ordinary shares held by non-affiliates
exceeds $700 million as of the prior June 30.
Unless expressly indicated or the context requires otherwise, the terms “BlackSky,” “New BlackSky,” the “Company,” the “Registrant,” “we,” “us” and “our” in this prospectus refer to BlackSky Technology Inc., the parent entity formerly named Osprey Technology Acquisition Corp., after giving effect to the merger, and as renamed BlackSky Technology Inc. and where appropriate, our wholly-owned subsidiaries (including Legacy BlackSky).

THE OFFERING
Issuance of Class A Common Stock

Shares of our Class A Common Stock outstanding prior to exercise of all Warrants	115,949,075 shares

Shares of our Class A Common Stock to be issued upon exercise of all Warrants	24,137,500 shares

Exercise price of the Public Warrants	$11.50 per share, subject to adjustment as described herein

Exercise price of the Private Placement Warrants	$11.50 per share for 4,162,500 Private Placement Warrants, subject to adjustment as described herein and $20.00 per share for 4,162,500 Private Placement Warrants, subject to adjustment as described herein

Use of Proceeds	We will receive up to an aggregate of approximately $313,613,021.35 from the exercise of all Warrants, assuming the exercise in full of all of the Warrants for cash and from the exercise of the Legacy BlackSky Equity Awards. We expect to use the net proceeds from the exercise of the Warrants and the Legacy BlackSky Equity Awards for general corporate purposes. See the section titled “
Use of Proceeds
” appearing elsewhere in this prospectus for more information.
Resale of Class A Common Stock and Warrants

Shares of Class A Common Stock offered by the Selling Securityholders hereunder (representing the Affiliated Shares, the PIPE Shares, the Palantir Shares, the shares of Class A Common Stock that may be issued pursuant to the exercise of the Private Placement Warrants and the Legacy BlackSky Equity Awards)
90,586,753 shares

Warrants offered by the Selling Securityholders hereunder (representing the Private Placement Warrants)	8,325,000 Warrants

Redemption	The Warrants are redeemable in certain circumstances. See the section of this prospectus titled “ Description of Capital Stock—Warrants ” for further discussion.

Use of Proceeds	We will not receive any proceeds from the sale of our Class A Common Stock and Warrants offered by the selling securityholders under this prospectus. See the section titled “
Use of Proceeds
” appearing elsewhere in this prospectus for more information.

Risk Factors	See the section titled “
Risk Factors
” beginning on page 10 and other information included in this prospectus for a discussion of factors that you should consider carefully before deciding to invest in our Class A Common Stock and Warrants.

NYSE Symbol	“BKSY” for our Class A Common Stock and “BKSY.W” for our Public Warrants.

Lock-Up Restrictions	Of the 90,586,753 shares of Class A Common Stock that may be offered or sold by Selling Securityholders identified in this prospectus, certain of our Selling Securityholders are subject to lock-up
restrictions with respect to 67,624,253 of those shares, pursuant to our bylaws and/or other agreements further described in the sections titled “
Certain Relationships, Related Party and Other Transactions
” appearing elsewhere in this prospectus.
The number of shares of Class A Common Stock outstanding is based on 115,949,075 shares of Class A Common Stock as of September 15, 2021 and excludes the following, in each case as of September 15, 2021:

•
2,343,528 shares of our Class A Common Stock issuable upon the exercise of outstanding options under the BlackSky 2014 Equity Incentive Plan (the “2014 Plan”), which were assumed by the Company in connection with the merger, with a weighted average exercise price of $0.2577 per share;

•	9,263,224 shares of our Class A Common Stock which are issuable upon vesting of certain restricted stock units granted before the Closing Date;

•
4,162,500 shares of our Class A Common Stock issuable upon the exercise of Private Placement Warrants to purchase shares of our Class A Common Stock outstanding as of September 15, 2021, with an exercise price of $11.50 per share;

•
4,162,500 shares of our Class A Common Stock issuable upon the exercise of Private Placement Warrants to purchase shares of our Class A Common Stock outstanding as of September 15, 2021, with an exercise price of $20.00 per share;

•	15,812,500 Public Warrants to purchase shares of our Class A Common Stock outstanding as of September 15, 2021, with an exercise price of $11.50 per share;

•	1,835,532 warrants to purchase shares of our Class A Common Stock that were issued by Legacy BlackSky with a weighted average exercise price of $0.10965 per share that remain outstanding;

•	15,003,200 shares of our Class A Common Stock reserved for future issuance under our Omnibus Incentive Plan; and

•	3,000,700 shares of our Class A Common Stock reserved for future issuance under our 2021 Employee Stock Purchase Plan (the “ESPP”).

RISK FACTORS
An investment in our Class A Common Stock involves a high degree of risk. In addition to the risk and uncertainties described under the section titled “Cautionary Note Regarding Forward-Looking Statements” you should consider carefully the risks and uncertainties described below, together with all of the other information contained in this prospectus, including our consolidated financial statements and related notes, before deciding to invest in our Class A Common Stock. If any of the following events occur, our business, financial condition and operating results may be materially adversely affected. In that event, the trading price of our Class A Common Stock could decline, and you could lose all or part of your investment. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties that we are unaware of, or that we currently believe are not material, may also become important factors that adversely affect our business or results of operations.
Risks Related to Our Business and Industry
We have incurred significant losses each year since our inception, we expect our operating expenses to increase, and we cannot give assurances of our future profitability, if any.
We have incurred significant losses each year since our inception and we may never achieve or maintain profitability. As of December 31, 2020, we had an accumulated deficit of $224.0 million. As we continue to expand our business, and the breadth of our operations, upgrade our infrastructure, expand into new markets, invest in research and development, invest in sales and marketing, including expanding our sales organization, and incur costs associated with general administration, including expenses related to being a public company and hiring additional employees, we expect that our costs of revenue and operating expenses will continue to increase. As we seek to grow our customer base, we may also incur increased losses because the costs associated with acquiring and growing our customers and with research and development are generally incurred upfront, while our revenue from customer contracts is generally recognized over the contract term. We may not be able to increase our revenue at a rate sufficient to offset increases in our costs of revenue and operating expenses in the near term or at all, which would prevent us from achieving or maintaining profitability in the future. Any failure by us to achieve, and then sustain or increase, profitability on a consistent basis could adversely affect our business, financial condition, and results of operations. If we are unable to become profitable, we may not be able to execute our business plan, our prospects may be harmed, and our stock price may be adversely affected and decline.
If we fail to manage future growth effectively, our business could be harmed.
We have recently experienced rapid growth. We operate in a growing market and have experienced, and may continue to experience, significant expansion of our operations. This growth has placed, and may continue to place, a strain on our employees, management systems, operational, financial, and other resources. As we have grown, we have increasingly managed larger and more complex deployments of satellites and our geospatial intelligence, imagery and related data analytic products and services, and mission systems that include the development, integration, and operations of satellite and ground systems, with a broader base of government and commercial customers. As we continue to grow, we face challenges of integrating, developing, retaining, and motivating a rapidly growing employee base. In the event of continued growth of our operations, our operational resources, including our information technology systems, our employee base, or our internal controls and procedures may not be adequate to support our operations and deployments. Managing our growth may require significant expenditures and allocation of valuable management resources, improving our operational, financial, and management processes and systems, and effectively expanding, training, and managing our employee base. If we fail to achieve the necessary level of efficiency in our organization as it grows, our business, financial condition, and results of operations would be harmed.
In addition, our rapid growth may make it difficult to evaluate our future prospects. Our ability to forecast our future results of operations is subject to a number of uncertainties, including our ability to effectively plan for and model future growth. We have encountered in the past, and may encounter in the future, risks and uncertainties frequently experienced by growing companies with global operations in rapidly changing industries. If we fail to achieve the necessary level of efficiency in our organization as it grows, or if we are not able to accurately forecast future growth, our business, financial condition, and results of operations would be harmed.
We may not be able to sustain our revenue growth rate in the future.
Although our revenue increased in 2020, there can be no assurances that revenue will continue to grow or do so at current rates, and you should not rely on the revenue of any prior quarterly or annual period as an indication of our future performance. Our revenue growth rate may decline in future periods. Many factors may contribute to declines in our revenue growth rate, including increased competition, slowing demand for our geospatial intelligence, imagery and related data analytic products and services, and mission systems that include the development, integration, and operations of satellite and ground systems from existing and new customers, increased regulatory burdens domestically or abroad, a failure by us to continue capitalizing on growth opportunities, terminations of existing contracts by our customers, and the maturation of our business, among others. If our revenue growth rate declines, our business, financial condition, and results of operations could be adversely affected.
The loss of one or more of our largest customers could adversely affect our results of operations. In addition, if existing customers do not make subsequent purchases from us or renew their contracts with us, our revenue could decline, and our results of operations would be adversely impacted.
We are dependent on a small number of customers for a large portion of our revenues. A significant decrease in the sales to or loss of any of our major customers would have a material adverse effect on our business, financial condition, and results of operations. In fiscal 2020, we had five customers that each accounted for more than 10% of our total revenues and in the aggregate, accounted for 74% of our total net revenues. In fiscal 2019, we had four customers that each accounted for more than 10% of our total revenues and in the aggregate, accounted for 69% of our total net revenues. Customers in the defense market generally purchase our services in connection with government programs that have a limited duration, leading to fluctuating sales to any particular customer in this market from year to year. If we lose one or more of our major enterprise or government customers, or if we experience a significant reduction in business from one or more major enterprise or government customers, there is no assurance that we would be able to replace those customers to generate comparable revenue over a short time period, which could harm our operating results and profitability.
We derive a significant portion of our revenue from existing customers that expand their relationships with us. Increasing the size and number of the deployments of our existing customers is a major part of our growth strategy. We may not be effective in executing this or any other aspect of our growth strategy. It is not possible for us to predict the future level of demand from our larger customers for our geospatial intelligence, imagery and related data analytic products and services, and mission systems that include the development, integration, and operations of satellite and ground systems.
Our contract terms with our customers and resellers vary in length, may not provide for automatic renewal and may require the customer or reseller to opt-in
to extend the term. Our customers and resellers have no obligation to renew, upgrade, or expand their contracts with us after the terms of their existing contracts have expired. In addition, many of our customer and reseller contracts permit the customer or reseller to terminate their contracts with us with notice periods of varying lengths. If one or more of our customers or resellers terminate their contracts with us, whether for convenience, for default in the event of a breach by us, or for other reasons specified in our contracts, as applicable; if our customers or resellers elect not to renew their contracts with us; if our customers or resellers renew their contractual arrangements with us for shorter contract lengths; or if our customers or resellers otherwise seek to renegotiate terms of their existing contracts on terms less favorable to us, our business, financial condition, and results of operations could be adversely affected. This adverse impact would be even more pronounced for customers or resellers that represent a material portion of our revenue or business operations.
Our ability to renew or expand our customer relationships may decrease or vary as a result of a number of factors, including our customers’ satisfaction or dissatisfaction with our geospatial data and analytics platform and/or our geospatial intelligence, imagery and related data analytic products and services, and mission systems that include the development, integration, and operations of satellite and ground systems, the frequency and severity of errors or disruptions in our platform and/or our geospatial intelligence, imagery and related data analytic products and services, and mission systems that include the development, integration, and operations of satellite and ground systems, reliability of our satellites and/or our platform, our pricing, the effects of general economic conditions, competitive offerings or alternatives, or reductions in our customers’ spending levels. Our business, financial condition, and results of operations would also be adversely affected if we face difficulty collecting our accounts receivable from our customers or if we are required to refund customer prepayments and deposits.
Achieving renewal or expansion of deployments may require us to increasingly engage in sophisticated and costly sales efforts that may not result in additional sales. In addition, our customers’ decisions to expand the use of our geospatial intelligence, imagery and related data analytic products and services, and mission systems that include the development, integration, and operations of satellite and ground systems depends on a number of factors, including general economic conditions, the functioning of our geospatial intelligence, imagery and related data analytic products and services, and mission systems that include the development, integration, and operations of satellite and ground systems, and our customers’ satisfaction with our geospatial intelligence, imagery and related data analytic products and services, and mission systems that include the development, integration, and operations of satellite and ground systems. If our efforts to expand within our existing customer base are not successful, our business may suffer.
The majority of our customer contracts may be terminated by the customer at any time for convenience and may contain other provisions permitting the customer to discontinue contract performance, and if terminated contracts are not replaced, our results of operations may differ materially and adversely from those anticipated. In addition, our contracts with government customers often contain provisions with additional rights and remedies favorable to such customers that are not typically found in commercial contracts.
The majority of our customer contracts are government contracts, which often contain termination for convenience provisions. Customers that terminate their contracts may also be entitled to a pro rata refund of the amount of the customer deposit for the period of time remaining in the contract term after the applicable termination notice period expires. If a customer were to unexpectedly terminate, cancel, or decline to exercise an option to renew with respect to one or more of our significant contracts, or if a government were to suspend or debar us from doing business with such government, our business, financial condition, and results of operations would be materially harmed.
We rely on the significant experience and specialized expertise of our senior management, engineering, sales and operational staff and must retain and attract qualified and highly skilled personnel in order to grow our business successfully. If we are unable to successfully build, expand, and deploy additional members of our management, engineering, sales and operational staff in a timely manner, or at all, or to successfully hire, retain, train, and motivate such personnel, our growth and long-term success could be adversely impacted.
Our performance is substantially dependent on the continued services and performance of our senior management and our highly qualified team of engineers and data scientists, many of whom have numerous years of experience, specialized expertise in our business, and security clearances required for certain defense projects. If we are not successful in hiring and retaining highly qualified engineers and data scientists, we may not be able to extend or maintain our engineering and data science expertise, and our future product development efforts could be adversely affected. Competition for hiring these employees is intense, especially regarding engineers and data scientists with specialized skills and security clearances required for our business, and we may be unable to hire and retain enough engineers and data scientists to implement our growth strategy.
Certain U.S. government contracts require us, and some of our employees, to maintain national security clearances. Obtaining and maintaining national security clearances for employees involves a lengthy process, and it is difficult to identify, recruit, and retain employees who already hold national security clearances. Further, some of our contracts contain provisions requiring us to staff an engagement with personnel that the customer considers key to our successful performance under the contract. In the event we are unable to provide these key personnel or acceptable substitutions, the customer may terminate the contract. As a result, if we are unable to recruit and retain a sufficient number of qualified employees, we may lose revenue and our ability to maintain and grow our business could be limited.
Our future success also depends on the successful execution of our strategy to increase our sales to existing customers, identify and engage new customers, and enter new U.S. and
non-U.S.
markets will depend, among other things, on our ability to successfully build and expand our sales organization and operations. Identifying, recruiting, training, and managing sales personnel requires significant time, expense, and attention, including from our senior management and other key personnel, which could adversely impact our business, financial condition, and results of operations in the short and long term.
In order to successfully scale our sales model, we must, and we intend to, increase the size of our direct sales force, both in the United States and outside of the United States, to generate additional revenue from new and existing customers. If we do not hire and retain a sufficient number of qualified sales personnel, our future revenue growth and business could be adversely impacted. It may take a significant period of time before our sales personnel are fully trained and productive, and there is no guarantee we will be successful in adequately training and effectively deploying our sales personnel. Our business would be adversely affected if our efforts to build, expand, train, and manage our sales organization are not successful. Any future sales organization changes may result in a temporary reduction of productivity, which could negatively affect our rate of growth. In addition, any significant change to the way we structure the compensation of our sales organization may be disruptive and may affect our revenue growth. If we are unable to attract, hire, develop, retain, and motivate qualified sales personnel, if our new sales personnel are unable to achieve sufficient sales productivity levels in a reasonable period of time or at all, if our marketing programs are not effective or if we are unable to effectively build, expand, and manage our sales organization and operations, our sales and revenue may grow more slowly than expected or materially decline, and our business may be significantly harmed.
Our sales efforts involve considerable time and expense and our sales cycle is often long and unpredictable.
Our results of operations may fluctuate, in part, because of the intensive nature of our sales efforts and the length and unpredictability of our sales cycle. As part of our sales efforts, we invest considerable time and expense evaluating the specific organizational needs of our potential customers and educating these potential customers about the technical capabilities and value of our satellites and our geospatial intelligence, imagery and related data analytic products and services, and mission systems that include the development, integration, and operations of satellite and ground systems. In addition, we have a limited direct sales force, and our sales efforts have historically depended on the significant involvement of our senior management team. The length of our sales cycle tends to be long and varies substantially from customer to customer. Because decisions to purchase our imagery services involve significant financial commitments, potential customers generally evaluate our systems, products and technologies at multiple levels within their organization, each of which often have specific requirements, and typically involve their senior management and multiple internal approvals. We sometimes spend substantial time, effort, and money in our sales efforts without producing any sales. As a result of these and other factors, our sales efforts typically require an extensive effort throughout a customer’s organization, a significant investment of human resources, expense and time, including by our senior management, and there can be no assurances that we will be successful in making a sale to a potential customer. If our sales efforts to a potential customer do not result in sufficient revenue to justify our investments, our business, financial condition, and results of operations could be adversely affected.

We may not be able to convert our orders in backlog into revenue.
Backlog is typically subject to large variations from quarter to quarter and comparisons of backlog from period to period are not necessarily indicative of future revenues. The contracts comprising our backlog may not result in actual revenue in any particular period or at all, and the actual revenue from such contracts may differ from our backlog estimates. The timing of receipt of revenues, if any, on projects included in backlog could change because many factors affect the scheduling of projects. Cancellation of or adjustments to contracts may occur. Additionally, all U.S. government contracts included in backlog may be terminated at the convenience of the U.S. government. If a U.S. government contract is terminated before completion of all of the contracted work, we may not receive all potential revenue from these orders.
The failure to realize all amounts in our backlog could adversely affect our future revenues and gross margins. As a result, our backlog as of any particular date may not be an accurate indicator of our future earnings. Furthermore, the presentation of our financial results requires us to make estimates and assumptions that may affect revenue recognition. In some instances, we could reasonably use different estimates and assumptions, and changes in estimates are likely to occur from period to period. Accordingly, actual results could differ significantly from our estimates.
Our results of operations are subject to fluctuation from period to period and may not be an accurate indication of future performance.
Our quarterly results of operations, including cash flows, have fluctuated significantly in the past and are likely to continue to do so in the future. Accordingly, the results of any one quarter should not be relied upon as an indication of future performance. Our quarterly results, financial position, and operations are likely to fluctuate as a result of a variety of factors, many of which are outside of our control, and as a result, may not fully reflect the underlying performance of our business. Fluctuation in quarterly results may negatively impact the value of our Class A Common Stock. We have presented many of the factors that may cause our results of operations to fluctuate in this “Risk Factors” section. Fluctuations in our results of operations may cause such results to fall below our financial guidance or other projections, or the expectations of analysts or investors, which could cause the trading price of our Class A Common Stock to decline.
Our financial performance is dependent on our ability to generate a sustainable order rate for our geospatial intelligence, imagery and related data analytic products and services, and mission systems that include the development, integration, and operations of satellite and ground systems. This can be challenging and may fluctuate on an annual basis as the number of contracts awarded varies. Many satellite operators in the space data and analytics industry have continued to defer new satellite construction awards to evaluate other competing satellite system architectures and other market factors. If we are unable to win new contracts or execute existing contracts as expected, our business, results of operations and financial position could be further adversely affected.
The timing of our sales and related revenue recognition is difficult to predict because of the length and unpredictability of the sales cycle for our products and services. We are often required to spend significant time and resources to better educate and familiarize potential customers with the value proposition of paying for our products and services. Therefore, our sales cycle is often long and can vary substantially from customer to customer. As a result, large individual sales have, in some cases, occurred in quarters subsequent to those we anticipated, or have not occurred at all. The loss or delay of one or more large sales transactions in a quarter would impact our results of operations and cash flow for that quarter and any future quarters in which revenue from that transaction is lost or delayed. In addition, downturns in new sales may not be immediately reflected in our revenue because we generally recognize revenue over the term of our contracts. The timing of customer billing and payment varies from contract to contract. A delay in the timing of receipt of such collections, or a default on a large contract, may negatively impact our liquidity for the period and in the future. Because a substantial portion of our expenses are relatively fixed in the short-term and require time to adjust, our results of operations and liquidity would suffer if revenue falls below our expectations in a particular period. In addition, our pricing model includes both subscription-based and fixed fee contracts, adding further variability to the timing of our revenue recognition across customer contracts.
Other factors that may cause fluctuations in our quarterly results of operations and financial position include, without limitation, those listed below:

•	the number of satellites in our satellite constellation;

•	unexpected weather patterns, natural disasters or other events that impact image quality or force a cancellation or rescheduling of satellite launches;

•	satellite or geospatial data and analytics platform failures that reduce the planned network size below projected levels, which result in contract delays or cancellations;

•	the cost of raw materials or supplied components for the manufacture and operation of our satellites;

•	the timing and cost of, and level of investment in, research and development relating to our technologies;

•	termination of one or more large contracts by customers, including for convenience;

•	changes in the competitive dynamics of our industry; and

•	general economic, regulatory, and market conditions, including the impact of the COVID-19 pandemic.
The individual or cumulative effects of factors discussed above could result in large fluctuations and unpredictability in our quarterly and annual operating results. As a result, comparing our operating results on a period-to-period basis
may not be meaningful. These factors make it difficult for us to accurately predict financial metrics for any particular period.
The variability and unpredictability of our quarterly results of operations, cash flows, or other operating metrics could also result in our failure to meet our expectations or those of analysts that cover us or investors with respect to revenue or other key metrics for a particular period. If we fail to meet or exceed such expectations for these or any other reasons, the trading price of our Class A Common Stock could fall, and we could face costly lawsuits, including securities class action suits.
We could incur significant unanticipated costs if we do not accurately estimate and execute the costs of fixed-price engagements.
Certain mission systems and solution contracts are fixed-price contracts, rather than contracts in which payment to us is determined on a time and materials or other basis. Our failure to estimate accurately the resources and schedule required for a project, or our failure to complete our contractual obligations in a manner consistent with the project plan upon which our fixed-price contract was based, could adversely affect our overall profitability and could have a material adverse effect on our business, financial condition, and results of operations. We are consistently entering into long-term contracts for large projects that magnify this risk. We have been required to commit unanticipated additional resources to complete certain projects, which has resulted in losses on those contracts. In addition, we may fix the price for some projects at an early stage of the project engagement, which could result in a fixed price that is too low. Therefore, any changes from our original estimates could adversely affect our business, financial condition, and results of operations.
The
global COVID-19 outbreak
has affected our business and operations.
In light of the uncertain and rapidly evolving situation relating to the spread of
COVID-19,
we have taken precautionary measures intended to minimize the risk of the virus to our employees, our customers, and the communities in which we operate, which may negatively impact our business.

We are designated as an “essential critical infrastructure” for national security as defined by the U.S. Department of Homeland Security, and consistent with federal guidelines and with state and local orders to date, our business has continued to operate through the
COVID-19
pandemic. Notwithstanding our continued operations,
COVID-19
has had negative impacts on certain of our operations, our supply chain, vendors, transportation networks and customers, which have reduced certain of our sales and our margins, including as a result of preventative and precautionary measures that we, our suppliers, other businesses, and governments are taking. The
COVID-19
outbreak is a widespread public health crisis that is adversely affecting the economies and financial markets globally. The progression of this pandemic could negatively impact our business or results of operations through the temporary or extended closure of our operating locations or those of our customers or suppliers.
While the
COVID-19
pandemic has provided certain new opportunities for our business to expand, it has also created many negative headwinds that present risks to our business and results of operations. For example, the
COVID-19
pandemic has generally disrupted the operations of our vendors, customers and prospective customers, and may continue to disrupt their operations, including as a result of travel restrictions and/or business shutdowns, uncertainty in the financial markets or other harm to their business and financial results, which could result in a reduction to information technology budgets, delayed purchasing decisions, longer sales cycles, extended payment terms, the timing of payments, and postponed or canceled projects, all of which would negatively impact our business and operating results, including sales and cash flows. We do not yet know the net impact of the
COVID-19
pandemic on our business and cannot guarantee that it will not be materially negative. Although we continue to monitor the situation and may adjust our current policies as more information and public health guidance become available, the ongoing effects of the
COVID-19
pandemic and/or the precautionary measures that we have adopted may create operational and other challenges, any of which could harm our business and results of operations.
Risks Related to Our Satellites and Geospatial Intelligence, Imagery and Analytic Products and Services and Mission Systems
Our ability to grow our business depends on the successful production, launch, commissioning and/or operation of our satellites and related ground systems, software and analytic technologies, which is subject to many uncertainties, some of which are beyond our control.
Our current primary research and development objectives focus on the development of our satellites and our geospatial intelligence, imagery and related data analytic products and services, and mission systems that include the development, integration, and operations of satellite and ground systems. We have limited operational experience with our
Gen-2
satellites, and our
Gen-3
satellites are still in development and may not be completed on time or at all and the costs associated with it may be greater than expected. While we estimate the gross costs associated with designing, building and launching our
Gen-3
satellites will be significant, there can be no assurance that we will complete this on a timely basis, on budget or at all. Design, manufacture and launch of satellite systems are highly complex and historically have been subject to delays and cost over-runs. If we do not complete development of these satellites in our anticipated timeframes or at all, our ability to grow our business will be adversely affected. The successful development, integration, and operations of our satellites and our geospatial intelligence, imagery and related data analytic products and services, and mission systems that include the development, integration, and operations of satellite and ground systems involves many uncertainties, some of which are beyond our control, including, but not limited to:

•	timing in finalizing satellite design and specifications;

•	performance of satellites and our space system meeting design specifications;

•	failure of satellites and our space system as a result of technological or manufacturing difficulties, design issues or other unforeseen matters;

•	engineering and/or manufacturing performance failing or falling below expected levels of output or efficiency;

•	increases in costs of materials;

•	changes in project scope;

•	our ability to obtain additional applicable approvals, licenses or certifications from regulatory agencies, if required, and maintaining current approvals, licenses or certifications;

•	performance of manufacturing facilities that we use despite risks that disrupt productions, such as natural disasters, catastrophic events or labor disputes;

•
performance of a limited number of suppliers for certain raw materials and supplied components, the accuracy of supplier representations as to the suitability of such raw materials and supplied components for our products, and their willingness to do business with us;

•	performance of our internal and third-party resources that support our research and development activities;

•
our ability to protect our intellectual property critical to the design and function of our satellites and our geospatial intelligence, imagery and related data analytic products and services, and mission systems that include the development, integration, and operations of satellite and ground systems;

•	our ability to continue funding and maintaining our research and development activities;

•	successful completion of demonstration missions; and

•	the impact of the COVID-19 pandemic on us, our customers and suppliers, and the global economy.
If any of the above events occur, they could have a material adverse effect on our ability to continue to develop, integrate and operate our satellites and related infrastructure, products and services, which would materially adversely affect our business, financial condition and results of operations.
Loss of, or damage to, a satellite and the failure to obtain data or alternate sources of data for our geospatial intelligence, imagery and related data analytic products and services and mission systems may have an adverse impact on our business, financial condition, and results of operations. If our satellites and related equipment have shorter useful lives than we anticipate, we may be required to recognize impairment charges.
We rely on data collected from a number of sources including data obtained from our satellites and from third parties. We may become unable or limited in our ability to collect such data. For example, satellites can temporarily go out of service and be recovered, or cease to function for reasons beyond our control, including the quality of design and construction, the supply of fuel, the expected gradual environmental degradation of solar panels, the durability of various satellite components and the orbits and space environments in which the satellites are placed and operated. Electrostatic storms, collisions with other objects (including, but not limited to, space debris and other spacecrafts) or actions by malicious actors, including cyber related, could also damage the satellites and subject us to liabilities for any damages caused to other spacecrafts. Additionally, in certain instances, governments may discontinue for periods of time the access to or operation of a satellite for any particular area on the Earth and for various reasons may not permit transmission of certain data, whether from a satellite owned by the government or not.
Satellites can experience malfunctions, commonly referred to as anomalies, which have occurred and may occur in the future in our satellites. Any single anomaly could materially and adversely affect our ability to utilize the satellite. Anomalies may also reduce the expected capacity, commercial operation and/or useful life of a satellite, thereby reducing the revenue that could be generated by that satellite or create additional expenses due to the need to provide replacement or back-up
satellites or satellite capacity earlier than planned and could have a material adverse effect on our business. In the past, we have had a satellite that never went into commercial operations as a result of anomalies. Further, on May 15, 2021, a Rocket Lab Electron rocket carrying two of our satellites suffered a failure during flight, preventing a successful deployment of our satellites resulting in the loss of both satellites. In addition, if a satellite experiences a malfunction, our backup satellite capacity may be insufficient to meet all of our customers’ needs or cause service interruptions, and we may need to potentially blackout or reduce service to certain customers, which would adversely affect our relationships with our customers and result in loss of revenues. Although we work closely with our satellite manufacturer to determine and eliminate the cause of anomalies in new satellites and provide for redundancies of many critical components in the satellites, we may not be able to prevent the impacts of anomalies in the future.
Satellites have certain redundant systems which can fail partially or in their entirety and accordingly satellites may operate for extended periods without all redundant systems in operation, but with single points of failure. The failure of satellite components could cause damage to or loss of the use of a satellite before the end of its expected operational life. For example, in 2019, we reduced the useful life of one of our operational satellites from three years to 1.5 years to reflect its impaired ability to collect imagery subsequent to launch. Certain of our satellites are nearing the end of their expected operational lives. As satellites near the end of their expected operational lives, we expect the performance of each satellite to decline gradually near the end of its expected operational life. We can offer no assurance that satellites will maintain their prescribed orbits or remain operational and we may not have replacement satellites that are immediately available.
We evaluate our satellites for impairment and test for recoverability whenever events or changes in circumstances indicate that their carrying amount may not be recoverable. Certain of the anomalies previously disclosed may be considered to represent a significant adverse change in the physical condition of a particular satellite. There can be no assurance as to the actual operational life of a satellite or that the operational life of individual components will be consistent with their design life. A number of factors will impact the useful lives of our satellites, including, among other things, the quality of their design and construction, the durability of their component parts and availability of any replacement components, and the occurrence of any anomaly or series of anomalies or other risks affecting the satellites during launch and in orbit. In addition, any improvements in technology may make obsolete our existing satellites or any component of our satellites prior to the end of their lives. If our satellites and related equipment have shorter useful lives than we currently anticipate, this may lead to delays in increasing the rate of our commercial payloads and declines in actual or planned revenues, which would have a material adverse effect on our business, financial condition, and results of operations.
Long-lived assets, including goodwill and intangible assets, are tested annually for impairment in the fourth quarter or whenever there is an indication that an asset may be impaired. Disruptions to our business, unexpected significant declines in our operating results, adverse technological events or changes in the regulatory markets in which we operate may result in impairment charges to our tangible and intangible assets. Any future impairment charges could substantially affect our reported results.
Our business involves significant risks and uncertainties that may not be covered by insurance.
We endeavor to obtain insurance coverage from established insurance carriers to cover certain risks and liabilities related to our business. However, the amount of insurance coverage that we maintain may not be adequate to cover all claims or liabilities. Existing coverage may be canceled while we remain exposed to the risk and it is not possible to obtain insurance to protect against all operational risks, natural hazards and liabilities.
Although we maintain insurance policies, we cannot provide assurance that this insurance will be adequate to protect us from all material judgments and expenses related to potential future claims or that these levels of insurance will be available in the future at economical prices or at all. A successful liability claim could result in substantial cost to us. Even if we are fully insured as it relates to a claim, the claim could nevertheless diminish our brand and divert management’s attention and resources, which could have a negative impact on our business, financial condition, and results of operations.
In addition, even though we carry business interruption insurance policies, any business interruption losses could exceed the coverage available or be excluded from our insurance policies. Any disruption of our ability to operate our business could result in a material decrease in our revenues or significant additional costs to replace, repair or insure our assets, which could have a material adverse impact on our business, financial condition, and results of operations.
We have not historically obtained and may not maintain launch or in-orbit
insurance coverage for our satellites to address the risk of potential systemic anomalies, failures, collisions with our satellites or other satellites or debris, or catastrophic events affecting the existing satellite system. If one or more of our launches result in catastrophic failure or one or more of our in-orbit
satellites or payloads fail, and we have not obtained insurance coverage, we could be required to record significant impairment charges for the satellite or payload.
We have not historically obtained and may not maintain launch or in-orbit
insurance coverage for our satellites to address the risk of potential systemic anomalies, failures, collisions with our satellites or other satellites or debris, or catastrophic events affecting the existing satellite system. If one or more of our in-orbit
uninsured satellites or payloads fail, or one or more of our uninsured satellites is destroyed during failed launch, we could be required to record significant impairment charges for the satellite or payload. We may review the purchase of launch insurance on a case by case basis evaluating the launch history of our launch provider, number of satellites to be deployed on the launch vehicle, the status of our constellation, our ability to launch additional satellites in the near term, and the cost of insurance, among other factors. As a result of our case by case evaluation process, we have procured launch insurance for our next four upcoming launches, which policies are subject to the typical terms and conditions regarding, among other things, cancellation and scope of coverage. We do not maintain third-party liability insurance with respect to our satellites. Accordingly, we currently have no insurance to cover any third-party damages that may be caused by any of our satellites, including personal and property insurance. If we experience significant uninsured losses, such events could have a material adverse impact on our business, financial condition and results of operations.
Satellites are subject to construction and launch delays, launch failures, damage or destruction during launch, the occurrence of which can materially and adversely affect our operations.
Delays in the construction of future satellites and the procurement of requisite components and launch vehicles, limited availability of appropriate launch windows, possible delays in obtaining regulatory approvals, satellite damage or destruction during launch, launch failures, or incorrect orbital placement could have a material adverse effect on our business, financial condition, and results of operations. The loss of, or damage to, a satellite due to a launch failure could result in significant delays in anticipated revenue to be generated by that satellite and/or significant impairment charges. For example, in 2019, one of our two satellites was damaged during launch commissioning, which resulted in an impairment loss of $6.6 million, the full carrying value of the satellite. Also, on May 15, 2021, a Rocket Lab Electron rocket carrying two of our satellites suffered a failure during flight, resulting in the loss of both satellites, which resulted in an impairment loss of $18.3 million, the full carrying value of the satellites. Any significant delay in the commencement of service of a satellite could delay or potentially permanently reduce the revenue anticipated to be generated by that satellite. In addition, if the loss of a satellite were to occur, we may not be able to accommodate affected customers with our other satellites or data from another source until a replacement satellite is available, and we may not have on hand, or be able to obtain in a timely manner, the necessary funds to cover the cost of any necessary satellite replacement. An extended launch delay beyond planned contingency, launch failure, underperformance, delay or perceived delay could have a material adverse effect on our business prospects, financial condition, and results of operations.
If our satellites fail to operate as intended, it could have a material adverse effect on our business, financial condition and results of operations.
The manufacturing, testing, launching and operation of satellites involves complex processes and technology. Our satellites employ advanced technologies and sensors that are exposed to severe environmental stresses that have and could affect the performance of our satellite. Hardware component problems could lead to deterioration in performance or loss of functionality of a satellite. In addition, human operators may execute improper implementation commands that may negatively impact a satellite’s performance. Exposure of our satellites to an unanticipated catastrophic event, such as a meteor shower or a collision with space debris, could reduce the performance of, or completely destroy, the affected satellite. Even if a satellite is operated properly, minor technical flaws in the satellite’s sensors could significantly degrade their performance, which could materially affect our ability to collect imagery and market our products and services successfully.
We cannot provide assurances that our satellites will continue to operate successfully in space throughout their expected operational lives. Even if a satellite is operated properly, technical flaws in that satellite’s sensors or other technical deficiencies or anomalies could significantly hinder its performance, which could materially affect our ability to collect imagery and market our products and services successfully. While certain software deficiencies may be corrected remotely, most, if not all, of the satellite anomalies or debris collision damage cannot be corrected once the satellites are placed in orbit. Further, although we have some ability to actively maneuver our satellites to avoid potential collisions with space debris or other spacecraft, this ability is limited by, among other factors, uncertainties and inaccuracies in the projected orbit location of and predicted conjunctions with debris objects tracked and cataloged by the U.S. government. Additionally, some space debris is too small to be tracked and therefore its orbital location is completely unknown; nevertheless, this debris is still large enough to potentially cause severe damage or a failure of our satellites should a collision occur.
If we suffer a partial or total loss of a deployed satellite, we could need a significant amount of time and could incur substantial expense to replace that satellite. We may experience other problems with our satellites that may reduce their performance. During any period of time in which a satellite is not fully operational, we may lose most or all of the revenue that otherwise would have been derived from that satellite. Our inability to repair or replace a defective satellite or correct any other technical problem in a timely manner could result in a significant loss of revenue. If a satellite experiences a significant anomaly such that it becomes impaired or is no longer functional, it could significantly impact our business, prospects and profitability.
The market for geospatial intelligence, imagery and related data analytics and mission systems has not been established with precision, is still emerging and may not achieve the growth potential we expect or may grow more slowly than expected.
The market for geospatial intelligence, imagery and related data analytics and mission systems has not been established with precision as the commercialization of space is a relatively new development and is rapidly evolving. Our views of the total addressable market are based on a number of third-party reports which may or may not accurately reflect future market size and growth. As a result, our views of the total addressable market may prove to be incorrect.
The market may not accept our geospatial intelligence, imagery and related data analytic products and services and mission systems, and our business is dependent upon our ability to keep pace with the latest technological changes.
The market for our geospatial intelligence, imagery and related data analytic products and services and mission systems is characterized by rapid technological change and evolving industry standards. Failure to respond in a timely and cost-effective way to these technological developments would result in serious harm to our business and operating results. We have derived, and we expect to continue to derive, a substantial portion of our revenues from providing geospatial intelligence, imagery and related data analytic products and services and mission systems that are based upon today’s leading technologies and that are capable of adapting to future technologies. As a result, our success will depend, in part, on our ability to develop and market service offerings that respond in a timely manner to the technological advances and needs of our customers, and evolving industry standards.

We believe that, in order to remain competitive in the future, we will need to continue to invest significant financial resources to develop new offerings and technologies or to adapt or modify our existing offerings and technologies, including through internal research and development, acquisitions and joint ventures or other teaming arrangements. These expenditures could divert our attention and resources from other projects, and we cannot be sure that these expenditures will ultimately lead to the timely development of new offerings and technologies or identification of and expansion into new markets. Due to the design complexity of our products, we may, in the future, experience delays in completing the development and introduction of new products. Any delays could result in increased costs of development or deflect resources from other projects. In addition, there can be no assurance that the market for our geospatial intelligence, imagery and related data analytic products and services and mission systems will develop or continue to expand or that we will be successful in newly identified markets as we currently anticipate. The failure of our technology to gain market acceptance could significantly reduce our revenues and harm our business. Market acceptance of our commercial high-resolution imagery and related products and services depends on a number of factors, including the quality, scope, timeliness, sophistication, price and the availability of substitute products and services. We cannot be sure that our competitors will not develop competing technologies that gain market acceptance in advance of our technologies or develop technologies that better meet the needs of our customers. The possibility exists that our competitors might develop new technology or offerings that might cause our existing technology and offerings to become obsolete. If we fail to develop, manufacture, and market innovative technologies or services that meet customers’ requirements or our technologies and services fail to achieve market acceptance more rapidly as compared to our competitors, our ability to procure new contracts could be negatively impacted and our business may not continue to grow in line with historical rates or at all. If we are unable to achieve sustained growth, we may be unable to execute our business strategy, expand our business or fund other liquidity needs and our business, financial condition, and results of operations could be materially and adversely affected.
Currently we are dependent on LeoStella as the sole manufacturer of our satellites. Any significant disruption to LeoStella’s operations or facilities could have a material adverse effect on our business, financial condition, and results of operations.
In 2018, we formed LeoStella, a joint venture owned
50-50
between us and Thales Alenia Space US Investment LLC (“Thales”). LeoStella currently manufactures our
Gen-2
satellites, is assisting with the design of our
Gen-3
satellites and has certain exclusivity and/or right of first refusal and right of last offer rights with respect to the supply of our satellites and certain related services to us, subject to certain exceptions. Our ability to execute our business strategy and grow our satellite constellation depends on efficient, proper, and uninterrupted operations at our satellite manufacturers. A significant disruption to our satellite manufacturers could have a material adverse effect on our business, financial condition and results of operations.
Our reliance on our satellite manufacturers poses a number of risks, including lack of control over the manufacturing process and ultimately over the quality and timing of delivery of our satellites. An infrastructure failure at a manufacturer’s facilities could result in the destruction of satellites under construction or inventory, manufacturing delays or additional costs incurred. LeoStella has limited operations and does not currently maintain back-up
manufacturing facilities or operations. In addition, our arrangement with LeoStella limits our ability to use an alternative manufacturer for our satellites. A change in our relationship with LeoStella could result in a material adverse effect on our business, financial condition, and results of operations. A decision to change manufacturers would result in longer times for design and production as we develop relationships with new suppliers.
We are dependent on third parties to transport and launch our satellites into space and any delay could have a material adverse impact to our business, financial condition, and results of operations.
Currently there are only a handful of companies who offer launch services, and if this sector of the space industry does not grow or there is consolidation among these companies, we may not be able to secure space on a launch vehicle or such space may be more costly.

We are dependent on third-parties to transport our satellites and ground station equipment around the world and to launch and deliver our satellites into space. We are subject to timely and affordable access to launch services that meet our business and technical requirements for our constellation. If the number of companies offering launch services or the number of launches does not grow in the future or there is a consolidation among companies who offer these services, this could result in a shortage of space on these launch vehicles, which may cause prices to increase or cause delays in our launch schedule. Additionally, a shortage of transportation providers for our satellites and ground station equipment may cause our costs to increase, delays in our ability to launch our satellites, gaps in our service coverage and adversely affect our ability to meet customer demand. Any of these situations could have a material adverse effect on our business, financial condition, and results of operations.
Further, in the event that a launch is delayed, our timing for recognition of revenue may be impacted depending on the length of the delay and the nature of our customer contracts. While such delays are common in the space industry, any delay in a launch could result in a delay in recognizing revenue which could materially impact our financial statements or result in negative impacts to our earnings during a specified time period, which could have a material effect on our business, financial condition, and results of operations.
Prolonged unfavorable weather conditions could negatively impact our operations.
In order for satellites to collect and deliver imagery effectively, the satellite must be able to view the desired area on a certain day at a certain time as it passes overhead. Adverse weather conditions, such as clouds or haze, may prevent satellites from collecting data and imagery or could cause the satellite to experience technical difficulties communicating with the ground terminals or collecting imagery in the same quality or volume that was intended. In addition, space weather, such as solar flares, could take our satellites out of orbit, disrupt our ground communication networks and affect the decay rate of our satellites. The occurrence of any of the foregoing could result in lengthy interruptions in our services and/or damage our reputation, which could have a material adverse effect on our business, financial condition, and results of operations.
We face intense competition that may cause us to have to either reduce our prices for geospatial intelligence, imagery and related data analytic products and services and mission systems or to lose market share.
We operate in highly competitive industries and many of our competitors are larger and have substantially greater resources than we have. Our products and services compete with satellite and aerial imagery and related products and services offered by a range of private and government providers. Our current or future competitors may have superior technologies or greater financial, personnel and other resources than we have. The value of our geospatial intelligence, imagery and related data analytic products and services, and mission systems that include the development, integration, and operations of satellite and ground systems may also be diluted by related products and services that are available free of charge.
Competition in our imagery services business is highly diverse, and while our competitors offer different products, there is often competition for contracts that are part of governmental budgets. Our major existing and potential competitors for our geospatial intelligence, imagery and related data analytic products and services, and mission systems that include the development, integration, and operations of satellite and ground systems include commercial satellite imagery companies, state-owned imagery providers, aerial imagery companies, free sources of imagery and unmanned aerial vehicles. We also face competition from companies that provide geospatial data analytic information and services to the U.S. government, including defense prime contractors.
Our competitors or potential competitors could, in the future, offer satellite-based imagery or other products and services with more attractive features than our products and services. The emergence of new remote imaging technologies or the continued growth of low-cost
imaging satellites, could negatively affect our marketing efforts. More importantly, if competitors develop and launch satellites or other imagery-content sources with more advanced capabilities and technologies than ours, or offer products and services at lower prices than ours, our business and results of operations could be harmed. Due to competitive pricing pressures, such as new product introductions by us or our competitors or other factors, the selling price of our products and services may further decrease. If we are unable to offset decreases in our average selling prices by increasing our sales volumes or by adjusting our product mix, our revenue and operating margins may decline and our financial position may be harmed.
The U.S. government and foreign governments may develop, construct, launch and operate their own imagery satellites, which could reduce their need to rely on us and other commercial suppliers. In addition, such governments could sell or provide free of charge Earth imagery from their satellites and thereby compete with our geospatial intelligence, imagery and related data analytic products and services, and mission systems that include the development, integration, and operations of satellite and ground systems. Also, governments may at times make our imagery freely available for humanitarian purposes, which could impair our revenue growth with non-governmental
organizations.
In addition, some of our foreign competitors currently benefit from, and others may benefit in the future from, subsidies and other protective measures by their home countries where governments are providing financial support, including significant investments in the development of new technologies. Government support of this nature greatly reduces the commercial risks associated with satellite development activities for these competitors. This market environment may result in increased pressures on our pricing and other competitive factors.
Some of our competitors have made or could make acquisitions of businesses that allow them to offer more competitive and comprehensive solutions. As a result of such acquisitions, our current or potential competitors may be able to accelerate the adoption of new technologies that better address customer needs, devote greater resources to bring these products and services to market, initiate or withstand substantial price competition, or develop and expand their product and service offerings more quickly than we do. These competitive pressures in our market or our failure to compete effectively may result in fewer orders, reduced revenue and margins, and loss of market share. In addition, it is possible that industry consolidation may impact customers’ perceptions of the viability of smaller or even mid-size
companies and consequently customers’ willingness to purchase from such firms.
We may not compete successfully against our current or potential competitors. If we are unable to compete successfully, or if competing successfully requires us to take costly actions in response to the actions of our competitors, our business, financial condition, and results of operations could be adversely affected. In addition, companies competing with us may have an entirely different pricing or distribution model. Increased competition could result in fewer customer orders, price reductions, reduced margins, and loss of market share, any of which could harm our business and results of operations.
Issues in the use of artificial intelligence (“AI”) (including machine learning) in our geospatial data and analytics platforms may result in reputational harm or liability.
AI is enabled by or integrated into some of our geospatial data and analytics platforms and is a growing element of our business offerings. As with many developing technologies, AI presents risks and challenges that could affect its further development, adoption, and use, and therefore our business. AI algorithms may be flawed. Datasets may be insufficient, of poor quality, or contain biased information. Inappropriate or controversial data practices by data scientists, engineers, and end-users of
our systems could impair the acceptance of AI solutions. If the recommendations, forecasts, or analyses that AI applications assist in producing are deficient or inaccurate, we could be subjected to competitive harm, potential legal liability, and brand or reputational harm. Some AI scenarios present ethical issues. Though our technologies and business practices are designed to mitigate many of these risks, if we enable or offer AI solutions that are controversial because of their purported or real impact on our financial condition and operations or the financial condition and operations of our customers, we may experience competitive harm, legal liability and brand or reputational harm.

Our products and services are complex and could have unknown defects or errors, which may increase our costs, harm our reputation with customers, give rise to costly litigation, or divert our or our customers’ resources from other purposes. We devote substantial resources to research and development, which could cause our operating results to decline.
Our satellites and component parts, geospatial data and analytics platform, and geospatial intelligence, imagery and related data analytic products and services and mission systems are extremely complex and must operate successfully with complex hardware and software from other vendors. Despite testing, our platform and products have contained defects and errors and may in the future contain defects or errors, or experience performance problems when first introduced, when new versions or enhancements are released, or even after these products have been used by our customers for a period of time. These problems could result in expensive and time-consuming design modifications or warranty charges, delays in the introduction of new products or enhancements, significant increases in our service and maintenance costs, diversion of our personnel’s attention from our product development efforts, exposure to liability for damages, damaged customer relationships, and harm to our reputation, any of which could materially harm our results of operations. In addition, increased development costs could be substantial and could reduce our operating margins.
The existence of any defects, errors, or failures in our products or the misuse of our products could also lead to lawsuits against us, result in injury, death, or property damage, and significantly damage our reputation and support for our products and services in general. Alleviating any of these problems could require additional significant expenditures of our capital and other resources and could cause interruptions, delays, or cessation of our product licenses, which could cause us to lose existing or potential customers and could adversely affect our business, financial condition, results of operations, and growth prospects.
In addition, our products and services integrate a wide variety of other elements, and our products and services must successfully interoperate with products from other vendors and our customers’ internally developed software. As a result, when problems occur for a customer using our products and services, it may be difficult to identify the sources of these problems. The occurrence of software or errors in data, whether or not caused by our products and services, could delay or reduce market acceptance of our products and services and have an adverse effect on our business and financial performance, and any necessary revisions may cause us to incur significant expenses. In addition, we may not deliver or maintain interoperability quickly or cost-effectively, or at all. These efforts require capital investment and engineering resources. If we fail to maintain the compatibility of our products and services with our customers’ network and security infrastructures, our customers may not be able to fully adopt our offerings, and we may, among other consequences, experience reduced demand for our products and services, which could adversely affect our business, financial condition, and results of operations. Further, the incorrect or improper implementation or use of our software, our failure to train customers on how to benefit from full utilization of our platform, or our failure to provide support services to our customers may result in errors or loss of data and as a result, dissatisfied customers, negative publicity, and harm to our reputation and brand, or legal claims against us.
There can be no assurance that we will be successful in developing and marketing, on a timely basis, new products or product enhancements or that the new products will adequately address the changing needs of the marketplace or that we will successfully manage the transition from existing products. There can be no assurance that errors will not be found in any new or enhanced products. Certain products require a higher level of sales and support expertise or external validation. Failure of our sales channel and sales representatives, particularly the independent channel partners, to obtain this expertise and to sell the new product offerings effectively could have an adverse impact on our sales in future periods. We do not have a comprehensive network of resellers, VARs and OEMs and we may not be successful in developing a global sales network with qualified and experienced channel partners. Any of these problems may result in the loss of or delay in customer acceptance, diversion of development resources, damage to our reputation, or increased service costs, any of which could have a material adverse effect on our business, financial position, results of operations and cash flows.

Our revenue, results of operations and reputation may be negatively impacted if our products contain defects or fail to operate in the expected manner.
Our satellites and satellite systems must function under demanding and unpredictable operating conditions and in harsh and potentially destructive environments.
We employ sophisticated design and testing processes and practices, which include a range of stringent factory and on-site
acceptance tests with criteria and requirements that are jointly developed with customers. Our systems may not be successfully implemented, pass required acceptance criteria, or operate or give the desired output, or we may not be able to detect and fix all defects in the satellites and our geospatial intelligence, imagery and related data analytic products and services, and mission systems that include the development, integration, and operations of satellite and ground systems, or resolve any delays or availability issues in the launch services we procure. Failure to do so could result in increased costs, lost revenue and damage to our reputation, termination of contracts for convenience or default, and may adversely affect our ability to win new contract awards, all of which could have a material adverse effect on our financial results.
We often rely on a limited number of vendors to provide certain key raw materials, supplied components, products or services and the inability of these key vendors to meet our needs could have a material adverse effect on our business.
Many raw materials and components, particularly for the construction of satellites and management of certain remote ground terminals and direct access facilities, are procured or subcontracted on a single or sole-source basis. If a sole source supplier cannot meet our needs or is otherwise unavailable, we may be unable to find a suitable alternative. Our ability to manage inventory and meet delivery requirements may be constrained by our suppliers’ inability to scale production and adjust delivery of long-lead time products during times of volatile demand. Our inability to fill our supply needs would jeopardize our ability to fulfill obligations under commercial and government contracts, which could, in turn, result in reduced sales, contract penalties or terminations and damage to customer relationships and could have a material adverse effect on our business, financial condition, results of operations, or cash flows.
In addition, manufacturing of our satellites depends on specific technologies and companies for which there may be a limited number of vendors. If these vendors are unable to meet our needs because they fail to perform adequately, are unable to match new technological requirements or problems, or are unable to dedicate engineering and other resources necessary to provide the services contracted for, our business, financial condition, and results of operations may be adversely affected. While alternative sources for these key raw materials, supplied components, products, services, and technologies may exist, we may not be able to develop these alternative sources quickly and cost-effectively, which could materially impair our ability to operate our business. Furthermore, these vendors may request changes in pricing, payment terms or other contractual obligations, which could cause us to make substantial additional investments. Moreover, the imposition of tariffs or import/export restrictions on raw materials or supplied components could have a material adverse effect on our operations.
We have in the past experienced and may in the future experience delays in manufacturing or operation as we go through the requalification process with any replacement third-party supplier, as well as the limitations imposed by the ITAR, EAR, or other restrictions on transfer of sensitive technologies.
We have limited experience with respect to determining the optimal prices and pricing structures for our products and services.
We expect that we may need to change our pricing model from time to time, including as a result of competition, global economic conditions, reductions in our customers’ spending levels generally, changes in product mix, pricing studies or changes in how information technology infrastructure is broadly consumed.

Similarly, as we introduce new products and services, or as a result of the evolution of our existing products and services, we may have difficulty determining the appropriate price structure for our products and services. In addition, as new and existing competitors introduce new products or services that compete with ours, or revise their pricing structures, we may be unable to attract new customers at the same price or based on the same pricing model as we have used historically. Moreover, as we continue to target selling our products and services to larger organizations, these larger organizations may demand substantial price concessions. As a result, we may be required from time to time to revise our pricing structure or reduce our prices, which could adversely affect our business, financial condition, and results of operations.
Any failure to offer high-quality technical support may harm our relationships with our customers and have a negative impact on our business and financial condition.
Our customers depend on our customer support team to resolve technical and operational issues relating to our products and services. Our ability to provide effective customer support is largely dependent on our ability to attract, train, and retain qualified personnel with experience in supporting customers with products and services such as ours. The number of our customers has grown significantly and that has and will put additional pressure on our customer support team. We may be unable to respond quickly enough to accommodate short-term increases in customer demand for technical support. We also may be unable to modify the scope and delivery of our technical support to compete with changes in the technical support provided by our competitors. Increased customer demand for support, without corresponding revenue, could increase costs and negatively affect our operating results. In addition, as we continue to grow our operations and expand internationally, we need to be able to provide efficient customer support that meets our customers’ needs globally at scale and our customer support team will face additional challenges, including those associated with delivering support, training, and documentation in languages other than English. If we are unable to provide efficient customer support globally at scale, our ability to grow our operations may be harmed and we may need to hire additional support personnel, which could negatively impact our operating results. In addition, we provide self-service support resources to our customers. Some of these resources rely on engagement and collaboration with other partners. If we are unable to continue to develop self-service support resources that are easy to use and that our customers utilize to resolve their technical issues, customers may continue to direct support requests to our customer support team instead of relying on our self-service support resources and our customers’ experience with our geospatial data and analytics platform may be negatively impacted. Any failure to maintain high-quality support, or a market perception that we do not maintain high-quality support, could harm our reputation, our ability to sell our products and services to existing and prospective customers, and our business, financial condition, and results of operations.
If we fail to meet our service level commitments, our business, results of operations and financial condition could be adversely affected.
Our agreements with customers and resellers may provide for service level commitments, which contain specifications regarding the availability and performance of our products and services such as assured access and guaranteed capacity. Any failure of or disruption to our infrastructure could impact the performance of our satellites and the availability of our products and services to our customers. If we are unable to meet our stated service level commitments or if we suffer extended periods of poor performance or unavailability of our products and services, we may be contractually obligated to provide affected customers with service credits for future subscriptions, and, in certain cases, face contract termination with refunds of prepaid amounts. If we suffer performance issues or downtime that exceeds the service level commitments under our contracts with our customers, our business, financial condition, and results of operations would be adversely affected.

Natural disasters, unusual weather conditions, epidemic outbreaks, terrorist acts and political events could disrupt our business and satellite launch schedules. Interruption or failure of our infrastructure could hurt our ability to effectively perform our daily operations and provide and produce our products and services, which could damage our reputation and harm our operating results.
We are vulnerable to natural disasters and significant disruptions including tsunamis, floods, earthquakes, fires, water shortages, other extreme or unusual weather conditions, epidemics or pandemics, acts of terrorism or disruptive political events where our facilities or the launch facilities of our transport partners are located, or where are third-party suppliers’ facilities are located, power shortages and blackouts, aging infrastructures and telecommunications failures. Furthermore, climate change has increased, and may continue to increase, the rate, size and scope of these natural disasters. In the event of such a natural disaster or other disruption, we could experience disruptions to our operations or the operations of suppliers, subcontractors, distributors or customers, which could affect our ability to maintain launch schedules or fulfill our customer contracts.
The availability of many of our geospatial intelligence, imagery and related data analytic products and services, and mission systems that include the development, integration, and operations of satellite and ground systems depends on the continuing operation of our satellite operations infrastructure, satellite manufacturing operations, information technology and communications systems. Any downtime, damage to or failure of our systems could result in interruptions in our service, which could reduce our revenues. Our systems are vulnerable to damage or interruption from floods, fires, power loss, aging infrastructure, telecommunications failures, computer viruses, computer denial of service attacks or other attempts to harm our systems. In the event we are unable to collect, process and deliver imagery from our facility, our daily operations and operating results would be materially and adversely affected. In addition, our ground terminal centers are vulnerable to damage or interruption from human error, intentional bad acts, earthquakes, hurricanes, floods, fires, war, terrorist attacks, power losses, hardware failures, systems failures, aging infrastructure, telecommunications failures and similar events. The occurrence of any of the foregoing could result in lengthy interruptions in our services and/or damage our reputation, which could have a material adverse effect on our business, financial condition, and results of operations.
Risks Related to Our Government Contracts
Our business with various governmental entities is subject to the policies, priorities, regulations, mandates, and funding levels of such governmental entities and may be negatively or positively impacted by any change thereto.
We have contracts with the U.S. government, and we may enter into additional contracts with the U.S. government in the future, and this subjects a large part of our business to statutes and regulations applicable to companies doing business with the government, including the Federal Acquisition Regulation (“FAR”). These government contracts customarily contain provisions that give the government substantial rights and remedies, many of which are not typically found in commercial contracts and which are unfavorable to contractors. FAR governs all aspects of government contracting, including contractor qualifications and acquisition procedures. The FAR provisions in U.S. government contracts must be complied with in order for the contract to be awarded and provide for audits and reviews of contract procurement, performance and administration.
For instance, most U.S. government agencies include provisions that allow the government to unilaterally terminate or modify contracts for convenience, and in that event, the counterparty to the contract may generally recover only its incurred or committed costs and settlement expenses and profit on work completed prior to the termination. If the government terminates a contract for default, the defaulting party may be liable for any extra costs incurred by the government in procuring undelivered items from another source.

Government contracts often also contain provisions and are subject to laws and regulations that provide government customers with additional rights and remedies not typically found in commercial contracts. These rights and remedies allow government customers, among other things, to:

•	Terminate existing contracts for convenience with short notice;

•	Reduce orders under or otherwise modify contracts;

•
For contracts subject to the Truth in Negotiations Act, reduce the contract price or cost where it was increased because a contractor or subcontractor furnished cost or pricing data during negotiations that was not complete, accurate, and current;

•
For some contracts, (i) demand a refund, make a forward price adjustment, or terminate a contract for default if a contractor provided inaccurate or incomplete data during the contract negotiation process and (ii) reduce the contract price under triggering circumstances, including the revision of price lists or other documents upon which the contract award was predicated;

•	Cancel multi-year contracts and related orders if funds for contract performance for any subsequent year become unavailable;

•	Decline to exercise an option to renew a multi-year contract;

•
Claim rights in solutions, systems, or technology produced by us, appropriate such work-product for their continued use without continuing to contract for our services, and disclose such work-product to third parties, including other government agencies and our competitors, which could harm our competitive position;

•
Prohibit future procurement awards with a particular agency due to a finding of organizational conflicts of interest based upon prior related work performed for the agency that would give a contractor an unfair advantage over competing contractors, or the existence of conflicting roles that might bias a contractor’s judgment;

•
Subject the award of contracts to protest by competitors, which may require the contracting federal agency or department to suspend our performance pending the outcome of the protest and may also result in a requirement to resubmit offers for the contract or in the termination, reduction, or modification of the awarded contract;

•	Suspend or debar us from doing business with the applicable government; and

•	Control or prohibit the export of our services.
In addition, government contracts normally contain additional requirements that may increase our costs of doing business, reduce our gross margins, and expose us to liability for failure to comply with these terms and conditions. These requirements include, for example:

•	specialized disclosure and accounting requirements unique to government contracts;

•
financial and compliance audits that may result in potential liability for price adjustments, recoupment of government funds after such funds have been spent, civil and criminal penalties, or administrative sanctions such as suspension or debarment from doing business with the U.S. government;

•	public disclosures of certain contract and company information;

•	mandatory socioeconomic compliance requirements, including labor requirements, non-discrimination and affirmative action programs and environmental compliance requirements; and

•	requirements to procure certain materials, components and parts from supply sources approved by the customer.
Government contracts are also generally subject to greater scrutiny by the government, which can initiate reviews, audits and investigations regarding our compliance with government contract requirements. New regulations or procurement requirements (including, for example regulations regarding counterfeit and corrupt parts, supply chain diligence and cybersecurity) or changes to current requirements could increase our costs and risk of non-compliance.
In addition, if we fail to comply with government contracting laws, regulations and contract requirements, our contracts may be subject to termination, and we may be subject to financial and/or other liability under our contracts, the Federal Civil False Claims Act (including treble damages and other penalties), or criminal law. In particular, the False Claims Act’s “whistleblower” provisions also allow private individuals, including present and former employees, to sue on behalf of the U.S. government. Any penalties, damages, fines, suspension, or damages could adversely affect our ability to operate our business and our financial results.
Our role as a contractor to agencies and departments of the U.S. government results in our being routinely subject to investigations and reviews relating to compliance with various laws and regulations, including those associated with organizational conflicts of interest, procurement integrity, bid integrity and claim presentation, among others. These investigations may be conducted without our knowledge. Adverse findings in these investigations or reviews can lead to criminal, civil or administrative proceedings, and we could face civil and criminal penalties and administrative sanctions, including termination of contracts, forfeiture of profits, suspension of payments, fines and suspension or debarment from doing business with U.S. government agencies. In addition, we could suffer serious harm to our reputation and competitive position if allegations of impropriety were made against us, whether or not true. If our reputation or relationship with U.S. government agencies were impaired, or if the U.S. government otherwise ceased doing business with us or significantly decreased the amount of business it does with us, our revenue would decline.
Further, changes in government policies, priorities, regulations, use of commercial data providers to meet U.S. government imagery needs, government agency mandates, funding levels through agency budget reductions, the imposition of budgetary constraints or a decline in government support or deferment of funding for programs in which we or our customers participate could result in contract terminations, delays in contract awards, reduction in contract scope, performance penalties or breaches of our contracts, the failure to exercise contract options, the cancellation of planned procurements and fewer new business opportunities, all of which could negatively impact our business, financial condition, results of operations and cash flows. In addition, continued uncertainty related to recent and future disruptions in U.S. federal government operations, such as government shutdowns, the U.S. budget and/or failure of the U.S. government to enact annual appropriations, such as long-term funding under a continuing resolution, could have a material adverse impact on our revenues, earnings and cash flow and may negatively impact regulatory approvals and guidance that are important to our operations.
We face other risks and uncertainties associated with defense-related contracts, which may have a material adverse effect on our business.
Our geospatial intelligence, imagery and related data analytic products and services, and mission systems that include the development, integration, and operations of satellite and ground systems are incorporated into many different domestic and international defense programs Whether our contracts are directly with the U.S. government, a foreign government, or one of their respective agencies, or indirectly as a subcontractor or team member, our contracts and subcontracts are subject to special risks. For example:

•
Changes in government administration and national and international priorities, including developments in the geo-political
environment, could have a significant impact on national or international defense spending priorities and the efficient handling of routine contractual matters. These changes could have a negative impact on our business in the future.

•
Because we contract to supply goods and services to the U.S. and foreign governments and their prime and subcontractors, we compete for contracts in a competitive bidding process. We may compete directly with other suppliers or align with a prime or subcontractor competing for a contract. We may not be awarded the contract if the pricing or product offering is not competitive, either at our level or the prime or subcontractor level. In addition, in the event we are awarded a contract, we are subject to protests by losing bidders of contract awards that can result in the reopening of the bidding process and changes in governmental policies or regulations and other political factors. In addition, we may be subject to multiple rebid requirements over the life of a defense program in order to continue to participate in such program, which can result in the loss of the program or significantly reduce our revenue or margin from the program. The government’s requirements for more frequent technology refreshes on defense programs may lead to increased costs and lower long term revenues.

•
Consolidation among defense industry contractors has resulted in a few large contractors with increased bargaining power relative to us. The increased bargaining power of these contractors may adversely affect our ability to compete for contracts and, as a result, may adversely affect our business or results of operations in the future.

Our customers include U.S. government contractors who must comply with and are affected by laws and regulations relating to the formation, administration, and performance of U.S. government contracts. In addition, when we contract with the U.S. government, we must comply with these laws and regulations. A violation of these laws and regulations could result in the imposition of fines and penalties to us or our customers or the termination of our or their contracts with the U.S. government. As a result, there could be a delay in our receipt of orders from our customers, a termination of such orders, or a termination of contracts between us and the U.S. government.

•
Certain of our contracts with U.S. and international defense contractors or directly with the U.S. government are on a commercial item basis, eliminating the requirement to disclose and certify cost data. To the extent that there are interpretations or changes in the FAR regarding the qualifications necessary to sell commercial items, there could be a material impact on our business and operating results. For example, there have been legislative proposals to narrow the definition of a “commercial item” (as defined in the FAR) or to require cost and pricing data on commercial items that could limit or adversely impact our ability to contract under commercial item terms. Changes could be accelerated due to changes in our mix of business, in federal regulations, or in the interpretation of federal regulations, which may subject us to increased oversight by the Defense Contract Audit Agency (“DCAA”) for certain of our products or services. Such changes could also trigger contract coverage under the Cost Accounting Standards (“CAS”), further impacting our commercial operating model and requiring compliance with a defined set of business systems criteria. Growth in the value of certain of our contracts has increased our compliance burden, requiring us to implement new business systems to comply with such requirements. Failure to comply with applicable CAS requirements could adversely impact our ability to win future
CAS-type
contracts.

•
We are subject to the Defense Federal Acquisition Regulation Supplement (“DFARS”) and the Department of Defense (“DoD”) and other federal cybersecurity requirements, in connection with our defense work for the U.S. government and defense prime contractors. Amendments to DoD cybersecurity requirements, such as through amendments to the FAR or DFARS, may increase our costs or delay the award of contracts if we are unable to certify that we satisfy such cybersecurity requirements.

•
The U.S. government or a defense prime contractor customer could require us to relinquish data rights to a product in connection with performing work on a defense contract, which could lead to a loss of valuable technology and intellectual property in order to participate in a government program.

•
We currently have a cost reimbursable contract with the U.S. government, and in the future, we may enter into additional contracts with the U.S. government or a defense prime contractor customer that require us to enter into additional cost reimbursable contracts that could offset our cost efficiency initiatives.

•
We are subject to various U.S. federal export-control statutes and regulations, which affect our business with, among others, international defense customers. In certain cases, the export of our products and technical data to foreign persons, and the provision of technical services to foreign persons related to such products and technical data, may require licenses from the U.S. Department of Commerce or the U.S. Department of State. The time required to obtain these licenses, and the restrictions that may be contained in these licenses, may put us at a competitive disadvantage with respect to competing with international suppliers who are not subject to U.S. federal export control statutes and regulations. In addition, violations of these statutes and regulations can result in civil and, under certain circumstances, criminal liability as well as administrative penalties which could have a material adverse effect on our business, financial condition, and results of operations.

•
Sales to our U.S. prime defense contractor customers as part of foreign military sales (“FMS”) programs combine several different types of risks and uncertainties highlighted above, including risks related to government contracts, risks related to defense contracts, timing and budgeting of foreign governments, and approval from the U.S. and foreign governments related to the programs, all of which may be impacted by macroeconomic and geopolitical factors outside of our control.

•
We derive a portion of our revenue from programs with governments and government agencies that are subject to security restrictions (e.g., contracts involving classified information, classified contracts, and classified programs), which preclude the dissemination of information and technology that is classified for national security purposes under applicable law and regulation. In general, access to classified information, technology, facilities, or programs requires appropriate personnel security clearances, is subject to additional contract oversight and potential liability, and may also require appropriate facility clearances and other specialized infrastructure. Therefore, certain of our employees with appropriate security clearances may require access to classified information in connection with the performance of a U.S. government contract. We must comply with security requirements pursuant to the National Industrial Security Program Operating Manual (“NISPOM”) administered by the Defense Counterintelligence and Security Agency (“DCSA”), and other U.S. government security protocols when accessing sensitive information. Failure to comply with the NISPOM or other security requirements may subject us to civil or criminal penalties, loss of access to sensitive information, loss of a U.S. government contract, or potentially debarment as a government contractor. Further, the DCSA has transitioned its review of a contractor’s security program to focus on the protection of controlled unclassified information and assets. Failure to meet DCSA’s new, broader requirements could adversely impact the ability to win new business as a government contractor.

•
We may need to invest additional capital to build out higher level security infrastructure at certain of our facilities to win contracts related to defense programs with higher level security requirements. Failure to invest in such infrastructure may limit our ability to obtain new contracts with defense programs.

Changes in U.S. government policy regarding use of commercial data or space infrastructure providers, or material delay or cancellation of certain U.S. government programs, may have a material adverse effect on our revenue and our ability to achieve our growth objectives.
Current U.S. government policy encourages the U.S. government’s use of commercial data and space infrastructure providers to support U.S. national security objectives. We are considered by the U.S. government to be a commercial data provider. U.S. government policy is subject to change and any change in policy away from supporting the use of commercial data and space infrastructure providers to meet U.S. government imagery and space infrastructure needs, or any material delay or cancellation of planned U.S. government programs, could materially adversely affect our revenue and our ability to achieve our growth objectives.
If our subcontractors or suppliers fail to perform their contractual obligations, our performance and reputation as a contractor and our ability to obtain future business could suffer.
As a prime contractor to the U.S. government, from time to time we rely upon other companies as subcontractors to perform work we are obligated to perform for our customers. As we secure more work under certain of our contracts, we may require an increasing level of support from subcontractors that provide complementary and supplementary services to our offerings. We are responsible for the work performed by our subcontractors, even though in some cases we have limited involvement in that work. If one or more of our subcontractors fails to satisfactorily perform the agreed-upon services on a timely basis or violates U.S. government contracting policies, laws or regulations, our ability to perform our obligations as a prime contractor or meet our customers’ expectations may be compromised. In extreme cases, performance or other deficiencies on the part of our subcontractors could result in a customer terminating our contract for default. A termination for default could expose us to liability, including liability for the agency’s costs of re-procurement,
could damage our reputation and could hurt our ability to compete for future contracts.
We also are required to procure certain materials and parts from supply sources approved by the U.S. government. The inability of a supplier to meet our needs or the appearance of counterfeit parts in our products could have a material adverse effect on our financial position, results of operations or cash flows.
Our employees or others acting on our behalf may engage in misconduct or other improper activities, which could cause us to lose contracts or cause us to incur costs.
We are exposed to the risk that employee fraud or other misconduct from our employees or others acting on our behalf could occur. Misconduct by employees or others could include intentional failures to comply with U.S. government procurement regulations, engaging in unauthorized activities, insider threats to our cybersecurity, or falsifying time records. Misconduct by our employees or others acting on our behalf could also involve the improper use of our customers’ sensitive or classified information, which could result in regulatory sanctions against us, serious harm to our reputation, a loss of contracts and a reduction in revenues, or cause us to incur costs to respond to any related governmental inquiries. It is not always possible to deter misconduct, and the precautions we take to prevent and detect this activity may not be effective in controlling unknown or unmanaged risks or losses, which could cause us to lose contracts or cause a reduction in revenues. In addition, alleged or actual misconduct by employees or others acting on our behalf could result in investigations or prosecutions of persons engaged in the subject activities, which could result in unanticipated consequences or expenses and management distraction for us regardless of whether we are alleged to have any responsibility.
We may in the future experience such misconduct, despite our various compliance programs. Misconduct or improper actions by our employees, agents, subcontractors, suppliers, business partners and/or joint ventures could subject us to administrative, civil or criminal investigations and enforcement actions; monetary and non-monetary
penalties; liabilities; and the loss of privileges and other sanctions, including suspension and debarment, which could negatively impact our reputation and ability to conduct business and could have a material adverse effect on our financial position, results of operations and cash flows.
General Risks
Intelsat has a right of first offer with respect to the sale of BlackSky Holdings, Inc., (which is our subsidiary), which might discourage, delay or prevent a sale of BlackSky Holdings, Inc., and therefore, depress the trading price of our Class A Common Stock.
In October 2019, BlackSky Holdings, Inc. (which is our subsidiary) entered into a Right of First Offer Agreement with Intelsat (the “Right of First Offer Agreement”). Pursuant to the terms of the Right of First Offer Agreement, prior to commencing or engaging in a sale of our subsidiary BlackSky Holdings, Inc., BlackSky Holdings, Inc. is obligated to provide written notice of any such proposed sale to Intelsat and Intelsat will have the opportunity to provide BlackSky Holdings, Inc. with an offer to purchase BlackSky Holdings, Inc. (an “Intelsat Offer”). Pursuant to the terms of the Right of First Offer Agreement, if BlackSky Holdings, Inc. does not accept an acquisition offer made by Intelsat, BlackSky Holdings, Inc. would be permitted to negotiate and enter into an alternative sale transaction, so long as the total enterprise value for BlackSky Holdings, Inc. and its subsidiaries is greater than 110% of the value implied by any Intelsat Offer. The Right of First Offer Agreement is scheduled to expire on October 31, 2026. This description of the Right of First Offer Agreement is only a summary. You should also refer to a copy of the complete Right of First Offer Agreement, which has been filed with the SEC as an exhibit to this registration statement.
The Right of First Offer Agreement may delay our ability to undertake a sale of BlackSky Holdings, Inc. and, since BlackSky Holdings, Inc. is our main operating subsidiary, the existence of the Right of First Offer Agreement could limit the price that investors might be willing to pay in the future for our shares of Class A Common Stock. The Right of First Offer Agreement could also deter potential acquirers of BlackSky Holdings, Inc., thereby reducing the likelihood that you could receive a premium for your shares of Class A Common Stock in an acquisition.
We depend on computing infrastructure operated by Amazon Web Services (“AWS”), Microsoft, and other third parties to support some of our customers and any errors, disruption, performance problems, or failure in their or our operational infrastructure could adversely affect our business, financial condition, and results of operations.
We rely on the technology, infrastructure, and software applications, including software-as-a-service
offerings, of certain third parties, such as AWS and Microsoft Azure, in order to operate some or all of certain key features or functions of our business, including deployment of our cloud-based imagery services and other geospatial and data analytic services, customer relationship management activities, billing and order management, and financial accounting services. We do not have control over the operations of the facilities of the third parties that we use. If any of these third-party services experience errors, disruptions, security issues, or other performance deficiencies, if they are updated such that they become incompatible, if these services, software, or hardware fail or become unavailable due to extended outages, interruptions, defects, or otherwise, or if they are no longer available on commercially reasonable terms or prices (or at all), these issues could result in errors or defects in the delivery of our geospatial intelligence, imagery and related data analytic products and services, and mission systems that include the development, integration, and operations of satellite and ground systems, our revenue and margins could decline, or our reputation and brand could be damaged, we could be exposed to legal or contractual liability, our expenses could increase, our ability to manage our operations could be interrupted, and our processes for managing our sales and servicing our customers could be impaired until equivalent services or technology, if available, are identified, procured, and implemented, all of which may take significant time and resources, increase our costs, and could adversely affect our business. Many of these third-party providers attempt to impose limitations on their liability for such errors, disruptions, defects, performance deficiencies, or failures, and if enforceable, we may have additional liability to our customers or third-party providers.
We depend and rely upon SaaS technologies from third parties to operate our business and interruptions or performance problems with these technologies may adversely affect our business and results of operations.
We rely on hosted SaaS applications from third parties in order to operate critical functions of our business, including enterprise resource planning, order management, contract management billing, project management and accounting and other operational activities. If these services become unavailable due to extended outages, interruptions or because they are no longer available on commercially reasonable terms, our expenses could increase, our ability to manage finances could be interrupted and our processes for managing sales of our geospatial data and analytics platform and supporting our customers could be impaired until equivalent services, if available, are identified, obtained and implemented, all of which could adversely affect our business.
Joint ventures, partnerships, and strategic alliances may have a material adverse effect on our business, results of operations and prospects.
We expect to continue to enter into joint ventures, partnerships, and strategic alliances as part of our long-term business strategy. Joint ventures, partnerships, strategic alliances, and other similar arrangements involve significant investments of both time and resources, and there can be no assurances that they will be successful.

They may present significant challenges and risks, including that they may not advance our business strategy, we may get an unsatisfactory return on our investment or lose some or all of our investment, they may distract management and divert resources from our core business, they may expose us to unexpected liabilities, or we may choose a partner that does not cooperate as we expect them to and that fails to meet its obligations or that has economic, business, or legal interests or goals that are inconsistent with ours. For example, in 2018 we formed LeoStella, a
50-50
joint venture focusing on building small imaging satellites for sale on a commercial basis, with Thales, from which we procure our satellites. LeoStella operates in a highly competitive environment and the interests of Thales may not be aligned with ours, or may change over time, which could affect the effectiveness and success of the joint venture.
Entry into certain joint ventures, partnerships, or strategic alliances now or in the future may be subject to government regulation, including review by U.S. or foreign government entities related to foreign direct investment. If a joint venture or similar arrangement were subject to regulatory review, such regulatory review might limit our ability to enter into the desired strategic alliance and thus limit our ability to carry out our long-term business strategy.
As our joint ventures, partnerships, and strategic alliances come to an end or terminate, we may be unable to renew or replace them on comparable terms, or at all. When we enter into joint ventures, partnerships, and strategic alliances, our partners may be required to undertake some portion of sales, marketing, implementation services, engineering services, or software configuration that we would otherwise provide. In such cases, our partner may be less successful than we would have otherwise been absent the arrangement. In the event we enter into an arrangement with a particular partner, we may be less likely (or unable) to work with one or more direct competitors of our partner with which we would have worked absent the arrangement. We may have interests that are different from our joint venture partners and/or which may affect our ability to successfully collaborate with a given partner. Similarly, one or more of our partners in a joint venture, partnership, or strategic alliance may independently suffer a bankruptcy or other economic hardship that negatively affects its ability to continue as a going concern or successfully perform on its obligation under the arrangement. In addition, customer satisfaction with our products provided in connection with these arrangements may be less favorable than anticipated, negatively impacting anticipated revenue growth and results of operations of arrangements in question. Further, some of our strategic partners offer competing products and services or work with our competitors. As a result of these and other factors, many of the companies with which we have joint ventures, partnerships, or strategic alliances may choose to pursue alternative technologies and develop alternative products and services in addition to or in lieu of ours, either on their own or in collaboration with others, including our competitors. If we are unsuccessful in establishing or maintaining our relationships with these partners, our ability to compete in a given marketplace or to grow our revenue would be impaired, and our results of operations may suffer. Even if we are successful in establishing and maintaining these relationships with our partners, we cannot assure you that these relationships will result in increased customer usage of our systems, products or technologies or increased revenue.
Further, winding down joint ventures, partnerships, or other strategic alliances can result in additional costs, litigation, and negative publicity. Any of these events could adversely affect our business, financial condition, results of operations, and growth prospects.
If we do not maintain good relationships with the members of our distribution channel, our ability to generate revenue will be adversely affected. If our distribution channel suffers financial losses, becomes financially unstable or insolvent, or is not provided the right mix of incentives to sell our subscriptions, our ability to generate revenue will be adversely affected.
We expect our revenue derived from indirect channel sales to increase in the near future. Our ability to effectively distribute our geospatial data and analytics platform, and our geospatial intelligence, imagery and related data analytic products and services, and mission systems that include the development, integration, and operations of satellite and ground systems depends in part upon the financial and business condition of our distributor and reseller network. Distributors and resellers may not be highly capitalized and experience difficulties during times of economic contraction. If our distributors and resellers were to become insolvent, they would not be able to maintain their business and sales or provide customer support services, which would negatively impact our business and revenue.
Over time, we have modified and will continue to modify aspects of our relationship with our distributors and resellers, such as their incentive programs, pricing to them, and our distribution model to motivate and reward them for aligning their businesses with our strategy and business objectives. Changes in these relationships and underlying programs could negatively impact their business and harm our business. Further, our distributors and resellers may lose confidence in our business, move to competitive products, or may not have the skills or ability to support customers. The loss of or a significant reduction in business with those distributors or resellers could harm our business. In particular, if one or more of such distributors or resellers were unable to meet their obligations with respect to accounts payable to us, we could be forced to write off such accounts and may be required to delay the recognition of revenue on future sales to these customers. These events could have a material adverse effect on our financial results.
Future acquisitions may adversely affect our financial condition.
As part of our strategy for growth, in the future we may explore acquisitions or strategic alliances, which ultimately may not be completed or be beneficial to us. The risks associated with such acquisitions include the difficulty of assimilating solutions, operations, and personnel; inheriting liabilities such as intellectual property infringement claims; the failure to realize anticipated revenue and cost projections and expected synergies; and the diversion of management’s time and attention. We may not be successful in overcoming such risks, and such acquisitions and investments may negatively impact our business. In addition, such acquisitions and investments may in the future contribute to fluctuations in our quarterly financial results. These fluctuations could arise from transaction-related costs and charges associated with eliminating redundant expenses or write-offs of impaired assets recorded in connection with acquisitions and investments. These costs or charges could negatively impact our financial results for a given period, cause quarter-to-quarter
variability in our financial results, or negatively impact our financial results for future periods.
We use our judgment and estimates relating to our critical accounting policies including accounting for contracts, and any changes in such estimates or errors in our underlying assumptions could have an adverse effect on our overall financial performance.
The preparation of our financial statements in conformity with GAAP requires management to make judgments, estimates, and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances.
When agreeing to contractual terms, our management makes assumptions and projections about future conditions and events, many of which extend over long periods. These projections assess the productivity and availability of labor, complexity of the work to be performed, cost and availability of materials, impact of delayed performance and timing of product deliveries. Contract accounting requires judgment relative to assessing risks, estimating contract revenues and costs, and making assumptions for schedule and technical issues. Due to the size and nature of many of our contracts, the estimation of total revenues and costs at completion is complicated and subject to many variables. For example, assumptions are made regarding the length of time to complete a contract since costs also include expected increases in wages, prices for materials and allocated fixed costs. Similarly, assumptions are made regarding the future impact of our efficiency initiatives and cost reduction efforts. Incentives, awards or penalties related to performance on contracts are considered in estimating revenue and profit rates and are recorded when there is sufficient information to assess anticipated performance. Suppliers’ assertions are also assessed and considered in estimating costs and profit rates.

Because of the significance of the judgment and estimation processes described above, it is possible that materially different amounts could be obtained if different assumptions were used or if the underlying circumstances were to change. Changes in underlying assumptions, circumstances or estimates may have a material adverse effect upon the profitability of one or more of the affected contracts, future period financial reporting and performance. Our results of operations may be adversely affected if our assumptions change or if actual circumstances differ from those in our assumptions, which could cause our results of operations to fall below the expectations of securities analysts and investors, resulting in a decline in the trading price of our Class A Common Stock. Significant judgments, estimates, and assumptions used in preparing our consolidated financial statements include, or may in the future include, those related to revenue recognition, stock-based compensation, common stock valuations, and income taxes.
We are exposed to risks related to geopolitical and economic factors, laws and regulations and our international business subjects us to numerous political and economic factors, legal requirements, cross-cultural considerations and other risks associated with doing business globally.
Our operations and performance depend significantly on global macroeconomic, specific foreign country and U.S. domestic economic conditions. Adverse conditions in the macroeconomic environment may result in a decreased demand for our products and services, constrained credit and liquidity, reduced government spending and volatility in equity and foreign exchange markets. In addition, to the extent the global economy experiences a significant downturn or volatility, we may be exposed to impairments of certain assets if their values deteriorate. Tighter credit due to economic conditions may diminish our future borrowing ability and increase borrowing costs under our existing credit facilities. Customers’ ability to pay for our products and services may also be impaired, which could lead to an increase in our allowance for doubtful accounts and write-offs of accounts receivable.
If any of the foreign economies in which we do business deteriorates or suffers a period of uncertainty, our business and performance may be negatively impacted through reduced customer and government spending, changes in purchasing cycles or timing, reduced access to credit for our customers, or other factors impacting our international sales and collections. Furthermore, customer spending levels in any foreign jurisdiction may be adversely impacted by changes in domestic policies, including tax and trade policies. The services we provide internationally are sometimes in countries with unstable governments, economic or fiscal challenges, military or political conflicts and/or developing legal systems. This may increase the risk to our employees, subcontractors or other third parties, and/or increase the risk of a wide range of liabilities, as well as loss of property.
We cannot predict the timing, strength, or duration of any crisis, economic slowdown or any subsequent recovery generally, or for any industry in particular. Although certain aspects of the effects of a crisis or an economic slowdown may provide potential new opportunities for our business, we cannot guarantee that the net impact of any such events will not be materially negative. Accordingly, if the conditions in the general economy and the markets in which we operate worsen from present levels, our business, financial condition, and results of operations could be adversely affected.
Our business, financial condition, results of operations, and prospects may be harmed if we are unable to cross-sell our solutions.
A significant component of our growth strategy is to increase the cross-selling of our geospatial intelligence, imagery and related data analytic products and services, and mission systems that include the development, integration, and operations of satellite and ground systems to current and future customers, however, we may not be successful in doing so if our customers find our additional solutions to be unnecessary or unattractive. We have invested, and intend to continue to invest, significant resources in developing and acquiring additional solutions, which resources may not be recovered if we are unable to successfully cross-sell these solutions to customers using our existing solutions. Any failure to sell additional solutions to current and future customers could harm our business, financial condition, results of operations, and prospects.

Our management has limited experience in operating a public company. We will incur significantly increased costs and devote substantial management time as a result of operating as a public company.
Our management has limited experience in the management of a publicly traded company. Although we recently enhanced our management team to include senior leaders with public company experience, our management team may not successfully or effectively manage our transition to a public company that will be subject to significant regulatory oversight and reporting obligations under federal securities laws. Our management team’s limited experience in dealing with the increasingly complex laws pertaining to public companies could result in an increasing amount of their time that may be devoted to these activities which could result in less time being devoted to the management of our business. We may not have adequate personnel with the appropriate level of knowledge, experience and training in the accounting policies, practices or internal control over financial reporting required of public companies in the United States.
As a public company, we will incur significant legal, accounting, and other expenses that we did not incur as a private company. Compliance with these requirements will increase our legal and financial compliance costs and make some activities more time consuming and costly. We may need to hire additional accounting and financial staff with appropriate public company experience and technical accounting knowledge. We cannot predict or estimate the amount of additional costs we may incur in the future as a result of being a public company or the timing of such costs. As a result, management’s attention may be diverted from other business concerns, which could adversely affect our business and results of operations.
In addition, changing laws, regulations, and standards relating to corporate governance and public disclosure are creating uncertainty for public companies, increasing legal and financial compliance costs, and making some activities more time consuming. We will continue to invest resources to comply with evolving laws, regulations, and standards, and this investment may result in increased general and administrative expenses and a diversion of management’s time and attention from revenue-generating activities to compliance activities.
As a result of disclosure of information as a public company, our business and financial condition have become more visible, which may result in threatened or actual litigation, including by competitors and other third parties. If the claims are successful, our business operations and financial results could be adversely affected, and even if the claims do not result in litigation or are resolved in our favor, these claims, and the time and resources necessary to resolve them, could divert the resources of our management and adversely affect our business operations and financial results. These factors could also make it more difficult for us to attract and retain qualified colleagues, executive officers, and members of our board of directors.
Any significant disruption in or unauthorized access to our computer systems or those of third parties that we utilize in our operations, including those relating to cybersecurity or arising from cyber-attacks, could result in a loss or degradation of service, unauthorized disclosure of data, or theft or tampering of intellectual property, any of which could materially adversely impact our business.
Our operations, products, solutions, analysis and intellectual property are inherently at risk of loss, inappropriate access or use, or tampering by both insider threats and external bad actors. In particular, as a defense contractor, we face various cyber and other security threats, including attempts to gain unauthorized access to sensitive information and networks; insider threats; threats to the safety of our directors, officers and employees; threats to the security and viability of our facilities, infrastructure and supply chain; and threats from state-sponsored and otherwise sophisticated actors, terrorist acts or other acts of aggression. Our customers and partners (including our supply chain and joint ventures and our service providers) face similar threats and growing requirements. Customer or partner proprietary, classified, or sensitive information stored on our networks is at risk. Although we utilize various procedures and controls to monitor and mitigate the risk of these threats, there can be no assurance that these procedures and controls will be sufficient. We have suffered incidents of physical intrusions to our facilities in the past. Any further incidents or other security breaches or incidents could lead to losses or unauthorized disclosure of sensitive information or capabilities; unauthorized access to infrastructure or equipment theft or exposure of data; harm to personnel, infrastructure or products; regulatory actions; and/or financial liabilities, as well as potential damage to our reputation as a government contractor and provider of cyber-related or cyber-protected goods and services.
Cyber and other security threats are continuously evolving and include, but are not limited to: malicious software, destructive malware, attempts to gain unauthorized access to data, disruption or denial of service attacks, phishing and other social engineering attacks, and other physical and electronic security breaches and incidents that could lead to disruptions in mission critical systems; unauthorized release of confidential, personal or otherwise protected information (our information or that of our employees, customers or partners); corruption of data, networks or systems; harm to individuals; and loss of assets. Threats to and vulnerabilities in our systems and infrastructure and those of our partners may result from human error, fraud or malice on the part of our employees, third-party service providers and other partners or by malicious third parties, including state-sponsored organizations with significant financial and technological resources, or from accidental technological failure. In addition, we could be impacted by cyber threats or other disruptions or vulnerabilities found in products we use or in our partners’ or customers’ systems that are used in connection with our business. Any of these events, if not prevented or effectively mitigated, could damage our reputation, require remedial actions and other actions in response, and lead to loss of business and harm to our market position, regulatory investigations and proceedings, potential claims and liability and other financial losses. We may face difficulties or delays in identifying, responding to, and otherwise mitigating security breaches and incidents, and in the event of any security event, we may be required or find it appropriate to expend increased financial and other resources in an effort to prevent and otherwise address security breaches and incidents.
We provide systems, products and services to various customers (both governmental and commercial) who also face cyber threats. Our systems, products and services may themselves be subject to cyber threats and/or they may not be able to detect or properly deter threats, or effectively mitigate resulting losses. These losses could adversely affect our customers and our company.
The impact of these various factors is difficult to predict, but one or more of them could result in the loss of information or capabilities, harm to individuals or property, damage to our reputation, loss of business, contractual or regulatory actions and potential liabilities, and perception or report that any such security breach or incident may harm our reputation and market position, any of which could have a material adverse effect on our financial position, results of operations and/or cash flows. We could be forced to expend significant financial and operational resources in response to any actual or perceived security breach or security incident, including in repairing system damage, increasing cybersecurity protection costs by deploying additional personnel and modifying or enhancing our protection technologies, investigating and remediating any information security vulnerabilities, notifying affected individuals and otherwise remediating or responding to any such breach or incident, and litigating and resolving regulatory investigations and other proceedings and legal claims and litigation, all of which could divert resources and the attention of our management and key personnel. In addition, a security event that involves classified or other sensitive government information or certain controlled technical information, could subject us to civil or criminal penalties and could result in loss of our facility security clearance and other accreditations, loss of our government contracts, loss of access to classified information, loss of export privileges or debarment as a government contractor.
Cybersecurity risks and cyber incidents could result in the compromise of confidential data or critical data systems and give rise to potential harm to customers, remediation and other expenses under consumer protection laws or other laws or common law theories, subject us to litigation and federal and state governmental inquiries, damage our reputation, and otherwise be disruptive to our business and operations.
Cyber incidents can result from deliberate attacks or unintentional events. We collect and store on our networks sensitive information, including intellectual property, proprietary business information and personal data of individuals, such as our customers and employees. The secure maintenance of this information and technology is critical to our business operations. We have implemented multiple layers of security measures designed to protect the confidentiality, integrity, availability and privacy of this data and the systems and devices that store and transmit such data. We utilize current security technologies, and our defenses are monitored and routinely tested internally. Despite these efforts, threats from malicious persons and groups, new vulnerabilities and advanced new attacks against information systems create risk of cybersecurity incidents. These incidents can include, but are not limited to, gaining unauthorized access to digital systems for purposes of misappropriating assets or sensitive information, corrupting data, or causing operational disruption. Because the techniques used to obtain unauthorized access, disable or degrade service, or sabotage systems change frequently and may not immediately produce signs of intrusion, we may be unable to anticipate these incidents or techniques, timely discover them, or implement adequate preventative measures.
These threats can come from a variety of sources, ranging in sophistication from an individual hacker to malfeasance by employees, consultants or other service providers to state-sponsored attacks. Cyber threats may be generic, or they may be custom-crafted against our information systems. Over the past several years, cyber-attacks have become more prevalent and much harder to detect and defend against. Our network and storage applications and other systems used in our business and operations may be vulnerable to cyber-attack, malicious intrusion, ransomware or other malicious software, malfeasance, loss of data privacy or other significant disruption and may be subject to unauthorized access by hackers, employees, consultants or other service providers. In addition, hardware, software or applications we develop or procure from third parties may contain defects in design or manufacture or other problems that could unexpectedly compromise information security. Unauthorized parties may also attempt to gain access to our systems or facilities through fraud, trickery or other forms of deceiving our employees, contractors and temporary staff. Further, as the
COVID-19
pandemic continues to result in a significant number of people working remotely, the cybersecurity risks we face may be heightened by an increased attack surface across our business and those of our service providers and other third parties we work with.
There can be no assurance that we will not be subject to cybersecurity incidents that bypass our security measures, impact the integrity, availability or privacy of data, including data that may be subject to privacy or security laws or disrupt our information systems, devices or business. As a result, cybersecurity, physical security and the continued development and enhancement of our controls, processes and practices designed to protect our enterprise, information systems and data from attack, damage or unauthorized access remain a priority for us. As cyber threats continue to evolve, we may be required to expend significant additional resources to continue to modify or enhance our protective measures or to investigate and remediate any cybersecurity vulnerabilities. The occurrence of any of these events could result in:

•	harm to customers;

•	business interruptions and delays;

•	the loss, misappropriation, corruption or unauthorized access to, or alteration or unavailability of data;

•	claims, demands and litigation, including potential class action litigation, and potential liability under privacy, security and consumer protection laws or other applicable laws;

•	notification to governmental agencies, the media and/or affected individuals pursuant to various federal, state and international privacy and security laws;

•	regulatory fines and sanctions;

•	reputational damage;

•	increase to insurance premiums; and

•	foreign, federal and state governmental inquiries, investigations and other proceedings.
Any of the foregoing events could have a material, adverse effect on our financial position and operating results and harm our business reputation.

We maintain cyber liability insurance policies covering certain security and privacy damages. However, we cannot be certain that our coverage will be adequate for liabilities actually incurred or that insurance will continue to be available to us on economically reasonable terms, or at all. Risks related to cybersecurity will increase as we continue to grow the scale and functionality of our geospatial data and analytics platform and process, store, and transmit increasingly large amounts of our customers’ information and data, which may include proprietary or confidential data or personal data.
We have previously identified material weaknesses in our internal control over financial reporting. If we fail to develop and maintain an effective system of internal controls, our ability to produce timely and accurate financial statements or comply with applicable regulations could be adversely affected, which may adversely affect investor confidence in our company.
In connection with the audit of our financial statements as of the year ended December 31, 2019, we identified material weaknesses in the design and operating effectiveness of our internal controls over financial reporting. These material weaknesses related to technical accounting, review of balance sheet reconciliations, review of Launch Division revenue and cost of sales schedule and review of manual journal entries. To address these material weaknesses, we took actions to improve our control environment related to certain aspects of review functions and we also enhanced our use of third-party technical consultants for complex transactions. As of December 31, 2020, these material weaknesses have been addressed and remediated.
As of the year ended December 31, 2020, we identified a material weakness over the accounting for forward loss contracts. To address this material weakness, we have initiated compensating controls including, but not limited to, more comprehensive analyses, increased review by reviewers with a deep understanding of the contracts and contract accounting, enhanced documentation requirements and an expansion of our accounting team of employees with technical accounting expertise to address complex transactions.
We cannot at this time estimate how long it will take to remediate this material weakness, and we may not ever be able to remediate the material weakness. If we are unable to successfully remediate the material weakness and otherwise to establish and maintain an effective system of internal control over financial reporting, the reliability of our financial reporting, investor confidence in us and the value of our Class A Common Stock could be materially and adversely affected. Similarly, if our remedial measures are insufficient to address the material weakness on a timely basis, our consolidated financial statements may contain material misstatements and we could be required to restate our financial results.
Additionally, the process of designing and implementing internal control over financial reporting required to comply with Section 404 will be time consuming, costly and complicated. Moreover, the effectiveness of our controls and procedures may be limited by a variety of factors, including:

•	faulty human judgment and simple errors, omissions or mistakes;

•	fraudulent action of an individual or collusion of two or more people;

•	inappropriate management override of procedures; and

•	the possibility that any enhancements to controls and procedures may still not be adequate to assure timely and accurate financial control.
Lastly, we may discover other control deficiencies in the future, and we cannot assure you that we will not have a material weakness in future periods.
If not permanently remediated, these material weaknesses could result in material misstatements to our annual or interim consolidated financial statements that might not be prevented or detected on a timely basis, or in delayed filing of required periodic reports. In addition, we can give no assurance that additional material weaknesses will not be identified in the future. If we are unable to assert that our internal control over financial reporting is effective, or when required in the future, if our independent registered public accounting firm is unable to express an unqualified opinion as to the effectiveness of the internal control over financial reporting, investors may lose confidence in the accuracy and completeness of our financial reports, the market price of our Class A Common Stock could be adversely affected and we could become subject to litigation or investigations by the NYSE, the SEC, or other regulatory authorities, which could require additional financial and management resources.
Our ability to use net operating loss carryforwards and certain other tax attributes may be limited.
As of December 31, 2020, we had $24.6 million of
tax-effected
U.S. federal net operating loss carryforwards available to reduce future taxable income. It is possible that we will not generate taxable income in time to use these net operating loss carryforwards before their expiration or at all. Under legislative changes made in December 2017, U.S. federal net operating losses incurred in 2018 and in future years may be carried forward indefinitely, but the deductibility of such net operating losses is limited. It is uncertain if and to what extent various states will conform to the newly enacted federal tax law. In addition, the federal and state net operating loss carryforwards and certain tax credits may be subject to significant limitations under Section 382 and Section 383 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), respectively, and similar provisions of state law. Under those sections of the Code, if a corporation undergoes an “ownership change,” the corporation’s ability to use its pre-change
net operating loss carryforwards and other
pre-change
attributes, such as research tax credits, to offset its post-change income or tax may be limited. In general, an “ownership change” will occur if there is a cumulative change in our ownership (by value) by
“5-percent
shareholders” that exceeds 50 percentage points over a rolling three-year period. Similar rules may apply under state tax laws. We have not yet undertaken an analysis of whether our merger with Osprey Technology Acquisition Corp. constitutes an “ownership change” for purposes of Section 382 and Section 383 of the Code.
Risks Related to Our Indebtedness and Alternative Financings
Our ability to generate the amount of cash needed to pay interest and principal on our outstanding indebtedness and our ability to refinance all or a portion of our indebtedness or obtain additional financing depends on many factors beyond our control.
Our ability to make scheduled payments on, or to refinance our obligations under, our existing debt agreements depends on our financial and operating performance and prevailing economic and competitive conditions.
If our cash flows and capital resources are insufficient to fund our debt service obligations, we may be forced to reduce or delay capital expenditures, sell assets, raise additional equity capital, or restructure our debt. However, there is no assurance that such alternative measures may be successful or permitted under the agreements governing our indebtedness and, as a result, we may not be able to meet our scheduled debt service obligations. In the absence of such results of operations and resources, we could face substantial liquidity problems and might be required to dispose of material assets or operations to meet our debt service and other obligations, which could harm our business, financial condition, and results of operations.
We cannot guarantee that we will be able to refinance our indebtedness or obtain additional financing on satisfactory terms or at all, including due to existing liens on our assets or our level of indebtedness and the debt incurrence restrictions imposed by the agreements governing our indebtedness. Further, the cost and availability of credit are subject to changes in the economic and business environment. If conditions in major credit markets deteriorate, our ability to refinance our indebtedness or obtain additional financing on satisfactory terms, or at all, may be negatively affected.
The agreements governing our debt permit us, under some circumstances, to incur certain additional indebtedness or obligations. To the extent that we incur additional indebtedness or such other obligations, the risks associated with our leverage described above, including our possible inability to service our debt, would increase.

Our debt agreements contain restrictions that may limit our flexibility in operating our business.
Our existing loan agreement and related documents contain, and instruments governing any future indebtedness of ours would likely contain, a number of covenants that will impose significant operating and financial restrictions on us. These restrictions could limit our ability to plan for or react to market conditions and could otherwise restrict corporate activities. Any failure to comply with these covenants could result in a default under our loan agreement or instruments governing any future indebtedness of ours. Additionally, our existing indebtedness is secured by substantially all of our assets. Upon a default, unless waived, the lenders under our secured credit facility could elect to terminate their commitments, cease making further loans, foreclose on our assets pledged to such lenders to secure our obligations under our credit agreement and force us into bankruptcy or liquidation. In addition, a default under our secured credit facility could trigger a cross default under agreements governing any future indebtedness. Our results of operations may not be sufficient to service our indebtedness and to fund our other expenditures, and we may not be able to obtain financing to meet these requirements. If we experience a default under our existing loan agreements or instruments governing our future indebtedness, our business, financial condition, and results of operations may be adversely impacted.
In addition, a material portion of our cash is pledged as cash collateral for letters of credit and bank guarantees which support certain of our real estate leases, customer contracts, and other obligations. While these obligations remain outstanding and are cash collateralized, we do not have access to and cannot use the pledged cash for our operations or to repay our other indebtedness. As of December 31, 2020, we were in compliance with all covenants and restrictions associated with our existing loan agreement.
Our business is capital intensive, and we may not be able to raise adequate capital to finance our business strategies, including funding future satellites, or we may be able to do so only on terms that significantly restrict our ability to operate our business.
The implementation of our business strategies, such as expanding our satellite constellation and our products and services offerings, requires a substantial outlay of capital. As we pursue our business strategies and seek to respond to opportunities and trends in our industry, our actual capital expenditures may differ from our expected capital expenditures, and there can be no assurance that we will be able to satisfy our capital requirements in the future. We are highly leveraged, but we currently expect that our ongoing liquidity requirements for sustaining our operations will be satisfied by cash on hand and cash generated from our existing and future operations supplemented, where necessary or advantageous, by available credit. However, we cannot provide assurances that our businesses will generate sufficient cash flow from operations in the future or that additional capital will be available in amounts sufficient to enable us to execute our business strategies. Our ability to increase our debt financing and/or renew our existing credit facility may be limited by our existing financial and non-financial
covenants, credit objectives, or the conditions of the debt capital market generally. Furthermore, our current financing arrangement contains certain restrictive financial and non-financial
covenants that may impact our access to those facilities and significantly limit future operating and financial flexibility.
We have in the past, and may continue in the future to, receive government grants and funding for research and development activities and other business initiatives. Any agreement or grant of this nature with the government may be accompanied by contractual obligations applicable to us, which may result in the grant money becoming repayable if certain requirements are not met. A failure to meet contractual obligations under such agreements and grants and a consequent requirement to repay money received could negatively impact our business, financial condition, and results of operations.
Changes in our credit ratings or macroeconomic conditions may affect our liquidity, increasing borrowing costs and limiting our financing options.
Macroeconomic conditions, such as increased volatility or disruption in the credit markets, could adversely affect our ability to refinance existing debt or obtain additional financing at terms satisfactory to us, thereby affecting our resources to support operations or to fund new initiatives. In addition, if our credit ratings are lowered, borrowing costs for future long-term debt or short-term credit facilities may increase and our financing options, including our access to the unsecured credit market, could be limited. We may also be subject to restrictive covenants that would reduce our flexibility.
Risks Related to Our Intellectual Property
Our technologies contain “open source” software, and any failure to comply with the terms of one or more of these open source licenses could negatively affect our business.
Many of our products are designed to include software licensed from third parties under “open source” licenses. Some of these licenses contain requirements that we make available source code for modifications or derivative works we create based upon the open source software, and that we license these modifications or derivative works under the terms of a particular open source license or other license granting third-parties certain rights of further use. If we combine our proprietary technologies with open source software in a certain manner, we could, under certain provisions of the open source licenses, be required to release the source code of our proprietary software. In addition to risks related to license requirements, use of open source software can lead to greater risks than use of third-party commercial software, as open source licensors generally do not provide updates, warranties, support, indemnities, assurances of title, or controls on origin of the software. Likewise, some open source projects have known security and other vulnerabilities and architectural instabilities, or are otherwise subject to security attacks due to their wide availability, and are provided on an
“as-is”
basis. We have implemented processes to help alleviate these risks, including a review process for evaluating open source software and using software tools to review our source code for identifying open source software, but we cannot be sure that such processes will be accurate or effective. In addition, open source license terms may be ambiguous and many of the risks associated with usage of open source software cannot be eliminated, and could, if not properly addressed, negatively affect our business. If we were found to have inappropriately used open source software, we may be required to re-engineer
our technology, to release proprietary source code, to remove features or functionalities, or to take other remedial action that may divert resources away from our development efforts, any of which could adversely affect our business, financial condition, results of operations and growth prospects. In addition, if the open source software we use is no longer maintained by the relevant developer or open source community, then it may be more difficult to make the necessary revisions to our software, including modifications to address security vulnerabilities, which could impact our ability to mitigate cybersecurity risks or fulfill our contractual obligations to our customers. We may also face claims from others seeking to enforce the terms of an open source license, including by demanding release under certain open source licenses of the open source software, derivative works or our proprietary source code that was developed using such software. Such claims, with or without merit, could result in litigation, could be time-consuming and expensive to settle or litigate, could divert our management’s attention and other resources, could require us to lease some of our proprietary code, or could require us to devote additional research and development resources to change our technologies, any of which could adversely affect our business.
Many of these risks associated with usage of open source software could be difficult to eliminate or manage, and could, if not properly addressed, negatively affect the performance of our offerings and our business.
We rely on the availability of licenses to third-party technology that may be difficult to replace or that may cause errors or delay delivery of our services should we not be able to continue or obtain a commercially reasonable license to such technology.
We rely on software and other intellectual property licensed from third parties. It may be necessary in the future to renew licenses relating to various aspects of these platforms or to seek new licenses for existing or new platforms or other products. There can be no assurance that the necessary licenses would be available on commercially acceptable terms, if at all. Third parties may terminate their licenses with us for a variety of reasons, including actual or perceived failures or breaches of security or privacy, or reputational concerns, or they may choose not to renew their licenses with us. In addition, we may be subject to liability if third-party software that we license is found to infringe, misappropriate, or otherwise violate intellectual property or privacy rights of others. The loss of, or inability to obtain, certain third-party licenses or other rights or to obtain such licenses or rights on reasonable terms, or the need to engage in litigation regarding these matters, could result in product roll-backs, delays in product releases until equivalent or comparable technology can be identified, acquired, licensed, or developed, if at all, and integrated into our technologies, and may have a material adverse effect on our business, financial condition, and results of operations. Moreover, the inclusion in our technologies of software or other intellectual property licensed from third parties on a nonexclusive basis could limit our ability to differentiate our geospatial intelligence, imagery and related data analytic products and services, and mission systems that include the development, integration, and operations of satellite and ground systems from offerings of our competitors and could inhibit our ability to provide the current level of service to existing customers.
In addition, any data that we license from third parties for potential use with our technologies may contain errors or defects, which could negatively impact our geospatial intelligence, imagery and related data analytic products and services, and mission systems that include the development, integration, and operations of satellite and ground systems. This may have a negative impact on how our products and services are perceived by our current and potential customers and could materially damage our reputation and brand.
Changes in or the loss of third-party licenses could lead to our technologies becoming inoperable or the performance of our technologies being materially reduced resulting in our potentially needing to incur additional research and development costs to ensure continued performance of our products and services or a material increase in the costs of licensing, and we may experience decreased demand for our products and services.
We may be unable to protect our intellectual property rights. Disclosure of trade secrets could cause harm to our business.
To protect our proprietary rights, we rely on a combination of trademarks and trade secret laws, and confidentiality agreements and license agreements with consultants, subcontractors, vendors and customers. Our efforts to protect our intellectual property and proprietary rights may not be sufficient. Although we apply rigorous standards, documents and processes to protect our intellectual property, there is no absolute assurance that the steps taken to protect our technology will prevent misappropriation or infringement. Our ability to enforce and protect our intellectual property rights may be limited in certain countries outside the United States, which could make it easier for competitors to capture market position in such countries by utilizing technologies that are similar to those developed or licensed by us. Competitors also may harm our sales by designing products that mirror the capabilities of our products or technology without infringing on our intellectual property rights. If we do not obtain sufficient protection for our intellectual property, or if we are unable to effectively enforce our intellectual property rights, our competitiveness could be impaired, which would limit our growth and future revenue.
We attempt to protect our trade secrets and other proprietary information by entering into confidentiality, licensing and invention assignment agreements or other contracts with similar provisions with third parties, our employees and consultants. However, these agreements can be breached and, if they are, there may not be an adequate remedy available to us. In addition, others may independently discover or reverse engineer our trade secrets and proprietary information, and in such cases we could not assert any trade secret or proprietary rights against such party. Litigation may be necessary to enforce or protect our intellectual property rights, our trade secrets or determine the validity and scope of the proprietary rights of others. Litigating a claim that a party illegally or unlawfully obtained and uses our trade secret without authorization is difficult, expensive and time consuming, and the outcome is unpredictable. If we are unable to protect our intellectual property, our competitors could market services or products similar to our services and products, which could reduce demand for our offerings. Any litigation to enforce our intellectual property rights, protect our trade secrets or determine the validity and scope of the proprietary rights of others could result in substantial costs and diversion of resources, with no assurance of success.

Our technology may violate the proprietary rights of third parties and our intellectual property may be misappropriated or infringed upon by third parties, each of which could have a negative impact on our operations.
If any of our technology violates proprietary rights of any third party, including copyrights and patents, such third party may assert infringement claims against us. Certain software and other intellectual property used by us or in our satellites, systems and products make use of or incorporate licensed software components or other licensed technology. These components are developed by third parties over whom we have no control. Any claims brought against us may result in limitations on our ability to use the intellectual property subject to these claims. We may be required to redesign our satellites, systems or products or to obtain licenses from third parties to continue offering our satellites, systems or products without substantially re-engineering
such products or systems.
Our intellectual property rights may be invalidated, circumvented, challenged, infringed or required to be licensed to others. An infringement or misappropriation could harm any competitive advantage we currently derive or may derive from our proprietary rights.
Risks Related to Our Regulatory, Environmental and Legal Issues
Our business is subject to a wide variety of additional extensive and evolving government laws and regulations. Failure to comply with such laws and regulations could have a material adverse effect on our business.
We are subject to a wide variety of laws and regulations relating to various aspects of our business, including employment and labor, licensing, export, tax, privacy and data security, health and safety, communications, and environmental issues. Laws and regulations at the foreign, federal, state and local levels frequently change, especially in relation to new and emerging industries, and we cannot always reasonably estimate the impact from, or the ultimate cost of compliance with, current or future regulatory or administrative changes. We monitor these developments and devote a significant amount of management’s time and external resources towards compliance with these laws, regulations and guidelines, and such compliance places a significant burden on management’s time and other resources, and it may limit our ability to expand into certain jurisdictions. Moreover, changes in law, the imposition of new or additional regulations or the enactment of any new or more stringent legislation that impacts our business could require us to change the way we operate and could have a material adverse effect on our sales, profitability, cash flows and financial condition. For example, our products and services may be subject to state sales and use taxes to which we may not be compliant, and taxability is generally determined by statutory state laws, as well as an assessment of nexus. Whether the sale of our products and services is subject to additional states’ sales and use taxes is uncertain, due in part to the unique nature and delivery of our products and services, as well as applicability of whether our customers are exempt from tax. There is a risk that one or more states may seek to impose sales or use tax or other tax collection obligations on us for past sales and it could have a material adverse impact on our sales, profitability, cash flows and financial condition.
Failure to comply with these laws or regulations or failure to satisfy any criteria or other requirement under such laws or regulations, such as with respect to obtaining and maintaining licenses, certificates, authorizations and permits critical for the operation of our business, may result in civil penalties or private lawsuits, or result in a delay or the denial, suspension or revocation of licenses, certificates, authorizations or permits, which would prevent us from operating our business. For example, our business requires licenses and permits from the Federal Communications Commission (the “FCC”) and review by and/or coordination with other agencies of the U.S. Government, including the Department of Defense, the National Oceanic and Atmospheric Administration (“NOAA”) and the National Aeronautics and Space Administration (“NASA”). License approval can include an interagency review of safety, operational, radio frequency interference, national security, and foreign policy and international obligations implications, as well as a review of foreign ownership. Since our satellites have space-qualified photographic equipment installed, we are also subject to licensing requirements and regulations of NOAA’s Commercial Report Sensing Regulatory Affairs office.

The rules and regulations of U.S. and foreign authorities, and their interpretation and application, may change, and such authorities may adopt regulations that impact our ability to collect imagery or otherwise limit or restrict our operations as presently conducted or currently contemplated. Such authorities may also make changes in the licenses of our competitors that affect our spectrum. These changes in rules or regulatory policy may significantly affect our business. For example, the FCC has an open notice of proposed rulemaking relating to mitigation of orbital debris, which could affect us and our operations. Application of these laws to our business may negatively impact our performance in various ways, limiting the collaborations we may pursue, further regulating the export and re-export
of our products, services, and technology from the U.S. and abroad, and increasing our costs and the time necessary to obtain required authorization. The adoption of a multi-layered regulatory approach to any one of the laws or regulations to which we are or may become subject, particularly where the layers are in conflict, could require alteration of our manufacturing processes or operational parameters which may adversely impact our business. In addition, the U.S. government could in the future exercise “shutter control” authority – the interruption of service by limiting imagery collection and/or distribution as necessary to meet significant U.S. government national security or foreign policy interests or international obligations – which, for example, could limit the resolution, collection or distribution of imagery over certain geographies. We cannot anticipate whether or under what circumstances the U.S. government would exercise its “shutter control” authority, nor can we reasonably determine what costs and terms would be negotiated between us and the U.S. government in such event.
Further, because regulations in each country are different, we may not be aware if some of our partners or persons with whom we or they do business do not hold the requisite licenses and approvals. Our failure to provide services in accordance with the terms of our licenses or our failure to operate our satellites or ground stations as required by our licenses and applicable laws and government regulations could result in the imposition of government sanctions on us, including the suspension or cancellation of our licenses. Our failure or delay in obtaining the approvals required to operate in other countries would limit or delay our ability to expand our operations into those countries. Our failure to obtain industry-standard or government-required certifications for our products could compromise our ability to generate revenue and conduct our business in other countries. Any imposition of sanctions, loss of license or failure to obtain the authorizations necessary to use our assigned radio frequency spectrum and to distribute our products in the U.S. or foreign jurisdictions could cause us to lose sales, hurt our reputation and impair our ability to pursue our business plan.
If we do not maintain regulatory authorizations for our existing satellites, associated ground facilities and terminals, services we provide, or obtain authorizations for our future satellites, associated ground facilities and terminals, and services we provide, we may not be able to operate our existing satellites or expand our operations.
We hold FCC licenses for our satellite constellation and earth stations (collectively, our “satellite system”) and, because our satellites have space-qualified photographic equipment installed, licenses from NOAA’s Commercial Remote Sensing Regulatory Affairs office. As we build out our satellite constellation, we will require new licenses from the FCC and NOAA or modifications to existing licenses. Changes to our satellite system may also require prior FCC and/or NOAA approval. From time to time, we may have pending applications for permanent or temporary changes in frequencies and technical design. From time to time, we have filed or will need to file applications to replace or add satellites to our satellite constellation. The FCC has waived certain application processing rules for certain of the frequencies on which we operate but there is no guarantee that the FCC will continue to waive those rules. The FCC licenses are also subject to modification by the FCC. In addition, the FCC licenses require coordination with various entities, including other federal government agencies. There can be no assurance that the FCC or NOAA will renew the licenses we hold, modify the licenses we currently hold, or grant new licenses, or that coordination conditions can continue to be met. If the FCC or NOAA revokes, modifies or fails to renew the licenses we hold, or fails to grant a new license or modification, or if we fail to satisfy any of the conditions of our respective licenses, we may not be able to continue to provide our products and services. In addition, the operation of ground station assets in
non-U.S.
jurisdictions may require either direct or indirect licensing from
non-U.S.
regulatory bodies.

We believe our current operations adhere to FCC, NOAA and
non-U.S.
licensing jurisdiction requirements. In some cases, we rely upon partners or persons with whom we or they do business to obtain and maintain required
non-U.S.
regulatory approvals. However, if we or they do not maintain the authorizations necessary to operate our existing satellites, we will not be able to operate the satellites covered by those authorizations, unless we obtain authorization from another licensing jurisdiction. Some of our authorizations provide waivers of regulations. If we do not maintain these waivers, we will be subject to operational restrictions or interference that will affect our use of existing satellites. Loss of a satellite authorization could cause us to lose the revenue from services provided by that satellite at a particular orbital location or using a particular frequency band, to the extent these services cannot be provided by satellites at other orbital locations or with a different frequency band.
Our launch and operation of planned satellites and ground stations may require additional regulatory authorizations from the FCC, NOAA, and/or a
non-U.S.
licensing jurisdiction. Obtaining launch windows for planned satellites and ground stations, preparing for launch, and working with the requisite equipment in foreign jurisdictions may require coordination with U.S. and foreign regulators. If any of our current operations are deemed not to be in compliance with applicable regulatory requirements, we may be subject to various sanctions, including fines, loss of authorizations, or denial of applications for new authorizations or renewal of existing authorizations. It is not uncommon for licenses for new satellites to be granted just prior to launch. If we do not obtain required authorizations in the future, we will not be able to operate our planned satellites. If we obtain a required authorization but we do not meet milestones regarding the construction, launch and operation of a satellite by deadlines that may be established in the authorization, we may lose our authorization to operate a satellite using certain frequencies in an orbital location. Any authorizations we obtain may also impose operational restrictions or permit interference that could affect our use of planned satellites.
Coordination results may adversely affect our ability to use our satellites in certain frequency bands for our proposed service or coverage area, or may delay our ability to launch satellites and thereby operate our proposed services.
We are required to record frequencies and operational parameters of our satellites with the International Telecommunication Union and to coordinate with other satellite operators and national administrations the use of these frequencies and operational parameters in order to avoid interference to or from other satellites. The results of coordination may adversely affect our use of our satellites using certain frequencies, as well as the type of applications or services that we can accommodate. If we are unable to coordinate our satellites by specified deadlines, we may not be able to use our satellites or certain frequencies for our proposed service or coverage area or we may lose interference protection for our satellites. The use of our satellites may also be temporarily or permanently adversely affected if the operation of other satellite networks does not conform to coordination agreements resulting in the acceptable interference levels being exceeded (such as due to operational errors associated with the transmissions to other satellite networks).
Loss of existing export control approvals or the inability to obtain required new approvals for the use of particular components, the transfer of company technologies, or the provision of analytical products or related services may have an adverse impact on our business, financial condition, and results of operations.
Many of our products, services, and technologies are regulated by the U.S. Department of State’s Directorate of Defense Trade Controls (“DDTC”) under the International Traffic in Arms Regulations (“ITAR”) and/or the U.S. Department of Commerce’s Bureau of Industry and Security (“BIS”) under the Export Administration Regulations (“EAR”).
We require export control licenses for certain activities associated with the development of our satellites, preparation and launch of our satellites, placement of equipment at foreign ground stations, and the provision of certain services to selected
non-U.S.
customers. As a result, we hold various licenses from DDTC and BIS in support of those activities. As we build out our satellite constellation or provide services to additional customers, we may require new licenses from DDTC or BIS, or modifications to existing licenses. These licenses are also subject to modification by the U.S. government. There can be no assurance that DDTC or BIS will renew the licenses we hold, modify the licenses we currently hold, or grant new licenses. If DDTC or BIS revokes, modifies or fails to renew the licenses we hold, or fails to grant a new license or modification, or if we fail to satisfy any of the conditions of our respective licenses, we may not be able to continue to provide our products and services.
Increasing regulatory focus on privacy issues and expanding laws may impact our business or expose us to increased liability.
We collect and process customer data and other data relating to individuals, which may include personal data. Due to the sensitivity of the personal information and data we manage and expect to manage in the future, as well as the nature of our customer base, the security features of our information systems are critical. A variety of federal, state and foreign laws and regulations govern the collection, use, retention, sharing and security of this information. Laws and regulations relating to privacy, data protection and consumer protection are evolving and subject to potentially differing interpretations. These requirements may not be harmonized, may be interpreted and applied in a manner that is inconsistent from one jurisdiction to another or may conflict with other rules or our practices. As a result, our practices may not have complied or may not comply in the future with all such laws, regulations, requirements and obligations. For example, in June 2018, California enacted the California Consumer Privacy Act (the “CCPA”), which took effect in January 2020. The CCPA, among other things, gives California residents expanded rights to access and delete their personal information, opt out of certain personal information sharing, and receive detailed information about how their personal information is used. In November 2020, California voters passed the California Privacy Rights Act (the “CPRA”). The CPRA, which is expected to take effect on January 1, 2023, significantly expands the CCPA, including by introducing additional obligations such as data minimization and storage limitations, granting additional rights to consumers such as correction of personal information and additional opt-out
rights, and creates a new entity to implement and enforce the law. While we do not yet know the extent of the impact the CCPA and CPRA will have on our business or operations, they will require us to modify our data processing practices and policies and may cause us to incur substantial costs and expenses in order to comply. Additionally, the CCPA and CPRA could mark the beginning of a trend toward more stringent privacy legislation in the United States. The CCPA has prompted a number of proposals for federal and state privacy legislation. For example, on March 2, 2021, Virginia enacted the Virginia Consumer Data Protection Act (“CDPA”), which becomes effective on January 1, 2023, and on June 8, 2021, Colorado enacted the Colorado Privacy Act (“CPA”), which takes effect on July 1, 2023. The CDPA and CPA are comprehensive privacy statutes that share similarities with the CCPA, CPRA, and legislation proposed in other states. Aspects of these state privacy statutes remain unclear, resulting in further uncertainty and potentially requiring us to modify our data practices and policies and to incur substantial additional costs and expenses in an effort to comply. These new state statutes and any other state or federal legislation that is passed could increase our potential liability, add layers of complexity to compliance in the U.S. market, increase our compliance costs and adversely affect our business.
We expect that new industry standards, laws and regulations will continue to be proposed regarding privacy, data protection and information security in many jurisdictions, including the European
e-Privacy Regulation,
which remains subject to changes prior to finalization. We cannot yet determine the impact such future laws, regulations and standards may have on our business. Complying with these evolving obligations is costly. For instance, expanding definitions and interpretations of what constitutes “personal data” (or the equivalent) within the United States, the European Economic Area (the “EEA”) and elsewhere may increase our compliance costs and legal liability.
We are also subject to additional privacy laws and regulations, many of which, such as the European Union’s General Data Protection Regulation (“GDPR”) and national laws supplementing the GDPR, as well as legislation substantially implementing the GDPR in the United Kingdom, are significantly more stringent than those currently enforced in the United States. The GDPR requires companies to meet stringent requirements regarding the handling of personal data of individuals located in the EEA. The law also includes significant penalties for noncompliance, which may result in monetary penalties of up to the higher of €20.0 million or 4% of a group’s worldwide turnover for the preceding financial year for the most serious violations. The United Kingdom’s version of the GDPR, the UK GDPR, which it maintains along with its Data Protection Act (collectively, the “UK GDPR”), also provides for substantial penalties that, for the most serious violations, can go up to the greater of £17.5 million or 4% of a group’s worldwide turnover for the preceding financial year. The GDPR, UK GDPR, and other similar regulations require companies to give specific types of notice and informed consent is required for certain actions, and the GDPR and UK GDPR imposes additional conditions in order to satisfy such consent, such as bundled consents.
The GDPR, UK GDPR, CCPA, CPA and other state and global laws and regulations have increased our responsibility and potential liability in relation to personal data, and we have and will continue to put in place additional processes and programs to demonstrate compliance. New privacy laws and regulations are under development at the U.S. federal and state level and in many international jurisdictions. Any actual or perceived failure to comply with the GDPR, UK GDPR, the CCPA, or other data privacy laws or regulations, or related contractual or other obligations, or any perceived privacy rights violation, could lead to investigations, claims, and proceedings by governmental entities and private parties, damages for contract breach, and other significant costs, penalties, and other liabilities, as well as harm to our reputation and market position.
Additionally, we store customer information and content and if our customers fail to comply with contractual obligations or applicable laws, it could result in litigation or reputational harm to us. The GDPR, UK GDPR, CCPA, and other laws, regulations, standards and self-regulatory codes may affect our ability to reach current and prospective customers, understand how our offerings and services are being used, respond to customer requests allowed under the laws, and implement our new business models effectively. These new laws and regulations would similarly affect our competitors as well as our customers. These requirements could impact demand for our offerings and services and result in more onerous contract obligations.
We are subject to international trade and governmental export and import controls and economic sanctions programs that could impair our ability to compete in international markets or subject us to liability if we violate these controls.
The export of our software, satellites and ground station equipment, and the provision of services and related technical data, in some cases, are subject to U.S. and international export control laws and regulations and trade and economic sanctions including the ITAR, the EAR, trade and economic sanctions maintained by the Office of Foreign Assets Control (“OFAC”). As such, an export license may be required to export or reexport our software and services to certain countries and end-users
for certain
end-uses.
In addition, as we grow, we may hire employees in jurisdictions outside of the United States or engage a professional employer organization to hire and employ such persons, which may subject us to foreign export and import rules and regulations, as well as international sanctions, foreign direct investment requirements, and other international trade rules. If we do not maintain our existing authorizations or obtain future export licenses in accordance with the export control laws and regulations, we may be unable to export our software or ground station equipment or provide services and related technical information to
non-U.S.
persons and companies. If we were to fail to comply with such export controls laws and regulations, economic sanctions, international trade regulations, or other similar laws, we could be subject to both civil and criminal penalties, including substantial fines, possible incarceration for employees and managers for willful violations, and the possible loss of our export or import privileges. Obtaining the necessary export license for a particular sale or offering may not be possible, may be time-consuming and may result in the delay or loss of sales opportunities. Furthermore, export control laws and economic sanctions in many cases prohibit the export of software and services to certain embargoed or sanctioned countries, governments and persons, as well as for prohibited end-uses.
Monitoring and ensuring compliance with these complex export controls and sanctions is particularly challenging because our offerings are available throughout the world. Even though we take precautions to ensure that we and our partners comply with all relevant export and import control laws and regulations, any failure by us or our partners to comply with such laws and regulations could have negative consequences for us, including reputational harm, government investigations and penalties.

In addition, various countries regulate the import of certain encryption software and technology, including through import permit and license requirements, and have enacted laws that could limit our ability to distribute our products and services or could limit our end-customers’
ability to implement our products in those countries. Because we incorporate encryption functionality into our products, we are subject to certain of these provisions. Changes in our products or changes in export and import regulations in such countries may create delays in the introduction of our products and services into international markets, prevent our end-customers
with international operations from deploying our products globally or, in some cases, prevent or delay the export or import of our products and services to certain countries, governments or persons altogether. The following developments could result in decreased use of our products and services by, or in our decreased ability to export or sell our products to, existing or potential end-customers
with international operations: any change in export or import laws or regulations, economic sanctions or related legislation; shift in the enforcement or scope of existing export, import or sanctions laws or regulations; or change in the countries, governments, persons, or technologies targeted by such export, import or sanctions laws or regulations. Any decreased use of our products or services or limitation on our ability to export to or sell our products or services in international markets could adversely affect our business, financial condition and operating results.
In addition, U.S. export control laws and regulations are continuing to evolve, as are our products and services. For example, the U.S. State Department, the U.S. Department of Commerce, and other cognizant U.S. government agencies are evaluating the imposition of additional export restrictions on so-called
“emerging and foundational technologies.” Any changes to or further extension of U.S. export control laws and regulations could negatively impact our ability to provide our products and services internationally, or to retain talent required for further development of our products or services.
Failure to comply with anti-bribery and anti-corruption laws could subject us to penalties and other adverse consequences.
We are subject to the United States Foreign Corrupt Practices Act (“FCPA”), the U.S. domestic bribery statute contained in 18 U.S.C. § 201, the United States Travel Act, and other anti-corruption and anti-bribery laws and regulations in the jurisdictions in which we do business, both domestic and abroad. Anti-corruption and anti-bribery laws have been enforced aggressively in recent years and are interpreted broadly. These laws and regulations generally prohibit companies, their employees, business partners, third-party intermediaries, representatives, and agents from authorizing, offering, or providing, directly or indirectly, improper payments to government officials, political candidates, political parties, or commercial partners for the purpose of obtaining or retaining business or securing an improper business advantage.
We have interactions with foreign officials, including in furtherance of sales to governmental or quasi-governmental entities in the United States and in
non-U.S.
countries. We sometimes leverage third parties to conduct our business abroad, and our third-party business partners, representatives, and agents may also have direct or indirect interactions with officials and employees of government agencies or state-owned or affiliated entities. We may be held liable for the corrupt or other illegal activities of our employees or such third parties even if we do not explicitly authorize such activities. The FCPA and other applicable laws and regulations also require that we keep accurate books and records and maintain internal controls and compliance procedures designed to prevent any such actions. While we have implemented policies and procedures to address compliance with such laws, we cannot assure you that our employees, business partners, third-party intermediaries, representatives, and agents will not engage in conduct in violation of our policies or applicable law for which we might ultimately be held responsible. Our exposure for violating these laws increases as our international presence expands and as we increase sales and operations in foreign jurisdictions.
Violations of the FCPA and other applicable anti-bribery and anti-corruption laws may result in whistleblower complaints, adverse media coverage, investigations, loss of export privileges, as well as severe criminal or civil sanctions, settlements, prosecution, enforcement actions, fines, damages, or suspension or debarment from government contracts, all of which could have an adverse effect on our reputation, business, stock price, financial condition, results of operations, and growth prospects. In addition, responding to any investigation or action will likely result in a significant diversion of management’s attention and resources and significant defense costs and other professional fees.
We are subject to environmental laws and regulations which could result in material liabilities or obligations. In addition, our operations have involved the handling, storage and disposal of hazardous materials, which could result in potential exposure to environmental liabilities.
We are subject to various U.S. federal, state, local and
non-U.S.
laws and regulations related to environmental protection, including the discharge, treatment, storage, disposal and remediation of hazardous substances and wastes. We could incur substantial costs, including cleanup costs, fines and civil or criminal sanctions, as well as third-party claims for property damage or personal injury, if we were to violate or become liable under environmental laws or regulations. In addition, new laws and regulations, more stringent enforcement of existing laws and regulations, or the discovery of previously unknown contamination could result in material obligations and costs.
Furthermore, our operations are subject to federal, state and local environmental laws and regulations regarding the handling, storage and disposal of hazardous materials, including the Clean Air Act, the Clean Water Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), and the Toxic Substances Control Act. These laws and regulations could require us to incur significant expenses to comply with environmental regulations. We may also have to pay regulatory fines, penalties or other costs (including remediation costs) if we were to fail to comply with environmental laws and regulations, which could materially reduce our revenues and adversely affect our financial condition. Permits issued pursuant to certain environmental laws are required for our operations, and these permits are subject to renewal, modification and, in some cases, revocation.
In addition, under environmental laws, ordinances or regulations, a current or previous owner or operator of property may be liable for the costs of removal or remediation of some kinds of petroleum products or other hazardous substances on, under, or in its property, adjacent or nearby property, or offsite disposal locations, without regard to whether the owner or operator knew of, or caused, the presence of the contaminants, and regardless of whether the practices that resulted in the contamination were legal at the time they occurred. We could be subject to future liabilities under CERCLA and other environmental laws at our current or former facilities, adjacent or nearby properties or offsite disposal locations if any such properties are discovered to be contaminated with hazardous substances.
We may be subject to assertions that taxes must be collected based on gross receipts, sales and use of our services in various states, which could expose us to liability and cause material harm to our business, financial condition, and results of operations.
Our products and services may be subject to gross receipts, sales and use taxes in certain states and taxability is generally determined by statutory state laws and regulations, as well as an assessment of physical and economic nexus. Whether sales of our products and services are subject to additional states’ sales and use taxes is uncertain, due in part to the unique nature of our products and services, the delivery method of our products and services, whether our customer is subject to tax as a government entity, as well as changing state laws and interpretations of those laws. One or more additional states may seek to impose sales or use tax or other tax collection obligations on us, whether based on sales by us or our resellers or customers, including for past sales. A successful assertion that we should be collecting sales or other related taxes on our products and services could result in substantial audit defense fees and tax liabilities for past sales, discourage customers from offering or billing for our products and services, or otherwise cause material harm to our business, financial condition, and results of operations.

We may become involved in litigation that may materially adversely affect us.
From time to time, we may become involved in various legal proceedings relating to matters incidental to the ordinary course of our business, including intellectual property, commercial, employment, class action, whistleblower and other litigation and claims, and governmental and other regulatory investigations and proceedings. Such matters can be time-consuming, divert management’s attention and resources, cause us to incur significant expenses or liability or require us to change our business practices. For example, we have been notified that one of our former executives is considering pursuing legal action against us related to a dispute regarding the number of vested shares of our Class A Common Stock he was entitled to in connection with his separation of employment from BlackSky. We believe that any such claim would be without merit, and we intend to vigorously defend our position. Because of the potential risks, expenses and uncertainties of litigation, we may, from time to time, settle disputes, even where we believe that we have meritorious claims or defenses. Because litigation is inherently unpredictable, we cannot assure you that the results of any of these actions will not have a material adverse effect on our business.
Legacy Osprey Technology Acquisition Corp.’s, our predecessor company (“Osprey”),warrants are accounted for as a liability and the change in value of these warrants or any other similar derivative liabilities could have a material effect on our financial results.
On April 12, 2021, the SEC’s Acting Director of the Division of Corporation Finance and Acting Chief Accountant together issued guidance regarding the accounting and reporting considerations for warrants issued by special purpose acquisition companies entitled “Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies (“SPACs”)” (the “SEC Guidance”). Specifically, the SEC Guidance focused on certain settlement terms and provisions related to certain partial tender offers following a business combination, which terms are similar to those contained in the warrant agreement governing legacy Osprey’s warrants, which following our business combination with Osprey are now our warrants. As a result of the SEC Guidance, Osprey reevaluated the accounting treatment of its 15,812,500 public warrants and 8,325,000 private placement warrants, and concluded that the warrants should be classified as a liability measured at fair value, with changes in fair value each period reported in earnings.
In connection with the audit of Osprey’s financial statements for the period ended December 31, 2020, Osprey’s management evaluated the warrants under Accounting Standards Codification (“ASC”)
Subtopic 815-40, Contracts
in Entity’s Own Equity. ASC
Section 815-40-15
addresses equity versus liability treatment and classification of equity-linked financial instruments, including warrants, and states that a warrant may be classified as a component of equity only if, among other things, the warrant is indexed to the issuer’s common stock. Under ASC
Section 815-40-15,
a warrant is not indexed to the issuer’s common stock if the terms of the warrant require an adjustment to the exercise price upon a specified event and that event is not an input to the fair value of the warrant. Based on management’s evaluation, Osprey’s audit committee, in consultation with management and after discussion with Osprey’s independent registered public accounting firm, concluded that Osprey’s warrants are not indexed to Osprey’s common shares in the manner contemplated by ASC
Section 815-40-15 because
the holder of the instrument is not an input into the pricing of a fixed-for-fixed
option on equity shares. In addition, based on management’s evaluation, Osprey’s audit committee, in consultation with management and after discussion with Osprey’s independent registered public accounting firm, concluded the tender offer provision included in the warrant agreement fails the “classified in shareholders’ equity” criteria as contemplated by ASC
Section 815-40-25.
As a result of the above, Osprey should have classified the warrants as derivative liabilities in its previously issued financial statements. Under this accounting treatment, Osprey is required to measure the fair value of the warrants at the end of each reporting period and recognize changes in the fair value from the prior period in Osprey’s operating results for the current period.

Osprey identified a material weakness in its internal control over financial reporting as of December 31, 2020. If we are unable to develop and maintain an effective system of internal control over financial reporting, we may not be able to accurately report our financial results in a timely manner, which may adversely affect investor confidence in our company and materially and adversely affect our business and operating results.
Our management is responsible for establishing and maintaining adequate internal control over financial reporting, as defined in the Exchange Act Rule
13a-15(f).
Our internal control over financial reporting is designed to provide reasonable assurance to our management and board of directors regarding the preparation and fair presentation of published financial statements. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented, or detected and corrected on a timely basis.
Following the issuance of the SEC Guidance, Osprey’s audit committee, in consultation with management and after discussion with Osprey’s independent registered public accounting firm, concluded that Osprey should have classified its warrants as derivative liabilities in its previously issued financial statements, and it was appropriate to correct errors in Osprey’s previously issued audited financial statements as of and for the period ended December 31, 2020 by restating such audited financial information (the “Restatement”). See “
—Legacy Osprey Technology Acquisition Corp.’s, our predecessor company (“Osprey”),warrants are accounted for as a liability
and the change in value of these warrants or any other similar derivative liabilities could have a material effect on our financial results..
” As part of such process, Osprey’s management, including Osprey’s principal executive and financial officers, evaluated the effectiveness of Osprey’s internal control over financial reporting and concluded that Osprey did not maintain effective internal control over financial reporting as of December 31, 2020 because of a material weakness in Osprey’s internal control over financial reporting related to the accounting for a significant and unusual transaction related to the warrants Osprey issued in connection with Osprey’s initial public offering, Such material weakness resulted in a material misstatement of Osprey’s warrant liability, change in fair value of warrant liability, additional paid-in
capital and accumulated deficit as of and for the years ended December 31, 2020 and 2019.
To respond to this material weakness, Osprey devoted, and we plan to continue to devote, significant effort and resources to the remediation and improvement of our internal control over financial reporting. While we have processes to identify and appropriately apply applicable accounting requirements, we plan to enhance these processes to better evaluate our research and understanding of the nuances of the complex accounting standards that apply to our financial statements. Our plans include providing enhanced access to accounting literature, research materials and documents and increased communication among our personnel and third-party professionals with whom we consult regarding complex accounting applications. The elements of our remediation plan can only be accomplished over time, and we can offer no assurance that these initiatives will ultimately have the intended effects.
We may face litigation and other risks as a result of the material weakness in our internal control over financial reporting.
Following the issuance of the SEC Guidance, Osprey’s audit committee, in consultation with management and after discussion with Osprey’s independent registered public accounting firm, concluded that Osprey should have classified its warrants as derivative liabilities in its previously issued financial statements, and it was appropriate to correct errors in Osprey’s previously issued audited financial statements as of and for the period ended December 31, 2020 by restating such audited financial information. See “—
Legacy Osprey Technology Acquisition Corp.’s, our predecessor company (“Osprey”),warrants are accounted for as a liability and the change in value of these warrants or any other similar derivative liabilities could have a material effect on our financial results.
” As part of the Restatement, Osprey’s management, including Osprey’s principal executive and financial officers, evaluated the effectiveness of Osprey’s internal control over financial reporting and concluded that Osprey did not maintain effective internal control over financial reporting as of December 31, 2020 because of a material weakness in Osprey’s internal control over financial reporting related to the accounting for a significant and unusual transaction related to the warrants Osprey issued in connection with Osprey’s initial public offering. Such material weakness resulted in a material misstatement of Osprey’s warrant liability, change in fair value of warrant liability, additional paid-in
capital and accumulated deficit as of and for the years ended December 31, 2020 and 2019.
As a result of such material weakness, the Restatement, the change in accounting for the warrants, and other matters raised publicly by the SEC, we face potential for litigation or other disputes which may include, among others, claims invoking the federal and state securities laws or other claims arising from the Restatement and material weaknesses in our internal control over financial reporting and the preparation of our financial statements. We currently have no knowledge of any such litigation or dispute. However, we can provide no assurance that such litigation or dispute will not arise in the future. Any such litigation or dispute, whether successful or not, could have a material adverse effect on our business, results of operations and financial condition.
Additional Risks Relating to Ownership of Our Class A Common Stock
Our stock price may fluctuate significantly and you could lose all or part of your investment as a result.
The trading price of our Class A Common Stock has been, and may continue to be, volatile. The stock market has experienced extreme volatility in the past and may experience similar volatility moving forward. This volatility often has been unrelated or disproportionate to the operating performance of particular companies. You may not be able to resell your shares at an attractive price due to a number of factors such as those listed in “—
Risks Related to Our Business and Industry
” and the following:

•	results of operations that vary from the expectations of securities analysts and investors;

•	results of operations that vary from those of our competitors;

•	changes in expectations as to our future financial performance, including financial estimates and investment recommendations by securities analysts and investors;

•	declines in the market prices of stocks generally;

•	strategic actions by us or our competitors;

•	announcements by us or our competitors of significant contracts, acquisitions, joint ventures, other strategic relationships or capital commitments;

•	any significant change in our management;

•	changes in general economic or market conditions or trends in our industry or markets;

•	changes in business or regulatory conditions, including new laws or regulations or new interpretations of existing laws or regulations applicable to our business;

•	future sales of our Class A Common Stock or other securities;

•	investor perceptions or the investment opportunity associated with our Class A Common Stock relative to other investment alternatives;

•	the public’s response to press releases or other public announcements by us or third parties, including our filings with the SEC;

•	litigation involving us, our industry, or both, or investigations by regulators into our operations or those of our competitors;

•	guidance, if any, that we provide to the public, any changes in this guidance or our failure to meet this guidance;

•	the development and sustainability of an active trading market for our stock;

•	actions by institutional or activist stockholders;

•	changes in accounting standards, policies, guidelines, interpretations or principles;

•	general economic and political conditions such as recessions, interest rates, fuel prices, trade wars, pandemics (such as COVID-19), currency fluctuations and acts of war or terrorism; and

•
the effects of natural disasters, terrorist attacks and the spread and/or abatement of infectious diseases, such as
COVID-19,
including with respect to potential operational disruptions, labor disruptions, increased costs, and impacts to demand related thereto.

These broad market and industry fluctuations may adversely affect the market price of our Class A Common Stock, regardless of our actual operating performance. In addition, price volatility may be greater if the public float and trading volume of our Class A Common Stock is low.
In the past, following periods of market volatility, stockholders have instituted securities class action litigation. If we are involved in securities litigation, it could have a substantial cost and divert resources and the attention of our executive management from our business regardless of the outcome of such litigation.
The unaudited pro forma combined financial information included elsewhere in this prospectus may not be indicative of what our actual financial position or results of operations would have been.
The unaudited pro forma combined financial information included elsewhere in this prospectus is presented for illustrative purposes only and does not necessarily reflect what our financial condition or results of operations would have been had our merger with Osprey and our PIPE Investment occurred on the dates indicated. Further, the unaudited pro forma combined financial information also may not be useful in predicting our future financial condition and results of operations. Our actual financial position and results of operations may differ significantly from our pro forma amounts reflected herein due to a variety of factors. Our unaudited pro forma adjustments represent management’s estimates based on information available as of the date of these unaudited pro forma combined financial statements and are subject to change as additional information becomes available and analyses are performed.
We will be an emerging growth company and any decision to comply only with certain reduced reporting and disclosure requirements applicable to emerging growth companies could make our Class A Common Stock less attractive to investors.
We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act (“JOBS Act”). For as long as we continue to be an emerging growth company, we may choose to take advantage of exemptions from various reporting requirements applicable to other public companies but not to “emerging growth companies,” including:

•	not being required to have an independent registered public accounting firm audit our internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act of 2002;

•	reduced disclosure obligations regarding executive compensation in our periodic reports and annual report on Form 10-K; and

•	exemptions from the requirements of holding non-binding advisory votes on executive compensation and stockholder approval of any golden parachute payments not previously approved.
As a result, the stockholders may not have access to certain information that they may deem important. Our status as an emerging growth company will end as soon as any of the following takes place:

•	the last day of the fiscal year in which we have at least $1.07 billion in annual revenue;

•	the date we qualify as a “large accelerated filer,” with at least $700.0 million of equity securities held by non-affiliates;

•	the date on which we have issued, in any three-year period, more than $1.0 billion in non-convertible debt securities; or

•	the last day of the fiscal year ending after the fifth anniversary of the Osprey IPO.
Under the JOBS Act, emerging growth companies can also delay adopting new or revised accounting standards until such time as those standards apply to private companies. We may elect to take advantage of this extended transition period and as a result, our financial statements may not be comparable with similarly situated public companies.
We cannot predict if investors will find our Class A Common Stock less attractive if we choose to rely on any of the exemptions afforded emerging growth companies. If some investors find our Class A Common Stock less attractive because we rely on any of these exemptions, there may be a less active trading market for our Class A Common Stock.
Because there are no current plans to pay cash dividends on our Class A Common Stock for the foreseeable future, you may not receive any return on investment unless you sell your Class A Common Stock for a price greater than that which you paid for it.
We intend to retain future earnings, if any, for future operations, expansion and debt repayment and there are no current plans to pay any cash dividends for the foreseeable future. The declaration, amount and payment of any future dividends on shares of our Class A Common Stock will be at the sole discretion of our board of directors. Our board of directors may take into account general and economic conditions, our financial condition and results of operations, our available cash and current and anticipated cash needs, capital requirements, contractual, legal, tax, and regulatory restrictions, implications on the payment of dividends by us to our stockholders or by our subsidiaries to us and such other factors as our board of directors may deem relevant. In addition, our ability to pay dividends is limited by covenants of our existing and outstanding indebtedness and may be limited by covenants of any future indebtedness we incur. As a result, you may not receive any return on an investment in our Class A Common Stock unless you sell our Class A Common Stock for a price greater than that which you paid for it.
If securities analysts do not publish research or reports about our business or if they downgrade our stock or our sector, our stock price and trading volume could decline.
The trading market for our Class A Common Stock will rely in part on the research and reports that industry or financial analysts publish about us or our business. We will not control these analysts. In addition, some financial analysts may have limited expertise with our model and operations. Furthermore, if one or more of the analysts who do cover us downgrade our stock or industry, or the stock of any of our competitors, or publish inaccurate or unfavorable research about our business, the price of our stock could decline. If one or more of these analysts ceases coverage of us or fails to publish reports on us regularly, we could lose visibility in the market, which in turn could cause our stock price or trading volume to decline.
Future sales, or the perception of future sales, by us or our stockholders in the public market could cause the market price for our Class A Common Stock to decline.
The sale of shares of our Class A Common Stock in the public market, or the perception that such sales could occur, could harm the prevailing market price of shares of our Class A Common Stock. These sales, or the possibility that these sales may occur, also might make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate.

Pursuant to our amended and restated bylaws, during the
Lock-up
Period, our directors and executive officers will not, subject to the exceptions noted therein, sell, transfer, assign, pledge, encumber, hypothecate or similarly dispose of any shares of our Class A Common Stock, or any stock options, restricted stock units, or other equity awards outstanding as of immediately following the closing of the merger with Osprey in respect of awards of BlackSky outstanding immediately following the closing of the merger with Osprey. Following the expiration or waiver of the
Lock-up
Period, such shares will be eligible for resale, subject to volume, manner of sale and other limitations under Rule 144 or registration of such shares for resale. Sales of substantial amounts of our Class A Common Stock in the public market, or the perception that such sales will occur, could adversely affect the market price of our Class A Common Stock and make it difficult for us to raise funds through securities offerings in the future.
In the future, we may also issue securities in connection with investments or acquisitions. The amount of shares of our Class A Common Stock issued in connection with an investment or acquisition could constitute a material portion of our then-outstanding shares of Class A Common Stock. Any issuance of additional securities in connection with investments or acquisitions may result in additional dilution to our stockholders.
We have broad discretion in the use of the net proceeds from our merger with Osprey and the PIPE Investment and may not use them effectively.
We cannot specify with certainty the particular uses of the net proceeds we received from our merger with Osprey and the PIPE Investment. Our management will have broad discretion in the application of the net proceeds. Our management may spend a portion or all of the net proceeds in ways that our stockholders may not desire or that may not yield a favorable return. The failure by our management to apply these funds effectively could harm our business financial condition, results of operations and prospects. Pending their use, we may invest the net proceeds from our merger with Osprey and the PIPE Investment in a manner that does not produce income or that loses value.
There can be no assurance that we will be able to comply with the continued listing standards of the New York Stock Exchange.
If the NYSE delists our shares of Class A Common Stock from trading on its exchange for failure to meet NYSE’s listing standards, we and our stockholders could face significant material adverse consequences including:

•	a limited availability of market quotations for our securities;

•	reduced liquidity for our securities;

•
a determination that our Class A Common Stock is a “penny stock” which will require brokers trading in our Class A Common Stock to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for our securities;

•	a limited amount of analyst coverage; and

•	a decreased ability to issue additional securities or obtain additional financing in the future.
Anti-takeover provisions in our organizational documents could delay or prevent a change of control.
Certain provisions of our amended and restated certificate of incorporation and amended and restated bylaws may have an anti-takeover effect and may delay, defer or prevent a merger, acquisition, tender offer, takeover attempt or other change of control transaction that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares held by our stockholders.

These provisions provide for, among other things:

•	a classified board of directors whose members serve staggered three-year terms;

•	the ability of our board of directors to issue one or more series of preferred stock;

•	advance notice for nominations of directors by stockholders and for stockholders to include matters to be considered at our annual meetings;

•	certain limitations on convening special stockholder meetings;

•	limiting the ability of stockholders to act by written consent;

•	providing that our board of directors is expressly authorized to make, alter or repeal our bylaws; and

•
the removal of directors only for cause and only upon the affirmative vote of holders of at least 66 2/3% of the voting power of our issued and outstanding capital stock entitled to vote in the election of directors, voting together as a single class.

These anti-takeover provisions could make it more difficult for a third party to acquire us, even if the third-party’s offer may be considered beneficial by many of our stockholders. As a result, our stockholders may be limited in their ability to obtain a premium for their shares. These provisions could also discourage proxy contests and make it more difficult for you and other stockholders to elect directors of your choosing and to cause us to take other corporate actions you desire. See “
Description of Securities
” for more information.
Our amended and restated certificate of incorporation designates the Court of Chancery of the State of Delaware as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by our stockholders, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers, employees or stockholders.
Our amended and restated certificate of incorporation provides that, subject to limited exceptions, any (1) derivative action or proceeding brought on behalf of us, (2) action asserting a claim of breach of a duty (including any fiduciary duty) owed by any of our current or former directors, officers, stockholders, employees or agents to us or our stockholders, (3) action asserting a claim against us or any of our current or former directors, officers, stockholders, employees or agents arising out of or relating to any provision of the Delaware General Corporation Law (“DGCL”) or our amended and restated certificate of incorporation or our amended and restated bylaws (each, as in effect from time to time) or (4) action asserting a claim against us or any of our current or former directors, officers, stockholders, employees or agents governed by the internal affairs doctrine of the State of Delaware shall, to the fullest extent permitted by applicable law, be exclusively brought in the Court of Chancery of the State of Delaware or, if such court lacks subject matter jurisdiction thereof, another state or federal court located within the State of Delaware, provided that, unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States of America will, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any complaint against any person in connection with any offering of our securities, asserting a cause of action arising under the Securities Act. Any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock shall be deemed to have notice of and to consent to the provisions of our amended and restated certificate of incorporation described above. This choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers or other employees, which may discourage such lawsuits against us and our directors, officers and employees. Alternatively, if a court were to find these provisions of our amended and restated certificate of incorporation inapplicable to, or unenforceable in respect of, one or more of the specified types of actions or proceedings, we may incur additional costs associated with resolving such matters in other jurisdictions, which could adversely affect our business and financial condition.

Transformation of our company into a listed public company will increase our costs and may disrupt the regular operations of our business.
We have operated as a privately owned company and expect to incur additional legal, regulatory, finance, accounting, investor relations and other administrative expenses as a result of having publicly traded common stock.
We are required to ensure that we have the ability to prepare financial statements on a timely basis that fully comply with all SEC reporting requirements and maintain effective internal controls over financial reporting.
The additional demands associated with being a public company may disrupt regular operations of our business by diverting the attention of some of our senior management team away from revenue producing activities to management and administrative oversight, adversely affecting our ability to attract and complete business opportunities and increasing the difficulty in both retaining professionals and managing and growing our businesses. In addition, failure to comply with any laws or regulations applicable to us as a public company may result in legal proceedings and/or regulatory investigations, and may cause reputational damage. Any of these effects could harm our business, financial condition and results of operations.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus contains forward-looking statements within the meaning of the federal securities laws, which statements involve substantial risks and uncertainties. Forward-looking statements generally relate to future events or our future financial or operating performance. In some cases, you can identify forward-looking statements because they contain words such as “may,” “might,” “possible,” “will,” “should,” “expect,” “plan,” “anticipate,” “could,” “intend,” “target,” “project,” “contemplate,” “believe,” “estimate,” “predict,” “potential” or “continue” or the negative of these words or other similar terms or expressions that concern our expectations, strategy, plans or intentions. Forward-looking statements contained in this prospectus include statements about:

•	our ability to recognize anticipated benefits of the merger with Osprey Technology Acquisition Corp. (“Osprey”);

•	our financial and business performance following the merger with Osprey, including financial projections and business metrics;

•	our ability to maintain and protect our intellectual property;

•	our ability to attract and retain employees;

•	our ability to increase client renewal and retention rates over time;

•	our ability to leverage analytical capabilities and access external sensor networks;

•	our ability to expand to international and commercial markets;

•	our ability to improve geospatial data and cloud-based platform capabilities and invest in innovation efforts;

•	our ability to grow distribution channels;

•	our ability to maintain and protect our brand;

•	our ability to enhance future operating and financial results by increasing total revenue and profits generally over time;

•	our ability to comply with laws and regulations applicable to our business;

•	our ability to successfully defend litigation; and

•
our ability to successfully deploy the proceeds from our merger with Osprey, and manage other risks and uncertainties set forth in the section titled “
Risk Factors
” included elsewhere in this prospectus.

We caution you that the foregoing list does not contain all of the forward-looking statements made in this prospectus.
You should not rely upon forward-looking statements as predictions of future events. We have based the forward-looking statements contained in this prospectus primarily on our current expectations and projections about future events and trends that we believe may affect our business, operating results, financial condition and prospects. The outcome of the events described in these forward-looking statements is subject to risks, uncertainties and other factors, including those described in the section titled “
Risk Factors
” and elsewhere in this prospectus. Moreover, we operate in a very competitive and rapidly changing environment. New risks and uncertainties emerge from time to time and it is not possible for us to predict all risks and uncertainties that could have an impact on the forward-looking statements contained in this prospectus. We cannot assure you that the results, events and circumstances reflected in the forward-looking statements will be achieved or occur, and actual results, events or circumstances could differ materially from those described in the forward-looking statements.

Neither we nor any other person assumes responsibility for the accuracy and completeness of any of these forward-looking statements. Moreover, the forward-looking statements made in this prospectus relate only to events as of the date on which the statements are made. We undertake no obligation to update any forward-looking statements made in this prospectus to reflect events or circumstances after the date of this prospectus or to reflect new information or the occurrence of unanticipated events, except as required by law. You should not place undue reliance on our forward-looking statements. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments we may make.

USE OF PROCEEDS
All of the Securities offered by the selling securityholders pursuant to this prospectus will be sold by the selling securityholders for their respective accounts. We will not receive any of the proceeds from the sale of the Securities hereunder.
With respect to the registration of shares of our Class A Common Stock and Private Placement Warrants offered by the selling securityholders pursuant to this prospectus, the selling securityholders will pay any underwriting discounts and commissions and expenses incurred by them for brokerage, accounting, tax or legal services or any other expenses incurred by them in disposing of the Securities. We will bear all other costs, fees and expenses incurred in effecting the registration of the Securities covered by this prospectus, including, without limitation, all registration and filing fees, NYSE listing fees, and fees of our counsel and our independent registered public accountants.
We will receive up to an aggregate of approximately $313,613,021.35 from the exercise of the Warrants assuming the exercise in full of all of the Warrants for cash and from the exercise of the Legacy BlackSky Equity Awards. We expect to use the net proceeds from the exercise of the Warrants and the Legacy BlackSky Equity Awards for general corporate purposes. There is no assurance that the holders of the Warrants will elect to exercise any or all of such Warrants or that they will exercise any or all of them for cash. The amount of cash we would receive from the exercise of the Warrants will decrease to the extent that Warrants are exercised on a cashless basis.

MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT’S
COMMON EQUITY AND RELATED STOCKHOLDER MATTERS
Market Information and Holders
Our Class A Common Stock is currently listed on the New York Stock Exchange (“NYSE”) under the symbol “BKSY.” Prior to the consummation of the Business Consummation, our Class A Common Stock was historically quoted on the NYSE under the symbol “SFTW”.
As of September 15, 2021, there were approximately 115,949,075 shares of Class A Common Stock issued and outstanding held of record by approximately 245 holders and approximately 24,137,500 Warrants issued and outstanding.
Dividend Policy
We currently intend to retain all available funds and any future earnings to fund the growth and development of our business. Since the closing of the merger, we have not declared or paid any cash dividends on our capital stock. We do not intend to pay cash dividends to our stockholders in the foreseeable future. Investors should not purchase our common stock with the expectation of receiving cash dividends.
Any future determination to declare dividends will be made at the discretion of our board of directors, subject to applicable laws and will depend upon, among other factors, our operating results, financial condition, contractual restrictions and capital requirements. Our future ability to pay cash dividends on our capital stock is limited by covenants of our existing and outstanding indebtedness and may be limited by covenants of any future indebtedness we incur.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
Introduction
The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation
S-X.
This information has been provided to aid in your analysis of the financial impacts of (1) the merger between Osprey Technology Acquisition Corp. (“Osprey”) and BlackSky Holdings, Inc. (“BlackSky”) and (2) certain related transactions. The pro forma financial information reflects the combination of historical financial information of Osprey and BlackSky, adjusted to give effect to (A) the merger, inclusive of the issuance of Osprey common stock for BlackSky’s issued and outstanding Class A Common Stock, preferred stock, and bridge notes in accordance with the terms of the merger agreement, (B) the repayment of certain of BlackSky’s outstanding debt, (C) certain related equity financing transactions, and (D) the payment of transaction costs (collectively, the “Transactions”), as each are subsequently described in greater detail. Hereinafter, Osprey and BlackSky are collectively referred to as the “companies,” and the companies, subsequent to the merger, are referred to herein as the “combined company.”
The unaudited pro forma condensed combined balance sheet, which has been presented for the combined company as of June 30, 2021, gives effect to the Transactions as if they were consummated on June 30, 2021. The unaudited pro forma condensed combined statements of operations, which have been presented for the combined company for the six months ended June 30, 2021 and for the year ended December 31, 2020, give pro forma effect to the Transactions as if they had occurred on January 1, 2020. The unaudited pro forma condensed combined balance sheet does not purport to represent, and is not necessarily indicative of, what the actual financial condition of the combined company would have been had the Transactions taken place on June 30, 2021, nor is it indicative of the financial condition of the combined company as of any future date. The unaudited pro forma condensed combined statements of operations do not purport to represent, and are not necessarily indicative of, what the actual results of operations of the combined company would have been had the merger taken place on January 1, 2020, nor are they indicative of the results of operations of the combined company for any future period.
The unaudited pro forma condensed combined financial information was derived from, and should be read in conjunction with, the following historical financial statements and the accompanying notes, which are included elsewhere in this prospectus and incorporated herein by reference:

•
The historical unaudited condensed financial statements of Osprey as of and for the six months ended June 30, 2021 and the historical audited financial statements of Osprey as of and for the year ended December 31, 2020 (as restated); and

•
The historical unaudited condensed consolidated financial statements of BlackSky as of and for the six months ended June 30, 2021 and the historical audited consolidated financial statements of BlackSky as of and for the year ended December 31, 2020.

The unaudited pro forma condensed combined financial information should also be read together with the section of the prospectus entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” as well as other information included elsewhere in the prospectus, which is incorporated herein by reference.

Description of the Transactions
The unaudited pro forma condensed combined financial statements reflect (1) the merger between Osprey and BlackSky in accordance with the merger agreement entered into by the two companies on February 17, 2021, (2) the issuance of incremental shares of Osprey common stock pursuant to subscription agreements entered into with PIPE investors on February 17, 2021 and August 31, 2021, and (3) additional transactions directly related to and/or triggered by the merger. More specifically, the unaudited pro forma condensed combined financial statements give effect to the following events:

•	The merger between Osprey’s newly-formed merger subsidiary and BlackSky, with BlackSky surviving as a wholly-owned subsidiary of Osprey;

•
The issuance of shares of Osprey common stock for all of BlackSky’s issued and outstanding Class A Common Stock and preferred stock, pursuant to exchange ratios determined in accordance with the merger agreement entered into on February 17, 2021 and inclusive of (1) BlackSky Class A Common Stock issued upon the exercise of certain outstanding Class A Common Stock warrants and the conversion of all of BlackSky’s issued and outstanding bridge notes (inclusive of interest accrued thereon) into Class A Common Stock immediately prior to the merger and (2) BlackSky preferred stock issued upon the exercise of certain outstanding preferred stock warrants immediately prior to the merger;

•	The sale and issuance of 18 million shares of Osprey common stock for a purchase price of $10.00 per share, or $180 million in the aggregate, immediately prior to the merger;

•	The sale and issuance of 800,000 shares of Osprey commons stock for a purchase price of $10.00 per share, or $8 million in the aggregate, pursuant to a PIPE investment agreement signed in August 2021;

•	The exchange of cash for all of BlackSky’s issued and outstanding Class B common stock at a per share price equal to the Class B common stock’s par value;

•	Cash payments made in lieu of fractional shares that would otherwise be issued upon consummation of the merger;

•	The settlement of certain of BlackSky’s outstanding debt, inclusive of certain accrued and unpaid interest thereon;

•	The payment of transaction costs incurred by both Osprey and BlackSky;

•	The payment of underwriting fees incurred in connection with Osprey’s initial public offering, for which payment was deferred until Osprey consummated a business combination or similar transaction;

•	The cash settlement of consent fees incurred in connection with BlackSky’s 2021 bridge loan financings;

•	The cash settlement of certain BlackSky financial obligations for which payment was triggered by consummation of the Transactions; and

•
The exchange of all issued, outstanding, and unexercised BlackSky warrants, RSUs and stock options (excluding any BlackSky warrants that automatically terminated because they were not exercised prior to consummation of the merger) for warrants, RSUs and stock options of the combined company.

Pursuant to the merger agreement, the total number of shares of Osprey Class A common stock issued to BlackSky security holders in connection with the merger (the “Total Consideration Share Amount”) was calculated by dividing (x) an amount equal to (a) $925,000,000, plus (b) the aggregate exercise prices that would have been paid to BlackSky if all options and warrants to purchase BlackSky capital stock outstanding immediately prior to the effective time of the merger were exercised in full, minus (c) $1,426,825, which amount equals the unfunded portion of the bridge loans that BlackSky had the right to incur prior to the closing of the merger, and minus (d) the total consideration paid to holders of shares of BlackSky’s Class B common stock in connection with the merger (which amount was less than $1,000 in the aggregate) by (y) $10.00.
Pursuant to Osprey’s amended and restated certificate of incorporation existing at the time of the merger, Osprey’s public stockholders were offered the opportunity to redeem, upon the close of the merger, shares of Osprey Class A common stock then held by them for cash equal to their pro rata share of the aggregate amount on deposit in Osprey’s Trust Account as of two business days prior to the Closing. The unaudited condensed combined pro forma financial information reflects the redemptions of 21,375,376 shares of Osprey Class A common stock for $10.05 per share. The following table provides a summary of the shares of the combined company’s common stock that were outstanding immediately subsequent to consummation of the Transactions:

Stockholder	Shares Outstanding	% of Outstanding Shares
BlackSky stockholders	78,993,201	68.1%
Osprey public stockholders	10,249,624	8.9%
Osprey sponsor	7,906,250	6.8%
PIPE Investors	18,800,000	16.2%

	115,949,075

Accounting for the Merger
Notwithstanding the legal form of the merger pursuant to the merger agreement, the merger is accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, Osprey is treated as the acquired company for financial reporting purposes, and BlackSky is treated as the accounting acquiror. In accordance with this accounting method, the merger is treated as the equivalent of BlackSky issuing stock for the net assets of Osprey, accompanied by a recapitalization. The net assets of Osprey are stated at historical cost, with no goodwill or other intangible assets recorded, and operations prior to the merger are those of BlackSky.
BlackSky was deemed the accounting acquiror for purposes of the merger based on an evaluation of the following facts and circumstances:

•	Former BlackSky security holders as of immediately prior to the Transactions hold a majority (i.e., greater than 50%) of the outstanding voting interests in the post-merger combined company;

•	BlackSky’s senior management team as of immediately prior to the Transactions comprises senior management of the post-merger combined company;

•	BlackSky designated a majority of the members of the combined company’s initial Board of Directors;

•	BlackSky was the larger of the combining companies based upon historical operating activity and employee base; and

•	BlackSky’s operations comprise the ongoing operations of the combined company.
Basis of Pro Forma Presentation
In accordance with Article 11 of Regulation
S-X,
pro forma adjustments to the combined historical financial information of Osprey and BlackSky give effect to transaction accounting adjustments that (1) depict in the pro forma condensed combined balance sheet the accounting required to be applied to the Transactions pursuant to GAAP and (2) depict in the pro forma condensed combined statements of operations the effects of the pro forma balance sheet adjustments, assuming those adjustments were made as of the beginning of the fiscal year presented. Accordingly, nonrecurring pro forma adjustments that impact the pro forma income of the combined company have been recorded to the pro forma condensed combined statement of operations for the year ended December 31, 2020, as the Transactions are assumed to have occurred on January 1, 2020 for purposes of presenting pro forma income statement information. The pro forma condensed combined financial information does not give effect to any management adjustments or any synergies, operating efficiencies, or other benefits that may result from consummation of the Transactions. In addition, as (A) Osprey and BlackSky have not had any historical relationship prior to the Transactions and (B) there is no historical activity with respect to Merger Sub, preparation of the accompanying pro forma financial information did not require any adjustments with respect to such activities.
The unaudited pro forma condensed combined financial information has been presented to provide relevant information necessary for an understanding of the combined company subsequent to completion of the Transactions. However, the unaudited pro forma condensed combined financial information has been presented for illustrative purposes only. The pro forma adjustments represent estimates based on information available as of the dates of the unaudited pro forma condensed combined financial information and are subject to change as additional information becomes available. Assumptions and estimates underlying the pro forma adjustments set forth in the unaudited pro forma condensed combined financial information are described in the accompanying notes. The actual financial position and results of operations of the combined company subsequent to consummation of the Transactions may differ significantly from the pro forma amounts reflected herein.

PRO FORMA CONDENSED COMBINED BALANCE SHEET
AS OF JUNE 30, 2021
(UNAUDITED)
(in thousands)

	Osprey	BlackSky	Transaction Accounting			Pro Forma
	(Historical)	(Historical)	Adjustments	Ref		Combined
Assets
Current assets:
Cash and cash equivalents	52	26,384	221,347	(A	)	247,783
Restricted cash	—	5,475	—			5,475
Accounts receivable, net of allowance of $0 and $0, respectively	—	4,192	—			4,192
Prepaid expenses and other current assets	79	1,370	—			1,449
Contract assets	—	2,649	—			2,649
Prepaid income taxes	256	—	—			256

Total current assets	387	40,070	221,347			261,804
Marketable securities held in trust account	317,985	—	(317,985)	(C	)	—
Property and equipment - net	—	24,481	—			24,481
Goodwill	—	9,393	—			9,393
Investment in equity method investees	—	4,240	—			4,240
Intangible assets - net	—	3,158	—			3,158
Satellite procurement work in process	—	45,723	—			45,723
Other assets	—	8,432	(7,150)	(K	)	1,282

Total assets	318,372	135,497	(103,788)			350,081

	Osprey	BlackSky	Transaction Accounting			Pro Forma
	(Historical)	(Historical)	Adjustments	Ref		Combined
Liabilities, redeemable convertible preferred stock and stockholders’ equity (deficit)
Current liabilities:
Accounts payable and accrued liabilities	4,710	23,070	(9,166)	(L	)	18,614
Amounts payable to equity method investees	—	584	—			584
Contract liabilities - current	—	15,948	—			15,948
Debt - current portion	—	19,672	(3,574)	(M	)	16,098
Other current liabilities	107	39,878	(37,155)	(N	)	2,830

Total current liabilities	4,817	99,152	(49,895)			54,074
Deferred underwriting fee payable	11,069	—	(11,069)	(E	)	—
Liability for estimated contract losses	—	5,205	—			5,205
Long-term liabilities	—	4,314	—			4,314
Long-term contract liabilities	—	196	875	(O	)	1,071
Long-term debt - net of current portion	—	156,873	(95,422)	(M	)	61,451
Warrant liability	47,352	—	—			47,352

Total liabilities	63,238	265,740	(155,511)			173,467
Commitments and contingencies (Note 20)

Common stock subject to possible redemption	318,220	—	(318,220)	(P	)	—

Redeemable convertible preferred stock:

BlackSky Series A redeemable convertible preferred stock (U)	—	7,495	(7,495)	(Q	)	—

BlackSky Series B redeemable convertible preferred stock (U)	—	21,405	(21,405)	(Q	)	—

BlackSky Series B-1 redeemable convertible preferred stock (U)	—	24,138	(24,138)	(Q	)	—

BlackSky Series C redeemable convertible preferred stock (U)	—	121,530	(121,530)	(Q	)	—

Total redeemable convertible preferred stock	—	174,568	(174,568)			—
Stockholders’ equity (deficit):
Osprey Class A common stock (U)	—	—	12	(R	)	12
Osprey Class B common stock (U)	1	—	(1)	(R	)	—
BlackSky Class A Common Stock (U)	—	3	(3)	(R	)	—
BlackSky Class B Common Stock (U)	—	1	(1)	(R	)	—
BlackSky treasury stock	—	(12,500)	12,500	(R	)	—
Additional paid-in capital	—	136,351	514,219	(R	)	650,570
Accumulated other comprehensive income	—	(541)	541	(S	)	—
Accumulated deficit	(63,087)	(428,125)	17,244	(T	)	(473,968)

Total stockholders’ equity (deficit)	$(63,086)	(304,811)	544,511			176,614

Total liabilities, redeemable preferred stock and stockholders’ equity (deficit)	318,372	135,497	(103,788)			350,081

See the accompanying notes to the unaudited pro forma condensed combined financial statements.

PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE SIX MONTHS ENDED JUNE 30, 2021
(UNAUDITED)
(in thousands, except share and per share data)

	Osprey	BlackSky	Transaction Accounting			Pro Forma
	(Historical)	(Historical)	Adjustments	Ref		Combined
Revenues:
Service	$—	$11,116	$—			$11,116
Product	—	3,543	—			3,543

Total revenue	—	14,659	—			14,659
Cost and expenses:

Service costs, excluding depreciation and amortization	—	8,550	—			8,550

Product costs, excluding depreciation and amortization	—	3,367	—			3,367

Selling, general and administrative	—	17,305	7,596	(a	)	24,901
Research and development	—	28	—			28
Depreciation and amortization	—	6,301	—			6,301
Satellite impairment loss	—	18,407	—			18,407
Operating costs	3,137	—	—			3,137

Operating loss	(3,137)	(39,299)	(7,596)			(50,032)
Interest earned on marketable securities held in Trust Account	63	—	(63)	(b	)	—
Unrealized loss on derivative	—	(14,975)	14,975	(c	)	—
Gain on equity method investment	—	963	—			963
Interest expense	—	(2,438)	388	(d	)	(2,050)
Change in fair value of warrant liability	(11,621)	—	—			(11,621)
Other income/(expense), net	—	(147,370)	—			(147,370)

Net loss before income taxes and discontinued operations	(14,695)	(203,119)	7,704			(210,110)
Income tax expense	—	—	—	(e	)	—

Net loss	$(14,695)	$(203,119)	$7,704			$(210,110)

Weighted average number of shares outstanding						118,969,564	(f)

Basic and diluted net loss per share						(1.77	) (f)

PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2020
(UNAUDITED)
(in thousands, except share and per share data)

	Osprey	BlackSky (Historical)	Transaction Accounting Adjustments			Pro Forma Combined
	(Historical As Restated)			Ref
Revenues:
Service	$—	$18,737	$—			18,737
Product	—	2,398	—			2,398

Total revenue	—	21,135	—			21,135
Cost and expenses:
Service costs, excluding depreciation and amortization	—	13,331	—			13,331
Product costs, excluding depreciation and amortization	—	10,535	—			10,535

Selling, general and administrative	—	28,606	38,156	(aa	)	66,762

Research and development	—	255	—			255
Depreciation and amortization	—	9,803	—			9,803
Operating costs	3,136	—	—			3,136

Operating loss	(3,136)	(41,395)	(38,156)			(82,687)
Interest income	1,794	—	(1,794)	(bb	)	—
Unrealized gain on marketable securities held in Trust Account	3	—	(3)	(bb	)	—
Gain on debt extinguishment	—	284	—			284
Unrealized loss on derivative	—	(558)	558	(cc	)	—
Loss on equity method investment	—	(953)	—			(953)
Interest expense	—	(5,201)	873	(dd	)	(4,328)

Change in fair value of warrant liability	(13,925)	—	—			(13,925)

Other income/(expense), net	—	103	(290)	(ee	)	(187)

Net loss before income taxes and discontinued operations	(15,264)	(47,720)	(38,812)			(101,796)
Income tax expense	(1)	—	1	(ff	)	—

Net loss	$(15,265)	$(47,720)	$(38,811)			$(101,796)

Weighted average number of shares outstanding						115,862,510	(gg)

Basic and diluted net loss per share						(0.88	) (gg)
See the accompanying notes to the unaudited pro forma condensed combined financial statements.
Notes to Unaudited Pro Forma Condensed Combined Financial Statements
NOTE 1—BASIS OF PRO FORMA PRESENTATION
The merger between Osprey and BlackSky is accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, Osprey is treated as the acquired company for financial reporting purposes, and BlackSky is treated as the accounting acquiror. The merger is treated as the equivalent of BlackSky issuing stock for the net assets of Osprey, accompanied by a recapitalization. The net assets of Osprey are stated at historical cost, with no goodwill or intangible assets recorded. Operations prior to the merger are those of BlackSky.
The unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2021 and for the year ended December 31, 2020 give pro forma effect to the Transactions as if they had occurred on January 1, 2020. The unaudited pro forma condensed combined balance sheet as of June 30, 2021 assumes that the Transactions were completed on June 30, 2021. Nonrecurring pro forma adjustments that impact the pro forma income of the combined company have been recorded to the pro forma condensed combined statement of operations for the year ended December 31, 2020, as the Transactions are assumed to have occurred on January 1, 2020 for purposes of presenting pro forma income statement information.
The unaudited pro forma condensed combined financial information was derived from, and should be read in conjunction with, the following historical financial statements and the accompanying notes:

•
The historical unaudited condensed financial statements of Osprey as of and for the six months ended June 30, 2021 and the historical audited financial statements of Osprey as of and for the year ended December 31, 2020, which are incorporated by reference to Osprey’s Form
10-Q
for the quarter ended June 30, 2021 and the Proxy Statement, respectively; and

•
The historical unaudited condensed consolidated financial statements of BlackSky as of and for the six months ended June 30, 2021, which are attached as exhibit 99.1 to this Form
8-K
and incorporated by reference, and the historical audited consolidated financial statements of BlackSky as of and for the year ended December 31, 2020, which are incorporated by reference to the Proxy Statement.

The unaudited pro forma condensed combined financial information does not give effect to any management adjustments or anticipated synergies, operating efficiencies, cost savings or other benefits that may result from consummation of the Transactions. The pro forma adjustments are based on currently available information and certain assumptions and methodologies believed to be reasonable under the circumstances. Management has made significant estimates and assumptions in its determination of the pro forma adjustments and, accordingly, actual amounts may differ materially from the information presented. However, management believes that its assumptions and estimates provide a reasonable basis for presenting all of the significant effects of the Transactions based on information available to management at the time, and the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.
The unaudited pro forma condensed combined financial information is not necessarily indicative of what the actual results of operations and financial position of the combined company would have been had the Transactions taken place on the dates indicated, nor is the information indicative of the future consolidated results of operations or financial position of the combined company.
NOTE 2—ADJUSTMENTS TO UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET AS OF JUNE 30, 2021
The unaudited pro forma condensed combined balance sheet as of June 30, 2021 includes the following adjustments:
A—
Represents the aggregate impact of the following pro forma adjustments to cash to give effect to the merger, the redemption of Osprey Class A common stock by certain of Osprey’s existing public stockholders immediately prior to consummation of the merger, the PIPE Investment, transaction costs, and the cash settlement of certain Osprey and BlackSky financial obligations, for which payment was triggered by the merger:

	Pro Forma Adjustments (in thousands)
Cash inflow from PIPE Investment	188,000	(B)
Cash released from Osprey’s Trust Account (before redemptions)	317,955	(C)

Cash inflow related to the vesting and exercise of Series B and Series C preferred warrants	888	(D)
Payment of Osprey’s deferred underwriting fee liability	(11,069	) (E)
Settlement of BlackSky’s SVB loan facility, PPP loan and required payments on certain outstanding term loans, inclusive of accrued interest	(21,535	) (F)
Payment of transaction fees incurred by BlackSky	(19,586	) (G)
Payment of consent fees	(2,464	) (H)
Payment of transaction fees incurred by Osprey	(15,936	) (I)
Redemptions of Osprey publicly traded shares for cash	(214,906	) (J)

Net Pro Forma Adjustment to Cash	221,347	(A)
B—
Represents gross cash proceeds attributable to the sale and issuance of 18.8 million shares of Osprey common stock (inclusive of 0.8 million shares sold and issued pursuant to a subscription agreement entered into in August 2021) for $10.00 per share, or $188 million in aggregate gross proceeds, upon the closing of the PIPE Investments that occurred in connection with the consummation of the merger. Refer to balance sheet tickmark “
R
” for the pro forma impact of the share issuance on the combined company’s equity.
C
—Reflects the release of cash equivalents from Osprey’s Trust Account. The pro forma cash impact of this adjustment is directly reduced on a dollar-for-dollar
basis by redemptions of Osprey publicly traded shares for cash immediately prior to consummation of the merger (refer to balance sheet tickmark “
J
”). All restrictions regarding the use of the remaining cash equivalents were relieved upon consummation of the merger and, accordingly, the remaining cash equivalents will be available for general use by the combined company.
D
—Reflects $0.9 million of cash received from a holder of Series B and Series C preferred stock warrants as (1) a prepayment for future services, in exchange for the accelerated vesting of all of the holder’s unvested Series B and Series C preferred stock warrants that would have otherwise expired upon consummation of the Transactions and (2) payment to cash exercise all Series B and Series C preferred stock warrant holdings immediately prior to the consummation of the merger. Refer to balance sheet tickmark “
O
” for the pro forma recognition of the cash received as a prepayment as a long-term contract liability. Refer to balance sheet tickmarks “
N
” and “
R
”, as well as tickmark “
f
” to the June 30, 2021 pro forma income statement, for the pro forma impacts of the exercise of the preferred stock warrants, and the subsequent exchange of the resulting BlackSky preferred shares for Osprey common shares, on the combined company’s other current liabilities, additional paid-in
capital, and outstanding shares.
E
—Reflects the cash payment of underwriting fees incurred by Osprey in connection with its initial public offering. Payment of these fees was deferred until Osprey consummated a business combination, merger, or similar transaction.
F
—Reflects the use of cash proceeds, upon consummation of the merger, for (1) the repayment of $16.1 million related to BlackSky’s outstanding debt facility with Silicon Valley Bank, (2) the repayment of $3.6 million related to BlackSky’s Payroll Protection Plan loan (“PPP loan”), (3) partial payment of $1.8 million on notes payable due to BlackSky’s founders, and (4) the payment of certain accrued and unpaid interest on the aforementioned borrowings. Also refer to balance sheet tickmark “
M
” for details regarding all debt that was reported on BlackSky’s balance sheet as of June 30, 2021 and subsequently settled for cash or converted upon consummation of the merger.
G
—Reflects cash that was used to pay (1) $3.1 million of debt issuance costs reflected in BlackSky’s accounts payable and accrued liabilities balance reported as of June 30, 2021 and (2) $16.5 million of direct and incremental merger transaction costs — comprised primarily of underwriting, legal, and other fees that were due from BlackSky upon consummation of the Transactions — inclusive of portions that had been accrued and reported as a liability on BlackSky’s balance sheet as of June 30, 2021 (also refer to balance sheet tickmark “
L
”). For purposes of this reverse recapitalization transaction, the direct and incremental transaction costs are treated as a reduction of the cash proceeds resulting from the Transactions and, accordingly, as a reduction to additional paid-in
capital. Refer to balance sheet tickmark “
R
” for the corresponding pro forma adjustment to additional
paid-in
capital reported for the combined company. The corresponding adjustment at tickmark “
R
”, which totals $20.0 million, also includes an incremental $3.5 million of transaction costs already paid by BlackSky and reported within other noncurrent assets on BlackSky’s June 30, 2021 balance sheet, as further described at balance sheet tickmark “
K
”.
H
—Reflects the cash payment of $2.5 million of lender consent fees incurred upon BlackSky’s execution of the bridge loans. BlackSky had historically accounted for the associated liability as a derivative that was remeasured at fair value as of each balance sheet date, which resulted in the liability being reported in BlackSky’s June 30, 2021 balance sheet at a carrying value of $3.0 million. Derivative accounting treatment was historically applied since the lenders could elect for the consent fees to be settled with BlackSky Class A common shares, instead of cash, at a conversion price that represented a discount to the deemed value of BlackSky’s Class A Common Stock. Refer to balance sheet tickmarks “
N
” and “
T
”, tickmark “
c
” to the June 30, 2021 pro forma income statement, and tickmark “
ee
” to the December 31, 2020 pro forma income statement for additional details regarding the pro forma impact of the settlement of the consent fee liability on the combined company’s liabilities, accumulated deficit, and earnings.
I
—Reflects cash that was used to pay Osprey’s direct and incremental transaction costs – comprised primarily of legal and other fees that were due from Osprey upon close of the merger – as well as certain other unsettled expenses, inclusive of $4.8 million accrued and reported as a liability on Osprey’s balance sheet as of June 30, 2021. For purposes of this reverse recapitalization transaction, these costs ultimately will result in a reduction to additional paid-in
capital reported by the combined company, since Osprey’s closing accumulated deficit will be reclassified to additional paid-in capital upon recognition of the merger. Refer to balance sheet adjustments “
L
”, “
N
” and “
R
” for the corresponding pro forma adjustments to the accrued liabilities and additional paid-in
capital reported for the combined company.
J
—Represents cash used from Osprey’s trust account to redeem Osprey Class A common shares from public stockholders immediately prior to consummation of the merger.
K
—Reflects the reclassification of incurred merger-related transaction costs deferred and reported as an asset on BlackSky’s balance sheet as of June 30, 2021. These transaction costs are accounted for as a reduction of the cash proceeds resulting from the Transactions and, accordingly, have been reported as a reduction to additional paid-in
capital. Of the total adjustment of $7.1 million, $3.5 million relates to amounts that had been paid as of June 30, 2021; whereas, the remaining $3.6 million relates to costs that had been accrued, as described in balance sheet tickmark “
L
”. Refer to balance sheet tickmark “
R
” for the corresponding pro forma adjustment to additional
paid-in
capital reported for the combined company.
L
—Reflects the cash settlement of $4.7 million and $3.6 million of transaction costs accrued and reported as liabilities on the June 30, 2021 balance sheets of Osprey and BlackSky, respectively. The adjustment also reflects the payment of $3.1 million related to the BlackSky Bridge financing costs reported as a liability as of June 30, 2021. Balance sheet tickmarks “
I
” and “
G
” reflect the corresponding total cash outlays related to the transaction costs incurred by Osprey and Bridge financing costs and transaction costs incurred by BlackSky, respectively, inclusive of these amounts which have been accrued. This adjustment also reflects the cash settlement of $43,600 of accrued interest related to BlackSky’s PPP loan that was settled upon consummation of the Transactions, for which the corresponding cash outlay is reflected in balance sheet adjustment “
F
.”
The aforementioned settlements of certain liabilities reported on the June 30, 2021 balance sheets of Osprey and BlackSky are partially offset by a pro forma adjustment to accrue for $2.3 million of transaction bonuses due to BlackSky employees. These bonuses were triggered by the merger, but were not settled on the transaction close date.
M
—Adjustments reflect the cash settlement of $21.4 million of outstanding debt in connection with the consummation of the Transactions, which amount is inclusive of (1) all amounts borrowed under BlackSky’s Silicon Valley Bank debt facility and PPP loan as of June 30, 2021 and (2) $1.8 million related to outstanding notes payable due to BlackSky’s founders. The adjustment also reflects the conversion of BlackSky’s bridge notes, carried at $77.6 million, into BlackSky Class A Common Stock, which was then immediately exchanged for Osprey common shares. Refer to balance sheet tickmark “
F
” for the corresponding cash outlay related to the debt that was settled for cash and balance sheet tickmark “
R
” for the pro forma impact of conversion of the bridge notes and exchange of the resulting BlackSky Class A common shares for Osprey common shares on the combined company’s equity.
N
—Adjustment reflects the exercise of BlackSky’s liability classified Series B preferred stock warrants, Series C preferred stock warrants, and Class A Common Stock warrants, and the immediate exchange of the shares issued upon exercise for Osprey common shares. These warrants are reported as an aggregate liability of $34.1 million on BlackSky’s June 30, 2021 balance sheet. Refer to balance sheet tickmark “
R
” for the corresponding pro forma impact of the exercise of the warrants and the exchange of the issued BlackSky preferred shares and Class A common shares for Osprey common shares on the combined company’s equity.
This adjustment also reflects the settlement of BlackSky’s liability for consent fees, which had a carrying value of approximately $3.0 million at June 30, 2021. Refer to balance sheet tickmark “
H
” for additional details regarding the cash settlement of BlackSky’s consent fee.
This adjustment also reflects the settlement of $0.1 million that Osprey owed to its Sponsor for the working capital funding reported as other current liabilities on the June 30, 2021 balance sheet of Osprey.
O
—Represents a long-term contract liability associated with cash received as a prepayment for future services from a holder of Series B and Series C preferred stock warrants, in order to permit the accelerated vesting and exercise of unvested Series B and Series C preferred stock warrants that would have otherwise been cancelled upon consummation of the Transactions.
P
—Represents the reclassification of Osprey redeemable Class A common stock to permanent equity upon consummation of the merger, prior to the impact of any redemptions. Balance sheet tickmark “
R
” presents the corresponding pro forma impact of this reclassification of Osprey redeemable Class A common stock to permanent equity on both the common stock par value and additional paid-in-capital
of the combined company.

Q
—Represents the derecognition of BlackSky’s issued and outstanding redeemable convertible preferred stock, for which shares of Osprey common stock were exchanged at the following exchange ratios in connection with the merger:

Class of redeemable convertible preferred stock	Preferred Stock Exchange Ratio (Osprey Class A common shares issued per Preferred Share)
Series A redeemable convertible preferred stock (1)		0.0912
Series B redeemable convertible preferred stock (2)		0.1105
Series B-1 redeemable convertible preferred stock (2)		0.2628
Series C redeemable convertible preferred stock (2)		0.4794

Refer to balance sheet tickmark “
R
” for the pro forma impact of the exchange of Osprey shares of common stock for BlackSky’s issued and outstanding redeemable convertible preferred stock on the pro forma common stock par value and additional paid-in
capital reported for the combined company.

R
—Represents the net impact of the following pro forma adjustments to the combined company’s capital accounts based upon (1) the merger, inclusive of the issuance of Osprey Class A common stock for (i) BlackSky’s issued and outstanding preferred stock and (ii) outstanding bridge loans, as if the bridge loans converted to BlackSky Class A Common Stock immediately prior to the merger, (2) redemptions of Osprey’s publicly traded Class A common stock by public stockholders, (3) the PIPE Investment, (4) transaction costs, and (5) certain other transactions triggered by the merger:

	Osprey Par Value		BlackSky Par Value
(in thousands)	Class A Stock (1)	Class B Stock	Class A Stock	Class B Stock	Additional Paid-In Capital
Reclassification of redeemable Osprey shares to Class A Stock	3	—	—	—	318,217
Conversion of Osprey Class B shares to Osprey common stock (2)	1	(1)	—	—	—
Exchange of Osprey shares for BlackSky’s issued and outstanding convertible notes	1	—	—	—	77,574
Redemption of Osprey Class A common stock by public stockholders	(2)				(214,904)
Vesting of RSU units (3)					43,455
Exercise of BlackSky warrants and exchange of issued BlackSky shares for Osprey shares	1				34,077
Exchange of Osprey shares for BlackSky’s issued and outstanding preferred stock	2	—	—	—	174,565
PIPE Investments	2	—	—	—	187,998
Shares issued to BlackSky common stockholders as consideration	4	—	(3)	(1)	(1)

Adjustment for share issuance, redemption and conversion transactions	12	(1)	(3)	(1)	620,981
Osprey transaction costs	—	—	—	—	(11,119)
BlackSky transaction costs	—	—	—	—	(20,027)
Reduction to Osprey Trust balance after June 30, 2021	—	—	—	—	(29)
Elimination / reclassification of treasury stock	—	—	—	—	(12,500)
Elimination of Osprey’s historical accumulated deficit	—	—	—	—	(63,087)

Total adjustments to par value and additional paid-in capital	12	(1)	(3)	(1)	514,219

(1)	Represents the par value of Osprey’s Class A common stock prior to the merger and the par value of Osprey’s single class of common stock subsequent to the merger.
(2)
Osprey’s issued and outstanding Class B shares converted into the single class of Osprey common stock that was outstanding subsequent to the merger on a one-for-one
basis immediately prior to consummation of the merger.

(3)
Adjustment reflects the aggregate impact of the vesting of restricted stock units (“RSUs”) over the period from January 1, 2020 through June 30, 2021, pursuant to the assumption that the Transactions occurred on January 1, 2020 for purposes of preparing the information included in the pro forma statements of operations. Refer to tickmark “
a
” to the June 30, 2021 pro forma income statement and tickmark “
aa
” to the December 31, 2020 pro forma income statement for additional details regarding the pro forma impact of RSU units for which vesting was be triggered upon consummation of the Transactions.

S—
Represents the elimination of the other comprehensive income balance attributable to the changes in the fair value of BlackSky’s bridge notes, which were accounted for pursuant to the fair value option prior to conversion upon consummation of the merger. Amounts recorded in other comprehensive income related to instrument-specific credit risk attributable to BlackSky’s bridge notes, and the reclassification of such amounts to earnings was triggered upon the conversion of the bridge notes to BlackSky Class A Common Stock and the immediately subsequent exchange of such common stock for Osprey common shares. Refer to balance sheet tickmark “
T
” and December 31, 2020 pro forma income statement tickmark “
ee
” for the corresponding adjustments to accumulated deficit and other income/(expense), net, respectively, for the combined company.
T
—Represents the aggregate impact of the pro forma adjustments to the combined company’s accumulated deficit to give effect to the following items triggered by consummation of the merger:

Amount
(in thousands)
Accrual of transaction bonuses (1)	(2,296)
Recognition of stock compensation expense for performance-based RSUs (2)	(43,455)
Gain on settlement of consent fees for cash (3)	519
Deferred financing costs and interest expense related to the repayment of terms notes (4)	(70)
Elimination of OCI related to BlackSky’s bridge loans (5)	(541)
Elimination of Osprey accumulated deficit to additional paid-in capital (6)	63,087

Net Pro Forma Adjustment to Accumulated Deficit	17,244

(1)
Refer to December 31, 2020 pro forma income statement tickmark “
aa
”, which includes the corresponding pro forma income statement adjustment related to this pro forma adjustment to the combined company’s accumulated deficit.

(2)
Refer to December 31, 2020 pro forma income statement tickmark “
aa
” and June 30, 2021 pro forma income statement tickmark “
a
”, which include the corresponding pro forma income statement adjustments related to this pro forma adjustment to the combined company’s accumulated deficit.

(3)
Refer to December 31, 2020 pro forma income statement tickmark “
ee
” and June 30, 2021 pro forma income statement tickmark “
c
”, which include the corresponding pro forma income statement adjustments related to this pro forma adjustment to the combined company’s accumulated deficit.

(4)
Refer to December 31, 2020 pro forma income statement tickmark “
dd
”, which includes the corresponding pro forma income statement adjustment related to this pro forma adjustment to the combined company’s accumulated deficit.

(5)
Refer to December 31, 2020 pro forma income statement adjustment “
ee
”, which includes the corresponding pro forma income statement adjustment related to this pro forma adjustment to the combined company’s accumulated deficit.

(6)	Refer to balance sheet tickmark “ R ” for the corresponding pro forma impact of this adjustment on the combined company’s additional paid-in capital.

U
—Authorized, issued, and outstanding shares for each class of BlackSky’s and Osprey’s preferred stock common stock as of June 30, 2021 and on a pro forma basis are as follows:

	June 30, 2021			Pro Forma Combined Company
	Authorized	Issued	Outstanding	Authorized	Issued	Outstanding
BlackSky redeemable preferred stock
Series A redeemable convertible preferred stock	8,651,880	8,651,880	8,651,880	N/A	N/A	N/A
Series B redeemable convertible preferred stock	20,041,828	18,986,995	18,986,995	N/A	N/A	N/A
Series B-1 redeemable convertible preferred stock	9,508,194	9,508,194	9,508,194	N/A	N/A	N/A
Series C redeemable convertible preferred stock	48,364,254	41,908,167	41,908,167	N/A	N/A	N/A
Osprey Class A common shares subject to possible redemption	N/A	31,625,000	31,625,000	N/A	N/A	N/A
Osprey Preferred Stock	1,000,000	—	—	100,000,000	—	—
Osprey Class A common Stock	150,000,000	—	—	300,000,000	115,949,075	115,949,075
Osprey Class B common Stock	25,000,000	7,906,250	7,906,250	N/A	N/A	N/A
BlackSky Class A Common Stock	1,000,000,000	353,563,670	347,201,794	N/A	N/A	N/A
BlackSky Class B common stock	90,000,000	71,976,536	71,976,536	N/A	N/A	N/A
N/A—Upon consummation of the merger, Osprey common stock was issued for BlackSky’s issued and outstanding preferred stock and common stock. Accordingly, there is no longer any authorized, issued or outstanding BlackSky preferred stock or common stock subsequent to the merger. In addition, subsequent to the merger, Osprey’s authorized, issued, and outstanding common stock consists of a single class, of which none of the issued and outstanding common shares are redeemable by the shareholders.
NOTE 3—ADJUSTMENTS TO UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS FOR THE SIX MONTHS ENDED JUNE 30, 2021
The unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2021 includes the following adjustments:
a
—Represents incremental share-based compensation expense expected to be recognized by the combined company subsequent to the Transactions. This incremental compensation expense relates to 96.8 million BlackSky restricted stock units (“RSUs”) that (1) were issued in February, March, and June of 2021, (2) remained outstanding as of the transaction date, and (3) require the commencement of expense recognition due to consummation of the Transactions, since the merger between BlackSky and Osprey (the “Merger”) satisfied the restricted stock units’ performance-based vesting condition. Vesting terms vary amongst the granted RSUs based upon both the grant date and the specific vesting terms attributed to certain of the awards; however, each award provides for (A) the vesting of 25%, 50%, or 100% of the granted RSUs on that date which is 180 days subsequent to consummation of the Merger (the “Initial Vesting Date”) and (B) subsequent vesting of the remainder of the granted RSUs on a monthly or quarterly basis in accordance with the terms of the respective underlying grant agreement. Although certain awards provide for the acceleration of the Initial Vesting Date if, prior to 180 days subsequent to the consummation of the Merger, (a) the combined company were to enter into certain specified transactions post-Merger or (b) the combined company’s common stock closes above a specified per share price, for a specified number of days, over a defined trading period, the Initial Vesting Date has been assumed to be 180 days subsequent to consummation of the Merger for purposes of preparing the pro forma income statements for the periods ended December 31, 2020 and June 30, 2021.
As the Merger is assumed to have occurred on January 1, 2020 for purposes of the preparation of this pro forma income statement information, the estimated incremental share-based compensation expense attributable to the
12-month
period immediately subsequent to consummation of the Merger has been reflected in tickmark “
aa
” to the December 31, 2020 pro forma income statement. This adjustment reflects the incremental stock-based compensation expense that would be recognized for the RSUs over the six-month
period that immediately follows the initial 12 months of expense recognition. This pro forma adjustment and pro forma adjustment “
aa
” to the December 31, 2020 pro forma income statement exclude the recognition of stock-based compensation expense related to 4,768,428 RSUs, with an aggregate fair value of approximately $3.6 million, that were issued during June 2021 and August 2021, and for which vesting will commence upon the later of 180 days subsequent to consummation of the Merger and the one-year
anniversary of the Vesting Commencement Date. These RSUs were excluded from the pro forma adjustments, as (1) the Initial Vesting Date is not solely based upon the passage of a specified period of time subsequent to the consummation of the Merger and (2) the application of an Initial Vesting Date based upon the one-year
anniversary of the Vesting Commencement Date could not be sufficiently aligned to the pro forma income statement assumption that the Transactions occurred on January 1, 2020. Aggregate share-based compensation expense that would be recognized for the excluded RSUs on the one-year
anniversary of their Vesting Commencement Date and during each of the first two quarters occurring immediately subsequent to the one-year
anniversary of the RSUs Vesting Commencement Date is estimated to be approximately $0.9 million and $0.2 million, respectively.
Refer to balance sheet tickmark “
T
” for the impact that this pro forma adjustment to capture incremental stock-based compensation expense has on the combined company’s accumulated deficit. Also, refer to balance sheet tickmark “
R
” for the impact of the vesting of RSUs on the combined company’s additional paid-in
capital.
b
—Represents the elimination of interest income and unrealized gains earned on cash equivalents held in Osprey’s Trust Account during the period. Cash equivalents, net of redemptions (refer to balance sheet tickmark “
S
”), were released from Osprey’s Trust Account and became available for general use by the combined company upon consummation of the merger.

c
—Represents the elimination of (1) the $14.7 million unrealized loss attributable to certain outstanding Series B preferred stock warrants, Series C preferred Stock warrants, and Class A Common Stock warrants reported as liabilities on BlackSky’s balance sheet as of June 30, 2021 (and through the date of the Transactions) and (2) the $0.3 million unrealized loss attributable to certain debt issuance costs (i.e., the Intelsat and Seahawk/Thales consent fees) reported as a derivative liability on BlackSky’s balance sheet as of June 30, 2021 (and through the date of the Transactions), since each lender had the option to have the fees due to them settled for a variable number of shares, instead of cash. Based upon the accounting treatment applicable to the warrants and the consent fees, BlackSky historically recognized changes in their fair value between reporting periods in its income statement. Upon consummation of the Transactions, the warrants were exercised for shares of BlackSky’s Series B preferred stock, Series C preferred stock, and Class A Common Stock, and those shares were immediately exchanged for shares of Osprey common stock at the applicable exchange ratio. As the warrants were exercised and the consent fees were settled upon consummation of the Transactions, the combined company is not expected to incur similar future unrealized losses (or unrealized gains) attributable to these liability classified financial instruments.
d
—Represents the elimination of interest expense that BlackSky recognized during the period, which related to (1) its SVB loan facility and PPP loan, each of which was fully settled for cash upon the closing of the merger, and (2) $1.8 million of the notes payable due to BlackSky’s founders, representing the portion of the outstanding principal balance that BlackSky agreed to pay off in connection with entering the merger agreement with Osprey. Refer to balance sheet tickmark “
F
” for additional information regarding the debt settled for cash in connection with the Transactions.
e
— No pro forma income tax adjustments have been recorded for the period, as BlackSky has recognized significant losses for all historical reporting periods, which has resulted in the recognition of no income tax expense and a full valuation allowance against any available deferred tax assets generated during those historical periods. Accordingly, if the merger had occurred as of January 1, 2020, no income tax expense or benefit would be expected to have been recognized by the combined company for the six months ended June 30, 2021.
f
—Represents the pro forma weighted-average number of shares of Osprey common stock outstanding and pro forma loss per share calculated after giving effect to the Transactions, as follows:

	Six Months Ended
Numerator	June 30, 2021
Pro forma net loss (in thousands)	$(210,698)
Denominator
Osprey public shares (1)	10,249,624
Sponsor’s shares (2)	5,534,375
PIPE Investors’ shares (3)	18,800,000

Shares issued to BlackSky’s existing security holders at time of the merger (4)	78,993,201
Shares related to vesting of RSUs (5)	5,392,364

Basic and diluted weighted average shares outstanding	118,969,564	(f)
Loss per share
Basic and diluted (6)	$(1.77	)(f)

(1)
The weighted-average number of outstanding Osprey public shares gives effect to the redemption of approximately 21.4 million shares of Osprey Class A common stock, which occurred immediately prior to the consummation of the Transactions. As the merger is assumed to have occurred as of January 1, 2020 for purposes of preparing each of the pro forma condensed combined statements of operations, the weighted-average number of shares outstanding reflects those shares of Osprey common stock that would be deemed outstanding for the period under the assumption that the share redemptions occurred on January 1, 2020.

(2)
Represents the Sponsor’s holdings of Osprey Class A common stock subsequent to the one-for-one
conversion of the Sponsor’s holdings of Osprey Class B common stock into Osprey Class A common stock immediately prior to the consummation of the merger, excluding 2,371,875 shares of the newly issued Osprey Class A common stock that are subject to lock-up
arrangements that will remain in effect until Osprey’s common stock price achieves certain targets or the shares are otherwise forfeited. Consistent with the assumption related to the merger, the conversion of the Sponsor’s Class B common shares is assumed to have occurred on January 1, 2020 and, accordingly, the shares are assumed to have been outstanding shares of Osprey common stock for the entire reporting period.

(3)
The PIPE Investors’ shares are assumed to have been issued on January 1, 2020, consistent with the assumed date of the merger for purposes of preparation of the condensed combined pro forma statements of operations. Accordingly, these shares are assumed to have been outstanding for the entire reporting period for purposes of calculating the weighted-average number of shares outstanding.

(4)
Shares of Osprey common stock issued to BlackSky security holders to consummate the merger are assumed to have been issued on January 1, 2020. Accordingly, these shares are assumed to have been outstanding for the entire reporting period for purposes of calculating the weighted-average number of Osprey common shares outstanding. The number of Osprey shares issued to former BlackSky security holders was determined based upon (1) the exchange ratio applicable to BlackSky Class A common shares, including those BlackSky Class A common shares that were issued upon the conversion or exercise of certain of BlackSky’s other outstanding financial instruments in connection with the Transactions, and (2) the exchange ratio applicable to each class of BlackSky preferred shares, including those preferred shares that were issued upon the exercise of certain warrants in connection with the Transactions. Refer to the table below, as well as the incremental explanations that accompany the table, for additional details regarding the number of Osprey common shares that were issued to former BlackSky security holders:

Outstanding BlackSky Financial Instrument	Common Shares, Preferred Shares, Warrants, and Outstanding Debt Subject to Exchange / Conversion (i)	BlackSky Class A Common Share Equivalent		Applicable Exchange Ratio(ii)	Osprey Shares to be Issued to BlackSky Security Holders
Outstanding common shares	376,952,973 shares	376,952,973		0.0912	34,377,453
Series A redeemable convertible preferred stock	8,651,880 shares	N/A	(iii)	0.0912	789,038
Series B redeemable convertible preferred stock	20,041,828 shares	N/A	(iii)	0.1105	2,215,226
Series B-1 redeemable convertible preferred stock	9,508,194 shares	N/A	(iii)	0.2628	2,498,375
Series C redeemable convertible preferred stock	42,110,853 shares	N/A	(iii)	0.4794	20,189,137
Class A Common Stock warrants (iv)	123,952,844 warrants	122,673,926		0.0912	11,187,631
Convertible bridge notes and accrued interest (vi)	$61,890,749	84,829,689		0.0912	7,736,341

					78,993,201

(i)	Amounts reflect the number of securities and the amount of outstanding debt (principal and interest) for which Osprey common shares were exchanged upon consummation of the Transactions.

(ii)
Represents the number of Osprey common shares that were issued per outstanding share of BlackSky common stock, per BlackSky common share equivalent, or per share of BlackSky preferred stock, as applicable.

(iii)
Each class of BlackSky preferred stock was exchanged directly for Osprey common shares (i.e., without initially being converted to BlackSky Class A common shares or equivalents), at the exchange ratio determined based upon either the liquidation preference attributable to the class of preferred stock or the common stock exchange ratio, whichever was most advantageous to the holder of the outstanding shares.

(iv)
Includes BlackSky Class A Common Stock warrants issued before, as well as in connection with, the bridge notes. The outstanding BlackSky Class A Common Stock warrants were automatically net exercised into BlackSky Class A common shares (refer to the “BlackSky Class A Common Share Equivalent” column), and those shares were exchanged for Osprey common shares based upon the Class A Common Stock exchange ratio.

(v)
Represents the principal balance of bridge notes, inclusive of those bridge notes issued in connection with the June 2021 rights offering, as well as the interest accrued on the bridge notes as of consummation of the Transactions. Upon consummation of the Transactions, all outstanding bridge notes were converted into BlackSky Class A Common Stock at a conversion price of 80% of the deemed value of a single BlackSky Class A common share (refer to the “BlackSky Class A Common Share Equivalent” column for the number of shares of BlackSky Class A Common Stock issued upon conversion) and, immediately thereafter, those BlackSky Class A common shares were exchanged for Osprey common shares based the common stock exchange ratio.

(5)
BlackSky RSUs that were exchanged for Osprey RSUs have been included in the determination of basic and diluted EPS on a weighted-average basis determined based upon the Class A Common Stock exchange ratio and the RSUs respective vesting schedules. Refer to adjustments “
a
” and “
aa
” to the June 30, 2021 and December 31, 2020 pro forma income statements, respectively, for additional information regarding the manner in which the RSUs vest.

(6)
Potentially dilutive shares have been deemed to be anti-dilutive and, accordingly, have been excluded from the calculation of diluted loss per share. Potentially dilutive shares that have been excluded from the determination of diluted loss per share include (1) 24,137,500 outstanding warrants issued by Osprey, (2) the 2,371,875 shares of Osprey Class A common stock that were issued to the former holders of Osprey Class B common stock upon consummation of the merger, but are subject to lock-up
arrangements that will remain in effect until Osprey’s post-merger common stock price achieves certain targets, (3) approximately 45,826,240 options and warrants to purchase shares of BlackSky common stock that, upon consummation of the merger and, based on the common stock exchange ratio indicated in the foregoing table (0.0912), were exchanged for options and warrants to purchase approximately 4,179,060 shares of Osprey common stock in accordance with the terms of the merger agreement, and (4) approximately 34,886,561 BlackSky restricted stock units that, upon the consummation of the merger and, based on the common stock exchange ratio indicated in the foregoing table (0.0912), were exchanged for Osprey restricted stock units, convertible into approximately 3,181,602 shares of Osprey common stock, in accordance with the terms of the merger agreement.

NOTE 4—ADJUSTMENTS TO UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 2020
The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2020 includes the following adjustments:
aa
—Represents $2.3 million of expense related to
non-recurring
transaction bonuses triggered upon consummation of the merger and due to BlackSky employees, as well as incremental share-based compensation expense of approximately $35.9 million related to 96.8 million BlackSky restricted stock units (“RSUs”) that (1) were issued in February, March, and June of 2021, (2) remained outstanding as of the transaction date, and (3) require the commencement of expense recognition due to consummation of the Transactions, as the merger between BlackSky and Osprey (the “Merger”) satisfied the restricted stock units’ performance-based vesting condition. Vesting terms vary amongst the granted RSUs based upon both the grant date and the specific vesting terms attributed to certain of the awards; however, each award provides for (A) the vesting of 25%, 50%, or 100% of the granted RSUs on that date which is 180 days subsequent to consummation of the Merger (the “Initial Vesting Date”) and (B) subsequent vesting of the remainder of the granted RSUs on a monthly or quarterly basis in accordance with the terms of the respective underlying grant agreement. Although certain awards provide for the acceleration of the Initial Vesting Date if, prior to 180 days subsequent to the consummation of the Merger, (a) the combined company were to enter into certain specified transactions post-Merger or (b) the combined company’s common stock closes above a specified per share price, for a specified number of days, over a defined trading period, the Initial Vesting Date has been assumed to be 180 days subsequent to consummation of the Merger for purposes of preparing the pro forma income statements for the periods ended December 31, 2020 and June 30, 2021.
As the Merger is assumed to have occurred on January 1, 2020 for purposes of the preparation of this pro forma income statement information, the estimated incremental share-based compensation expense attributable to the
12-month
period immediately subsequent to consummation of the Merger has been reflected in this adjustment. This pro forma adjustment and pro forma adjustment “
a
” to the June 30, 2021 pro forma income statement exclude the recognition of stock-based compensation expense related to 4,768,428 RSUs, with an aggregate fair value of approximately $3.6 million, that were issued during June 2021 and August 2021, and for which vesting will commence upon the later of 180 days subsequent to consummation of the Merger and the one-year
anniversary of the Vesting Commencement Date. These RSUs were excluded from the pro forma adjustments, as (1) the Initial Vesting Date is not solely based upon the passage of a specified period of time subsequent to the consummation of the Merger and (2) the application of an Initial Vesting Date based upon the one-year
anniversary of the Vesting Commencement Date could not be sufficiently aligned to the pro forma income statement assumption that the Transactions occurred on January 1, 2020. Aggregate share-based compensation expense that would be recognized for the excluded RSUs on the one-year
anniversary of their Vesting Commencement Date and during each of the first two quarters occurring immediately subsequent to the one-year
anniversary of the RSUs Vesting Commencement Date is estimated to be approximately $0.9 million and $0.2 million, respectively.
Refer to balance sheet tickmark “
T
” for the impact of this pro forma adjustment to capture incremental stock-based compensation expense on the combined company’s accumulated deficit. Also, refer to balance sheet tickmark “
R
” for the impact of the vesting of RSUs on the combined company’s additional paid-in
capital.
bb
—Represents the elimination of interest income and unrealized gains earned on cash equivalents held in Osprey’s Trust Account during the period. Cash equivalents, net of redemptions (refer to balance sheet tickmark “
S
”), were released from Osprey’s Trust Account and became available for general use by the combined company upon consummation of the merger.
cc
—Represents the elimination of the unrealized loss attributable to certain outstanding Series B and Series C preferred stock warrants that are reported as liabilities on BlackSky’s balance sheet. Based upon the accounting treatment applicable to these warrants, BlackSky historically recognized changes in their fair value between reporting periods in its income statement. Upon consummation of the Transactions, these warrants were exercised for shares of BlackSky’s Series B and Series C preferred stock, and those shares were immediately exchanged for shares of Osprey common stock at the applicable exchange ratio. As these warrants were exercised in connection with the consummation of the Transactions, the combined company is not expected to incur similar future unrealized losses (or unrealized gains) attributable to the warrants.
dd
—Represents the elimination of $873,264 of interest expense that BlackSky recognized on (1) its SVB loan facility and PPP loan, each of which was fully settled for cash upon the closing of the merger, and (2) $1.8 million of the notes payable due to BlackSky’s founders, representing the portion of the outstanding principal balance that BlackSky agreed to pay off in connection with entering the merger agreement with Osprey. The interest expense that has been eliminated has been partially offset by a nonrecurring charge to write off

$26,143 of deferred financing fees, representing the aggregate deferred financing fees outstanding and reported in the June 30, 2021 balance sheet related to the debt that was paid off upon consummation of the Transactions. The write-off
of the June 30, 2021 deferred financing fee balances has been reflected in the pro forma condensed combined statement of operations for the year ended December 31, 2020, as the Transactions have been assumed to have been consummated as of January 1, 2020 for purposes of preparing each of the pro forma income statements. Refer to balance sheet tickmark “
F
” for additional information regarding debt settled for cash in connection with the Transactions.
ee
—Represents income statement impacts of the following nonrecurring amounts related to (1) the conversion of the bridge notes and (2) the settlement of the Intelsat and Thales/Seahawk consent fees for cash:

Amount
(in thousands)
Reclassification of amounts related to changes in the fair value of the bridge notes from OCI (1)	(541)
Gain on settlement of consent fees for cash (2)	251

Net Pro Forma Adjustment to Other income/(expense), net	(290)

(1)
In connection with BlackSky’s application of the fair value option to the bridge notes, certain losses related to the remeasurement of the notes at fair value were recorded in other comprehensive income (“OCI”). Conversion of the bridge notes in connection with the Transactions required the reclassification of the amounts previously recorded in OCI into earnings.

(2)
Amount reflects the
non-recurring
gain recognized for the difference between the carrying value of the consent fees liability as of June 30, 2021 and the cash settlement amount at the time of consummation of the Transactions. This adjustment records the incremental gain recognized above the reversal of the fair value remeasurement adjustment reflected in pro forma income statement tickmark “
c
” related the six months ended June 30, 2021. The nonrecurring portion of this adjustment has been recorded in the pro forma income statement for the period ended December 31, 2020, as the Transactions have been assumed to occur as of January 1, 2020 for purposes of preparing each pro forma income statement.

ff
—Represents the elimination of the income tax expense recognized by Osprey. The income tax expense has been eliminated, and no additional pro forma income tax adjustments have been recorded, as BlackSky has recognized significant losses for all historical reporting periods, which has resulted in the recognition of no income tax and a full valuation allowance against any available deferred tax assets in historical periods. Accordingly, if the merger had occurred as of January 1, 2020, no income tax expense or benefit would have been recognized by the combined company.

gg
—Represents the pro forma weighted-average number of shares of Osprey common stock outstanding and pro forma loss per share calculated after giving effect to the Transactions, as follows:

	Year Ended
Numerator	December 31, 2020
Pro forma net loss (in thousands)	(101,798)
Denominator
Osprey public shares (1)	10,249,624
Sponsor’s shares (2)	5,534,375

PIPE Investors’ shares (3)	18,800,000
Shares issued to BlackSky’s existing security holders at time of the merger (4)	78,993,201
Shares related to vesting of RSUs (5)	2,285,310

Basic and diluted weighted average shares outstanding	115,862,510	(gg)
Loss per share
Basic and diluted (6)	$(0.88	)(gg)

(1)
The weighted-average number of Osprey public shares gives effect to the redemption of approximately 21.4 million shares of Osprey Class A common stock, which occurred immediately prior to consummation of the Transactions. As the merger is assumed to have occurred as of January 1, 2020 for purposes of preparing each of the pro forma condensed combined statements of operations, the weighted-average number of shares outstanding reflects those shares of Osprey common stock that would be deemed outstanding for the period under the assumption that the share redemptions occurred on January 1, 2020.

(2)
Represents the Sponsor’s holdings of Osprey Class A common stock subsequent to the one-for-one
conversion of the Sponsor’s holdings of Osprey Class B common stock into Osprey Class A common stock immediately prior to the consummation of the merger, excluding 2,371,875 shares of the newly issued Osprey Class A common stock that are subject to lock-up
arrangements that will remain in effect until Osprey’s common stock price achieves certain targets or the shares are otherwise forfeited. Consistent with the assumption related to the merger, the conversion of the Sponsor’s Class B common shares is assumed to have occurred on January 1, 2020 and, accordingly, the shares are assumed to have been outstanding shares of Osprey common stock for the entire reporting period.

(3)
The PIPE Investors’ shares are assumed to have been issued on January 1, 2020, consistent with the assumed date of the merger for purposes of preparation of the condensed combined pro forma statements of operations. Accordingly, these shares are assumed to have been outstanding for the entire reporting period for purposes of calculating the weighted-average number of shares outstanding.

(4)
Shares of Osprey common stock issued to BlackSky security holders to consummate the merger are assumed to have been issued on January 1, 2020. Accordingly, these shares are assumed to have been outstanding for the entire reporting period for purposes of calculating the weighted-average number of Osprey common shares outstanding. The number of Osprey common shares issued to former BlackSky security holders in connection with the merger was determined based upon (1) the exchange ratio applicable to BlackSky Class A common shares, including those BlackSky Class A common shares that were issued upon the conversion or exercise of certain of BlackSky’s other outstanding financial instruments in connection with the Transactions, and (2) the exchange ratio applicable to each class of BlackSky preferred shares, including those preferred shares that were issued upon the exercise of certain warrants in connection with the Transactions. Refer to tickmark “
f
” related to the pro forma condensed combined statement of operations for the six months ended June 30, 2021 for additional details regarding the calculation of the total number of shares of Osprey common stock that were issued to former BlackSky security holders to consummate the Transactions.

(5)
BlackSky RSUs that were exchanged for Osprey RSUs have been included in the determination of basic and diluted EPS on a weighted-average basis determined based upon the Class A Common Stock exchange ratio and the RSUs respective vesting schedules. Refer to adjustments “
a
” and “
aa
” to the June 30, 2021 and

December 31, 2020 pro forma income statements, respectively, for additional information regarding the manner in which the RSUs vest.
(6)
Potentially dilutive shares have been deemed to be anti-dilutive and, accordingly, have been excluded from the calculation of diluted loss per share. Potentially dilutive shares that have been excluded from the determination of diluted loss per share include (1) 24,137,500 outstanding warrants issued by Osprey, (2) the 2,371,875 shares of Osprey Class A common stock that were issued to the former holders of Osprey Class B common stock upon consummation of the merger, but are subject to lock-up
arrangements that will remain in effect until Osprey’s post-merger common stock price achieves certain targets, (3) approximately 45,826,240 options and warrants to purchase shares of BlackSky common stock that, upon consummation of the merger and, based on the common stock exchange ratio indicated in the foregoing table (0.0912), were exchanged for options and warrants to purchase approximately 4,179,060 shares of Osprey common stock in accordance with the terms of the merger agreement, and (4) approximately 46,941,960 BlackSky restricted stock units that, upon the consummation of the merger and, based on the common stock exchange ratio indicated in the foregoing table (0.0912), were exchanged for Osprey restricted stock units, convertible into approximately 4,281,037 shares of Osprey common stock, in accordance with the terms of the merger agreement.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
As a result of the closing of the merger, the financial statements of Legacy BlackSky are now financial statements of BlackSky. Thus, the following discussion and analysis of our financial condition and results of operations of Legacy BlackSky prior to the merger and BlackSky following the completion of the merger should be read in conjunction with Legacy BlackSky’s financial statements and the notes thereto appearing elsewhere in this prospectus. The discussion and analysis should also be read together with the pro forma financial information as of June 30, 2021 and for the six months ended June 30, 2021 and the year ended December 31, 2020 included in this prospectus. See “Unaudited Pro Forma Condensed Combined Financial Information.” Certain information contained in the discussion, including, but not limited to, those factors described under the heading “Risk Factors” and the analysis set forth below includes forward-looking statements that involve risks and uncertainties. Unless otherwise indicated or the context otherwise requires, references in this “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section to “BlackSky,” “we,” “us,” “our” and other similar terms refer to the business and operations of Legacy BlackSky prior to the merger and to BlackSky and its consolidated subsidiaries following the merger.
Company Overview
We are a leading provider of real-time geospatial intelligence, imagery and related data analytic products and services and mission systems. We monitor activities and facilities worldwide by harnessing the world’s emerging sensor networks and leveraging our own satellite constellation. We process millions of observations from our constellation as well as a variety of space, IoT, and terrestrial based sensors and data feeds. Our on-demand
constellation of satellites can image a location multiple times throughout the day. We monitor for pattern-of-life
anomalies to produce alerts and enhance situational awareness. Our monitoring service is powered by cutting-edge compute techniques including machine learning and artificial intelligence. Our global monitoring solution is available via a simple subscription and requires no IT infrastructure or setup.
Our proprietary satellite constellation enables high-frequency observation of the Earth. Once our constellation is fully deployed with 30 satellites, we anticipate that we will be able to revisit targeted locations on Earth every 30 minutes achieving what we consider to be “real-time” Earth observation. The data we collect from our constellation and other sources populates a proprietary data repository through which our geospatial data and analytics platform derives unique insights and business observations that we deliver to our customers. The combination of our high-revisit small satellite constellation with our platform is disrupting the market for geospatial imagery and space-based data and analytics.
We generate revenue through services offerings—which consist of imagery services and data, software and analytics—and product offerings, which consist of engineering and integration.
Imagery services include imagery delivered from our satellites in orbit or obtained from third-party imagery providers and licensed to customers through our geospatial and data analytics platform.
Data, software and analytics include site monitoring and event monitoring services and associated data analytics to help customers interpret the proprietary data we collect as well as third party satellite and sensor data we incorporate into our products. In addition, we provide technology-enabled professional service solutions related to software development and integration, technical feasibility, and data management and analytics services, all designed to help improve the utilization of our core products and services.
Engineering and integration include services to the customers who are integrating our capabilities into their operations, who need our assistance on strategic research and development or who wish to obtain bespoke space capabilities.

At present, the majority of our revenue comes from our service offerings, and specifically professional services. Over time, we expect imagery services to be an increasing portion and the primary driver of revenue within this category.
We offer a variety of pricing and utilization options for our imagery and other service offerings, including subscriptions and transactional licenses. These varied options allow customers to utilize our services in a manner that best suits their needs. In addition, this structure allows the customer to prioritize their requirements such that at critical times they can satisfy their needs immediately at higher pricing rates and at other times allow for more economical utilization.
Our product offerings have historically been sold under fixed price contracts.
To date, we have financed our operations primarily through the issuance of preferred equity and both convertible and long-term debt. From the date of our incorporation in 2014, we have raised aggregate gross proceeds of approximately $223.7 million of debt and $174.6 million of equity. For the six months ended June 30, 2021 and 2020, we incurred net losses from continuing operations of $203.1 million and $23.7 million, respectively, and used $21.1 million and $7.8 million, respectively, in cash to fund continuing operations. As of June 30, 2021, we had $31.9 million of cash, cash equivalents, and restricted cash on hand to continue to fund operations. During the years ended December 31, 2020 and 2019, we incurred net losses from continuing operations of $47.7 million and $59.9 million, respectively, and used $15.3 million and $33.1 million, respectively, in cash to fund continuing operations. As of December 31, 2020, we had $10.6 million of cash, cash equivalents, and restricted cash on hand to continue to fund operations.
Comparability of Financial Information
The Company’s results of operations and statements of assets and liabilities may not be comparable between periods as a result of the merger.
Business Combination Transaction
On September 9, 2021 (the “Closing Date”), BlackSky Technology Inc., a Delaware corporation (f/k/a Osprey Technology Acquisition Corp., our predecessor company (“Osprey”)) (the “Company”), consummated its previously announced merger (the “merger”) pursuant that certain Agreement and Plan of merger, dated as of February 17, 2021 (the “merger Agreement”), by and among Osprey, Osprey Technology merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Osprey (“merger Sub”), and BlackSky Holdings, Inc., a Delaware corporation (“Legacy BlackSky”).
Pursuant to the terms of the merger Agreement, a business combination between Osprey and Legacy BlackSky was effected through the merger of merger Sub with and into Legacy BlackSky, with Legacy BlackSky surviving as the surviving company and as a wholly-owned subsidiary of Osprey (together with the other transactions described in the merger Agreement, the “merger”). On the Closing Date, the registrant changed its name from “Osprey Technology Acquisition Corp.” to “BlackSky Technology Inc.”
At the effective time of the merger (the “Effective Time”), and subject to the terms and conditions of the merger Agreement, each outstanding share of Legacy BlackSky capital stock (other than shares of Legacy BlackSky Class B common stock, treasury shares and shares with respect to which appraisal rights under the General Corporation Law of the State of Delaware were properly exercised and not withdrawn) was converted into a number of shares of the Company’s Class A Common Stock, par value $0.0001 per share (“Class A Common Stock”) based on an exchange ratio equal to 0.0912 (the “
Per Share
 Exchange Ratio
”) and each outstanding Legacy BlackSky restricted stock unit, option and warrant was converted into a Company restricted stock unit, option or warrant based on the Per Share Exchange Ratio applicable to shares of Legacy BlackSky Class A Common Stock. All 7,906,250 shares of the Company’s Class B common stock, par value $0.0001 per share (“Class B Common Stock”) was converted, on a one-for-one basis,
into an equivalent number of Class A Common Stock immediately prior to the consummation of the merger.

No fractional shares of Class A Common Stock were issued upon the exchange of Legacy BlackSky preferred stock or Legacy BlackSky common stock. In lieu of the issuance of any such fractional shares, the Company has paid to each former holder of Legacy BlackSky Class A Common Stock, preferred stock or convertible notes who otherwise would be entitled to receive such fractional share an amount in cash, without interest, rounded down to the nearest cent, equal to the product of (i) the amount of the fractional share interest in a share of Class A Common Stock to which such holder otherwise would have been entitled multiplied by (ii) the average of Class A Common Stock trading price over the 30-day period
ending three days prior to consummation of the merger.
Effective as of the Effective Time and by virtue of the merger, each share of Legacy BlackSky Class B common stock issued and outstanding immediately prior to the Effective Time was cancelled and automatically converted into the right to receive an amount in cash, without interest, equal to $0.00001 per share.
Effective as of the Effective Time and by virtue of the merger, each option to purchase shares of Legacy BlackSky common stock (a “Legacy BlackSky Stock Option”) that was outstanding and unexercised as of immediately prior to the Effective Time was converted into an option to acquire a number of shares of Class A Common Stock equal to the product of (x) the number of shares of Legacy BlackSky Class A Common Stock subject to the applicable Legacy BlackSky Stock Option and (y) the Per Share Exchange Ratio, and is subject to the same terms and conditions as were applicable to such Legacy BlackSky Stock Option (each an “Assumed Company Stock Option”). The exercise price per share of each Assumed Company Stock Option was equal to the quotient obtained by dividing (x) the exercise price per share applicable to such Legacy BlackSky Stock Option by (y) the Per Share Exchange Ratio.
Effective as of the Effective Time and by virtue of the merger, each restricted stock unit of Legacy BlackSky (a “Legacy BlackSky RSU Award”) that was outstanding as of immediately prior to the Effective Time was converted into an award of Company restricted stock units covering a number of shares of Class A Common Stock equal to the product of (x) the number of shares of Legacy BlackSky common stock subject to the applicable Legacy BlackSky RSU Award and (y) the Per Share Exchange Ratio, and is subject to the same terms and conditions as were applicable to such Legacy BlackSky RSU Award.
Each warrant exercisable for shares of Legacy BlackSky common stock and Legacy BlackSky preferred stock (each a “Legacy BlackSky Warrant”) that was outstanding and unexercised as of immediately prior to the Effective Time was (i) automatically exercised in accordance with its terms immediately prior to the Effective Time if such Legacy BlackSky Warrant provided that it would be automatically exercised in connection with the merger (an “Exercising Legacy BlackSky Warrant”), (ii) automatically terminated in accordance with its terms immediately prior to the Effective Time if such Legacy BlackSky Warrant provided that it would be automatically terminated if not exercised prior to the Effective Time (a “Terminating Legacy BlackSky Warrant”) or (iii) assumed by the Company and converted into a warrant to acquire Class A Common Stock if the Legacy BlackSky Warrant was not a Terminating Legacy BlackSky Warrant or Exercising Legacy BlackSky Warrant.
In conjunction with the consummation of the merger, on September 9, 2021, we received approximately $283 million in gross proceeds, comprised of approximately $103 million in cash held in trust by Osprey and the proceeds of a $180 million PIPE Investment. Transaction expenses paid on closing totaled approximately $44 million. Additionally, we repaid approximately $21.4 million in debt and accrued interest and approximately $27.1 million in other accrued liabilities. On September 13, 2021, we raised an additional $8 million through a direct sale of Class A Common Stock to Palantir Technologies Inc. at $10.00 per share. Net cash proceeds from the merger, the PIPE Investment, and the Palantir financing, less transaction costs and other closing payments, totaled approximately $216.1 million.
Correction of Prior Period Financial Data
As discussed further in Note 2 of the notes to consolidated condensed financial statements included in this Form S-1, we identified immaterial errors relating to the expensing of stock-based compensation and the classification of costs between continuing operations and discontinued operations.

The correction of the error relating to the stock-based compensation resulted in decreases in selling, general and administrative expenses, operating loss, and net loss of $588.0 thousand for six months ended June 30, 2021. The correction of the error resulted in increases in selling, general and administrative expenses and operating loss, and a decrease in net income of $15.0 thousand for six months ended June 30, 2020.
The correction of the error resulted in a decrease in stock-based compensation expense of $3.0 thousand for the year ended December 31, 2020, and an increase in additional paid in capital and accumulated deficit of $0.5 million as of December 31, 2020. The correction of the error resulted in an increase in stock-based compensation expense of $0.1 million for the year ended December 31, 2019, and an increase in additional paid in capital and accumulated deficit of $0.5 million as of December 31, 2019. The correction of the error resulted in an increase in accumulated deficit and additional paid in capital of $0.4 million as of January 1, 2019.
The correction of the error relating to the reclassification of costs between continuing operations and discontinued operations resulted in a decrease in selling, general and administrative expenses of $1.7 million and a increase in interest expense of $0.3 million in continuing operations, and a decrease in the gain on discontinued operations of $1.4 million for the six months ended June 30, 2020.
We evaluated the effect of these corrections on the previous results of operations and determined that it did not materially impact any trends previously disclosed. These corrections did not impact net cash provided by operating activities or free cash flows.
Factors Affecting Our Performance
We believe that our performance and future success depend on a number of factors that present significant opportunities for us but also pose risks and challenges, including those discussed below and in “Risk Factors.”

•
Expand and enhance our satellite network—
As of June 30, 2021, we had six proprietary satellites in commercial operations. Our objective is to increase the size of our satellite network. An expanded constellation will enable us to increase our revisit rate, the frequency with which we can image certain locations on the globe, which supports our strategy of providing earth observation and earth monitoring services to our customers. Our
Gen-3
satellite is being designed to improve our imaging resolution to 50 cm and include short wave IR imaging technology for a broad set of imaging conditions, including nighttime, low-light
and
all-weather.
Regulatory, licensing, natural disasters, epidemic outbreaks, terrorist acts and geopolitical events could affect our business and satellite launch schedules.

•
Expand and extend our geospatial and data analytics platform—
We
intend to continue to improve the capabilities of our platform, including our artificial intelligence and machine learning algorithms, to improve the speed and quality of the insights we provide to our customers. If the recommendations, forecasts, or analyses that artificial intelligence applications assist in producing are deficient or inaccurate, we could be subjected to competitive harm, potential legal liability, and brand or reputational harm.

•
Increase demand for our products and services
—We plan to expand our sales and marketing efforts to increase demand for our products and services by existing and new customers. As our constellation grows and delivers additional imaging capacity and improved revisit performance, we expect to attract new customers and expect our existing customers to use our capabilities more, increasing their total spend with us. We have several current contracts with customers to provide imagery, data, software and analytics and engineering and integration products and services. Our customers and resellers have no obligation to renew, upgrade, or expand their contracts with us after the terms of their existing contracts have expired. In addition, many of our customer and reseller contracts permit the customer or reseller to terminate their contracts with us with notice periods of varying lengths. As a government contractor, we are also subject to federal funding cycles, including the possibility of budget stalemates.

•	Expand into commercial market sectors —Our current customer base, end market mix and pipeline are weighted towards U.S. and international defense and intelligence customers and markets. We believe there are significant opportunities and numerous use cases to extend our product and service offerings domestically and internationally to a wide variety of commercial market sectors including energy and utilities, insurance, mining and manufacturing, agriculture, environmental monitoring, disaster and risk management, and engineering and construction, among many others. As we expand into and within new and emerging markets and heavily regulated industry sectors, we will likely face additional regulatory scrutiny, risks, and burdens from the governments and agencies which regulate those markets and industries.

COVID-19
In December 2019, the 2019 novel coronavirus
(“COVID-19”)
surfaced in Wuhan, China. The World Health Organization (“WHO”) declared a global emergency on January 30, 2020 with respect to the outbreak, and several countries have initiated travel restrictions, closed borders and given social distancing directives, including instructions requiring
“shelter-in-place”.
On January 31, 2020 the U.S. Department of Health and Human Services declared a national public health emergency due to a novel coronavirus. On March 11, 2020, WHO declared the outbreak of
COVID-19,
a disease caused by this novel coronavirus a pandemic. The disease continues to spread throughout the United States and other parts of the world and has negatively affected the U.S. and global economies, disrupted global supply chains, resulted in significant travel and transport restrictions, including mandated closures and orders to
“shelter-in-place”
and quarantine restrictions. Beginning in the first quarter of 2021, there has been a trend in many parts of the world of increasing availability and administration of vaccines against
COVID-19,
as well as an easing of restrictions on social, business, travel and government activities and functions. We have taken measures to protect the health and safety of our employees, work with our customers and suppliers to minimize disruptions and support our community in addressing the challenges posed by this ongoing global pandemic.
We are designated as an “essential critical infrastructure” for national security as defined by the U.S. Department of Homeland Security, and consistent with federal guidelines and with state and local orders to date, our business has continued to operate through the
COVID-19
pandemic. As a result of the
COVID-19
pandemic, we qualified for a Small Business Administration Paycheck Protection Program loan for $3.6 million and through the Coronavirus, Aid, Relief and Economic Security Act we were able to defer the deposit and payment of Social Security taxes in the total amount of approximately $0.7 million.
The
COVID-19
pandemic has generally disrupted the operations of our vendors, customers and prospective customers, and may continue to disrupt their operations, including as a result of travel restrictions and/or business shutdowns, uncertainty in the financial markets, or other harm to their business and financial results. This disruption could result in a reduction to information technology budgets, delayed purchasing decisions, longer sales cycles, extended payment terms, the timing of payments, and postponed or canceled projects, all of which could negatively impact our business and operating results, including sales and cash flows. The
COVID-19
pandemic has not had a material impact on our business to date and we do not expect the
COVID-19
pandemic to have a material impact on our business going forward.
Components of Operating Results
Revenues
We have developed several services and products that leverage our proprietary constellation and satellite economics:

•	Service Revenues— Service revenues primarily consist of imagery and data, software, and analytics revenue.

•
Imagery—
We offer our customers high-revisit,
on-demand
satellite imaging solutions. The combination of our proprietary satellite constellation, our virtual constellation, and our platform provides our customers with dawn-to-dusk
autonomous tasking, processing and delivery.

•
Data, Software and Analytics—
We leverage our proprietary artificial intelligence and machine learning algorithms to analyze data coming from both our proprietary sensor network and third party sources to provide difficult to access data, insights and analytics for our customers. We continue to integrate and enhance our products by performing contract development for customers while retaining product rights. We provide technology enabled professional service solutions to support customer-specific software development requests, integration, testing and training. We also provide systems engineering to support efforts to manage mass quantities of data. Our professional service solutions provide services related to object detection, site monitoring and enhanced analytics through which we can detect key objects in critical locations such as ports, airports, and construction sites; monitor changes at, damages to or other anomalies in key infrastructure; and analyze stockpiles or other critical inventory.

We expect continued service revenue growth in the year ending December 31, 2021 as a result of growth in satellite capacity and sales orders.

•	Product Revenues— Product revenues primarily consist of engineering and integration revenue.

•
Engineering and Integration -
We develop and deliver advanced launch vehicle, satellite and payload systems for our customers that leverage our capabilities in mission systems engineering and operations, ground station operations, and software and systems development. These systems are typically sold to government customers under fixed price contracts.

We expect product revenue growth as we continue to deliver on contracts by engineering unique direct materials and striving toward critical design review.
Service and Product Costs
Service Costs
Service costs primarily include internal aerospace and geospatial software development labor, third-party data and imagery, internal labor to support the ground stations and space operations, and cloud computing and hosting services.
Product Costs
Product costs primarily include the cost of internal labor for product design, integration, and engineering in support of long-term development contracts for launch vehicle, satellite, and payload systems. We also incur subcontract direct materials and external labor costs to build and test specific components, such as the communications system, payload demands and sensor integration. Costs are expensed as incurred except for incremental costs to obtain or fulfill a contract, which are capitalized and amortized on a systematic basis consistent with the transfer of goods and services.
Selling, General, and Administrative Expense
Selling, general, and administrative expense consists of product development costs, salaries and benefit costs, professional fees, and other expenses which includes other personnel related costs, stock-based compensation, expenses for executive management, and occupancy costs. We also incur internal labor costs to maintain our platform, through which the imagery is delivered, and to develop critical real-time software and geospatial analytic solutions for a variety of customers, solution enhancements, including mapping, analysis, site target monitoring, and news feeds. We expect our selling, general and administrative expense, which includes transaction, audit, legal, and insurance costs, investor relations activities, and other administrative and professional services, to increase as we expand our business, and operate as a public company.

Research and Development Expense
Research and development expense consists primarily of employees’ salaries, taxes and benefits costs incurred for data science modeling and algorithm development related to our platform, and to the design, development and testing of our
Gen-3
satellites. We intend to continue to invest appropriate resources in research and development efforts, as we believe that investment is critical to maintaining our competitive position.
Depreciation and Amortization
Depreciation expense is related to property and equipment which mainly consists of operational satellites. Amortization expense is related to intangible assets.
Satellite Impairment Loss
We recorded a satellite impairment loss for the six months ended June 30, 2021 related to a Rocket Lab Electron rocket carrying two of our satellites suffering a failure during flight, resulting in the loss of both satellites on May 15, 2021. This resulted in an impairment loss of $18.4 million, the full carrying value of the satellites, recorded to earnings during the six months ended June 30, 2021. There were no satellite impairment losses for the six months ended June 30, 2020.
Gain/(Loss) on Debt Extinguishment
For the six months ended June 30, 2021 and 2020, there was no gain or loss on extinguishment of debt. Gain on extinguishment of debt reported for the year ended December 31, 2020 is related to accrued interest that was forgiven in connection with the termination of a certain debt instrument. Loss on extinguishment of debt reported for the year ended December 31, 2019 is related to unamortized debt discount costs.
Unrealized (Loss)/Gain on Derivative
Gain or loss on derivatives reported for the six months ended June 30, 2021 and 2020 and for the years ended December 31, 2020 and 2019 are related to the fluctuation of fair value of outstanding warrants to purchase our Series B and C Preferred Stock at each reporting date, changes in our liability balance for warrants, and consent fees related to Intelsat Jackson Holdings S.A. (“Intelsat”) and Seahawk SPV Investment LLC (“Seahawk”) secured term loan.
Gain/(Loss) on Equity Method Investment
Gain/(Loss) on equity method investment reflects the recognition of our proportional share of the net income or net losses of LeoStella LLC (“LeoStella”), in which we hold a 50% ownership interest, adjusted for any intercompany profit.
Interest Expense
Interest expense consists primarily of interest on our outstanding borrowings under our loans from related parties, Small Business Administration Paycheck Protection Program loan, line of credit, founders note and capital leases.
Other (Expense)/Income
For the six months ended June 30, 2021, other (expense)/income, net is primarily related to the initial fair value of the excess of the incentive equity, warrants and the initial fair value of debt over the subordinated, unsecured convertible promissory notes that were issued in February of 2021 and June 2021.

Results of Operations for the Six Months Ended June 30, 2021 and 2020
The following table provides the components of results of operations for the six months ended June 30, 2021 and 2020. Period to period comparisons are not necessarily indicative of future results.

	Six Months Ended June 30,		$ Change	% Change
	2021	2020
	(dollars in thousands)
Revenues:
Service	$11,116	$7,726	$3,390	43.9%
Product	3,543	1,685	1,858	110.3%

Total revenues	14,659	9,411	5,248	55.8%

Costs and expenses:
Service costs, excluding depreciation and amortization	8,550	6,440	2,110	32.8%
Product costs, excluding depreciation and amortization	3,367	5,184	(1,817)	(35.1)%
Selling, general and administrative	17,305	14,063	3,242	23.1%
Research and development	28	96	(68)	(70.8)%
Depreciation and amortization	6,301	3,757	2,544	67.7%
Satellite impairment loss	18,407	—	18,407	—%

Operating loss	(39,299)	(20,129)	(19,170)	(95.2)%
Gain on debt extinguishment	—	284	(284)	(100.0)%
Unrealized loss on derivative	(14,975)	(279)	(14,696)	5,267.4%
Income/(loss) on equity method investment	963	(581)	1,544	265.7%
Interest expense	(2,438)	(3,259)	821	25.2%
Other (expense)/income, net	(147,370)	281	(147,651)	52,544.8%

Loss before income taxes	(203,119)	(23,683)	(179,436)	(757.7)%
Income tax (provision) benefit	—	—	—	—%
Loss from continuing operations	(203,119)	(23,683)	(179,436)	(757.7)%

Discontinued operations:
(Loss)/gain from discontinued operations, net of tax (including (loss)/gain from disposal of Launch Division of $1,022 and $30,672 for the six months ended June 30, 2021 and 2020, respectively)	(1,022)	28,960	(29,982)	(103.5)%
Income tax (provision) benefit	—	—	—	—%

(Loss)/gain from discontinued operations, net of tax	(1,022)	28,960	(29,982)	(103.5)%

Net (loss)/income	$(204,141)	$5,277	(209,418)	(3,968.5)%

Revenue

	Six Months Ended June 30,		$ Change	% Change
	2021	2020
	(dollars in thousands)
Service revenues	$11,116	$7,726	$3,390	43.9%
% of total revenue	76%	82%
Product revenues	$3,543	$1,685	$1,858	110.3%
% of total revenue	24%	18%

Total revenues	$14,659	$9,411	$5,248	55.8%

Service revenues
Service revenues increased approximately $3.4 million, or 43.9%, for the six months ended June 30, 2021, as compared to service revenues for the six months ended June 30, 2020. The increase was primarily driven by an increase across all of our service offerings, primarily orders for our imagery and our data, software, and analytics services. Imagery revenues grew due to increased customer sales orders in 2021 versus 2020 given the expansion of our constellation and related imagery capacity and capabilities of our constellation. Data, software, and analytics services increased primarily due to the addition of contracts that were entered into during the latter half of 2020 and in January 2021 that did not exist during the six months ended June 30, 2020.
Product revenues
Product revenues increased approximately $1.9 million, for the six months ended June 30, 2021, as compared to product revenues for the six months ended June 30, 2020. The increase was primarily due to an increase in progress of percentage completion of two contracts, driven by completion and delivery of a major component of the contract requirements during the six months ended June 30, 2021 as compared to the six months ended June 30, 2020.
Costs and Expenses

	Six Months Ended June 30,		$ Change	% Change
	2021	2020
	(dollars in thousands)
Service costs, excluding depreciation and amortization	$8,550	$6,440	$2,110	32.8%
Product costs, excluding depreciation and amortization	3,367	5,184	(1,817)	(35.1)%

Total costs	$11,917	$11,624	$293	2.5%

Service costs
Service costs increased approximately $2.1 million, or 33%, for the six months ended June 30, 2021, as compared to service costs for the six months ended June 30, 2020. The increase was primarily driven by an increase in direct employee costs in support of professional services contracts as well as increased costs associated with maintaining growth in our satellite and ground station networks offset by decreased costs for the six months ended June 30, 2021 compared to the six months ended June 30, 2020 due to the maturity of the next generation satellites.
Product costs
Product costs decreased approximately $1.8 million, for the six months ended June 30, 2021, as compared to product costs for the six months ended June 30, 2020. The decrease was primarily attributable to the recognition of forward loss reserves for the design development, and manufacture of the
Gen-3
satellites at inception of a new customer contract of approximately $3.5 million during the six months ended June 30, 2020. This was partially offset by delivering a major component of the satellite on contract, which increased the product costs.
Selling, general, and administrative expense

	Six Months Ended June 30,		$ Change	% Change
	2021	2020
	(dollars in thousands)
Product development costs	$3,600	$1,216	$2,384	196.1%
Salaries and benefit costs	8,207	8,363	156	(1.9)%
Professional fees	3,000	1,338	1,662	124.2%
Stock-based compensation expense	772	1,142	370	(32.4)%
Rent expense	1,237	1,142	95	8.3%
Other	489	862	(373)	(43.3)%

Selling, general administrative expense	$17,305	$14,063	$3,242	23.1%

Selling, general, and administrative expense increased approximately $3.2 million, or 23.1%, during the six months ended June 30, 2021 compared to six months ended June 30, 2020. The increase was primarily driven by a $1.7 million increase in third-party professional services for public company readiness efforts that occurred in the six months ended June 30, 2021 that did not occur during the six months ended June 30, 2020. In addition, product development labor costs increased $2.4 million to continue to develop capabilities of the platform, develop the analytical competencies for new products, and expanded constellation and imagery collection efficiency. This was partially offset by lower stock-based compensation expense and lower other expenses including but not limited to, utility, and other location-specific service costs and significantly decreased travel expenses.
Research and development expense

	Six Months Ended June 30,		$ Change	% Change
	2021	2020
	(dollars in thousands)
Research and development expense	$28	$96	$(68)	(70.8)%
Research and development expense decreased approximately $68 thousand, or 70.8%, during the six months ended June 30, 2021 compared to June 30, 2020. The decrease compared to the six months ended June 30, 2021 was primarily driven by one of our internal projects reaching technological feasibility during 2020. This was partially offset by increased labor costs on the design of our Gen-3 satellites.
Depreciation and amortization expense

	Six Months Ended June 30,		$ Change	% Change
	2021	2020
	(dollars in thousands)
Depreciation expense	$5,621	$3,081	$2,540	82.4%
Amortization expense	680	676	4	0.6%

Depreciation and amortization expense	$6,301	$3,757	$2,544	67.7%

Depreciation expense increased approximately $2.5 million, or 67.7%, for the six months ended June 30, 2021 compared to the six months ended June 30, 2020. The increase was primarily driven by two satellites placed in service in the second half of 2020.
Unrealized (loss)/gain on derivative
During the six months ended June 30, 2021, we recorded $15.0 million loss on derivatives. The change was related to the fluctuation of fair value of outstanding warrants to purchase our Series B and C Redeemable Convertible Preferred Stock, changes in our liability balance for warrants to purchase our Class A Common Stock, and consent fees related to the Intelsat and Seahawk secured term loan.
During the six months ended June 30, 2020, we recorded $0.3 million loss on derivatives. The change was related to the fluctuation of fair value related to warrants to purchase our Series B and C Redeemable Convertible Preferred Stock.
Gain/loss on equity method investment
Gain on equity method investment increased by $1.5 million, or 265.7%, for the six months ended June 30, 2021, compared to the six months ended June 30, 2020. This increase is related to the operating performance of LeoStella.
Interest expense
Interest expense decreased by $0.8 million, or 25.2%, for the six months ended June 30, 2021, compared to the six months ended June 30, 2020. This decrease is related to interest on the Mitsui U.S.A. loan that existed in 2020 and was extinguished in connection with the sale of the Launch Division. This was partially offset by increased amortization of consent fees associated with the Notes.
Other (Expense)/Income
For the six months ended June 30, 2021 we received $58.6 million in cash from several existing and new investors in exchange for 2021 Convertible Bridge Notes (“the Bridge Notes”) with a principal value of $58.6 million, inclusive of the incremental bridge notes issued in connection with our Rights Offering that closed on June 30, 2021. The first tranche of the Bridge Notes was issued at par at a principal amount of $18.1 million and a fair value of $24.2 million, resulting in a loss on issuance of $6.1 million. The second tranche of the Bridge Notes were issued at par at a principal amount of $40.0 million and a fair value of $52.2 million, resulting in a loss on issuance of $12.2 million. In June 2021, we offered eligible stockholders an opportunity to invest in a portion of the Bridge Notes as part of a Rights Offering on substantially the same terms as offered to investors in the initial tranche of the Bridge Notes. The aggregate principal amount and fair value of the Bridge Notes issued to the participating shareholders in the Rights Offering were $0.5 million and $0.6 million respectively, resulting in a loss on issuance of $0.1 million.
Certain investors in the first tranche of Bridge Notes received 126.6 million shares of Class A Common Stock with a fair value of $59.8 million and warrants to purchase 42.5 million shares of Class A Common Stock with a fair value of $18.4 million. Additionally, the investors participating in the Rights Offering received 3.4 million incentive shares of Class A Common Stock with a fair value of $2.6 million and 0.6 million incentive warrants exercisable for Class A Common Stock with a fair value of $0.5 million, resulting in a loss of issuance of $3.2 million.
We also incurred $47.7 million in debt issuance cost related to the Bridge Financing, the modification of existing debt arrangements, and the June 2021 Notes which has been expensed. We expensed the debt issuance cost related to the Bridge Financing because the Notes are being carried on the balance sheet at fair value.

Gain/(loss) from discontinued operations, net of tax

	Six Months Ended June 30,		$ Change	% Change
	2021	2020
	(dollars in thousands)
Discontinued operations:
Loss from discontinued operations, before income taxes.	$—	$(1,712)	$1,712	(100.0)%
(Loss)/gain on disposal of discontinued operations	(1,022)	30,672	(31,694)	(103.3)%

Total (loss)/gain from discontinued operations, net of income taxes	$(1,022)	$28,960	$(29,982)	(103.5)%

On June 12, 2020, we completed the sale of 100% of our interests in Spaceflight, Inc. (the “Launch Division”) to M&Y Space Co. Ltd. (“M&Y Space”) for a final purchase price of $31.6 million. During the six months ended June 30, 2020, the Launch Division’s normal operations resulted in a gain from discontinued operations prior to the completion of the sale. During the six months ended June 30, 2021 we recorded a liability for a potential working capital adjustment related to target accounts receivable amount in accordance with the sale.
For the Years Ended December 31, 2020 and 2019
The following table provides the components of results of operations for the years ended December 31, 2020 and 2019. Period to period comparisons are not necessarily indicative of future results.

	Year Ended December 31,		$ Change	% Change
	2020	2019
	(dollars in thousands)
Revenues:
Service	$18,737	$13,325	$5,412	40.6%
Product	2,398	388	2,010	518.0%

Total revenues	21,135	13,713	7,422	54.1%

Costs and expenses:
Service costs, excluding depreciation and amortization	13,331	11,098	2,233	20.1%
Product costs, excluding depreciation and amortization	10,535	399	10,136	2,540.4%
Selling, general and administrative	28,606	33,862	(5,256)	(15.5)%
Research and development	255	1,099	(844)	(76.8)%
Depreciation and amortization	9,803	6,897	2,906	42.1%
Satellite impairment loss	—	6,606	(6,606)	(100.0)%

Operating loss	(41,395)	(46,248)	4,853	10.5%
Gain/(loss) on debt extinguishment	284	(3,267)	3,551	108.7%
Realized gain on conversion of notes	—	4,113	(4,113)	100.0%
Unrealized (loss)/gain on derivative	(558)	541	(1,099)	(203.1)%
Loss on equity method investment	(953)	(1,241)	288	23.2%
Interest expense	(5,201)	(13,693)	8,492	62.0%
Other income/(expense), net	103	(190)	293	154.2%

Loss before income taxes	(47,720)	(59,985)	12,265	20.4%
Income tax (provision) benefit	—	—	—	—%

Loss from continuing operations	(47,720)	(59,985)	12,265	20.4%
Discontinued operations:
Gain/(loss) from discontinued operations, before income taxes (including gain from disposal of Launch Division of $30,672 and $0 for the years ended December 31, 2020 and 2019, respectively)	28,185	(6,160)	34,345	557.5%
Income tax (provision) benefit	—	—	—	—%

Gain/(loss) from discontinued operations, net of tax	28,185	(6,160)	34,345	557.5%

Net loss	$(19,535)	$(66,145)	$46,610	70.5%

Revenue

	Year Ended December 31,		$ Change	% Change
	2020	2019
	(dollars in thousands)
Service revenues	$18,737	$13,325	$5,412	40.6%
% of total revenue	89%	97%
Product revenues	$2,398	$388	$2,010	518.0%
% of total revenue	11%	3%

Total revenues	$21,135	$13,713	$7,422	54.1%

Service revenues
Service revenues increased approximately $5.4 million, or 40.6%, for the year ended December 31, 2020, as compared to service revenues for year ended December 31, 2019. The increase was primarily driven by an increase across all of our service offerings, primarily our data, software, and analytics services and orders for our imagery. Data, software, and analytics services increased primarily due to revenue recognized on new contracts of $1.5 million. Imagery revenues grew due to increased customer sales orders in 2020 versus 2019 given the expansion of our constellation and related imagery capacity and capabilities of our constellation.
Product revenues
Product revenues increased approximately $2.0 million, for the year ended December 31, 2020, as compared to product revenues for the year ended December 31, 2019. The increase was primarily driven by work performed on a new contract, and a complete year of product engineering generated from one specific contract as compared to two months of revenue in the year ended December 31, 2019, the year that contract began.
Costs and Expenses

	Year Ended December 31,		$ Change	% Change
	2020	2019
	(dollars in thousands)
Service costs, excluding depreciation and amortization	$13,331	$11,098	$2,233	20.1%
Product costs, excluding depreciation and amortization	10,535	399	10,136	2,540.4%

Total costs	$23,866	$11,497	$12,369	107.6%

Service costs
Service costs increased approximately $2.2 million, or 20.1%, for the year ended December 31, 2020, as compared to service costs for the year ended December 31, 2019. The increase was primarily driven by an increase in direct employee costs in support of professional services contracts as well as increased costs associated with growth in our satellite and ground station networks.
Product costs
Product costs increased approximately $10.1 million, for the year ended December 31, 2020, as compared to product costs for the year ended December 31, 2019. The increase of $8.0 million was attributable to the recognition of loss reserves in 2020 for the design development, and manufacture of the
Gen-3
satellites. The changes in contract estimates driving these estimated contract losses were due to design changes required to meet customer contract requirements. The remaining $2.1 million increase is due to a complete year of product engineering costs generated compared to two months of product engineering costs in the year ended December 31, 2019.

Selling, general, and administrative expense

	Year Ended December 31,		$ Change	% Change
	2020	2019
	(dollars in thousands)
Product development costs	$7,190	$8,542	$(1,352)	(15.8)%
Salaries and benefit costs	18,020	14,139	3,881	27.4%
Professional fees	2,255	6,235	(3,980)	(63.8)%
Other	1,141	4,946	(3,805)	(76.9)%

Selling, general administrative expense	$28,606	$33,862	$(5,256)	(15.5)%

Selling, general and administrative expense decreased approximately $5.3 million, or 15.5%, during the year ended December 31, 2020 compared to December 31, 2019. The decrease was primarily driven by a $4.0 million decrease in third party professional services due to diligence support that occurred in the year ended December 31, 2019 that did not reoccur in the year ended December 31, 2020. Product development costs decreased $1.4 million due to the reallocation of software engineering labor resources from product development to billable projects. The remaining decrease of $3.8 million was due to other expenses including but not limited to, utility, and other location-specific service costs and significantly decreased travel expenses. This was partially offset by a $3.9 million increase in employee expenses driven by a slight increase in headcount and higher effective overall payroll amount in the year ended December 31, 2020 as compared to the prior year. The higher effective rate was due to increased employee-related benefit costs and performance incentives.
Research and development expense

	Year Ended December 31,		$ Change	% Change
	2020	2019
	(dollars in thousands)
Research and development expense	$255	$1,099	$(844)	(76.8)%

Research and development expense decreased approximately $0.8 million, or 76.8%, during the year ended December 31, 2020 compared to December 31, 2019. The decrease compared to the year ended December 31, 2019 was primarily driven by one of our projects reaching technological feasibility in the year ended December 31, 2020. This was partially offset by increased design labor costs on the design of our
Gen-3
satellites.
Depreciation and amortization expense

	Year Ended December 31,		$ Change	% Change
	2020	2019
	(dollars in thousands)
Depreciation expense	$8,452	$5,546	$2,906	52.4%
Amortization expense	1,351	1,351	—	—%

Depreciation and amortization expense	$9,803	$6,897	$2,906	42.1%

Depreciation and amortization expense increased approximately $2.9 million, or 42.1%, for the year ended December 31, 2020 compared to December 31, 2019. The increase was primarily driven by two satellites placed in service in the second half of 2020.

Satellite impairment loss
Satellite impairment loss decreased approximately $6.6 million, or 100.0%, for the year ended December 31, 2020 compared to December 31, 2019. The decrease was related to an impairment charge for one non-functioning
satellite in 2019. We did not have any satellite impairment losses in the year ended December 31, 2020.
Gain/(loss) on debt extinguishment
During the year ended December 31, 2020 we recorded a gain of $0.3 million on debt extinguishment related to the Mitsui & Co. (U.S.A.) Ltd. (“Mitsui”) debt.
During the year ended December 31, 2019 we recorded a $3.3 million loss on debt extinguishment related to unrecognized debt discount on the term loan from Silicon Valley Bank’s Amended and Restated Loan and Security Agreement (“SVB LSA”).
Realized gain on conversion of notes
During the year ended December 31, 2019, we recorded a gain of $4.1 million related to the conversion of promissory notes from the Omnibus Agreement and Waiver Agreement and Conversion Election (the “2019 Omnibus Agreement”) as further described in Note 14 to our consolidated financial statements included elsewhere in this proxy statement/consent solicitation/statement/prospectus. As the notes were extinguished in the year ended December 31, 2019, there was no similar gain or loss in the year ended December 31, 2020.
Unrealized (loss)/gain on derivative
During the years ended December 31, 2020 and 2019, we recorded a $0.6 million loss and $0.5 million gain on derivatives, respectively. The change was related to the fluctuation of fair value related to warrants to purchase our Series B and C Redeemable Convertible Preferred Stock.
Loss on equity method investment
Loss on equity method investment decreased by $0.3 million, or 23.2%, for the year ended December 31, 2020, compared to the year ended December 31, 2019. This decrease is related to the improved operating performance of LeoStella.
Interest expense
Interest expense decreased approximately $8.5 million, or 62.0%, for the year ended December 31, 2020 compared to December 31, 2019. The decrease was primarily due to the amortization of debt discount that was recorded in 2019 which did not recur in the year ended December 31, 2020.
Gain/(loss) from discontinued operations, net of tax

	Year Ended December 31,		$ Change	% Change
	2020	2019
	(dollars in thousands)
Discontinued operations:
Loss from discontinued operations, before income taxes.	$(2,487)	$(6,160)	$3,673	(59.6)%
Gain on disposal of discontinued operations	30,672	—	30,672	100.0%

Total gain/(loss) of discontinued operations, net of income taxes	$28,185	$(6,160)	$34,345	(557.5)%

During the year ended December 31, 2020, we recorded a total gain from discontinued operations of $28.2 million. On June 12, 2020, we completed the sale of 100% of our interest in the Launch Division to M&Y Space for a final purchase price of $31.6 million. In January 2020, we executed a stock purchase agreement (“2020 SPA”) to divest our ownership of the Launch Division. The 2020 SPA included customary representations, warranties and agreements by us, customary conditions to closing, indemnification obligations of us, certain other obligations of the parties and termination provisions.
During the year ended December 31, 2019 we recorded a loss from discontinued operations of $6.2 million. During 2019 and 2020, the primary driver of the loss from discontinued operations were operating losses incurred by the Launch Division for twelve months in 2019 and six months in 2020. Operations were also negatively impacted by significant expenses incurred associated with the planned sale of the Launch Division and other separation related costs that are included within discontinued operations such as legal, consulting, and other transaction-related fees.
Non-GAAP
Financial Measures
In addition to our results determined in accordance with GAAP, management utilizes certain non-GAAP
performance measures, EBITDA and Adjusted EBITDA, and free cash flow for purposes of evaluating our ongoing operations and for internal planning and forecasting purposes. Our management and board of directors believe that these non-GAAP
operating measures, when reviewed collectively with our GAAP financial information, provide useful supplemental information to investors in assessing our operating performance.
EBITDA and Adjusted EBITDA
EBITDA is defined as earnings before interest income and expense, income tax expense or benefit, and depreciation and amortization. Adjusted EBITDA has been calculated using EBITDA adjusted for (gain)/loss from discontinued operations, net of tax, launch employee retention bonuses, launch related shared services, satellite impairment loss, (gain)/loss on debt extinguishment, unrealized loss/(gain) on derivative, stock-based compensation, realized gain on conversion of notes, (gain)/loss on equity method investment, loss on issuance of the Notes and debt issuance cost expensed. We have presented EBITDA and Adjusted EBITDA because both are key measures used by our management and board of directors to understand and evaluate our operating performance, generate future operating plans and make strategic decisions regarding the allocation of capital. In particular, we believe that the exclusion of certain items in calculating Adjusted EBITDA can produce a useful measure for period-to-period
comparisons of our business. Accordingly, we believe that Adjusted EBITDA provides useful information in understanding and evaluating our operating results. In addition, we believe that both EBITDA and Adjusted EBITDA provide additional information for investors to use in evaluating our ongoing operating results and trends. These non-GAAP
measures provide investors with incremental information for the evaluation of our performance after isolation of certain items deemed unrelated to our core business operations.
EBITDA and Adjusted EBITDA are presented as supplemental measures to our GAAP measures of performance. When evaluating EBITDA and Adjusted EBITDA, you should be aware that we may incur future expenses similar to those excluded when calculating these measures. In addition, our presentation of these measures should not be construed as an inference that our future results will be unaffected by unusual or non-recurring
items. Furthermore, our computation of Adjusted EBITDA may not be directly comparable to similarly titled measures computed by other companies, as the nature of the adjustments that other companies may include or exclude when calculating Adjusted EBITDA may differ from the adjustments reflected in our measure. Because of these limitations, EBITDA and Adjusted EBITDA should not be considered in isolation, nor should these measures be viewed as a substitute for the most directly comparable GAAP measure, which is net loss. We compensate for the limitations of non-GAAP
measures by relying primarily on our GAAP results. You should review the reconciliation of our net loss to EBITDA and Adjusted EBITDA below and not rely on any single financial measure to evaluate our performance.

The table below reconciles our net loss to EBITDA and Adjusted EBITDA for the six months ended June 30, 2021 and 2020:

	Six Months Ended June 30,
	2021	2020
	(dollars in thousands)
Net loss	$(204,141)	$5,277
Interest expense	2,438	3,259
Income tax (provision) benefit	—	—
Depreciation and amortization	6,301	3,757

EBITDA	(195,402)	12,293
Loss/(gain) from discontinued operations, before income tax	1,022	(28,960)
Launch employee retention bonuses	—	661
Launch related shared services	—	(678)
Satellite impairment loss	18,407	—
Unrealized loss/(gain) on derivative	14,975	279
(Gain)/loss on debt extinguishment	—	(284)
Stock-based compensation	772	1,142
(Gain)/loss on equity method investment	(963)	581
Loss on Issuance of 2021 Convertible Bridge Notes Tranche One	84,291	—
Loss on Issuance of 2021 Convertible Bridge Notes Tranche Two	12,185	—
Loss on Issuance of 2021 Convertible Bridge Notes Rights Offering	3,193	—
Debt Issuance Costs Expensed For Debt Carried At Fair Value	47,718	—

Adjusted EBITDA	$(13,802)	$(14,966)

The table below reconciles our net loss to EBITDA and Adjusted EBITDA for the years ended December 31, 2020 and 2019:

	Year Ended December 31,
	2020	2019
	(dollars in thousands)
Net loss	$(19,535)	$(66,145)
Interest expense	5,201	13,693
Depreciation and amortization	9,803	6,897

EBITDA	(4,531)	(45,555)
(Gain)/loss from discontinued operations, net of tax (including gain from disposal of the Launch Division of $30,672 and $0 for the years ended December 31, 2020 and 2019, respectively)	(28,185)	6,160
Launch employee retention bonuses	983	205
Launch related shared services	(678)	(2,506)
Satellite impairment loss	—	6,606
(Gain)/loss on debt extinguishment	(284)	3,267
Unrealized loss/(gain) on derivative	558	(541)
Stock-based compensation	1,982	3,345
Realized (gain) on conversion of notes	—	(4,113)
Loss on equity method investment	953	1,241

Adjusted EBITDA	$(29,202)	$(31,891)

Free Cash Flow
We define free cash flow as cash flows (used in) provided by operating activities—continuing operations plus cash flows (used in) provided by operating activities—discontinued operations less purchase of property and equipment and satellite procurement work in process. We have presented free cash flow because it is used by our management and board of directors as an indicator of the amount of cash we generate or use and to evaluate our ability to satisfy current and future obligations and to fund future business opportunities. Accordingly, we believe that free cash flow provides useful information to investors and others in understanding and evaluating our operating results, enhancing the overall understanding of our ability to satisfy our financial obligations and pursue business opportunities, and allowing for greater transparency with respect to a key financial metric used by our management in their financial and operational decision-making.
Free cash flow is not defined by GAAP and should not be considered in isolation of, or as an alternative to, measures prepared in accordance with GAAP. There are a number of limitations related to the use of free cash flow rather than net cash from (used in) operating activities, which is the most directly comparable GAAP equivalent. Some of these limitations are:

•
free cash flow is not a measure of cash available for discretionary expenditures since we have certain non-discretionary
obligations such as debt repayments or capital lease obligations that are not deducted from the measure; and

•	other companies, including companies in our industry, may calculate free cash flow differently, which reduces its usefulness as a comparative measure.
The table below reconciles our net cash used in operating activities to free cash flow for the six months ended June 30, 2021 and 2020:

	Six Months Ended June 30, 2021 (dollars in thousands)
	BlackSky	Launch	Total
Cash flows used in operating activities—continuing operations	$(21,112)	$—	$(21,112)
Cash flows used in operating activities—discontinued operations	—	—	—

Net cash used in operating activities	(21,112)	—	(21,112)

Purchase of property and equipment	(207)	—	(207)
Satellite procurement work in process	(11,205)	—	(11,205)

Free cash flow	$(32,524)	$—	$(32,524)

Net cash used in investing activities	$(11,419)	$—	$(11,419)
Net cash provided by financing activities	$53,817	$—	$53,817

	Six Months Ended June 30, 2020 (dollars in thousands)
	BlackSky	Launch	Total
Cash flows used in operating activities—continuing operations	$(7,759)	$—	$(7,759)
Cash flows used in operating activities—discontinued operations	—	(14,383)	(14,383)

Net cash used in operating activities	(7,759)	(14,383)	(22,142)

Purchase of property and equipment	(41)	8,410	8,369
Satellite procurement work in process	(15,913)	—	(15,913)

Free cash flow	$(23,713)	$(5,973)	$(29,686)

Net cash (used in)/provided by investing activities	$(15,954)	$8,410	$(7,544)
Net cash provided by financing activities	$3,498	$—	$3,498

The table below reconciles our net cash used in operating activities to free cash flow for the years ended December 31, 2020 and 2019:

	Year Ended December 31, 2020 (dollars in thousands)
	BlackSky	Launch	Total
Cash flows used in operating activities—continuing operations	$(15,300)	$—	$(15,300)
Cash flows used in operating activities—discontinued operations	—	(16,374)	(16,374)

Net cash used in operating activities	(15,300)	(16,374)	(31,674)

Purchase of property and equipment	(281)	(491)	(772)
Satellite procurement work in process	(18,096)	—	(18,096)

Free cash flow	$(33,677)	$(16,865)	$(50,542)

Net cash (used in) provided by investing activities	$(18,377)	$8,607	$(9,770)
Net cash provided by financing activities	$3,444	$—	$3,444

	Year Ended December 31, 2019 (dollars in thousands)
	BlackSky	Launch	Total
Cash flows used in operating activities—continuing operations	$(33,118)	$—	$(33,118)
Cash flows provided by operating activities—discontinued operations	—	6,808	6,808

Net cash (used in) provided by operating activities	(33,118)	6,808	(26,310)

Purchase of property and equipment	(481)	(266)	(747)
Satellite procurement work in process	(33,208)	—	(33,208)

Free cash flow	$(66,807)	$6,542	$(60,265)

Net cash (used in) investing activities	$(33,689)	$(266)	$(33,955)
Net cash provided by financing activities	$89,839	$(133)	$89,706
Liquidity and Capital Resources
Our cash and cash equivalents excluding restricted cash totaled $26.4 million and $16.9 million as of June 30, 2021 and 2020, respectively. The absence of cash flows from discontinued operations is not expected to affect our future liquidity and capital resources. Currently, our primary sources of liquidity are cash flows generated from issuances of debt and preferred stock to investors. We have incurred losses and generated negative cash flows from operations since our inception in September 2014. At June 30, 2021, we had an accumulated deficit of $428.1 million.
On February 2, 2021, we amended the Omnibus Agreement, dated June 27, 2018, by and among us and the persons and entities listed therein (the “2021 Omnibus Amendment”). Under the 2021 Omnibus Amendment, we may borrow additional indebtedness in connection with subordinated, unsecured convertible promissory notes (the “2021 Bridge Notes”) issuable between February 2, 2021 and June 30, 2021 up to an aggregate principal amount of $60.0 million (the “2021 Bridge Financing”). The 2021 Bridge Notes mature six months after the date that all unpaid principal and accrued interest outstanding under the Intelsat Jackson Holdings SA and Seahawk Amended and Restated Loan and Security Agreement (the “Intelsat Facility”) are due. In connection with the 2021 Omnibus Amendment, the investors guaranteeing the SVB line of credit further reaffirmed their guarantees and received a one-time
issuance of seven shares of our Class A Common Stock for every dollar guaranteed.
The 2021 Bridge Notes convert in connection with the closing of the merger into shares of Osprey’s Class A Common Stock at a price per share equal to 80% of the price per share of Class A Common Stock as determined in connection with the merger. During the period from February 2, 2021 through February 3, 2021, we completed the closing of our initial tranche of the 2021 Bridge Financing of $18.1 million from existing stockholders. All investors participating in the initial tranche also received incentive equity equal to seven shares of our Class A Common Stock for each dollar invested, and certain other investors participating in the initial tranche also received warrants exercisable for shares of our Class A Common Stock in amounts ranging from approximately 0.14% of our fully-diluted share capital for each dollar invested over $1.0 million to 3.5% of our fully-diluted share capital. During the period from February 4, 2021 through February 18, 2021, we completed the closing of a second tranche of the 2021 Bridge Financing, raising an aggregate principal amount of $40.0 million, $10 million of which was invested by an affiliate of Mithril Capital Management (of which Ajay Royan, a member of Legacy BlackSky’s Board of Directors, is Managing Director) and from certain other investors (collectively, the “Second Tranche Bridge Financing Investors”). In addition to their investment in the second tranche of the 2021 Bridge Financing, each of the Second Tranche Bridge Financing Investors or their affiliates also participated in the PIPE Investment.
The remaining residual balance of the 2021 Bridge Financing was allocated to a rights offering in which certain shareholders in the Company were eligible to participate. The rights offering closed on June 30, 2021. The aggregate investments of participating shareholders in the rights offering were $0.5 million, and, upon the closing of the rights offering, we received $58.6 million in principal investments. The terms of the rights offering were substantially identical to those offered in the initial tranche of the 2021 Bridge Financing.
On February 18, 2021, we amended and restated our Certificate of Incorporation to increase the total number of authorized shares of capital stock to a new total of 1,176,556,156 shares and increase the total number of authorized shares of Class A Common Stock to a new total of 1,000,000,000 shares.
On September 9, 2021, BlackSky completed its previously announced merger with Osprey to take BlackSky public. Upon closing, the combined Company received approximately $283 million in gross proceeds, comprised of approximately $103 million in cash held in trust by Osprey and the proceeds of a $180 million PIPE Investment. Transaction expenses paid on closing totaled approximately $44 million. Additionally, the Company repaid approximately $21.4 million in debt and accrued interest and approximately $27.1 million in other accrued liabilities. On September 13, 2021, the Company raised an additional $8 million through a direct sale of common stock to Palantir Technologies Inc. at $10.00 per share. Net cash proceeds from the merger, the PIPE Investment, and the Palantir financing, less transaction costs and other closing payments, totaled approximately $216.1 million.
We expect that proceeds received from the merger and the Palantir investment, net of fees and other closing payments, will be sufficient to meet our working capital and capital expenditure needs over at least the next 12 months. Our future long-term capital requirements will depend on many factors including our growth rate, the timing and extent of spending to support solution development efforts, the expansion of sales and marketing activities, the ongoing investments in technology infrastructure, the introduction of new and enhanced solutions, and the continuing market acceptance of our solutions. From time to time, we may seek additional equity or debt financing to fund capital expenditures, strategic initiatives or investments and our ongoing operations. If we decide, or are required, to seek additional financing from outside sources, we may not be able to raise it on terms acceptable to us or at all. If we are unable to raise additional capital when desired, our business, financial condition and results of operations could be adversely affected.
Funding Requirements
We expect our expenses to increase substantially as we increase investments in sales, marketing and product to increase our market share, as we procure and launch satellites to increase capacity, as we develop our
Gen-3
satellites, and as we build out our general and administrative functions in support of public company operations.
Specifically, our operating expenses will increase as we:

•	procure and launch additional satellites;

•	design and develop our next generation satellites;

•	enhance our platform and expand our sales and marketing efforts;

•	invest in research and development related to new technologies; and

•
hire additional personnel to support the expansion of our sales, marketing, operational, financial, product information technology, and other areas to support our operations as a public company upon the consummation of the merger.

Short-Term Liquidity Requirements
As of June 30, 2021, our current assets were approximately $40.1 million, consisting primarily of cash and cash equivalents, restricted cash, trade receivables, prepaid expenses and other current assets, and contract assets.
As of June 30, 2021, our current liabilities were approximately $99.2 million, consisting primarily of accounts payable and accrued liabilities, contract liabilities, current debt obligations, and other current liabilities. Our 2021 Bridge Financing added approximately $58.6 million of cash during the six months ended June 30, 2021, for which there are no covenants tied to financial metrics. We are in compliance with all of our outstanding debt arrangements.
Long-Term Liquidity Requirements
Management anticipates that our most significant long-term liquidity and capital needs will relate to continued funding of operations, satellite development and procurement capital expenditures, launch capital expenditures, debt service and repayment of our Intelsat Facility.
Impact of the Business Combination:
On September 9, 2021, the merger was consummated, pursuant to which shares of Legacy BlackSky’s capital stock (including capital stock issued upon the conversion of Legacy BlackSky’s outstanding bridge notes and the exercise of certain of Legacy BlackSky’s warrants immediately prior to the merger, while excluding shares of Legacy BlackSky Class B common stock, treasury shares and shares with respect to which appraisal rights under the General Corporation Law of the State of Delaware were properly exercised and not withdrawn) were exchanged for a number of shares of Company Class A Common Stock equal to 78,993,201 and each outstanding Legacy BlackSky restricted stock unit, option and warrant was converted into a Company restricted stock unit, option or warrant based on the Class A Common Exchange Ratio applicable to shares of Legacy BlackSky Class A Common Stock. In connection with the merger, 18,000,000 PIPE shares also were sold and issued for a purchase price of $10.00 per share, or an aggregate purchase price of $180.0 million, pursuant to a separate subscription agreement, entered into effective as of February 17, 2021.
On September 1, 2021, Palantir Technologies Inc. (“Palantir”), entered into a multi-year $16.0 million strategic partnership. As part of the strategic partnership Palantir invested $8.0 million at $10.00 per share for the purchase of 800,000 shares of Osprey Class A Common Stock pursuant to a Subscription Agreement that closed on September 13, 2021, two business days subsequent to the closing of the merger. The Subscription Agreement contains substantially the same terms as the PIPE Investment entered into February 17, 2021. The Company and Palantir also entered into a software subscription agreement which allows the Company to distribute products on Palantir’s platform to customers that are already integrated with Palantir. The Company is required to pay access fees to Palantir over multiple years for an aggregate payment of $8.0 million. The software subscription agreement contains a termination clause that Palantir must receive a minimum total of $750 thousand in fees from the effective date through the termination date. The Palantir transaction is deemed a related party transaction due to the fact the Chairman of the Board of Palantir is a founder of Mithril Capital who is a significant beneficial owner of a substantial investment in the Company.

The merger resulted in a $223.1 million increase to the cash available to fund our future operations and our long-term business plan until we achieve positive free cash flow. The gross proceeds of $291.0 million received from the merger, inclusive of cash from PIPE shares, conversion of warrant liabilities and rights offering, offset by the following: 1) settling BlackSky’s Payroll Protection Plan loan (“PPP Loan”), SVB line of credit and accrued and unpaid interests related to those loans for a total amount of $19.6 million, 2) payment of transaction costs, including deferred legal fees, underwriting commissions, and other costs related to the merger, incurred by both Osprey and BlackSky for a total of $48.3 million.
We have a standing commitment to purchase a minimum number of
Gen-3
satellites from one of our vendors. Based upon the amount raised in financing, we contractually committed to purchase up to 10 satellites of which we cannot estimate the total cost of the program at this time.
Cash Flow Analysis
For the Six Months Ended June 30, 2021 and 2020
The following table provides a summary of cash flow data for the six months ended June 30, 2021 and 2020:

	Six Months Ended June 30,
	2021	2020
	(dollars in thousands)
Cash flows used in operating activities—continuing operations	$(21,112)	$(7,759)
Cash flows (used in) provided by operating activities—discontinued operations	—	(14,383)

Net cash used in operating activities	(21,112)	(22,142)
Cash flows used in investing activities—continuing operations	(11,419)	(15,954)
Cash flows provided by (used in) investing activities—discontinued operations	—	8,410

Net cash (used in) investing activities	(11,419)	(7,544)
Cash flows provided by financing activities—continuing operations	53,817	3,498
Cash flows used in financing activities—discontinued operations	—	—

Net cash provided by financing activities	53,817	3,498

Net (decrease) increase in cash, cash equivalents, and restricted cash	21,286	(26,188)
Cash, cash equivalents, and restricted cash—beginning of year	10,573	37,190
Cash reclassified to assets held for sale at beginning of period	—	11,383
Cash reclassified to assets held for sale at the end of period	—	—

Cash, cash equivalents, and restricted cash—end of year	31,859	22,385

Operating activities
For the six months ended June 30, 2021, net cash used in operating activities was approximately $21.1 million. The significant contributor to the cash used during this period were net losses from continuing operations of approximately $203.1 million.
Non-cash
expenses of $187.7 million consisted primarily of $6.3 million depreciation and amortization, $0.8 million stock-based compensation, $96.5 million issuance costs for fair value debt, $47.7 million of debt issuance cost expensed for debt carried at fair value, $3.2 million loss on issuance of 2021 convertible bridge notes rights offering, $15.0 million unrealized loss on derivatives, a $18.4 million satellite impairment loss, $0.8 million amortization of debt discount and issuance costs, partially offset by a $1.0 million gain on equity method investment. Net cash outflows attributable to changes in operating assets and liabilities totaled approximately $5.7 million. Net cash outflows were primarily the result, of a $1.0 million decrease in advance payments on firm-fixed price contracts, $1.3 million in increased accounts receivable, a $1.0 million decrease in liability for estimated contract losses, and a $2.6 million decrease in accounts payables and accrued liabilities. These cash outflows were partially offset by $1.2 million decrease in contract assets and a $1.6 million decrease for estimated indirect taxes reclassified to other current liabilities from other long-term liabilities.
For the six months ended June 30, 2020, net cash used in operating activities was approximately $22.1 million. The significant contributor to the cash used during this period were net losses from continuing operations of approximately $23.7 million.
Non-cash
expenses of $6.3 million consisted primarily of $3.8 million depreciation and amortization, $1.1 million stock-based compensation, $0.8 million amortization of debt discount and issuance costs, $0.3 million unrealized loss on derivatives, $0.6 million loss on equity method investment partially offset by a $0.3 million gain on debt extinguishment. Net cash inflows attributable to changes in operating assets and liabilities totaled approximately $9.6 million. Net cash inflows were primarily the result of a $4.7 million increase in advance payments on firm-fixed price contracts, a $3.3 million increase in liability for estimated contract losses, a $2.0 million decrease in accounts receivable, a $1.5 million increase in other long-term liabilities, and a $0.2 million increase in other current liabilities. These cash inflows were partially offset by a $1.3 million increase in contract assets and a $0.8 million increase in prepaid expenses and other assets.
Investing activities
For the six months ended June 30, 2021, net cash used in investing activities was approximately $11.4 million related to cash paid for the procurement of satellites and other launch-related costs.
For the six months ended June 30, 2020, net cash used in investing activities was approximately $7.5 million primarily related to $15.9 million cash paid for the procurement of satellites and $8.4 million cash used in discontinued operations of the Launch Division.
Financing activities
For the six months ended June 30, 2021, net cash provided by financing activities of approximately $53.8 million was primarily related to $58.6 million loan proceeds from the 2021 Bridge Financing offset by $4.1 million of payments of costs associated with the 2021 Bridge Financing. The loan proceeds and costs associated with the 2021 Bridge Financing are inclusive of the incremental bridge notes issued in connection with our Rights Offering that closed on June 30, 2021.
For the six months ended June 30, 2020, net cash provided by financing activities of approximately $3.5 million was primarily related to loan proceeds of $3.6 million received under the Paycheck Protection Program, which we repaid in connection with the closing of the merger.

For the Years Ended December 31, 2020 and 2019
The following table provides a summary of cash flow data for the years ended December 31, 2020 and December 31, 2019:

	Year Ended December 31,
	2020	2019
	(dollars in thousands)
Cash flows used in operating activities—continuing operations	$(15,300)	$(33,118)
Cash flows (used in) provided by operating activities—discontinued operations	(16,374)	6,808

Net cash used in operating activities	(31,674)	(26,310)
Cash flows used in investing activities—continuing operations	(18,377)	(33,689)
Cash flows provided by (used in) investing activities—discontinued operations	8,607	(266)

Net cash (used in) investing activities	(9,770)	(33,955)
Cash flows provided by financing activities—continuing operations	3,444	89,839
Cash flows used in financing activities—discontinued operations	—	(133)

Net cash provided by financing activities	3,444	89,706

Net (decrease) increase in cash, cash equivalents, and restricted cash	(38,000)	29,441
Cash, cash equivalents, and restricted cash—beginning of year	37,190	17,577
Cash reclassified to assets held for sale at beginning of period	11,383	1,555
Cash reclassified to assets held for sale at the end of period	—	(11,383)

Cash, cash equivalents, and restricted cash—end of year	$10,573	$37,190

Operating activities
For the year ended December 31, 2020, net cash used in operating activities was approximately $31.7 million. The significant contributors to the cash used during this period were net losses from continuing operations of approximately $47.7 million and the discontinued operations of the Launch Division of approximately $16.4 million, partially offset by the gain on sale of the Launch Division of approximately $28.2 million.
Non-cash
expenses of $14.1 million consisted primarily of $9.8 million depreciation and amortization, $2.0 million stock-based compensation, $1.1 million amortization of debt discount and issuance costs, $1.0 million loss on equity method investment, $0.6 million unrealized loss on derivatives partially offset by a $0.3 million gain on debt extinguishment. Net cash inflows attributable to changes in operating assets and liabilities totaled approximately $18.3 million. Net cash inflows were primarily the result, of a $9.0 million increase in advance payments on firm-fixed price contract, a $6.3 million increase in liability for estimated contract losses, $1.4 million in reduced accounts receivable, and a $2.5 million increase in accounts payables and accrued liabilities. We also remitted $0.6 million less to service our outstanding debt. These cash inflows were partially offset by an increase in deferred sub-contractor
payments of $3.0 million.
For the year ended December 31, 2019, net cash used in operating activities was approximately $26.3 million. The significant to the cash used during this period were net losses from continuing operations of approximately $60.0 million and the loss generated by the discontinued operation of the Launch Division of approximately $6.2 million, partially offset by cash provided by discontinued operations of the Launch Division of $6.8 million.
Non-cash
expenses of $18.3 million consisted primarily of $6.9 million depreciation and amortization, a $3.1 million loss on debt extinguishment, a $6.6 million satellite impairment loss, a $3.3 million stock-based compensation expense, $1.8 million amortization of debt discount and issuance costs, a $1.2 million loss on equity method investment partially offset by $4.1 million realized gain on promissory notes, and $0.5 million unrealized gain on derivatives. Net cash inflows attributable to changes in operating assets and liabilities totaled approximately $8.6 million. The net cash inflows were primarily the result of an increase in contract liabilities—current and long term—of $6.6 million due to additional advance payments on firm-fixed price contracts, an increase in deferred other long-term liabilities of $1.7 million due to unpaid one-time
transaction costs, and an increase of $3.4 million in accounts payable and accrued liabilities due to additional operating costs. The cash inflows were partially offset by $2.0 million increase in prepaid expenses and other current assets.
Investing activities
For the year ended December 31, 2020, net cash used in investing activities was approximately $9.8 million related to the procurement of satellites of approximately $18.1 million offset by cash provided by discontinued operations from the sale of the Launch Division of approximately $8.6 million.
For the year ended December 31, 2019, net cash used in investing activities was approximately $34.0 million primarily related to cash paid for the procurement of satellites and other launch-related costs.
Financing activities
For the year ended December 31, 2020, net cash provided by financing activities of approximately $3.4 million and was primarily related to loan proceeds of $3.6 million received under the Paycheck Protection Program, which we repaid in connection with the closing of the merger.
For the year ended December 31, 2019, net cash provided by financing activities was approximately $89.7 million and was primarily related to proceeds from the Mitsui loan of $26.0 million, proceeds from the Intelsat Facility of $50.0 million, and proceeds from additional debt issuances of $31.6 million from existing facilities. These cash inflows were offset by principal payments on debt of $14.0 million and debt issuance costs of $3.6 million.
Off-Balance
Sheet Arrangements
As of June 30, 2021 and December 31, 2020, we did not have any relationships with unconsolidated organizations or financial partnerships, such as structured finance or special purpose entities, which would have been established for the purpose of facilitating off-balance
sheet arrangements or for other contractually narrow or limited purposes.

Contractual Obligations and Commitments
The following table describes our contractual obligations and commitments as of June 30, 2021:

	Payments due by period
	(dollars in thousands)
	Total	Less than 1 year	1-3 years	3-5 years(2)	More than 5 years
Debt:
Loans from related parties	$82,987	$—	$—	$71,237	$11,750
Notes(3)	58,573	—	—	58,573
Line of credit(5)	16,098	16,098	—	—	—
Other debt(5)	3,600	3,600	—	—	—
Consent fee liability(5)	2,464	2,464	—	—	—
Lease:
Operating lease commitments	6	2	4	—	—
Interest:
Debt and other financing	44,922	10,859	26,409	7,654	—
Total(1)(4)(5)	$208,650	$33,023	$26,413	$137,464	$11,750

(1)
We executed a side letter providing for a reduction, at our election, of satellite procurement and certain hardware and integration costs under our satellite procurement contract with LeoStella of up to $8.8 million and received credits in the year ended December 31, 2020 of $5.1 million and an additional credit of $1.5 million in April 2021.

(2)
Notes include related party loans from Mithril II, LP in the principal amount of $15 million and VCVC in the principal of $5 million all of which was converted in Company Class A Common Stock as part of the merger transaction.

(3)
We have a standing commitment to purchase a minimum number of
Gen-3
satellites from one of our vendors. Based upon the amount raised in financing, we contractually committed to purchasing up to 10 satellites of which we cannot estimate the total cost of the program at this time.

(4)
The consent fee liability of $2.5 million in addition to the PPP Loan of $3.6 million and SVB line of credit of $16.1 million and accrued and unpaid interest related to those loans for a total amount of $90 thousand was settled upon the closing of the merger. We also have commitments for multi-launch and integration services with launch service providers. As of June 30, 2021, we have commitments for 5 launches to include up to 10 satellites at estimated launch dates totaling an amount of $40.6 million with options for additional launches. As the timing of the launches are not known, the amounts are not included in the table above.

Critical Accounting Policies and Estimates
The preparation of our consolidated condensed financial statements and related notes requires management to make judgments, estimates, and assumptions that affect the reported amounts of assets, liabilities, revenue, and expenses. Management has based its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.
For a description of our significant accounting policies, see Note 2 to the Notes to Unaudited Condensed Consolidated Financial Statements and to the Notes to Consolidated Financial Statements under “Basis of Presentation and Summary of Significant Accounting Policies” included elsewhere in this prospectus and under “Recently Adopted Accounting Standards” for a discussion of accounting pronouncements recently adopted. An accounting policy is considered to be critical if it requires an accounting estimate to be made based on assumptions about matters that are highly uncertain at the time the estimate is made, and if different estimates that reasonably could have been used, or changes in the accounting estimates that are reasonably likely to occur periodically, could materially impact the consolidated condensed financial statements. Management believes the following critical accounting policies reflect the more significant estimates and assumptions used in the preparation of our consolidated condensed financial statements.
Revenue Recognition
The recognition and measurement of revenue requires the use of judgments and estimates. Specifically, judgment is used in interpreting complex arrangements with nonstandard terms and conditions and determining when all criteria for revenue recognition have been met.
We primarily generate revenues from the sale of products and services. Service revenues include imagery; data, software and analytics, including professional services. Product revenues include engineering and integration from long-term construction contracts.
Identifying the performance obligations contained in a contract, determining transaction price, allocating transaction price, and determining when performance obligations are satisfied can require the application of significant judgment, as further discussed below.
Identifying the performance obligations in a contract
Our contracts typically include multiple promises which are accounted for as separate performance obligations. Significant judgment is required in determining performance obligations, and these decisions could change the amount of revenue and profit or loss recorded in each period.
Classification of Revenue
We classify revenue as products or services on our consolidated statements of operations and comprehensive loss based on the predominant attributes of the performance obligations.
Determination of and Allocation of Transaction Price
Each customer purchase order sets forth the transaction price for the products and services purchased under the arrangement. For contracts with multiple performance obligations, we evaluate whether the stated selling prices for the products or services represent their standalone selling prices. When it is necessary to allocate the transaction price to multiple performance obligations, management typically uses the expected cost plus a reasonable profit margin to estimate the standalone selling price of each product or service. We also sell standard products or services with observable standalone revenue transactions. In these situations, the observable standalone revenue transactions are used to determine the standalone selling price.
Determination of when Performance Obligations are Satisfied
Service revenues from imagery are recognized at the
point-in-time
the customer receives access to the imagery, or ratably over the subscription period. Service revenues from data, software and analytics, including professional service solutions, are recognized from the rendering of services over time on a cost-plus, firm fixed price, or a time-and-materials
basis. Product revenues are primarily generated from long-term engineering and integration construction contracts. Due to the long-term nature of these contracts, we generally recognize revenue over time using a cost-to-cost
measure of progress because it best depicts the transfer of control to the customer as we incur costs on the contracts. Under the percentage-of-completion
cost-to-cost
measure of progress, the extent of progress towards completion is measured based on the ratio of costs incurred to date to the total estimated costs to complete the performance obligation(s). The estimation of total estimated costs at completion is subject to many variables and requires judgment. We recognize changes in contract estimates on a cumulative catch-up
basis in the period in which the changes are identified. If at any time, the estimate of contract profitability indicates a probable anticipated loss on the contract, we recognize the total loss as and when known.

Equity Valuations
As there is not a market for our equity, valuations of our equity instruments require the application of significant estimates, assumptions, and judgments. These valuations impact various amounts and accounting conclusions that impact our consolidated condensed financial statements, inclusive of the recognition of equity-based compensation, debt discounts when debt issuances are accompanied by the issuance of equity (e.g., warrants), and the evaluation of whether beneficial conversion features exist within our convertible financial instruments.
Equity-Based Compensation
We have issued equity and equity-based awards under our 2014 Stock Incentive Plan and the 2011 Stock Incentive Plan. Awards issued as of the year ended December 31, 2020 include stock options and restricted stock awards. Subsequent to December 31, 2020, we have also issued restricted stock units. Awards are approved by the Board of Directors, and awards that have been canceled, forfeited, or expired are available for issuance in connection with future awards.
For purposes of recognizing equity-based compensation related to restricted stock awards, restricted stock units, and stock options granted to employees, management estimates the grant date fair values of such awards to measure the costs to be recognized for services received. Management then recognizes compensation costs based upon the straight-line amortization of the grant date fair value of the awards over the requisite service period. When equity-based compensation awards include a performance condition, no compensation is recognized until the performance condition is deemed probable to occur.
Management estimates the grant date fair value of restricted stock awards and restricted stock units based upon the estimated fair value of BlackSky’s common stock. Management’s approach to estimating the fair value of BlackSky’s common stock is subsequently described in the discussion of “Preferred Stock and Common Stock Valuations.” Management estimates the fair value of stock options using the Black-Scholes option-pricing model, as subsequently described.
Stock Option and Warrant Valuations
We use the Black-Scholes option-pricing model to value all options and common stock warrants. Estimating the fair value of stock options using the Black-Scholes option-pricing model requires the application of significant assumptions, such as the fair value of our common stock, the estimated term of the options, risk-free interest rates, the expected volatility of the price of our common stock, and an expected dividend yield. Each of these assumptions is subjective, requires significant judgement, and is based upon management’s best estimates. If any of these assumptions were to change significantly in the future, equity-based compensation related to future awards may differ significantly, as compared with awards previously granted.
The assumptions and estimates applied by us to derive the inputs for inclusion in our pricing model are as follows:

•
Fair Value of Common Stock
—Refer to the subsequent discussion of “Preferred Stock and Common Stock Valuation” for a detailed discussion of the valuation techniques and assumptions applied to value our common stock.

•
Expected Dividend Yield
—The Black-Scholes valuation model requires an expected dividend yield as an input. The dividend yield is based on historical experience and expected future changes. We currently have no plans to pay dividends on our common stock and, accordingly, have assumed no dividend yield upon valuation of our stock options.

•
Expected Volatility
—As there is no observable volatility with respect to our common stock, the expected volatility of our common stock has been estimated based upon the historical share price volatility of guideline comparable companies.

•
Risk-free Interest Rate
—The yield on actively traded,
non-inflation
indexed U.S. Treasury notes has been used to extrapolate an average risk-free interest rate based on the expected term of the underlying grants.

•
Expected Term
—The expected term is the estimated duration to a liquidation event based on a weighted average consideration of our most likely exit prospects for this stage of development. The lack of marketability of Legacy BlackSky’s equity is factored into the expected term of options granted. We will continue to review our estimate in the future and adjust it, if necessary, due to changes in our historical exercises.

Preferred Stock and Common Stock Valuations
We use valuations of our common stock for various purposes, including, but not limited to, the determination of the exercise price of stock options and inclusion in the Black-Scholes option pricing model. Prior to the merger, as a privately held company, the lack of an active public market for Legacy BlackSky’s preferred stock and common stock required management and the board of directors to exercise reasonable judgment and consider a number of factors in order to make the best estimate of fair value of our equity. These factors include:

•	industry outlook;

•	general economic outlook, including economic growth, inflation and unemployment, interest rate environment and global economic trends;

•	our operating and financial performance;

•	current business conditions and projections;

•	our prospects as a going concern; and

•	the likelihood of achieving a liquidity event for the underlying equity instruments, such as an initial public offering or sale of the company, given prevailing market conditions.
As our capital structure consists of multiple classes of equity, BlackSky, with the assistance of a third-party valuation specialist, utilizes an option pricing model (“OPM”) to determine the fair value of each class of equity. Under this approach, we first estimate the fair value of our total enterprise value and total equity value using a combination of the income approach, guideline public company method, and guideline transaction method and subsequently use the OPM model to allocate values to each individual equity class by creating a series of call options on our equity value, with exercise prices based on the liquidation preferences, participation rights, and exercise prices of the equity instruments. Estimating our total enterprise value, total equity value and, ultimately, the share values of our various classes of equity requires the application of significant judgment and assumptions. Factors considered in connection with estimating these values include those previously cited, as well as the following:

•	arms-length transactions involving the sale or transfer of our common stock, when applicable;

•	the rights, preferences and privileges of our Series A, B, B-1, and C preferred stock relative to those of our common stock; and

•	the lack of marketability of our equity.
The fair value ultimately assigned to our common stock may take into account any number or combination of the various factors described above, based upon their applicability at the time of measurement. Determination of the fair value of our common stock also may involve the application of multiple valuation methodologies and approaches, with varying weighting applied to each methodology as of the grant date. Application of these approaches involves the use of estimates, judgment, and assumptions that are highly complex and subjective, such as those regarding our expected future revenue, expenses, and future cash flows; discount rates; market multiples; the selection of comparable companies; and the probability of possible future events. Changes in any or all of these estimates and assumptions or the relationships between those assumptions impact our valuations as of each valuation date and may have a material impact on the valuation of our common stock.

As of December 31, 2020, we estimated that our enterprise fair value was approximately $92.7 million. This enterprise value consists primarily of the enterprise value attributable directly to BlackSky, adjusted to give further effect to the value attributable to our equity method investments. The estimated enterprise value of $92.7 million considered the enterprise value implied using a discounted cash flow model and applied the probability-weighted expected return method (PWERM) to give effect to different scenarios regarding our financial prospects and ability to continue as a going concern based upon whether we obtained near-term additional financing to support our ongoing operations and growth potential.
In February 2021, we issued equity compensation awards, at which point in time, we engaged our third-party valuation specialist to perform a contemporaneous valuation of our enterprise value and common stock. In February 2021, we also obtained new Bridge Financing to fund ongoing operations, signed a letter of intent for a merger with a special purpose acquisition company, and subsequently announced that we had entered into a definitive agreement with Osprey for a merger that would result in us becoming a publicly listed company. Based upon the impact of the new Bridge Financing on our financial condition and the impact that the proposed merger is expected to have on our future prospects and ability to fund our growth strategy, as described in our discussion of “Long-Term Liquidity Requirements” elsewhere in this “Management’s Discussion and Analysis of Financial Condition and Results of Operations, the valuation that was performed as of February 15, 2021 resulted in a significant increase to our estimated enterprise value. Upon updating the estimate of our enterprise value as of February 15, 2021, the proposed merger with Osprey was deemed to be an observable indicator of our enterprise value pursuant to the market approach, and an 80% weighting was placed on the likelihood that the proposed merger would occur when applying the PWERM to our valuation approach and assumptions. Given the substantial weight placed on the implied value of the merger transaction when valuing the enterprise, we concluded that our equity value was approximately $740.0 million as of February 15, 2021. We updated the estimate of our enterprise value as of March 31, 2021, the proposed merger with Osprey was deemed to be an observable indicator of our enterprise value pursuant to the market approach, and a 90% weighting was placed on the likelihood that the proposed merger would occur when applying the PWERM to our valuation approach and assumptions. Given the substantial weight placed on the implied value of the merger transaction when valuing the enterprise, we concluded that our equity value was approximately $832.5 million as of March 31, 2021. These enterprise values were used to derive the underlying value of our equity in connection with all equity compensation awards issued to date during 2021 and, accordingly, our future equity compensation expense is expected to materially increase.
Following the merger with Osprey, it will not be necessary for management and our board of directors to estimate the fair value of our common stock, as the common stock of the combined company will be traded in the public market.
Redeemable Convertible Preferred Stock
Holders of our preferred stock have certain preference rights relative to our common stock. Our preferred stock contains certain redemption and conversion features that are evaluated for appropriate classification. Our preferred stock is not classified as a liability because it is not mandatorily redeemable and does not contain an obligation to issue a variable number of shares. However, our preferred stock can be redeemed upon the occurrence of a liquidation event that is not solely within management’s control. As such, the preferred stock has been classified as redeemable interests outside of permanent equity (i.e., mezzanine or temporary equity) as a result of these features.
Warrants
Warrants have the same risks and rewards as the corresponding equity share ownership in Series B and C redeemable convertible preferred stock and Class A Common Stock. We analyzed the provisions of the respective warrant agreements, which requires a multi-step approach to evaluate whether an equity-linked financial instrument has embedded features for treatment as a derivative liability. We concluded that certain redemption provisions, if a redemption event were to occur, would result in an unequal amount of deemed proceeds for the preferred shareholders. Therefore, the warrants to purchase Series B and Series C redeemable convertible preferred stock met the criteria for derivative liability treatment and, as such, are recorded as other current liabilities in the consolidated balance sheets. Derivative liabilities must be measured at fair value upon issuance and re-valued
at the end of each reporting period through expiration. Any change in fair value between the respective reporting dates is recognized as an unrealized gain or loss in the accompanying consolidated statements of operations and comprehensive loss.
During 2020 we converted a warrant to purchase shares of Series C redeemable convertible preferred stock into a warrant to purchase Class A Common Stock. We previously concluded that the conversion options embedded in the warrant to purchase shares of our Series C redeemable convertible preferred stock created a derivative liability under Accounting Standards Codification (“ASC”), 815 Derivative and Hedge Accounting, and reported the warrants within other current liabilities in the consolidated balance sheet. The conversion of the warrants for the purchase of Series C redeemable convertible preferred stock previously recorded as another current liability was reclassified to additional paid-in-capital
for the warrants to purchase Class A Common Stock.
As part of our Bridge Financing we issued warrants to purchase Class A Common Stock. The number of shares of Class A Common Stock for which the warrant are redeemable is not fixed and adjusts based on the fully diluted capitalization of the Company, as defined in the warrant agreements, at the time of exercise. The number of shares the warrants are redeemable for is not fixed and is subject to changes based on our capital structure, the warrants are not considered as indexed to our stock, and therefore meet the criteria for derivative liability treatment. Derivative liabilities must be measured at fair value upon issuance and re-valued
at the end of each reporting period through expiration.
Fair Value of Debt
During 2021, we issued two tranches of the Notes. We elected to account for these Notes under the fair value option. In accordance with the application of the fair value option, we (i) recorded these Notes immediately prior to conversion at their fair values as of the dates of issuance and (ii) will remeasure the fair value of the notes at each balance sheet date. Both the initial and subsequent measurement of the fair value of the Notes contemplates all of the Notes’ terms and features. Accordingly, when the fair value option has been applied, we do not separately evaluate the Notes for the existence of embedded features that would require bifurcation as embedded derivatives under other accounting guidance. We used a probability-weighted payoff scenario approach to value the long-term debt. Under this approach, we considered the stated interest rate on the notes to derive the principal and accrued interest during the period to a conversion event or maturity, considered any discounted conversion ratios or multipliers, utilized a present value factor based on the remaining payoff period and our risk profile, and assigned a probability to each potential conversion event and to reaching maturity. This estimation process requires the application of significant judgement and assumptions. Changes in any or all of these estimates and assumptions, or the relationships between those assumptions impact our valuations as of each valuation date and may have a material impact on the valuation of our common stock. Changes to the fair value of the Notes between balance sheet dates are reported within other income/(expense), net in the consolidated statements of operations and comprehensive income/loss, if such changes are attributable to base market risk. Changes to the fair value of the Notes are reported in other comprehensive income/(loss), if such changes are attributable to instrument-specific credit risk. All debt issuance costs incurred in connection with notes accounted for pursuant to the fair value option were expensed as incurred in selling, general, and administrative expense. The Company does not separately report interest expense attributable to notes accounted for pursuant to the fair value option in the consolidated statements of operations and comprehensive loss. Accrued interest, which does not become due until maturity of the notes, is included in the determination of the fair value of the notes and changes thereto.

Goodwill Impairment
We assess goodwill for impairment at the reporting unit level, which is defined as an operating segment or one level below an operating segment. Goodwill is tested annually for impairment as of December 31st, or more frequently if events or circumstances indicate the carrying value may be impaired. We identify potential impairment by comparing the fair value of each of our reporting units with its carrying amount, including goodwill. If the carrying amount of a reporting unit exceeds its fair value, an impairment loss is recognized in an amount equal to that excess.
We performed an annual qualitative goodwill assessment over the balance of goodwill we held related to the BlackSky Division reporting unit as of December 31, 2020. We also determined that no triggering events occurred during the three months ended March 31, 2021. The BlackSky Division is composed of all of our operating entities, BlackSky Global LLC and BlackSky Geospatial Solutions, Inc. BlackSky also owns a portion of the equity method investment
X-Bow
Launch Systems
(“X-Bow”)
and LeoStella, its joint venture with Thales Alenia Space US Investment LLC. We determined that it is more likely than not that the fair value of the BlackSky Division reporting unit exceeds its carrying value, including goodwill. Although we have a history of recurring losses from operations, negative cash flows from operations, and a significant accumulated deficit, as of the December 31, 2020 valuation, the fair value was greater than 75% in excess of its carrying value for the BlackSky Division reporting unit.
In circumstances where a qualitative analysis indicates that the fair value of a reporting unit does not exceed its carrying value, a quantitative analysis is performed using an income approach. The income approach utilizes a discounted cash flow approach, which requires the use of significant judgments and estimates, including future cash flows, terminal growth rates, and discount rates. The projections for future cash flows are generated using our strategic growth plan and include assumptions about future revenue growth, operating margins, capital expenditures, income tax rates, and working capital requirements. The terminal growth rate is used to calculate the value of cash flows beyond the last projected period in our discounted cash flow analysis and reflects our best estimates for stable, perpetual growth of our reporting units. The discount rate is an estimate of the overall after-tax
rate of return required by a market participant whose weighted average cost of capital includes both debt and equity, including a risk premium. The risk premium is a subjective adjustment that, by its very nature, does not include market related data, but instead examines the prospects of the reporting unit relative to the broader industry to determine if there are specific factors, which may make it more “risky” relative to the industry.
The discounted cash flow approach requires management to make certain assumptions based upon information available at the time the valuations are performed. Actual results could differ from these assumptions. Management believes the assumptions used are reflective of what a market participant would have used in calculating fair value considering current economic conditions.
Long Lived Asset Impairment
We evaluate long-lived assets, including finite-lived intangible assets, property and equipment, satellite procurement work in process and other long-term assets, for impairment whenever events or changes in circumstances indicate that the carrying amounts of the assets may not be fully recoverable. Significant judgments in this area involve determining whether a triggering event has occurred and determining the future cash flows for assets involved. In conducting this analysis, we compare the undiscounted cash flows expected to be generated from the long-lived assets (or asset group) to the related net book values. If the undiscounted cash flows exceed the net book value, the long-lived assets are considered not to be impaired. If the net book value exceeds the undiscounted cash flows, an impairment charge is measured and recognized based upon the difference between the carrying value of long-lived assets (or asset group) and their fair value.
On May 15, 2021, Rocket Lab Electron rocket carrying two of our satellites suffered a failure during flight, resulting in the loss of both satellites. This resulted in an impairment loss of $18.3 million, the full carrying value of the satellites, recorded to earnings in the second quarter of 2021; $8.4 million of the impairment loss relates to assets included in satellite procurement work in process and other assets as of March 31, 2021.

Emerging Growth Company Status
The Company is an emerging growth company (“EGC”), as defined in the JOBS Act. The JOBS Act permits companies with EGC status to take advantage of an extended transition period to comply with new or revised accounting standards, delaying the adoption of these accounting standards until they would apply to private companies. The Company has elected to use this extended transition period to enable it to comply with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date it (i) is no longer an emerging growth company or (ii) affirmatively and irrevocably opts out of the extended transition period provided in the JOBS Act. As a result, the Company’s financial statements may not be comparable to companies that comply with the new or revised accounting standards as of public company effective dates.
In addition, the Company intends to rely on the other exemptions and reduced reporting requirements provided by the JOBS Act. Subject to certain conditions set forth in the JOBS Act, if, as an EGC, the Company intends to rely on such exemptions, the Company is not required to, among other things: (i) provide an auditor’s attestation report on its system of internal controls over financial reporting pursuant to Section 404(b) of the Sarbanes Oxley Act; (ii) provide all of the compensation disclosure that may be required of non-emerging
growth public companies under the Dodd Frank Wall Street Reform and Consumer Protection Act; (iii) comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (auditor discussion and analysis); and (iv) disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the Chief Executive Officer’s compensation to median employee compensation.
The Company will remain an EGC under the JOBS Act until the earliest of (i) the last day of the Company’s first fiscal year following the fifth anniversary of the first sale of Osprey’s common stock in its initial public offering, (ii) the last date of the Company’s fiscal year in which it has total annual gross revenue of at least $1.07 billion, (iii) the date on which the Company is deemed to be a “large accelerated filer” under the rules of the SEC with at least $700.0 million of outstanding securities held by non-affiliates,
or (iv) the date on which the Company has issued more than $1.0 billion in non-convertible
debt securities during the previous three years.

BUSINESS
Overview
BlackSky is a leading provider of real-time geospatial intelligence, imagery and related data analytic products and services and mission systems. We monitor activities and facilities worldwide by harnessing the world’s emerging sensor networks and leveraging our own satellite constellation. We process millions of observations from our constellation as well as a variety of space, IoT, and terrestrial based sensors and data feeds. Our on-demand
constellation of satellites can image a location multiple times throughout the day. We monitor for pattern-of-life
anomalies to produce alerts and enhance situational awareness. Our monitoring service is powered by cutting-edge compute techniques including machine learning and artificial intelligence. Our global monitoring solution is available via a simple subscription and requires no IT infrastructure or setup.
Our proprietary satellite constellation enables high-frequency observation of the Earth. Once our constellation is fully deployed with 30 satellites, we anticipate that we will be able to revisit targeted locations on Earth every 30 minutes achieving what we consider to be “real-time” Earth observation. The data we collect from our constellation and other sources populates a proprietary data repository through which our geospatial data and analytics platform derives unique insights and business observations that we deliver to our customers. The combination of our high-revisit small satellite (“smallsat”) constellation with our platform is disrupting the market for geospatial imagery and space-based data and analytics.
Be the First to Know
Our vision is to build the world’s leading geospatial data and analytics platform. We plan to capitalize on a secular market shift away from static/low frequency geospatial solutions toward on-demand
access of real-time geospatial intelligence.
Our mission is to enable our existing and future customers to improve critical outcomes by incorporating BlackSky’s proprietary real-time geospatial intelligence and analytics into their decision-making processes at a lower total cost. We can deliver our proprietary geospatial imagery on demand at a lower cost than legacy providers due to our lower per square kilometer cost and smaller order size.
We were founded in 2014. Our corporate headquarters is located in Herndon, Virginia. Our satellite manufacturing joint venture, LeoStella, a partnership with Thales Alenia Space, is located in Tukwila, Washington.
Our Platform
We have built a constellation of high-resolution, high-revisit low earth orbit (“LEO”) smallsats. Our constellation is optimized to provide high-frequency monitoring of important strategic and economically relevant locations around the world. Unlike legacy imaging satellites, we can collect images throughout the day at high revisit rates, enabling us to see events as they are happening and therefore detect and understand change, and provide critical real-time information to our customers.
Our current constellation consists of six LEO smallsats in commercial operations. We currently collect hundreds of images each day at a revisit rate of two to three times per day. As our satellite constellation grows the amount of data we collect will scale, and we expect our revisit rate will improve.
Our satellite constellation is supported by our proprietary autonomous mission operations software and our global ground station network. Our mission operations software processes tasking requests from our customers and optimizes collection across our constellation. Our customers can task our satellites and request related analytics through our
web-based
user interface from their desktops or mobile devices or programmatically through our application programming interface (“API”). In addition, our platform provides autonomous tasking, mission planning, command and control services, health and safety monitoring of our constellation, and automated generation and distribution of image and imagery derived products.
Our platform is built for scalability. We are cloud-based, built on Amazon Web Services. Our platform offers a full software stack that includes a data and sensor integration layer, an extract, transform, load (“ETL”) layer, an analytics layer that hosts our artificial intelligence (“AI”) and machine learning (“ML”) algorithms, an application layer for our customers, an API framework for developers and our global intelligence database that captures sensor data.
Our Key Services and Products
We generate revenue through services offerings, which include imagery services and data, software and analytics, including associated professional services, and product offerings which include engineering and integration.

•	Service Offerings

•
Imagery Services
: We offer our customers high-revisit,
on-demand
satellite imaging solutions. The combination of our proprietary small satellite constellation and our platform provides our customers with dawn-to-dusk
autonomous tasking, processing and delivery of satellite imagery.

•
Data, Software and Analytics
: Through our platform, we also offer site monitoring and event monitoring services and associated data analytics to help customers interpret the data we generate as well as third party satellite and sensor data that we resell. Our monitoring services are focused on specific sites of interest such as airports, marine ports, mining and energy facilities, transportation infrastructure, rights of way and borders. We provide analytics, reporting, and alerting services on economic or operational activity, crisis events and man-made
or natural changes. Our event monitoring services are continuously processing a wide range of sensor data and news feeds to detect important global activities that are important to our customers. In addition, we provide technology-enabled professional service solutions related to software development and integration, technical feasibility, and data management and analytics services, all designed to help improve the utilization of our core products and services.

•	Product Offerings

•
Engineering and Integration
: We provide engineering and integration services to the customers who are integrating our capabilities into their operations, who need our assistance on strategic research and development or who wish to obtain bespoke space capabilities.

Our Customers
Geospatial intelligence plays an increasingly critical role in decision making for government and commercial organizations. To compete effectively in today’s data-driven market environment, organizations of all sizes and industries face a growing need for timely and affordable geospatial intelligence. To meet these customer demands, next generation geospatial intelligence platforms must have the ability to deliver situational awareness, location intelligence and insights into events and activities as they are happening.

•
Defense
 & Intelligence (“D&I”)
: We sell to multiple U.S. and foreign government agencies that span defense, intelligence, and federal and civilian agencies. Our intelligence customers include the National Geospatial-Intelligence Agency (“NGA”) and the National Reconnaissance Office (“NRO”). We also have contracts across a range of other governmental customers including the Department of Defense customers that include the Air Force, Army and the Defense Advanced Research Projects Agency (“DARPA”). In addition, we sell directly or through resellers to international government customers in the Middle East, Asia Pacific, and Canada. Our resellers include Apollo Mapping, Astraea Inc., Beattie Geospatial Intelligence Consulting LTD, Bluesky, Hannam Corporation, GeoImage Pty. Ltd., Geospatial Insight Ltd, Geospatial Intelligence Pty Ltd, GTT Netcorp, Intelsat General Communications LLC, Japan Space Imaging Corporation, ST Engineering
Geo-Insights
PTE LTD, Trid Pacific and Ursa Space Systems Inc.

•
Commercial
: Commercial customers represent a small but important portion of our business to date. We intend to expand and scale our sales to commercial customers by targeting a wide range of end markets in which we anticipate rapidly growing demand for geospatial intelligence, including energy and utilities, insurance, mining and manufacturing, agriculture, environmental, engineering and construction, and supply chain.

Our Satellite Constellation
We develop, manufacture and operate a constellation of proprietary smallsats that are purpose-built to serve our mission and that form the foundation of our platform. Our constellation is currently composed of six smallsats in commercial operations that each weigh about 50 kg and are comparable in size to a miniature refrigerator. Our constellation is designed to collect high-revisit, high-resolution imagery from dawn-to-dusk.
Our satellites currently collect imagery at an average resolution of 1.0 meter. Our next generation satellites,
Gen-3,
are designed to deliver 50 cm imaging performance, which we believe satisfies the “sweet spot” of customer demand for imaging applications. The combination of high-resolution smallsats, deployed as a high-revisit and flexible constellation, enables us to generate high-quality, valuable data for our customers and to earn an attractive return on invested capital.
Our smallsats are cost efficient. They are designed from the ground up to optimize performance per unit cost. We can deliver our proprietary geospatial imagery on demand at a lower cost than legacy providers due to our lower per square kilometer cost and smaller order size.
We are vertically integrated and manufacture our satellites through LeoStella, our 50%-owned satellite manufacturing joint venture with Thales Alenia Space, which is itself a joint venture between Thales Group and Leonardo S.p.A. LeoStella facilities are capable of manufacturing 40 satellites per year. Our vertical integration enables us to control our satellites through design, manufacturing and operation. LeoStella also enables us to benefit from a commercial partnership with Thales Alenia Space and to learn from and leverage their manufacturing expertise.
Our Software Stack
We provide our customers with access to our imaging, monitoring, analytics and API services through a proprietary software stack designed to utilize the data we generate and to deliver actionable insights and analytics to our customers. Our platform can process myriad data sources including our smallsat constellation imagery, third-party Internet of Things sensor data and other inputs such as news feeds. Our software stack can compile, analyze and deliver data for various customer applications. We leverage AI and ML to enable our platform to deliver actionable insights and meaningful intelligence data.
We believe that we will benefit from a “flywheel effect” as we continuously expand and enrich our proprietary data repository. As we collect data, we establish a baseline view of important conditions around the world. As our data repository increases, the incremental data we receive becomes more valuable to us because we can compare new data to an increasingly robust baseline awareness that will enable us to detect and understand changes or anomalies.
Our platform is customer-validated and operational after multiple years of development and investment. We have designed our software stack with a strong focus on API compatibility to enable developers to easily integrate our software with our customers’ information technology platforms. We want our customers to be able to access our platform easily and with minimal incremental technology investment. Software development is an important focus for our future as our platform is the key to turning our geospatial images and data into actionable insights that improve and enhance our customers’ business processes and decisions.
Total Addressable Market
We operate in a large and growing market. The space data and analytics market is benefiting from an increase in demand as geospatial intelligence plays an increasingly critical role in decision making for D&I agencies and commercial organizations. We are well-positioned to capitalize on the rapid shift from static/low-frequency
geospatial intelligence solutions to
on-demand
access to real-time geospatial intelligence.
D&I customers are reliant on geospatial imaging and intelligence solutions to monitor key changes around the globe, including the activities of potentially hostile actors and event monitoring at key strategic locations. Commercial customers are also turning to geospatial solutions for a variety of applications and increasingly rely on rapid access to geospatial data related to emerging events for key decision making. Commercial end markets that we expect to expand their usage of geospatial intelligence include: energy and utilities, insurance, mining and manufacturing, agriculture, environmental, engineering and construction, and supply chain.
The increase in demand for geospatial imaging and intelligence at a time of stagnating satellite capacity has resulted in a capacity-constrained market. We believe that legacy satellite imaging solutions may not be sufficient to provide the capacity needed to meet the growing demand as their aging constellations are being replaced with lower capacity satellites. We expect there to be continued unmet demand in the market that will need to be addressed by emergent, disruptive solutions. We believe that we are a first mover and that we will be well-positioned to capture a significant portion of the growing space data and analytics market.
Our Competitive Differentiation
We believe that we are well-positioned to compete with legacy satellite imaging providers and other emergent geospatial intelligence providers. Key elements of our competitive differentiation include the following:

•
Low-cost
imagery capture
. Our smallsat constellation is leveraging the disruptive economics of small satellites to enable us to capture data in a more cost-effective manner than legacy satellite imagery providers. We can deliver our proprietary geospatial imagery on demand at a lower cost than legacy providers due to our lower per square kilometer cost and smaller order size, which enables us to offer disruptive pricing levels and expand our customer base to commercial organizations that have previously been priced out of the geospatial intelligence market.

•
High revisit rate,
dawn-to-dusk
imagery collection
. We have optimized our constellation to deliver high revisit collection capability. Today, we are capable of revisiting locations on Earth two to three times per day. Our high revisit rate combined with dawn-to-dusk
collection will expand and improve the value of our data and insights.

•
On-demand
delivery of
low-cost
geospatial analytics through subscription contracts to commercial customers
. Geospatial intelligence and analytics have generally been prohibitively expensive for many commercial customers, with price points geared towards D&I end users. Our platform is designed to provide our services to commercial customers at a comparatively low cost, which we expect will expand our base of potential customers.

•	Proprietary, low-cost smallsat assembly . We design our satellites and manufacture them at LeoStella, our satellite manufacturing joint venture. Controlling the satellite production process from design through manufacturing enables us to upgrade our satellites during production with our proprietary technology and continuously improve our satellites’ capabilities, as well as build out and maintain our optimal constellation size at a relatively low cost.

•
Integration of proprietary and third-party sensor data
. We are capable of integrating proprietary data from our satellite constellation with data taken from third party sensor networks. Combining these sources enables us to continuously grow our comprehensive database for our customers, positions us as a full-service geospatial data solution, and establishes us as a differentiated space data and analytics platform of choice.

•
Proprietary, cloud-based software stack.
We designed our technology to scale easily with the growth of our business. Our software stack is built on Amazon Web Services and includes proprietary customer applications—such as an ETL layer, advanced AI/ML modules, and our API framework—to enhance our platform capability to scale and efficiently deliver meaningful data and relevant insights to our customers.

•
Continuously growing proprietary intelligence data repository.
As our data repository grows, we expect to benefit from a flywheel effect where our baseline view of the world is supported by vast amounts of data, and any incremental data suggesting potential shifts becomes incrementally more valuable.

•
API kit for developers to build geospatial intelligence into next gen applications
. Our software stack is designed to be flexible and user-friendly so that our customers are able to effectively utilize data and insights. We support our customers with a robust, flexible API kit that will enable them to integrate our capabilities into their existing platforms and applications, and that makes using our software increasingly easy to adopt going forward with relatively low upfront financial and time investment.

Our Growth Strategies
We are focused on empowering end users, developers, and channel partners and the organizations they serve to quickly and easily access and integrate real-time geospatial intelligence into their daily operations. Our growth strategy is driven by the following objectives:

•
Increase our overall customer base.
We are beneficiaries of the expected acceleration of the secular shift towards real-time geospatial intelligence. We have the opportunity to expand our current customer base through a combination of direct and indirect sales strategies. We plan to expand our marketing efforts to increase demand for our platform and awareness of the BlackSky brand. We also plan to grow our direct sales teams and indirect sales channels. In 2021, our direct sales teams have focused on aligning to key market and customer opportunities with U.S. and international D&I customers.

•
Expand within our current customer base
. As our constellation grows and delivers additional imaging capacity and improved revisit performance, we expect that customers will increase their spending on imagery services. As customers buy additional imaging capacity, their need for analytics and access to other sensors will increase as well. We are well-positioned to leverage our analytical capabilities and access to external sensor networks to better serve our customers.

•
Continue to penetrate international markets
. We have increased our focus on international markets. We believe that the global opportunity for real-time geospatial intelligence is significant and should continue to expand as organizations outside the United States seek to integrate high-revisit, high-resolution Earth observation into their operations.

•
Extend our value proposition.
We intend to continue to improve the capabilities of our platform and to invest in innovation efforts and in category leadership. In 2020, we announced that we are developing our
Gen-3
satellite, which will be designed to improve our imaging resolution to 50 cm and include short wave IR imaging technology for a broad set of imaging conditions, including nighttime, low-light
and
all-weather.
We plan to continue to invest in our software and research and development capabilities. We intend to focus on hiring top technical talent and maintaining an agile organization that focuses on core technology innovation. In particular, we intend to focus on advancing our software capabilities, including adding additional sensors, furthering the advancement of our AI/ML capabilities, and extending our robust API framework for our customers, partners, and developers.

•
Grow distribution channels and channel partner ecosystem
. We plan to invest in distribution channels and in our relationships with technology partners, solution providers, strategic global system integrators, solution partners and value-added-resellers to help us enter into and expand in new markets while complementing our direct sales efforts. For example, in March 2021, we signed a reseller agreement with ST Engineering
Geo-Insights
(“STEE”), which appointed STEE as an authorized reseller of BlackSky’s suite of satellite imaging and data analytics services in Southeast Asia. We have also established a Joint Cooperation and Marketing Agreement with Telespazio, one of the industry’s leading geospatial solutions providers, to co-market
and sell our suite of satellite imaging and data analytics services in Europe.

•
Grow a third-party developer community
. We plan to invest in expanding our platform and API framework to enable developers and solutions providers to integrate our imaging and analytic software services into their applications and business systems. We believe that a robust developer community and partnership network will accelerate our penetration into a wide range of commercial markets. By partnering with other leading vertically oriented software application vendors that want to leverage and enhance their solutions with geospatial intelligence, we will accelerate our expansion into the attractive commercial market.

Employees and Human Capital
As of September 15, 2021, we had 187 employees consisting of 110 employees in research and development, 47 employees in sales and marketing, and 28 employees in general and administrative functions. Most of our employees bring significant experience from prior positions working for leading defense contractors, satellite manufacturers, other commercial and military aerospace companies, and government agencies.
Since our inception, BlackSky has sought to recruit qualified, creative and positive employees with a diverse set of business capabilities. Our human capital resources objectives include, as applicable, identifying, recruiting, retaining, incentivizing and integrating our existing and new employees, advisors and consultants. The principal purposes of our equity and cash incentive plans are to attract, retain and reward personnel through the granting of stock-based and cash-based compensation awards, in order to increase stockholder value and the success of our company by motivating such individuals to perform to the best of their abilities and achieve our objectives. As we move into the next stage of our growth, we are devoting more resources to our human capital and are building the infrastructure necessary to support our workforce and promote communication, respect and diversity among our team.
Facilities
Our corporate headquarters is located in Herndon, Virginia and consists of approximately 23,738 square feet of leased space under a lease that expires in February 2024. Most of the leased space is used as office space for administrative functions. We consider our current facilities adequate for our current operations.
Legal Proceedings
In the normal course of business, we may become involved in various legal proceedings which, by their nature, may be inherently unpredictable and which could have a material effect on our business, financial condition and results of operations.

Legacy BlackSky’s founders, Jason and Marian Joh Andrews, (collectively, the “Founders”) have retained legal counsel in connection with claims they assert relating to the closing of Legacy BlackSky’s debt financings on October 31, 2019. The Founders claim that these October 2019 financings triggered a prepayment obligation to them under the subordinated promissory notes entered into with each of Jason Andrews and Marian Joh, the founders of BlackSky on November 13, 2018 (the “Andrews Notes”), in an aggregate amount of $2.5 million. To date, the Founders have not filed a lawsuit and have taken no further legal action. We believe that these claims are without merit and, as such, they would not result in a probable material adverse effect on our financial position. Accordingly, we have not recorded a contingency loss. Also, on April 27, 2021, with the consent of Legacy BlackSky’s senior lenders, Legacy BlackSky entered into an agreement with the Founders under which BlackSky paid the Founders $750,000 towards the principal of the Andrews Notes on April 28, 2021 and paid $1.75 million towards the principal of the Andrews Notes upon the Closing of the merger.
On June 7, 2021, a derivative lawsuit was filed in the Supreme Court of the State of New York by a purported Osprey stockholder in connection with the Business Combination:
 Luster v. Osprey Technology Acquisition Corp., et al
., Index No. 653633/2021 (Sup. Ct. N.Y. Cnty.). The complaint named Osprey and members of Osprey’s pre-Business
Combination board of directors as defendants. The complaint alleged breach of fiduciary duty claims against Osprey’s board of directors in connection with the merger and an aiding and abetting breach of fiduciary claim against Osprey. The complaint alleged that the proxy statement filed in connection with the merger was materially incomplete and misleading, and that the merger consideration was unfair. The complaint sought rescission of the merger, damages, corrective supplemental disclosures in the proxy statement, and attorneys’ fees. As the surviving company following the merger, BlackSky inherited the litigation after the Closing.
The Osprey board of directors also received six demands from putative stockholders of Osprey dated May 20, 2021, May 24, 2021, July 26, 2021, July 26, 2021, August 12, 2021, and August 19, 2021 (together, the “Demands”). Five of the Demands alleged that the proxy statement filed in connection with the merger was materially misleading and/or omitted material information concerning the merger and sought the issuance of corrective supplemental disclosures. One of the five Demands also asserted that the merger consideration was inadequate and that an increase in consideration should be negotiated by the parties. The sixth Demand regarded the voting in connection with the vote concerning one of the proposals in the proxy statement.
Prior to Closing, Osprey reached agreements with Luster and the six putative stockholders that Osprey’s supplemental disclosures and a modification to the authorized shared proposal fairly resolved their claims. We have not yet reached agreements with these stockholders on attorney’s fees.
As of September 15, 2021, with the exception of the items above, we were not aware of any additional pending, or threatened, governmental actions or legal proceedings to which we are, or will be, a party that, if successful, would result in an impact to our business or financial condition or results of operations.

MANAGEMENT
Executive Officers and Directors
The following table sets forth the names, ages, and positions of our executive officers and directors as of September 15, 2021:

Name	Age	Position
Executive Officers
Brian O’Toole	58	Chief Executive Officer, President and Class III Director
Johan Broekhuysen	50	Chief Financial Officer
Henry Dubois	59	Chief Development Officer
Christiana Lin	52	General Counsel and Corporate Secretary
Non-Employee Directors
William Porteous (1)(2)	49	Chairman of the Board and Class II Director
Magid Abraham (2)(3)	63	Class I Director
David DiDomenico	51	Class I Director
Susan Gordon (3)	63	Class II Director
Timothy Harvey (1)(2)	65	Class II Director
James Tolonen (1)(3)	72	Class III Director

(1)	Member of the audit committee.
(2)	Member of the compensation committee.
(3)	Member of the nominating and corporate governance committee.
Executive Officers
Brian O’Toole
 has served as President, Chief Executive Officer and a member of our board of directors since September 2021. Mr. O’Toole became Legacy BlackSky’s President in November 2018 and also assumed chief executive officer duties for BlackSky Global in January 2019 and served in both capacities through the closing of the merger. Prior to serving as Legacy BlackSky’s President, Mr. O’Toole served as its Chief Technology Officer from June 2016 to November 2018. In addition, Mr. O’Toole has served as a member of Legacy BlackSky’s board of directors from January 2019 through the closing of the merger. Mr. O’Toole founded and served as the Chief Executive Officer of OpenWhere, Inc., a startup delivering global scale geospatial intelligence solutions to public and private sector customers, from July 2013 to June 2016, when the Company acquired OpenWhere, Inc. Prior to that, Mr. O’Toole served as the Chief Technology Officer of GeoEye Inc. from August 2008 to June 2013 where he led strategic efforts for developing and expanding technology, products, and solutions in geospatial intelligence and location-based services. Mr. O’Toole’s earlier roles include serving as the Vice President of Product Development at Overwatch Systems, founding and serving as the President of ITspatial, and serving as Technical Director and Systems Engineer at GE Aerospace for nine years. Mr. O’Toole received a B.S. in Computer Science from Clarkson University and a M.S. in Computer Engineering from Syracuse University.
We believe Mr. O’Toole is qualified to serve as a member of our board of directors due to the experience and operational insight he brings as our Chief Executive Officer and President and director on Legacy BlackSky’s board and due to his extensive experience building and growing companies in the geospatial intelligence industry.
Johan Broekhuysen
has served as our Chief Financial Officer since September 2021. From November 2019 to August 2021, he served as Founding Principal of Open Water Advisory Group LLC, an advisory group that delivers capital solutions to the telecom infrastructure chain. Previous to that, from November 2012 to September 2019, Mr. Broekhuysen served as Chief Financial Officer of Segra (formerly known as Lumos Networks), a fiber-

based telecommunications provider, where he led business expansion and was responsible for corporate development, treasury-related matters and SEC reporting. From July 2008 to January 2012, Mr. Broekhuysen initially served as Vice President and Corporate Controller and subsequently as SVP and Corporate Controller, at GlobalLogic, a digital product engineering services company, where he was responsible for accounting and reporting, global tax strategy and compliance and financial planning and analysis. Mr. Broekhuysen received a Bachelor of Commerce in Accounting, Management Accounting, Economics and Commercial Law from Stellenbosch University and is also a licensed certified public accountant (CPA—inactive) in the Commonwealth of Virginia.
Henry Dubois
has served as our Chief Development Officer since September 2021. Mr. Dubois served as Legacy BlackSky’s Chief Development Officer from August 2021 through the closing of the merger and currently leads our merger and acquisition planning as well as other corporate growth initiatives. Before joining us, from February 2009 to August 2021, Mr. Dubois was managing director at HED Consulting, a consulting firm that specializes in planning and implementing viable, sustainable household energy interventions, where he advised companies on strategic initiatives, operating improvements and financial activities. From April 2013 to May 2018 Mr. Dubois also served as Chief Executive Officer and President of Hooper Holmes Inc., a national provider of biometric screenings and comprehensive health and wellness programs. Mr. Dubois also has experience serving as an executive at two geospatial companies and he brings proven experience in growth strategies, deal sourcing and integration. For instance, from February 2005 to December 2012, Mr. Dubois served as CFO and an executive advisor at GeoEye, a commercial satellite imagery company, where he helped grow revenues from $30 to $350 million. Similarly, at DigitalGlobe, a vendor of space imagery and geospatial content and operator of civilian remote sensing spacecraft, Mr. Dubois held several executive positions including president, Chief Financial Officer and Chief Operating Officer. Mr. Dubois was also Chief Executive Officer of an Asian telecom company, PT Centralindo Panca Sakti. He brings extensive domestic and international experience leading telecom and satellite imaging companies through periods of growth, merger and acquisition activity. Mr. Dubois currently serves on the board of directors of Endurance Acquisition Corporation (NASDAQ: EDNCU). Mr. Dubois received a Masters of Management, Finance, Marketing and Accounting at Northwestern University’s Kellogg School of Management as well as a B.A. in Mathematics at College of the Holy Cross.
Christiana Lin
has served as our General Counsel and Corporate Secretary since September 2021. Ms. Lin served as Legacy BlackSky’s General Counsel and Corporate Secretary from August 2021 through the closing of the merger. Ms. Lin brings over two decades of experience working with business, government and legal teams during growth and innovation cycles. Before joining us, from July 2018 to August 2021, Ms. Lin served as General Counsel and Chief Privacy and Administrative Officer at Rakuten Marketing, a digital advertising and data company, where she helped restructure legacy business lines to increase profitability and built the foundation for accelerating the growth of emerging businesses. Previous to that, from May 2017 to August 2021, Ms. Lin served as Venture Partner at NextGen Partner Ventures, a venture capital firm, as a partner with Outside GC, serving as virtual general counsel to startup technology companies. From February 2001 to February 2017, Ms. Lin served as Executive Vice President, General Counsel, Chief Privacy Officer and Corporate Secretary at comScore, a pioneer in media measurement and analytics. While at comScore, Ms. Lin helped grow the business from an early-stage start-up to
a $450 million-dollar public market capitalization company with teams across Europe, APAC and the Americas. Ms. Lin received a J.D. from the Georgetown University Law Center and a B.A. in Political Science from Yale University.
Non-Employee
Directors
Dr.
 Magid Abraham
 has served on our board of directors since September 2021. Dr. Abraham is founder and CEO of Neurawell Therapeutics, a pharmaceutical company developing mental health treatments. He was founding CEO of comScore for 14 years, which he took public in 2007, focusing on innovation and industry leadership. He was founder and CEO of Paragren Technologies, producing CRM systems. He was president of IRI, a major international research company, which he led through sustained growth and innovation. He became a Visiting Scholar at Stanford in 2016, where he taught for 3 years at the Graduate School of Business. He serves on a number of commercial and institutional boards.

Dr. Abraham is a world expert on consumer and market measurement and syndicated information services. He has authored seminal award winning articles. He received the Advertising Research Foundation’s “Lifetime Achievement Award”. He earned the AMA’s Parlin award and MIT’s Buck Weaver award, both in recognition for lifetime contributions and leadership in the theory and practice of Marketing Science. He was named EY Entrepreneur of the Year and inducted in the Entrepreneurship Hall of Fame and designated “Technology Pioneer” by the World Economic Forum. Dr. Abraham received a Ph.D. and an M.B.A. from MIT, and is engineer of the École Polytechnique, France.
We believe that Dr. Abraham’s significant executive experience and expertise on market research, consumer modeling and information systems qualify him to serve on our board of directors.
David DiDomenico
 has served on our board of directors since September 2021 and served on Osprey’s board of directors from July 2019 until the closing of the merger. Mr. DiDomenico has been a Partner of JANA Partners, an investment advisor based in New York City, since 2010. As the Head of JANA’s SPAC strategy, Mr. DiDomenico leads JANA’s SPAC efforts. In this capacity and during its investment phase, he served as Osprey’s Chief Executive Officer and President from June 2019 until the closing of the merger. He has been the Chief Executive Officer and President of Osprey Tech II since September 2020 and a member of its board of directors since March 2021. He previously served as a Co-Portfolio Manager
of JANA’s hedge fund strategies. Prior to joining JANA Partners LLC in 2010, Mr. DiDomenico was a Managing Director of New Mountain Capital and the Portfolio Manager of the New Mountain Vantage Fund (2005-2010). He was previously an Associate Portfolio Manager at Neuberger Berman (2002-2005). From 1999-2002, Mr. DiDomenico was a member of the Acquisitions Team at Starwood Capital Group where he focused on corporate and real estate transactions. From 1998-1999, he was an Analyst at Tiger Management. From October 2019-June 2021, Mr. DiDomenico served on the board of directors of KAR Auction Services, Inc. (NYSE: KAR), a provider of car auction services in North America and the United Kingdom. He holds an MBA from the Stanford University Graduate School of Business and an AB from Harvard College.
We believe that Mr. DiDomenico’s experience investing in and analyzing technology and technology-related companies for over 20 years provides us with access to his extensive and unique expertise in fundamental business analysis, as well as his broad professional relationships with technologists and investors.
Susan Gordon
has served on our board of directors since September 2021. Ms. Gordon is a highly respected intelligence professional, visionary leader, and trusted strategic advisor on a broad spectrum of complex issues, including cybersecurity, emerging and disruptive technologies, artificial intelligence, and information operations. Ms. Gordon is the former principal deputy director of national intelligence, the nation’s highest-ranking career intelligence officer. In that capacity, Ms. Gordon managed the operations of the intelligence community and was a key advisor to the President and National Security Council. Prior to her role as principal deputy director of national intelligence, Ms. Gordon served as deputy director of the National Geospatial-Intelligence Agency (NGA). In this position, she provided leadership to the agency and managed the National System of Geospatial Intelligence. Prior to the NGA, she served 27 years at the Central Intelligence Agency (CIA). At the CIA, Ms. Gordon rose to senior executive positions in each of the Agency’s four directorates: operations, analysis, science and technology, and support. Over the course of her career, Ms. Gordon led the establishment of In-Q-Tel, the CIA’s venture arm, and ultimately became the Director’s senior advisor on cyber issues.
Ms. Gordon is currently a consultant and advisor on technology and global risk with GordonVentures LLC. Among other endeavors, she is a member of the Board of CACI, Avantus Federal, and National Intelligence University Foundation. She also serves on several technology advisory boards and consults with Microsoft Corporation. Ms. Gordon is a fellow at Duke and Harvard Universities and she continues to support Defense Department and Intelligence Community study activities. She holds a Bachelor of Science degree in zoology (biomechanics) from Duke University.

We believe Ms. Gordon’s expertise and experience with an exemplary history of leadership in the intelligence community qualify her to serve on our board of directors.
Timothy Harvey
 has served on our board of directors since September 2021. Mr. Harvey has been the Executive Chairman of VTS, Inc., a leasing and asset management platform, since April 2017. Prior to that, from December 2014 to April 2017, he served as President of Commercial Solutions at BAE Systems Plc (“BAE”), a leading global defense, aerospace and security company. Mr. Harvey joined BAE as a result of BAE’s December 2014 acquisition of SilverSky, a provider of security software and managed services, where he served as CEO and was responsible for the growth and sale of the business to BAE. Mr. Harvey currently serves on the boards of OpenWeb, a social engagement platform, NoFraud, an all-in-one
fraud prevention solution, Electric, an information technology company that helps businesses manage their IT security, and Keyfactor, a provider of secure digital identity management solutions. Mr. Harvey graduated with a degree in Finance from the University of Florida and served four years as an officer in the United States Marine Corps.
We believe Mr. Harvey’s successful track record of leading market growth coupled with his extensive service on the boards of companies of similar size and scale as BlackSky qualify him to serve on our board of directors.
Will Porteous
 has served on our board of directors since September 2021 and served on Legacy BlackSky’s board of directors from February 2015, and specifically as Chairman of the board from December 2018, until the closing of the merger. Mr. Porteous is a General Partner with RRE Ventures and also serves as RRE Ventures’ Chief Operating Officer. During his 20-year career
as an investor, Mr. Porteous has served on the boards of more than 20 companies. In addition to serving on our board, Mr. Porteous also currently serves as a director of BuzzFeed, Nanit, Paperless Post, Pattern, Pilot Fiber, Spire, Ursa Space Systems, and Wave. Mr. Porteous is also Chairman of the Dockery Farms Foundation, which he founded. From 2003 to 2018, Mr. Porteous served as an Adjunct Professor at Columbia Business School where he taught a course on venture capital. Mr. Porteous holds an M.B.A. from Harvard University, an M.S. from the London School of Economics, and a B.A. with Honors from Stanford University.
We believe Mr. Porteous’s experience at RRE Ventures and his extensive service on the boards of other technology companies qualifies him to serve on our board of directors.
James Tolonen
 has served on our board of directors since September 2021. Mr. Tolonen served as the Senior Group Vice President and Chief Financial Officer of Business Objects, S.A., an enterprise software solutions provider, where he was responsible for its finance and administration commencing in January 2003 until its acquisition by SAP AG in January 2008. He remained with SAP AG until September 2008. Mr. Tolonen served as the Chief Financial Officer and Chief Operating Officer and a member of the board of directors of IGN Entertainment Inc., an Internet media and service provider, from October 1999 to December 2002. He served as President and Chief Financial Officer of Cybermedia, a PC user security and performance software provider, from April 1998 to September 1998, where he also served as a member of the board of directors from August 1996 to September 1998. Mr. Tolonen served as Chief Financial Officer of Novell, Inc., an enterprise software provider, from June 1989 to April 1998. Since May of 2016, Mr. Tolonen has served as a member of the Board of Directors of New Relic, Inc. and as chair of the Audit Committee and a member of the Compensation Committee.
Mr. Tolonen previously served on the boards of directors and audit committees of MobileIron, Inc. (2014—2020), Imperva, Inc., (2012—2019), Blue Coat Systems, Inc. (2008—2012) , and Taleo Corporation, (2010—2012). Mr. Tolonen holds a B.S. in Mechanical Engineering and an M.B.A. from the University of Michigan. Mr. Tolonen is also a Certified Public Accountant, inactive, in the State of California.
We believe Mr. Tolonen is qualified to serve as a member of our Board because of his background in accounting, his extensive experience as chief financial officer for a number of publicly-held companies, including at several software companies, as well as his involvement on numerous public company audit committees.

Family Relationships
There are no family relationships among any of our directors and executive officers.
Classified Board of Directors
We adopted our amended and restated certificate of incorporation (the “Charter”) on September 9, 2021. The Charter provides that our board of directors is divided into three classes serving staggered three-year terms. Class I, Class II and Class III directors will serve until our annual meetings of stockholders in 2022, 2023 and 2024, respectively. Upon expiration of the term of a class of directors, directors in that class will be eligible to be elected for a new three-year term at the annual meeting of stockholders in the year in which their term expires. As a result of this classification of directors, it generally takes at least two annual meetings of stockholders for stockholders to effect a change in a majority of the members of our board of directors.
Our board of directors currently consists of seven members. Mr. DiDomenico and Dr. Abraham are Class I directors and will serve until our annual meeting of stockholders in 2022. Mr. Porteous, Ms. Gordon and Mr. Harvey are Class II directors and will serve until our annual meeting of stockholders in 2023. Mr. O’Toole and Mr. Tolonen are Class III directors and will serve until our annual meeting of stockholders in 2024. See “
Description of Capital Stock—Anti-Takeover Provisions
” for more information.
Director Independence
The NYSE listing standards require that a majority of our board of directors be independent. An “independent director” is defined generally as a person who has no material relationship with the listed company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the company). Our board of directors has determined that each of Mr. Porteous, Dr. Abraham, , Ms. Gordon, Mr. Harvey and Mr. Tolonen representing five (5) of our seven (7) directors, do not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is an “independent director” as defined under the listing standards of the NYSE. In making these determinations, our board of directors considered the current and prior relationships that each non-employee
director has with BlackSky and all other facts and circumstances that the board deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee
director, and the transactions involving them. Our independent directors will have regularly scheduled meetings at which only independent directors are present.
Role of Our Board of Directors in Risk Oversight
One of the key functions of our board of directors is informed oversight of our risk management process. Our board of directors does not have a standing risk management committee, but rather administers this oversight function directly through the board of directors as a whole, as well as through various standing committees of our board of directors that address risks inherent in their respective areas of oversight. Our audit committee is responsible for overseeing the management of risks associated with our financial reporting, accounting and auditing matters, our compensation committee oversees the management of risks associated with our compensation policies and programs, and our nominating and corporate governance committee monitors the effectiveness of our corporate governance guidelines.
Committees of the Board of Directors
Our board of directors has three standing committees: an audit committee, a compensation committee, and a nominating and corporate governance committee.
Audit Committee
The members of our audit committee are Mr. Tolonen, Mr. Porteous and Mr. Harvey. Mr. Tolonen serves as the chairperson of the audit committee. Under the NYSE listing standards and applicable SEC rules, we are required to have at least three members of the audit committee, all of whom must be independent. Each of

Mr. Tolonen, Mr. Porteous and Mr. Harvey qualify as an independent director for audit committee purposes under the applicable rules.
Each member of the audit committee meets the financial literacy requirements of the NYSE listing standards, and Mr. Tolonen qualifies as an “audit committee financial expert” as defined in applicable SEC rules.
The purpose of the audit committee is to prepare the audit committee report required by the SEC to be included in our proxy statement and to assist our board of directors in overseeing and monitoring (i) the quality and integrity of our financial statements, (ii) BlackSky’s compliance with legal and regulatory requirements, (iii) our independent registered public accounting firm’s qualifications and independence, (iv) the performance of BlackSky’s internal audit function and (v) the performance of our independent registered public accounting firm.
The functions of the audit committee include, among other things:

•	evaluating the performance, independence and qualifications of our independent auditors and determining whether to retain our existing independent auditors or engage new independent auditors;

•	reviewing our financial reporting processes and disclosure controls;

•	reviewing and approving the engagement of our independent auditors to perform audit services and any permissible non-audit services;

•	reviewing the adequacy and effectiveness of our internal control policies and procedures, including the responsibilities, budget, staffing and effectiveness of our internal audit function;

•	reviewing with the independent auditors the annual audit plan, including the scope of audit activities and all critical accounting policies and practices to be used by us;

•
obtaining and reviewing at least annually a report by our independent auditors describing the independent auditors’ internal quality control procedures and any material issues raised by the most recent internal quality-control review;

•	monitoring the rotation of partners of our independent auditors on our engagement team as required by law;

•
prior to engagement of any independent auditor, and at least annually thereafter, reviewing relationships that may reasonably be thought to bear on their independence, and assessing and otherwise taking the appropriate action to oversee the independence of our independent auditor;

•	reviewing our annual and quarterly financial statements and annual and quarterly reports on Form 10-K and 10-Q, and discussing the statements and reports with our independent auditors and management;

•
reviewing with our independent auditors and management significant issues that arise regarding accounting principles and financial statement presentation and matters concerning the scope, adequacy, and effectiveness of our financial controls and critical accounting policies;

•	reviewing with management and our auditors any earnings announcements and other public announcements regarding material developments;

•	establishing procedures for the receipt, retention and treatment of complaints received by us regarding financial controls, accounting, auditing or other matters;

•	preparing the report that the SEC requires in our annual proxy statement;

•
reviewing and providing oversight of any related party transactions in accordance with our related party transaction policy and reviewing and monitoring compliance with legal and regulatory responsibilities, including our code of business conduct;

•	reviewing our major financial risk exposures, including the guidelines and policies to govern the process by which risk assessment and risk management is implemented; and

•	reviewing and evaluating on an annual basis the performance of the audit committee and the audit committee charter.
Our board of directors adopted a written charter for the audit committee, which is available on our website.
Compensation Committee
The members of our compensation committee are Mr. Porteous, Mr. Harvey and Dr. Abraham. Mr. Harvey serves as the chairperson of the compensation committee. Under the NYSE listing standards and applicable SEC rules, we are required to have at least two (2) members of the compensation committee, all of whom must be independent. Each of Mr. Porteous, Mr. Harvey and Dr. Abraham qualify as an independent director for compensation committee purposes under the applicable rules.
The purpose of the compensation committee is to assist our board of directors in discharging its responsibilities relating to (i) setting our compensation program and compensation of our executive officers and directors, (ii) monitoring our incentive and equity-based compensation plans and (iii) preparing the compensation committee report required to be included in our proxy statement under the rules and regulations of the SEC.
Our board of directors adopted a written charter for the compensation committee, which is available on our website. The charter also provides that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser and is directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by the NYSE and the SEC.
Nominating and Corporate Governance Committee
The members of our nominating and corporate governance committee are Dr. Abraham, Ms. Gordon and Mr. Tolonen. Dr. Abraham serves as chair of the nominating and corporate governance committee.
The primary purposes of our nominating and corporate governance committee are to assist the board in: (i) identifying individuals qualified to become new board of directors members, consistent with criteria approved by the board of directors, (ii) reviewing the qualifications of incumbent directors to determine whether to recommend them for reelection and selecting, or recommending that the board of directors select, the director nominees for the next annual meeting of stockholders, (iii) identifying members of the board of directors qualified to fill vacancies on any board of directors committee and recommending that the board of directors appoint the identified member or members to the applicable committee, (iv) reviewing and recommending to the board of directors corporate governance principles applicable to us, (v) overseeing the evaluation of the board of directors and management and (vi) handling such other matters that are specifically delegated to the committee by the board of directors from time to time.
Our board of directors adopted a written charter for the nominating and corporate governance committee, which is available on our website.
Director Nominations
Our nominating and corporate governance committee will recommend to the board of directors candidates for nomination for election at the annual meeting of the stockholders. The board of directors will also consider director candidates recommended for nomination by our stockholders during such times as they are seeking proposed nominees to stand for election at the next annual meeting of stockholders (or, if applicable, a special meeting of stockholders). Stockholders that wish to nominate a director for election to our board of directors should follow the procedures set forth in our bylaws.

We do not intend to formally establish any specific, minimum qualifications that must be met or skills that are necessary for directors to possess. In general, in identifying and evaluating nominees for director, our board of directors considers character, professional ethics and integrity, judgment, business acumen, proven achievement and competence in one’s field, the ability to exercise sound business judgment, tenure on the board of directors and skills that are complementary to the board of directors, an understanding of our business, an understanding of the responsibilities that are required of a member of the board of directors, other time commitments, diversity with respect to professional background, education, race, ethnicity, gender, age and geography, as well as other individual qualities, attributes that contribute to the total mix of viewpoints and experience represented on the board of directors and the ability to represent the best interests of our stockholders.
Compensation Committee Interlocks and Insider Participation
None of our executive officers currently serves, or has served during the last year, as a member of the board of directors or compensation committee of any entity that has one or more executive officers that serves as a member of our board of directors or compensation committee.
Code of Business Conduct
Our board of directors adopted a new code of business conduct (the “code of business conduct”) that applies to all of our directors, officers and employees, including our chief executive officer and chief financial officer, which is available on our website. Our code of business conduct is a “code of ethics,” as defined in Item 406(b) of
Regulation S-K.
Copies of the code of business conduct and charters for each of our committees are provided without charge upon request from us and are posted on our website. We will make any legally required disclosures regarding amendments to, or waivers of, provisions of our code of business conduct on our website.
Corporate Governance Guidelines
Our board of directors adopted corporate governance guidelines in accordance with the corporate governance rules of the NYSE that serve as a framework within which our board of directors and its committees operate. These guidelines cover a number of areas including board membership criteria and director qualifications, director responsibilities, board agenda, roles of the chair of the board, principal executive officer and presiding director, meetings of independent directors, committee responsibilities and assignments, board member access to management and independent advisors, director communications with third parties, director compensation, director orientation and continuing education, evaluation of senior management and management succession planning. A copy of our corporate governance guidelines is posted on our website.
Outside Director Compensation
Prior to the merger, we had no formal policy under which non-employee directors received compensation for their service on our board of directors or its committees. Our policy was to reimburse non-employee directors for reasonable and necessary out-of-pocket expenses incurred in connection with attending board and committee meetings or performing other services in their capacities as non-employee directors, and we occasionally granted stock options to non-employee directors, but made no such grants in 2020. Brian O’Toole, our President and Chief Executive Officer, did not receive any additional compensation for his service as a director on our board in 2020. The compensation of Mr. O’Toole as a named executive officer is set forth above below under “Executive Compensation—Summary Compensation Table”
In connection with the closing of the merger, our board of directors adopted a new outside director compensation policy (the “Outside Director Compensation Policy”) that became effective as of the Closing Date. The Outside Director Compensation Policy is designed to align the interests of the non-employee
directors with the interests of stockholders through equity awards and to attract and retain high quality non-employee
directors by providing competitive compensation. We also intend that upon or shortly following the effectiveness of the first Form S-8 registration statement filed with the U.S. Securities and Exchange Commission with respect to the shares issuable under the 2021 Plan (or, the S-8 Effectiveness), each of the then non-employee directors will be granted an Initial Award of restricted stock units outside of the Outside Director Compensation Policy.
Cash Compensation
The policy provides for an annual cash retainer of $90,000, which is payable quarterly in arrears on a pro-rated
basis. There are no additional retainers for service as a member (or chair) of a committee of our board of directors, as chairperson of our board of directors, or as lead director and no per-meeting
attendance fees for attending meetings of our board of directors meetings or any of our committees.
Equity Compensation
Initial Award
. Pursuant to the Outside Director Compensation Policy, each individual who first becomes a non-employee
director after the
S-8
Effectiveness will receive, on the first trading day on or after the date that the individual first becomes a non-employee
director, an initial award, or the Initial Award, of restricted stock units with a grant date fair value equal to $300,000. The Initial Award will be scheduled to vest as to one-third
of the shares subject to the Initial Award on each of the
one-,
two-,
and three-year anniversaries of the Initial Award’s grant date, subject to continued service through the applicable vesting dates. If the person was a member of the BlackSky board of directors and also an employee, becoming a non-employee
director due to termination of employment will not entitle the individual to an Initial Award.
Annual Award
. Pursuant to the Outside Director Compensation Policy, each non-employee
director automatically will receive, on the first trading day immediately after the date of each annual meeting of our stockholders that occurs following the effective date of the Outside Director Compensation Policy, an annual award, or the Annual Award, of restricted stock units covering a number of shares of our common stock having a grant date fair value of $150,000, provided that such individual, as of the date of an annual meeting of our stockholders, has served as a non-employee
director for at least 6 months. Each Annual Award will be scheduled to vest as to all of the shares subject to the Annual Award on the one-year
anniversary of the Annual Award’s grant date, or if earlier, the day of the next annual meeting of stockholders that occurs after the grant date of the Annual Award, subject to continued service through such vesting date.
Other Initial Award and Annual Award Terms.
 Each Initial Award and Annual Award will be granted under the 2021 Plan (or its successor plan, as applicable) and form of award agreement under such plan. For purposes of each Initial Award and Annual Award, the award’s grant date fair value will be determined in accordance with U.S. Generally Accepted Accounting Principles.
Change in Control.
 In the event of a change in control, as defined in the 2021 Plan (or its successor plan, as applicable), each non-employee
director’s then-outstanding equity awards covering shares of our common stock that were granted to him or her while a non-employee
director will accelerate vesting in full, provided that he or she remains a non-employee
director through the date of the change in control.
Director Compensation Limits.
 The Outside Director Compensation Policy provides that in any fiscal year, no non-employee
director may be granted equity awards, the value of which will be based on their grant date fair value determined in accordance with U.S. Generally Accepted Accounting Principles, and be provided any other compensation (including without limitation any cash retainers or fees) in amounts that, in any Fiscal Year, in the aggregate, exceed $500,000, provided that in the fiscal year of the individual’s initial service as a non-employee
director, such amount will be increased to $800,000. Equity awards granted or other compensation provided to an individual (x) for his or her services as employee, or for his or her services as a consultant (other than as a non-employee
director), or (y) before the date of the Closing will not count toward this annual limit.

EXECUTIVE COMPENSATION
Our named executive officers for the year ended December 31, 2020, consisting of our principal executive officer and our other executive officer, were:

•	Brian O’Toole, President; and

•	Brian Daum, Chief Financial Officer and Chief Operating Officer.
Summary Compensation Table
The following table shows the compensation earned by our named executive officers for the fiscal year ended December 31, 2020.

Name and principal position	Year	Salary ($)	Bonus ($) (1)	Stock awards ($) (2)	All other compensation ($) (3)	Total ($)
Brian O’Toole	2020	375,000	425,750	8,462	5,500	814,712
President and Chief Executive Officer
Brian Daum	2020	275,000	137,500	6,347	17,200	436,047
Chief Financial Officer and Chief Operating Office r

(1)
Amounts reflect bonus payments earned in 2019 and paid in 2020. With respect to Mr. O’Toole, the amount reported for 2020 includes a retention bonus payment of $238,250 paid in 2020 pursuant to his Executive Employment Agreement.

(2)
Amounts represent the aggregate grant-date fair value of restricted stock awards granted to each named executive officer, computed in accordance with the Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) Topic 718. See Note 2 to BlackSky’s audited consolidated financial statements included elsewhere in this prospectus for a discussion of the assumptions made by BlackSky in determining the grant-date fair value of BlackSky’s equity awards.

In addition, in connection with the May 2020 stock option exchange, the executive officers’ eligible stock options were converted to restricted stock awards with the same time-based vesting terms. There was incremental fair value calculated in accordance with FASB ASC Topic 718 with respect to this exchange, resulting in incremental fair value of $4,930 for Mr. O’Toole and $3,697 for Mr. Daum.
(3)
For Mr. O’Toole, the “All other compensation” amount reported for 2020 consists of a tax gross-up
for the costs associated with restricted stock awards. For Mr. Daum, the “All other compensation” amount reported for 2020 consists of (i) a tax gross-up
for the costs associated with restricted stock awards, (ii) employer 401(k) plan contributions, and (iii) monthly mobile phone and data allowances.

Components of Executive Officer Compensation
For 2020, the compensation program for our named executive officers consisted of a base salary, target cash incentive bonus awards and grants of equity awards. Base salary was set at a level that was commensurate with the executive’s respective duties and authorities, contributions, prior experience and sustained performance. Annual target cash incentive bonus awards for named executive officers were paid out at target in respect of 2020.
Equity awards granted in 2020 to our named executive officers were made in the form of restricted stock awards under the BlackSky 2014 Plan (as defined below).

Executive Compensation Arrangements
Employment Agreements
Brian O’Toole
In connection with the merger, Legacy BlackSky entered into a confirmatory employment letter with Mr. O’Toole, our President and Chief Executive Officer. The confirmatory employment letter has no specific term and provides that Mr. O’Toole is an at-will
employee. The confirmatory employment letter supersedes all
pre-existing
agreements and understandings that Mr. O’Toole may have entered into concerning his employment relationship with Legacy BlackSky. As set forth in the confirmatory employment letter, Mr. O’Toole’s current annual base salary was increased from $375,000 (the “Prior Base Salary”) to $465,000 (the “New Base Salary”), and he is eligible for a target annual cash bonus opportunity for 2021 equal to 50.0% of the Prior Base Salary for the period from January 1, 2021 through August 17, 2021 and 100% of the New Base Salary from August 18, 2021 through December 31, 2021. As set forth in the confirmatory employment letter, Mr. O’Toole was also paid a $520,000 bonus in connection with the closing of the merger and was reimbursed for approximately $7,000 in attorneys’ fees incurred in connection with the negotiation, preparation, and execution of the confirmatory employment letter.
Mr. O’Toole’s confirmatory employment letter provides that, beginning in calendar year 2022, Mr. O’Toole will be eligible to receive annual equity awards under the Company’s equity incentive plans as in effect from time to time. It is anticipated that his annual equity awards will consist of (i) an annual grant of restricted stock units (“RSUs”) having a value of $937,500 (based on the Company’s share price on the date of grant), which will generally vest with respect to 25% of the RSUs on the first anniversary of the vesting commencement date and, with respect to the remaining RSUs, in equal quarterly installments thereafter over the following three-year period (in each case subject to continued service through the applicable vesting date), and (ii) an option to purchase a number our Class A Common Stock equal to twice the number of shares subject to the RSU award for the applicable year, which will generally vest with respect to 25% of the shares subject to the option on the first anniversary of the vesting commencement date and, with respect to the remaining shares subject to the option, in equal monthly installments thereafter over the following three-year period (in each case subject to continued service through the applicable vesting date). However, the actual annual equity awards granted to O’Toole (if any) and the terms of such equity awards will be in the sole discretion of the equity incentive plan’s administrator.
Brian Daum
On August 18, 2021, Legacy BlackSky entered into a transition and consulting agreement with Mr. Brian Daum, its then-current chief financial officer and chief operating officer, effective as of such date. Pursuant to the transition and consulting agreement (which superseded all pre-existing agreements and understandings that Mr. Daum may have entered into concerning his employment or service relationship with Legacy BlackSky), (i) effective September 16, 2021 (the “Transition Date”), Mr. Daum resigned from his positions with BlackSky and will continue employment with BlackSky as a Senior Advisor from such Transition Date through November 30, 2021 (the “Separation Date,” and such period, the “Transition Period”), and (ii) as of the Separation Date, Mr. Daum will separate from employment with BlackSky and provide services as a consultant for a period through the 180 th
 day after the consummation of the merger, to support the transition of responsibilities to the successor chief financial officer (the “Consulting Period”).
During the Transition Period, Mr. Daum will receive a monthly base salary of $22,916.66 and will remain eligible to participate in Company welfare benefit plans in accordance with their terms, but will no longer be eligible to participate in any Company bonus plans. Upon the expiration of the Transition Period (contingent on

Mr. Daum’s execution of a release of claims in favor of the Company), Mr. Daum will receive (i) an amount equal to $137,500, to be paid over 6 months, (ii) a lump sum cash payment equal to $137,500 (reflecting his target bonus at 50% of his base salary), to be prorated based on number of days worked in year of termination, and (iii) reimbursement for COBRA premiums for up to six months. As set forth in the transition and consulting agreement, Mr. Daum was also paid a $500,000 bonus in connection with the closing of the merger.
During the Consulting Period, Mr. Daum will receive a consulting fee of $2000 per month for up to 5 hours of services, plus $400 an hour for each additional hour worked, up to a maximum of 20 additional hours per month, and will no longer be eligible to participate in any Company benefit plans. During both the Transition Period and the Consulting Period, Mr. Daum’s outstanding equity awards will continue to vest in accordance with their terms (including that his completion of services upon the expiration of Consulting Period will be treated as a termination without cause). In addition, if Mr. Daum’s service is terminated by the Company due to his death or disability, his equity awards will accelerate vesting in full. The transition and consulting agreement also provides for Mr. Daum’s release of claims in favor of the Company and mutual non-disparagement
obligations between the Company and Mr. Daum.
To the extent any payments would constitute “parachute payments” under Section 280G of the Code and would be subject to the excise tax under Section 4999 of the Code, Mr. Daum is entitled to receive either the full amount of such payments, or an amount reduced to the extent necessary to avoid imposition of the excise tax, determined on a “best net after-tax” basis
to Mr. Daum.
BlackSky Technology Inc. Executive Change in Control and Severance Plan
Legacy BlackSky adopted the BlackSky Technology Inc. Executive Change in Control and Severance Plan (the “Executive Severance Plan”), effective August 16, 2021, to provide enhanced severance benefits for a select group of management or highly compensated employees (within the meaning of ERISA) who are designated by the plan administrator as participants and who have executed a participant agreement. Participants may be designated to receive different levels of benefits under the Executive Severance Plan as a Tier 1, 2 or 3 participant, as determined by the plan administrator and set forth in their applicable Participation Agreements. Mr. O’Toole has been designated as a Tier 1 participant under the Executive Severance Plan.
Upon a participant’s “involuntary termination” (generally defined as a termination of employment (x) by the Company without Cause (as defined in the Executive Severance Plan) and other than due to the participant’s death or disability, or (y) by the participant in a Good Reason Termination (as defined in the Executive Severance Plan)), and such involuntary termination is not within a “change in control period” (as defined below), the participant shall receive: (i) a lump sum payment equal to 150% (for a Tier 1 participant), 100% (for a Tier 2 participant), or 50% (for a Tier 3 participant) of his or her base salary, (ii) prorated target bonus for year of termination (and any prior year bonus to the extent earned but not yet paid), and (iii) payment of COBRA premiums (or cash in lieu) for a period of up to 18 months (for a Tier 1 participant), 12 months (for a Tier 2 participant) or 6 months (for a Tier 3 participant).
Upon a participant’s involuntary termination during the period beginning 3 months prior to a change in control (as defined in the Executive Severance Plan, and which does not include the merger) and ending 18 months after the change in control (the “change in control period”), the participant shall receive: (i) a lump sum payment ranging equal to 200% (for a Tier 1 participant), 150% (for a Tier 2 participant), or 100% (for a Tier 3 participant) of base salary, (ii) prorated target bonus for year of termination (and any prior year bonus to the extent earned but not yet paid), (iii) payment of COBRA premiums (or cash in lieu) for a period of up to 24 months (for a Tier 1 participant), 18 months (for a Tier 2 participant), or 12 months (for a Tier 3 participant), and (iv) full vesting of time-based equity awards.

All payments under the Executive Severance Plan are contingent on the participant’s execution of a separation agreement and release of claims in favor of the Company. In the event any payments would constitute “parachute payments” under Section 280G of the Code and would be subject to the excise tax under Section 4999 of the Code, the participant is entitled to receive either the full amount of such payments, or an amount reduced to the extent necessary to avoid imposition of the excise tax, determined on a “best net after-tax”
basis to the participant.
Equity Award Agreements
In addition to payments and benefits under their existing employment agreements, on June 9, 2021 and May 24, 2021, respectively, Legacy BlackSky entered into amended and restated restricted stock grant agreements with each of Messrs. O’Toole and Daum. Under Mr. O’Toole’s amended and restated agreements, Mr. O’Toole’s restricted shares will vest in full upon (x) Mr. O’Toole’s termination other than for Cause (as defined in Mr. O’Toole’s amended and restated agreements), (y) upon Mr. O’Toole’s termination due to his death or Disability (as defined in the 2014 Plan) or (z) upon Mr. O’Toole’s resignation for Good Reason (as defined in Mr. O’Toole’s amended and restated agreements), in each case, in connection with or within 12 months following a Change in Control (as defined in the 2014 Plan) or the completion of any merger or other material corporate transaction in connection with which Legacy BlackSky acquires, is acquired by or otherwise combines or consolidates with a special purpose acquisition company (or a SPAC Transaction), whether or not such SPAC Transaction constitutes a Change in Control. For purposes of Mr. O’Toole’s amended and restated agreements, the closing of the merger constituted a SPAC Transaction.
Under Mr. Daum’s amended and restated agreements, Mr. Daum’s restricted shares will vest in full upon Mr. Daum’s termination without Cause (as defined in Mr. Daum’s executive employment agreement), (and other than due to his death, or Disability (as defined in the 2014 Plan)) or resignation for Good Reason (as defined in Mr. Daum’s executive employment agreement) in each case in connection with or within 12 months following a Change in Control (as defined in the BlackSky 2014 Plan) or the completion of any merger or other material corporate transaction in connection with a SPAC Transaction, whether or not such SPAC Transaction constitutes a Change in Control. For purposes of Mr. Daum’s amended and restated agreements, the closing of the merger constituted a SPAC Transaction.
BlackSky Equity Plans
2021 Equity Incentive Plan
The Osprey Board of Directors adopted, and Osprey’s stockholders approved, our 2021 Equity Incentive Plan (the “Omnibus Incentive Plan”). The Omnibus Incentive Plan became effective immediately before the Closing.
The Omnibus Incentive Plan permits the grant of incentive stock options, within the meaning of Section 422 of the Code, to our employees and any of our parent and subsidiary corporations’ employees, and the grant of nonstatutory stock options, restricted stock, restricted stock units, stock appreciation rights and performance awards to our employees, directors and consultants and employees and consultants of any of our parents or subsidiaries.
Authorized Shares.
Subject to the adjustment provisions contained in the Omnibus Incentive Plan and the evergreen provision described below, a total of 15,003,200 shares of our Class A Common Stock are reserved for issuance pursuant to the Omnibus Incentive Plan. In addition, the shares reserved for issuance under the Omnibus Incentive Plan include any shares of our Class A Common Stock subject to awards of stock options or other awards that are assumed in the merger (or “assumed awards”) that, on or after the effective date of the merger, are cancelled, expire or otherwise terminate without having been exercised in full, are tendered to or withheld by us for payment of an exercise price or for tax withholding obligations, or are forfeited to or repurchased by us due to failure to vest (provided that the maximum number of shares that may be added to the Omnibus Incentive Plan pursuant to this sentence is 13,050,300 shares). The number of shares available for issuance under the Omnibus Incentive Plan also include an annual increase, or the evergreen feature, on the first day of each of our fiscal years, beginning with our fiscal year 2022, equal to the least of:

1.	22,504,700 shares of Class A Common Stock;

2.	a number of shares equal to 5% of the outstanding shares of all classes of our common stock as of the last day of the immediately preceding fiscal year; or

3.	such number of shares as our Board of Directors or its designated committee may determine no later than the last day of our immediately preceding fiscal year.
Shares issuable under the Omnibus Incentive Plan may be authorized, but unissued, or reacquired shares of our Class A Common Stock. If an award expires or becomes unexercisable without having been exercised in full, is surrendered pursuant to an exchange program (as described below), or, with respect to restricted stock, restricted stock units, or performance awards, is forfeited to or repurchased due to failure to vest, the unpurchased shares (or for awards other than stock options or stock appreciation rights, the forfeited or repurchased shares) will become available for future grant or sale under the Omnibus Incentive Plan. With respect to stock appreciation rights, only the net shares actually issued will cease to be available under the Omnibus Incentive Plan and all remaining shares under stock appreciation rights will remain available for future grant or sale under the Omnibus Incentive Plan. Shares that actually have been issued under the Omnibus Incentive Plan under any award will not be returned to the Omnibus Incentive Plan; except if shares issued pursuant to awards of restricted stock, restricted stock units, or performance awards are repurchased or forfeited due to failure to vest, such shares will become available for future grant under the Omnibus Incentive Plan. Shares used to pay the exercise price of an award or satisfy the tax liabilities or withholding obligations related to an award (which withholdings may be in amounts greater than the minimum statutory amount required to be withheld as determined by the administrator of the Omnibus Incentive Plan) will become available for future grant or sale under the Omnibus Incentive Plan. To the extent an award is paid out in cash rather than shares, such cash payment will not result in a reduction in the number of shares available for issuance under the Omnibus Incentive Plan.
If any dividend or other distribution (whether in cash, shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up,
spin-off,
combination, reclassification, repurchase, or exchange of our Class A Common Stock or other securities, or other change in our corporate structure affecting the shares occurs (other than any ordinary dividends or other ordinary distributions), the administrator of the Omnibus Incentive Plan, to prevent diminution or enlargement of the benefits or potential benefits intended to be provided under the Omnibus Incentive Plan, will adjust the number and class of shares that may be delivered under the Omnibus Incentive Plan; the number, class, and price of shares covered by each outstanding award; and the numerical share limits contained in the Omnibus Incentive Plan.
Plan Administration.
Our Board of Directors or one or more committees appointed by our Board of Directors will have authority to administer the Omnibus Incentive Plan. The compensation committee of our Board of Directors initially will administer the Omnibus Incentive Plan. In addition, to the extent it is desirable to qualify transactions under the Omnibus Incentive Plan as exempt under Rule
16b-3
of the Exchange Act, such transactions will be structured to satisfy the requirements for exemption under
Rule 16b-3.
Subject to the provisions of the Omnibus Incentive Plan, the administrator has the power to administer the Omnibus Incentive Plan and make all determinations deemed necessary or advisable for administering the Omnibus Incentive Plan, including but not limited to, the power to determine the fair market value of our Class A Common Stock, select the service providers to whom awards may be granted, determine the number of shares or dollar amounts covered by each award, approve forms of award agreements for use under the Omnibus Incentive Plan, determine the terms and conditions of awards (including, but not limited to, the exercise price, the time or times at which awards may be exercised, any vesting acceleration or waiver or forfeiture restrictions and any restriction or limitation regarding any award or the shares relating thereto), construe and interpret the terms of the Omnibus Incentive Plan and awards granted under it, prescribe, amend and rescind rules and regulations relating to the Omnibus Incentive Plan, including creating sub-plans,
modify or amend each award, and allow a participant to defer the receipt of payment of cash or the delivery of shares that otherwise would be due to such participant under an award. The administrator also has the authority to allow participants the opportunity under an exchange program to transfer outstanding awards granted under the Omnibus Incentive Plan to a financial institution or other person or entity selected by the administrator, and to institute an exchange program by which outstanding awards granted under the Omnibus Incentive Plan may be surrendered or cancelled in exchange for awards of the same type, which may have a higher or lower exercise price and/or different terms, awards of a different type and/or cash, or by which the exercise price of an outstanding award granted under the Omnibus Incentive Plan is increased or reduced. The administrator’s decisions, interpretations and other actions are final and binding on all participants and will be given the maximum deference permitted by applicable law.
Stock Options.
Stock options may be granted under the Omnibus Incentive Plan. The per share exercise price of options granted under the Omnibus Incentive Plan generally must be equal to at least 100% of the fair market value of a share of our Class A Common Stock on the date of grant. The term of an option may not exceed ten years. With respect to any participant who owns more than 10% of the voting power of all classes of our (or any of our parent’s or subsidiary’s) outstanding stock, the term of an incentive stock option granted to such participant must not exceed five years and the per share exercise price must equal at least 110% of the fair market value of a share of our Class A Common Stock on the grant date. The administrator will determine the methods of payment of the exercise price of an option, which may include cash, certain shares of our Class A Common Stock, cashless exercise, net exercise, as well as other types of consideration permitted by applicable law. After the cessation of service of an employee, director or consultant, he or she may exercise his or her option for the period of time stated in his or her option agreement. In the absence of a specified time in an award agreement, if such cessation is due to death or disability, the option will remain exercisable for six months. In all other cases, in the absence of a specified time in an award agreement, the option will remain exercisable for three months following the cessation of service. An option, however, may not be exercised later than the expiration of its term. Subject to the provisions of the Omnibus Incentive Plan, the administrator determines the terms of options. Until shares are issued under an option, the participant will not have any right to vote or receive dividends or have any other rights as a stockholder with respect to such shares, and no adjustment will be made for a dividend or other right for which the record date is before the date such shares are issued, except as provided in the Omnibus Incentive Plan, as summarized further above.
Stock Appreciation Rights.
Stock appreciation rights may be granted under the Omnibus Incentive Plan. Stock appreciation rights allow the recipient to receive the appreciation in the fair market value of our Class A Common Stock between the exercise date and the date of grant. The term of a stock appreciation right may not exceed ten years. After the cessation of service of an employee, director or consultant, he or she may exercise his or her stock appreciation right for the period of time stated in his or her stock appreciation rights agreement. In the absence of a specified time in an award agreement, if such cessation is due to death or disability, the stock appreciation rights will remain exercisable for six months following the cessation of service. In all other cases, in the absence of a specified time in an award agreement, the stock appreciation rights will remain exercisable for three months following the cessation of service. However, in no event may a stock appreciation right be exercised later than the expiration of its term. Subject to the provisions of the Omnibus Incentive Plan, the administrator determines the terms of stock appreciation rights, including when such rights become exercisable and whether to pay any increased appreciation in cash or with shares of our Class A Common Stock, or a combination of both, except that the per share exercise price for the shares to be issued pursuant to the exercise of a stock appreciation right generally will be no less than 100% of the fair market value per share on the date of grant. Until shares are issued under a stock appreciation right, the participant will not have any right to vote or receive dividends or have any other rights as a stockholder with respect to such shares, and no adjustment will be made for a dividend or other right for which the record date is before the date such shares are issued, except as provided in the Omnibus Incentive Plan, as summarized further above.
Restricted Stock.
Restricted stock may be granted under the Omnibus Incentive Plan. Restricted stock awards are grants of shares of our Class A Common Stock that may have vesting requirements under any such terms and conditions established by the administrator. The administrator will determine the number of shares of restricted stock granted to any employee, director or consultant and, subject to the provisions of the Omnibus Incentive Plan, will determine the terms and conditions of such awards. The administrator may impose whatever restrictions on transferability, forfeiture provisions or other restrictions or vesting conditions (if any) it determines to be appropriate (for example, the administrator may set restrictions based on the achievement of specific performance goals or continued service to us). The administrator, in its sole discretion, may accelerate the time at which any restrictions will lapse or be removed. The administrator may determine that an award of restricted stock will not be subject to any period of restriction and consideration for such award is paid for by past services rendered as a service provider. Recipients of restricted stock awards generally will have voting rights and rights to dividends and other distributions with respect to such shares upon grant, unless the administrator provides otherwise. If such dividends or distributions are paid in shares, the shares will be subject to the same restrictions on transferability and forfeitability as the share of restricted stock with respect to which they were paid. Shares of restricted stock that do not vest are subject to the right of repurchase or forfeiture.
Restricted Stock Units.
Restricted stock units (“RSUs”) may be granted under the Omnibus Incentive Plan. Each restricted stock unit is a bookkeeping entry representing an amount equal to the fair market value of one share of our Class A Common Stock. Subject to the provisions of the Omnibus Incentive Plan, the administrator determines the terms and conditions of restricted stock units, including any vesting criteria and the form and timing of payment. The administrator may set vesting criteria based upon the achievement of company-wide, divisional, business unit, or individual goals (including, but not limited to, continued employment or service), applicable federal or state securities laws or any other basis determined by the administrator in its discretion. The administrator, in its sole discretion, may pay earned restricted stock units in the form of cash, shares, or a combination of both. Notwithstanding the foregoing, the administrator, in its sole discretion, may accelerate the time at which any restrictions will lapse or be removed.
Performance Awards.
Performance awards may be granted under the Omnibus Incentive Plan. Performance awards are awards that may be earned in whole or in part on the attainment of performance goals or other vesting criteria that the administrator may determine, and that may be denominated in cash or stock. Each performance award will have an initial value that is determined by the administrator. Subject to the terms and conditions of the Omnibus Incentive Plan, the administrator determines the terms and conditions of performance awards, including any vesting criteria and form and timing of payment. The administrator may set vesting criteria based upon the achievement of company-wide, divisional, business unit, or individual goals (including, but not limited to, continued employment or service), applicable federal or state securities laws or any other basis determined by the administrator in its discretion. The administrator, in its sole discretion, may pay earned performance awards in the form of cash, shares, or a combination of both. Notwithstanding the foregoing, the administrator, in its sole discretion, may accelerate the time at which any restrictions will lapse or be removed.
Non-Employee Directors Limitations.
All outside
(non-employee)
directors will be eligible to receive all types of awards (except for incentive stock options) under the Omnibus Incentive Plan. The Omnibus Incentive Plan provides that in any given fiscal year, no outside director may be granted any equity awards (including equity awards granted under the Omnibus Incentive Plan) and be provided any other compensation (including without limitation any cash retainers and fees) that in the aggregate exceed $500,000, provided that in the fiscal year of the individual’s initial service as a non-employee
director, such amount is increased to $800,000. For the purposes of this maximum limit provision, value of any equity award will be based on its the grant date fair determined according to GAAP. Any equity awards or other compensation provided to an individual for his or her services as an employee or a consultant (other than an outside director), or before the closing of the merger, will not count toward this limit. This maximum limit provision does not reflect the intended size of any potential grants or a commitment to make grants to the outside directors under the Omnibus Incentive Plan in the future.

Non-Transferability of Awards.
Unless the administrator provides otherwise, the Omnibus Incentive Plan generally will not allow for the transfer of awards other than by will or the laws of descent and distribution, and only the recipient of an award may exercise an award during his or her lifetime. If the administrator makes an award transferable, such award will contain such additional terms and conditions as the administrator deems appropriate.
Dissolution or Liquidation.
If there is a proposed liquidation or dissolution of BlackSky, the administrator will notify participants at such time before the effective date of such event as the administrator determines and all awards, to the extent that they have not been previously exercised, will terminate immediately before the consummation of such event.
Merger or Change in Control.
The 2021 Plan provides that in the event of our merger or change in control, as defined in the Omnibus Incentive Plan, each outstanding award will be treated as the administrator determines, without a participant’s consent. The administrator may provide that awards granted under the Omnibus Incentive Plan will be assumed or substituted by substantially equivalent awards, be terminated immediately before the merger or change in control, become vested and exercisable or payable and be terminated in connection with the merger or change in control, be terminated in exchange for cash, other property or other consideration, or any combination of the above. The administrator is not required to treat all awards, all awards held by a participant, all portions of awards, or all awards of the same type, similarly.
If a successor corporation does not so assume or substitute a substantially equivalent award for any outstanding award (or a portion of such award), then such award (or its applicable portion) will fully vest, all restrictions on such award (or its applicable portion) will lapse, all performance goals or other vesting criteria applicable to such award (or its applicable portion) will be deemed achieved at 100% of target levels and such award (or its applicable portion) will become fully exercisable, if applicable, for a specified period before the transaction, unless specifically provided otherwise under the applicable award agreement or other written agreement with the participant authorized by the administrator. The award (or its applicable portion) will then terminate upon the expiration of the specified period of time. If an option or stock appreciation right is not assumed or substituted, the administrator will notify the participant that such option or stock appreciation right will be exercisable for a period of time determined by the administrator in its sole discretion and the option or stock appreciation right will terminate upon the expiration of such period.
If awards granted to a
non-employee
director while such individual was a
non-employee
director are assumed or substituted for in the merger or change in control and the service of such non-employee
director is terminated (other than upon his or her voluntary resignation that does not include a resignation at the request of the acquirer) on or following the merger or change in control, all such awards will fully vest, all restrictions on such awards will lapse, all performance goals or other vesting criteria applicable to such awards will be deemed achieved at 100% of target levels and such awards will become fully exercisable, if applicable, unless specifically provided otherwise under the applicable award agreement or other written agreement with the non-employee
director authorized by the administrator.
Forfeiture and Clawback.
Awards will be subject to any clawback policy of which we are required to adopt pursuant to the listing standards of any national securities exchange or association on which our securities are listed or as is otherwise required by applicable laws. The administrator also may specify in an award agreement that the participant’s rights, payments and benefits with respect to an award will be subject to reduction, cancellation, forfeiture, recoupment, reimbursement, or reacquisition upon the occurrence of certain specified events. The administrator may require a participant to forfeit or return to BlackSky or reimburse BlackSky for all or a portion of the award and any amounts paid under the award in order to comply with any of our clawback policies as described in the first sentence of this paragraph or with applicable laws.
Amendment or Termination.
The Omnibus Incentive Plan became effective on September 9, 2021 and will continue in effect until terminated by the administrator. However, no incentive stock options may be granted after the
ten-year
anniversary of the adoption of the Omnibus Incentive Plan by the Osprey Board of Directors, and the evergreen feature of the Omnibus Incentive Plan will terminate on the ten-year
anniversary of the adoption of the Omnibus Incentive Plan by the Osprey Board of Directors. In addition, the administrator will have the authority to amend, suspend, or terminate the Omnibus Incentive Plan or any part of the Omnibus Incentive Plan, at any time and for any reason, but such action generally may not materially impair the rights of any participant without his or her written consent.
2021 Employee Stock Purchase Plan
The Osprey Board of Directors adopted, and Osprey’s stockholders approved, our 2021 Employee Stock Purchase Plan (the “ESPP”). The ESPP became effective immediately before the Closing. The ESPP provides eligible employees with an opportunity to purchase shares of our Class A Common Stock through accumulated contributions, which generally will be made through payroll deductions. The ESPP permits the administrator of the ESPP to grant purchase rights that qualify for preferential tax treatment under Section 423 of the Code. In addition, the ESPP authorizes the grant of purchase rights that do not qualify under Code Section 423 pursuant to rules, procedures or sub-plans
adopted by the administrator that are designed to achieve desired tax or other objectives.
Authorized Shares.
Subject to the adjustment provisions contained in the ESPP, the maximum number of shares of our Class A Common Stock reserved for issuance under the ESPP is 3,000,700, plus any annual increase as described in the following sentence. The number of shares of our Class A Common Stock reserved for issuance under the ESPP will be increased on the first day of each fiscal year beginning with our fiscal year 2022 in an amount equal to the least of (a) 4,501,000 shares of our Class A Common Stock, (b) a number of shares of our Class A Common Stock equal to 1% of the outstanding shares of all classes of our common stock on the last day of the immediately preceding fiscal year, or (c) a number of shares of our Class A Common Stock determined by the administrator no later than the last day of the immediately preceding fiscal year. Shares issuable under the ESPP may be authorized, but unissued, or reacquired shares of our Class A Common Stock.
We currently are unable to determine how long this share reserve may last because the number of shares that will be issued in any year or offering period depends on a variety of factors that cannot be predicted with certainty, including, for example, the number of employees who elect to participate in the ESPP, the level of contributions made by participants and the future price of shares of our Class A Common Stock.
The ESPP provides that in the event that any dividend or other distribution (whether in the form of cash, shares, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up,
spin-off,
combination, reclassification, repurchase or exchange of our Class A Common Stock or other of our securities or other change in our corporate structure affecting our Class A Common Stock occurs (other than any ordinary dividends or other ordinary distributions), to prevent diminution or enlargement of the benefits or potential benefits intended to be provided under the ESPP, the administrator will make adjustments to the number and class of shares that may be delivered under the ESPP and/or the purchase price per share and number and class of shares covered by each option granted under the ESPP that has not yet been exercised, and the numerical share limits under the ESPP.
Administration.
Our Board of Directors or a committee appointed by our Board of Directors has authority to administer the ESPP. Unless and until determined otherwise by our Board of Directors, the compensation committee of our Board of Directors will administer the ESPP. The administrator will have full and exclusive discretionary authority to construe, interpret and apply the terms of the ESPP, delegate ministerial duties to any of our employees, designate separate offerings under the ESPP, designate any of our subsidiaries as participating in the ESPP, determine eligibility, adjudicate all disputed claims filed under the ESPP and establish procedures that it deems necessary or advisable for the administration of the ESPP, including, but not limited to, adopting such procedures, sub-plans
and appendices to the enrollment agreement as are necessary or appropriate to permit participation in the ESPP by employees who are
non-U.S.
nationals or employed outside the United States. The

administrator’s findings, decisions and determinations will be final and binding on all participants to the maximum extent permitted by law.
Eligibility.
Generally, any of our employees will be eligible to participate in our ESPP if they are customarily employed by us or any of our participating subsidiaries for at least 20 hours per week and more than five months in any calendar year. The administrator, in its discretion, before an enrollment date for all options granted on such enrollment date in an offering, may determine (for each offering under the 423 Component, as defined below, on a uniform and nondiscriminatory basis or as otherwise permitted by applicable Treasury Regulations) that the definition of eligible employee will or will not include an individual if he or she: (a) has not completed at least two years of service (or a lesser period of time determined by the administrator) since the employee’s last hire date, (b) customarily works not more than 20 hours per week (or a lesser period of time determined by the administrator), (c) customarily works not more than five months per calendar year (or a lesser period of time determined by the administrator), (d) is a highly compensated employee within the meaning of Code Section 414(q) or (e) is a highly compensated employee within the meaning of Code Section 414(q) with compensation above a certain level or who is an officer or subject to disclosure requirements under Section 16(a) of the Exchange Act. In addition, an employee may not be granted an option to purchase stock under our ESPP if the employee (a) immediately after the grant, would own stock and/or hold outstanding options to purchase such stock possessing 5% or more of the total combined voting power or value of all classes of our or our parent or subsidiary’s capital stock; or (b) holds rights to purchase stock under all of our employee stock purchase plans that accrue at a rate that exceeds $25,000 worth of stock for each calendar year during which his or her right to purchase shares is outstanding at any time. As of September 15, 2021, we had approximately 181 employees (including employee directors).
Participants may end their participation at any time during an offering period and will be paid their accrued contributions that have not yet been used to purchase shares of our Class A Common Stock. Participation ends automatically upon termination of employment with us (or our participating subsidiaries).
Offering Periods and Purchase Periods.
The ESPP includes a component, or the “423 Component,” that is intended to qualify as an “employee stock purchase plan” under Code Section 423, and a component that does not comply with Code Section 423, or the
“Non-423
Component.” For purposes of this summary, a reference to the ESPP generally will mean the terms and operations of the 423 Component.
The ESPP provides for offering periods with a duration and start and end dates as determined by the administrator, provided that no offering period will have a duration exceeding 27 months. Unless determined otherwise by the administrator, each offering period will have one purchase period with the same duration as the offering period. The administrator is authorized to change the duration of future offering periods and purchase periods under the ESPP, including the starting and ending dates of offering periods and purchase periods and the number of purchase periods in any offering periods. Unless determined otherwise by the administrator and to the extent an offering period provides for more than one purchase date in such offering period, if the fair market value of a share of our Class A Common Stock on a purchase date is less than the fair market value of a share of our Class A Common Stock on the first trading day of the offering period, participants in that offering period will be withdrawn from that offering period following their purchase of shares on such purchase date and automatically will be enrolled in a new offering period.
Contributions.
The ESPP permits participants to purchase shares of our Class A Common Stock through payroll deductions of up to 15% of their eligible compensation, which includes a participant’s base straight time gross earnings but excludes payments for overtime, shift premium, commissions, incentive compensation, equity compensation, bonuses, and other similar compensation. The administrator may change the compensation eligible for contribution under the ESPP on a uniform and nondiscriminatory basis for future offering periods.
Exercise of Purchase Right.
Amounts deducted and accumulated by a participant under the ESPP are used to purchase shares of our Class A Common Stock at the end of each purchase period. The purchase price of the shares will be 85% of the lower of (a) the fair market value of a share of our Class A Common Stock on the first trading day of the offering period or (b) the fair market value of a share of our Class A Common Stock on the exercise date. A participant will be permitted to purchase a maximum of 1,250 shares during each offering period, provided that the administrator may increase or decrease such maximum number of shares for each purchase period or offering period. Until shares of our Class A Common Stock are issued (as evidenced by the appropriate entry on our books or the books of a duly authorized transfer agent of ours) to a participant, the participant will have only rights of an unsecured creditor with respect to such shares, and no right to vote or receive dividends or any other rights as a stockholder with respect to such shares.
Termination of Participation.
Participation in the ESPP generally will terminate when a participating employee’s employment with us or a participating subsidiary ceases for any reason, the employee withdraws from the ESPP or we terminate or amend the ESPP such that the employee no longer is eligible to participate. An employee may withdraw his or her participation in the ESPP at any time in accordance with procedures, and prior to any applicable deadline, specified by the administrator. Upon withdrawal from the ESPP, generally the employee will receive all amounts credited to his or her account without interest (unless otherwise required under applicable law) and his or her payroll withholdings or contributions under the ESPP will cease.
Non-Transferability.
A participant will not be permitted to transfer the contributions credited to his or her ESPP account or rights granted under the ESPP, other than by will or the laws of descent and distribution.
Dissolution or Liquidation.
In the event of our proposed dissolution or liquidation, any offering period in progress will be shortened by setting a new purchase date and will terminate immediately before the completion of such proposed transaction, unless determined otherwise by the administrator.
Merger or Change in Control.
In the event of a merger or our change in control, as defined in the ESPP, a successor corporation may assume or substitute for each outstanding option. If the successor corporation does not assume or substitute for the options, the offering period then in progress under the ESPP will be shortened, and a new exercise date will be set to occur before the date of the proposed merger or change in control. The administrator will notify each participant that the exercise date has been changed and that the participant’s option will be exercised automatically on the new exercise date unless prior to such date the participant has withdrawn from the offering period.
Amendment; Termination.
The ESPP will continue in effect until 2041, unless the administrator terminates it earlier. The administrator will have the authority to modify, amend, suspend or terminate the ESPP at any time. If the ESPP is terminated, the administrator may elect to terminate all outstanding offering periods either immediately or upon the next exercise date, or may elect to permit offering periods to expire in accordance with their terms. If the offering periods are terminated prior to expiration, all amounts then credited to participants’ accounts that have not been used to purchase shares will be returned to the participants.
BlackSky 2014 Equity Incentive Plan
The BlackSky 2014 Equity Incentive Plan (the “2014 Plan”) was originally adopted by Legacy BlackSky in 2014. The 2014 Plan allowed Legacy BlackSky to provide incentive stock options (within the meaning of Section 422 of the Code), nonstatutory stock options, stock appreciation rights, restricted stock awards and restricted stock units eligible employees and consultants of Legacy BlackSky or any parent or subsidiary of Legacy BlackSky and members of the Legacy BlackSky board of directors. The 2014 Plan was terminated in connection with the closing of the merger and we will not grant any additional awards under the 2014 Plan. However, the 2014 Plan continues to govern the terms and conditions of the outstanding awards previously granted under the BlackSky 2014 Plan.
Plan Administration.
The 2014 Plan is administered by our board of directors or one or more committees appointed by our board of directors. Different committees may administer the 2014 Plan with respect to different service providers. Subject to the provisions of the 2014 Plan, the administrator has the power to administer the 2014 Plan and make all determinations deemed necessary or advisable for administering the 2014 Plan, such as the power to determine the fair market value of our Class A Common Stock; prescribe, amend and rescind rules and regulations relating to the 2014 Plan, including rules and regulations relating to sub-plans
established for the purpose of satisfying applicable foreign laws or for qualifying for favorable tax treatment under applicable foreign laws, construe and interpret the terms of the 2014 Plan and awards granted under it, modify or amend each award, such as the discretionary authority to extend the post-service exercisability period of awards and to extend the maximum term of an option, and allow a participant to defer the receipt of payment of cash or the delivery of shares that would otherwise be due to such participant under an award. The administrator also has the authority to institute an exchange program by which outstanding awards may be surrendered or cancelled in exchange for awards of the same type (which may have a higher or lower exercise price and different terms), awards of a different type and/or cash, by which participants would have the opportunity to transfer outstanding awards to a financial institution or other person or entity selected by the administrator, or by which the exercise price of an outstanding award is increased or reduced. The administrator’s decisions, determinations and interpretations are final and binding on all participants and any other holders of awards to the maximum extent permitted by applicable law.
Stock Options.
Stock options were granted under the 2014 Plan. The per share exercise price of options granted under the 2014 Plan must have been at least equal to the fair market value of a share of Legacy BlackSky’s Class A common stock on the date of grant. The term of each option granted under the 2014 Plan may be no more than 10 years from the date of grant. With respect to any incentive stock option granted to an employee who owned more than 10% of the voting power of all classes of Legacy BlackSky’s (or any of parent’s or subsidiary’s of Legacy BlackSky’s) outstanding stock, the term of the incentive stock option could not exceed five years and the per share exercise price of the incentive stock option must equal at least 110% of the fair market value of a share of Legacy BlackSky’s Class A common stock on the grant date. After a participant’s status as a service provider ends, he or she will be able to exercise the vested portion of his or her option for 6 months after the end of service provider status due to his or her death or disability, 30 days after the end of service provider status for any other reason, or any longer period of time provided in his or her option agreement. The administrator may provide that the provisions regarding the exercisability of an option following the end of a participant’s service with us or any our parents or subsidiaries described in the previous sentence instead will apply following the end of a participant’s service with LeoStella LLC, our affiliate. However, no option may be exercised after the expiration of the term of the option. The administrator also determines the form of consideration for exercising an option.
Restricted Stock.
Awards of restricted stock were granted under the 2014 Plan, including to our named executive officers. Restricted stock awards are awards of shares of our Class A Common Stock that vest in accordance with terms and conditions established by the administrator. The administrator determined the number of shares of restricted stock granted to any employee, director or consultant and, subject to the provisions of the 2014 Plan, determined the terms and conditions of such awards. The administrator was able to impose whatever vesting conditions it determines to be appropriate, but the administrator has the discretion to accelerate the time at which any restrictions will lapse or be removed. Recipients of restricted stock awards generally have voting rights and rights to receive dividends and other distributions with respect to such shares upon grant without regard to vesting, unless the administrator provides otherwise. If any such dividends or distributions are paid in shares, the shares will be subject to the same restrictions on transferability and forfeitability as the shares of restricted stock with respect to which they were paid. Shares of restricted stock that do not vest are subject to our right of repurchase or forfeiture.
Restricted Stock Units.
Restricted stock units have been granted under the 2014 Plan, including to our named executive officers. Restricted stock units are bookkeeping entries representing an amount equal to the fair market value of one share of our Class A Common Stock. Subject to the provisions of the 2014 Plan, the administrator determined the terms and conditions of restricted stock units, including the vesting criteria and the form and timing of payment. The administrator could set vesting criteria based upon the achievement of company-wide, business unit or individual goals (such as continued employment or service), or any other basis determined by the administrator. The administrator has the discretion to provide for earned restricted stock units to be paid in the form of cash, in shares of our Class A Common Stock , or in some combination of cash and such shares. In addition, the administrator, in its sole discretion, may reduce or waive any vesting criteria that must be met to receive a payout.
Non-Transferability
of Awards.
Unless the administrator provides otherwise, the 2014 Plan generally does not allow for the transfer of awards other than by will or the laws of descent and distribution, and only the recipient of an award may exercise an award during his or her lifetime. If the administrator makes an award transferable, such award will contain such additional terms and conditions as the administrator deems appropriate, subject to the limitations of the 2014 Plan.
Certain Adjustments.
If any dividend or other distribution (whether in cash, shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up,
spin-off,
combination, repurchase, or exchange of our Class A Common Stock or other securities, or other change in our corporate structure affecting the shares of our Class A Common Stock occurs, then to prevent diminution or enlargement of the benefits or potential benefits available under the 2014 Plan, the administrator will adjust the number and class of shares that may be delivered under the 2014 Plan and/or the number, class and price of shares covered by each outstanding award set forth in the 2014 Plan.
Dissolution or Liquidation.
In the event of our proposed liquidation or dissolution, the administrator will notify participants before the effective date of such transaction, and to the extent not exercised, all awards will terminate immediately before the consummation of such transaction.
Merger or Change in Control.
The 2014 Plan provides that in the event of our merger or change in control, as defined under the 2014 Plan, each outstanding award will be treated as the administrator determines, without a participant’s consent. Such treatment may include without limitation that awards granted under the BlackSky 2014 Plan be assumed or substituted by substantially equivalent awards; be terminated upon or immediately prior to the merger or change in control; become vested (and exercisable, as applicable) prior to the consummation of the merger or change in control, and be terminated upon or immediately prior to the merger or change in control; be terminated in exchange for cash and/or other rights or property; or any combination of the above. The administrator is not required to treat all awards, all awards held by a participant, or all awards of the same type, similarly. If a successor corporation does not assume or substitute for the award, the participant will fully vest in and have the right to exercise all of his or her outstanding options and stock appreciation rights, all restrictions on restricted stock and restricted stock units will lapse, and, for awards with performance-based vesting, all performance goals or other vesting criteria will be deemed achieved at 100% of target levels and all other terms and conditions met. If an option or stock appreciation right is not assumed or substituted in the event of a change in control, the administrator will notify the participant in writing or electronically that such option or stock appreciation right will be exercisable for a period of time determined by the administrator in its sole discretion and the option or stock appreciation right will terminate upon the expiration of such period.
Clawback.
The administrator may specify in an award agreement that the participant’s rights, payments and benefits with respect to an award will be subject to reduction, cancellation, forfeiture, or recoupment upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of an award. Awards will be subject to any of our clawback policies, as may be established and/or amended from time to time to comply with applicable laws. The administrator may require a participant to forfeit or return to us, or reimburse us for, all or a portion of the award and any amounts paid under the award, according to such clawback policy or in order to comply with applicable laws.
Amendment; Termination.
Our board of directors may, at any time, amend or alter the 2014 Plan. To the extent necessary and desirable to comply with applicable laws, we will obtain stockholder approval of any amendment to the 2014 Plan. No amendment or alteration of the 2014 Plan will impair the rights of a participant, unless mutually agreed otherwise between the participant and the administrator in writing. As noted above, the 2014 Plan has been terminated, but the 2014 Plan will continue to govern the terms and conditions of the outstanding awards assumed by us.
Spaceflight, Inc. Amended and Restated 2011 Equity Incentive Plan
The Spaceflight, Inc. 2011 Amended and Restated 2011 Plan (the “2011 Plan”) was originally adopted by Spaceflight, Inc. (“Spaceflight”) in 2011. The 2011 Plan allowed Spaceflight to provide for the grant of incentive stock options (within the meaning of Section 422 of the Code), nonstatutory stock options, stock appreciation rights, restricted stock awards and restricted stock units (each, an “award” and the recipient of such award, a “participant”) to eligible employees and consultants of Spaceflight and any parent or subsidiary of Spaceflight and members of the Spaceflight board of directors. The 2011 Plan and the outstanding options granted thereunder were assumed by BlackSky in 2015. The 2011 Plan has been terminated, and no new awards will be granted thereunder. However, the 2011 Plan will continue to govern the terms and conditions of the outstanding options previously granted under the 2011 Plan as assumed by us.
Plan Administration.
The 2011 Plan currently is administered by our board of directors or one or more committees appointed by our board of directors. Different committees may administer the 2011 Plan with respect to different service providers. Subject to the provisions of the 2011 Plan, the administrator has the power to administer the 2011 Plan and make all determinations deemed necessary or advisable for administering the 2011 Plan, such as the power to determine the fair market value of our Class A Common Stock, prescribe, amend and rescind rules and regulations relating to the 2011 Plan, including rules and regulations relating to sub-plans
established for the purpose of satisfying applicable foreign laws, construe and interpret the terms of the 2011 Plan and awards granted under it, modify or amend each award, such as the discretionary authority to extend the post-service exercisability period of awards and to extend the maximum term of an option, and allow a participant to defer the receipt of payment of cash or the delivery of shares that would otherwise be due to such participant under an award. The administrator also has the authority to institute an exchange program by which outstanding awards may be surrendered or cancelled in exchange for awards of the same type (which may have a higher or lower exercise price and different terms), awards of a different type and/or cash, by which participants would have the opportunity to transfer outstanding awards to a financial institution or other person or entity selected by the administrator, or by which the exercise price of an outstanding award is reduced or increased. The administrator’s decisions, determinations and interpretations are final and binding on all participants and any other holders of awards to the maximum extent permitted by applicable law.
Stock Options.
Stock options were granted under the 2011 Plan. The per share exercise price of options granted under the 2011 Plan must have been at least equal to the fair market value of a share of Spaceflight’s common stock on the date of grant. The term of each option may be no more than 10 years from the date of grant. With respect to any incentive stock option granted to an employee who owned more than 10% of the voting power of all classes of Spaceflight’s (or any parent or subsidiary of Spaceflight’s) outstanding stock, the term of the incentive stock option could not exceed five years and the per share exercise price of the incentive stock option must have equaled at least 110% of the fair market value of a share of Spaceflight’s common stock on the grant date. After a participant’s status as a service provider ends, he or she will be able to exercise the vested portion of his or her option for 6 months after the end of service provider status due to his or her death or disability, 30 days after the end of service provider status for any other reason, or any longer period of time provided in his or her option agreement. The administrator may provide that the provisions regarding the exercisability of an option following the end of a participant’s service with us or any of our parents or subsidiaries described in the previous sentence instead will apply following the end of a participant’s service with LeoStella LLC, our affiliate. However, no option may be exercised after the expiration of the term of the option. The administrator also determines the form of consideration for exercising an option.
Non-Transferability
of Awards.
Unless the administrator provides otherwise, the 2011 Plan generally does not allow for the transfer of awards other than by will or the laws of descent and distribution, and only the recipient of an award may exercise an award during his or her lifetime. If the administrator makes an award transferable, such award will contain such additional terms and conditions as the administrator deems appropriate, subject to the limitations of the 2011 Plan.
Certain Adjustments.
If any dividend or other distribution (whether in cash, shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up,
spin-off,
combination, repurchase, or exchange of our Class A Common Stock or other securities, or other change in our corporate structure affecting the shares of our Class A Common Stock occurs, then to prevent diminution or enlargement of the benefits or potential benefits available under the 2011 Plan, the administrator will adjust the number and class of shares that may be delivered under the 2011 Plan and/or the number, class and price of shares covered by each outstanding award set forth in the 2011 Plan.
Dissolution or Liquidation.
In the event of our proposed liquidation or dissolution, the administrator will notify participants before the effective date of such transaction, and to the extent not exercised, all awards will terminate immediately before the consummation of such transaction.
Merger or Change in Control.
The 2011 Plan provides that in the event of a merger or change in control, as defined under the 2011 Plan, each outstanding award will be treated as the administrator determines, without a participant’s consent. Such treatment may include without limitation that awards granted under the 2011 Plan be assumed or substituted by substantially equivalent awards; be terminated immediately prior to the merger or change in control; become vested (and exercisable, as applicable) prior to or upon the consummation of the merger or change in control, and be terminated upon or immediately prior to the merger or change in control; be terminated in exchange for cash and/or other rights or property; or any combination of the above. The administrator is not required to treat all awards, all awards held by a participant, or all awards of the same type, similarly.
If a successor corporation does not assume or substitute for any outstanding award, the participant will fully vest in and have the right to exercise all of his or her outstanding options and stock appreciation rights, all restrictions on restricted stock and restricted stock units will lapse, and, for awards with performance-based vesting, all performance goals or other vesting criteria will be deemed achieved at 100% of target levels and all other terms and conditions met. If an option or stock appreciation right is not assumed or substituted in the event of a change in control, the administrator will notify the participant in writing or electronically that such option or stock appreciation right will be exercisable for a period of time determined by the administrator in its sole discretion and the option or stock appreciation right will terminate upon the expiration of such period.
Amendment; Termination.
Our board of directors may, at any time, amend or alter the 2011 Plan. To the extent necessary and desirable to comply with applicable laws, we will obtain stockholder approval of any amendment to the 2011 Plan. No amendment or alteration of the 2011 Plan will impair the rights of a participant, unless mutually agreed otherwise between the participant and the administrator in writing. As noted above, the 2011 Plan has been terminated, but the 2011 Plan will continue to govern the terms and conditions of the outstanding options assumed by us.
401(k) Plan
We maintain a 401(k) retirement savings plan, for the benefit of our employees, including our named executive officers, who satisfy certain eligibility requirements. Our 401(k) plan provides eligible employees with an opportunity to save for retirement on a tax-advantaged basis. Under our 401(k) plan, eligible employees may elect to defer a portion of their compensation, within the limits prescribed by the Code and the applicable limits under the 401(k) plan, on a pre-tax or after-tax (Roth) basis, through contributions to the 401(k) plan. All of a participant’s deferral contributions into the 401(k) plan are 100% vested when contributed. The 401(k) plan permits us to make discretionary nonelective employer contributions and discretionary matching employer contributions. Any nonelective employer contribution allocated to a participant will be scheduled to vest as to

25% of such contribution when the participant completes two years of service and as to 25% of such contribution when the participant completes each additional year of service. Any matching employer contributions are 100% vested when contributed. The 401(k) plan is intended to qualify under Sections 401(a) and 501(a) of the Code. As a tax-qualified retirement plan, pre-tax contributions to the 401(k) plan and earnings on those pre-tax contributions are not taxable to the employees until distributed from the 401(k) plan, and earnings on Roth contributions generally are not taxable when distributed from the 401(k) plan.
Treatment of Legacy BlackSky Equity Awards in the Merger
As of the effective time and by virtue of the merger, each Legacy BlackSky Stock Option that was outstanding and unexercised as of immediately prior to the effective time was converted into an option to acquire a number of shares of Osprey Class A common stock equal to the product of (x) the number of shares of Legacy BlackSky Class A common stock subject to the applicable Legacy BlackSky Stock Option and (y) 0.0912, and was subject to the same terms and conditions as were applicable to such Legacy BlackSky Stock Option (each an “Assumed Osprey Stock Option”). The exercise price per share of each Assumed Osprey Stock Option was equal to the quotient obtained by dividing (x) the exercise price per share applicable to such Legacy BlackSky Stock Option by (y) 0.0912.
As of the effective time and by virtue of the merger, each Legacy BlackSky RSU Award that was outstanding as of immediately prior to the effective time was converted into an award of Osprey restricted stock units covering a number of shares of Osprey Class A common stock equal to the product of (x) the number of shares of Legacy BlackSky common stock subject to the applicable Legacy BlackSky RSU Award and (y) 0.0912, and was subject to the same terms and conditions as were applicable to such Legacy BlackSky RSU Award.
Each Legacy BlackSky Warrant that was outstanding and unexercised as of immediately prior to the effective time was (i) automatically exercised in accordance with its terms immediately prior to the effective time if such Legacy BlackSky Warrant provided that it would be automatically exercised in connection with the merger (an “Exercising Legacy BlackSky Warrant”), (ii) automatically terminated in accordance with its terms immediately prior to the effective time if such Legacy BlackSky Warrant provided that it would be automatically terminated if not exercised prior to the effective time (a “Terminating Legacy BlackSky Warrant”) or (iii) assumed by Osprey and converted into a warrant to acquire Company Class A Common Stock if the Legacy BlackSky Warrant was not a Terminating Legacy BlackSky Warrant or Exercising Legacy BlackSky Warrant.
Outstanding Equity Awards at 2020 Fiscal
Year-End
The following table sets forth information regarding outstanding equity awards held by our named executive officers for the fiscal year ended December 31, 2020.

	Stock Awards (1)
	Grant Date	Number of shares or units of stock that have not vested (#)		Market value of shares of units or stock that have not vested (5) ($)
Brian O’Toole	5/19/2020	892,039	(2)	981.24
Brian Daum	5/13/2020	1,820,567	(3)	2,002.62
	5/19/2020	669,029	(4)	735.93

(1)
Does not include the 27,000,000 and 9,850,000 restricted stock units granted to Mr. O’Toole and Mr. Daum, respectively, pursuant to grants approved by our board of directors on February 17, 2021. These RSUs will vest (x) 50% upon the earliest of (A) the date that is 180 days following the Closing Date, (B) the date on which, after the Closing Date, we complete a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of our stockholders having the right to exchange their shares of our Class A Common Stock for cash, securities or other property, or (C) if the last sale price of our Class A Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any
30-trading
day period commencing upon the date that is 180 days after the Closing Date (the “Performance Achievement”) and the Performance Achievement occurs before the 150th day following such date, then the later of the date 150 days following such date or the date that our board of directors (or its duly authorized committee, as applicable) certifies the Performance Achievement, and (y) the remaining 50% in quarterly installments over the following period of approximately two years. The RSUs will be forfeited if the participant ceases to be a service provider for any reason other than in connection with certain corporate transactions as described in the following sentence. If Mr. O’Toole’s or Mr. Daum’s continuous status as a service provider to BlackSky is terminated by BlackSky (or its successor) without cause (other than due to death or disability) or by Mr. O’Toole or Mr. Daum for good reason, in each case in connection with or within twelve (12) months after a change in control or any merger or other material corporate transaction in connection with which the Company acquires, is acquired by or otherwise combines or consolidates with a special purpose acquisition company, whether or not such transaction constitutes a change in control (and which will include the merger), then 100% of the then-unvested total number of restricted stock units covered by the RSU will vest.

(2)
Represents unvested shares of restricted stock granted pursuant to a restricted stock grant agreement between Mr. O’Toole and Spaceflight Industries, Inc. on May 19, 2020, as amended by the amended and restated restricted stock grant agreement dated as of June 9, 2021. These shares will fully vest as of October 31, 2022, subject to Mr. O’Toole’s continued service through the final vesting date. Upon certain qualifying terminations of Mr. O’Toole’s employment in connection with or within 12 months following certain corporate transactions, the shares will fully vest, as described further in “—
Potential Payments Upon Termination or
Change of Control
”, below.

(3)
Represents unvested shares of restricted stock granted pursuant to an option exchange agreement and restricted stock grant agreement between Mr. Daum and Spaceflight Industries, Inc. on May 13, 2020, as amended by the amended and restated restricted stock grant agreement dated as of May 24, 2021. These shares will fully vest as of February 18, 2023, subject to Mr. Daum’s continued service through the final vesting date. Upon certain qualifying terminations of Mr. Daum’s employment in connection with or within 12 months following certain corporate transactions, the shares will fully vest, as described further in “
—Potential Payments Upon
Termination or Change of Control
”, below.

(4)
Represents unvested shares of restricted stock granted pursuant to a restricted stock grant agreement between Mr. Daum and Spaceflight Industries, Inc. on May 19, 2020, as amended by the amended and restated restricted stock grant agreement dated as of May 24, 2021. These shares will fully vest as of October 31, 2022, subject to Mr. Daum’s continued service through the final vesting date. Upon certain qualifying terminations of Mr. Daum’s employment in connection with or within 12 months following certain corporate transactions, the shares will fully vest, as described further in “
—Potential Payments Upon Termination or Change of Control
”, below.

(5)
Reflects the fair market value of our common stock of $0.0011 as of December 31, 2020 (based on the determination of fair market value by our board of directors as of the most proximate date) multiplied by the amount shown in the column for the number of shares that have not vested.

CERTAIN RELATIONSHIPS, RELATED PARTY AND OTHER TRANSACTIONS
Certain Relationships and Related Person Transactions
Registration Rights Agreement
Under the Amended and Restated Registration Rights Agreement, the holders of Registrable Securities (as defined in the Amended and Restated Registration Rights Agreement) or their permitted transferees will have customary demand and piggyback registration rights, subject to cut-back
provisions. The Company will bear the expenses incurred in connection with the filing of any such registration rights. For a complete description of registration rights, you should refer to the Amended and Restated Registration Rights Agreement.
Subscription Agreements
In connection with the execution of the Merger Agreement, Osprey and the PIPE Investors entered into the Subscription Agreements, pursuant to which the PIPE Investors subscribed for, collectively, 18,000,000 newly-issued shares of Company Class A Common Stock, which was issued on the Closing Date.
Mithril II LP (of which Ajay Royan, a member of Legacy BlackSky’s board of directors, is Managing Director) was one of the PIPE Investors and purchased 500,000 shares of Company Class A Common Stock in the PIPE Investment for a total purchase price of $5,000,000.
Procedures with Respect to Review and Approval of Related Person Transactions
Our board of directors adopted a formal written policy for the review and approval of transactions with related persons. Such policy requires, among other things, that:

•
any related person transaction, and any material amendment or modification to a related person transaction, must be reviewed and approved or ratified by an approving body comprised of the disinterested and independent members of our board of directors or any committee of our board of directors, provided that a majority of the members of the board of directors or such committee, respectively, are disinterested; and

•
any employment relationship or transaction involving an executive officer and any related compensation must be approved by the compensation committee of our board of directors or recommended by the compensation committee to our board of directors for its approval.

In connection with the review and approval or ratification of a related person transaction:

•
management must disclose to the approving body the name of the related person and the basis on which the person is a related person, the related person’s interest in the transaction, the material terms of the related person transaction, including the business purpose of the transaction, the approximate dollar value of the amount involved in the transaction, the approximate dollar value of the amount of the related person’s interest in the transaction and all the material facts as to the related person’s direct or indirect interest in, or relationship to, the related person transaction;

•
management must advise the approving body as to whether the related person transaction complies with the terms of our agreements, including the agreements governing our material outstanding indebtedness, that limit or restrict our ability to enter into a related person transaction;

•
management must advise the approving body as to whether the related person transaction will be required to be disclosed in applicable filings under the Securities Act or the Exchange Act, and related rules, and, to the extent required to be disclosed, management must ensure that the related person transaction is disclosed in accordance with such statutes and related rules; and

•	management must advise the approving body as to whether the related person transaction may constitute a “personal loan” for purposes of Section 402 of the Sarbanes-Oxley Act.

In addition, the related person transaction policy provides that the approving body, in connection with any approval of a related person transaction involving a non-employee
director or director nominee, should consider whether such transaction would compromise the director or director nominee’s status as an “independent” or
“non-employee”
director, as applicable, under the rules and regulations of the SEC and any exchange on which our securities are listed.
Pre-Business
Combination Related Party Transactions of Legacy BlackSky
LeoStella Joint Venture
In March 2018, Legacy BlackSky formed a
50-50
joint venture, LeoStella LLC (“LeoStella”), with Thales Alenia Space US Investment LLC (“Thales”), the parent company of Seahawk SPV Investment LLC (“Seahawk”), then a principal stockholder of Legacy BlackSky, pursuant to an amended and restated limited liability company agreement dated March 12, 2018, as amended on October 30, 2018 (the “LeoStella LLC Agreement”). In connection with the formation of LeoStella, Legacy BlackSky entered into a contribution agreement, dated March 12, 2018, with LeoStella, pursuant to which Legacy BlackSky contributed certain satellite-related intellectual property licenses as identified in the technology license agreement executed contemporaneously therewith, a contract needed to effectuate the SPC (defined below), manufacturing equipment, related books and records, and cash. The value of Legacy BlackSky’s contribution to LeoStella totaled approximately $7.0 million. Legacy BlackSky also transferred the employment of certain employees to LeoStella and, pursuant to a reciprocal secondment agreement, agreed to assume and pay all liabilities relating to such transferred employees subject to a later right of reimbursement by LeoStella. Thales also contributed cash to LeoStella as part of its contribution consideration. In addition, Legacy BlackSky, Thales Alenia Space France, and LeoStella entered into a technology license agreement whereby Legacy BlackSky licensed to LeoStella certain satellite technology solely for LeoStella to conduct its business, including licensed technology to produce and sell
Gen-2
satellites.
The LeoStella LLC Agreement grants LeoStella certain exclusivity and/or right of first refusal and right of last offer rights with respect to the supply of BlackSky’s satellites and certain related services to us, subject to certain exceptions.
Concurrently with the formation of LeoStella, BlackSky’s subsidiary, BlackSky Global LLC (“BlackSky Global”), entered into a satellite program contract, dated March 7, 2018, as amended on February 20, 2019 and May 27, 2020, with LeoStella (the “SPC”), pursuant to which Legacy BlackSky agreed to procure the design, development, manufacture, testing and assembly of at least 20
Gen-2
satellites from LeoStella for a total purchase price of $79.0 million, with an option to purchase up to 40 additional
Gen-2
satellites and an option to procure additional support services, ground station support equipment, and/or procurement items as and when needed. The SPC requires significant upfront payments in advance of satellite delivery to provide for LeoStella’s procurement of long-lead parts as well as milestone payments related to the delivery of each satellite. Since its formation, as of September 30, 2021, BlackSky Global has paid LeoStella approximately $72.3 million under the SPC, inclusive of exercised options for additional support services and procurement.
In conjunction with the Intelsat Facility (as defined below), Legacy BlackSky entered into a side letter agreement with LeoStella and Seahawk, dated October 31, 2019, pursuant to which (a) Legacy BlackSky and BlackSky Global agreed to remit at least $2.0 million a month to LeoStella for the payment of amounts due under the SPC, subject to certain acceleration payments and (b) the parties agreed to reduce BlackSky Global’s commitment to purchase 20
Gen-2
satellites under the SPC, provided that specified third parties agree to purchase the number of satellites from LeoStella that BlackSky would elect not to purchase. The parties subsequently amended the side letter agreement to modify the payment schedule on July 1, 2020 and February 2, 2021. For the years ended December 31, 2020, 2019, and 2018, Legacy BlackSky remitted approximately $8.2 million, $23.3 million, and $26.2 million, respectively, to LeoStella. As of September 30, 2021, BlackSky
Global’s remaining obligation pursuant to the SPC, exclusive of options for support services and procurement which vary from request to request, was approximately $3.8 million assuming that Legacy BlackSky’s
Gen-2
satellite purchase commitment is not further reduced.

In February 2021, BlackSky Global entered into a vendor services agreement (“VSA”) with LeoStella pursuant to which LeoStella will, among other services, manufacture and supply
Gen-3
satellites for BlackSky Global. The number of
Gen-3
satellites that BlackSky Global is committed to order under the VSA is contingent upon the amount raised in financing, and BlackSky has entered into a binding commitment to enter into further work orders, the terms of which have not been finalized, with LeoStella to order such satellites. As of September 30, 2021, BlackSky has executed: (a) Work Order 1 under the VSA, which provides for design review services in an amount not to exceed $8.3 million and includes certain design work performed by LeoStella in 2020, (b) Work Order 2 under the VSA, which provides for the time and materials necessary to construct Gen-3 satellites for BlackSky Global’s third-party customers in an amount not to exceed $29.2 million, and (c) an authorization to proceed to order certain long-lead parts in an amount not to exceed $8.7 million. Finally, in connection with the execution of the VSA, BlackSky Global and LeoStella entered into a technology license agreement pursuant to which BlackSky Global granted LeoStella additional rights to certain aspects of its
Gen-3
satellite technology.
Thales Related Operational Agreements
As part of Seahawk’s investment in Legacy BlackSky, on March 7, 2018, Legacy BlackSky, BlackSky Global, and Telespazio, S.p.A. (“Telespazio”) entered into a joint cooperation and marketing agreement and BlackSky Global and Telespazio entered into a reseller agreement. Telespazio is a joint venture between Leonardo S.p.a., an Italian publicly traded company, and Thales S.A., a French publicly traded company. Pursuant to the reseller agreement, Telespazio was appointed as BlackSky Global’s reseller for specified customers in the European Union for a guaranteed term, which term is automatically extended if Telespazio meets certain sales thresholds, and as a reseller of BlackSky Global products and services worldwide (excluding the People’s Republic of China). To date, we have not generated any revenues in connection with the Telespazio reseller agreement.
In April 2019, Legacy BlackSky and its affiliates transferred their then existing intellectual property to a newly formed, wholly owned BlackSky subsidiary—SFI IP Holdco (“IP Holdco”). Contemporaneously therewith, IP Holdco entered into a license agreement with Seahawk granting Seahawk a license to utilize IP Holdco’s intellectual property (the “IP Holdco License”); provided, however, that Seahawk may not exercise its rights under the IP Holdco License unless and until the intellectual property included therein is released from escrow upon the occurrence of a bankruptcy event of IP Holdco or any of its affiliates. In accordance with the IP Holdco License, IP Holdco deposited the required intellectual property under a three-party escrow service agreement with Iron Mountain Intellectual Property Management, Inc. and Seahawk. The IP Holdco License automatically terminates when BlackSky issues and sells shares of its stock in a capital raise grossing proceeds of at least $30 million.
BlackSky Holdings Inc. is the sole member of IP Holdco. The board of directors of IP Holdco include a director designated by Seahawk, a director designated by BlackSky and an independent director.
In connection with the execution of the VSA, BlackSky Global also entered into a technology license agreement with Seahawk pursuant to which BlackSky Global granted Seahawk additional rights to certain aspects of its
Gen-3
satellite technology (“Seahawk
Gen-3
License”); provided, however, that, like the IP Holdco License, Seahawk may not exercise its rights under the Seahawk
Gen-3
License unless and until the intellectual property included therein is released from escrow upon the occurrence of a bankruptcy event of BlackSky Global and LeoStella. In accordance with the Seahawk
Gen-3
License, BlackSky is in the process of depositing the required intellectual property under a to be executed three-party escrow service agreement with Iron Mountain Intellectual Property Management, Inc. and Seahawk. The Seahawk
Gen-3
License automatically terminates upon the achievement of certain financing milestones.

Finally, on May 10, 2021, BlackSky Global and Thales Alenia Space France entered into an agreement under which BlackSky Global agreed to purchase telescopes for certain of its
Gen-3
satellites for a total purchase price of $11.0 million, subject to customary commercial purchase conditions.
Series C Preferred Stock Financing
On March 12, 2018, in connection with the second closing of Legacy BlackSky’s Series C preferred stock financing, Legacy BlackSky issued and sold an aggregate of 11,252,179 shares of Legacy BlackSky Series C preferred stock at $5.3323 per share for an aggregate purchase price of approximately $60.0 million. The table below sets forth the number of shares of Legacy BlackSky Series C preferred stock sold to Legacy BlackSky’s directors, executive officers and holders of more than 5% of any class of Legacy BlackSky’s voting securities in the second closing of its Series C preferred stock financing (before giving effect to the exchange upon consummation of the merger):

Investor	Affiliated Director(s) or Officer(s)	Shares of Legacy BlackSky Series C Preferred Stock	Total Purchase Price
Seahawk SPV Investment LLC	Alan Kessler	9,376,816	$49,999,995.96
Seahawk’s total investment in the Legacy BlackSky Series C preferred stock financing, including in connection with the first closing dated October 19, 2017, at a $6.2516 per share purchase price, and adjusted pursuant to the March 9, 2018 forward stock split on a 1:1.172402153 per share basis, was 14,065,224 shares of Legacy BlackSky Series C preferred stock for an aggregate purchase price of approximately $75.0 million. On June 25, 2018, Legacy BlackSky effectuated another forward stock split of the Legacy BlackSky Series C preferred stock on a 1:1.1115 per share basis, which lowered the price of the Legacy BlackSky Series C preferred stock to $4.7974 per share. As of the Closing Date, all Legacy BlackSky Series C preferred stock shares held by Seahawk converted into 10,325,836 shares of our Class A Common Stock at an exchange ratio of 0.4797 based on the terms of the Merger Agreement.
SVB Loan and Security Agreement and Omnibus Guaranty Agreement
On June 27, 2018, Legacy BlackSky entered into an Amended and Restated Loan and Security Agreement, as amended by a First Amendment, dated August 10, 2018, a Consent and Second Amendment, dated October 30, 2018, a Third Amendment, dated April 5, 2019, a Forbearance Fourth Amendment, dated September 18, 2019, a Fifth Amendment, dated October 30, 2019, a Sixth Amendment, dated March 30, 2020, a Seventh Amendment, dated June 12, 2020, an Eighth Amendment, dated December 24, 2020 and a Ninth Amendment, dated February 1, 2021 (the “SVB Term Loan Agreement”), with Silicon Valley Bank, which provided for a secured revolving loan in an aggregate principal amount of up to $17.0 million and a secured term loan in an aggregate principal amount of up to $17.5 million. The SVB loan facility accrued interest at a floating rate per annum of 2% above the prime rate and was secured by certain pledged accounts of Legacy BlackSky and its subsidiaries and certain of Legacy BlackSky’s investors and is further guaranteed by the same investors. In connection with the SVB Term Loan Agreement, Legacy BlackSky entered into an Omnibus Guaranty Agreement, dated June 27, 2018 (the “Omnibus Guaranty Agreement”), pursuant to which certain existing investors were issued (1) warrants for Legacy BlackSky Class A common stock in exchange for the investors’ guarantees of up to $17.0 million of the SVB secured revolving loan; and (2) shares of Legacy BlackSky Class B common stock issued to each investor pro rata according to the value of guarantee.
The table below sets forth (i) the number of shares of Legacy BlackSky Class A common stock that warrants were exercisable for and (ii) shares of Legacy BlackSky Class B common stock received by Legacy

BlackSky directors, executive officers and holders of more than 5% of any class of Legacy BlackSky’s voting securities in connection with the guarantees:

Investor	Affiliated Director(s) or Officer(s)	Warrants to purchase shares of Legacy BlackSky Class A Common Stock	Shares of Legacy BlackSky Class B Common Stock	Guaranty Amount
Mithril LP	Ajay Royan	20,599,329	27,877,468	$5,028,345.00
Seahawk SPV Investment LLC	Alan Kessler	11,495,939	12,095,939	$2,806,186.00
RRE Ventures VI, LP	Will Porteous	9,554,630	12,010,416	$2,332,308.00
VCVC IV LLC	n/a	9,245,846	13,302,355	$2,256,933.00
Apogee LLC	Shawn Dougherty	4,694,620	6,174,098	$1,180,968.00
Yodabyte Investments, LLC	Mark Spoto	7,794,103	9,918,181	$1,902,559.00
The Seahawk guaranteed amount was held in a Legacy BlackSky bank account that was pledged to SVB.
Further, in connection with the SVB Term Loan Agreement, Legacy BlackSky issued to Seahawk warrants exercisable for an aggregate of 700,000 shares of Legacy BlackSky Class A common stock.
The aggregate principal balance of the SVB term loan of $17.0 million was repaid in full as of October 31, 2019. On August 31, 2021, Legacy BlackSky executed a payoff letter to repay in full all amounts due and owing, and terminate all commitments and obligations pursuant to the SVB Term Loan Agreement and all related loan documents with SVB. Pursuant to the payoff letter, Legacy BlackSky agreed to pay SVB approximately $16 million, which included pay-off amounts
for the principal, interest, fees, reimbursement of expenses and other items, and confirmed upon payment in full, the release of all guaranties, liens and other security over the properties and assets of Legacy BlackSky and its subsidiaries securing any obligations under the SVB Term Loan Agreement, other than cash collateral securing specified bank services. On September 9, the SVB term loan was repaid in full and all associated guaranties, liens and other security interest under the SVB Term Loan Agreement were released. Cash collateral securing bank services with SVB continues to be subject to pledges in favor of SVB. Additionally, in connection with the payoff of the SVB Loan Agreement, approximately $2.8 million funds used to cash collateralize the loans under the SVB Term Loan Agreement was transferred to Legacy BlackSky’s main operating account with SVB.
Series C Omnibus Agreement
On October 30, 2018, Legacy BlackSky entered into a Series C Omnibus Agreement with Seahawk and the other parties named therein (the “Series C Omnibus Agreement”) pursuant to which Legacy BlackSky redeemed from Seahawk 3,126,694 shares of Legacy BlackSky Series C preferred stock in exchange for a convertible promissory note with an initial principal amount of $15.0 million due October 29, 2022 (the “TAS Note”). In addition, pursuant to the Series C Omnibus Agreement, Legacy BlackSky issued additional convertible promissory notes with an aggregate initial principal amount of approximately $7.8 million to the other parties named therein (the “Omnibus Notes”, and together with the TAS Note, the “Legacy BlackSky Series C Convertible Promissory Notes”). The Legacy BlackSky Series C Convertible Promissory Notes accrue payment in kind interest at a rate of 10% per annum. In connection with Legacy BlackSky entering into the Intelsat Facility in October 2019, as described below, the Legacy BlackSky Series C Convertible Promissory Notes were converted initially into a number of shares of Legacy BlackSky Series C preferred stock equal in value to the lower of 36% of the lowest cash price per share paid for the Legacy BlackSky Series C preferred stock or 36% of the then-current per share conversion price of the Legacy BlackSky Series C preferred stock in effect at the time of such conversion, and the balance was converted into Legacy BlackSky Class A common stock at a discount rate of 92.9337%. For each of the years ended December 31, 2019 and 2018, Legacy BlackSky paid $0 in principal and $0 in interest on the TAS Note.
Andrews Notes
On November 13, 2018, Legacy BlackSky entered into subordinated promissory notes with each of Jason Andrews and Marian Joh, the founders of BlackSky, for an aggregate amount of $12.5 million, in connection with their separation from Legacy BlackSky (the “Andrews Notes”). The Andrews Notes accrue interest at 6% per annum, are non-convertible
and mature upon a change of control or event of default. In addition, the promissory notes are subject to partial prepayment of $1.25 million upon a qualified financing of $42.5 million (exclusive of amounts raised due to conversion of securities issued in connection with the Legacy BlackSky Series C preferred stock financing or under the Omnibus Guaranty Agreement), $21.25 million of which must be invested by new money investors. Legacy BlackSky paid $25,000 in interest and $0 in principal for each of the years ended December 31, 2020, 2019, and 2018. As of September 30, 2021, the outstanding principal balance of the Andrews Notes was $10.0 million and accrued interest payable was $2,061,165. On April 27, 2021, with the consent of our senior lenders, Legacy BlackSky entered into an agreement with the Founders under which Legacy BlackSky paid the Founders $750,000 towards the principal of the Founders Notes on April 28, 2021 in addition to a payment of $1.75 million towards the principal of the Andrews Notes on the Closing Date.
Convertible Loan and Security Agreement
On October 19, 2017, Legacy BlackSky entered into a Loan and Security Agreement, as amended by a First Amendment, dated March 12, 2018, a Second Amendment, dated April 15, 2019, a Third Amendment, dated July 10, 2019, and as further amended in October 30, 2019 (the “TAS CLA”) with Seahawk, for a term loan of up to $50.0 million, maturing October 19, 2021. The term loan accrues interest at a rate equal to
6-month
LIBOR plus 7% on a cash basis and
6-month
LIBOR plus 8% on a payment in kind basis (mandatory in lieu of cash through January 1, 2020). The term loan is prepayable upon 15 business days’ notice and convertible at the option of Seahawk upon the earlier of a qualified financing, March 31, 2020, or any optional prepayment. In connection with the Third Amendment, additional investors joined the TAS CLA for an additional $14.0 million. In connection with Legacy BlackSky entering into the Intelsat Facility in October 2019, the outstanding TAS CLA and accrued interest was converted into Legacy BlackSky Series C preferred stock as described below. For each of the years ended December 31, 2019 and 2018, Legacy BlackSky paid $0 in principal and $0 in interest on the TAS CLA.
Intelsat Facility
On October 31, 2019, Legacy BlackSky and its Subsidiaries entered into a secured loan facility (the “Intelsat Facility”) with Seahawk and Intelsat Jackson Holdings S.A. (“Intelsat”), as lenders, and Intelsat, as agent for the lenders. The Intelsat Facility provides for a secured term loan of up to approximately $68.5 million (including approximately $18.5 million of existing principal and accrued interest owed to Seahawk under the TAS CLA which was amended and rolled into the Intelsat Facility) and an uncommitted incremental secured term loan facility of up to approximately $41.6 million. The allowance for a $25.0 million commercial credit facility with a commercial lender is counted against such incremental capacity. The Intelsat Facility is secured by substantially all of our assets and subsidiaries. The Intelsat Facility accrues interest at 4% per annum until October 31, 2022 (which interest is paid in kind), 9% per annum from November 1, 2022 to October 31, 2023, and 10% per annum from November 1, 2023 to the maturity date of October 31, 2024. In connection with entering into the Intelsat Facility, Legacy BlackSky amended and restated the Series C Omnibus Agreement, as further described below. In addition, warrants to purchase 20,251,504 shares of Legacy BlackSky Class A common stock and 18,709,116 shares of Legacy BlackSky Class A common stock were issued to Intelsat and Seahawk, respectively. On the Closing Date, the warrants converted into warrants (i) to purchase shares of our
Class A Common Stock, in each case in an amount equal to the product of the number of shares of Legacy BlackSky Class A common stock into which each such warrant is exercisable as of immediately prior to the effective time multiplied by the applicable exchange ratio and (ii) with an exercise price per share of our Class A Common Stock equal to the quotient of the exercise price of such warrant divided by the applicable exchange ratio.
As of September 30, 2021, the outstanding principal balance of the Intelsat Facility was $71.2 million and accrued interest was $2,643,677 million. For the years ended December 31, 2020 and 2019, Legacy BlackSky paid $0 in principal, and $0 in interest.
In connection with entering into the Intelsat Facility, Legacy BlackSky entered into a Right of First Offer Agreement with Intelsat (the “Right of First Offer Agreement”). Pursuant to the terms of the Right of First Offer Agreement, prior to commencing or engaging in a sale of Legacy BlackSky, Legacy BlackSky is obligated to provide written notice of any such proposed sale to Intelsat and Intelsat will have the opportunity to provide Legacy BlackSky with an offer to purchase Legacy BlackSky (an “Intelsat Offer”). Pursuant to the terms of the Right of First Offer Agreement, if Legacy BlackSky does not accept an acquisition offer made by Intelsat, Legacy BlackSky would be permitted to negotiate and enter into an alternative sale transaction, so long as the total enterprise value for Legacy BlackSky and its subsidiaries is greater than 110% of the value implied by any Intelsat Offer. The Right of First Offer Agreement is scheduled to expire on October 31, 2026. This description of the Right of First Offer Agreement is only a summary. On September 9, 2021, Legacy BlackSky and its subsidiaries entered into a First Amendment, Consent and Joinder to Amended and Restated Loan and Security Agreement (“Intelsat Amendment”) with Intelsat and Seahawk to amend the Intelsat Facility. The Intelsat Amendment (i) makes certain conforming changes to account for Legacy BlackSky and its subsidiaries becoming subsidiaries of the Company, including adjusting the change of control definition, (ii) contains a consent to the extension of the timeline for the joinder of BlackSky Europe Limited, a company organized under the laws of England and Wales and (iii) adds the Company and BlackSky International LLC, a Delaware limited liability company and subsidiary of the Company, as
Co-Borrowers
under the Intelsat Facility
Conversion of Legacy BlackSky Series C Convertible Promissory Notes
In connection with the signing of the Intelsat Facility in October 2019, and pursuant to the amended and restated Series C Omnibus Agreement, the Legacy BlackSky Series C Convertible Promissory Notes were converted initially into a number of shares of Legacy BlackSky Series C preferred stock equal in value to the lower of 36% of the lowest cash price per share paid for the Legacy BlackSky Series C preferred stock or 36% of the then-current per share conversion price of the Legacy BlackSky Series C preferred stock in effect at the time of such conversion, with the balance to be converted into shares of Legacy BlackSky Class A common stock at a discount rate of 92.9337%. In addition, approximately $2.4 million of accrued and unpaid interest converted into shares of Legacy BlackSky Series C preferred stock at the then-current per share original issue price of Legacy BlackSky Series C preferred stock. The table below sets forth the outstanding Legacy BlackSky Series C Convertible Promissory Notes converted for shares of Legacy BlackSky Series C preferred stock and Legacy BlackSky Class A common stock received by Legacy BlackSky’s directors, executive officers and holders of more than 5% of any class of Legacy BlackSky’s voting securities in connection with the conversion of the Legacy BlackSky Series C Convertible Promissory Notes:

Investor	Affiliated Director(s) or Officer(s)	Outstanding BlackSky Series C Convertible Promissory Notes (inclusive of accrued and unpaid interest)	BlackSky Class A Common Stock	BlackSky Series C Preferred Stock
Seahawk SPV Investment LLC	Alan Kessler	$16,584,000	35,509,347	9,017,018
Mithril LP	Ajay Royan	$2,764,000	5,918,224	1,502,836
VCVC IV LLC	n/a	$2,764,000	5,918,224	1,502,836
RRE Ventures VI, LP	Will Porteous	$1,106,000	2,367,290	601,135
Apogee LLC	Shawn Dougherty	$674,000	1,444,046	366,692
Razor’s Edge affiliated entities	Mark Spoto	$1,105,000	2,367,290	601,135
On the Closing Date, the 13,591,652 shares of Legacy BlackSky Series C preferred stock owned by the above-named parties converted into 6,520,459 shares of our Class A Common Stock at an exchange ratio of 0.4797 shares of Legacy BlackSky Series C preferred stock for each share of our Class A Common Stock, and the 53,524,421 shares of Legacy BlackSky Class A common stock owned by the above named parties converted into 4,770,140 shares of our Class A Common Stock at an exchange ratio of 0.4797 based on the terms of the Merger Agreement.
Conversion of TAS CLA
In connection with the signing of the Intelsat Facility in October 2019, and pursuant to the amended and restated TAS CLA, the TAS CLA was converted into Legacy BlackSky Series C preferred stock at a 64% discount to the lower of (a) the lowest cash price per share paid for the Legacy BlackSky Series C preferred stock or (b) the then-current per share conversion price of the Legacy BlackSky Series C preferred stock in effect at the time of such conversion. The table below sets forth the outstanding shares of Legacy BlackSky Series C preferred stock received upon conversion of the TAS CLA by Legacy BlackSky’s directors, executive officers and holders of more than 5% of any class of Legacy BlackSky’s voting securities:

Investor	Affiliated Director(s) or Officer(s)	Outstanding TAS CLA (inclusive of accrued and unpaid interest)	BlackSky Series C preferred stock
Seahawk SPV Investment LLC	Alan Kessler	$18,450,831	—
VCVC IV LLC	n/a	$1,798,544	1,041,388
RRE Ventures VI, LP	Will Porteous	$1,680,746	973,181
Apogee LLC	Shawn Dougherty	$461,738	267,354
On the Closing Date, the 2,281,923 shares of Legacy BlackSky Series C preferred stock owned by the above-named parties converted into 1,094,729 shares of our Class A Common Stock at an exchange ratio of 0.4797 based on the terms of the Merger Agreement.
Mithril Series C Warrant Conversion
On June 27, 2020, Mithril LP elected to convert a warrant to purchase 8,337,862 shares of Legacy BlackSky Series C preferred stock into a warrant to purchase a commensurate amount of Legacy BlackSky Class A common stock. The election was made in accordance with the Series C Omnibus Agreement.

2021 Bridge Notes
On February 2, 2021, Legacy BlackSky amended the Omnibus Guaranty Agreement, dated as of June 27, 2018, by and among Legacy BlackSky and the persons and entities listed therein (the “2021 Omnibus Amendment”). The 2021 Omnibus Amendment allowed Legacy BlackSky to incur additional indebtedness in connection with subordinated, unsecured convertible promissory notes (the “2021 Bridge Notes’) issuable between February 2, 2021 and June 30, 2021 up to an aggregate principal amount of $60.0 million (the “2021 Bridge Financing”). In connection with the 2021 Omnibus Amendment, the investors guaranteeing the SVB revolving line of credit further reaffirmed their guarantees and received a one-time
issuance of seven shares of Legacy BlackSky Class A common stock for every dollar guaranteed.
In February 2021, Legacy BlackSky issued the 2021 Bridge Notes. The initial tranche of the 2021 Bridge Notes closed on February 2, 2021, in connection with which all investors, who were existing investors in Legacy BlackSky, participating in the initial tranche also received incentive warrants exercisable for shares of Legacy BlackSky Class A common stock, in an amount equal to a specified formula. Each investor in the initial tranche also received an additional seven incentive shares of Legacy BlackSky Class A common stock for each dollar invested. The aggregate principal amount of the notes issued in the initial tranche was approximately $18.1 million. The second tranche of the 2021 Bridge Notes closed on February 18, 2021, totaled $40.0 million, $10 million of which was invested by an affiliate of Mithril Capital Management (of which Ajay Royan, a member of Legacy BlackSky’s board of directors, is Managing Director) and from certain other investors (collectively, the “Second Tranche Bridge Financing Investors”). In addition to their investment in the second tranche of the 2021 Bridge Financing, each of the Second Tranche Bridge Financing Investors or their affiliates also participated in the PIPE Investment. The second tranche of the 2021 Bridge Notes did not receive any incentive warrants or incentive shares.
The 2021 Bridge Notes accrued interest at 5.0% per annum. All 2021 Bridge Notes, whether or not issued in the first or second tranche, were converted into shares of our Class A Common Stock, at a conversion price per share equal to 80% of the product of (i) the number of shares of our capital stock into which one share of Legacy BlackSky Class A common stock was converted pursuant to the merger, and (ii) $10.00.
The table below sets forth the 2021 Bridge Notes received by Legacy BlackSky’s directors, executive officers and holders of more than 5% of any class of Legacy BlackSky’s voting securities:

Investor	Affiliated Director(s) or Officer(s)	Tranche	Principal Amount of 2021 Bridge Notes	Warrant Shares	Incentive Shares
Mithril II LP	Ajay Royan	1 and 2	$15,000,000	Product of BlackSky fully diluted capitalization and 3.5%	35,000,000

VCVC IV LLC	n/a	1	$5,000,000	Product of BlackSky fully diluted capitalization and 0.7%	35,000,000

Apogee VII LLC	Shawn Dougherty	1	$1,450,000	Product of BlackSky fully diluted capitalization and (i) 0.14% multiplied by (ii) (A) $1,450,000 divided by (B) $1,000,000	10,150,000

RRE Ventures VI, LP	Will Porteous	1	$800,000	Product of BlackSky fully diluted capitalization and 0.7%	5,600,000
On the Closing Date, the principal and interest outstanding under the 2021 Bridge Notes converted into the right to receive the shares of our Class A Common Stock according to the formula set forth above. Each incentive warrant was automatically exercised in connection with the merger. On the Closing Date, these warrants and all incentive shares and 2021 Bridge Note shares of Legacy BlackSky Class A common stock converted into shares of our Class A Common Stock at an exchange ratio of .0891 based on the terms of the Merger Agreement.
Certain Relationships and Related Person Transactions—Osprey
In June 2018, the Sponsor purchased 125,000 shares (the “Founder Shares”) of Osprey’s Class B common stock for an aggregate price of $25,000. In September 2018, Osprey effectuated a
69-for-1
forward stock split of its Class B common stock, resulting in an aggregate of 8,625,000 Founder Shares outstanding, of which an aggregate of up to 1,125,000 shares were subject to forfeiture to the extent the underwriters’ over-allotment option was not exercised in full or in part. As adjusted for the 1.1 for 1 stock dividend in October 2019 (see below), such amounts totaled 9,487,500 Founder Shares outstanding, of which 1,237,500 shares were subject to forfeiture. In April 2019, the Sponsor contributed back to Osprey, for no consideration, 1,581,250 Founder Shares (as adjusted for the 1.1 for 1 stock dividend in October 2019), resulting in an aggregate of 7,187,500 Founder Shares outstanding, of which an aggregate of up to 937,500 shares were subject to forfeiture. In October 2019, Osprey effected a 1.1 for 1 stock dividend for each share of Class B common stock outstanding, resulting in an aggregate of 7,906,250 Founder Shares outstanding, of which an aggregate of up to 1,031,250 shares were subject to forfeiture by the Sponsor to the extent that the underwriters’ over-allotment option was not exercised in full or in part so that the Sponsor would own, on an as-converted
basis, approximately 20% of Osprey’s issued and outstanding shares after the initial public offering. The Founder Shares automatically converted into our Class A Common Stock upon the consummation of the merger on a one-for-one
basis, subject to adjustments. In connection with the underwriters’ exercise of the over-allotment option in full, 1,031,250 Founder Shares are no longer subject to forfeiture.
Pursuant to the Sponsor Support Agreement entered into among Legacy BlackSky, Osprey and the Sponsor, the Sponsor, solely in its capacity as a stockholder of Osprey, has agreed, subject to certain limited exceptions, not to transfer, assign or sell 50% of its Founder Shares (and shares of our Class A Common Stock issued upon conversion) for seven years, or until their earlier release in two tranches (each equal to approximately one-half
of the restricted Founder Shares held by the Sponsor) in the event our Class A Common Stock reaches a trading price of $15.00 and $17.50, respectively, for 10 of any 20 consecutive trading days after the Closing Date. The release of the transfer restrictions will be automatically accelerated if we complete a change in control transaction that results in a trading price or consideration payable with respect to a share of our Class A Common Stock exceeding $10.00, as equitably adjusted for any stock split, reverse stock split, cash dividend, stock dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change or transaction. Additionally, pursuant to the Sponsor Support Agreement, the Sponsor has agreed, with respect to certain warrants, not exercise any such warrants unless and until our Class A Common Stock reaches a trading price of $20.00 per share, in each case, subject to the terms and conditions contemplated by the Sponsor Support Agreement.
Promissory Note—Related Party
On September 12, 2018, Osprey issued an unsecured promissory note to the Sponsor (the “Promissory Note”), pursuant to which the Sponsor agreed to loan Osprey an aggregate of up to $300,000 to cover expenses related to the initial public offering. The Promissory Note was non-interest
bearing and payable on the earlier of December 31, 2019 or the completion of the initial public offering. The outstanding balance under the Promissory Note in the amount of $224,992 was repaid in full on November 5, 2019.
Administrative Support Agreement
Osprey entered into an agreement whereby, commencing on November 5, 2019, Osprey agreed to pay the Sponsor a total of $10,000 per month for office space, utilities and secretarial and administrative support. As of the Closing Date, Osprey ceased paying these monthly fees. For the three months ended March 31, 2021 and the year ended December 31, 2020, Osprey incurred and paid $30,000 and $120,000 in fees for these services, respectively.

Related Party Loans
In order to finance transaction costs in connection with a business combination, the Sponsor, an affiliate of the Sponsor, or our officers and directors may have been, but were not obligated to, loan to Osprey funds from time to time or at any time, as may have been required (“Working Capital Loans”). Each Working Capital Loan would have been evidenced by a promissory note. The Working Capital Loans would either have been paid upon consummation of a business combination, without interest, or, at the holder’s discretion, up to $1,500,000 of the Working Capital Loans may have been converted into warrants at a price of $1.00 per warrant. The warrants would have been identical to the Private Placement Warrants. To date, there have been no borrowings under the Working Capital Loans.
Executive Officer Employment Agreements and Severance and Change in Control Plan
Johan Broekhuysen (CFO) Executive Offer Letter
On August 18, 2021, Legacy BlackSky entered into an executive offer letter with Mr. Johan Broekhuysen, effective August 18, 2021, to set forth the terms and conditions of Mr. Broekhuysen’s employment with Legacy BlackSky as a Senior Advisor initially and then subsequent succession to the role of chief financial officer of BlackSky, to occur two business days following the filing of the required disclosure statement on
Form 8-K related
to the consummation of the merger. Mr. Broekhuysen will receive an annual base salary of $385,000 and is eligible to participate in the Company’s annual incentive bonus program, with an annual bonus target of not less than 100% of his annual base salary (with his annual bonus target for the Company’s 2021 fiscal year prorated based on his employment start date).
Mr. Broekhuysen is eligible to receive an initial equity award under the Company’s equity incentive plan in respect of calendar year 2021, consisting of (i) an award of RSUs having a value of $3,500,000 (based on BlackSky’s share price on the date of grant), which will generally vest with respect to 25% of the RSUs on the first anniversary of Mr. Broekhuysen’s employment start date and, with respect to the remaining RSUs, in equal quarterly installments thereafter over the following three-year period (in each case subject to continued service through the applicable vesting date), and (ii) an option to purchase a number of BlackSky shares equal to twice the number of shares subject to the RSU award in respect of calendar year 2021, which will generally vest with respect to 25% of the shares subject to the option on the first anniversary of Mr. Broekhuysen’s employment start date and, with respect to the remaining shares subject to the option, in equal monthly installments thereafter over the following three-year period (in each case subject to continued service through the applicable vesting date). Beginning in calendar year 2022, Mr. Broekhuysen will be eligible to receive annual equity awards under the Company’s equity incentive plans as in effect from time to time. It is anticipated that his annual equity awards will consist of (i) an annual award of RSUs having a value of $1,750,000 (based on BlackSky’s share price on the date of grant), and (ii) an option to purchase a number of BlackSky shares equal to twice the number of shares subject to the RSU award for the applicable year. However, the actual annual equity awards granted to Mr. Broekhuysen (if any) and the terms of such equity awards will be in the sole discretion of the equity incentive plan’s administrator.
Mr. Broekhuysen will participate in the Executive Severance Plan, as described further above, as a Tier 2 participant.
Henry Dubois (Chief Development Officer) Executive Offer Letter
On August 18, 2021, Legacy BlackSky entered into an executive offer letter with Mr. Henry Dubois, effective August 18, 2021, to serve as the Company’s chief development officer. Mr. Dubois will receive an annual base salary of $400,000 and is eligible to participate in the Company’s annual incentive bonus program, with an annual bonus target of not less than 75% of his annual base salary (with his annual bonus target for the

Company’s 2021 fiscal year prorated based on his employment start date, which is considered to be August 17, 2021 for purposes of the offer letter). Upon beginning employment, the consulting agreement between Mr. Dubois and Legacy BlackSky terminated (provided, however, that Mr. Dubois remained eligible to receive, and did receive on September 30, 2021, a $250,000 financing transaction incentive fee earned on the consummation of the merger in accordance with the consulting agreement), and his outstanding equity awards will continue to vest in accordance with their terms.
Mr. Dubois is eligible to receive an initial equity award under the Company’s equity incentive plan in respect of calendar year 2021, consisting of (i) an award of RSUs having a value of $1,750,000 (based on BlackSky’s share price on the date of grant), which will generally vest with respect to 25% of the RSUs on the first anniversary of Mr. Dubois’s employment start date and, with respect to the remaining RSUs, in equal quarterly installments thereafter over the following three-year period (in each case subject to continued service through the applicable vesting date), and (ii) an option to purchase a number of BlackSky shares equal to twice the number of shares subject to the RSU award in respect of calendar year 2021, which will generally vest with respect to 25% of the shares subject to the option on the first anniversary of Mr. Dubois’s employment start date and, with respect to the remaining shares subject to the option, in equal monthly installments thereafter over the following three-year period (in each case subject to continued service through the applicable vesting date).
Beginning in calendar year 2022, Mr. Dubois will be eligible to receive annual equity awards under the Company’s equity incentive plans as in effect from time to time. It is anticipated that his annual equity awards will consist of (i) an annual award of RSUs having a value of $875,000 (based on our Class A Common Stock share price on the date of grant), and (ii) an option to purchase a number of our Class A Common Stock equal to twice the number of shares subject to the RSU award for the applicable year. However, the actual annual equity awards granted to Mr. Dubois (if any) and the terms of such equity awards will be in the sole discretion of the equity incentive plan’s administrator.
Mr. Dubois will participate in the Executive Severance Plan, as described further above, as a Tier 2 participant. In addition, Mr. Dubois’s RSU awards outstanding prior to the merger will accelerate their vesting upon a termination without cause independent of a change in control (notwithstanding the Executive Severance Plan to the contrary).
Chris Lin (GC) Executive Offer Letter
On August 18, 2021, Legacy BlackSky entered into an executive offer letter with Ms. Chris Lin, effective August 18, 2021, to serve as Legacy BlackSky’s General Counsel beginning on or about August 23, 2021. Ms. Lin will receive an annual base salary of $375,000 and is eligible to participate in the Company’s annual incentive bonus program, with an annual bonus target of not less than 50% of her annual base salary (with her annual bonus target for the Company’s 2021 fiscal year prorated based on her employment start date).
Ms. Lin is eligible to receive an initial equity award under the Company’s equity incentive plan in respect of calendar year 2021, consisting of (i) an award of RSUs having a value of $1,500,000 (based on BlackSky’s share price on the date of grant), which will generally vest with respect to 25% of the RSUs on the first anniversary of Ms. Lin’s employment start date and, with respect to the remaining RSUs, in equal quarterly installments thereafter over the following thee-year period (in each case subject to continued service through the applicable vesting date), and (ii) an option to purchase a number of BlackSky shares equal to twice the number of shares subject to the RSU award in respect of calendar year 2021, which will generally vest with respect to 25% of the shares subject to the option on the first anniversary of Ms. Lin’s employment start date and, with respect to the remaining shares subject to the option, in equal monthly installments thereafter over the following three-year period (in each case subject to continued service through the applicable vesting date).
Beginning in calendar year 2022, Ms. Lin will be eligible to receive annual equity awards under the Company’s equity incentive plans as in effect from time to time. It is anticipated that her annual equity awards will consist of (i) an annual award of RSUs having a value of $750,000 (based on BlackSky’s share price on the date of grant), and (ii) an option to purchase a number of BlackSky shares equal to twice the number of shares subject to the RSU award for the applicable year. However, the actual annual equity awards granted to Ms. Lin (if any) and the terms of such equity awards will be in the sole discretion of the equity incentive plan’s administrator.
Ms. Lin will participate in the Executive Severance Plan, as described further above, as a Tier 2 participant.

PRINCIPAL SECURITYHOLDERS
The following table sets forth information regarding the beneficial ownership of our Class A Common Stock as of September 15, 2021 by:

•	each person or group of affiliated persons known to us to be the beneficial owner of more than 5% of our outstanding Class A Common Stock;

•	each of our executive officers and directors; and

•	all of our executive officers and directors as a group.
Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security. Under those rules, beneficial ownership includes securities that the individual or entity has the right to acquire, such as through the exercise of stock options, within 60 days of September 15, 2021. Shares subject to options that are currently exercisable or exercisable within 60 days of September 15, 2021 are considered outstanding and beneficially owned by the person holding such options for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.
Except as noted by footnote, and subject to community property laws where applicable, based on the information provided to us, we believe that the persons and entities named in the table below have sole voting and investment power with respect to all shares shown as beneficially owned by them. Unless otherwise noted, the business address of each of our directors and executive officers of is 13241 Woodland Park Road, Suite 300, Herndon, VA 20171. The beneficial ownership percentages in the table below are calculated based on 115,949,075 shares of Class A Common Stock issued and outstanding as of September 15, 2021.

Name and Address of Beneficial Owners (1)	Number of Shares	%
Greater than Five Percent Holders
Entities affiliated with Mithril LP (2)	18,128,026	15.74%
RRE Ventures VI, LP (3)	5,759,049	5.00%
Seahawk SPV Investment LLC (4)	14,594,452	14.00%
VCVC IV LLC (5)	9,951,809	8.64%
Osprey Sponsor II, LLC (6)	7,906,250	6.87%
Named Executive Officers and Directors
Brian O’Toole	805,424	*
Brian Daum	526,174	*
Henry Dubois	—	—
Christiana Lin	—	—
Magid Abraham	—	—
David DiDomenico	—	—
Timothy Harvey	—	—
William Porteous	—	—
James Tolonen	—	—
All directors and officers as a group (9 persons)	1,331,598	1.16%

*	Less than 1%
(1)	Unless otherwise noted, the business address of each of these shareholders is c/o BlackSky Technology Inc., 13241 Woodland Park Road, Suite 300, Herndon, Virginia 20171.
(2)
Consists of (i) 10,386,626 shares held by Mithril LP and (ii) 7,741,400 shares held by Mithril II LP. Mithril Capital Management LLC (“MCM”) is a management company that manages Mithril LP and Mithril II LP, and is appointed by Mithril GP LP (“GP I”), the general partner of Mithril LP, and Mithril II GP LP (“GP II”), the general partner of Mithril II LP, each of which has formal control over its respective fund.

Peter Thiel and Ajay Royan are the members of the investment committees of GP I and GP II. The investment committees make all investment decisions with respect to these entities and may be deemed to share voting and investment power over the securities held by Mithril LP and Mithril II LP. The address of each of the Mithril entities and Mr. Royan is c/o Mithril Capital Management, LLC, 600 Congress Ave., Suite 3100, Austin, Texas 78701. The address of Mr. Thiel is c/o Thiel Capital LLC, 9200 Sunset Boulevard, Suite 1110, West Hollywood, California 90069.
(3)
Voting and investment decisions for shares beneficially owned by RRE Ventures VI, LP are shared by five individuals (one of whom is William Porteous) who are members of RRE Ventures VI GP, LLC, the general partner of RRE Ventures VI, LP. The address for these entities is c/o RRE Ventures 130 East 59th Street, 17th Floor, New York, New York 10022.

(4)
Seahawk SPV Investment LLC (“Seahawk”) is the record holder of such shares. Seahawk is a direct wholly-owned subsidiary of Thales Alenia Space US Investment LLC (“TAS US”), which, in turn, is a wholly-owned subsidiary of Thales Alenia Space S.A.S (“TAS”). TAS is a joint venture whose majority owner is Thales S.A., a French public company (“Thales”). By reason of their relationships, TAS US, TAS and Thales may be deemed to share the power to vote or to direct the vote and to dispose or direct the disposition of the shares held by Seahawk and may be deemed to have shared beneficial ownership of the shares held directly by Seahawk. The address of Seahawk is 2733 South Crystal Drive, Suite 1200, Arlington, Virginia 22202. The address of TAS US is 1209 Orange Street, Wilmington, County of New Castle, Delaware 19801. The address of TAS is 100 Bd du Midi – 06150 Cannes la Bocca – France. The address of Thales is Tour Carpe Diem, 31 Place des Corolles, Esplanade Nord – 92400 Courbevoie – France.

(5)
VCVC Management IV LLC (“VCVC Management”) serves as the Manager of VCVC IV LLC (“VCVC IV”) and Cougar Investment Holdings LLC (“Cougar”) serves as the Managing Member of VCVC Management. Cougar has sole voting and dispositive power over the shares held by VCVC IV. Both of VCVC Management and Cougar disclaims, for purposes of Section 16 of the Securities Exchange Act of 1934, beneficial ownership of these securities, except to the extent of their respective pecuniary interests therein, and this report shall not be deemed an admission that either of VCVC Management or Cougar is the beneficial owner of such securities for purposes of Section 16 or for any other purposes.

(6)
Represents the holdings of Osprey Sponsor II, LLC (the “Sponsor”). The shares beneficially owned by the Sponsor may also be deemed to be beneficially owned by Mr. Jonathan Z. Cohen. Mr. Jonathan Z. Cohen is the managing member of the Sponsor, and as such Mr. Jonathan Z. Cohen has voting and investment discretion with respect to the shares held of record by the Sponsor and may be deemed to have shared beneficial ownership of shares held directly by the Sponsor. Mr. Jonathan Z. Cohen disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest he may have therein, directly or indirectly.

Please see the sections titled “
Management
,” “
Executive Compensation
” and “
Certain Relationships
,
Related Party and Other Transactions
” appearing elsewhere in this prospectus for information regarding material relationships with our principal securityholders within the past two years.

SELLING SECURITYHOLDERS
This prospectus relates to the possible resale by the Selling Securityholders of up to 90,586,753 shares of our Class A Common Stock and up to 8,325,000 of our Warrants.
The Selling Securityholders may from time to time offer and sell any or all of the Class A Common Stock and Warrants set forth below pursuant to this prospectus and any accompanying prospectus supplement. When we refer to the “Selling Securityholders” in this prospectus, we mean the persons listed in the table below, and the pledgees, donees, transferees, assignees, successors, designees and others who later come to hold any of the Selling Securityholders’ interest in the Class A Common Stock or Warrants other than through a public sale. We cannot advise you as to whether the Selling Securityholders will in fact sell any or all of such Class A Common Stock or Warrants. In addition, the Selling Securityholders may sell, transfer or otherwise dispose of, at any time and from time to time, the Class A Common Stock and Warrants in transactions exempt from the registration requirements of the Securities Act after the date of this prospectus. For purposes of this table, we have assumed that the Selling Securityholders will have sold all of the Securities covered by this prospectus upon the completion of the offering. For information regarding transactions between us and the Selling Securityholders, see the sections titled “
Management
,” “
Certain Relationships, Related Party and Other Transactions
” and “
Executive Compensation
.”
We have determined beneficial ownership in accordance with the rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. Unless otherwise indicated below, to our knowledge, the persons and entities named in the tables have sole voting and sole investment power with respect to all securities that they beneficially own, subject to community property laws where applicable.
Selling Securityholder information for each additional Selling Securityholder, if any, will be set forth by prospectus supplement to the extent required prior to the time of any offer or sale of such Selling Securityholder’s shares pursuant to this prospectus. Any prospectus supplement may add, update, substitute, or change the information contained in this prospectus, including the identity of each Selling Securityholder and the number of shares registered on its behalf. A Selling Securityholder may sell or otherwise transfer all, some or none of such shares in this offering. See the section titled “
Plan of Distribution
” elsewhere in this prospectus.
The following table is prepared based on information provided to us by the Selling Securityholders as of October 4, 2021. It sets forth the name and address of the Selling Securityholders, the aggregate number of shares of Class A Common Stock and Warrants that the Selling Securityholders may offer pursuant to this prospectus, the beneficial ownership of the Selling Securityholders both before and after the offering, and the shares of Class A Common Stock and Warrants being offered by the Selling Securityholders and does not reflect any other Company securities that the Selling Securityholder may own, beneficially or otherwise.

Name of Selling Securityholder	BlackSky Class A Common Stock Beneficially Owned Prior to Offering	Warrants Beneficially Owned Prior to Offering	Number of BlackSky Class A Common Stock Being Offered	Number of Warrants Being Offered	BlackSky Class A Common Stock Beneficially Owned After the Offered Shares of BlackSky Class A Common Stock are Sold		Warrants Beneficially Owned After the Offered Warrants are Sold
					Number	Percent (1)	Number	Percent (1)
PIPE Shares
ALTAI CAPITAL OSPREY LLC (2)	500,000	—	500,000	—	—	—	—	—
Andrew Fleiss	10,000	—	10,000	—	—	—	—	—
Arete Foundation (3)	250,000	—	250,000	—	—	—	—	—
Athanor International Master Fund, LP (4)	37,780	—	37,780	—	—	—	—	—

Name of Selling Securityholder	BlackSky Class A Common Stock Beneficially Owned Prior to Offering	Warrants Beneficially Owned Prior to Offering	Number of BlackSky Class A Common Stock Being Offered	Number of Warrants Being Offered	BlackSky Class A Common Stock Beneficially Owned After the Offered Shares of BlackSky Class A Common Stock are Sold		Warrants Beneficially Owned After the Offered Warrants are Sold
					Number	Percent (1)	Number	Percent (1)
Athanor Master Fund, LP (5)	162,220	—	162,220	—	—	—	—	—
Barry L. Zubrow Inc. (6)	60,000	—	60,000	—	—	—	—	—
Bart Blatstein	25,000	—	25,000	—	—	—	—	—
Blackstone Aqua Master Sub-Fund, a sub-fund of Blackstone Global Master Fund ICAV (7)	1,409,760	—	750,000	—	659,760	*	—	—
Brookdale Global Opportunity Fund (8)	74,000	—	74,000	—	—	—	—	—
Brookdale International Partners, L.P. (9)	126,000	—	126,000	—	—	—	—	—
Citadel Multi-Strategy Equities Master Fund Ltd. (10)	400,000	—	400,000	—	—	—	—	—
Cohen PIPE LLC—BlackSky RS (11)	200,000	—	200,000	—	—	—	—	—
Declaration Capital Fund SPV XI LLC (12)	1,159,760	—	500,000	—	659,760	*	—	—
Edward E. Cohen	250,000	—	250,000	—	—	—	—	—
Ghisallo Master Fund LP (13)	200,000	—	200,000	—	—	—	—	—
Hedosophia Public Investments Limited (14)	2,000,000	—	2,000,000	—	—	—	—	—
Indaba Capital Management, L.P. (15)	500,000	—	500,000	—	—	—	—	—
Integrated Core Strategies (US) LLC (16)	700,000	—	700,000	—	—	—	—	—
JANA Capital LLC (17)	2,843,500	—	2,843,500	—	—	—	—	—
Jennifer Fanjiang	5,000	—	5,000	—	—	—	—	—
John Hanna	10,000	—	10,000	—	—	—	—	—
Jonathan Z. Cohen Julia Pershan Cohen	250,000	—	250,000	—	—	—	—	—
Juniper Family Investments LLC (18)	60,000	—	60,000	—	—	—	—	—
Kepos Alpha Master Fund L.P. (19)	200,000	—	200,000	—	—	—	—	—
Kevin G. Galligan	50,000	—	50,000	—	—	—	—	—
Magnetar Capital Master Fund, Ltd. (20)	10,000	—	10,000	—	—	—	—	—
Magnetar Constellation Fund II, Ltd. (20)	20,000	—	20,000		—	—	—	—
Magnetar Constellation Master Fund, Ltd. (20)	66,000	—	66,000		—	—	—	—

Name of Selling Securityholder	BlackSky Class A Common Stock Beneficially Owned Prior to Offering	Warrants Beneficially Owned Prior to Offering	Number of BlackSky Class A Common Stock Being Offered	Number of Warrants Being Offered	BlackSky Class A Common Stock Beneficially Owned After the Offered Shares of BlackSky Class A Common Stock are Sold		Warrants Beneficially Owned After the Offered Warrants are Sold
					Number	Percent (1)	Number	Percent (1)
Magnetar Discovery Master Fund, Ltd. (20)	10,000	—	10,000		—	—	—	—
Magnetar Lake Credit Fund LLC (20)	10,000	—	10,000	—	—	—	—	—
Magnetar Longhorn Fund L.P. (20)	8,000	—	8,000	—	—	—	—	—
Magnetar SC Fund Ltd. (20)	15,000	—	15,000	—	—	—	—	—
Magnetar Structured Credit Fund, L.P. (20)	26,000	—	26,000	—	—	—	—	—
Magnetar Xing He Master Fund Ltd. (20)	23,000	—	23,000	—	—	—	—	—
Purpose Alternative Credit Fund—T LLC (20)	3,000	—	3,000	—	—	—	—	—
Purpose Alternative Credit Fund LTD (20)	9,000	—	9,000	—	—	—	—	—
Michele and Jeffrey Brotman, TBE	10,000	—	10,000	—	—	—	—	—
Millais Limited (21)	200,000	—	200,000	—	—	—	—	—
MMF LT, LLC (22)	400,000	—	400,000	—	—	—	—	—
Nicholas Hammerschlag	10,000	—	10,000	—	—	—	—	—
Palantir Technologies Inc. (23)	800,000		800,000	—	—	—	—	—
Park West Investors Master Fund, Limited (24)	318,000	—	318,000	—	—	—	—	—
Park West Partners International, Limited (25)	32,000	—	32,000	—	—	—	—	—
Reiss Capital Management LLC (26)	25,000	—	25,000	—	—	—	—	—
Samlyn Long Alpha Master Fund, Ltd. (27)	35,730	—	35,730	—	—	—	—	—
Samlyn Net Neutral Master Fund, Ltd. (28)	351,670	—	351,670	—	—	—	—	—
Samlyn Offshore Master Fund, Ltd. (29)	438,009	—	438,009	—	—	—	—	—
Samlyn Onshore Fund, LP (30)	174,591	—	174,591	—	—	—	—	—
Schonfeld Strategic 460 Fund LLC (31)	200,000	—	200,000	—	—	—	—	—
Senator Global Opportunity Master Fund L.P. (32)	4,139,041	—	1,500,000	—	—	2,639,04	*	—
The 2019 Cohen Grandchildren Trust (33)	250,000	—	250,000	—	—	—	—	—
Tiger Global Investments, L.P. (34)	5,000,000	—	5,000,000	—	—	—	—	—
Trevian 2018 Trust (35)	35,000	—	35,000	—	—	—	—	—

Name of Selling Securityholder	BlackSky Class A Common Stock Beneficially Owned Prior to Offering	Warrants Beneficially Owned Prior to Offering	Number of BlackSky Class A Common Stock Being Offered	Number of Warrants Being Offered	BlackSky Class A Common Stock Beneficially Owned After the Offered Shares of BlackSky Class A Common Stock are Sold		Warrants Beneficially Owned After the Offered Warrants are Sold
					Number	Percent (1)	Number	Percent (1)
Private Placement Warrants and Class A Common Stock
Osprey Sponsor II, LLC (36)	14,387,750	8,325,000	14,387,750	8,325,000	—	—	—	—
BlackSky Directors and Executive Officers (37)
Brian O’Toole (38)	3,267,783	—	3,267,783	—	—	—	—	—
Johan Broekhuysen	—	—	—	—	—	—	—	—
Henry Dubois (39)	136,797		136,797	—	—	—	—	—
Christiana Lin	—	—	—	—	—	—	—	—
William Porteous (40)					—	—	—	—
Magid Abraham	—	—	—	—	—	—	—	—
David DiDomenico					—	—	—	—
Susan Gordon	—	—	—	—	—	—	—	—
Timothy Harvey	—	—	—	—	—	—	—	—
James Tolonen	—	—	—	—	—	—	—	—
BlackSky Stockholders with 5% or Greater of BlackSky Class A Common Stock and Warrants
Entities affiliated with Mithril LP (41)	18,628,026	—	18,628,026	—	—	—	—	—
RRE Ventures VI, LP (42)	5,759,049	—	5,759,049	—	—	—	—	—
Seahawk SPV Investment LLC (43)	16,364,532		16,364,532		—	—	—	—
VCVC IV LLC (44)	9,951,809	—	9,951,809	—	—	—	—	—
BlackSky Stockholders more than or equal to 100,000 shares of BlackSky Class A Common Stock
Brian Daum (45)	1,424,479	—	1,424,479	—	—	—	—	—
Timothy Puckorious	136,797	—	136,797	—	—	—	—	—
BlackSky Stockholders with less than 100,000 shares of BlackSky Class A Common Stock
Shareholders with beneficial ownership of less than 100,000 shares and more than or equal to 30,000 shares	166,355	—	166,355	—	—	—	—	—

Name of Selling Securityholder	BlackSky Class A Common Stock Beneficially Owned Prior to Offering	Warrants Beneficially Owned Prior to Offering	Number of BlackSky Class A Common Stock Being Offered	Number of Warrants Being Offered	BlackSky Class A Common Stock Beneficially Owned After the Offered Shares of BlackSky Class A Common Stock are Sold		Warrants Beneficially Owned After the Offered Warrants are Sold
					Number	Percent (1)	Number	Percent (1)
Shareholders with beneficial ownership of less than 30,000 shares and more than or equal to 10,000 shares	103,646	—	103,646	—	—	—	—	—
Shareholders with beneficial ownership of less than 10,000 shares and more than or equal to 5,000 shares	63,927	—	63,927	—	—	—	—	—
Shareholders with beneficial ownership of less than 5,000 shares and more than or equal to 1,000 shares	48,787	—	48,787	—	—	—	—	—
Shareholders with beneficial ownership of less than 1,000 shares	3,516	—	3,516	—	—	—	—	—
Total Shares					—	—	—	—

(1)
The percentage of beneficial ownership before this offering is calculated based on 115,949,075 Class A Common Stock outstanding, as of September 15, 2021. Unless otherwise indicated, we believe that all persons named in the table have sole voting and investment power with respect to all shares beneficially owned by them.

(2)
Represents securities held of record by Altai Capital Osprey LLC (“Altai Osprey”). Altai Capital Osprey GP, LLC (“Osprey GP”) is the managing member of Altai Osprey. Altai Capital Management L.P. (“Management L.P.”) is the investment manager for Altai Osprey. Altai Capital Management, LLC (“Management LLC”) is the general partner of Management L.P. The managing member of Management LLC is Rishi Bajaj (the “Altai Manager”). Management L.P., Management LLC and the Altai Manager may be deemed to beneficially own the securities held by Altai Osprey. Management L.P., Management LLC and the Altai Manager each disclaim beneficial ownership of such securities except to the extent of their pecuniary interests therein. The principal business address Altai Osprey is c/o Altai Capital Management L.P., 4675 MacArthur Court, Suite 1500, Newport Beach, CA 92660.

(3)	Daniel Cohen is the trustee of this trust.
(4)
Parvinder Thiara, 888 7th Avenue, 21st Floor, New York, NY 10019, owns Athanor Capital Partners, LP, the general partner of Athanor Master Fund, LP, which is the sole beneficial owner of the shares. As such, Mr. Thiara may be deemed to beneficially own the shares.

(5)
Parvinder Thiara, 888 7th Avenue, 21st Floor, New York, NY 10019, owns Athanor International Fund GP, LP, the general partner of Athanor International Master Fund, LP, which is the sole beneficial owner of the shares. As such, Mr. Thiara may be deemed to beneficially own the shares.

(6)
Barry L. Zubrow Inc. is managed by Barry L. Zubrow, who may be deemed to have sole voting and dispositive power of the shares. The address for Barry L. Zubrow Inc. is 1100 S. Flagler Dr., Unit 1601, West Palm Beach, FL 33401.

(7)
Reflects securities held directly by Blackstone Aqua Master
Sub-Fund,
a
sub-fund
of Blackstone Global Master Fund ICAV (the “Aqua Fund”). Blackstone Alternative Solutions L.L.C. is the investment manager of the Aqua Fund. Blackstone Holdings I L.P. is the sole member of Blackstone Alternative Solutions L.L.C. Blackstone Holdings I/II GP L.L.C. is the general partner of Blackstone Holdings I L.P. Blackstone Inc. is the sole member of Blackstone Holdings I/II GP L.L.C. Blackstone Group Management L.L.C. is the

sole holder of the Series II preferred stock of Blackstone Inc. Blackstone Group Management L.L.C. is wholly owned by its senior managing directors and controlled by its founder, Stephen A. Schwarzman. Each of such Blackstone entities and Mr. Schwarzman may be deemed to beneficially own the securities beneficially owned by the Aqua Fund directly or indirectly controlled by it or him, but each (other than the Aqua Fund to the extent of its direct holdings) disclaims beneficial ownership of such securities. The address of each of the entities listed is c/o Blackstone Inc., 345 Park Avenue, New York, New York.
(8)
Reflects securities held by Brookdale Global Opportunity Fund (“BGO”). Andrew Weiss is the Manager of WAM GP LLC, which is the general partner of Weiss Asset Management LP, the investment manager of BGO. Mr. Weiss has voting and dispositive power with respect to the securities held by BGO. Mr. Weiss, WAM GP LLC and Weiss Asset Management LP each disclaim beneficial ownership of the shares held by BGO, except to the extent of their respective pecuniary interests therein. The business address of the foregoing entities is c/o Weiss Asset Management, 222 Berkeley Street, 16th Floor, Boston, MA 02116.

(9)
Reflects securities held by Brookdale International Partners, L.P. (“BIP”). Andrew Weiss is the Manager of WAM GP LLC, which is the Manager of BIP GP LLC, the general partner of BIP. Mr. Weiss has voting and dispositive power with respect to the securities held by BIP. Mr. Weiss, WAM GP LLC and BIP GP LLC each disclaim beneficial ownership of the shares held by BIP, except to the extent of their respective pecuniary interests therein. The business address of the foregoing entities is c/o Weiss Asset Management, 222 Berkeley Street, 16th Floor, Boston, MA 02116.

(10)
Pursuant to a portfolio management agreement, Citadel Advisors LLC, an investment advisor registered under the U.S. Investment Advisers Act of 1940 (“CAL”), holds the voting and dispositive power with respect to the shares held by Citadel Multi-Strategy Equities Master Fund Ltd. Citadel Advisors Holdings LP (“CAH”) is the sole member of CAL. Citadel GP LLC is the general partner of CAH. Kenneth Griffin (“Griffin”) is the President and Chief Executive Officer of and sole member of Citadel GP LLC. Citadel GP LLC and Griffin may be deemed to be the beneficial owners of the stock through their control of CAL and/or certain other affiliated entities.

(11)
Cohen PIPE LLC—BlackSky RS is managed by Cohen & Company LLC. Lester Brafman may be deemed to have voting and/or investment control over the shares held by Cohen PIPE LLC—BlackSky RS. The address of Cohen PIPE LLC—BlackSky RS is 3 Columbus Circle, 24
th
Floor, NY, NY 100019.

(12)
Declaration Capital Fund SPV XI LLC is a pooled investment vehicle managed on a discretionary basis by Declaration Partners LP.. Declaration Partners LP is an investment adviser registered with the SEC and it is majority-owned and controlled by Brian L. Frank, who may be deemed to have sole voting and dispositive power of the shares. The address for Declaration Partners LP is 510 Madison Avenue, 20th Floor, New York, NY 10022.

(13)
Ghisallo Master Fund LP is managed by Ghisallo Capital Management LLC. Michael Germino may be deemed to have voting and/or investment control over the shares held by Ghisallo Master Fund LP. The address of Ghisallo Master Fund LP is c/o Walkers, 190 Elgin Avenue, George Town, Grand Cayman, CI
KY1-9008.

(14)
The board of directors of Hedosophia Public Investments Limited comprises Ian Osborne, Iain Stokes, Rob King and Trina Le Noury and each director has shared voting and dispositive power with respect to the securities held by Hedosophia Public Investments Limited. Each of them disclaims beneficial ownership of the securities held by Hedosophia Public Investments Limited. The address of Hedosophia Public Investments Limited is Trafalgar Court, Les Banques, St Peter Port, Guernsey GY1 3QL.

(15)
The reported securities are held directly by Indaba Capital Fund, L.P. (“Indaba Fund”). Indaba Capital Management, L.P. (“Indaba Management”) is Indaba Fund’s investment manager. Pursuant to an Investment Management Agreement, Indaba Fund and its general partner have delegated all voting and investment power over securities held by Indaba Fund to Indaba Management and, accordingly, Indaba Management may be deemed to have beneficial ownership of such securities. IC GP, LLC, as the general partner of Indaba Management, and Derek Schrier, as Managing Member of IC GP, LLC, may be deemed to exercise voting and investment power over and have beneficial ownership of the securities held by Indaba Fund. Indaba Fund specifically disclaims beneficial ownership of the securities in the table above that are directly held by it by virtue of its inability to vote or dispose of such securities as a result of the delegation of voting and investment power to Indaba Management. The business address of Indaba Fund, Indaba

Management, IC GP, LLC, and Mr. Schrier is c/o Indaba Capital Management, L.P., 1 Letterman Drive, Building D, Suite DM700, San Francisco, CA 94129.
(16)
Represents securities held by Integrated Core Strategies (US) LLC. Millennium Management LLC, a Delaware limited liability company (“Millennium Management”), is the general partner of the managing member of Integrated Core Strategies (US) LLC, a Delaware limited liability company (“Integrated Core Strategies”), and may be deemed to have shared voting control and investment discretion over securities owned by Integrated Core Strategies. Millennium Group Management LLC, a Delaware limited liability company (“Millennium Group Management”), is the managing member of Millennium Management and may also be deemed to have shared voting control and investment discretion over securities owned by Integrated Core Strategies. The managing member of Millennium Group Management is a trust of which Israel A. Englander, a United States citizen (“Mr. Englander”), currently serves as the sole voting trustee. Therefore, Mr. Englander may also be deemed to have shared voting control and investment discretion over securities owned by Integrated Core Strategies. The foregoing should not be construed in and of itself as an admission by Millennium Management, Millennium Group Management or Mr. Englander as to beneficial ownership of the securities owned by Integrated Core Strategies. The address for such entities and individual is c/o Millennium Management LLC, 399 Park Avenue, New York, New York 10022.

(17)
JANA Capital LLC, an affiliate of JANA Partners LLC, co-sponsored Osprey Technology Acquisition Corp., now BlackSky. Barry Rosenstein is the Managing Partner of JANA. David DiDomenico is a partner of JANA and heads its SPAC initiative, and in such role serves as a director of BlackSky. The address of such entities is 1330 Avenue of the Americas, 31st Floor, NY, NY 10019. Shares of JANA Capital LLC consist of: (i) 1,843,500 JANA Capital Founder Shares and (ii) 1,000,000 PIPE Shares.

(18)	Signed by Michaela Kindler, Authorized Person. The address for the entity listed in this footnote is 828 Seabury Road, Hillsborough, CA 94010.
(19)
Reflects securities held by KEPOS ALPHA MASTER FUND L.P. (“KAMF”). Kepos Capital LP is the investment manager of KAMF and Kepos Partners LLC is the General Partner of KAMF and each may be deemed to have voting and dispositive power with respect to the shares. The general partner of Kepos Capital LP is Kepos Capital GP LLC (the “Kepos GP”) and the Managing Member of Kepos Partners LLC is Kepos Partners MM LLC (“Kepos MM”). Mark Carhart controls Kepos GP and Kepos MM and, accordingly, may be deemed to have voting and dispositive power with respect to the shares held by KAMF. Mr. Carhart disclaims beneficial ownership of the shares held by KAMF. The address of KAMF is c/o Kepos Capital LP, 11 Times Square, New York, NY 10036-6600.

(20)
The registered holders of the referenced shares to be registered are the following funds and accounts that are managed by Magnetar Financial LLC (“MFL”), which serves as investment manager of each Magnetar Capital Master Fund, Ltd, Magnetar Discovery Master Fund Ltd, Purpose Alternative Credit Fund Ltd, Purpose Alternative Credit Fund—T LLC, Magnetar Constellation Master Fund, Ltd., Magnetar Constellation Fund II, Ltd, Magnetar Longhorn Fund LP, Magnetar SC Fund Ltd, and Magnetar Xing He Master Fund Ltd. MFL is the manager of Magnetar Lake Credit Fund LLC. MFL is the general partner of Magnetar Structured Credit Fund, LP (together with all of the foregoing funds, the “Magnetar Funds”). In such capacities, MFL exercises voting and investment power over the securities listed above held for the accounts of the Magnetar Funds. MFL is a registered investment adviser under Section 203 of the Investment Advisers Act of 1940, as amended. Magnetar Capital Partners LP (“MCP”), is the sole member and parent holding company of MFL. Supernova Management LLC (“Supernova”), is the sole general partner of MCP. The manager of Supernova is Alec N. Litowitz, a citizen of the United States of America. Each of the Magnetar Funds, MFL, MCP, Supernova and Alec N. Litowitz disclaim beneficial ownership of these securities except to the extent of their pecuniary interest in the securities. Shares shown include only the securities being registered for resale and may not incorporate all interests deemed to be beneficially held by the registered holders described above or by other investment funds managed or advised by MFL.

(21)
Andrew Dodd and Michael Bell are the directors of Millais Limited and have voting power over the shares offered hereby. Mr. Dodd and Mr. Bell both disclaim beneficial ownership of such shares. The address of Millais Limited is c/o Millais USA LLC, 767 5 th
Avenue, 9
th
Floor, NY, NY 10153.

(22)
Moore Capital Management, LP, the investment manager of MMF LT, LLC, has voting and investment control of the shares held by MMF LT, LLC. Mr. Louis M. Bacon controls the general partner of Moore Capital Management, LP and may be deemed the beneficial owner of the shares of the Company held by MMF LT, LLC. Mr. Bacon also is the indirect majority owner of MMF LT, LLC. The address of MMF LT, LLC, Moore Capital Management, LP and Mr. Bacon is 11 Times Square, New York, New York 10036.

(23)	Palantir Technologies Inc. is currently controlled by its seven-member board of directors. For more information, please see Palantir Technologies Inc.’s public filings with the SEC.
(24)
Reflects securities held by Park West Investors Master Fund, Limited. Park West Asset Management LLC is the investment manager to Park West Investors Master Fund, Limited. Peter S. Park, through one or more affiliated entities, is the controlling manager of Park West Asset Management LLC. The business address of Park West Investors Master Fund, Limited is 900 Larkspur Landing Circle, Suite 165, Larkspur, California 94939.

(25)
Reflects securities held by Park West Partners International, Limited. Park West Asset Management LLC is the investment manager of Park West Partners International, Limited. Peter S. Park, through one or more affiliated entities, is the controlling manager of Park West Asset Management LLC. Park West Asset Management LLC and Peter S. Park have voting and investment power over the common shares. The business address of Park West Partners International, Limited is 900 Larkspur Landing Circle, Suite 165, Larkspur, California 94939.

(26)	Mr. Richard Reiss is Managing Director of Reiss Capital Management LLC. The mailing address for Reiss Capital Management LLC is 152 West 57th Street, 32nd Floor, New York, New York 10019.
(27)
The reported securities are directly owned by Samlyn Long Alpha Master Fund, Ltd., and may be deemed to be indirectly beneficially owned by Samlyn Capital, LLC (“Samlyn Capital”), as the investment manager of Samlyn Long Alpha Master Fund. The reported securities may also be deemed to be indirectly beneficially owned by Robert Pohly as the principal of Samlyn Capital and Director of Samlyn Long Alpha Master Fund. Samlyn Capital and Robert Pohly disclaim beneficial ownership of the reported securities except to the extent of their respective pecuniary interests therein, and this report shall not be deemed an admission that either of them are the beneficial owners of the securities for purposes of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or for any other purpose.

(28)
The reported securities are directly owned by Samlyn Net Neutral Master Fund, Ltd., and may be deemed to be indirectly beneficially owned by Samlyn Capital, LLC (“Samlyn Capital”), as the investment manager of Samlyn Net Neutral Master Fund. The reported securities may also be deemed to be indirectly beneficially owned by Robert Pohly as the principal of Samlyn Capital and Director of Samlyn Net Neutral Master Fund. Samlyn Capital and Robert Pohly disclaim beneficial ownership of the reported securities except to the extent of their respective pecuniary interests therein, and this report shall not be deemed an admission that either of them are the beneficial owners of the securities for purposes of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or for any other purpose.

(29)
The reported securities are directly owned by Samlyn Offshore Master Fund, Ltd., and may be deemed to be indirectly beneficially owned by Samlyn Capital, LLC (“Samlyn Capital”), as the investment manager of Samlyn Offshore Master Fund. The reported securities may also be deemed to be indirectly beneficially owned by Robert Pohly as the principal of Samlyn Capital and Director of Samlyn Offshore Master Fund. Samlyn Capital and Robert Pohly disclaim beneficial ownership of the reported securities except to the extent of their respective pecuniary interests therein, and this report shall not be deemed an admission that either of them are the beneficial owners of the securities for purposes of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or for any other purpose.

(30)
The reported securities are directly owned by Samlyn Onshore Fund, LP, and may be deemed to be indirectly beneficially owned by (i) Samlyn Capital, LLC, as the investment manager of Samlyn Onshore Fund, and (ii) Samlyn Partners, LLC (“Samlyn Partners”), as the general partner of Samlyn Onshore Fund. The reported securities may also be deemed to be indirectly beneficially owned by Robert Pohly as the principal of Samlyn Capital and Managing Member of Samlyn Partners. Samlyn Capital, Samlyn Partners and Robert Pohly disclaim beneficial ownership of the reported securities except to the extent of their respective pecuniary interests therein, and this report shall not be deemed an admission that any of them are the beneficial owners of the securities for purposes of Section 16 of the Exchange Act or for any other purpose.

(31)
Schonfeld Strategic Advisors LLC is a Registered Investment Adviser and has been delegated the legal power to vote and/or direct the disposition of such securities on behalf of Schonfeld Strategic 460 Fund LLC as a general partner or investment manager and would be considered the beneficial owner of such securities. The above shall not be deemed to be an admission by the record owners or Schonfeld Strategic 460 Fund

LLC that they are themselves beneficial owners of these securities for purposes of Section 13(d) of the Exchange Act, or any other purpose. The address of Schonfeld Strategic 460 Fund LLC is 460 Park Ave, Floor 19, New York, NY 10022.
(32)
Senator Investment Group LP (“Senator”), is investment manager of Senator Global Opportunity Master Fund L.P. (“Senator LP”) and may be deemed to have voting and dispositive power with respect to the shares. The general partner of Senator is Senator Management LLC (the “Senator GP”). Douglas Silverman controls Senator GP, and, accordingly, may be deemed to have voting and dispositive power with respect to the shares held by Senator LP. Mr. Silverman disclaims beneficial ownership of the shares held by Senator LP. The address for Senator LP is c/o Senator Investment Group LP 510 Madison Avenue, 28th Floor, New York, NY 10022.

(33)	Daniel Cohen is the trustee of this trust.
(34)
Reflects securities held of record by Tiger Global Investments, L.P. and/or other entities or persons affiliated with Tiger Global Management, LLC. Tiger Global Management, LLC is controlled by Chase Coleman and Scott Shleifer. The address for each of these entities and individuals is 9 West 57 th
Street, 35th Floor, New York, NY 10019.

(35)	Dr. Robert Ostfeld is the trustee of Trevian 2018 Trust. The address for Trevian 2018 Trust is Lowenstein Sandler, One Lowenstein Drive, Roseland, New Jersey 07068, Attention: Warren Rascusin.
(36)
The shares beneficially owned by Osprey Sponsor II, LLC (the “Sponsor”) may also be deemed to be beneficially owned by Mr. Jonathan Z. Cohen. Mr. Jonathan Z. Cohen is the managing member of the Sponsor, and as such Mr. Jonathan Z. Cohen has voting and investment discretion with respect to the shares held of record by the Sponsor and may be deemed to have shared beneficial ownership of shares held directly by the Sponsor. Mr. Jonathan Z. Cohen disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest he may have therein, directly or indirectly.

(37)	Unless otherwise noted, the business address of each director and officer is 13241 Woodland Park Road, Suite 300, Herndon, VA 20171.
(38)	Includes 2,462,359 restricted stock units and 786,642 shares of common stock. The address of Mr. O’Toole is c/o BlackSky Holdings, Inc., 13241 Woodland Park Road, Suite 300, Herndon, Virginia 20171.
(39)	Includes 136,797 restricted stock units.
(40)
Voting and investment decisions for shares beneficially owned by RRE Ventures VI, LP are shared by five individuals (one of whom is William Porteous) who are members of RRE Ventures VI GP, LLC, the general partner of RRE Ventures VI, LP. The address for these entities is c/o RRE Ventures 130 East 59th Street, 17th Floor, New York, New York 10022.

(41)
Consists of (i) 10,386,626 shares held by Mithril LP and (ii) 7,741,400 shares held by Mithril II LP. Mithril Capital Management LLC (“MCM”) is a management company that manages Mithril LP and Mithril II LP, and is appointed by Mithril GP LP (“GP I”), the general partner of Mithril LP, and Mithril II GP LP (“GP II”), the general partner of Mithril II LP, each of which has formal control over its respective fund. Peter Thiel and Ajay Royan are the members of the investment committees of GP I and GP II. The investment committees make all investment decisions with respect to these entities and may be deemed to share voting and investment power over the securities held by Mithril LP and Mithril II LP. The address of each of the Mithril entities and Mr. Royan is c/o Mithril Capital Management, LLC, 600 Congress Ave., Suite 3100, Austin, Texas 78701. The address of Mr. Thiel is c/o Thiel Capital LLC, 9200 Sunset Boulevard, Suite 1110, West Hollywood, California 90069.

(42)
Voting and investment decisions for shares beneficially owned by RRE Ventures VI, LP are shared by five individuals (one of whom is William Porteous) who are members of RRE Ventures VI GP, LLC, the general partner of RRE Ventures VI, LP. The address for these entities is c/o RRE Ventures 130 East 59th Street, 17th Floor, New York, New York 10022.

(43)
Seahawk SPV Investment LLC (“Seahawk”) is the record holder of such shares. Seahawk is a direct wholly-owned subsidiary of Thales Alenia Space US Investment LLC (“TAS US”), which, in turn, is a wholly-owned subsidiary of Thales Alenia Space S.A.S (“TAS”). TAS is a joint venture whose majority owner is Thales S.A., a French public company (“Thales”). By reason of their relationships, TAS US, TAS and Thales may be deemed to share the power to vote or to direct the vote and to dispose or direct the disposition of the shares held by Seahawk and may be deemed to have shared beneficial ownership of the shares held directly by Seahawk. The address of Seahawk is 2733 South Crystal Drive, Suite 1200,

Arlington, California 22202. The address of TAS US is 1209 Orange Street, Wilmington, County of New Castle, Delaware 19801. The address of TAS is 100 Bd du Midi—06150 Cannes la Bocca—France. The address of Thales is Tour Carpe Diem, 31 Place des Corolles, Esplanade Nord—92400 Courbevoie—France.
(44)
VCVC Management IV LLC (“VCVC Management”) serves as the Manager of VCVC IV LLC (“VCVC IV”) and Cougar Investment Holdings LLC (“Cougar”) serves as the Managing Member of VCVC Management. Cougar has sole voting and dispositive power over the shares held by VCVC IV. Both of VCVC Management and Cougar disclaims, for purposes of Section 16 of the Securities Exchange Act of 1934, beneficial ownership of these securities, except to the extent of their respective pecuniary interests therein, and this report shall not be deemed an admission that either of VCVC Management or Cougar is the beneficial owner of such securities for purposes of Section 16 or for any other purposes. The address for the foregoing entities is 505 Fifth Avenue South, Suite 900, Seattle, Washington 98104.

(45)	Includes 898,305 restricted stock units and 526,174 shares of common stock. The address of Mr. Daum is c/o BlackSky Holdings, Inc., 13241 Woodland Park Road, Suite 300, Herndon, Virginia 20171.
Please see the sections titled “Management,” “Executive Compensation” and “Certain Relationships, Related Party and Other Transactions” appearing elsewhere in this prospectus for information regarding material relationships with our Selling Securityholders within the past two years.

DESCRIPTION OF CAPITAL STOCK
The following summary of the material terms of our securities as of the date of this prospectus as specified in our amended and restated certificate of incorporation and amended and restated bylaws. Because the following description is only a summary, it does not contain all of the information that may be important to you. For a complete description of matters set forth in this section titled “Description of Capital Stock,” you should refer to the amended and restated certificate of incorporation and the amended and restated bylaws.
General
The authorized capital stock of BlackSky consists of 400,000,000 shares, $0.0001 par value per share, of which: 300,000,000 shares are designated as Class A Common Stock; and 100,000,000 shares are designated as preferred stock.
Class A Common Stock
The amended and restated certificate of incorporation authorizes one class of common stock, the Class A Common Stock.
Dividend Rights
The DGCL permits a corporation to declare and pay dividends out of “surplus” or, if there is no “surplus”, out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. “Surplus” is defined as the excess of the net assets of the corporation over the amount determined to be the capital of the corporation by the board of directors. The capital of the corporation is typically calculated to be (and cannot be less than) the aggregate par value of all issued shares of capital stock. Net assets equals the fair value of the total assets minus total liabilities. The DGCL also provides that dividends may not be paid out of net profits if, after the payment of the dividend, capital is less than the capital represented by the outstanding stock of all classes having a preference upon the distribution of assets. Delaware common law also imposes a solvency requirement in connection with the payment of dividends.
Subject to preferences that may apply to any shares of our preferred stock outstanding at the time, the holders of our Class A Common Stock will be entitled to receive dividends out of funds legally available if our board of directors, in its discretion, determines to issue dividends and then only at the times and in the amounts that our board of directors may determine.
Voting Rights
Holders of our Class A Common Stock are entitled to one vote for each share held as of the record date for the determination of the stockholders entitled to vote on such matters, including the election and removal of directors, except as otherwise required by law. Under Delaware law, the right to vote cumulatively does not exist unless the certificate of incorporation specifically authorizes cumulative voting. Our amended and restated certificate of incorporation does not authorize cumulative voting and provides that no stockholder will be permitted to cumulate votes at any election of directors.
Right to Receive Liquidation Distributions
If we become subject to a liquidation, dissolution, or
winding-up,
the assets legally available for distribution to our stockholders would be distributable ratably among the holders of our Class A Common Stock and any participating series of our preferred stock outstanding at that time, subject to prior satisfaction of all outstanding debt and liabilities and the preferential rights of and the payment of liquidation preferences, if any, on any outstanding shares of our preferred stock.

Other Matters
All outstanding shares of our Class A Common Stock will be fully paid and nonassessable. Our Class A Common Stock will not be entitled to preemptive rights and will not be subject to redemption or sinking fund provisions.
Preferred Stock
Our board of directors are authorized, subject to limitations prescribed by the DGCL, to issue preferred stock in one or more series, to establish from time to time the number of shares to be included in each series, and to fix the designation, powers, preferences, and rights of the shares of each series and any of its qualifications, limitations, or restrictions, in each case without further vote or action by our stockholders. Our board of directors are empowered to increase or decrease the number of shares of any series of preferred stock, but not below the number of shares of that series then outstanding, without any further vote or action by our stockholders. Our board of directors are able to authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of Class A Common Stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring, or preventing a change in control of BlackSky and might adversely affect the market price of our Class A Common Stock and the voting and other rights of the holders of our Class A Common Stock. There are currently no plans to issue any shares of preferred stock.
Warrants
Public Warrants
As of September 15, 2021, there were an aggregate of 15,812,500 Public Warrants outstanding which entitle the holder to acquire Class A Common Stock. Each whole Public Warrant entitles the registered holder to purchase one share of Class A Common Stock at an exercise price of $11.50 per share, subject to adjustment as discussed in
 “—Anti-Dilution Adjustments
” below. The Public Warrants are exercisable, subject to the registration conditions in the next paragraph and our obligation to have a registration statement declared effective covering the issuance of the shares issuable upon exercise of the warrants as discussed below. The Public Warrants will expire on September 9, 2026, at 5:00 p.m. New York City time, or earlier upon redemption or liquidation.
We are not be obligated to deliver any shares of Class A Common Stock pursuant to the exercise of a Public Warrant and we have no obligation to settle such Public Warrant exercise unless a registration statement under the Securities Act covering the issuance of the shares of Class A Common Stock issuable upon exercise of the Public Warrants is then effective and a current prospectus relating to those shares of Class A Common Stock is available, subject to satisfaction of our obligations described below with respect to registration. No Public Warrant is exercisable for cash or on a cashless basis, and we are not obligated to issue any shares to holders seeking to exercise their Warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, or an exemption from registration is available. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a Public Warrant, the holder of such Public Warrant will not be entitled to exercise such Public Warrant and such Public Warrant may have no value and expire worthless.
We have agreed that as soon as practicable, but in no event later than 15 business days after the Closing Date, we will use our best efforts to file with the SEC, and within 60 business days following the Closing Date to have declared effective, a registration statement covering the issuance of the shares of Class A Common Stock issuable upon exercise of the warrants and to maintain a current prospectus relating to those shares of Class A Common Stock until the warrants expire or are redeemed. Notwithstanding the above, if the Class A Common Stock is at the time of any exercise of a Warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of Public Warrants who exercise their Public Warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement for the registration of the Class A Common Stock issuable upon exercise of the Warrants, but will use our best efforts to register or qualify the shares issuable upon the exercise of the Public Warrants under applicable blue sky laws to the extent an exemption is not available.
Private Placement Warrants
As of September 15, 2021, there were 8,325,000 Private Placement Warrants outstanding which entitle the holder to acquire Class A Common Stock. Except as set forth below, the terms of the Private Placement Warrants, including the exercise period and expiration date, are identical to the Public Warrants. 4,162,500 of the Private Placement Warrants are exercisable at an exercise price of $11.50 per share and 4,162,500 of the Private Placement Warrants will not be exercisable unless and until the date that the Class A Common Stock reaches a trading price of $20.00 per share on the NYSE and are then exercisable at an exercise price of $20.00 per share, each subject to adjustment as discussed in
 “-Anti-Dilution Adjustments
” below.
The Private Placement Warrants (including the Class A Common Stock issuable upon exercise of the Private Placement Warrants) are not redeemable by us for cash so long as they are held by the Sponsor or its permitted transferees except as set forth elsewhere in this prospectus. The Sponsor, or its permitted transferees, has the option to exercise the Private Placement Warrants on a cashless basis and will be entitled to certain registration rights. Otherwise, and except with the $20.00 exercise price for 4,162,500 Private Placement Warrants described above, the Private Placement Warrants have terms and provisions that are identical to those of the Public Warrants. If the Private Placement Warrants are held by holders other than the Sponsor or its permitted transferees, the Private Placement Warrants will be redeemable by us and exercisable by the holders on the same basis as the Public Warrants.
If the Sponsor or its permitted transferees elect to exercise the Private Placement Warrants on a cashless basis, they would pay the exercise price by surrendering their Warrants for that number of shares of Class A Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Class A Common Stock underlying the Warrants, multiplied by the excess of the “fair market value” (defined below) over the exercise price of the Warrants by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the Class A Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of exercise is sent to the holders of Warrants. If such holders remain affiliated with us, their ability to sell our securities in the open market will be significantly limited. We will have policies in place that prohibit insiders from selling our securities except during specific periods of time. Even during such periods of time when insiders will be permitted to sell our securities, an insider cannot trade in our securities if he or she is in possession of material non-public
information. Accordingly, unlike public stockholders who could exercise their Warrants and sell the shares of Class A Common Stock received upon such exercise freely in the open market in order to recoup the cost of such exercise, the insiders could be significantly restricted from selling such securities.
Redemption of Warrants
Redemption of Warrants when the price per share of Class A Common Stock equals or exceeds $18.00.
Once the Warrants become exercisable, we may call the Warrants for redemption:

•	in whole and not in part;

•	at a price of $0.01 per Warrant;

•	upon a minimum of 30 days’ prior written notice of redemption (the “30-day redemption period”), to each Warrant holder;

•
if, and only if, the closing price of Class A Common Stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a
30-trading day
period ending on the third trading day prior to the date on which BlackSky sends the notice of redemption to the Warrant holders; and

•
provided
that there is an effective registration statement covered the shares of Class A Common Stock issuable upon exercise of the Warrants and a current prospectus relating thereto, available throughout the 30-day redemption period or we have elected to require the exercise of the Warrants on a “cashless basis” as described in “—
Redemption Procedures and Cashless Exercise
.”

If and when the Warrants become redeemable by us pursuant to the foregoing redemption method, we may exercise our redemption right even we are unable to register or qualify the underlying securities for sale under all applicable state securities laws.
We have has established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the Warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the Warrants, each Warrant holder will be entitled to exercise his, her or its Warrant prior to the scheduled redemption date. However, the price of the Class A Common Stock may fall below the $18.00 redemption trigger price as well as the $11.50 Warrant exercise price after the redemption notice is issued.
As described in “—
Private Placement Warrants
,” these redemption rights do not apply to Private Placement Warrants if at the time of the redemption, such Private Placement Warrants continue to be held by the Sponsor or its permitted transferees.
Redemption Procedures and Cashless Exercise
If we call the Warrants for redemption as described above, our management will have the option to require all holders that wish to exercise Warrants to do so on a “cashless basis.” The exercise price and number of shares of Class A Common Stock issuable upon exercise of the Warrants may be adjusted in certain circumstances including in the event of a stock dividend, recapitalization, reorganization, merger or consolidation. Additionally, in no event will we be required to net cash settle the Warrants. In determining whether to require all holders to exercise their Warrants on a “cashless basis”, our management will consider, among other factors, our cash position, the number of Warrants that are outstanding and the dilutive effect on our stockholders of issuing the maximum number of shares of Class A Common Stock issuable upon the exercise of the Warrants. In such event, each holder would pay the exercise price by surrendering the Warrants for that number of shares of Class A Common Stock equal to the quotient obtained by dividing (i) the product of the number of shares of Class A Common Stock underlying the Warrants, multiplied by the excess of the “fair market value” (defined below) over the exercise price of the Warrants by (ii) the fair market value. The “fair market value” shall mean the average reported last sale price of the Class A Common Stock as reported during the 10 trading day period ending on the trading day prior to the date on which notice of redemption is sent to the holders of the Warrants. If our management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of shares of Class A Common Stock to be received upon exercise of the Warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a Warrant redemption.
A holder of a Warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such Warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), would beneficially own in excess of 9.8% (or such other amount as specified by the holder) of the shares of Class A Common Stock outstanding immediately after giving effect to such exercise.

Exercise of Warrants
The Warrants may be exercised upon surrender of the Warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the subscription form duly executed, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to the warrant agent, for the number of Warrants being exercised. The Warrant holders do not have the rights or privileges of holders of Class A Common Stock and any voting rights until they exercise their Warrants and receive shares of Class A Common Stock. After the issuance of shares of Class A Common Stock upon exercise of the Warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.
Anti-Dilution Adjustments
If the number of outstanding shares of Class A Common Stock is increased by a stock dividend payable in shares of Class A Common Stock, or by a split-up of
shares of Class A Common Stock or other similar event, then, on the effective date of such stock dividend, split-up or
similar event, the number of shares of Class A Common Stock issuable on exercise of each Warrant will be increased in proportion to such increase in the outstanding shares of Class A Common Stock. A rights offering to holders of Class A Common Stock entitling holders to purchase shares of Class A Common Stock at a price less than the “fair market value” (as defined below) will be deemed a stock dividend of a number of shares of Class A Common Stock equal to the product of (i) the number of shares of Class A Common Stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Class A Common Stock) multiplied by (ii) one minus the quotient of (a) the price per share of Class A Common Stock paid in such rights offering divided by (b) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for Class A Common Stock, in determining the price payable for Class A Common Stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) “fair market” value means the volume weighted average price of Class A Common Stock as reported during the 10 trading day period ending on the trading day prior to the first date on which the shares of Class A Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.
In addition, if we, at any time while the Warrants are outstanding and unexpired, shall pay a dividend or make a distribution in cash, securities or other assets to the holders of Class A Common Stock on account of such shares of Class A Common Stock (or other shares of our capital stock into which the Warrants are convertible), other than (i) as described above or (ii) certain ordinary cash dividends, and in those other cases applicable per the terms of the Warrant Agreement, then the Warrant exercise price will be decreased, effective immediately after the effective date of such extraordinary dividend, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of Class A Common Stock in respect of such extraordinary dividend.
If the number of outstanding shares of our Class A Common Stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of Class A Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of Class A Common Stock issuable on exercise of each Warrant will be decreased in proportion to such decrease in outstanding shares of Class A Common Stock.
Whenever the number of shares of Class A Common Stock purchasable upon the exercise of the Warrants is adjusted, as described above, the Warrant exercise price will be adjusted by multiplying the Warrant exercise price immediately prior to such adjustment by a fraction (i) the numerator of which will be the number of shares of Class A Common Stock purchasable upon the exercise of the Warrants immediately prior to such adjustment, and (ii) the denominator of which will be the number of shares of Class A Common Stock so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding shares of Class A Common Stock (other than those described above or that solely affects the par value of such shares of Class A Common Stock), or in the case of any merger or consolidation of BlackSky with or into another corporation (other than a consolidation or merger in which BlackSky is the continuing corporation and that does not result in any reclassification or reorganization of our outstanding shares of Class A Common Stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of BlackSky as an entirety or substantially as an entirety in connection with which BlackSky is dissolved, the holders of the Warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Warrants and in lieu of the shares of our Class A Common Stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the Warrants would have received if such holder had exercised their Warrants immediately prior to such event, provided, however, that if such holders were entitled to exercise a right of election as to the kind or amount of securities, cash or other assets receivable upon such consolidation or merger, then the kind and amount of securities, cash or other assets for which each Warrant will become exercisable will be deemed to be the weighted average of the kind and amount received per share by such holders in such consolidation or merger that affirmatively make such election, and if a tender, exchange or redemption offer has been made to and accepted by such holders under circumstances in which, upon completion of such tender or exchange offer, the maker thereof, together with members of any group (within the meaning of Rule
13d-5(b)(1)
under the Exchange Act) of which such maker is a part, and together with any affiliate or associate of such maker (within the meaning of Rule
12b-2 under
the Exchange Act) and any members of any such group of which any such affiliate or associate is a part, own beneficially (within the meaning of Rule
13d-3 under
the Exchange Act) more than 50% of the outstanding shares of Class A Common Stock, the holder of a Warrant will be entitled to receive the highest amount of cash, securities or other property to which such holder would actually have been entitled as a stockholder if such Warrant holder had exercised the Warrant prior to the expiration of such tender or exchange offer, accepted such offer and all of the common stock held by such holder had been purchased pursuant to such tender or exchange offer, subject to adjustments (from and after the consummation of such tender or exchange offer) as nearly equivalent as possible to the adjustments provided for in the Warrant Agreement, provided, further, that if less than 70% of the consideration receivable by the holders of Class A Common Stock in such a transaction is payable in the form of Class A Common Stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market,
or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the Warrant properly exercises the Warrant within 30 days following public disclosure of such transaction, the Warrant exercise price will be reduced as specified in the Warrant Agreement based on the per share consideration minus the Black-Scholes Warrant Value (as defined in the Warrant Agreement) of the Warrant.
The purpose of such exercise price reduction is to provide additional value to holders of the Warrants when an extraordinary transaction occurs during the exercise period of the Warrants pursuant to which the holders of the Warrants otherwise do not receive the full potential value of the Warrants in order to determine and realize the option value component of the Warrant. This formula is to compensate the Warrant holder for the loss of the option value portion of the Warrant due to the requirement that the Warrant holder exercise the Warrant within 30 days of the event. We believe the Black-Scholes model is a commonly accepted pricing model for estimating fair market value where no quoted market price for an instrument is available.
Amendments
The Warrants were issued in registered form under a Warrant Agreement between Continental Stock Transfer & Trust Company, as warrant agent, and the Company. The Warrant Agreement provides that the terms of the Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, or to add or change any other provisions with respect to matters or questions arising under the Warrant Agreement as the parties may deem necessary or desirable and that the parties deem do adversely affect the interest of the Warrant holders. All other modifications or amendments, including any amendment to increase the exercise price or shorten the exercise period and any amendment to the terms of only the Private Placement Warrants, requires the approval by the holders of at least 65% of the then-outstanding Public Warrants. We may lower the exercise price or extend the duration of the exercise period without the consent of the Warrant holders.
Form S-8
Registration Statement
We intend to file one or more registration statements on
Form S-8
under the Securities Act to register the shares of Class A Common Stock issued or issuable under our 2021 Plan. Any such
Form S-8
registration statement will become effective automatically upon filing. We expect that the initial registration statement on
Form S-8
will cover shares of Class A Common Stock underlying the 2021 Plan. Once these shares are registered, they can be sold in the public market upon issuance, subject to Rule 144 limitations applicable to affiliates and vesting restrictions. We may file in the future one or more registration statements on Form
S-8
under the Securities Act to register the shares of Class A Common Stock issued or issuable under our ESPP.
Anti-Takeover Provisions
Certain provisions of Delaware law, the amended and restated certificate of incorporation, and the amended and restated bylaws, which are summarized below, may have the effect of delaying, deferring, or discouraging another person from acquiring control of BlackSky. They are also designed, in part, to encourage persons seeking to acquire control of BlackSky to negotiate first with our board of directors.
Section 203 of the DGCL
We will be governed by the provisions of Section 203 of the DGCL. In general, Section 203 of the DGCL prohibits a public Delaware corporation from engaging in a “business combination” with an “interested stockholder” (as those terms are defined in Section 203 of the DGCL) for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:

•
either the merger or the transaction which resulted in the stockholder becoming an interested stockholder was approved by the board of directors prior to the time that the stockholder became an interested stockholder;

•
upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding shares owned by directors who are also officers of the corporation and shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•
at or subsequent to the time the stockholder became an interested stockholder, the merger was approved by our board of directors and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least two-thirds
of the outstanding voting stock which is not owned by the interested stockholder.

In general, Section 203 defines a “business combination” to include mergers, asset sales, and other transactions resulting in financial benefit to a stockholder and an “interested stockholder” as a person who, together with affiliates and associates, owns, or, within the prior three years, did own, 15% or more of our outstanding voting stock. These provisions may have the effect of delaying, deferring, or preventing changes in control of BlackSky.

Classified Board of Directors
The amended and restated certificate of incorporation provides that our board of directors is divided into three classes, designated Class I, Class II and Class III. The term of the initial Class I directors shall terminate on the date of the first annual meeting of stockholders, the term of the initial Class II directors shall terminate on the date of the second annual meeting of stockholders, and the term of the initial Class III directors shall terminate on the date of the third annual meeting of stockholders. At each annual meeting of stockholders, successors to the class of directors whose term expires at that annual meeting will be elected for a three-year term.
Removal of Directors
The amended and restated certificate of incorporation provides that stockholders may only remove a director for cause and only by a vote of no less than 66 2/3% of the voting power of the issued and outstanding capital stock entitled to vote in the election of directors, voting together as a single class.
Board of Directors vacancies
The amended and restated certificate of incorporation and amended and restated bylaws authorize only a majority of the remaining members of our board of directors, although less than a quorum, to fill vacant directorships, including newly created seats. In addition, subject to the rights of holders of any series of preferred stock, the number of directors constituting our board of directors will be permitted to be set only by a resolution of our board of directors. These provisions would prevent a stockholder from increasing the size of our board of directors and then gaining control of our board of directors by filling the resulting vacancies with its own nominees. This will make it more difficult to change the composition of our board of directors and will promote continuity of management.
Stockholder action; special meeting of stockholders
The amended and restated certificate of incorporation and amended and restated bylaws provides that stockholders may not take action by written consent but may only take action at annual or special meetings of the stockholders. As a result, a holder controlling a majority of our capital stock would not be able to amend the amended and restated bylaws, amend the amended and restated certificate of incorporation or remove directors without holding a meeting of the stockholders called in accordance with the amended and restated certificate of incorporation and amended and restated bylaws. The amended and restated certificate of incorporation and amended and restated bylaws further provide that special meetings of our stockholders may be called only by a majority of our board of directors, the Chairperson of our board of directors, or our Chief Executive Officer or President, thus prohibiting stockholder action to call a special meeting. These provisions might delay the ability of our stockholders to force consideration of a proposal or for stockholders controlling a majority of our capital stock to take any action, including the removal of directors.
Advance notice requirements for stockholder proposals and director nominations
The amended and restated certificate of incorporation provides that advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders will be given in the manner and to the extent provided in the bylaws. The amended and restated bylaws provide advance notice procedures for stockholders seeking to bring business before the annual meeting of stockholders or to nominate candidates for election as directors at the annual meeting of stockholders. The amended and restated bylaws also specify certain requirements regarding the form and content of a stockholder’s notice. These provisions might preclude stockholders from bringing matters before the annual meeting of stockholders or from making nominations for directors at the annual meeting of stockholders if the proper procedures are not followed. These provisions may also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of BlackSky.

No cumulative voting
The DGCL provides that stockholders are not entitled to cumulate votes in the election of directors unless a corporation’s certificate of incorporation provides otherwise. The amended and restated certificate of incorporation does not provide for cumulative voting and provides that no stockholder will be permitted to cumulate votes at any election of directors.
Amendment of amended and restated certificate of incorporation provisions
Any amendment of certain provisions in the amended and restated certificate of incorporation will require approval by holders of at least 66 2/3% of the voting power of the then outstanding voting securities entitled to vote thereon, voting together as a single class. These provisions include, among others, provisions related to the board composition, board removal rights, cumulative voting rights, and provisions related to stockholder action and advance notice, in each case as summarized above.
Authorized but Unissued Capital Stock
Delaware law does not require stockholder approval for any issuance of authorized shares. However, the listing requirements of the NYSE, which would apply if and so long as the Class A Common Stock remains listed on the NYSE, require stockholder approval of certain issuances equal to or exceeding 20% of the then outstanding voting power or then outstanding number of shares of Class A Common Stock. Additional shares that may be issued in the future may be used for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions.
One of the effects of the existence of unissued and unreserved common stock may be to enable our board of directors to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of BlackSky by means of a merger, tender offer, proxy contest or otherwise and thereby protect the continuity of management and possibly deprive stockholders of opportunities to sell their shares of Class A Common Stock at prices higher than prevailing market prices.
Dissenters’ Rights of Appraisal and Payment
Under the DGCL, with certain exceptions, our stockholders have appraisal rights in connection with a merger or consolidation of BlackSky. Pursuant to the DGCL, stockholders who properly request and perfect appraisal rights in connection with such merger or consolidation will have the right to receive payment of the fair value of their shares as determined by the Delaware Court of Chancery.
Stockholders’ Derivative Actions
Under the DGCL, any of our stockholders may bring an action in our name to procure a judgment in our favor, also known as a derivative action, provided that the stockholder bringing the action is a holder of our securities at the time of the transaction to which the action relates or such stockholder’s stock thereafter devolved by operation of law.
Exclusive Forum
The amended and restated certificate of incorporation provides that, unless otherwise consented to by us in writing, the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, another State court in Delaware or the federal district court for the District of Delaware) will, to the fullest extent permitted by law be the sole and exclusive forum for the following types of actions or proceedings: (i) any derivative action or proceeding brought on our behalf; (ii) any action asserting a claim of breach of a duty (including any fiduciary duty) owed by any of our current or former directors, officers, stockholders, employees or agents to us or our stockholders; (iii) any action arising pursuant to any provision of the DGCL or the amended and restated certificate of incorporation or the amended and restated bylaws; (iv) any action asserting a claim against us or any of our current or former directors, officers, stockholders, employees or agents governed by the internal affairs doctrine of the State of Delaware, in each such case unless the Court of Chancery (or such other state or federal court located within the State of Delaware, as applicable) has dismissed a prior action by the same plaintiff asserting the same claims because such court lacked personal jurisdiction over an indispensable party named as a defendant therein. The amended and restated certificate of incorporation further provides that, unless otherwise consented to by us in writing to the selection of an alternative forum, the federal district courts of the United States will, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any complaint against any person in connection with any offering of our securities, asserting a cause of action arising under the Securities Act. Any person or entity purchasing or otherwise acquiring any interest in our securities shall be deemed to have notice of and consented to this provision. These provisions may have the effect of discouraging lawsuits against BlackSky or our directors and officers.
Limitations on Liability and Indemnification of Directors and Officers
The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties, subject to certain exceptions. Our amended and restated certificate of incorporation includes a provision that eliminates the personal liability of directors for monetary damages for any breach of fiduciary duty as a director to the fullest extent permitted by the DGCL as the same exists or as may hereafter be amended from time to time. The effect of these provisions is to eliminate our rights and the rights of our stockholders, through stockholders’ derivative suits on our behalf, to recover monetary damages from a director for breach of fiduciary duty as a director, including breaches resulting from grossly negligent behavior. However, exculpation does not apply to any director if the director has acted in bad faith, knowingly or intentionally violated the law, authorized illegal dividends or redemptions or derived an improper benefit from his or her actions as a director.
Our amended and restated certificate of incorporation provides that we must indemnify, to the fullest extent permitted by applicable law, any of our directors or officers who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) by reason of the fact that he or she is or was our director or officer or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such Proceeding. We are required to indemnify a person in connection with a Proceeding (or part thereof) initiated by such person only if the Proceeding (or part thereof) was, or is, authorized by the board of directors.
We have the power to indemnify, to the fullest extent permitted by applicable law, any of our directors, officers, employees or agents who was or is a party or is threatened to be made a party to any Proceeding by reason of the fact that he or she is or was our director, officer, employee or agent or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such Proceeding.
We believe that these indemnification and advancement provisions and insurance are useful to attract and retain qualified directors and executive officers. The limitation of liability and indemnification provisions in our amended and restated certificate of incorporation and bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. In addition, your investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.
There is currently no pending material litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought.
Transfer Agent and Registrar
The transfer agent and registrar for the Class A Common Stock and warrant agent for the Warrants is Continental Stock Transfer & Trust Company. The transfer agent and registrar’s address is 1 State Street—30th Floor, New York, NY 10004.
Listing
The Class A Common Stock and Public Warrants are listed on the NYSE under the symbols “BKSY” and “BKSY.W”, respectively.

SECURITIES ACT RESTRICTIONS ON RESALE OF SECURITIES
Rule 144
A person who has beneficially owned restricted shares of our Class A Common Stock or Public Warrants for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale. Persons who have beneficially owned restricted shares of our Class A Common Stock or restricted Warrants for at least six months but who are our affiliates at the time of, or any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period a number of securities that does not exceed the greater of:

•	1% of the then outstanding equity shares of the same class; and

•	the average weekly trading volume of our Class A Common Stock or Warrants, as applicable, during the four calendar weeks preceding the date on which notice of the sale is filed with the SEC.
Sales by affiliates of BlackSky under Rule 144 are also subject to certain requirements relating to manner of sale, notice and the availability of current public information about BlackSky.
Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies
Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

•	the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•
the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form
8-K
reports; and

•	at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.
While we were formed as a shell company, since the completion of the merger we are no longer a shell company, and so, once the conditions set forth in the exceptions listed above are satisfied, Rule 144 will become available for the resale of the above noted restricted securities.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS FOR
NON-U.S.
HOLDERS OF OUR COMMON STOCK
The following is a summary of material U.S. federal income tax considerations of the ownership and disposition of our common stock acquired in this offering by a
“non-U.S.
holder” (as defined below) but does not purport to be a complete analysis of all the potential tax considerations relating thereto. This summary is based on the provisions of the Code, Treasury Regulations promulgated thereunder and administrative rulings and judicial decisions, all as of the date hereof. These authorities may be changed, possibly retroactively, so as to result in U.S. federal income tax considerations different from those set forth below. We have not sought, and do not intend to seek, any ruling from the Internal Revenue Service, or the IRS, with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS or a court will agree with such statements and conclusions.
This summary also does not address the tax considerations arising under the laws of any U.S. state or local or
non-U.S.
jurisdiction or under U.S. federal gift and estate tax rules, or the effect, if any, of the Medicare contribution tax on net investment income. In addition, this discussion does not address tax considerations applicable to an investor’s particular circumstances or to investors that may be subject to special tax rules, including, without limitation:

•	banks, insurance companies, regulated investment companies, real estate investment trusts or other financial institutions;

•	persons subject to the alternative minimum tax;

•	tax-exempt organizations;

•	pension plans and tax-qualified retirement plans;

•	controlled foreign corporations, passive foreign investment companies and corporations that accumulate earnings to avoid U.S. federal income tax;

•	entities or arrangements classified as partnerships for U.S. federal income tax purposes or other pass through entities (or investors in such entities or arrangements);

•	brokers or dealers in securities or currencies;

•	traders in securities that elect to use a mark-to-market method of tax accounting for their securities holdings;

•	persons who own, or are deemed to own, more than five percent of our capital stock (except to the extent specifically set forth below);

•	certain former citizens or long-term residents of the United States;

•	persons who hold our common stock as a position in a hedging transaction, “straddle,” “conversion transaction,” or other risk reduction transaction;

•	persons who hold or receive our common stock pursuant to the exercise of any option;

•	persons who do not hold our common stock as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment);

•	persons deemed to sell our common stock under the constructive sale provisions of the Code; or

•
persons subject to special tax accounting rules as a result of any item of gross income with respect to our common stock being taken into account in an “applicable financial statement” as defined in Section 451(b) of the Code.

In addition, if a partnership (or other entity or arrangement classified as a partnership for U.S. federal income tax purposes) holds our common stock, the tax treatment of a partner in the partnership generally will depend on the status of the partner and upon the activities of the partnership. A partner in a partnership that will hold our common stock should consult his, her or its own tax advisor regarding the tax considerations of the purchase, ownership and disposition of our common stock through a partnership.
You are urged to consult your tax advisor with respect to the application of the U.S. federal income tax laws to your particular situation, as well as any tax considerations of the purchase, ownership and disposition of our common stock arising under the U.S. federal gift or estate tax rules or under the laws of any U.S. state or local,
non-U.S.
or other taxing jurisdiction or under any applicable tax treaty.
Non-U.S.
Holder Defined
For purposes of this discussion, you are a
“non-U.S.
holder” if you are a beneficial owner of our common stock that, for U.S. federal income tax purposes, is neither a partnership nor:

•	an individual who is a citizen or resident of the United States;

•
a corporation or other entity taxable as a corporation created or organized in the United States or under the laws of the United States or any political subdivision thereof, or otherwise treated as such for U.S. federal income tax purposes;

•	an estate whose income is subject to U.S. federal income tax regardless of its source; or

•
a trust (x) whose administration is subject to the primary supervision of a U.S. court and that has one or more U.S. persons who have the authority to control all substantial decisions of the trust or (y) that has made a valid election under applicable Treasury Regulations to be treated as a U.S. person.

Dividends
As described in the section titled “
Dividend Policy
,” since the closing of the merger, we have not declared or paid any cash dividends on our capital stock. We do not intend to pay cash dividends to our stockholders in the foreseeable future. Investors should not purchase our common stock with the expectation of receiving cash dividends. However, if we do make distributions on our common stock, those payments will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent those distributions exceed both our current and our accumulated earnings and profits, the excess will constitute a return of capital and will first reduce your basis in our common stock, but not below zero, and then will be treated as gain from the sale of stock as described below under
“—Gain on Disposition of Common Stock
.”
Subject to the discussions below regarding effectively connected income, backup withholding and Foreign Account Tax Compliance Act, or FATCA, withholding, any dividend paid to you generally will be subject to U.S. federal withholding tax either at a rate of 30% of the gross amount of the dividend or such lower rate as may be specified by an applicable income tax treaty between the United States and your country of residence. In order to receive a reduced treaty rate, you must provide us or the applicable paying agent with an IRS Form
W-8BEN
or
W-8BEN-E
or other appropriate version of IRS Form
W-8
certifying qualification for the reduced rate. Under applicable Treasury Regulations, we may withhold up to 30% of the gross amount of the entire distribution even if the amount constituting a dividend, as described above, is less than the gross amount. You may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the IRS. If you hold our common stock through a financial institution or other agent acting on your behalf, you will be required to provide appropriate documentation to the agent, which then will be required to provide certification to us or our paying agent, either directly or through other intermediaries.
Dividends received by you that are treated as effectively connected with your conduct of a U.S. trade or business (and, if required by an applicable income tax treaty, that are attributable to a permanent establishment or fixed base maintained by you in the United States) are generally exempt from the 30% U.S. federal withholding tax, subject to the discussions below regarding backup withholding and FATCA withholding. In order to obtain this exemption, you must provide us with a properly executed IRS Form
W-8ECI
or other applicable IRS Form
W-8
properly certifying such exemption. Such effectively connected dividends, although not subject to U.S. federal withholding tax, generally are taxed at the U.S. federal income tax rates applicable to U.S. persons, net of certain deductions and credits. In addition, if you are a corporate
non-U.S.
holder, dividends you receive that are effectively connected with your conduct of a U.S. trade or business may also be subject to a branch profits tax at a rate of 30% or such lower rate as may be specified by an applicable income tax treaty between the United States and your country of residence. You should consult your tax advisor regarding the tax consequences of the ownership and disposition of our common stock, including the application of any applicable tax treaties that may provide for different rules.
For additional information regarding expenses of registration, see the section titled “
Use of Proceeds
” appearing elsewhere in this prospectus.
Gain on Disposition of Common Stock
Subject to the discussions below regarding backup withholding and FATCA withholding, you generally will not be required to pay U.S. federal income tax on any gain realized upon the sale or other disposition of our common stock unless:

•
the gain is effectively connected with your conduct of a U.S. trade or business (and, if an applicable income tax treaty so provides, the gain is attributable to a permanent establishment or fixed base maintained by you in the United States);

•
you are an individual who is present in the United States for a period or periods aggregating 183 days or more during the calendar year in which the sale or disposition occurs and certain other conditions are met; or

•
our common stock constitutes a United States real property interest by reason of our status as a “United States real property holding corporation,” or a USRPHC, for U.S. federal income tax purposes at any time within the shorter of the five-year period preceding your disposition of, or your holding period for, our common stock.

We believe that we are not currently and will not become a USRPHC for U.S. federal income tax purposes, and the remainder of this discussion so assumes. However, because the determination of whether we are a USRPHC depends on the fair market value of our U.S. real property interests relative to the fair market value of our U.S. and worldwide real property interests plus our other assets used or held for use in a trade or business, there can be no assurance that we will not become a USRPHC in the future. Even if we become a USRPHC, however, as long as our common stock is regularly traded on an established securities market, your common stock will be treated as U.S. real property interests only if you actually (directly or indirectly) or constructively hold more than five percent of our regularly traded common stock at any time during the shorter of the five-year period preceding your disposition of, or your holding period for, our common stock.
If you are a
non-U.S.
holder described in the first bullet above, you generally will be required to pay tax on the gain derived from the sale (net of certain deductions and credits) under U.S. federal income tax rates applicable to U.S. persons, and a corporate
non-U.S.
holder described in the first bullet above also may be subject to the branch profits tax at a 30% rate, or such lower rate as may be specified by an applicable income tax treaty. If you are an individual
non-U.S.
holder described in the second bullet above, you will be subject to tax at 30% (or such lower rate specified by an applicable income tax treaty) on the gain derived from the sale, which gain may be offset by U.S. source capital losses for the year, provided you have timely filed U.S. federal income tax returns with respect to such losses. You should consult your tax advisor regarding any applicable income tax or other treaties that may provide for different rules.

Backup Withholding and Information Reporting
Generally, we must report annually to the IRS the amount of dividends paid to you, your name and address and the amount of tax withheld, if any. A similar report will be sent to you. Pursuant to applicable income tax treaties or other agreements, the IRS may make these reports available to tax authorities in your country of residence.
Payments of dividends on or of proceeds from the disposition of our common stock made to you may be subject to backup withholding at the applicable statutory rate unless you establish an exemption, for example, by properly certifying your
non-U.S.
status on a properly completed IRS Form
W-8BEN
or
W-8BEN-E
or another appropriate version of IRS Form
W-8.
Notwithstanding the foregoing, backup withholding and information reporting may apply if either we or our paying agent has actual knowledge, or reason to know, that you are a U.S. person.
Backup withholding is not an additional tax; rather, the U.S. federal income tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund or credit may generally be obtained from the IRS, provided that the required information is furnished to the IRS in a timely manner.
Additional Withholding Requirements under the Foreign Account Tax Compliance Act
FATCA, including sections 1471 through 1474 of the Code and the Treasury Regulations and other official IRS guidance issued thereunder, generally imposes a U.S. federal withholding tax of 30% on dividends on, and the gross proceeds from a sale or other disposition of, our common stock, paid to a “foreign financial institution” (as specially defined under these rules), unless such institution enters into an agreement with the U.S. government to, among other things, withhold on certain payments and to collect and provide to the U.S. tax authorities substantial information regarding the U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are
non-U.S.
entities with U.S. owners) or otherwise establishes an exemption. FATCA also generally imposes a U.S. federal withholding tax of 30% on dividends on, and the gross proceeds from a sale or other disposition of, our common stock paid to a
“non-financial
foreign entity” (as specially defined under these rules) unless such entity provides the withholding agent with a certification identifying the substantial direct and indirect U.S. owners of the entity, certifies that it does not have any substantial U.S. owners, or otherwise establishes an exemption.
The withholding obligations under FATCA generally apply to dividends on our common stock and to the payment of gross proceeds of a sale or other disposition of our common stock. However, the U.S. Treasury Department has issued proposed regulations that, if finalized in their present form, would eliminate FATCA withholding on gross proceeds of the sale or other disposition of our common stock (but not on payments of dividends). The preamble of such proposed regulations states that they may be relied upon by taxpayers until final regulations are issued or until such proposed regulations are rescinded. The withholding tax will apply regardless of whether the payment otherwise would be exempt from withholding tax, including under the exemptions described above. Under certain circumstances, you might be eligible for refunds or credits of such taxes. An intergovernmental agreement between the United States and your country of residence may modify the requirements described in this section. You should consult with your own tax advisors regarding the application of FATCA withholding to your investment in, and ownership and disposition of, our common stock.
The preceding discussion of U.S. federal income tax considerations is for general information only. It is not tax advice to investors in their particular circumstances. You should consult your own tax advisor regarding the particular U.S. federal, state and local and
non-U.S.
tax considerations of purchasing, owning and disposing of our common stock, including the consequences of any proposed change in applicable laws.

PLAN OF DISTRIBUTION
We are registering the issuance by us of up to 8,325,000 shares of our Class A Common Stock issuable upon the exercise of the Private Placement Warrants and up to 15,812,500 shares of our Class A Common Stock issuable upon the exercise of the Public Warrants. We are also registering the remaining securities for resale by the Selling Securityholders. As used herein, references to “Selling Securityholders” includes donees, pledgees, transferees, distributees or other successors-in-interest
selling shares of Class A Common Stock or Warrants or interests in the Securities received after the date of this prospectus from a Selling Securityholder as a gift, pledge, partnership distribution or other transfer.

•
We will not receive any of the proceeds of the sale of the Securities offered by this prospectus. We will receive up to an aggregate of approximately $313,613,021.35 from the exercise of the Warrants, assuming the exercise in full of all of the Warrants for cash and from the exercise of the Legacy BlackSky Equity Awards. The aggregate proceeds to the Selling Securityholders from the sale of the Securities will be the purchase price of the Securities less any discounts and commissions. We will not pay any brokers’ or underwriters’ discounts and commissions in connection with the registration and sale of the Securities covered by this prospectus. The Selling Securityholders reserve the right to accept and, together with their respective agents, to reject, any proposed purchases of Securities to be made directly or through agents.

The Securities offered by this prospectus may be sold from time to time to purchasers:

•	directly by the Selling Securityholders;

•
through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, commissions or agent’s commissions from the Selling Securityholders or the purchasers of the Securities; or

•	through a combination of any of these methods of sale.
Any underwriters, broker-dealers or agents who participate in the sale or distribution of the Securities may be deemed to be “underwriters” within the meaning of the Securities Act. As a result, any discounts, commissions or concessions received by any such broker-dealer or agents who are deemed to be underwriters will be deemed to be underwriting discounts and commissions under the Securities Act. Underwriters are subject to the prospectus delivery requirements of the Securities Act and may be subject to certain statutory liabilities under the Securities Act and the Exchange Act. We will make copies of this prospectus available to the Selling Securityholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. To our knowledge, there are currently no plans, arrangements or understandings between the Selling Securityholders and any underwriter, broker-dealer or agent regarding the sale of the Securities by the Selling Securityholders.
The securities may be sold in one or more transactions at:

•	fixed prices;

•	prevailing market prices at the time of sale;

•	prices related to such prevailing market prices;

•	varying prices determined at the time of sale; or

•	negotiated prices.
These sales may be effected in one or more transactions:

•	through one or more underwritten offerings on a firm commitment or best efforts basis;

•	settlement of short sales entered into after the date of this prospectus;

•	agreements with broker-dealers to sell a specified number of the securities at a stipulated price per share;

•
in “at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices, at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;

•	in privately negotiated transactions;

•	in options or other hedging transactions, whether through an options exchange or otherwise;

•	in distributions to members, limited partners or stockholders of Selling Securityholders;

•	any other method permitted by applicable law;

•	on any national securities exchange or quotation service on which the Securities may be listed or quoted at the time of sale, including the New York Stock Exchange;

•	in the over-the-counter market;

•	in transactions otherwise than on such exchanges or services or in the over-the-counter market;

•	any other method permitted by applicable law; or

•	through any combination of the foregoing.
These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as an agent on both sides of the trade.
In connection with distributions of the Securities or otherwise, the Selling Securityholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the Securities in the course of hedging transactions, broker-dealers or other financial institutions may engage in short sales of the Securities in the course of hedging the positions they assume with Selling Securityholders. The Selling Securityholders may also sell the Securities short and redeliver the Securities to close out such short positions. The Selling Securityholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of the Securities offered by this prospectus, which Securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The Selling Securityholders may also pledge the Securities to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may effect sales of the pledged Securities pursuant to this prospectus (as supplemented or amended to reflect such transaction).
A Selling Securityholder may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell the Securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by any Selling Securityholder or borrowed from any Selling Securityholder or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from any Selling Securityholder in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, any Selling Securityholder may otherwise loan or pledge the Securities to a financial institution or other third party that in turn may sell the Securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.

At the time a particular offering of the Securities is made, a prospectus supplement, if required, will be distributed, which will set forth the name of the Selling Securityholders, the aggregate amount of Securities being offered and the terms of the offering, including, to the extent required, (1) the name or names of any underwriters, broker-dealers or agents, (2) any discounts, commissions and other terms constituting compensation from the Selling Securityholders and (3) any discounts, commissions or concessions allowed or reallowed to be paid to broker-dealers. We may suspend the sale of Securities by the Selling Securityholders pursuant to this prospectus for certain periods of time for certain reasons, including if the prospectus is required to be supplemented or amended to include additional material information.
The Selling Securityholders also may transfer the securities in other circumstances, in which case the transferees, pledgees or other successors-in-interest
will be the selling beneficial owners for purposes of this prospectus. Upon being notified by a Selling Securityholder that a donee, pledgee, transferee, other successor-in-interest
intends to sell our Securities, we will, to the extent required, promptly file a supplement to this prospectus to name specifically such person as a Selling Securityholder.
The Selling Securityholders will act independently of us in making decisions with respect to the timing, manner, and size of each resale or other transfer. There can be no assurance that the Selling Securityholders will sell any or all of the Securities under this prospectus. Further, we cannot assure you that the Selling Securityholders will not transfer, distribute, devise or gift the Securities by other means not described in this prospectus. In addition, any Securities covered by this prospectus that qualify for sale under Rule 144 of the Securities Act may be sold under Rule 144 rather than under this prospectus. The Securities may be sold in some states only through registered or licensed brokers or dealers. In addition, in some states the Securities may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification is available and complied with.
The Selling Securityholders may, from time to time, pledge or grant a security interest in some shares of the Securities owned by them and, if a Selling Securityholder defaults in the performance of its secured obligations, the pledgees or secured parties may offer and sell such shares of the Securities, from time to time, under this prospectus, or under an amendment or supplement to this prospectus amending the list of the Selling Securityholders to include the pledgee, transferee or other successors in interest as the Selling Securityholders under this prospectus. The Selling Securityholders also may transfer shares of the Securities in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.
A Selling Securityholder that is an entity may elect to make an in-kind
distribution of the Securities to its members, partners or shareholders pursuant to the registration statement of which this prospectus is a part by delivering a prospectus. To the extent that such members, partners or shareholders are not affiliates of ours, such members, partners or stockholders would thereby receive freely tradable shares of the Securities pursuant to the distribution through a registration statement.
The Selling Securityholders may, from time to time, pledge or grant a security interest in some shares of the Securities owned by them and, if a Selling Securityholder defaults in the performance of its secured obligations, the pledgees or secured parties may offer and sell such shares of the Securities, from time to time, under this prospectus, or under an amendment or supplement to this prospectus amending the list of the Selling Securityholders to include the pledgee, transferee or other successors in interest as the Selling Securityholders under this prospectus. The Selling Securityholders also may transfer shares of the Securities in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.
A Selling Securityholder that is an entity may elect to make an in-kind
distribution of the Securities to its members, partners or shareholders pursuant to this prospectus is a part by delivering a prospectus. To the extent that such members, partners or shareholders are not affiliates of ours, such members, partners or stockholders would thereby receive freely tradable shares of the Securities pursuant to the distribution through this prospectus.

For additional information regarding expenses of registration, see the section titled “
Use of Proceeds
” appearing elsewhere in this prospectus.
Lock-Up
Restrictions
Of the shares of Class A Common Stock that may be offered or sold by Selling Securityholders identified in this prospectus, certain of our Selling Securityholders are subject to lock-up
restrictions with respect to 67,624,253 of those shares as pursuant to our bylaws and/or other agreements.

LEGAL MATTERS
The validity of the Securities offered hereby has been passed upon for us by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Seattle, Washington. Certain members of, and investment partnerships comprised of members of, and persons associated with, Wilson Sonsini Goodrich & Rosati, Professional Corporation, directly or indirectly own less than 0.01% of the outstanding shares of our common stock.

EXPERTS
The financial statements of BlackSky Holdings, Inc. as of December 31, 2020 and 2019 and for each of the two years in the period ended December 31, 2020 included in this prospectus have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein (which report expresses an unqualified opinion on the financial statements and includes explanatory paragraphs referring to (1) conditions that raise substantial doubt about BlackSky Holdings Inc.’s ability to continue as a going concern and (2) a change in accounting principle). Such financial statements have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.
The financial statements of Osprey Technology Acquisition Corp as of December 31, 2020 and 2019 appearing in this prospectus have been audited by Marcum LLP (“Marcum”), an independent registered public accounting firm, as stated in their report thereon (which contains an explanatory paragraph relating to substantial doubt about the ability of Osprey Technology Acquisition Corp. to continue as a going concern as described in Note 3 to the financial statements) and included in this prospectus, in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.
Change in Certifying Accountant
On September 9, 2021, following a meeting of the Audit Committee of our board of directors, Marcum, who served as our independent registered public accounting firm prior to the merger, was informed that it would be dismissed as our independent registered public accounting firm. Subsequently, on September 9, 2021, the Audit Committee of our board of directors approved the engagement of Deloitte & Touche LLP (“
Deloitte”
) as our independent registered public accounting firm to audit our consolidated financial statements for the year ending December 31, 2021. Deloitte previously served as the independent registered public accounting firm for Legacy BlackSky, which was acquired by us on September 9, 2021.
The report of Marcum on Osprey’s financial statements as of December 31, 2020 and for the period from June 15, 2018 (inception) through December 31, 2020, did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to audit scope or accounting principles. Their financial statements contained an explanatory paragraph relating to substantial doubt about the ability of Osprey to continue as a going concern as described in Note 1 to the financial statements.
During the period from June 15, 2018 (Osprey’s inception) to December 31, 2020 and the subsequent interim period through September 9, 2021, there were no “disagreements” (as such term is defined in Item 304(a)(1)(iv) of Regulation
S-K
and the related instructions) with Marcum on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of Marcum, would have caused Marcum to make reference thereto in its report on Osprey’s pre-merger
financial statements as of December 31, 2020 and for the period from June 15, 2018 (Osprey’s inception) to December 31, 2020. During the period from June 15, 2018 (Osprey’s inception) to December 31, 2020 and the subsequent interim period through September 9, 2021, there have been no “reportable events” (as such term is defined in Item 304(a)(1)(v) of Regulation
S-K
except for the material weakness that is disclosed in Item 9A in the Form
10-K/A.).
We provided Marcum with a copy of the foregoing disclosures and requested that Marcum furnish BlackSky Technology Inc. with a letter addressed to the SEC stating whether it agrees with the statements made by us set forth above. A copy of Marcum’s letter, dated September 14, 2021, is attached hereto as Exhibit 16.1 and incorporated by reference herein.
During the fiscal year ending December 31, 2020 and the subsequent interim period through September 9, 2021, neither Osprey, nor any party on behalf of Osprey, consulted with Deloitte with respect to either (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of the audit opinion that might be rendered with respect to Osprey’s consolidated financial statements, and no written report or oral advice was provided to Osprey by Deloitte that was an important factor considered by Osprey in reaching a decision as to any accounting, auditing or financial reporting issue, or (ii) any matter that was subject to any disagreement (as that term is defined in Item 304(a)(1)(iv) of
Regulation S-K
and the related instructions) or a reportable event (as that term is defined in Item 304(a)(1)(v) of
Regulation S-K).

WHERE YOU CAN FIND ADDITIONAL INFORMATION
We have filed with the SEC a registration statement on Form
S-1
under the Securities Act that registers the shares of our Common Stock to be sold in this offering. The registration statement, including the attached exhibits and schedules, contains additional relevant information about us and our capital stock. The rules and regulations of the SEC allow us to omit from this prospectus certain information included in the registration statement. For further information about us and the Securities, you should refer to the registration statement and the exhibits and schedules filed with the registration statement. With respect to the statements contained in this prospectus regarding the contents of any agreement or any other document, in each instance, the statement is qualified in all respects by the complete text of the agreement or document, a copy of which has been filed as an exhibit to the registration statement.
We are subject to the informational reporting requirements of the Exchange Act. We file reports, proxy statements and other information with the SEC under the Exchange Act. Our SEC filings are available over the Internet at the SEC’s website at http://www.sec.gov. Our website address is www.blacksky.com. The information on, or that can be accessed through, our website is not part of this prospectus.

BLACKSKY HOLDINGS, INC.
CONSOLIDATED CONDENSED BALANCE SHEETS
(unaudited)
(in thousands, except par value)

	June 30,	December 31,
	2021	2020
Assets
Current assets:
Cash and cash equivalents	$26,384	$5,098
Restricted cash	5,475	5,475
Accounts receivable, net of allowance of $0 and $0, respectively	4,192	2,903
Prepaid expenses and other current assets	1,370	965
Contract assets	2,649	3,796

Total current assets	40,070	18,237
Property and equipment - net	24,481	20,852
Goodwill	9,393	9,393
Investment in equity method investees	4,240	3,277
Intangible assets - net	3,158	3,831
Satellite procurement work in process	45,723	62,664
Other assets	8,432	1,661

Total assets	$135,497	$119,915

Liabilities, redeemable convertible preferred stock and stockholders’ deficit
Current liabilities:
Accounts payable and accrued liabilities	$23,070	$7,966
Amounts payable to equity method investees	584	8,762
Contract liabilities - current	15,948	14,537
Debt - current portion	19,672	16,739
Other current liabilities	39,878	7,439

Total current liabilities	99,152	55,443
Liability for estimated contract losses	5,205	6,252
Long-term liabilities	4,314	3,605
Long-term contract liabilities	196	2,559
Long-term debt - net of current portion	156,873	84,869

Total liabilities	265,740	152,728
Commitments and contingencies (Note 20)
Redeemable convertible preferred stock:

Series A redeemable convertible preferred stock, $0.00001 par value-authorized, 8,652 shares; issued and outstanding, 8,652 shares as of June 30, 2021 and December 31, 2020. (Liquidation preference of $7,500)	7,495	7,495

Series B redeemable convertible preferred stock, $0.00001 par value-authorized, 20,042 shares; issued and outstanding, 18,987 shares as of June 30, 2021 and December 31, 2020. (Liquidation preference of $22,167)	21,405	21,405

Series B-1 redeemable convertible preferred stock, $0.00001 par value-authorized, 9,508 shares; issued and outstanding, 9,508 shares as of June 30, 2021 and December 31, 2020. (Liquidation preference of $25,000)	24,138	24,138

F-

	June 30,	December 31,
	2021	2020

Series C redeemable convertible preferred stock, $0.00001 par value-authorized, 48,364 shares; issued and outstanding, 41,908 shares as of June 30, 2021 and December 31, 2020. (Liquidation preference of $201,050)	121,530	121,530

Total redeemable convertible preferred stock	174,568	174,568
Stockholders’ deficit:
Common stock A, $0.00001 par value-authorized, 1,000,000 and 400,000 shares; issued, 353,564 and 110,789 shares; outstanding, 347,202 shares and 97,816 shares as of June 30, 2021 and December 31, 2020, respectively.	3	1
Common stock B, $0.00001 par value-authorized, 90,000; issued and outstanding, 71,977 shares and 83,987 shares as of June 30, 2021 and December 31, 2020, respectively.	1	1
Treasury stock, shares at cost, 11,500 shares as of June 30, 2021 and December 31, 2020.	(12,500)	(12,500)
Additional paid-in capital	136,351	29,101
Accumulated other comprehensive loss	(541)	—
Accumulated deficit	(428,125)	(223,984)

Total stockholders’ deficit	(304,811)	(207,381)

Total liabilities, redeemable convertible preferred stock and stockholders’ deficit	$135,497	$119,915

See notes to unaudited consolidated condensed financial statements

F-

BLACKSKY HOLDINGS, INC
CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(unaudited)
(in thousands)

	Six Months Ended June 30,
	2021	2020
Revenues:
Service	$11,116	$7,726
Product	3,543	1,685

Total revenues	$14,659	$9,411

Costs and expenses:
Service costs, excluding depreciation and amortization	8,550	6,440
Product costs, excluding depreciation and amortization	3,367	5,184
Selling, general and administrative	17,305	14,063
Research and development	28	96
Depreciation and amortization	6,301	3,757
Satellite impairment loss	18,407	—

Operating loss	(39,299)	(20,129)
Gain on debt extinguishment	—	284
Unrealized loss on derivative	(14,975)	(279)
Income/(loss) on equity method investment	963	(581)
Interest expense	(2,438)	(3,259)
Other (expense)/income, net	(147,370)	281

Loss before income taxes	(203,119)	(23,683)
Income tax (provision) benefit	—	—

Loss from continuing operations	(203,119)	(23,683)
Discontinued operations:
(Loss)/gain from discontinued operations, net of tax (including (loss)/gain from disposal of Launch Division of $1,022 and $30,672 for the six months ended June 30, 2021 and 2020, respectively)	(1,022)	28,960
Income tax (provision) benefit	—	—

(Loss)/gain from discontinued operations, net of tax	(1,022)	28,960

Net (loss)/income	$(204,141)	$5,277
Other comprehensive loss	(541)	—

Total comprehensive (loss)/income	$(204,682)	$5,277

Basic and diluted income/(loss) per share of common stock:
Loss from continuing operations	$(0.69)	(0.31)
(Loss)/gain from discontinued operations, net of tax	—	0.37

Net (loss)/income per share of common stock	$(0.69)	0.06

See notes to unaudited consolidated condensed financial statements

F-

BLACKSKY HOLDINGS, INC
CONSOLIDATED CONDENSED STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIT
Six Months Ended June 30, 2021 and 2020
(unaudited)
(in thousands)

	Class A Common Stock		Class B Common Stock		Additional Paid-In Capital	Treasury Stock		Other Comprehensive Loss	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount		Shares	Amount
Balance as of December 31, 2019	72,319	$1	83,987	$1	$26,681	11,500	$(12,500)	$—	$(203,799)	$(189,616)
Adoption of Accounting Standards Updates “ASU”, ASU 2014-09	—	—	—	—	—	—	—	—	(650)	(650)

Balance as of January 1, 2020	72,319	$1	83,987	$1	$26,681	11,500	$(12,500)	$—	$(204,449)	$(190,266)
Stock-based compensation, including $218 thousand in the sale of Spaceflight, Inc.	—	—	—	—	1,551	—	—	—	—	1,551
Issuance of common stock upon exercise of stock options	479	—	—	—	23	—	—	—	—	23
Issuance of common stock upon vesting of restricted stock awards	21,573	—	—	—	—	—	—	—	—	—
Issuance of common stock as contingent consideration for the purchase of OpenWhere, Inc	601	—	—	—	—	—	—	—	—	—
Net income	—	—	—	—	—	—	—	—	5,277	5,277

Balance as of June 30, 2020	94,972	$1	83,987	$1	$28,255	11,500	$(12,500)	$—	$(199,172)	$(183,415)

Balance as of January 1, 2021	101,022	$1	83,987	$1	$29,101	11,500	$(12,500)	$—	$(223,984)	$(207,381)
Stock-based compensation	—	—	—	—	772	—	—	—	—	772
Issuance of common stock due to bridge financing and rights offering, net of issuance	223,054	2	—	—	106,351	—	—	—	—	106,353
Issuance of common stock upon exercise of stock options	7,440	—	—	—	7	—	—	—	—	7
Issuance of common stock upon vesting of restricted stock awards	3,301	—	—	—	—	—	—	—	—	—
Issuance of common stock upon vesting of restricted stock units	375	—	—	—	—	—	—	—	—	—
Issuance of Class A Common Stock and forfeiture of Class B common stock upon exercise of warrants	12,010		(12,010)	—	120	—	—	—	—	120
Other comprehensive loss	—	—	—	—	—	—	—	(541)	—	(541)
Net loss	—	—	—	—	—	—	—	—	(204,141)	(204,141)

Balance as of June 30, 2021	347,202	$3	71,977	$1	$136,351	11,500	$(12,500)	$(541)	$(428,125)	$(304,811)

See notes to unaudited consolidated condensed financial statements

BLACKSKY HOLDINGS, INC
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(unaudited)
(in thousands)

	June 30,
	2021	2020
Cash flows from operating activities:
Net (loss)/income	$(204,141)	$5,277
(Loss)/gain from discontinued operations, net of tax	(1,022)	28,960

Loss from continuing operations	(203,119)	(23,683)
Adjustments to reconcile net loss to net cash (used in) operating activities:
Depreciation and amortization expense	6,301	3,757
Gain on debt extinguishment	—	(284)
Stock-based compensation expense	772	1,142
Loss on issuance of 2021 convertible bridge notes	96,476	—
Loss on issuance of 2021 convertible bridge notes rights offering	3,193	—
Debt issuance cost expensed for debt carried at fair value	47,718	—
Amortization of debt discount and issuance costs	823	836
(Gain)/loss on equity method investment	(963)	581
Loss on disposal of property and equipment	24	—
Unrealized loss on derivatives	14,975	279
Satellite impairment loss	18,407	—
Bad debt expense	4	—
Changes in operating assets and liabilities:
Accounts receivable	(1,293)	2,012
Contract assets	1,151	(1,344)
Prepaid expenses, and other current assets	(405)	(56)
Other assets	(150)	(752)
Accounts payable and accrued liabilities	(2,604)	(14)
Other current liabilities	(2,067)	244
Contract liabilities - current and long-term	(952)	4,701
Liability for estimated contract losses	(1,047)	3,340
Other long-term liabilities	1,644	1,482

Cash flows (used in) operating activities - continuing operations	(21,112)	(7,759)
Cash flows (used in) operating activities - discontinued operations	—	(14,383)

Net cash (used in) operating activities	(21,112)	(22,142)

Cash flows from investing activities:
Purchase of property and equipment	(207)	(41)
Satellite procurement work in process	(11,205)	(15,913)
Purchase of domain name	(7)	—

Cash flows (used in) investing activities - continuing operations	(11,419)	(15,954)
Cash flows provided by investing activities - discontinued operations	—	8,410

Net cash (used in) investing activities	(11,419)	(7,544)

Cash flows from financing activities:
Proceeds from issuance of debt	58,573	3,600
Proceeds from options exercised	7	23
Proceeds from warrants exercised	120	—
Capital lease payments	—	(17)
Debt payments	(750)	—
Payments for deferred offering costs	(3,487)	—
Payments for debt issuance costs	(646)	(108)

F-

	June 30,
	2021	2020
Cash flows provided by financing activities - continuing operations	53,817	3,498
Cash flows (used in) financing activities - discontinued operations	—	—

Net cash provided by financing activities	53,817	3,498

Net increase/(decrease) in cash, cash equivalents, and restricted cash	21,286	(26,188)
Cash, cash equivalents, and restricted cash – beginning of year	10,573	37,190
Cash reclassified to assets held for sale at beginning of period	—	11,383
Cash reclassified to assets held for sale at the end of period	—	—

Cash, cash equivalents, and restricted cash – end of year	$31,859	$22,385

See notes to unaudited consolidated condensed financial statements

F-

The following table provides a reconciliation of cash, cash equivalents, and restricted cash reported within the unaudited consolidated condensed balance sheets that sum to the total of the same such amounts shown in the unaudited consolidated condensed statements of cash flows:

	June 30,
	2021	2020
Cash and cash equivalents	$26,384	$16,911
Restricted cash	5,475	5,475

Total cash, cash equivalents, and restricted cash	$31,859	$22,385

	June 30,
	2021	2020
	(in thousands)
Supplemental disclosures of cash flows information:
Cash paid for interest	$286	$821
Supplemental disclosures of non-cash financing and investing information:
Property and equipment additions accrued but not paid	$10,837	$3,071
SPAC costs accrued but not paid	$3,663	$—
Debt issuance costs expensed for debt carried at fair value accrued but not paid	$3,129	$—
Capitalized Interest	$135	$736
Issuance of common stock due to bridge financing and rights offering, net of issuance cost	$106,353	$—
Issuance of common stock warrants due to bridge financing	$18,800	$—
Consent fees payable in common stock or cash recorded as a derivative	$2,715	$—
Contingent liability for working capital adjustment to M&Y Space (“Mitsui USA”)	$1,022	$—
Issuance of preferred stock in the sale of Spaceflight, Inc.	$—	$3,247
Application of Secured Loan against the 2020 Share Purchase Agreement (“SPA”) purchase price	$—	$26,182
Equipment acquired under capital lease	$—	$22
See notes to unaudited consolidated condensed financial statements

F-

BLACKSKY HOLDINGS, INC
NOTES TO UNAUDITED CONSOLIDATED CONDENSED FINANCIAL STATEMENTS
June 30, 2021

1.	Organization and Business
BlackSky Holdings, Inc. (“BlackSky” or the “Company”), formerly known as Spaceflight Industries, Inc., was incorporated in the State of Delaware on September 24, 2014. The Company is headquartered in Herndon, Virginia and had two operating divisions: the BlackSky Division and, prior to June 12, 2020, Spaceflight, Inc. (the “Launch Division”). The BlackSky Division is composed of the Company’s other operating entities, BlackSky Global LLC and BlackSky Geospatial Solutions, Inc. BlackSky also owns a portion of the equity method investment
X-Bow
Launch Systems Inc.
(“X-Bow”)
and LeoStella, LLC (“LeoStella”), its joint venture with Thales Alenia Space US Investment LLC (“Thales”). On June 12, 2020, the Company completed the sale of 100% of its equity interests in the Launch Division to M&Y Space Co. Ltd. (“M&Y Space”), as discussed further below.
The BlackSky Division
The BlackSky Division is a leading provider of geospatial intelligence, imagery and related data analytic products and services and mission systems. The Company monitors activities and facilities worldwide by leveraging its proprietary small satellite constellation and harnessing the world’s expanding sensor networks. The Company’s on-demand
constellation of satellites can image a location multiple times throughout the day, and the Company processes millions of observations from its satellites in space, air sensors, environmental sensors, asset tracking sensors, industrial internet-of-things
(“IoT”) connected devices, and internet-enabled narrative sources. The Company monitors for pattern-of-life
anomalies to produce alerts and enhance situational awareness for government and commercial customers worldwide. The Company’s monitoring service is powered by cutting-edge computing techniques - including machine learning, artificial intelligence, computer vision, and natural language processing. The Company’s global monitoring service is available via a simple subscription and requires no specialized technological infrastructure or setup.
The Company is a first mover in Earth observation, leveraging the performance and economics of its innovative small satellite constellation to deliver high revisit global monitoring solutions. The Company’s artificial intelligence/machine learning powered analytics platform derives unique insights from its constellation, as well as a variety of space, IoT, and terrestrial based sensors and data feeds. The Company has developed a fully-integrated, proprietary technology stack that includes its constellation of high-resolution small satellites that monitor global events and activities at high revisit rates, an artificial intelligence and machine learning enabled software platform that translates data into actionable insights, a proprietary database that continually captures information on global changes, and an application layer that delivers on-demand
solutions directly to its customers.
In 2017, BlackSky and
X-Bow
entered into a Stock Subscription and Technology Transfer Agreement. Under the agreement,
X-Bow
issued 13.5 million of its own shares to BlackSky; in exchange, BlackSky irrevocably assigned and transferred certain intellectual property rights to
X-Bow.
As of June 30, 2021, BlackSky has a 20.6% ownership interest in
X-Bow
(Note 6).
In 2018, BlackSky and Thales formed a joint venture named LeoStella, LLC, a vertically-integrated small satellite design and manufacturer based in Tukwila, Washington, from which the Company procures satellites to operate its business. BlackSky and Thales each own 50% of LeoStella (Note 6).
As of June 30, 2021, the Company had six satellites in commercial operation. Ultimately, the Company seeks to establish a constellation of 30 high-resolution, multi-spectral satellites capable of monitoring locations on Earth as frequently as every 30 minutes, day or night.

F-

The Launch Division
The Launch Division was based in Seattle, Washington and provided small satellite launch brokerage services to customers that manifest, certify, and integrate auxiliary payloads onto a single launch vehicle. The Launch Division leveraged its extensive relationships in the commercial launch market and provided satellite launch brokerage services for its customers based on specific launch time frames, orbital parameters, payloads, and compatible launch vehicles. The Launch Division specialized in the launch of small satellites with masses between 1 kg and 300 kg into low earth orbit.
As part of the Company’s strategy to focus on the BlackSky Division, the Company executed a stock purchase agreement (“2020 SPA”) in January 2020 to divest its ownership of the Launch Division. On June 12, 2020, the Company completed the sale of 100% of its equity interests in Launch to M&Y Space under the previously executed 2020 SPA, for a final purchase price of $31.6 million. The Launch Division’s financial results are material to the Company’s financial results and, as such, are reported as discontinued operations (Note 7).
Liquidity
For the six months ended June 30, 2021 and 2020, the Company incurred net losses from continuing operations of $203.1 million and $23.1 million, respectively, and incurred negative cash flows from continuing operating activities of $21.1 million and $7.8 million, respectively. The Company has incurred operating losses since inception, and continues to face significant risks associated with successful execution of the Company’s business plan that include, but are not limited to, customer acquisition, competition and market risk, technical risk, liquidity risk, and risks associated with the retention of key personnel. As of June 30, 2021 and December 31, 2020, the Company had working capital deficits of $59.1 million and $37.2 million, respectively. The Company has historically funded its operations through issuance of preferred stock to private investors and debt financings. As a result of the merger consummated on September 9, 2021 (see Note 22), the Company expects to have sufficient liquidity to meet working capital and capital expenditure needs for at least the 12-month period following the issuance of this report.
In the first half of 2020, the Company successfully divested the Launch Division, extinguished $26.0 million of short-term debt and extended the maturity date of a $16.1 million line of credit to September 30, 2021. On February 2, 2021, the Company entered into a bridge financing arrangement for $58.1 million to further improve the Company’s liquidity position. On February 17, 2021, the Company entered into a definitive agreement for a merger that would result in the Company becoming a publicly listed company. Given the Company’s projected net losses and negative cash flows, there can be no assurance that the Company’s business efforts will be successful, that the Company will continue to raise additional funds, or that the Company will be able to delay or reduce planned expenditures if necessary, to maintain sufficient liquidity.

2.	Basis of Presentation and Summary of Significant Accounting Policies
Basis of Preparation
The Company has prepared its unaudited consolidated condensed financial statements in accordance with General Accepted Accounting Principles (“GAAP”). The accompanying unaudited consolidated condensed financial statements include the accounts of the Company and its wholly-owned subsidiaries. In addition, the unaudited consolidated condensed financial statements include the Company’s proportionate share of the earnings or losses of its joint venture and a corresponding increase or decrease to its investment, with recorded losses limited to the carrying value of the Company’s investment. All intercompany transactions and balances have been eliminated upon consolidation.
The Company’s unaudited consolidated condensed financial statements have been prepared on a historical cost basis, except for certain financial assets and liabilities, including derivative financial instruments and certain outstanding debt, which are stated at fair value.

F-

These unaudited consolidated condensed financial statements should be read in conjunction with the Company’s annual consolidated condensed financial statements and notes. Unless otherwise indicated, amounts presented in the Notes pertain to the Company’s continuing operations (See Note 7 for information on discontinued operations). In management’s opinion, all adjustments of a normal recurring nature that are necessary for a fair statement of the accompanying unaudited consolidated condensed financial statements have been included.
Restatement of Previously Issued Financial Statements
The Company has restated its previously reported unaudited consolidated condensed financial statements for the six months ended June 30, 2021 and 2020 for accounting error
s
 that the Company ha
s
 concluded are not material to the Company’s previously reported consolidated condensed financial statements. Except as otherwise specified, all information presented in the consolidated condensed financial statements and the related notes include all such restatements. A description of each of error is described below.
Stock-based Compensation
The Company incorrectly calculated expenses relating to stock-based compensation to certain vested and unvested options and restricted stock awards (“RSA”). The correction of the error resulted in a decrease in stock-based
compensation expense of $0.6
million for the six months ended June 30, 2021, and a decrease in additional paid in capital and accumulated deficit of
$55.9
thousand as of June 30, 2021. The correction of the error resulted in an increase in stock-based compensation expense of
 $14.9

thousand for the six months ended June 30, 2020, and an increase in additional paid in capital and accumulated deficit o
f
$0.6
million as of ended June 30, 2020. The correction of these errors resulted in an increase in accumulated deficit and additional paid in capital

o
f $0.5 million as of January 1, 2020. There is no net impact to the cash flow statement.
Discontinued Operations
The Company incorrectly classified certain costs incurred during the six months ended June 30, 2020 between continued operations and discontinued operations. The correction of the error resulted in a decrease in selling, general and administrative expenses of

$1.7
million and a
n
increase in interest expense of
$0.3 million in continuing operations, and a decrease in the gain on discontinued operations of $1.4 million for the six months ended June 30, 2020. There is no net impact to the cash flow statement.
The Company assessed the quantitative and qualitative factors associated with all the foregoing errors in accordance with SEC Staff Accounting Bulletin (“SAB”) No. 99 and 108, Materiality, and ASC 250, Presentation of Financial Statements, and concluded that they were not material, on an individual or aggregate basis, to any of the Company’s previously reported annual or interim consolidated financial statements. Notwithstanding this conclusion, the Company further concluded to correct the errors by restating the accompanying unaudited consolidated condensed financial statements for the six months ended June 30, 2021 and 2020 and related notes to give effect to the correction of these errors.
Use of Estimates
The preparation of the unaudited consolidated condensed financial statements in accordance with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingencies at the reporting date, and the reported amounts of revenues and expenses during the reporting period. These estimates are based on management’s best knowledge of current events and actions the Company may undertake in the future. Actual results could materially differ from those estimates. Significant estimates made by the Company relate to revenue and associated cost recognition, the collectability of accounts receivable, the recoverability and useful lives of property and equipment, the valuation of equity warrants and warrant liabilities, fair value estimates, the recoverability of goodwill and intangible assets, the provision for income taxes, and stock-based compensation.

F-

Revenue Recognition
The Company generates revenues from the sale of services and products. Service revenues include imagery and data, software & analytics, including professional services, that are recognized from the rendering of services under cost-plus-fixed-fee,
firm fixed price, or on a time and materials basis. Product revenues include engineering and integration from long-term construction contracts.
The Company adopted the provisions of the new revenue recognition standard, Accounting Standards Update
No. 2014-09,
“Revenue from Contracts with Customers (Topic 606)”
(“ASC 606”), for the fiscal year beginning January 1, 2020 using the modified retrospective adoption method for the contracts that were not completed at the date of initial application. Concurrent with the adoption of the new standard, the Company has updated its revenue recognition policy in accordance with the five-step model set forth under ASC 606.
The Company generates revenues through offering imagery; data, software and analytics; and engineering and integration solutions (including mission systems), primarily to government agencies. Most of the contracts include multiple promises which are generally separated as distinct performance obligations. The Company allocates the transaction price to each performance obligation based on the relative standalone selling prices using observable sales transactions where applicable.
Revenue is measured at the fair value of consideration received or receivable and net of discounts. The Company applies a policy election to exclude transaction taxes collected from customer sales when the tax is both imposed on and concurrent with a specific revenue-producing transaction. The Company estimates any variable consideration, and whether the transaction price is constrained, upon execution of each contract. The Company did not have any active contracts with significant variable consideration as of June 30, 2021.
The estimation of total revenue and costs at completion is subject to many variables and requires judgment. The Company typically recognizes changes in contract estimates on a cumulative catch-up
basis in the period in which the changes are identified. Such changes in contract estimates can result in the recognition of revenue in a current period for performance obligations which were satisfied or partially satisfied in a prior period. Changes in contract estimates may also result in the reversal of previously recognized revenue, if the current estimate differs from the previous estimate. If at any time, the estimate of profitability for a performance obligation indicates a probable anticipated loss, the Company recognizes the total loss for the performance obligation in the period it is identified. Changes in estimates related to contracts accounted for using the
cost-to-cost
measure of progress are recognized in the period in which such changes are made for the inception-to-date
effect of the changes. For the six months ended June 30, 2021, the Company recognized a $0.3 million favorable impact to revenue attributable to changes in other contract estimates. During the six months ended June 30, 2020, the Company’s remaining product costs on a contract in a forward loss position was $3.3 million. During the six months ended June 30, 2021, there was no revenue recognized from performance obligations satisfied in previous periods.
Imagery
Imagery services include imagery delivered from the Company’s satellites in orbit via an online secure platform. Imagery performance obligations are recognized as service revenues at the point-in-time
when the Company delivers images to the platform or, in limited circumstances, ratably over the subscription period when the customer has a right to access the online secure platform for unlimited images.
Data, Software and Analytics
The Company leverages proprietary artificial intelligence and machine learning algorithms to analyze data coming from both the Company’s proprietary sensor network and third-party sources to provide hard-to-get
data, insights and analytics for customers. The Company continues to integrate and enhance our

F-

products by performing contract development, while retaining product rights. The Company provides technology enabled professional service solutions to support customer-specific software development requests, integration, testing and training. The Company also provides system engineers to support efforts to manage mass quantities of data. The Company also offers professional service solutions related to object detection, site monitoring and enhanced analytics, through which the Company can detect key objects in critical locations such as ports, airports, and construction sites; monitor changes at, damages to or other anomalies in key infrastructure; and analyze stockpiles or other critical inventory
.
Service revenues from data, software and analytics contracts is recognized from the rendering of services over time on a cost-plus, firm fixed price, or time-and-materials
basis. For firm fixed price contracts, the Company recognizes revenue using a cost-to-cost
measure of progress, pursuant to which the extent of progress towards completion is measured based on the ratio of costs incurred to date to the total estimated costs to complete the performance obligation (“EAC”). A performance obligation’s EAC includes all direct costs such as labor, materials, subcontract costs, overhead and an allocable portion of general and administrative costs. In addition, an EAC of a performance obligation includes future losses estimated to be incurred on onerous contracts, as and when known. For contracts structured as cost-plus or on a time-and-materials
basis, the Company generally recognizes revenue based on the right-to-invoice
practical expedient, as the Company is contractually able to invoice the customer based on the control transferred to the customer in an amount that corresponds directly with the value to the customer of the entity’s performance completed to date.
Engineering and Integration
The Company develops and delivers advanced launch vehicle, satellite and payload systems for customers that leverage the Company’s capabilities in mission systems engineering and operations, ground station operations, and software and systems development. These systems are typically sold to government customers under fixed price contracts. The Company generally recognizes revenue over time using the cost-to-cost
method to measure progress, pursuant to which the extent of progress towards completion is measured based on the ratio of costs incurred to date to the total EAC. An EAC includes all direct costs such as labor, materials, subcontract costs, overhead and an allocable portion of general and administrative costs. In addition, an EAC of a performance obligation includes future losses estimated to be incurred on onerous contracts, as and when known.
Service and Product Costs
Service costs primarily include internal aerospace and geospatial software development labor, third-party data and imagery, internal labor to support the ground stations and space operations, and cloud computing and hosting services.
Product costs primarily include the cost of internal labor for product design, integration and engineering in support of long-term development contracts for launch vehicle, satellite and payload systems. The Company also incurs subcontract direct materials and external labor costs to build and test specific components such as the communications system, payload demands and sensor integration. Costs are expensed as incurred except for incremental costs to obtain or fulfill a contract, which are capitalized and amortized on a systematic basis consistent with the transfer of goods and services.
Indirect costs incurred within or allocated to the Company’s customers are classified as overhead (included in product and services costs based on the nature of the contract). The Company does not have any contracts that are subject to U.S. Government Cost Accounting Standards.
Stock-Based Compensation
The Company has issued equity and equity-based awards under its 2014 Stock Incentive Plan (the “2014 Plan”) and 2011 Stock Incentive Plan (the “2011 Plan”) (collectively the “Plans”), which are administered by

the Company’s Board
of Directors. Under the 2011 Plan, options to purchase up to 1,608,800 shares of the common stock have been authorized. On May 6, 2021, the 2011 Plan was terminated. Termination of the plan does not impact any outstanding awards, and no other options will be issued.
Under the 2014 Plan, options, restricted stock awards (“RSA”), and restricted stock units (“RSU”) to purchase up to 188,253,287 shares of the common stock have been authorized. Grants are approved by the Board of Directors. Option, RSA, and RSU awards that have been canceled, forfeited, or expired are available for issuance and use in connection with future awards. On May 6, 2021, the Board approved the termination of the 2014 plan subject to the closing of the SPAC transaction. Outstanding awards granted under this plan will not be affected.
Restricted Stock Awards and Restricted Stock Units
The estimated fair value of restricted stock awards and restricted stock units are measured based on the grant date estimated fair value of the Company’s Class A
Common Stock
. In order to determine the fair value of our Class A
Common Stock
on the date of grant, we perform a valuation analysis using a combination of market and income approaches. The Company uses the straight-line method to amortize this fair value as compensation cost over the requisite service period.
Certain of the Company’s outstanding RSUs have performance vesting conditions that are only triggered upon the consummation of the merger between BlackSky and Osprey Technologies (See Note 21) or by a qualified financing transaction as defined in the grant agreement. For these awards that have performance conditions, compensation expense shall be recognized when it is determined that it is probable that the performance conditions will be met. The merger transaction with Osprey Technologies or a qualified financing transaction cannot be deemed probable until it occurs, as these events are not completely within the control of the Company. Accordingly, the recognition of compensation expense related to the RSUs with these performance conditions will not commence until one of the performance conditions has been met.
Options
The Company uses the Black-Scholes option pricing model to value all options and the straight-line method to amortize this fair value as compensation cost over the requisite service period. The fair value of each option granted has been estimated as of the date of grant using the following inputs for the six months ended June 30, 2021 and 2020.
Expected Dividend Yield
. The Black-Scholes valuation model requires an expected dividend yield as an input. The dividend yield is based on historical experience and expected future changes. The Company currently has no plans to pay dividends on its common stock.
Expected Volatility
. The expected volatility of Company’s common stock was estimated based upon the historical share price volatility of comparable publicly traded companies.
Risk-free Interest Rate
. The yield on actively traded
non-inflation
indexed U.S. Treasury notes was used to extrapolate an average risk-free interest rate based on the expected term of the underlying grants.
Expected Term.
The expected term is the estimated duration to a liquidation event based on a weighted average consideration of the most likely exit prospects for this stage of development. The Company is privately funded, and the lack of marketability is factored into the expected term of options granted. The Company will continue to review its estimate in the future and adjust it, if necessary, due to changes in the Company’s historical exercises.
The most significant assumption used in determining the fair value of the Company’s equity-based awards is the estimated fair value of common stock on the grant date. In order to the determine the fair value of the common stock on the grant date, a valuation analysis is performed by management, with the assistance of a third-party valuation firm, using a combination of market and income approaches.

F-

The Company has historically adjusted the exercise price of certain outstanding stock options. For each award, the Company calculated the incremental fair value, which is the excess of the fair value of the modified award over the fair value of the original award immediately before the modification. The incremental fair value is recognized as stock-based compensation expense immediately to the extent that the modified stock option has already vested, and for stock options that are not vested, the incremental fair value is recognized as stock-based compensation expense over the remaining vesting period.
Segment Information
The Company historically has organized its operations around two operating segments, the Launch Division and the BlackSky Division. Prior to being sold, the Launch Division provided small satellite launch brokerage services to customers, including manifesting, certifying, and integrating auxiliary payloads onto a single launch vehicle. The Company agreed to sell the Launch Division on January 31, 2020, and the sale of the Launch Division was completed on June 12, 2020. Accordingly, the results of the Launch Division are reported as discontinued operations (see Note 7), rather than as a separate operating segment.
Subsequent to the sale of the Launch Division, the Company’s Chief Operating Decision Maker, who is the Company’s President, has determined the allocation of resources and assessed performance based upon the consolidated results of the Company. Accordingly, the Company is currently deemed to be comprised of only one operating segment and one reportable segment. The BlackSky Division, which comprises the operations of the Company’s single operating and reportable segment, provides geospatial intelligence, imagery and related data analytic products and services, and mission systems that include the development, integration, and operations of satellite and ground systems to commercial and government customers.
Debt - Application of the Fair Value Option
During the six months ended June 30, 2021, the Company issued three tranches of subordinated, unsecured convertible promissory notes (refer to the discussion of the “2021 Bridge Financings and Related Transactions” included in Note 12). The Company has elected to account for these notes under the fair value option. In accordance with the application of the fair value option, the Company (i) recorded these notes at their fair values as of the dates of issuance and (ii) will remeasure the fair value of the notes at each balance sheet date. Both the initial and subsequent measurement of the fair value of the notes contemplate all of the notes’ terms and all of the notes’ features. Accordingly, when the fair value option has been applied, the Company does not separately evaluate the notes for the existence of embedded features that would require bifurcation as embedded derivatives under other accounting guidance. Changes to the fair value of the notes between balance sheet dates are reported within Other income/(expense), net in the consolidated condensed statements of operations and comprehensive income/loss, if such changes are attributable to base market risk. Changes to the fair value of the notes are reported in other comprehensive income/(loss), if such changes are attributable to instrument-specific credit risk. All debt issuance costs incurred in connection with notes accounted for pursuant to the fair value option were expensed as incurred, as required by GAAP. The Company does not separately report interest expense attributable to notes accounted for pursuant to the fair value option in the consolidated condensed statements of operations and comprehensive loss. Accrued interest, which does not become due until maturity of the notes, is included in the determination of the fair value of the notes and changes thereto.
Warrant Liability
The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 480, Distinguishing Liabilities from Equity (“ASC 480”) and ASC 815, Derivatives and Hedging (“ASC 815”). The assessment considers whether the warrants are freestanding financial instruments that would require classification as a liability under ASC 480, as well as whether the warrants qualify for equity classification or require liability classification after consideration of the guidance and criteria outlined in under ASC 815, including whether the warrants are indexed to the Company’s own common shares and whether the warrant holders could potentially require “net cash settlement” in a circumstance outside of the Company’s control, among other conditions that impact classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and as of each subsequent quarterly period end date while the warrants are outstanding.
For issued or modified warrants that meet all of the criteria for equity classification, the warrants are required to be recorded as a component of additional paid-in
capital at the time of issuance. For issued or modified warrants that do not meet all the criteria for equity classification, the warrants are required to be recorded at their initial fair value on the date of issuance, and remeasured at fair value as of each balance sheet date thereafter. The Company accounts for the warrants issued in connection with the 2021 Bridge Financing transactions in accordance with the guidance contained in ASC
815-40-15-7D,
under which the warrants do not meet the criteria for equity treatment and must be recorded as liabilities. Accordingly, the Company classifies the warrants as liabilities at their fair value and adjusts the warrants to fair value at each reporting period. This liability is subject to re-measurement
at each balance sheet date until exercised, and any change in fair value is recognized in the Company’s statement of operations.
Deferred Offering Costs
Offering costs consist of legal fees, accounting fees, underwriting fees and other costs incurred which relate directly to the Company’s planned reverse recapitalization transaction. These costs will be charged to stockholders’ equity (deficit) upon the completion of the reverse recapitalization transaction. The Company incurred $7.1 million of offering costs related to the transaction and capitalized these costs in the unaudited consolidated condensed balance sheet as of June 30, 2021. There were no deferred offering costs capitalized as of December 31, 2020.

3.	Accounting Standards Updates (“ASU”)
Accounting Standards Recently Adopted
In August 2018, the FASB issued ASU
No. 2018-15,
“Intangibles—Goodwill and
Other—Internal-Use
Software: Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That Is a Service Contract.”
The amendments in this update align the requirements for capitalizing implementation costs incurred in a hosting arrangement that is a service contract with the requirements for capitalizing implementation costs incurred to develop or obtain internal-use
software. The update requires an entity to determine which implementation costs to capitalize as an asset related to the service contract and subsequently expense over the term of the hosting arrangement, versus which costs to expense as activities are performed. In addition, the update provides specific guidance regarding the income statement, cash flow statement, and balance sheet presentation of expenses recognized for, payments of, and prepayments attributable to capitalized implementation costs, respectively. This ASU can be applied on a prospective or retrospective basis. The guidance is effective for all public business entities for fiscal years beginning after December 15, 2019, including interim periods therein. For all other entities, the guidance is effective for fiscal years beginning after December 15, 2020, and for interim periods beginning after December 15, 2021. The update also permits early adoption, including adoption in any interim period. The Company adopted the guidance on January 1, 2021. Adoption of the standard did not have a material impact to the unaudited consolidated condensed financial statements.
Accounting Standards Recently Issued But Not Yet Adopted
The Company is an “emerging growth Company” (“EGC”) as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) and has elected to

F-

not opt out of the extended transition period as provided by the JOBS Act. As such, when an accounting standard is issued or revised and it has different application dates for public or private companies, the Company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company, which is not an emerging growth company, or which has opted out of using the extended transition period, difficult or impossible because of the potential differences in accounting standards applied.
In February 2016, the FASB issued Accounting Standards Update (“ASU”) ASU
2016-02
“Leases”.
The
amendments in this update require the recognition of lease assets and lease liabilities on the balance sheet, as well as certain qualitative disclosures regarding leasing arrangements. The guidance requires the use of the modified retrospective method, with the cumulative effect of initially applying these updates recognized at the date of initial application. The guidance is effective for public business entities for annual periods, including interim periods within those fiscal years, beginning after December 15, 2018, with early adoption permitted. For all other entities, the guidance is effective for fiscal years beginning after December 15, 2021, and for interim periods beginning after December 15, 2022, with early adoption is permitted. The Company is currently in the planning stage and will adopt the guidance on January 1, 2022. The Company expects the adoption of the standard to have a material impact on the consolidated condensed balance sheet, since the Company will be required to report operating leases on the consolidated condensed balance sheets for the first time; however at this time the Company has yet to begin its adoption efforts and cannot reasonably estimate the impact to the unaudited consolidated condensed financial statements.
In June 2016, the FASB issued ASU
No. 2016-13,
“Financial Instruments - Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments”
. The amendments in this update are primarily for entities holding financial assets and net investment leases measured under an incurred loss impairment methodology. A new methodology must be adopted to reflect expected credit losses and requires consideration of a broader range of reasonable and supportable information to inform credit loss estimates, which may include trade accounts receivable. This ASU requires modified retrospective application. The guidance is effective for public business entities that are not smaller reporting companies for fiscal years beginning after December 15, 2019, including interim periods therein. For all other entities, the guidance is effective for fiscal years beginning after December 15, 2022, including interim periods therein. The Company is currently in the planning stage and will adopt the guidance on January 1, 2023. The Company has not yet determined the potential impact, if any, to the unaudited consolidated condensed financial statements.
In December 2019, the FASB issued ASU
No. 2019-12,
Income Taxes (Topic 740): “Simplifying the Accounting for Income Taxes” (“ASU
2019-12”
). The amendments in this update are intended to simplify various aspects related to accounting for income taxes. This ASU removes certain exceptions to the general principles in Topic 740 and also clarifies and amends existing guidance to improve consistent application. This ASU can be applied on a retrospective, modified retrospective or prospective basis. The guidance is effective for all public business entities for fiscal years beginning after December 15, 2020, including interim periods therein. For all other entities, the guidance is effective for fiscal years beginning after December 15, 2021, and for interim periods beginning after December 15, 2022. Early adoption is also permitted. The Company is currently in the planning stage and will adopt the guidance on January 1, 2022. The Company has not yet determined the potential impact, if any, to the unaudited consolidated condensed financial statements.
In August 2020, the FASB issued ASU
No. 2020-06,
“Debt—Debt with Conversion and Other Options (Subtopic
470-20)
and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic
815-40)—Accounting
For Convertible Instruments and Contracts in an Entity’s Own Equity”
. The amendment in this update addresses issues identified as a result of the complexity associated with applying GAAP for certain financial instruments with characteristics of liabilities and equity. This ASU can be applied on a prospective basis. The guidance is effective for public business entities that are not smaller reporting companies for fiscal years beginning after December 15, 2021, including interim periods therein, with early adoption permitted. For all other entities, the guidance is effective for fiscal years beginning after December 15,

2023, and interim periods within those fiscal years, with early adoption permitted. The Company is currently in the planning stage and will adopt the guidance on January 1, 2024. The Company has not yet determined the potential impact, if any, to the unaudited consolidated condensed financial statements.
In May 2021, the FASB issued ASU
2021-04,
“Earnings per Share (Topic 260), Debt-Modifications and Extinguishments (Subtopic
470-50),
Compensation-Stock Compensation (Topic 718), and Derivatives and Hedging-Contracts in Entity’s Own Equity (Subtopic
815-40)”,
(“ASU
2021-04”)
which clarifies and reduces diversity in an issuer’s accounting for modifications or exchanges of freestanding equity-classified written call options (for example, warrants) that remain equity classified upon modification or exchange. ASU
2021-04
is effective for fiscal years beginning after December 15, 2021, including interim periods within those fiscal years. The Company is currently evaluating this guidance to determine the impact it may have on the unaudited consolidated condensed financial statements.

4.	Revenues
Remaining Performance Obligations
As of June 30, 2021, the Company had $36.2 million of remaining performance obligations, which represents the transaction price of executed contracts less inception to date revenue recognized. Remaining performance obligations exclude unexercised contract options. The Company expects to recognize revenue relating to remaining performance obligations of $18.4 million, $16.8 million, and $1.0 million during the six months ended December 31, 2021, during fiscal year 2022 and thereafter, respectively.
Disaggregation of Revenue
The Company earns revenue through the sale of products and services. Imagery; data, software and analytics; and engineering and integration are the disaggregation of revenue primarily used by management, as this disaggregation allows for the evaluation of market trends and certain product lines and services vary in recurring versus non-recurring
nature.
The following table disaggregates revenue by type of products and services for the six months ended June 30, 2021 and 2020:

	Six Months Ended June 30,
	2021	2020

	(in thousands)
Imagery	$2,848	$408
Data, software and analytics	8,267	7,318
Engineering and integration	3,544	1,685

Total revenues	$14,659	$9,411

The approximate revenue based on geographic location of customers is as follows for the six months ended June 30,2021 and 2020:

	Six Months Ended June 30,
	2021	2020

	(in thousands)
US	$12,359	$7,978
Middle East	1,380	1,197
Asia	770	214
Other	150	22

Total revenues	$14,659	$9,411

Revenues from significant customers for the six months ended June 30, 2021 and 2020 is as follows:

	Six Months Ended June 30,
	2021	2020

Revenue from significant customers	(in thousands)
U.S. federal government and agencies	$12,307	$7,868
Commercial and other	2,352	1,543

Total revenues	$14,659	$9,411

As of June 30, 2021 and December 31, 2020, accounts receivable consisted of the following:

	June 30, 2021	December 31, 2020

	(in thousands)
U.S. federal government and agencies	$2,679	$1,335
Commercial and other	1,513	1,568
Allowance for doubtful accounts	—	—

Total accounts receivable	$4,192	$2,903

The following table disaggregates revenue for the six months ended June 30, 2021 and 2020 by when control is transferred:

	Six Months Ended June 30,
	2021	2020

	(in thousands)
Point in time	$4,461	$1,172
Over time	10,198	8,239

Total revenues	$14,659	$9,411

5.	Contract Assets and Liabilities
The components of contract assets and contract liabilities consisted of the following:

	June 30, 2021	December 31, 2020

	(in thousands)
Contract assets - current
Unbilled revenue	$307	$749
Contract assets	2,342	3,047

Total contract assets - current	$2,649	$3,796

Contract liabilities - current
Deferred revenue - short-term	15,602	14,030
Other contract liabilities	346	507

Total contract liabilities - current	$15,948	$14,537

Contract liabilities - long-term
Deferred revenue - long-term	196	2,559

Total contract liabilities - long-term	$196	$2,559

Deferred revenue and other contract liabilities are reported as Contract liabilities on the accompanying unaudited consolidated condensed balance sheets. Contract liabilities include payments received and billings made in advance of the satisfaction of performance obligations under the contract and are realized when the associated revenue is recognized under the contract. Contract assets include unbilled revenue, which is the amount of revenue recognized in excess of the amount billed to customers, where the rights to payment are not just subject to the passage of time; and costs incurred to fulfill contract obligations. Other contract assets and other contract liabilities primarily relate to contract commissions on customer contracts.
Changes in short-term and long-term contract assets and contract liabilities reported as of January 1, 2021 were as follows:

	Contract Assets	Contract Liabilities

	(in thousands)
Balance on January 1, 2021	$3,796	$17,096
Reclassification of the beginning contract liabilities to revenue, as the result of performance obligations satisfied	—	(11,992)
Cash received in advance and not recognized as revenue	—	11,242
Reclassification of the beginning contract assets to receivables, as the result of rights to consideration becoming unconditional	(740)	—
Cumulative catch-up adjustment rising from changes in contract estimates.	—	341
Cumulative catch-up adjustment arising from contract modification	—	(382)
Other changes in other contract assets and other contract liabilities	(407)	(161)

Balance on June 30, 2021	$2,649	$16,144

6.	Equity Method Investments
LeoStella
In 2018, BlackSky and Thales formed a joint venture named LeoStella, a vertically-integrated small satellite design and manufacturer based in Tukwila, Washington, from which the Company procures satellites to operate its business. BlackSky and Thales each own 50% of LeoStella. The Company accounted for the initial investment of $7.0 million as an equity method investment. The Company did not make any additional capital investments in LeoStella during the six months ended June 30, 2021 and 2020.
During the six months ended June 30, 2021 and 2020, respectively, the Company remitted $11.2 million and $6.2 million of payments to LeoStella.
X-Bow
In 2017, the Company entered into a Stock Subscription and Technology Transfer Agreement with
X-Bow,
whereby the Company assigned and transferred certain intellectual property rights owned by the Company to
X-Bow
in exchange for 13.5 million shares of
X-Bow.
As of June 30, 2021, the Company’s interest in
X-Bow
was 20.6
%.

The following tables present summarized financial information for the Company’s equity method investments as of and for the six months ended June 30, 2021, as of December 31, 2020, and for the six months ended June 30, 2020.

Summarized balance sheets	June 30, 2021	December 31, 2020

	(in thousands)
Current assets	$58,094	$64,355
Non-current assets	6,472	7,468

Total assets	$64,566	$71,823

Current liabilities	$53,232	$57,040
Non-current liabilities	1,013	6,589

Total liabilities	$54,245	$63,629

	Six Months Ended June 30,

Summarized statements of operations	2021	2020

	(in thousands)
Revenue	$20,739	$3,342
Gross margin	$4,242	$543
Net income/(loss)	$2,160	$(1,678)
Current assets of the Company’s equity method investees primarily consist of inventories of $39.7 million as of June 30, 2021 and $47.3 million as of December 31, 2020. Total liabilities of the Company’s equity method investees primarily consist of customer advances from related parties of $46.1 million as of June 30, 2021 and $51.4 million as of December 31, 2020.
The revenue related to equity method investments attributable to related parties is $14.8 million. The Company has differences between the carrying value of its equity-method investments and the underlying equity in the net assets of the investees of $1.6 million as of June 30, 2021, and $0.5 million as of December 31, 2020. The differences are a result of the elimination of upstream intra-entity profits from the sale of a satellite, the recognition of unearned profits as the satellites are depreciated, and the elimination of bad debt expense reserve arising from intra-entity sales.

7.	Discontinued Operations
On June 12, 2020, the Company completed the sale of 100% of its interest in the Launch Division to M&Y Space for a final purchase price of $31.6 million. In connection with the sale, the Bridge Loan (defined below) with Mitsui & Co. (U.S.A.), Inc. (“Mitsui U.S.A.”) of $26.0 million, plus unpaid accrued interest of $0.2 million, was extinguished and deducted from the net proceeds. In connection with the extinguishment of the Bridge Loan, accrued interest of $0.5 million recorded in accordance with the terms of the Bridge Loan was forgiven.
In connection with the 2020 SPA, the Company entered int
o
 a Transition Services Agreement with the Launch Division, wherein the Company will provide post-closing transition services to the Launch Division, including, but not limited to, the sublease of the Company’s office facility in Seattle, Washington, and common area maintenance fees related to the sublease.
Settlement Arrangement for the Sale of the Launch Division
On March 30, 2021, the Company reached an agreement with M&Y Space and the Launch Division (collectively referred to as the “Parties”), whereby the Parties settled certain disputes with respect to the purchase price in the total of $6.8 million which the Company accrued as a liability as of
December 31,

2020 see Note 11
. The Company made an upfront payment of $2.0 million on April 1, 2021. The Company terminated a launch arrangement with M&Y Space in April 2021 and the Company expects to offset the amount due to M&Y Space with a contractual refund of $3.9 million. As a result, the Company recorded a reduction to the accrued liability and a reduction to satellite procurement on the unaudited condensed consolidated balance sheet. Additionally, the Company recognized an unfavorable working capital adjustment of $1.0 million related to a potential shortfall in accounts receivable in the closing balance sheet delivered to M&Y Space. This number may be adjusted in future periods as the Company continues to analyze payments on account and legal remediation through the collection period ending in December 2021.
The following summarizes the components of the gain from discontinued operations, net of tax, that the Company has reported in the unaudited consolidated condensed statements of operations and comprehensive loss:

	Six Months Ended June 30,
	2021	2020

	(in thousands)
Major classes of line items constituting gain from discontinued operations:
Revenue - launch services	$—	$26,925
Total cost and expenses	$—	$28,618
Operating (loss)/income	$—	$(1,693)
Loss from discontinued operations, before income taxes.	$—	$(1,712)
(Loss)/gain on disposal of discontinued operations	$(1,022)	$30,672
Total (loss)/gain from discontinued operations, net of income taxes	$(1,022)	$28,960

8.	Property and Equipment - net
The following summarizes property and equipment - net as of:

	June 30,	December 31,
	2021	2020

	(in thousands)
Satellites	$41,380	$32,340
Computer equipment and software	1,435	1,315
Office furniture and fixtures	870	1,388
Other equipment	550	434
Site equipment	1,231	1,311
Ground station equipment	1,264	1,415

Total	46,730	38,203
Less: accumulated depreciation	(22,249)	(17,351)

Property and equipment — net	$24,481	$20,852

On May 15, 2021, a Rocket Lab Electron rocket carrying two of our satellites suffered a failure during flight, resulting in the loss of both satellites. This resulted in the total carrying value of $18.4 million being impaired in the second quarter of 2021 of which; $8.4 million relates to amounts that had been recorded to satellite procurement work in progress as of December 31, 2020, There was no impairment for the six months ended June 30, 2020
Depreciation of property and equipment from continuing operations during the six months ended June 30, 2021 and 2020 was $5.6 million and $3.1 million, respectively. During the six months ended June 30, 2021, the Company has disposed of $0.7 million property and equipment, which consisted of site equipment, furniture and ground station equipment at a loss of $24 thousand.

9.	Goodwill and Intangible Assets
Goodwill
The Company performed an annual qualitative goodwill assessment over the balance of goodwill held related to the BlackSky Division reporting unit as of December 31, 2020. The Company determined that no triggering events occurred that would require the Company to test goodwill for impairment during the six months ended June 30, 2021. Goodwill reported as of June 30, 2021 and December 31, 2020 is as follows:

	As of June 30, 2021	As of December 31, 2020

	(in thousands)
Gross carrying amount	$9,393	$9,393
Accumulated impairment losses	—	—

Net carrying value of goodwill	$9,393	$9,393

Intangible Assets
Intangible assets consisted of the following:

	As of June 30, 2021
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
	(in thousands)
Customer backlog and relationships	$6,530	$(3,770)	$2,760
Distribution agreements	326	(326)	—
Technology and domain name	4,054	(3,656)	398

Total amortizable intangible assets at June 30, 2021	$10,910	$(7,752)	$3,158

	As of December 31, 2020
Customer backlog and relationships	$6,530	$(3,489)	$3,041
Distribution agreements	326	(326)	—
Technology and domain name	4,047	(3,257)	790

Total amortizable intangible assets at December 31, 2020	$10,903	$(7,072)	$3,831

For the six months ended June 30, 2021 and 2020, amortization expense related to intangible assets was $0.7 million and $0.7 million, respectively, which is included in depreciation and amortization expense in the unaudited consolidated condensed statements of operations and comprehensive loss.

10.	Accounts Payable and Accrued Liabilities
The components of accounts payable and accrued liabilities are as follows:

	June 30, 2021	December 31, 2020

	(in thousands)
Accounts payable	$4,670	$4,177
Accrued financing cost	4,019	—
Accrued satellite impairment cost	9,904	—
Accrued payroll	2,251	2,577
Other Accrued Expenses	2,226	1,212
Total accounts payable and accrued liabilities	$23,070	$7,966

11.	Other Current Liabilities
The components of other current liabilities are as follows:

	June 30, 2021	December 31, 2020

	(in thousands)
Warrant liability	$34,065	$558
Consent fee liability	2,983	—
Other accrued expenses	178	28
Current portion of capital lease	49	48
Contingent liability	727	—
Working capital liability	1,876	6,805

Total other current liabilities	$39,878	$7,439

The amounts reported include warrants to purchase preferred and common stock that are required to be reported as liabilities and marked to market at each balance sheet date. Refer to Note 13 for more information.
The contingent liability represents a liability for estimated indirect taxes, previously classified as long term. Refer to Note 20 for more information.
Other current liabilities also includes a working capital liability of $5.8 million due to M&Y Space in connection with the Company’s sale of the Launch Division in June 2020. This adjustment reduced the purchase price and the corresponding gain on sale. The amount due to M&Y Space has been partial offset by a contractual refund of $3.9 million for which a right of setoff exists. Refer to Note 7 for more information.

12.	Debt and Other Financing
The carrying value of the Company’s outstanding debt, inclusive of debt instruments reported at fair value, consisted of the following amounts as of June 30, 2021 and December 31, 2020:

	June 30,	December 31,
	2021	2020

	(in thousands)
Current portion of long-term debt	$19,698	$16,798
Non-current portion of long-term debt	160,561	86,637

Total long-term debt	180,259	103,435
Unamortized debt issuance cost	(3,714)	(1,827)

Outstanding balance	$176,545	$101,608

		June 30,	December 31,
Name of Loan	Effective Interest Rate	2021	2020

		(in thousand)
Loans from Related Parties	4.00% - 6.00%	$82,987	$83,737
2021 Convertible Bridge Notes (1)	N/A (2)	77,574	—
Small Business Administration Loan (Paycheck Protection Program)	1.86%	3,600	3,600
Line of Credit	3.65%	16,098	16,098

Total		$180,259	$103,435

(1)	The Convertible Bridge Notes includes loans from Mithril II, LP in the principal amount of $15 million, VCVC in the principal of $5 million.

(2)
The Convertible Bridge Notes are carried at fair value with changes in fair value attributable to instrument-specific credit risk recorded in other comprehensive income and all other changes in fair value to income or loss recorded in unaudited consolidated condensed statements of operations and comprehensive loss.

2021 Bridge Financings and Related Transactions
On February 2, 2021, the Company amended its omnibus agreement, dated as of June 27, 2018 (the “2021 Omnibus Amendment”). As a result of the amendment, the Company is permitted to enter into additional indebtedness by issuing new subordinated, unsecured convertible promissory notes (the “2021 Convertible Bridge Notes”) between February 2, 2021 and June 30, 2021 for up to an aggregate principal amount of $60.0 million (the “2021 Bridge Financing”). The 2021 Convertible Bridge Notes bear interest at the rate of 10% and mature on April 30, 2025, if not converted to Class A common shares. There are no covenants tied to financial metrics. The Company made an irrevocable election to carry the 2021 Convertible Bridge Notes at fair value.
The 2021 Bridge Notes convert in connection with the closing of the merger between the Company and Osprey Technology Acquisition Corp. (see Note 20 for more information) into shares of the Company’s Class A Common Stock at a price per share equal to 80% of the price per share of Class A Common Stock as determined in connection with the merger. During the period from February 2, 2021 through February 3, 2021, the Company completed the closing of its initial tranche of the 2021 Bridge Financing from existing stockholders. The aggregate principal amount of the notes issued in the initial tranche was $18.1 million. All investors participating in the initial tranche also received incentive equity equal to seven shares of Class A Common Stock of the Company for each dollar invested. Certain investors participating in the initial tranche additionally received warrants exercisable for shares of Class A Common Stock of the Company in amounts ranging from 0.14% of the Company’s fully-diluted share capital for each dollar invested divided by $1.0 million to 3.5% of the Company’s fully-diluted share capital (see Note 13). On February 18, 2021, the Company completed the closing of a second tranche of the 2021 Bridge Financing, raising an aggregate principal amount of $40.0 million from an existing stockholder and from new investors. Participants in the second tranche did not receive shares of Class A Common Stock or warrants to purchase Class A Common Stock.
Upon the closing of the two previously mentioned 2021 Bridge Financing tranches, $1.9 million of 2021 Convertible Bridge Notes remained available to be offered to certain shareholders under terms similar to the initial tranche pursuant to a Rights Offering (“Rights Offering”). The Company subsequently completed the Rights Offering in June with a total of $0.5 million additional investment, resulting in final aggregate proceeds of $58.6 million in principal investments pursuant to the 2021 Bridge Financing transactions. As the terms of the Rights Offering were substantially identical to those offered in the initial tranche of the 2021 Bridge Financing, participants received seven shares of the Company’s Class A Common Stock for each dollar invested, as well as warrants.
In connection with the 2021 Omnibus Amendment, the investors guaranteeing the SVB line of credit further reaffirmed their guarantees and received a one-time
issuance of seven shares of Class A
Common Stock
of the Company for every dollar guaranteed. Additionally, the Company agreed to pay a fee to holders of certain related party loans (“Consent Fees”). The Consent Fees are payable in either cash or shares of the Company’s Class A
Common Stock
at the choice of the lender. Because the Consent Fees are considered variable share-settled liabilities, they are recorded at fair value, see further discussion in Note 19.
On February 18, 2021, the Company amended and restated its certificate of incorporation to increase the total number of authorized shares of capital stock to a new total of 1,176,556,156 shares, which included an increase in the total number of authorized shares common stock to a new total of 1,000,000,000 shares.

The following table summarizes the additional shares of Class A Common Stock and warrants to purchase Class A Common Stock issued as a result of the 2021 Bridge Financings.

	Class A Common Stock	Class A Common Stock Warrants

	(in thousands)
Issued to Silicon Valley Bank (“SVB”) guarantors	93,042	—
Issued in connection with the initial tranche of 2021 Bridge Financing	126,572	42,487
Issued as incentive shares and as incentive warrants, in connection with the Rights Offering	3,440	565

Total	223,054	43,052

Fair Value of Debt
The estimated fair value of all of the Company’s outstanding long-term debt, excluding the Bridge Financing convertible notes that were issued in February and June of 2021 and are reported at fair value, was $88.5 million and $79.7 million as of June 30, 2021, and December 31, 2020, respectively. The fair value of the long-term debt was estimated using Level 3 inputs, based on interest rates available for debt with terms and maturities similar to the Company’s existing debt arrangements and credit rating.
We used a probability-weighted payoff scenario approach to value the long-term debt. Under this approach, we considered the stated interest rate on the notes to derive the principal and accrued interest during the period to a conversion event or maturity, considered any discounted conversion ratios or multipliers, utilized a present value factor based on the remaining payoff period and our risk profile, and assigned a probability to each potential conversion event and to reaching maturity. This estimation process requires the application of significant judgement and assumptions. Changes in any or all of these estimates and assumptions, or the relationships between those assumptions impact our valuations as of each valuation date and may have a material impact on the valuation of our debt.
Compliance with Debt Covenants
As of June 30, 2021, all debt instruments contain customary covenants and events of default. There are no covenants tied to financial metrics and the Company was in compliance with all non-financial
covenants as of June 30, 2021.

13.	Warrants
Common Stock Warrants Liabilities
As part of the Bridge Financings discussed in Note 12, the Company issued warrants to purchase Class A Common Stock. The number of shares of Class A Common Stock for which the warrants are exercisable is not fixed and adjusts based on the fully diluted capitalization of the Company, as defined in the warrant agreements, at the time of exercise. As of June 30, 2021, the warrants were exercisable for 43.5 million shares of Class A Common Stock. The Company analyzed the provisions of the respective warrant agreements, which requires a multi-step approach to evaluate whether an equity-linked financial instrument has features that require treatment as a derivative liability. Based upon the fact that the number of shares of common stock that the warrants are exercisable for is not fixed and is subject to changes based on the Company’s capital structure, the warrants are not considered to be indexed to the Company’s stock. Therefore the warrants meet the criteria for derivative liability treatment and, as such, are recorded as other current liabilities in the unaudited consolidated condensed balance sheets.

The warrants issued as part of the Bridge Financing, which have an exercise price of $0.01, are net exercisable by the holder for a period of ten years. In the event of the merger discussed in Note 20, the warrants automatically net exercise into Class A Common Stock of the Company which will then be exchanged for common stock in Osprey at the exchange rate applicable to the Company’s Class A Common Stock.
Subsequent Accounting for Warrant Liabilities
Derivative liabilities must be measured at fair value upon issuance and re-valued
at the end of each reporting period through expiration. Any change in fair value between the respective reporting dates is recognized as an unrealized gain or loss in the accompanying unaudited consolidated condensed statements of operations and comprehensive loss. Refer to Note 19 for more information.

14.	Other (Expense)/Income

	For The Six Months Ended June 30,
	2021	2020

	(in thousands)
Loss on Issuance of 2021 Convertible Bridge Notes Tranche One	$(84,291)	$—
Loss on Issuance of 2021 Convertible Bridge Notes Tranche Two	(12,185)	—
Loss on Issuance of 2021 Convertible Bridge Notes Rights Offering	(3,193)	—
Debt Issuance Costs Expensed For Debt Carried At Fair Value	(47,718)	—
Other	17	281

	$(147,370)	$281

In February 2021, the Company issued 2021 Convertible Bridge Notes (“ Bridge Notes”) in two tranches. The first tranche of the Bridge Notes were issued at par to several existing investors at a principal amount of $18.1 million and a fair value of $24.2 million. Additionally, certain investors in the first tranche of Bridge Notes received 126.6 million shares of Class A Common Stock with a fair value of $59.8 million and Warrants to purchase 42.5 million shares of Class A Common Stock with a fair value of $18.4 million. The transaction was not considered to be at arms-length. The Company had an external valuation performed on the Notes, Class A Common Stock and Warrants were determined that their fair value exceeded the proceeds received. Since no unstated rights and/or privileges were identified with the first tranche of the Bridge Notes, the Company recorded a loss on issuance of $84.3 million
The second tranche of the Bridge Notes were issued at par to several new investors and an existing investor at a principal amount of $40.0 million and a fair value of $52.2 million, resulting in a loss on issuance of $12.2 million.
In June 2021, the Company offered eligible stockholders an opportunity to invest in a portion of the Bridge Notes as part of a Rights Offering on substantially the same terms as offered to investors in the initial tranche of the Bridge Notes. The aggregate principal amount and fair value of the Bridge Notes issued to the participating shareholders in the Rights Offering were $0.5 million and $0.6 million respectively. Additionally, the investors received 3.4 million incentive shares of Class A Common Stock with a fair value of $2.6 million and 0.6 million incentive warrants exercisable for Class A Common Stock with a fair value of $0.5 million. No unstated rights and/or privileges were identified with respect to the Bridge Notes issued in connection with the Rights Offering, and the Company recorded a loss on issuance of $3.2 million.

The Company incurred and expensed $47.6 million in debt issuance cost related to the Bridge Notes issued in February and the modification of existing debt arrangements. These debt issuance cost consisted of 93.0 million Class A common shares valued at $43.9 million that were issued to certain guarantors in conjunction with modification of the Company’s line of credit and $3.7 million paid to third parties in cash. Additionally, the Company incurred $0.1 million in debt issuance costs related to the Rights Offering, which has been expensed.
The debt issuance costs were expensed because the Bridge Notes are being carried on the balance sheet at fair value. The modification of existing debt did not qualify as a Troubled Debt Restructuring nor did it result in the extinguishment of the debt.

15.	Stockholders’ Equity
Common Stock
As of June 30, 2021, the Company was authorized to issue 1,000.0 million shares of Class A Common Stock and 90.0 million shares of Class B common stock.
Issued and outstanding stock as of June 30, 2021 consisted of 353.6 million and 347.2 million shares of Class A Common Stock respectively, and 72.0 million shares of Class B common stock. The par value of each share of the common stock is $0.00001 per share.
The Company had reserved shares of Class A Common Stock for issuance in connection with the following:

	June 30,	December 31,
	2021	2020

	(in thousands)
Conversion of outstanding shares of redeemable convertible preferred stock	79,055	79,055
Redeemable convertible preferred stock warrants (as converted to Class A Common Stock)	1,258	1,258
Class A Common Stock warrants (as exercised for Class A Common Stock) treated as equity	122,986	134,996
Stock options outstanding	28,980	38,258
Restricted stock units outstanding	98,100	—
2021 Convertible Bridge Notes as converted into common stock	86,290	—
Class A Common Stock warrants (as exercised for Class A Common Stock) treated as liability	42,945	—
Class A Common Stock issued as incentive shares in connection with the Rights Offering	3,440	—
Class A Common Stock warrants (as exercised for Class A Common Stock) treated as liability in connection with the Rights Offering	565	—
Common stock issuable for consent fees	3,456	—
Shares available for future grant	179,361	35,644

Total Class A Common Stock reserved	646,436	289,211

The Company had reserved shares of Class B Common Stock for issuance of 18.0 million and 6.0 million shares as of June 30, 2021 and December 31, 2020, respectively.

16.	Net Income/(Loss) Per Share of Common Stock
The following table includes the calculation of basic and diluted net income/(loss) per share:

	Six Months Ended June 30,
	2021	2020

	(in thousands except per share information)
Loss from continuing operations	$(203,119)	$(23,683)
(Loss) / gain from discontinued operation	(1,022)	28,960

Net (loss) / income available to common stockholders	$(204,141)	$5,277

Basic and diluted net loss per share - continuing operations	$(0.69)	$(0.31)
Basic and diluted net income per share - discontinued operations	—	0.37

Basic and diluted net (loss) / income per share	$(0.69)	$0.06

Shares used in the computation of basic and diluted net (loss)/income per share	294,224	77,371
The following potentially dilutive securities were not included in the calculation of weighted average common shares outstanding, as their effect would have been anti-dilutive during the six months ended June 30, 2021 and 2020:

	June 30,
	2021	2020

	(in thousands)
Series A redeemable convertible preferred stock	8,652	8,652
Series B and B-1 redeemable convertible preferred stock	28,495	28,495
Series C redeemable convertible preferred stock	41,908	41,908
Restricted common stock	6,361	13,951
Restricted stock units	98,100	—
Common stock warrants	122,986	134,996
2021 Convertible Bridge Notes as converted in common stock	86,290	—
Class A Common Stock warrants (as exercised for Class A Common Stock) treated as liability	42,945	—
Class A Common Stock warrants (as exercised for Class A Common Stock) treated as liability in connection with the Rights Offering	565	—
Common stock issuable for consent fees	3,456	—
Series B preferred stock warrants	1,055	1,055
Series C preferred stock warrants	203	203
Stock options	28,980	40,916

17.	Stock-Based Compensation
The Company adopted two equity incentive plans in prior years, the 2011 Plan and 2014 Plan. Both Plans allow the Board of Directors to grant stock options, designated as incentive or nonqualified, and stock awards to employees, officers, directors, and consultants. Stock options are granted with an exercise price per share equal to at least the estimated fair value of the underlying common stock on the date of grant. The vesting period is determined through individual award agreements and is generally over a five-year period. Awards generally expire 10 years from the date of grant.

Stock Options
As of June 30, 2021, the Company had 0.6 million and 28.4 million options outstanding, respectively, under the 2011 and 2014 Plans. The Company has not issued options under the 2011 Plan since 2014.
The Black-Scholes option pricing model is used to determine the fair value of options granted. The Company utilizes assumptions concerning expected life, a risk-free interest rate, and expected volatility to determine such values.
A summary of the weighted-average assumptions is presented below for the six months ended June 30, 2020, and there were no awards of stock options during the six months ended June 30, 2021:

Six Months Ended June 30, 2020
Fair value per common share	$0.0011
Weighted-average risk-free interest rate	0.85%
Volatility	65.00%
Expected term (in years)	2.50
Dividend rate	0%
A summary of the Company’s stock option activity under the 2011 and 2014 Plans during the six months ended June 30, 2021 is presented below:

	Six Months Ended June 30, 2021
	Options	Weighted- Average Exercise Price	Weighted Average Remaining Contractual Term (Years)	Aggregate Intrinsic Value (in thousands)
	(in thousands)
Outstanding - January 1, 2021	38,258	$0.0197
Granted	—	—
Exercised	(7,440)	0.0079
Forfeited	(1,838)	0.0108

Outstanding - June 30, 2021	28,980	0.0219	7.8	$21,499

Exercisable - June 30, 2021	15,080	$0.0382	7.2	$10,948

For options exercised, intrinsic value is calculated as the difference between the estimated fair value on the date of exercise and the exercise price. The total intrinsic value of options exercised during the six months ended June 30, 2021 and 2020, was $4.4 million and $0.2 million, respectively. The total fair value of options vested during the six months ended June 30, 2021 and 2020, was $0.4 million and $0.6 million, respectively.
For the six months ended June 30, 2021 and 2020, compensation cost charged to continuing operations upon the vesting of stock options was $0.8 million and $1.1 million respectively.
The compensation costs attributable to continuing operations were included in selling, general and administrative expense in the unaudited consolidated condensed statements of operations and comprehensive loss. As of June 30, 2021, there was $0.9 million of total unrecognized compensation cost, which is expected to be recognized over a weighted-average period of 1.3 years.
Restricted Stock Awards
Beginning in 2020, the Company has granted restricted stock awards, which vest upon on the individual award agreements and generally over a three to four-year period. These shares are deemed issued as of the date of grant, but not outstanding until they vest. The Company intends to settle the restricted stock awards in stock, and the Company has the shares available to do so.
A summary of the Company’s nonvested restricted stock awards activity during the six months ended June 30, 2021 is presented below:

	Six Months Ended June 30, 2021
	Restricted Stock Awards	Weighted-Average Grant-Date Fair Value
	(in thousands)

Nonvested - January 1, 2021	9,767	$0.0011
Granted	—	—
Vested	(3,293)	0.0011
Canceled	(113)	0.0011

Nonvested - June 30, 2021	6,361	$0.0011

As of June 30, 2021, there was $0.1 million of total unrecognized compensation cost related to nonvested restricted stock awards granted under the employee share option plan, which amount is expected to be recognized over a weighted-average period of 1.7 years. The total grant date fair value of shares vested during the six months ended June 30, 2021 was $4 thousand.
Restricted Stock Units
Pursuant to actions taken by the Company’s Board of Directors on February 17, 2021 and March 17, 2021, the Company granted an aggregate of 96,083,025 restricted stock units to certain employees of the Company. On March 24, 2021, the Company granted an additional 1,500,000 restricted stock units to an outside advisor providing consulting services to the Company. On June 22, 2021, the Company granted 1,796,610 restricted stock units under the 2014 Equity Incentive Plan.
The restricted stock units issued to certain employees and advisors of the Company include certain performance-based vesting requirements which had not been met as of June 30, 2021. These vesting requirements are linked to the consummation of the merger between BlackSky and Osprey Technologies Acquisition Corp. (See Note 21) or, with respect to the RSUs issued on February 17, 2021, March 17, 2021, and June 22,2021 can be satisfied by a qualified financing transaction as defined in the agreement.
Pursuant to the vesting terms related to the restricted stock units issued on February 17, 2021 and March 17, 2021, 50% of such restricted stock units will vest 180 days subsequent to consummation of a transaction that meets either of the specified performance conditions. The remaining
50
% of such units will vest ratably over eight consecutive quarters, on specified quarterly vesting dates (i.e., March 10, June 10, September 10, and December 10), with the first of such quarterly vesting dates occurring at least three months after the vesting of the initial
50
% of the restricted stock units.
Of the 1,500,000 restricted stock units issued on March 24, 2021, 25% vested immediately upon issuance. An additional 50% of these restricted stock units will vest on the date of a merger between BlackSky and Osprey Technologies Corp. The remaining 25% of the restricted stock units issued on March 24, 2021 vest ratably over 12 months, on the same day of the month that the merger closed, commencing as of the month following satisfaction of the performance condition.
The Company’s vesting terms related to the restricted stock units issued on June 22, 2021, states the first vesting date is the latter of a) 180 days subsequent to consummation of a transaction and b) the one year anniversary of the vesting commencement date. On the first vesting date, 25% of the awarded units vest and 1/16th of the remaining shares vest on the 12 consecutive quarterly vesting dates ( i.e., March 10, June 10, September 10, and December 10). The Company awarded restricted stock units that will vest in full on the first vesting date which is expected to be, 180 days subsequent to consummation of a transaction that meets either of the specified performance conditions.

A summary of the Company’s nonvested restricted stock units activity during the six months ended June 30, 2021 is presented below:

	Six Months Ended June 30, 2021
	Restricted Stock Units	Weighted-Average Grant-Date Fair Value
	(in thousands)

Nonvested - January 1, 2021	—	$—
Granted	99,380	0.6402
Vested	(375)	0.7333
Canceled	(905)	0.6344

Nonvested - June 30, 2021	98,100	$0.6399

The total fair value of shares vested and for which compensation was recognized during the six months ended June 30, 2021 was $0.3 million. No compensation expense has been recognized with respect to the restricted stock units for which vesting only commences upon satisfaction of a performance condition, as the defined performance conditions are not deemed to be within the Company’s control and, accordingly, also were not deemed probable as of June 30, 2021. Unrecognized compensation costs related to nonvested restricted stock units totaled $62.8 million as of June 30, 2021.

18.	Related Party Transactions

			Amount Due to Related Party as of
			June 30, 2021	December 31, 2020
Name	Nature of Relationship	Description of the Transactions	(in thousands)
Seahawk	Debt Issuer	In 2019, the Company raised and converted $18.4 million from the Seahawk LSA into the Intelsat Facility as outstanding debt and issued 13.5 million warrants to purchase common stock.	$19,198	$19,198

Intelsat	Debt Issuer	In 2019, the Company entered into a term loan facility with Intelsat Facility for $50.0 million and issued 20.2 million warrants to purchase common stock.	$52,039	$52,039

Jason and Marian Joh Andrews	The Former Co-founders and employees of BlackSky	In 2018, the Company executed the Andrews’s Notes worth $12.5 million in total to repurchase an aggregate 11.5 million of common stock shares.	$11,750	$12,500

Mithril II, LP	Debt Issuer and Equity Holder	In February 2021, the Company issued notes payable to Mithril II, LP totaling $15.0 million in principal and issued seven shares of common stock per dollar of principal. Milthril also received warrants providing for the right to acquire a number of shares of common stock equal to 3.5 % of the Company’s fully diluted capitalization upon exercise.	$15,000	$—

			Amount Due to Related Party as of
			June 30, 2021	December 31, 2020
Name	Nature of Relationship	Description of the Transactions	(in thousands)

VCVC	Debt Issuer and Equity Holder	In February 2021, the Company issued a note payable to VCVC IV, LLC for $5.0 million principal and issued seven shares of common stock per dollar or principal. VCVC also received warrants providing for the right to acquire a number of shares of common stock equal to 0.7% of the Company’s fully diluted capitalization upon exercise.	$5,000	$—

					Amount Due to Related Party as of
			Total payments in Six Months Ended June 30,		June 30,	December 31,
			2021	2020	2021	2020

Name	Nature of Relationship	Description of the Transactions	(in thousands)		(in thousands)
Leostella	Joint Venture	In 2018, the Company formed LeoStella and, pursuant to the terms and conditions of the joint venture agreement, the Company has two designated members of LeoStella’s Board of Directors. As described in Note 6, the Company and LeoStella executed an SPC to design, develop and manufacture multiple satellites for the Company’s geospatial business operations.	$11,226	$6,205	$584	$8,012

X-Bow	Equity Method Investee	In 2017, the Company entered into a Stock Subscription and Technology Transfer Agreement with X-Bow. As of March 31, 2021, the Company has a 20.6% interest in X-Bow and has one Board seat. As described in Note 6, the Company has engaged X-Bow to develop a rocket for the Company.	$1,865	$1,829	$—	$750

Interest on the Intelsat Facility, which includes amounts rolled over from the Seahawk LSA as discussed above, is accrued and compounded annually. No significant interest payments were made in the periods ending June 30, 2021 or 2020. The Company has interest due to related parties in the amount of $4.6 million as of June 30, 2021, of which $3.8 million has been recorded as accrued interest and $0.8 million has not been accrued because the Company has elected the fair value option for the underlying debt. In February 2021, in connection with the Company’s bridge financing, the Company agreed to pay consent fees of $2.5 million to Intelsat and Seahawk. These consent fees are payable in common stock or cash (see Note 12)
In April 2021, the Company paid $0.8 million to Jason and Marian Joh Andrews towards the principal balance along with a $25 thousand interest payment. See Note 12 Debt and Other Financing for additional information related to agreements for this debt.
Interest on the notes issued in February 2021 as part of the bridge financing is accrued and compounded annually. No significant interest payments were made in the period ending June 30, 2021. See Note 12

19.	Fair Value of Financial Instruments
Recurring basis
The following tables present information about the Company’s liabilities that are measured at fair value on a recurring basis as of June 30, 2021 and December 31, 2020, as well as indicate the fair value hierarchy level of the valuation techniques and inputs that the Company utilized to determine such fair value:

June 30, 2021	Quoted Prices in Active Markets	Significant Other Observable Input	Significant Other Unobservable Inputs
	(Level 1)	(Level 2)	(Level 3)
	(in thousands)
Liabilities
Convertible Bridge Notes (1)	$—	$—	$77,574
Class A Common Stock Warrants	—	—	32,889
Consent Fee Liability	—	—	2,983
Series B Preferred Stock Warrants	—	—	1,106
Series C Preferred Stock Warrants	—	—	70

	$—	$—	$114,622

(1)	The Convertible Bridge Notes includes loans from Mithril II, LP in the principal amount of $15 million, VCVC in the principal of $5 million.

December 31, 2020	Quoted Prices in Active Markets	Significant Other Observable Input	Significant Other Unobservable Inputs
	(Level 1)	(Level 2)	(Level 3)
Liabilities
Series B Preferred Stock Warrants	$—	$—	$508
Series C Preferred Stock Warrants	—	—	50

	$—	$—	$558

The Company’s warrant and consent fee liability are classified as other current liabilities in the unaudited consolidated condensed balance sheets, and changes in the liability balance are recorded to unrealized gain or loss in the unaudited consolidated condensed statement of operations. The consent fee liability can be settled in either shares of Class A
Common Stock
at a conversion price of 80% of the deemed closing value on the date of the SPAC Transaction or for a $2.5 million cash payment. As a result, the consent fee is determined to be a freestanding liability under ASC 480,
Distinguishing Liabilities from Equity
, which provides for freestanding instruments that represent obligations to issue a variable number of shares to be classified as liabilities.
The carrying values of the following financial instruments approximated their fair values as of June 30, 2021 and December 31, 2020 based on their short-term maturities: cash and cash equivalents, restricted cash, accounts receivable, prepaid expenses and other current assets, accounts payable, accrued liabilities, leases payable and short-term debt and other current liabilities.
There were no transfers into or out of any of the levels of the fair value hierarchy during the six months ended June 30, 2021 or 2020.
The following is a summary of changes in the fair value of the Level 3 liabilities during the six months ended June 30, 2021 and 2020:

	Convertible Bridge Notes	Class A Common Stock Warrants	Consent Fee Liability	Preferred Stock Warrant Series B and C

	(in thousands)
Balance, December 31, 2020	$—	$—	$—	$558
Issuance of financial instruments carried at fair value	77,033	18,800	—	—
Liability recorded at fair value	—	—	2,715	—
Loss from changes in fair value	—	14,089	268	$618
Changes recorded in other comprehensive income	541	—	—	—

Balance, June 30, 2021	$77,574	$32,889	$2,983	$1,176

Balance, December 31, 2019				$1
Loss from changes in fair value of the warrant liabilities				279

Balance, June 30, 2020				$280

The following tables provide quantitative information associated with the fair value measurement of the Level 3 inputs:

	Fair Value as of June 30, 2021	Valuation Methodology	Transaction	Probability of Occurrence	Period (years)	Discount Rate
	(in thousands)
Convertible Bridge Notes	$77,574	Probability-Weighted Payoff Approach	Merger	90.0%	0.17	6.9%
			Maturity	5.0%	3.84	8.2%
			Other	5.0%	0.17 - 0 .34	6.9%-7.0%
Consent Fee Liability	$2,983	Probability-Weighted Payoff Approach	Merger	90.0%	0.17	6.9%
			Maturity	5.0%	3.84	8.2%
			Other	5.0%	0.17-0.34	6.9%

	Fair Value as of June 30, 2021	Valuation Methodology	Transaction	Probability of Occurrence	Period (years)
	(in thousands)
Class A Common Stock Warrants	$32,889	Option Pricing Method (“OPM”)	Merger	90.0%	0.17
			Other	10.0%	0.17

	Fair Value as of June 30, 2021	Valuation Methodology	Significant Other Unobservable Inputs	Inputs
	(in thousands)
Series B Preferred Stock Warrants	$1,106	Black-Scholes Option Pricing Model	Preferred stock value	$1.1140
			Exercise price of warrant	$0.0100
			Term in years	0.17
			Risk-free interest rate	0.05%
			Volatility	50.0%

	Fair Value as of June 30, 2021	Valuation Methodology	Significant Other Unobservable Inputs	Inputs
	(in thousands)
Series C Preferred Stock Warrants	$70	Black-Scholes Option Pricing Model	Preferred stock value	$4.6506
			Exercise price of warrant	$4.3177
			Term in years	0.17
			Risk-free interest rate	0.05%
			Volatility	15.0%

20.	Commitments and Contingencies
Legal Proceedings
In the normal course of business, the Company may become involved in various legal proceedings which, by their nature, may be inherently unpredictable and which could have a material effect on the unaudited consolidated condensed financial statements, taken as a whole.
The Company’s founders, Jason and Marian Joh Andrews, (collectively, the “Founders”) have retained legal counsel in connection with claims they assert relating to the closing of the Company’s debt financings on October 31, 2019. The Founders claim that these October 2019 financings triggered a prepayment obligation to them under the Andrews Notes in an aggregate amount of $2.5 million. To date, the Founders have not filed a lawsuit and have taken no further legal action. The Company believes that these claims are without merit and, as such, they would not result in a probable material adverse effect on its financial position. Accordingly, the Company has not recorded a contingency loss. Also, on April 27, 2021, with the consent of our senior lenders, BlackSky entered into an agreement with the Founders under which BlackSky paid the Founders $0.8 million towards the principal of the Founders Notes on April 28, 2021 and will pay $1.8 million towards the principal of the Andrews Notes upon the closing of Osprey merger.
As of June 30, 2021, with the exception of the items above, the Company was not aware of any additional pending, or threatened, governmental actions or legal proceedings to which the Company is, or will be, a party that, if successful, would result in a material impact to its business or financial condition or results of operations.
Other Contingencies
The Company analyzed its unique facts and circumstances related to potential obligations in a certain state jurisdiction, including the delivery nature of its prior year intercompany services, payroll and other benefits-related services, current shared services between the parent and subsidiaries, and changing state laws and interpretations of those laws, and have determined that the Company may have an indirect tax obligation.

The Company has continued correspondence with the applicable authorities in an effort toward identifying a taxpayer-favorable resolution of the potential liabilities. The Company has recognized a liability including interest and penalties based on its best estimate as of June 30, 2021.
The following table summarizes the estimated indirect tax liability activity during the six months ended June 30, 2021:

June 30,
2021
(in thousands)
Balance, December 31, 2020	$921
Payments	(162)
Adjustment to expense	(32)

Balance, June 30, 2021	$727

The Company continues to analyze the additional obligations it may have, if any, it will adjust the liability accordingly.
Other Commitments
The Company has commitments for multi-launch and integration services with launch services providers. As of June 30, 2021, the company has commitments for 5 launches to include up to 10 satellites at estimated launch dates totaling an amount of $40.6 million with options for additional launches. The terms of the arrangements also allow for us to remanifest the satellites if significant delays in excess of 365 days or other inexcusable delays occur with the provider. Subsequent to remanifest efforts four months after the 365 days, the Company can request a refund of all recoverable costs. The launch service provider invoices based on the later of closing the merger transaction or time-based milestone payments from estimated launch dates. Payment terms are 15 days from invoice date.
BlackSky Merger with Osprey Technology Acquisition Corp.
On February 17, 2021, the Company entered into a merger agreement with Osprey Technology Acquisition Corp. (“Osprey”), a Special Purpose Acquisition Company. The merger between the Company and Osprey pursuant to this agreement would result in BlackSky becoming a publicly listed company, as the surviving business post-merger. If consummated, the merger will result in all holders of BlackSky’s issued and outstanding preferred stock and Class A Common Stock (inclusive of restricted stock awards), as well as holders of the notes issued as part of BlackSky’s 2021 bridge financings, receiving shares of Osprey Class A Common Stock, in exchange for their BlackSky debt and equity holdings. Holders of BlackSky’s issued and outstanding Class B common stock will receive cash of $0.00001 per outstanding share.
Subsequent to the transaction, BlackSky will be a wholly owned subsidiary of Osprey. However, BlackSky is expected to be deemed the acquirer in the merger transaction for accounting purposes. Accordingly, the merger transaction is expected to be accounted for as a reverse recapitalization, in which case the net assets of Osprey will be stated at historical cost and no goodwill or other intangible assets will be recorded in connection with the merger. The expectation for the treatment of the merger transaction as a reverse recapitalization is based upon the expectations that (A) the pre-merger
shareholders of BlackSky are expected to hold between 57% to 72% of the voting interests of the combined company, (B) BlackSky’s existing management team will serve as the initial management team of the combined company, (C) BlackSky will appoint a majority of the initial board of directors of the combined company, and (D) BlackSky’s operations will comprise the ongoing operations of the combined company.
Upon consummation of the merger, $180 million of cash raised by Osprey through a contemporaneous sale of Class A Common Stock in connection with the closing of a PIPE investment, as well any portion of

F-

the cash and marketable securities that is held in Osprey’s trust account at the time of the merger and not used to redeem shares of Osprey’s Class A Common Stock held by Osprey’s public shareholders upon the closing of the merger, is expected to become available to the combined company for general use. Cash available for general use will be reduced by cash payments made for (A) merger transaction costs incurred by both the Company and Osprey, (B) deferred underwriting fees related to Osprey’s IPO, (C) portions of the Company’s outstanding debt, and (D) other costs directly or indirectly attributable to the merger transaction.
There is no assurance that the merger between the Company and Osprey will occur, as consummation of the transaction is subject to (A) the affirmative vote of at least a majority of the votes cast by Osprey’s pre-merger
public stockholders at an Osprey special meeting for which a quorum is present and (B) a minimum of $225 million of aggregate required funds becoming available to the combined company based upon the summation of (i) the $180 million of cash proceeds from Osprey’s contemporaneous PIPE Investment pursuant to which Osprey Class A Common Stock will be sold and (ii) cash and marketable securities held in trust, after permitted redemptions of Class A common shares held by Osprey’s public shareholders. Neither approval of the merger transaction by Osprey’s public stockholders nor the amount of cash and marketable securities that would remain in Osprey’s trust account after permitted redemptions of Class A common shares by Osprey’s public stockholders is within the control of the Company or Osprey.
If the merger agreement is validly terminated by Osprey due to the Company changing its recommendation in support of the merger agreement prior to obtaining Company approval of the merger agreement by a majority of the voting power of the outstanding shares of the Company’s common stock and the majority of the then outstanding Company preferred stock, the Company would be required to pay a one-time
termination fee totaling $40.7 million.

21.	Concentrations, Risks, and Uncertainties
The Company maintains all cash and cash equivalents with one financial institution. Financial instruments that potentially subject us to concentrations of credit risk are primarily accounts receivable and cash deposits.
For the six months ended June 30, 2021 and 2020, revenue from customers representing 10% or more of the consolidated revenue from continuing operations was $6.1 million and $5.0 million, respectively. Accounts receivable related to these customers as of June 30, 2021 and December 31, 2020 was $0.6 million and $2.0 million, respectively. Revenue from the U.S. federal government and agencies was $12.3 million and $7.9 million for the six months ended June 30, 2021 and 2020, respectively. Accounts receivable related to U.S. federal government and agencies was $2.7 million and $1.3 million as of June 30, 2021 and December 31, 2020, respectively.
The Company generally extends credit on account, without collateral. Outstanding accounts receivable balances are evaluated by management, and accounts are reserved when it is determined collection is not probable. As of June 30, 2021 and December 31, 2020, the Company evaluated the realizability of the aged accounts receivable, giving consideration to each customer’s financial history and liquidity position, credit rating and the facts and circumstances of collectability on each outstanding account, and concluded that no reserve for uncollectible account was required.

22.	Subsequent Events
Management has evaluated subsequent events that have occurred through September 15, 2021, which is the date that the financial statements were available to be issued, and has determined that there were no subsequent events that required recognition or disclosure in the financial statements as of June 30, 2021, except as disclosed below.
Palantir Technologies Inc. Investment and Multi-Year Strategic Partnership
On September 1, 2021, Palantir Technologies Inc. (“Palantir”), entered into a multi-year $16.0 million strategic partnership. As part of the strategic partnership Palantir will invest $8.0 million at $10.00 per share for

F-

the purchase of 800,000 shares of Osprey Class A common stock pursuant to a Subscription Agreement that closed on September 9, 2021, two business days subsequent to the closing of the Business Combination. The Subscription Agreement contains substantially the same terms as the PIPE Investment entered into February 17, 2021. The Company and Palantir also entered into a software subscription agreement which allows the Company to distribute products on Palantir’s platform to customers that are already integrated with Palantir. The Company is required to pay access fees to Palantir over multiple years for an aggregate payment of $8.0 million. The software subscription agreement contains a termination clause that Palantir must receive a minimum total of $750 thousand in fees from the effective date through the termination date. The Palantir transaction is deemed a related party transaction due to the fact the Chairman of the Board of Palantir is a founder of Mithril Capital who is a significant beneficial owner of a substantial investment in the Company.
Impact of the Business Combination
On September 9, 2021, the Business Combination was consummated, pursuant to which 78,993,201 shares of Osprey Common Stock were issued for all of the issued and outstanding equity interests of BlackSky, inclusive of shares of Osprey’s Common Stock issued in exchange for both BlackSky’s issued and outstanding preferred stock and issued and outstanding convertible notes (inclusive of interest accrued thereon), as if each had converted into BlackSky common stock immediately prior to the Business Combination. In connection with the Business Combination, 18,000,000 PIPE Shares also were sold and issued for a purchase price of $10.00 per share, or an aggregate purchase price of $180.0 million, pursuant to the Subscription Agreements entered into on February 17, 2021. The net proceeds of $223.1 million received reflect the receipt of gross proceeds of $291.0 million from the Business Combination, inclusive of cash from PIPE shares, conversion of warrant liabilities and rights offering, offset by the following: 1) settling PPP Loan, SVB line of credit and accrued and unpaid interests related to those loans for a total amount of $19.6 million, 2) payment of transaction costs, including deferred legal fees, underwriting commissions, and other costs related to the Transaction, incurred by both Osprey and BlackSky for a total of $48.3 million.

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REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Stockholders and the Board of Directors of
BlackSky Holdings, Inc.
Opinion on the Financial Statements
We have audited the accompanying consolidated balance sheets of BlackSky Holdings, Inc. (formerly Spaceflight Industries, Inc.) and subsidiaries (the “Company”) as of December 31, 2020 and 2019, the related consolidated statements of operations and comprehensive loss, changes in stockholders’ deficit, and cash flows, for each of the two years in the period ended December 31, 2020, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.
Change in Accounting Principle
As discussed in Note 2 to the financial statements, the Company has changed its method of accounting for revenue in 2020 due to the adoption of ASC 606,
Revenue from Contracts with Customers
.
Going Concern
The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered recurring net losses from continuing operations, recurring negative cash flows from continuing operations, and negative working capital that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ Deloitte & Touche LLP
McLean, VA
May 12, 2021 (October 22, 2021 as to the effects of the restatement to the 2020 and 2019 financial statements discussed in Note 2)
We have served as the Company’s auditor since 2015.

BLACKSKY HOLDINGS, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands, except par value)

	December 31,
	2020	2019
Assets
Current assets:
Cash and cash equivalents	$5,098	$31,715
Restricted cash	5,475	5,475
Accounts receivable, net of allowance of $0 and $0, respectively	2,903	4,328
Prepaid expenses and other current assets	965	2,126
Contract assets	3,796	—
Current assets held for sale	—	22,219

Total current assets	18,237	65,863
Property and equipment - net	20,852	10,968
Goodwill	9,393	9,393
Investment in equity method investees	3,277	4,231
Intangible assets - net	3,831	5,182
Satellite procurement work in process	62,664	67,030
Other assets	$1,661	$697

Total assets	$119,915	$163,364

Liabilities, redeemable convertible preferred stock and stockholders’ deficit
Current liabilities:
Accounts payable and accrued liabilities	$7,966	$8,193
Amounts payable to equity method investees	8,762	11,460
Contract liabilities - current	14,537	7,952
Debt - current portion	16,739	41,198
Other current liabilities	7,439	281
Current liabilities held for sale	—	31,216

Total current liabilities	55,443	100,300
Liability for estimated contract losses	6,252	—
Long-term liabilities	3,605	2,544
Long-term contract liabilities	2,559	—
Long-term debt - net of current portion	84,869	78,815

Total liabilities	152,728	181,659
Commitments and contingencies (Note 21)
Redeemable convertible preferred stock:
Series A redeemable convertible preferred stock, $0.00001 par value-authorized, 8,652 shares; issued and outstanding, 8,652 shares and 8,652 shares in 2020 and 2019, respectively. (Liquidation preference of $7,500)	7,495	7,495
Series B redeemable convertible preferred stock, $0.00001 par value-authorized, 20,042 shares; issued and outstanding, 18,987 shares and 18,987 shares in 2020 and 2019, respectively. (Liquidation preference of $22,167)	21,405	21,405
Series B-1 redeemable convertible preferred stock, $0.00001 par value-authorized, 9,508 shares; issued and outstanding, 9,508 shares and 9,508 shares in 2020 and 2019, respectively. (Liquidation preference of $25,000)	24,138	24,138
Series C redeemable convertible preferred stock, $0.00001 par value-authorized, 48,364 shares; issued and outstanding, 41,908 shares and 39,824 shares in 2020 and 2019, respectively. (Liquidation preference of $201,050)	121,530	118,283

Total redeemable convertible preferred stock	174,568	171,321
Stockholders’ deficit:
Common stock A, $0.00001 par value-authorized, 400,000 shares; issued, 110,789 shares and 72,319 shares in 2020 and 2019, respectively; outstanding, 97,816 shares and 72,319 shares in 2020 and 2019, respectively	1	1
Common stock B, $0.00001 par value-authorized, 90,000 shares; issued and outstanding, 83,987 shares and 83,987 shares in 2020 and 2019, respectively.	1	1
Treasury stock, shares at cost, 11,500 shares and 11,500 shares in 2020 and 2019, respectively.	(12,500)	(12,500)
Additional paid-in capital	29,101	26,681
Accumulated deficit	(223,984)	(203,799)

Total stockholders’ deficit	(207,381)	(189,616)

Total liabilities, redeemable convertible preferred stock and stockholders’ deficit	$119,915	$163,364

See notes to consolidated financial statements

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BLACKSKY HOLDINGS, INC
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(in thousands)

	Year Ended December 31,
	2020	2019
Revenues:
Service	$18,737	$13,325
Product	2,398	388

Total revenues	21,135	13,713
Costs and expenses:
Service costs, excluding depreciation and amortization	13,331	11,098
Product costs, excluding depreciation and amortization	10,535	399
Selling, general and administrative	28,606	33,862
Research and development	255	1,099
Depreciation and amortization	9,803	6,897
Satellite impairment loss	—	6,606

Operating loss	(41,395)	(46,248)
Gain/(loss) on debt extinguishment	284	(3,267)
Realized gain on conversion of notes	—	4,113
Unrealized (loss)/gain on derivative	(558)	541
Loss on equity method investment	(953)	(1,241)
Interest expense	(5,201)	(13,693)
Other income/(expense), net	103	(190)

Loss before income taxes	(47,720)	(59,985)
Income tax (provision) benefit	—	—

Loss from continuing operations	(47,720)	(59,985)
Discontinued operations:
Gain/(loss) from discontinued operations, before income taxes (including gain from disposal of Launch Division of $30,672 and $0 for the years ended December 31, 2020 and 2019, respectively)	28,185	(6,160)
Income tax (provision) benefit	—	—

Gain/(loss) from discontinued operations, net of tax	28,185	(6,160)

Net loss	(19,535)	(66,145)
Other comprehensive loss	—	—
Total comprehensive loss	$(19,535)	$(66,145)

Basic and diluted income/(loss) per share of common stock:
Loss from continuing operations	$(0.55)	$(2.23)
Gain/(loss) from discontinued operations, net of tax	0.32	(0.23)

Net loss per share of common stock	$(0.23)	$(2.46)

See notes to consolidated financial statements

F-4
2

BLACKSKY HOLDINGS, INC
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIT
Years Ended December 31, 2020 and 2019
(in thousands)

					Additional Paid-In Capital				Total Stockholders’
	Common Stock A		Common Stock B			Treasury Stock		Accumulated Deficit
	Shares	Amount	Shares	Amount		Shares	Amount		Deficit
Balance as of January 1, 2019	16,825	$—	83,987	$1	$22,364	11,500	$(12,500)	$(137,654)	$(127,789)
Conversion of loan for stock-net of conversion cost of $359	53,888	1	—	—	230	—	—	—	231
Stock-based compensation	—	—	—	—	3,966	—	—	—	3,966
Proceeds from options exercised	1,606	—	—	—	121	—	—	—	121
Net loss	—	—	—	—	—	—	—	(66,145)	(66,145)

Balance as of December 31, 2019	72,319	1	83,987	1	26,681	11,500	(12,500)	(203,799)	(189,616)

Adoption of Accounting Standards Updates “ASU”, ASU 2014-09	—	—	—	—	—	—	—	(650)	(650)

Adjusted balance as of January 1, 2020	72,319	1	83,987	1	26,681	11,500	(12,500)	(204,449)	(190,266)
Stock-based compensation, including $218 in the sale of Spaceflight, Inc.	—	—	—	—	2,390	—	—	—	2,390
Issuance of common stock upon exercise of stock options	2,061	—	—	—	30	—	—	—	30
Issuance of common stock upon vesting of restricted stock awards	26,041	—	—	—	—	—	—	—	—
Issuance of common stock as contingent consideration for the purchase of OpenWhere, Inc.	601	—	—	—	—	—	—	—	—
Net loss	—	—	—	—	—	—	—	(19,535)	(19,535)

Balance as of December 31, 2020	101,022	$1	83,987	$1	$29,101	11,500	$(12,500)	$(223,984)	$(207,381)

See notes to consolidated financial statements

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BLACKSKY HOLDINGS, INC
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	December 31,
	2020	2019
Cash flows from operating activities:
Net loss	$(19,535)	$(66,145)
Gain/(loss) from discontinued operations, net of tax	28,185	(6,160)

Loss from continuing operations	(47,720)	(59,985)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization expense	9,803	6,897
(Gain)/loss on debt extinguishment	(284)	3,054
Satellite impairment loss	—	6,606
Stock-based compensation expense	1,982	3,345
Amortization of debt discount and issuance costs	1,137	1,811
Realized gain on promissory notes	—	(4,113)
Loss on equity method investment	953	1,241
Loss on disposal of property and equipment	—	6
Unrealized loss/(gain) on derivatives	558	(541)
Changes in operating assets and liabilities:
Accounts receivable	1,425	(64)
Contract assets	(3,796)	(658)
Prepaid expenses, and other current assets	400	(1,982)
Other assets	(1,024)	—
Accounts payable and accrued liabilities	2,483	3,356
Other current liabilities	(340)	(363)
Contract liabilities - current and long-term	9,019	6,573
Liability for estimated contract losses	6,252	—
Other long-term liabilities	3,852	1,699

Cash flows used in operating activities - continuing operations	(15,300)	(33,118)
Cash flows (used in) provided by operating activities - discontinued operations	(16,374)	6,808

Net cash used in operating activities	(31,674)	(26,310)

Cash flows from investing activities:
Purchase of property and equipment	(281)	(481)
Satellite procurement work in process	(18,096)	(33,208)

Cash flows used in investing activities - continuing operations	(18,377)	(33,689)
Cash flows provided by (used in) investing activities - discontinued operations	8,607	(266)

Net cash (used in) investing activities	(9,770)	(33,955)

Cash flows from financing activities:
Principal payments on debt	—	(14,000)
Payment for debt and equity issuance costs	(108)	(3,611)
Withholding tax payment on vesting of restricted stock awards and options exercised	(39)	—
Proceeds from options exercised	30	121
Proceeds from borrowings	3,600	107,640
Capital lease payments	(39)	(311)

Cash flows provided by financing activities - continuing operations	3,444	89,839
Cash flows used in financing activities - discontinued operations	—	(133)

Net cash provided by financing activities	3,444	89,706

Net (decrease) increase in cash, cash equivalents, and restricted cash	(38,000)	29,441
Cash, cash equivalents, and restricted cash - beginning of year	37,190	17,577
Cash reclassified to assets held for sale at beginning of period	11,383	1,555
Cash reclassified to assets held for sale at the end of period	—	(11,383)

Cash, cash equivalents, and restricted cash - end of year	$10,573	$37,190

See notes to consolidated financial statements

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The following table provides a reconciliation of cash, cash equivalents, and restricted cash reported within the consolidated balance sheets that sum to the total of the same such amounts shown in the consolidated statements of cash flows:

	December 31,
	2020	2019
	(in thousands)
Cash and cash equivalents	$5,098	$31,715
Restricted cash	$5,475	$5,475

Total cash, cash equivalents, and restricted cash	$10,573	$37,190

	December 31,
	2020	2019
	(in thousands)
Supplemental disclosures of cash flows information:
Cash paid for interest	$1,113	$1,678
Supplemental disclosures of non-cash financing and investing information:
Property and equipment additions accrued but not paid	$5,397	$5,292
Conversion of debt to equity	$—	$36,236
Issuance of preferred stock in the sale of Spaceflight, Inc.	$3,247	$—
Increase of debt principal for paid-in-kind interest	$2,791	$—
Application of Secured Loan against the 2020 Share Purchase Agreement (“SPA”) purchase price	$26,182	$—
Equipment acquired under capital lease	$9	$111
See notes to consolidated financial statements

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BLACKSKY HOLDINGS, INC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended December 31, 2020 and 2019

1.	Organization and Business
BlackSky Holdings, Inc. (“BlackSky” or the “Company”), formerly known as Spaceflight Industries, Inc., was incorporated in the State of Delaware on September 24, 2014. The Company is headquartered in Herndon, Virginia and had two operating divisions: the BlackSky Division and, prior to June 12, 2020, Spaceflight, Inc. (the “Launch Division”). The BlackSky Division is composed of the Company’s other operating entities, BlackSky Global LLC and BlackSky Geospatial Solutions, Inc. BlackSky also owns a portion of the equity method investment
X-Bow
Launch Systems Inc.
(“X-Bow”)
and LeoStella, LLC (“LeoStella”), its joint venture with Thales Alenia Space US Investment LLC (“Thales”). On June 12, 2020, the Company completed the sale of 100% of its equity interests in the Launch Division to M&Y Space Co. Ltd. (“M&Y Space”), as discussed further below.
The BlackSky Division
The BlackSky Division is a leading provider of geospatial intelligence, imagery and related data analytic products and services and mission systems. The Company monitors activities and facilities worldwide by leveraging its proprietary small satellite constellation and harnessing the world’s expanding sensor networks. The Company’s on-demand
constellation of satellites can image a location multiple times throughout the day, and the Company processes millions of observations from its satellites in space, air sensors, environmental sensors, asset tracking sensors, industrial internet-of-things
(“IoT”) connected devices, and internet-enabled narrative sources. The Company monitors for pattern-of-life
anomalies to produce alerts and enhance situational awareness for government and commercial customers worldwide. The Company’s monitoring service is powered by cutting-edge computing techniques—including machine learning, artificial intelligence, computer vision, and natural language processing. The Company’s global monitoring service is available via a simple subscription and requires no specialized technological infrastructure or setup.
The Company is a first mover in Earth observation, leveraging the performance and economics of its innovative small satellite constellation to deliver high revisit global monitoring solutions. The Company’s artificial intelligence/machine learning powered analytics platform derives unique insights from its constellation, as well as a variety of space, IoT, and terrestrial based sensors and data feeds. The Company has developed a fully-integrated, proprietary technology stack that includes its constellation of high-resolution small satellites that monitor global events and activities at high revisit rates, an artificial intelligence and machine learning enabled software platform that translates data into actionable insights, a proprietary database that continually captures information on global changes, and an application layer that delivers on-demand
solutions directly to its customers.
In 2017, BlackSky and
X-Bow
entered into a Stock Subscription and Technology Transfer Agreement. Under the agreement,
X-Bow
issued 13.5 million of its own shares to BlackSky; in exchange, BlackSky irrevocably assigned and transferred certain intellectual property rights to
X-Bow.
As of December 31, 2020, BlackSky has a 20.6% ownership interest in
X-Bow
(Note 6).
In 2018, BlackSky and Thales formed a joint venture named LeoStella, LLC, a vertically-integrated small satellite design and manufacturer based in Tukwila, Washington, from which the Company procures satellites to operate its business. BlackSky and Thales each own 50% of LeoStella (Note 6).
As of December 31, 2020, the Company’s had five satellites in commercial operations. Ultimately, the Company seeks to establish a constellation of 30 high-resolution, multi-spectral satellites capable of monitoring targeted locations on Earth every 30 minutes, day or night.

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The Launch Division
The Launch Division was based in Seattle, Washington and provided small satellite launch brokerage services to customers that manifest, certify, and integrate auxiliary payloads onto a single launch vehicle. The Launch Division leveraged its extensive relationships in the commercial launch market and provided satellite launch brokerage services for its customers based on specific launch time frames, orbital parameters, payloads, and compatible launch vehicles. The Launch Division specialized in the launch of small satellites with masses between 1 kg and 300 kg into low earth orbit.
As part of the Company’s strategy to focus on the BlackSky Division, the Company executed a stock purchase agreement (“2020 SPA”) in January 2020 to divest its ownership of the Launch Division. On June 12, 2020, the Company completed the sale of 100% of its equity interests in Launch to M&Y Space under the previously executed 2020 SPA, for a final purchase price of $31.6 million. The Launch Division’s financial results are material to the Company’s financial results and, as such, are reported as discontinued operations (Note 7).
Liquidity and Going Concern
For the years ended December 31, 2020 and 2019, the Company incurred net losses from continuing operations of $47.7 million and $60.0 million, respectively, and incurred negative cash flows from continuing operating activities of $15.3 million and $33.1 million, respectively. The Company has incurred operating losses since inception, and continues to face significant risks associated with successful execution of the Company’s business plan that include, but are not limited to, customer acquisition, competition and market risk, technical risk, liquidity risk, and risks associated with the retention of key personnel. For the years ended December 31, 2020 and 2019, the Company had working capital deficits of $37.2 million and $34.4 million, respectively. The Company has historically funded its operations through issuance of preferred stock to private investors (Note 16) and debt financings (Note 14). The Company evaluated its financial condition as of December 31, 2020 and determined it is probable that, without consideration of a remediation plan to refinance existing debt facilities and raise new sources of capital, the Company would be unable to meet repayment obligations and ongoing working capital shortfall in the next twelve months, and there is uncertainty about the Company’s ability to continue as a going concern. The conditions identified above raise substantial doubt about the Company’s ability to continue as a going concern through at least twelve months from the issuance date of the consolidated financial statements.
In the first half of 2020, the Company successfully divested the Launch Division, extinguished $26.0 million of short-term debt and extended the maturity date of a $16.1 million line of credit to June 30, 2021. On February 2, 2021, the Company entered into a bridge financing arrangement for $58.1 million to further improve the Company’s liquidity position. On February 17, 2021 the Company entered into a definitive agreement for a merger that would result in the Company becoming a publicly listed company (Note 23). Given the Company’s projected net losses and negative cash flows, there can be no assurance that the Company’s business efforts will be successful, that the Company will continue to raise additional funds, or that the Company will be able to delay or reduce planned expenditures if necessary, to maintain sufficient liquidity.
The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States (“GAAP”) applicable to a going concern, which contemplates the realization of assets and liquidation of liabilities in the normal course of business and does not include any adjustments to reflect the outcome of this uncertainty.

2.	Basis of Presentation and Summary of Significant Accounting Policies
Basis of Preparation
The Company has prepared its consolidated financial statements in accordance with GAAP. The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned

F-

subsidiaries. In addition, the consolidated financial statements include the Company’s proportionate share of the earnings or losses of its joint venture and a corresponding increase or decrease to its investment, with recorded losses limited to the carrying value of the Company’s investment. All intercompany transactions and balances have been eliminated upon consolidation.
The Company’s consolidated financial statements have been prepared on a historical cost basis, except for certain financial assets and liabilities, including derivative financial instruments, which are stated at fair value.
Unless otherwise indicated, amounts provided in the Notes pertain to the Company’s continuing operations (See Note 7 for information on discontinued operations).
Restatement of Previously Issued Financial Statements
The Company has restated its previously reported consolidated financial statements for the years ended December 31, 2020 and 2019 for an accounting error that the Company has concluded is not material to the Company’s previously reported consolidated financial statements. All information presented in the consolidated financial statements and the related notes have been appropriately restated. A description of the error is described below.
Stock-based Compensation
The Company incorrectly calculated expenses relating to stock-based compensation to certain vested and unvested options and restricted stock awards (“RSA”). The correction of the error resulted in a decrease in stock-based compensation expense of
$3.0 thousand for the year ended December 31, 2020, and an increase in additional paid in capital and accumulated deficit of

$0.5
million as of December 31, 2020. The correction of the error resulted in an increase in stock-based compensation expense of
$0.1
million, for the year ended December 31, 2019 and an increase in additional paid in capital and accumulated deficit of
 $0.5 million
as

of
December 31, 2019. The correction of the error resulted in an increase in accumulated deficit and additional paid in capital of $0.4 million as of January 1, 2019. There is no net impact to the cash flow statement.
The Company assessed the quantitative and qualitative factors associated with the foregoing errors in accordance with SEC Staff Accounting Bulletin (“SAB”) No. 99 and 108, Materiality, and ASC 250, Presentation of Financial Statements, and concluded that they were not material, on an individual or aggregate basis, to any of the Company’s previously reported annual or interim consolidated financial statements. Notwithstanding this conclusion, the Company further concluded to correct the errors by restating the accompanying consolidated financial statements for the years ended December 31, 2020 and 2019 and related notes to give effect to the correction of this error.
Use of Estimates
The preparation of consolidated financial statements in accordance with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingencies at the reporting date, and the reported amounts of revenues and expenses during the reporting period. These estimates are based on management’s best knowledge of current events and actions the Company may undertake in the future. Actual results could materially differ from those estimates. Significant estimates made by the Company relate to revenue and associated cost recognition, the collectability of accounts receivable, the recoverability and useful lives of property and equipment, the valuation of equity warrants and warrant liabilities, fair value estimates, the recoverability of goodwill and intangible assets, the provision for income taxes, and stock-based compensation.
Cash and Cash Equivalents
Cash and cash equivalents are comprised of cash in banks and highly liquid investments with original maturities of three months or less.

Restricted Cash
The Company classifies cash as restricted when the cash is unavailable for withdrawal or usage for general operations. Restricted cash represents certificates of deposits held by a bank as a compensating balance for letters of credit, which facilitate certain contracts with customers, and cash collateral for leases and other contracts.
Accounts Receivable—net
Accounts receivable are customer obligations due to the Company under normal trade terms. The majority of the Company’s sales are with U.S. federal government and agencies. Management performs continuing credit evaluations on each customer’s financial condition and reviews accounts receivable on a periodic basis to determine if any accounts receivable will potentially be uncollectible. The Company reserves for any accounts receivable balances that are determined to be uncollectible in the allowance for doubtful accounts. After all attempts to collect an accounts receivable balance have failed, the accounts receivable balance is written off against the allowance for doubtful accounts. The Company assessed all existing accounts receivable as collectible as of December 31, 2020 and 2019, and accordingly the Company has not recorded an allowance for doubtful accounts.
Prepaid Expenses and Other Current Assets
Prepaid expenses are advance payments made in the ordinary course of business and are amortized on a straight-line basis over the period of benefit. Other current assets consist primarily of non-trade
receivables.

Property and Equipment—net
Property and equipment are stated at cost, less accumulated depreciation. Depreciation expense is recognized in the consolidated statements of operations and comprehensive loss on a straight-line basis over the estimated useful life of the related asset to its residual value.
The estimated useful lives are as follows:

Asset	Estimated useful lives-years
Satellites	3
Computer equipment and software	3
Site and other equipment	3 - 5
Ground station equipment	2
Office furniture and fixtures	5
Leasehold improvements	shorter of useful life or remaining lease term
Capitalized satellite costs include material costs, labor costs incurred from the start of the pre-acquisition
stage through the construction stage, and the costs incurred to launch the satellite into orbit for its intended use. Labor costs incurred prior to and after the pre-acquisition
and construction stages are charged to expense. Once the satellite has reached orbit and makes contact with the Company’s network the Company commences depreciation. The designated useful life of the Company’s satellites is estimated to be three years, and depreciation is recognized using the straight-line method. Subsequent to launch, the Company’s satellites must meet certain performance and operational criteria to be deemed commercially viable. If the criteria are not met, the Company assesses the satellite for impairment.
Goodwill, Intangible Assets—net, and Other Long-Lived Assets
Goodwill
Goodwill represents the excess of purchase price over the fair value of the identifiable assets acquired less the liabilities assumed in the acquisition of a business.

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Goodwill is tested annually for impairment at December 31, or more frequently if events or circumstances indicate that the carrying value of goodwill may be impaired. Goodwill is tested for impairment at the reporting unit level by comparing the reporting unit’s carrying amount to the fair value of the reporting unit. If the carrying amount of the reporting unit exceeds its fair value, an impairment loss is recognized in an amount equal to that excess.
The Company continuously evaluates whether indicators of impairment exist to determine whether it is necessary to perform a quantitative goodwill impairment test. A significant amount of judgment is involved in determining if an indicator of impairment has occurred. Such indicators may include (a) a significant decline in the Company’s expected future cash flows; (b) a significant adverse change in legal factors or in the business climate; (c) unanticipated competition; (d) the testing for recoverability of a significant asset group within a reporting unit; or (e) slower growth rates. Any adverse change in these factors could have a significant impact on the recoverability of goodwill and could have a material impact on the consolidated financial statements.
Long-Lived Assets and Finite-Lived Intangible Assets
The Company reviews long-lived assets, including finite-lived intangible assets, property and equipment, satellite procurement work in process and other long-term assets, for impairment whenever events or changes in circumstances indicate that the carrying amounts of the assets may not be fully recoverable. Significant judgments in this area involve determining whether a triggering event has occurred and determining the future cash flows for assets involved. In conducting this analysis, the Company compares the undiscounted cash flows expected to be generated from the long-lived assets (or asset group) to the related net book values. If the undiscounted cash flows exceed the net book value, the long-lived assets are considered not to be impaired. If the net book value exceeds the undiscounted cash flows, an impairment charge is measured and recognized based upon the difference between the carrying value of long-lived assets (or asset group) and their fair value.
Intangible assets subject to amortization include customer backlog and relationships, domain names, distribution agreements, and technology. Such intangible assets, excluding customer-related intangibles, are amortized on a straight-line basis over their estimated useful lives, which are generally two to five years. Customer-related intangible assets are amortized on either a straight-line or accelerated basis, depending upon the pattern in which the economic benefits of the intangible asset are utilized.
The estimated useful lives of the Company’s finite-lived intangible assets are as follows:

Asset	Estimated useful lives-years
Distribution agreements	2
Customer backlog and relationships	1-10
Technology	3-5
Satellite Procurement Work in Process
Satellite procurement work in process primarily represent deposits paid to (a) LeoStella for the progress payments associated with the engineering, long lead procurement of satellite components, and manufacturing of the Company’s satellites and (b) launch service vendors for the costs associated with launching the Company’s satellites. Satellite procurement work in process capitalized, but not yet paid, are recognized as the Company has the rights to the in-process
assets that LeoStella is engineering on the Company’s behalf or a refund of amounts paid to date, less certain costs. At launch, these costs, and other costs incurred to put a satellite into service, are aggregated and reclassified as property and equipment, subject to depreciation (Note 8).

Contingent Liabilities
The Company may become involved in litigation or other financial claims in the normal course of its business operations. The Company periodically analyzes currently available information relating to these claims, assesses the probability of loss, and provides a range of possible contingencies when it believes that sufficient and appropriate information is available. The Company accrues a liability for those contingencies where the occurrence of a loss is probable and the amount can be reasonably estimated.
Debt Issuance Costs and Debt Discount
Debt issuance costs are capitalized and amortized to interest expense using the effective interest method over the life of the related debt. In prior years a debt discount was recorded upon the issuance of detachable warrants, which were granted in conjunction with the issuance of debt and calculated at fair market value as described in Note 20. The debt discount is also amortized to interest expense using the effective interest method over the life of the related debt. Short-term and long-term debt are presented net of the unamortized debt issuance costs and debt discount in the consolidated balance sheets.
The Company incurred issuance costs in connection with the Omnibus Agreement and Waiver Agreement and Conversion Election (the “2019 Omnibus Agreement”) (Note 14) in the year ended December 31, 2019. Issuance costs directly identifiable with a specific debt transaction were assigned to that transaction and either expensed or capitalized based upon the nature of the respective debt refinancing transaction. The remaining costs not specifically identifiable with a transaction were allocated based on the relative fair value of the outstanding debt amounts. Allocated third-party costs, as well as specifically identifiable third-party advisory and appraisal costs to rollover the debt into a new loan facility, were expensed. Third-party issuance costs allocated to the conversion of debt into equity were recorded to additional paid-in-capital.
Fair Value of Financial Instruments
The Company accounts for certain assets and liabilities at fair value. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.
The process for analyzing the fair value measurement of certain financial instruments on a recurring, or non-recurring,
basis includes significant judgment and estimates of inputs including, but not limited to, volatility, discount for lack of marketability, application of an appropriate discount rate, and probability of liquidating events. The Company utilizes the market valuation methodology and specific option pricing methodology to value the more complex financial instruments and the Black-Scholes option-pricing model to value standard common stock warrants.
The framework for measuring fair value specifies a hierarchy of valuation techniques based on whether the inputs to those valuation techniques are observable or unobservable. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect the Company’s assumptions. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurement) and the lowest priority to unobservable inputs (Level 3 measurement).
The three levels of the fair value hierarchy are as follows:
Level
 1 Inputs
—Inputs are unadjusted quoted prices in active markets for identical assets or liabilities available at the measurement date.
Level
 2 Inputs
—Inputs are unadjusted quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets and liabilities in markets that are not active, inputs other than quoted prices that are observable, and inputs derived from or corroborated by observable market data.
Level
 3 Inputs
—Inputs are unobservable inputs which reflect the Company’s own assumptions on what assumptions the participants would use in pricing the asset or liability based on the best available information.

Equity Method Investments
Investments where the Company has the ability to exercise significant influence, but not control, are accounted for under the equity method of accounting and are included in investment in equity method investees on the Company’s consolidated balance sheets. Significant influence typically exists if the Company has a 20% to 50% ownership interest in the investee. Under this method of accounting, the Company’s share of the net earnings or losses of the investee are included in the Company’s consolidated statements of operations and comprehensive loss’.
Equity method investments are evaluated for impairment whenever events or changes in circumstances indicate that the carrying amounts of such investments may be impaired. If a decline in the value of an equity method investment is determined to be other than temporary, a loss is recorded in earnings in the current period.
Intra-entity profits arising from the sale of assets from the equity method investments to the Company are eliminated and deferred if those assets are still held by the Company at the end of the reporting period. The intra-entity profits will be recognized as the assets are consumed or sold to an external third party.

Classification of Preferred Stock as Temporary Equity
The Company applies the guidance in ASC 480, “
Distinguishing Liabilities from Equity
”, to determine the classification of financial instruments issued. The Company first determines if the instruments should be classified as liabilities under this guidance based on the redemption features, if mandatorily redeemable or not, and the method of redemption, if in cash, a variable number of shares or a fixed number of shares.
If the terms provide that an instrument is mandatorily redeemable in cash, or the holder can compel a settlement in cash, or will be settled in a variable number of shares predominantly based on a fixed monetary amount, the instrument is generally classified as a liability. Instruments that are settled by issuing a fixed number of shares are generally classified as equity instruments. None of the Company’s redeemable convertible preferred stock was accounted for as a liability as none of the above mentioned conditions were present.
The Company’s certification of incorporation, as amended, does not provide redemption rights to the holders of the preferred shares. If a liquidation event occurs, all the funds and assets of the Company available for distribution among all the stockholders shall be distributed based on a defined mechanism. Although the preferred shares are not redeemable, in the event of certain “deemed liquidation events” that are not solely within the Company’s control (including merger, acquisition, or sale of all or substantially all of the Company’s assets, or public offerings), the holders of the preferred shares would be entitled to preference amounts paid before distribution to other stockholders and hence effectively redeeming the preference amount outside of the Company’s control. In accordance with Accounting Series Release No. 268 (“ASR 268”) and ASC 480, the Company’s convertible preferred shares are classified outside of stockholders’ deficit as a result of these in-substance
contingent redemption rights. As of December 31, 2020 and 2019, the Company did not adjust the carrying values of the convertible preferred shares to the deemed liquidation values of such shares since a liquidation event was not probable of occurring.
Treasury Stock
The Company accounts for treasury stock under the cost method and includes treasury stock as a component of stockholders’ deficit. The Company did not have repurchases in the years ended December 31, 2020 and 2019.
Revenue Recognition
The Company generates revenues from the sale of services and products. Service revenues include imagery and data, software & analytics, including professional services, that are recognized from the

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rendering of services under
cost-plus-fixed-fee,
firm fixed price, or on a time and materials basis. Product revenues include engineering and integration from long-term construction contracts.
The Company adopted the provisions of the new revenue recognition standard, Accounting Standards Update
No. 2014-09,
“Revenue from Contracts with Customers (Topic 606)”
(“ASC 606”), for the fiscal year beginning January 1, 2020 using the modified retrospective adoption method for the contracts that were not completed at the date of initial application. Concurrent with the adoption of the new standard, the Company has updated its revenue recognition policy in accordance with the five-step model set forth under ASC 606.
Revenue Recognition Prior to the Adoption of ASC 606
Revenues are recognized when the following four revenue recognition criteria are met: persuasive evidence of an arrangement exists, delivery has occurred or services have been rendered, the selling price is fixed or determinable, and collectability is reasonably assured. The Company excludes from revenues all sales taxes assessed to its customers. Sales taxes are recorded within selling, general and administrative expense in the consolidated statements of operations and comprehensive loss and as accounts payable and accrued liabilities in the consolidated balance sheets until remitted to applicable local and state agencies. For firm fixed price contracts that include specified milestones which obligate both parties to perform, revenue is recognized based on the efforts-expended methodology or contract milestones achieved. Under the efforts-expended methodology, an evaluation of completion is done based on labor hours spent over total expected program hours. For all other contracts, revenue is recognized as services are performed and is generally based on the negotiated hourly rate in the contract and the number of hours worked during the period. Imagery revenue is recognized as the imagery is delivered to the customer.
Revenue Recognition Subsequent to the Adoption of ASC 606
The Company generates revenues through offering imagery; data, software and analytics; and engineering and integration solutions (including mission systems), primarily to government agencies. Most of the contracts include multiple promises which are generally separated as distinct performance obligations. The Company allocates the transaction price to each performance obligation based on the relative standalone selling prices using observable sales transactions where applicable.
Revenue is measured at the fair value of consideration received or receivable and net of discounts. The Company applies a policy election to exclude transaction taxes collected from customer sales when the tax is both imposed on and concurrent with a specific revenue-producing transaction. The Company estimates any variable consideration, and whether the transaction price is constrained, upon execution of each contract. The Company did not have any active contracts with significant variable consideration as of December 31, 2020.
The estimation of total revenue and costs at completion is subject to many variables and requires judgment. The Company typically recognizes changes in contract estimates on a cumulative catch-up
basis in the period in which the changes are identified. Such changes in contract estimates can result in the recognition of revenue in a current period for performance obligations which were satisfied or partially satisfied in a prior period. Changes in contract estimates may also result in the reversal of previously recognized revenue, if the current estimate differs from the previous estimate. If at any time the estimate of profitability for a performance obligation indicates a probable anticipated loss, the Company recognizes the total loss for the performance obligation in the period it is identified. Changes in estimates related to contracts accounted for using the cost-to-cost
measure of progress are recognized in the period in which such changes are made for the inception-to-date
effect of the changes. Changes in estimates on contracts for the year ended December 31, 2020 resulted in the reversal of $1.5 million of previously recognized product revenues and an increase in product costs for estimated contract losses of $6.6 million combined for three of the Company’s long-term construction contracts related to the design, development and manufacture of the

Company’s
Gen-3
satellites. The changes in estimates resulted from test readiness review failures in 2020 and changes in market conditions, including changes in customer demand for higher image resolution and broader analytical capabilities. These factors led to the Company’s decision to utilize a new payload design to satisfy contract requirements which resulted in additional unplanned contract costs. The remaining aggregate changes in estimates on contracts for the years ended December 31, 2020 and 2019 were immaterial. During the year ended December 31, 2020, there was no
revenue recognized from performance obligations satisfied in previous periods.
Imagery
Imagery services include imagery delivered from the Company’s satellites in orbit via an online secure platform. Imagery performance obligations are recognized as service revenues at the point-in-time
when the Company delivers images to the platform or, in limited circumstances, ratably over the subscription period when the customer has a right to access the online secure platform for unlimited images.
Data, Software and Analytics
The Company leverages proprietary artificial intelligence and machine learning algorithms to analyze data coming from both the Company’s proprietary sensor network and third-party sources to provide hard-to-get
data, insights and analytics for customers. The Company continues to integrate and enhance our products by performing contract development while retaining product rights. The Company provides technology enabled professional service solutions and to support customer-specific software development requests, integration, testing and training. The Company also provide systems engineers to support efforts to manage mass quantities of data. The Company also offers customers professional service solutions related to object detection, site monitoring and enhanced analytics through which the Company can detect key objects in critical locations such as ports, airports, and construction sites; monitor changes at, damages to or other anomalies in key infrastructure; and analyze stockpiles or other critical inventory
.
Services revenues from data, software and analytics contracts is recognized from the rendering of services over time on a cost-plus, firm fixed price, or time-and-materials
basis. For firm fixed price contracts, the Company recognizes revenue using a cost-to-cost
measure of progress, pursuant to which the extent of progress towards completion is measured based on the ratio of costs incurred to date to the total estimated costs to complete the performance obligation (“EAC”). A performance obligation’s EAC includes all direct costs such as labor, materials, subcontract costs, overhead and an allocable portion of general and administrative costs. In addition, an EAC of a performance obligation includes future losses estimated to be incurred on onerous contracts, as and when known. For contracts structured as cost-plus or on a time-and-materials
basis, the Company generally recognizes revenue based on the right-to-invoice
practical expedient, as the Company is contractually able to invoice the customer based on the control transferred to the customer in an amount that corresponds directly with the value to the customer of the entity’s performance completed to date.
Engineering and Integration
The Company develops and delivers advanced launch vehicle, satellite and payload systems for customers that leverage the Company’s capabilities in mission systems engineering and operations, ground station operations, and software and systems development. These systems are typically sold to government customers under fixed price contracts.
Service and Product Costs
Service costs primarily include internal aerospace and geospatial software development labor, third-party data and imagery, internal labor to support the ground stations and space operations, and cloud computing and hosting services.
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Product costs primarily include the cost of internal labor for product design, integration and engineering in support of long-term development contracts for launch vehicle, satellite and payload systems. The Company also incurs subcontract direct materials and external labor costs to build and test specific components such as the communications system, payload demands and sensor integration. Costs are expensed as incurred except for incremental costs to obtain or fulfill a contract, which are capitalized and amortized on a systematic basis consistent with the transfer of goods and services.
Indirect costs incurred within or allocated to the Company’s customers are classified as overhead (included in product and services costs based on the nature of the contract). The Company does not have any contracts that are subject to U.S. Government Cost Accounting Standards.
Contract Assets and Liabilities
Contracts are typically billed to the customer using milestone payments and, as a result, the timing of revenue recognition, customer billings and cash collections results in a net contract asset or liability at the end of each reporting period.
Contract assets include unbilled receivables, which is the amount of revenue recognized that exceeds the amount billed to the customer, where right to payment is not just subject to the passage of time; incremental costs to obtain contracts, primarily comprised of contract commissions; and costs to fulfill the contracts. Contract liabilities consist of deferred revenue and billings in excess of costs.
Incremental costs incurred to obtain or fulfill a contract are capitalized and amortized on a systematic basis consistent with the transfer of goods or services to the customer to which the capitalized costs relate. For the contracts less than one year, the Company has elected the practical expedient not to capitalize associated incremental costs. As of December 31, 2020, current costs to obtain or fulfill a contract were $0.3 million and are included in contract assets within the consolidated balance sheets.
The Company’s average payment terms are 30 days and sales arrangements do not include any significant financing components for its customers. Any payments that are received from a customer in advance of satisfaction of a related performance obligation, as well as billings in excess of revenue recognized, are deferred and treated as a contract liability. Advance payments and billings in excess of revenue recognized are classified as current or non-current
contract liabilities based on the timing of when the recognition of revenue is expected.
Changes in contract liabilities are primarily due to the timing difference between the Company’s performance of services and payments from customers. To determine revenue recognized from contract liabilities during the reporting periods, the Company allocates revenue to individual contract liability balances and applies revenue recognized during the reporting periods first to the beginning balances of contract liabilities until the revenue exceeds the balances.
Research and Development Costs
The Company primarily incurs research and development costs for data science modeling and algorithm development related to its geospatial analytical platform. In addition, the Company recognizes costs incurred before the technological feasibility stage for internal projects, such as aerospace and other satellite developments, as research and development costs.
Advertising Costs
Advertising costs are expenses associated with promoting the Company’s services and products. Advertising costs are expensed as incurred and included in selling, general and administrative expenses in the accompanying consolidated statement of operations. For the years ended December 31, 2020 and 2019, advertising costs were $0.5 million and $0.2 million, respectively.
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Income Taxes
The Company accounts for income taxes following the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the consolidated financial statements. Under this method, deferred tax assets and liabilities are determined based on differences between the consolidated financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on the deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enacted date.
The Company measures deferred tax assets based on the amount that the Company believes is more likely than not to be realized. In making such a determination, the Company considers all available positive and negative evidence, including reversals of existing taxable temporary differences, tax-planning
strategies, and historical results of recent operations. In evaluating the objective evidence that historical results provide, the Company considers three trailing years of cumulative operating income or loss. Valuation allowances are provided, if, based upon the weight of the available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized. A full valuation allowance was recorded against the deferred tax assets as of December 31, 2020 and 2019. Changes in tax laws and rates may affect recorded deferred tax assets and liabilities and the Company’s effective tax rate in the future.
The Company believes that its tax positions comply with applicable tax law. The Company may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position.
The Company’s income tax expense and liability and/or receivable, deferred tax assets and liabilities, and liabilities for uncertain tax benefits reflect management’s best assessment of estimated current and future taxes to be paid or received.
Deferred Offering Costs
Offering costs consist of legal, accounting, underwriting fees and other costs incurred that are directly related to the Company’s planned reverse recapitalization transaction (refer to Note 23). These costs will be charged to stockholders’ equity (deficit) upon the completion of the reverse recapitalization transaction. During the year ended December 31, 2020 the Company did not incur any offering costs related to the transaction and, as such, did not capitalize any offering costs in the consolidated balance sheet as of December 31, 2020.
Stock-Based Compensation
The Company issued equity and equity-based awards under its 2014 Stock Incentive Plan (the “2014 Plan”) and 2011 Stock Incentive Plan (the “2011 Plan”) (collectively the “Plans”), which are administered by the Company’s Board of Directors. Under the 2011 Plan, options to purchase up to 1,608,800 shares of the common stock have been authorized. Under the 2014 Plan, options to purchase up to 98,253,287 shares of the common stock have been authorized. Grants are approved by the Board of Directors. Option awards that have been canceled, forfeited, or expired are available for issuance and use in connection with future awards.
The Company uses the Black-Scholes option pricing model to value all options and the straight-line method to amortize this fair value as compensation cost over the requisite service period. The fair value of each option granted has been estimated as of the date of grant using the following inputs for the years ended December 31, 2020 and 2019.
Expected Dividend Yield
. The Black-Scholes valuation model requires an expected dividend yield as an input. The dividend yield is based on historical experience and expected future changes. The Company currently has no plans to pay dividends on its common stock.

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Expected Volatility
. The expected volatility of options granted was estimated based upon the historical share price volatility of comparable publicly traded companies.
Risk-free Interest Rate
. The yield on actively traded
non-inflation
indexed U.S. Treasury notes was used to extrapolate an average risk-free interest rate based on the expected term of the underlying grants.
Expected Term.
The expected term is the estimated duration to a liquidation event based on a weighted average consideration of the most likely exit prospects for this stage of development. The Company is privately funded, and the lack of marketability is factored into the expected term of options granted. The Company will continue to review its estimate in the future and adjust it, if necessary, due to changes in the Company’s historical exercises.
The most significant assumption used in determining the fair value of the Company’s equity-based awards is the estimated fair value of common stock on the grant date. In order to the determine the fair value of the common stock on the grant date, a valuation analysis is performed by management, with the assistance of a third-party valuation firm, using a combination of market and income approaches.
In the year ended December 31, 2019, the Company adjusted the exercise price of all outstanding common stock options. For each award, the Company calculated incremental fair value, which is the excess of the fair value of the modified award over the fair value of the original award immediately before the modification. The incremental fair value was recognized as stock-based compensation expense to the extent that the modified stock option was vested, and for stock options that are unvested, will be recognized as stock-based compensation expense over the remaining vesting period.
Segment Informatio
n
The Company historically has organized its operations around two operating segments, the Launch Division and the BlackSky Division. Prior to being sold, the Launch Division provided small satellite launch brokerage services to customers, including manifesting, certifying, and integrating auxiliary payloads onto a single launch vehicle. The Company agreed to sell the Launch Division on January 31, 2020. The BlackSky Division which is currently the only operating segment of the Company provides geospatial intelligence, imagery and related data analytic products and services, and mission systems that include the development, integration, and operations of satellite and ground systems to commercial and government customers.
The Company’s Chief Operating Decision Maker is the President, who determines the allocation of resources and assesses performance using the consolidated results of BlackSky.

3.	Accounting Standards Updates (“ASU”)
Accounting Standards Recently Adopted
In May 2014, the Financial Accounting Standards Board (“FASB”) issued ASU
2014-09.
This update supersedes the revenue recognition requirements in Topic 605, “
Revenue Recognition” (“ASC 605”)
, by creating a new ASC 606. The guidance in this update affects most entities that either enter into contracts with customers to transfer goods or services or enter into contracts for the trade of nonfinancial assets. The core principle of the guidance is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. Additionally, various updates have been issued to clarify the guidance in ASC 606. The Company adopted the standard on January 1, 2020 on a modified retrospective basis with the cumulative effect of initially applying these updates recognized at the date of initial application. Refer to Note 4 for the cumulative effect of the initial application, which the Company recognized as an adjustment to accumulated deficit at January 1, 2020.
In January 2017, the FASB issued ASU
2017-04,
“
Intangibles—Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment.
” This update eliminated Step 2 of the current goodwill impairment test, which previously required a hypothetical purchase price allocation to measure goodwill

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impairment. Under the new guidance, a goodwill impairment loss is measured at the amount by which a reporting unit’s carrying value exceeds its fair value, not to exceed the recorded amount of goodwill. The guidance is effective for public business entities that are not smaller reporting companies for fiscal years beginning after December 15, 2019, including interim periods therein. For all other entities, the guidance is effective for fiscal years beginning after December 15, 2022, including interim periods therein. Early adoption is also permitted, and the Company adopted the amendment on January 1, 2019. The adoption of this ASU did not have a material impact on the Company’s consolidated financial position, results of operations and cash flows.
Accounting Standards Recently Issued But Not Yet Adopted
The Company is an “emerging growth Company” (“EGC”) as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) to not opt out of the extended transition period as provided by the JOBS Act. As such, when an accounting standard is issued or revised and it has different application dates for public or private companies, the Company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company, which is not an emerging growth company, and which has opted out of using the extended transition period, difficult or impossible because of the potential differences in accounting standards used.
In February 2016, the FASB issued ASU
2016-02,
“Leases”
the
amendments in this update require the recognition of lease assets and lease liabilities on the balance sheet, as well as certain qualitative disclosures regarding leasing arrangements. The guidance requires the use of the modified retrospective method, with the cumulative effect of initially applying these updates recognized at the date of initial application. The guidance is effective for public business entities for annual periods, including interim periods within those fiscal years, beginning after December 15, 2018, with early adoption permitted. For all other entities, the guidance is effective for fiscal years beginning after December 15, 2021, and for interim periods beginning after December 15, 2022, with early adoption is permitted. The Company is currently in the planning stage and will adopt the guidance on January 1, 2022. The Company expects the adoption of the standard to have a material impact on the consolidated balance sheet, since the Company will be required to report operating leases on the consolidated balance sheets for the first time, however at this time the Company has yet to begin its adoption efforts and cannot reasonably estimate the impact to its consolidated financial statements.
In June 2016, the FASB issued ASU
No. 2016-13,
“Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments”
. The amendments in this update are primarily for entities holding financial assets and net investment leases measured under an incurred loss impairment methodology. New methodology must be adopted to reflect expected credit losses and requires consideration of a broader range of reasonable and supportable information to inform credit loss estimates, which may include trade accounts receivable. This ASU requires modified retrospective application. The guidance is effective for public business entities that are not smaller reporting companies for fiscal years beginning after December 15, 2019, including interim periods therein. For all other entities, the guidance is effective for fiscal years beginning after December 15, 2022, including interim periods therein. The Company is currently in the planning stage and will adopt the guidance on January 1, 2023. The Company has not yet determined the potential impact, if any, to its consolidated financial statements.
In August 2018, the FASB issued ASU
No. 2018-15,
“Intangibles—Goodwill and
Other—Internal-Use
Software: Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That Is a Service Contract.”
The amendments in this update align the requirements for capitalizing implementation costs incurred in a hosting arrangement that is a service contract with those incurred to develop or obtain internal-use
software. The update requires the entity to determine which implementation costs to capitalize and expense over the term of the hosting arrangement. This ASU can be applied on a prospective or retrospective basis. The guidance is effective for all public business entities for fiscal years beginning after December 15, 2019, including interim periods therein. For all other entities, the guidance is effective for fiscal years beginning after December 15, 2020, and for interim periods beginning after

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December 15, 2021. The Company is currently in the planning stage and will adopt the guidance on January 1, 2021. The Company has not yet determined the potential impact, if any, to its consolidated financial statements.
In December 2019, the FASB issued ASU
No. 2019-12,
Income Taxes (Topic 740): “Simplifying the Accounting for Income Taxes” (“ASU
2019-12”
). The amendments in this update are intended to simplify various aspects related to accounting for income taxes. This ASU removes certain exceptions to the general principles in Topic 740 and also clarifies and amends existing guidance to improve consistent application. This ASU can be applied on a retrospective, modified retrospective or prospective basis. The guidance is effective for all public business entities for fiscal years beginning after December 15, 2020, including interim periods therein. For all other entities, the guidance is effective for fiscal years beginning after December 15, 2021, and for interim periods beginning after December 15, 2022. Early adoption is also permitted. The Company is currently in the planning stage and will adopt the guidance on January 1, 2022. The Company has not yet determined the potential impact, if any, to its consolidated financial statements.
In August 2020, the FASB issued ASU
No. 2020-06,
“Debt—Debt with Conversion and Other Options (Subtopic
470-20)
and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic
815-40)—
Accounting For Convertible Instruments and Contracts in an Entity’s Own Equity”
. The amendment in this update addresses issues identified as a result of the complexity associated with applying GAAP for certain financial instruments with characteristics of liabilities and equity. This ASU can be applied on a prospective basis. The guidance is effective for public business entities that are not smaller reporting companies for fiscal years beginning after December 15, 2021, including interim periods therein, with early adoption permitted. For all other entities, the guidance is effective for fiscal years beginning after December 15, 2023, and interim periods within those fiscal years, with early adoption permitted. The Company is currently in the planning stage and will adopt the guidance on January 1, 2024. The Company has not yet determined the potential impact, if any, to its consolidated financial statements.

4.	Revenues
Remaining Performance Obligations
As of December 31, 2020, the Company had $46.1 million of remaining performance obligations, which represents the transaction price of executed contracts less inception to date revenue recognized. Remaining performance obligations exclude unexercised contract options. The Company expects to recognize revenue relating to remaining performance obligations of $28.5 million, $11.4 million, and $6.2 million in the fiscal years 2021, 2022 and thereafter, respectively.
Disaggregation of Revenue
The Company earns revenue through the sale of products and services. Imagery; data, software and analytics; and engineering and integration are the disaggregation of revenue primarily used by management, as this disaggregation allows for the evaluation of market trends and certain product lines and services vary in recurring versus non-recurring
nature.
The following table disaggregates revenue by type of products and services for the years ended December 31, 2020 and 2019:

	Year Ended December 31,
	2020	2019
	(in thousands)
Imagery	$3,005	$623
Data, software and analytics	15,732	12,702
Engineering and integration	2,398	388

Total revenues	$21,135	$13,713

The approximate revenue based on geographic location of customers for the years ended December 31, 2020 and 2019 is as follows:

	Year Ended December 31,
	2020	2019
	(in thousands)
US	$17,239	$11,908
Middle East	3,185	1,537
Asia	668	268
Other	43	—

Total revenues	$21,135	$13,713

Revenues from significant customers for the years ended December 31, 2020 and 2019 is as follows:

	Year Ended December 31,
	2020	2019
	(in thousands)
U.S. federal government and agencies	$17,050	$11,680
Commercial and other	4,085	2,033

Total revenues	$21,135	$13,713

Accounts receivable for the years ended December 31, 2020 and 2019 is as follows:

	December 31,
	2020	2019
	(in thousands)
U.S. federal government and agencies	$1,335	$3,349
Commercial and other	1,568	979
Allowance for doubtful accounts	—	—

Total accounts receivable	$2,903	$4,328

The following table disaggregates revenue by when control is transferred for the years ended December 31, 2020 and 2019:

	Year Ended December 31,
	2020	2019
Point in time	$5,405	$2,505
Over time	15,730	11,208

Total revenues	$21,135	$13,713

F-

The cumulative effect of changes made to the consolidated January 1, 2020 balance sheet for the adoption of ASC 606 was primarily due to accounting for incremental costs to obtain contracts, comprised of contract commissions and changes in recognition of product revenues for long-term engineering and integration construction contracts which were previously recognized based on contract milestones achieved and, upon adoption of ASC 606, are recognized over time using the cost-to-cost
method to measure progress. The adjustments are as follows:

	Balance at December 31, 2019	Adjustments due to ASC 606	Balance at January 1, 2020
	(in thousands)
Assets
Contract assets	$—	$337	$337

Total current assets	65,863	337	66,200
Contract assets - long-term	—	281	281

Total assets	$163,364	$618	$163,982

Liabilities and stockholders’ deficit
Contract liabilities	$7,952	$214	$8,166

Total current liabilities	100,300	214	100,514
Contract liabilities - long-term	—	1,054	1,054

Total liabilities	181,659	1,268	182,927
Accumulated deficit	(203,799)	(650)	(204,449)

Total stockholders’ deficit	(189,616)	(650)	(190,266)

Total liabilities and stockholders’ deficit	$163,364	$618	$163,982

The effects to the consolidated balance sheet, consolidated statement of operations, and consolidated statement of cash flows as of and for the year ended December 31, 2020 were the following:
Consolidated Balance Sheet

	As Reported (ASC 606)	As Adjusted (ASC 605)
	(in thousands)
Contract assets	$3,796	$3,515
Contract liabilities - current	14,537	14,030
Contract liabilities - long-term	2,559	2,559
Accumulated deficit	(223,984)	(223,196)
Consolidated Statement of Operations

	Year ended December 31, 2020
	As Reported (ASC 606)	As Adjusted (ASC 605)
Revenues
Services	$18,737	$18,737
Products	2,398	2,025
Costs and expenses:
Service costs, excluding depreciation and amortization	13,331	13,331
Product costs, excluding depreciation and amortization	10,535	10,535
Selling, general and administrative	28,606	28,472
Operating loss	$(41,395)	$(41,634)

F-

Consolidated Statement of Cash Flows

	Year ended December 31, 2020
	As Reported (ASC 606)	As Adjusted (ASC 605)
Cash flows used in operating activities
Net loss	$(19,535)	$(19,774)
Gain/(loss) from discontinued operations, net of tax	28,185	28,185

Loss from continuing operations	(47,720)	(47,959)
Changes in operating assets and liabilities:
Contract assets	(3,796)	(3,515)
Contract liabilities - current and long-term	9,019	8,512

Cash flows used in operating activities - continuing operations	(15,300)	(15,300)
Cash flows (used in) operating activities - discontinued operations	(16,374)	(16,374)

Net cash used in operating activities	(31,674)	(31,674)

The change in product revenue reflected above were primarily due to the Company’s long-term engineering and integration contracts which were previously recognized based on contract milestones achieved and, upon adoption of ASC 606, are recognized over time using the cost-to-cost
method to measure progress. The change in contract liabilities is primarily due to accounting for incremental costs to obtain contracts, comprised of contract commissions and changes in deferred revenue as a result from the change in recognition of product revenues. The change in contract assets is a result of accounting for incremental costs incurred to obtain a contract.

5.	Contract Assets and Liabilities
The components of contract assets and contract liabilities consist of the following:

	December 31,
	2020	2019
	(in thousands)
Contract assets - current
Unbilled revenue	$749	$—
Contract assets	3,047	—

Total contract assets - current	$3,796	$—

Contract liabilities - current
Deferred revenue - short-term	$14,030	$7,952
Contract liabilities	507	—

Total contract liabilities - current	$14,537	$7,952

Contract liabilities - long-term
Deferred revenue - long-term	2,559	—

Total contract liabilities - long-term	$2,559	$—

F-

Contract Liabilities
Contract liabilities are recorded as deferred revenue and contract cost liabilities on the accompanying consolidated balance sheets and include payments received in advance of performance obligations under the contract and are realized when the associated revenue is recognized under the contract. Changes in short-term contract liabilities as of January 1, 2020 were as follows:

Balance on January 1, 2020	8,166
Revenue recognized	(14,656)
Increase due to billings	21,027

Balance on December 31, 2020	$14,537

All of the $8.2 million short-term contract liabilities balance outstanding as of January 1, 2020 was recognized by December 31, 2020. The December 31, 2020 contract liabilities balance of $14.5 million will be earned as services and products are transferred to the customers, and the entire balance is expected to be earned within the next twelve months.

6.	Equity Method Investments
LeoStella
In 2018, BlackSky and Thales formed a joint venture named LeoStella, a vertically-integrated small satellite design and manufacturer based in Tukwila, Washington, from which the Company procures satellites to operate its business. BlackSky and Thales each own 50% of LeoStella. The Company accounted for the initial investment of $7.0 million as an equity method investment. The Company did not make any additional capital investments in LeoStella during the years ended December 31, 2020 and 2019.
In 2018, BlackSky entered into a fixed price, fixed quantity satellite program contract (“SPC”) with LeoStella, which was amended in 2019 and 2020, pursuant to which the Company agreed to purchase 20 satellites for $79.0 million. The Company executed a side letter in 2020 providing for a reduction, at the Company’s election, of the number of satellites the Company is required to procure from LeoStella, with a resulting reduction in the total purchase price under the SPC based on the satellite and certain hardware and integration costs of up to $8.8 million. The Company has received credits in the year ended December 31, 2020 of $5.1 million. The SPC requires payments to LeoStella for the procurement of long lead parts, which amounts are recorded as satellite procurement work in process. In conjunction with the closing of the Intelsat Facility (Note 14), the Company contractually agreed to remit at least $2.0 million per month to LeoStella. Subsequently, in July 2020, the Company re-negotiated
the agreement to remit at least $1.0 million per month to LeoStella. In the years ended December 31, 2020 and 2019, respectively, the Company remitted $8.2 million and $23.3 million of payments to LeoStella.
X-Bow
In 2017, the Company entered into entered into a Stock Subscription and Technology Transfer Agreement with
X-Bow,
whereby the Company assigned and transferred certain intellectual property rights owned by the Company to
X-Bow
in exchange for 13.5 million shares of
X-Bow.
As of December 31, 2020, the Company’s interest in
X-Bow
is 20.6%.
In 2019, BlackSky was awarded a contract to build a working rocket, and
X-Bow
was selected as one of the
sub-contractors
to BlackSky and will perform the majority of the development work.

F-

The following tables present summarized financial information for the Company’s equity method investments as of and for the years ended December 31, 2020 and 2019.

	December 31,
Summarized balance sheets	2020	2019
	(in thousands)
Current assets	$64,355	$62,208
Non-current assets	7,468	11,319

Total assets	71,823	73,527

Current liabilities	57,040	24,222
Non-current liabilities	6,589	36,543

Total liabilities	$63,629	$60,765

	Year Ended December 31,
Summarized statements of operations	2020	2019
	(in thousands)
Revenue	$14,917	$2,676
Gross margin	$2,636	$711
Net loss	$(1,873)	$(3,116)
Current assets of Company’s equity method investees primarily consist of inventories of $47.3 million as of December 31, 2020 and $31.9 million as of December 31, 2019. Total liabilities of the Company’s equity method investees primarily consist of customer advances from related parties of $51.4 million as of December 31, 2020 and $56.0 million as of December 31, 2019.
The Company has differences between the carrying value of its equity-method investments and the underlying equity in the net assets of the investees of $0.5 million as of December 31, 2020, and there were no differences as of December 31, 2019. The differences are a result of the elimination of upstream intra-entity profits from the sale of a satellite, the recognition of unearned profits as the satellites are depreciated, and the elimination of bad debt expense reserve arising from intra-entity sales.

7.	Discontinued Operations
On June 12, 2020, the Company completed the sale of 100% of its interest in the Launch Division to M&Y Space for a final purchase price of $31.6 million. In connection with the sale, the Bridge Loan (defined below) with Mitsui & Co. (U.S.A.), Inc. (“Mitsui U.S.A.”) of $26.0 million, plus unpaid accrued interest of $0.2 million, was extinguished and deducted from the net proceeds. In connection with the extinguishment of the Bridge Loan, accrued interest of $0.5 million recorded in accordance with the terms of the Bridge Loan was forgiven.
In connection with the 2020 SPA, the Company entered into a Transition Services Agreement with the Launch Division, wherein the Company will provide post-closing transition services to the Launch Division, including, but not limited to, the sublease of the Company’s office facility in Seattle, Washington, and common area maintenance fees related to the sublease.
The Company determined that as of December 31, 2019, the Launch Division met the criteria to be classified as held for sale. The Launch Division was a separate division prior to the announcement of the sale to M&Y Space. As the sale of the Launch Division represented a strategic shift that had a major effect on the Company’s operations, the Launch Division results met the criteria to be reported as discontinued operations. For the year ended December 31, 2020, the Company has reported the operating results and cash flows related to the Launch Division through June 11, 2020.
These consolidated financial statements present the Company’s results of continuing operations for the years ended December 31, 2020 and 2019, as well as the financial position as of December 31, 2020 and

F-

2019, after giving effect to the disposal of the Launch Division, with the Launch Division’s historical financial results reflected as discontinued operations. During 2020 and 2019, the Company incurred significant expenses such as legal, consulting, and other transaction-related fees associated with the sale of the Launch Division, as well as other separation-related costs, that are included within discontinued operations.
The following summarizes the components of the gain/(loss) from discontinued operations, net of tax, that the Company has reported in the consolidated statements of operations and comprehensive loss:

	Year Ended December 31,
	2020	2019
	(in thousands)
Major classes of line items constituting loss from discontinued operations:
Revenue - launch services	$26,925	$46,366
Cost and expenses:
Service costs, excluding depreciation	21,161	45,040
Provision for doubtful accounts	2,128	176
General and administrative expenses	3,590	6,908
Depreciation	2,514	200

Operating loss	(2,468)	(5,958)
Interest expense, net	(3)	(40)
Other expense, net	(16)	(162)

Loss from discontinued operations, before income taxes.	(2,487)	(6,160)
Gain on disposal of discontinued operations	30,672	—
Income tax (provision) benefit	—	—

Total gain/(loss) of discontinued operations, net of income taxes	$28,185	$(6,160)

The carrying amounts of the major classes of assets and liabilities, which are classified as held for sale in the consolidated balance sheet, are as follows:

Year Ended December 31,
2019
(in thousands)
Carrying amounts of the major classes of assets included in discontinued operations
Cash and cash equivalents	$11,383
Accounts receivable - net	4,176
Unbilled revenue - net	4,205
Inventory	967
Contract advances, prepaid expenses and other current assets	767
Property and equipment - net	710
Other	11

Current assets of discontinued operations	22,219

Total Assets	22,219

Accounts payable	6,367
Accrued expenses - net	19,206
Accrued payroll	446
Deferred revenue	4,648
Other liabilities	549

Current liabilities of discontinued operations	31,216

Total liabilities	31,216

F-

8.	Property and Equipment—net
The following summarizes property and equipment—net as of:

	December 31,
	2020	2019
	(in thousands)
Satellites	$32,340	$14,288
Computer equipment and software	1,315	1,477
Office furniture and fixtures	1,388	2,052
Other equipment	434	718
Site equipment	1,311	1,271
Ground station equipment	1,415	1,415

Total	38,203	21,221
Less: accumulated depreciation	(17,351)	(9,543)
Less: held for sale, net	—	(710)

Property and equipment - net	$20,852	$10,968

Depreciation of property and equipment from continuing operations for the years ended December 31, 2020 and 2019 was $8.5 million and $5.5 million, respectively.
During the year ended December 31, 2019, the Company recorded an impairment charge of $6.6 million related to a non-functioning
satellite resulting in the derecognition of the carrying amount of the asset. The $6.6 million was never included as part of property and equipment balance; therefore, it is not included in the property and equipment schedule. In addition, in the year ended December 31, 2019, the Company reduced the useful life of one of the operational satellites to 1.5 years to reflect its impaired ability to collect imagery, subsequent to launch. There was no impairment for 2020.

9.	Goodwill and Intangible Assets
Goodwill
Changes in the carrying amount of goodwill are as follows:

	As of December 31,
	2020	2019
	(in thousands)
Gross carrying amount	$9,393	$9,393
Accumulated impairment losses	—	—

Net carrying value of goodwill	$9,393	$9,393

In the years ended December 31, 2020 and 2019, the Company performed its annual goodwill impairment test and determined that the fair value of the reporting unit to which goodwill was allocated was in excess of its respective carrying value and, therefore, no goodwill impairment was identified.

F-

Intangible Assets
Intangible assets consisted of the following:

	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
	(in thousands)
Customer backlog and relationships	$6,530	$(2,927)	$3,603
Distribution agreements	326	(326)	—
Technology and domain name	4,047	(2,468)	1,579

Total amortizable intangible assets at December 31, 2019	10,903	(5,721)	5,182
Customer backlog and relationships	6,530	(3,489)	3,041
Distribution agreements	326	(326)	—
Technology and domain name	4,047	(3,257)	790

Total amortizable intangible assets at December 31, 2020	$10,903	$(7,072)	$3,831

During the years ended December 31, 2020 and 2019, there was no indication of impairment of the Company’s intangible assets.
For the years ended December 31, 2020 and 2019, amortization expense related to intangible assets was $1.35 million and $1.35 million, respectively, which is included in depreciation and amortization expense in the consolidated statements of operations and comprehensive loss. The Company estimates that it will have the following amortization expense for the future periods indicated below:

(in thousands)
For the years ending December 31:
2021	1,353
2022	561
2023	561
2024	561
2025	561
Thereafter	234

Total	$3,831

10.	Accounts Payable and Accrued Liabilities
The components of accounts payable and accrued liabilities are as follows:

	December 31,
	2020	2019
	(in thousands)
Accounts payable	$4,177	$3,011
Accrued expenses	1,212	3,196
Accrued payroll	2,577	1,986

Total accounts payable and accrued liabilities	$7,966	$8,193

F-

11.	Other Current Liabilities
The components of other current liabilities are as follows:

	December 31,
	2020	2019
	(in thousands)
Derivatives	$558	$1
Other accrued expenses	28	190
Current portion of capital lease	48	90
Working capital liability	6,805	—

Total other current liabilities	$7,439	$281

Other current liabilities includes a working capital liability to M&Y Space in connection with the Company’s sale of the Launch Division in June 2020. This adjustment reduced the purchase price and the corresponding gain on sale in the year ended December 31, 2020. Refer to Note 23 for more informatio
n.
As of December 31, 2019, the derivative liability consisted of 1.0 million Series B convertible preferred stock warrants and 8.5 million Series C convertible preferred stock warrants that were issued in conjunction with the issuances of redeemable convertible preferred stock. During the year ended December 31, 2020, the holder of the Series C convertible preferred stock warrants converted 8.3 million Series C convertible preferred stock warrants into Common A stock warrants leaving 0.2 million Series C convertible preferred stock warrants at year end. The exchange of the warrants did not result in a material change in fair value at the time of the exchange. Derivative liabilities increased in the year ended December 31, 2020 as compared to December 31, 2019 due to an increase in the fair value of the redeemable convertible preferred stock (Note 16 and Note 20)
.

12.	Employee Benefit Plan
The Company has a 401(k) savings plan. Eligible employees may voluntarily contribute a percentage of their compensation to their 401(k) account. The Company provides a 401(k) employer match of 50% of the first 6% of the employee’s salary contribution. The benefit vests over a five-year period beginning 90 days after the employee’s date of hire. For the years ended December 31, 2020 and 2019, the 401(k) employer match expense was $0.5 million and $0.4 million, respectively, for continuing operations. For the years ended December 31, 2020 and 2019, the 401(k) employer match expense was $0.04 million and $0.09 million, respectively, for discontinued operations.

F-

13.	Income Taxes
The Company’s consolidated effective income tax rate from continuing operations for the years ended December 31, 2020 and 2019 was 0.0%. The Company’s provision for income taxes from continuing operations for the years ended December 31, 2020 and 2019 is as follows:

Year Ended December 31,
	2020	2019
(in thousands)
Current:
Federal	$—	$—
State	—	—

Total current	—	—

Deferred:	$—	$—
Federal	—	—
State	—	—

Total deferred	$—	$—

Total provision for income taxes	$—	$—

The Company’s operations are domestically located and therefore, the Company is not subject to tax in foreign jurisdictions. The provision (benefit) for income taxes differed from the amount computed by applying the federal statutory income tax rate of 21% to income (loss) before income taxes due to the following items for the years ended December 31, 2020 and 2019:

	Years Ended December 31,
	2020	2019
	(in thousands)
Tax benefit at federal statutory rate	$(10,022)	$(12,572)
Non-deductible compensation	449	777
State tax, net of federal benefit	(499)	(345)
Valuation allowance	9,666	11,674
Other	406	466

Income tax (benefit) expense	$—	$—

The income tax expense as of December 31, 2020 and December 31, 2019 was $0.0 million. The tax benefits associated with losses generated by the consolidated group have been reduced by a full valuation allowance as the Company does not believe it is more-likely-than-not
that the losses will be utilized.

F-

Deferred tax assets and liabilities as of December 31, 2020 and 2019, consisted of the following:

	December 31,
	2020	2019
	(in thousands)
Deferred tax assets:
Net operating loss carryforwards	$24,764	$28,450
Sec. 163(j) carryforward	4,661	2,780
Accruals and reserves	2,155	6,592
Deferred revenue	539	147
Capital loss carryforward	3,368	—
Other deferred tax assets	1,284	1,101
Revenue reserve	—	1,061

Total deferred tax assets	36,771	40,131
Valuation allowance	(35,874)	(38,873)

Total net deferred tax assets	$897	$1,258

Deferred tax liabilities
Basis difference in intangibles	(895)	(1,215)
Other deferred tax liabilities	(2)	(43)

Total deferred tax liabilities	(897)	(1,258)

Net deferred tax liabilities	$—	$—

The Company continues to provide for a full valuation allowance on its net deferred tax assets as the Company does not believe it is more-likely-than-not
that the losses will be utilized after evaluation of all significant positive and negative evidence including, but not limited to, historical cumulative loss over the prior three-year period, as adjusted for permanent items, insufficient sources of taxable income in prior carryback periods and unavailability of prudent and feasible tax-planning
strategies.
Below is a summary of the Company’s estimated loss and tax credit carryforwards. The Company’s tax attributes are subject to limitations on utilization due to historic ownership changes and may be subject to future limitations upon subsequent change of control, as defined by the Internal Revenue Code Sections 382 and 383.

	Tax Effected	Expiration
	(in thousands)
Federal net operating loss (“NOL”) carryforward	$24,621	2033-2060
Federal capital loss carryforward	3,368	2025
State NOL carryforwards	143	2037-2040
At December 31, 2020 and 2019 the Company had $117.2 million and $134.6 million of net operating loss (“NOL”) carryforwards for U.S. federal tax purposes, respectively. U.S. federal tax NOL carryforwards generated prior to 2018 of $35.0 million will expire, if unused, between 2033-2037. Under the Tax Cuts and Jobs Act of 2017, as modified by the Coronavirus Aid, Relief, and Economic Security Act, federal NOL carryforwards generated in tax years beginning after December 31, 2017 may be carried forward indefinitely. As of December 31, 2020, the Company had $82.3 million of NOL carryforwards generated after 2017 for U.S. federal tax purposes, which may be used to offset 80% of its taxable income annually. The Company files income tax returns in the United States federal jurisdiction and various state jurisdictions. In the normal course of business, the Company is subject to examination by taxing authorities. Tax years 2014-2020 remain open for examination.

F-

Below is a tabular reconciliation of the total amounts of unrecognized tax benefits:

	2020	2019
Unrecognized tax benefits—January 1	$4,840	$6,842
Gross decrease—tax positions in current period	(4,840)	(2,002)

Unrecognized tax benefits—December 31	$—	$4,840

Included in the balance of unrecognized tax benefits as of December 31, 2020 and 2019, are $0.0 million and $4.8 million, respectively, of tax benefits that, if recognized, would not affect our effective tax rate and would result in adjustments to other tax accounts, primarily deferred tax assets and the net operating loss carry forward.

14.	Debt and Other Financing
The Company’s changes in debt issuance cost, debt discount, and outstanding balance are as follows:

	December 31,
	2020	2019
	(in thousands)
Current portion of long-term debt	$16,798	$42,098
Non-current portion of long-term debt	86,637	80,946

Total long-term debt	103,435	123,044
Unamortized debt issuance cost	(1,827)	(3,031)

Outstanding balance	$101,608	$120,013

Under the Company’s loan agreements, minimum required maturities are as follows:

(in thousands)
For the years ending December 31,
2021	16,798
2022	2,900
2023	—
2024	71,237
thereafter	12,500

Total outstanding	103,435

The ending balance of the Company’s outstanding debt as of December 31, 2020 and 2019, consist of the following:

		December 31,
Name of Loan	Effective Interest Rate	2020	2019
		(in thousands)
Loans from Related Parties	4.00% - 6.00%	$83,737	$80,946
Small Business Administration Loan (Paycheck Protection Program)	1.86%	3,600	—
Line of Credit	3.65%	16,098	16,098
Secured Loan		—	26,000

Total		$103,435	$123,044

F-

Loans from Related Parties
Seahawk SPV Investment LLC
On October 19, 2017, the Company entered into a Loan and Security Agreement (as amended, restated, amended and restated, supplemented or otherwise modified prior to October 31, 2019, the “Seahawk LSA”) with Seahawk SPV Investment LLC (“Seahawk”), which provided for a delayed draw term loan of up to $50.0 million. In 2019, the Company amended the Seahawk LSA to waive the events of default on certain covenants. Pursuant to the Seahawk LSA, the Company raised $31.6 million, which consisted of $17.6 million from Seahawk and $14.0 million from several other investors, which met the terms of the line of credit described below. The interest rate on the term loan portion of the Seahawk LSA was the six-month
LIBOR rate plus 7%. In 2019, the Company amended the Seahawk LSA to permit conversion of the debt thereunder upon the Company’s and the “lenders” reasonable determination. Seahawk then rolled the principal amount of $17.6 million and $0.8 million of interest under the Seahawk LSA into the Intelsat Facility (as defined below).
On October 31, 2019, the Company entered into the 2019 Omnibus Agreement. Under the 2019 Omnibus Agreement, other than the Seahawk LSA debt held by Seahawk, all debt under the Seahawk LSA converted into shares of Series C redeemable convertible preferred stock. As noted above, Seahawk’s LSA debt then rolled over into the Intelsat Facility (described below).
Intelsat
On October 31, 2019, the Company amended and restated the Seahawk LSA by entering into an Amended and Restated Loan and Security Agreement with Intelsat Jackson Holdings SA (“Intelsat”) and Seahawk (the “Intelsat Facility”), which provides for: (i) a new $50.0 million secured term loan provided by Intelsat, which was fully funded as of closing (i.e., October 31, 2019) of the Intelsat Facility; (ii) the folding of $18.4 million of Seahawk’s principal obligations under the Seahawk LSA into the Intelsat Facility; (iii) a debt basket for up to $25.0 million in borrowing under a commercial credit facility (such basket used partially by the existing SVB line of credit at this closing (described below)); (iv) additional amounts that may be funded at a later date, which, when taken together with the amounts in clauses (i)-(iii), shall not exceed $110.0 million; and (v) warrants to purchase common stock to Intelsat and Seahawk of 20.2 million and 13.5 million, respectively. Under the Intelsat Facility, interest accrues at a fixed rate of 4% from the closing date until October 31, 2022, 9% from November 1, 2022 to October 31, 2023, and 10% from November 1, 2023 to the maturity date of October 31, 2024. During the 4% interest period, the amount of accrued interest shall be added, on a pro-rata
basis, to the outstanding principal amount of each lender’s advances on October 31, 2020, October 31, 2021, and October 31, 2022. Thereafter, interest is payable in cash semi-annually in arrears commencing on May 1, 2023.
The Intelsat Facility is secured by substantially all of the Company’s assets and is guaranteed by the Company’s subsidiaries; such guarantee is secured by substantially all of the assets of the subsidiaries. The Intelsat Facility contains customary covenants and events of default. There are no covenants tied to financial metrics and the Company was in compliance with the Intelsat Facility as of December 31, 2020.
As of December 31, 2020, $71.2 million was outstanding under the Intelsat Facility, inclusive of the debt rolled into the facility from the Seahawk LSA. This amount is presented in the consolidated balance sheets net of unamortized debt issuance costs totaling $1.8 million. As of December 31, 2020, none of the outstanding balance was classified as short-term.
Jason Andrews and Marian Joh Notes
On November 13, 2018, the Company entered into promissory notes with Jason and Marian Joh Andrews (collectively, the “Andrews Notes”) for individual outstanding balances of $6.2 million each (a total of $12.5 million in the aggregate) in exchange for a repurchase of 11.5 million shares of common stock. Jason and Marian Joh Andrews are
co-founders
and former employees of BlackSky. The Company is required to pay $25.0 thousand of interest annually, in the aggregate, on the Andrew Notes. The remainder of the accrued interest, computed at 6% per annum, along with the principal amount is due upon a change in control or event of default, as defined in the Andrews Notes. The Andrews Notes have standard and customary events of default and are subordinated to the Silicon Valley Bank (“SVB”) line of credit described below and the Intelsat Facility. There are no covenants tied to financial metrics and the Company was in compliance as of December 31, 2020. As of December 31, 2020, the principal balance of the Andrews Notes totaled $12.5 million. On April 28, 2021, with the agreement of our senior lenders, we paid $0.8 million towards the principal of the Andrews Notes and will pay $1.8 million towards the principal of the Andrews Notes upon the closing of Osprey merger.
As part of the October 2019 transactions set forth above, the Company also amended and restated its certificate of incorporation to: (i) delete certain common stock conversion and stock split provisions; (ii) authorize increased shares of common stock and Series C redeemable convertible preferred stock to accommodate the October transactions; (iii) delete the full ratchet anti-dilution adjustment for Series C redeemable convertible preferred stock; and (iv) delete certain redeemable convertible preferred stock protective provisions.
Small Business Administration Loan (Paycheck Protection Program)
In March 2020, the World Health Organization declared the novel strain of coronavirus
(“COVID-19”)
a global pandemic and recommended containment and mitigation measures worldwide. As a result of
COVID-19,
the Company faced risks to raising necessary capital, which significantly disrupted its business. To help mitigate those risks and support its ongoing operations, in April 2020, the Company received loan proceeds in the amount of $3.6 million under the Paycheck Protection Program (PPP) from the Small Business Administration.
The PPP loan proceeds and accrued interest are forgivable as long as the borrower uses the loan proceeds for eligible purposes, including payroll, benefits, rent and utilities, and maintains its payroll levels. The amount of loan forgiveness will be reduced if the borrower terminates employees or reduces salaries during the forgiveness period. Any unforgiven portion of the PPP loan would be primarily payable over two years, with certain amounts due over an incremental three years, at an interest rate of 1%, with a deferral of payments for the first six months.
The Company has not applied for loan forgiveness and plans to repay the PPP loan in full upon consummation of the merger. There are no covenants tied to financial metrics and the Company was in compliance with the PPP loan as of December 31, 2020.
Line of Credit
On June 27, 2018, the Company entered into an Amended and Restated Loan and Security Agreement (as further amended from time to time) with SVB, which provides for a term loan of $15.0 million and a revolving line of credit to borrow up to $17.0 million. The term loan was paid off on October 31, 2019. The Company entered into several amendments with SVB in April, September and October 2019, as well as March, June and December 2020. The interest rate on the revolving line of credit is the current prime rate and the line matures on June 30, 2021. As of December 31, 2020, the debt balance of $16.1 million is shown net of $28,600 of debt issuance costs, which is classified as short-term.
After amending the line of credit in October 2019, the line of credit is secured by certain pledged cash collateral accounts, guaranteed by the Company’s subsidiaries and guaranteed by certain of its investors. The line of credit contains customary covenants and events of default for a facility of such type. There are no covenants tied to financial metrics and the Company was in compliance with the SVB line of credit as of December 31, 2020.

Secured Loan
On October 31, 2019, the Company entered into a Loan and Security Agreement (as amended, restated, amended and restated, supplemented or otherwise modified, the “Bridge Agreement”) with Mitsui U.S.A. Under the Bridge Agreement, the Company received an amount of $26.0 million (“Bridge Loan”) to be used for the working capital needs of the Launch Division and general corporate purposes. In January 2020, the Company executed a stock purchase agreement for sale of 100% of BlackSky’s equity interests in the Launch Division. The 2020 SPA contemplated that the Bridge Loan be applied to and offset the 2020 SPA purchase price up to the value of the Bridge Loan. Interest on the Bridge Loan accrued at a fixed rate of 9% per annum, of which 6% was payable in cash semi-annually and in arrears commencing May 1, 2020, and 3% of which accrued and was due on the maturity date, unless the 2020 SPA closed, in which case it would be contractually forgiven. The Bridge Loan was secured by substantially all of the Company’s assets and guaranteed by the Company’s subsidiaries, and such guarantee was secured by substantially all of the assets of the subsidiaries. The Bridge Agreement contained customary covenants, customary events of default, and additional covenants placed upon the Launch Division related to the sale of such subsidiary. The Bridge Loan was extinguished with the sale of the Launch Division in the year ended December 31, 2020.
Fair Value of Debt
The estimated fair value of the long-term debt was $79.7 million and $63.9 million as of December 31, 2020 and 2019, respectively. The fair value of the long-term debt was estimated using Level 2 inputs, based on interest rates available for debt with terms and maturities similar to the Company’s existing debt arrangements and credit rating.

15.	Redeemable Convertible Preferred Stock
As of December 31, 2020, the Company is authorized to issue redeemable convertible preferred stock as follows: 8.7 million shares of Series A redeemable convertible preferred stock, 20.0 million shares of Series B redeemable convertible preferred stock, 9.5 million shares of Series
B-1
redeemable convertible preferred stock, and 48.4 million shares of Series C redeemable convertible preferred stock.
Issued and outstanding stock as of December 31, 2020 consists of, 8.7 million shares of Series A redeemable convertible preferred stock, 19.0 million shares of Series B redeemable convertible preferred stock, 9.5 million shares of Series
B-1
redeemable convertible preferred stock, and 41.9 million shares of Series C redeemable convertible preferred stock. The par value of each of the redeemable convertible preferred stock is $0.00001 per share.
The following table presents a summary of activity for the Company’s redeemable convertible preferred stock issued and outstanding:

	Series A Redeemable Convertible Preferred Stock		Series B Redeemable Convertible Preferred Stock		Series B-1 Redeemable Convertible Preferred Stock		Series C Redeemable Convertible Preferred Stock
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount
	(in thousands)
Balance as of January 1, 2019	8,652	$7,495	18,987	$21,405	9,508	$24,138	17,855	$82,278
Conversion of loan for stock	—	—	—	—	—	—	21,969	36,005

Balance as of December 31, 2019	8,652	7,495	18,987	21,405	9,508	24,138	39,824	118,283
Issuance of preferred stock in the sale of Spaceflight, Inc.	—	—	—	—	—	—	2,084	3,247

Balance as of December 31, 2020	8,652	$7,495	18,987	$21,405	9,508	$24,138	41,908	$121,530

Warrants
Outstanding Warrants
As of December 31, 2020, there were a total of 1.1 million warrants outstanding to purchase Series B redeemable convertible preferred stock with an exercise price of $0.01 per share and 0.2 million warrants outstanding to purchase Series C redeemable convertible preferred stock with an average exercise price of $4.79 per share. The warrants expire on August 9, 2022 (Series C) and December 25, 2025 (Series B). The Company analyzed the provisions of the respective warrant agreements, which requires a multi-step approach to evaluate whether an equity-linked financial instrument has embedded features for treatment as a derivative liability. The Company concluded that certain redemption provisions, if a redemption event were to occur, would result in an unequal amount of deemed proceeds for the preferred shareholders. Therefore, the warrants to purchase Series B redeemable convertible preferred stock met the criteria for derivative liability treatment and, as such, are recorded as other current liabilities in the consolidated balance sheets.
Derivative liabilities must be measured at fair value upon issuance and re-valued
at the end of each reporting period through expiration. Any change in fair value between the respective reporting dates is recognized as an unrealized gain or loss in the accompanying consolidated statements of operations and comprehensive loss.
Conversion of Warrants for the Purchase of Series C Redeemable Convertible Preferred Stock
On June 27, 2020, the Company converted a warrant to purchase 8.3 million shares of Series C redeemable convertible preferred stock into a warrant to purchase a commensurate amount of the Company’s Class A
Common Stock
. This election was made in accordance with Section 4(d) of the 2018 Omnibus Agreement. The warrants issued for the purchase of the Company’s Class A
Common Stock
are exercisable for $0.01 and expire 10 years from the date of their issuance.
The Company had previously concluded that the conversion options embedded in the warrant to purchase shares of the Company’s Series C redeemable convertible preferred stock created a derivative liability under ASC 815
Derivative and Hedge Accounting
. Accordingly, the Company had reported the warrants within other current liabilities in the consolidated balance sheet. In accordance with the conversion and the subsequent measurement guidance for contracts in an entity’s own equity, the Company was required to revalue the liability immediately prior to the conversion and record the changes in the consolidated statements of operations and comprehensive loss. As part of the fair value determination on the conversion date, the Company evaluated the materiality of this financial instrument and considered all the facts and circumstances that occurred in the period from January 1, 2020 to June 27, 2020. The Company concluded that the December 31, 2019 fair value of the warrants continued to approximate the fair value of the warrants as of the conversion date. Accordingly, the conversion of the warrants for the purchase of Series C redeemable convertible preferred stock to warrants for the purchase of common stock did not result in a charge to the Company’s statement of operations for the year ended December 31, 2020, and the previously recorded liability balance was reclassified to additional paid-in
capital.
Voting Rights
Except as provided by law or otherwise in the Company’s certificate of incorporation, holders of redeemable convertible preferred stock have the same voting rights as the holders of common stock, and the holders of common stock and redeemable convertible preferred stock vote together on all matters. Each holder of common stock is entitled to one vote for each share of common stock held; whereas, each holder of redeemable convertible preferred stock is entitled to the number of votes equal to the number of shares of Class A
Common Stock
into which such shares could be converted. Fractional votes are not permitted.
Subject to certain ownership requirements, the holders of Series A redeemable convertible preferred stock, voting together as a separate class, shall be entitled to elect one member of the board; the holders of

Series B redeemable convertible preferred stock, voting together as a separate class, shall be entitled to elect two members of the board, unless the holders of the Series C redeemable convertible preferred stock have the right to elect a director, in which case the holders of the Series B redeemable convertible preferred stock, voting together as a separate class, shall be entitled to elect one member of the board; the holders of
Series B-1
redeemable convertible preferred stock, voting together as a separate class, shall be entitled to elect one member of the board; from the date that any stockholder, together with its affiliates, owns no less than 2.9 million shares of Series C redeemable convertible preferred stock (the “First C Holder”), the holders of the Series C redeemable convertible preferred stock, voting together as a separate class, shall be entitled to elect one member of the board or, if any holder of Series C redeemable convertible preferred stock other than the First C Holder, together with its affiliates owns no less than 4.7 million shares of Series C redeemable convertible preferred stock, the holders of Series C redeemable convertible preferred stock, voting together as a class, shall be entitled to elect two members of the board; the holders of record of the shares of common stock , voting together as a separate class, shall be entitled to elect three members of the board, provided, however, that so long as the holders of Series C redeemable convertible preferred stock have the right to elect two Series C directors, the holders of common stock shall be instead entitled to elect two members of the board.
Conversion
Each share of Series A, Series B, Series
B-1,
and Series C redeemable convertible preferred stock (collectively, the “Junior Redeemable Convertible Preferred Stock”) is convertible at any time, at the option of the holder thereof, into that number of fully-paid, non-assessable
shares of Class A
Common Stock
as determined by dividing the original issuance price for such series by the conversion price in effect at the time of conversion. Redeemable convertible preferred stock shall be automatically converted into Class A
Common Stock
at the applicable conversation rate in effect at the time of conversion upon the earlier of (i) the Company’s sale of its Class A
Common Stock
in a firm commitment underwritten public offering pursuant to a registration statement under the Securities Act of 1933, which results in aggregate cash proceeds of no less than $75 million (before deductions) and that results in the Company’s securities being listed for trading on the New York Stock Exchange, NYSE MKT LLC, or NASDAQ or (ii) the date specified by written consent or agreement of the holders of a majority of the then outstanding shares of redeemable convertible preferred stock, voting together as a single class on an as-converted
basis. The conversion price per share for the Series A, Series B, Series
B-1,
and Series C redeemable convertible preferred stock is $0.092, $0.096, $0.229 and $0.417, respectively.
Liquidation Preference
First, the holders of Series C redeemable convertible preferred stock, in the event of any liquidation, dissolution, or winding up of the Company, either voluntary or involuntary, shall be entitled to receive on a pari passu basis, prior and in preference to any distribution of any of the assets of the Company to the holders of any other series of preferred or common stock by reason of their ownership thereof, an amount equal to the sum of 100% of the original issue price, which is currently $4.7974 per share of Series C redeemable convertible preferred stock, held by them (the “Series C Preference Amount”), plus all declared but unpaid dividends on such shares (collectively, the “Outstanding Dividends”). If, upon the occurrence of such event, the assets and funds thus distributed among the holders of the Series C redeemable convertible preferred stock shall be insufficient to permit the payment to such holders of the full Series C Preference Amount in the aggregate, the entire assets and funds of the Company available for distribution shall be distributed ratably among the holders of the Series C redeemable convertible preferred stock, on a pari passu basis, in proportion to the full Series C Preference Amount each such holder otherwise would have been entitled to receive.
For the Junior Redeemable Convertible Preferred Stock, after the Series C redeemable convertible preferred stock has been paid out in full for all outstanding shares, in the event of any liquidation, dissolution, or winding up of the Company, either voluntary or involuntary, the holders of the Junior

Redeemable Convertible Preferred Stock will be entitled to receive on a pari passu basis, prior and in preference to any distribution of any of the assets of the Company to the holders of common stock by reason of their ownership thereof, an amount equal to the sum of 100% of the original issue price, which is currently $0.86686 per share for the Series A redeemable convertible preferred stock, $1.10602 per share for the Series B redeemable convertible preferred stock, and $2.62931 for the Series
B-1
redeemable convertible preferred stock, as applicable (the “Junior Preference Amount”), plus Outstanding Dividends. If, upon the occurrence of such event, the assets and funds thus distributed among the holders of Junior Redeemable Convertible Preferred Stock shall be insufficient to permit the payment to such holders of the full Junior Preference Amount in the aggregate, plus Outstanding Dividends, the entire assets and funds of the Company available for distribution shall be distributed ratably among the holders of the Junior Preference Amount, on a pari passu basis, in proportion to the full Junior Preference Amount, as applicable, and Outstanding Dividends each such holder, otherwise, would have been entitled to receive.
After the payment of the preference amounts specified above to the holders of the above-referenced redeemable convertible preferred stock, the entire remaining assets of the Company legally available for distribution shall be distributed (i) pro rata to holders of common stock in proportion to the number of shares of common stock held by them until such time as the holders of Class B common stock receive any amount equal to the Class B Liquidation Amount with respect to each share of Class B common stock held thereby, and (ii) thereafter, pro rata to the holders of the Class A
Common Stock
in proportion to the number of Class A
Common Stock
held by them. The “Class B Liquidation Amount” shall mean $0.00001 per share of Class B common stock.
In the event of the Company’s liquidation, dissolution or winding up, whether voluntary or involuntary, holders of the common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to the liquidation preference of any outstanding redeemable convertible preferred stock.
Dividends
Dividend Rights
Each Series C redeemable convertible preferred stock share represents an interest in the Company. The holders of the Series C redeemable convertible preferred stock are entitled to receive annual dividends per share on each outstanding share if dividends are declared by the Board of Directors. The dividend rate per share is $0.38379 per share annually. The right to receive dividends on shares of Series C redeemable convertible preferred stock is not cumulative, and no right to dividends accrues to holders of Series C redeemable convertible preferred stock by reason of the fact that dividends on said shares are not declared or paid.
Payment of any dividends to the holders of Junior Redeemable Convertible Preferred Stock shall be on a pro rata, pari passu basis in proportion to the dividend rates for each series of redeemable convertible preferred stock ($0.06935 per share of Series A redeemable convertible preferred stock, $0.08848 per share of Series B redeemable convertible preferred stock, and $0.21034 per share of Series
B-1
redeemable convertible preferred stock, respectively). Dividends are payable in preference and priority to any declaration or payment of any dividend on common stock of the Company in any calendar year. The right to receive dividends on shares of Junior Redeemable Convertible Preferred Stock shall not be cumulative. No right to dividends shall accrue to holders of Junior Redeemable Convertible Preferred Stock by reason of the fact that dividends on said shares are not declared or paid.
Dividends are not cumulative and, as of December 31, 2020 and December 31, 2019, no dividends had been declared by the Board of Directors.

16.	Stockholders’ Equity
Common Stock
As of December 31, 2020, the Company is authorized to issue 400.0 million shares of Class A
Common Stock
and 90.0 million shares of Class B common stock.
Issued and outstanding stock as of December 31, 2020 consists of 110.8 million shares of Class A
Common Stock
and 84.0 million shares of Class B common stock. The par value of each of the common stock is $0.00001 per share.
The Company had reserved shares of Class A
Common Stock
for issuance in connection with the following:

	December 31,
	2020	2019
	(in thousands)
Conversion of outstanding shares of redeemable convertible preferred stock	79,055	76,972
Redeemable convertible preferred stock warrants (as converted to Class A Common Stock )	1,258	9,595
Class A Common Stock warrants (as converted to Class A Common Stock )	134,996	126,662
Stock options outstanding	38,258	42,276
Shares available for future grant	35,644	72,424

Total Class A Common Stock reserved	289,211	327,929

The Company had reserved shares of Class B common stock for issuance of 6.0 million shares in 2020 and 2019, respectively.
Warrants
Outstanding Warrants
As of December 31, 2020, there were a total of 135.0 million warrants outstanding to purchase Class A
Common Stock
, with an average exercise price of $0.01 per share. The warrants expire between January 10, 2022 and October 31, 2029. The common stock warrants qualify for equity treatment and are included in additional paid-in-capital
in the consolidated balance sheets.
Dividends
Dividend Rights
No declaration or payment of any dividend shall be made with respect to the common stock unless dividends on the Junior Redeemable Convertible Preferred Stock have been declared and all declared dividends on the Junior Redeemable Convertible Preferred Stock have been paid or set aside for payment to the holders of Junior Redeemable Convertible Preferred Stock.
Subject to limitations under Delaware law and preferences that may apply to any outstanding shares of redeemable convertible preferred stock, holders of the Class A
Common Stock
are entitled to receive ratably such dividends or other distributions, if any, as may be declared by the Board of Directors out of funds legally available. The holders of Class B common stock shall not be entitled to any dividends.

17.	Net Loss Per Share of Common Stock
The Company follows the
two-class
method when computing net loss per share of
c
ommon
s
tock
because it has issued securities, other than Class A
Common Stock
, that contractually entitle the holders to participate in dividends and earnings. These participating securities include the Company’s restricted

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common stock, which has
non-forfeitable
rights to participate in any dividends declared on the Company’s Class A
Common Stock
. The
two-class
method requires all earnings for the period to be allocated between Class A
Common Stock
and participating securities based upon their respective rights to receive distributed and undistributed earnings. The Company’s Class B common stock does not participate in dividends and, therefore, is not included in calculations of net loss per share.
Under the
two-class
method, for periods with net income, basic net income per Class A
Common Stock
is calculated by dividing the net income attributable to common stockholders by the weighted average number of shares of Class A
Common Stock
outstanding during the period. Net income attributable to common stockholders is calculated by subtracting from net income the portion of current year earnings that the participating securities would have been entitled to receive pursuant to their dividend rights had all of the year’s earnings been distributed. No such adjustment to earnings is made during periods with a net loss, as the holders of the participating securities have no obligation to fund losses.
Diluted net income per Class A common share is computed under the two-class
method by using the weighted average number of shares of Class A
Common Stock
outstanding plus, for periods with net income attributable to common stockholders, the potential dilutive effects of unvested restricted stock, stock options, warrants, and preferred stock.
Due to net losses for the years ended December 31, 2020 and 2019, basic and diluted net loss per share were the same, as the effect of potentially dilutive securities would have been anti-dilutive to loss per share from continuing operations.
The following table includes the calculation of basic and diluted net income/(loss) per share:

	Year Ended December 31,
	2020	2019
	(in thousands except per share information)
Loss from continuing operations	$(47,720)	$(59,985)
Income/(loss) from discontinued operations	28,185	(6,160)

Net loss available to common stockholders	$(19,535)	$(66,145)

Basic and diluted net loss per share - continuing operations	$(0.55)	$(2.23)
Basic and diluted net income/(loss) per share - discontinued operations	0.32	(0.23)

Basic and diluted net loss per share - total	$(0.23)	$(2.46)

Shares used in computation of basic and diluted net income/(loss) per share	87,479	26,942
The following potentially dilutive securities were not included in the calculation of weighted average common shares outstanding, as their effect would have been anti-dilutive for the years ended December 31:

	December 31,
	2020	2019
	(in thousands)
Series A redeemable convertible preferred stock	8,652	8,652
Series B and B-1 redeemable convertible preferred stock	28,495	28,495
Series C redeemable convertible preferred stock	41,908	39,824
Restricted common stock	9,767	—
Common stock warrants	134,996	126,662
Series B preferred stock warrants	1,055	1,055
Series C preferred stock warrants	203	8,541
Stock options	38,258	42,276

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18.	Stock-Based Compensation
The Company adopted two equity incentive plans in prior years, the 2011 Plan and 2014 Plan. Both Plans allows the Board of Directors to grant stock options, designated as incentive or nonqualified, and stock awards to employees, officers, directors, and consultants. Equity awards are granted with an exercise price per share equal to at least the estimated fair value of the underlying common stock on the date of grant. The vesting period is determined through individual award agreements and is generally over a five-year period. Awards generally expire 10 years from the date of grant.
Stock options
As of December 31, 2020, the Company currently had 0.6 million shares and 37.7 million options outstanding, respectively, under the 2011 and 2014 Plans. The Company has not issued options under the 2011 Plan since 2014.
The Black-Scholes option-valuation model is used t
o
 determine the fair value of options granted. The Company utilizes assumptions concerning expected life, risk-free interest rate, and expected volatility to determine such values (Note 2).
A summary of the weighted-average assumptions is presented below:

	December 31,
	2020	2019
Weighted-average grant date fair value	$—	$0.09
Weighted-average risk-free interest rate	0.81%	2.10%
Volatility	65.00%	65.00%
Expected term (in years)	2.50	4.00
Dividend rate	0%	0%
A summary of the Company’s stock option activity under the 2011 and 2014 Plans for the year ended December 31, 2020 is presented below:

	Year Ended December 31, 2020
	Options (in thousands)	Weighted- Average Exercise Price	Weighted Average Remaining Contractual Term (Years)	Aggregate Intrinsic Value (in thousands)
Outstanding - January 1, 2020	42,276	$0.1796
Granted	24,406	0.0011
Exercised	(2,061)	0.0100
Forfeited	(26,363)	0.0066

Outstanding - December 31, 2020	38,258	0.0197	8.2	$1,309

Exercisable - December 31, 2020	18,774	$0.0349	7.6	$581

For options exercised, intrinsic value is calculated as the difference between the estimated fair value the date of exercise and the exercise price. The total intrinsic value of options exercised during the years ended December 31, 2020 and 2019, was $0.7 million and $0.2 million, respectively. The total fair value of shares vested during the years ended December 31, 2020 and 2019, was $1.0 million and $1.6 million, respectively.
For the years ended December 31, 2020 and 2019, compensation cost charged to continuing operations upon the vesting of stock options was $2.0 million and $3.4 million, respectively. For the years ended December 31, 2020 and 2019, compensation cost charged to discontinued operations upon the vesting of stock options was $0.2 million and $0.6 million, respectively. During the year ended December 31, 2020,

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the Company did not record an incremental compensation cost for the year ended December 31, 2020, for which the Company adjusted the exercise price of $0.0011 per share for 18.0 million options held by 106 employees, and recorded $0.5 million of incremental compensation cost in the year ended December 31, 2019, respectively, for which the Company adjusted the exercise price of 12.1 million options held by 124 employees. The compensation costs were included in selling, general and administrative expense in the consolidated statements of operations and comprehensive loss. As of December 31, 2020, and 2019, there was $1.4 million and $4.4 million, respectively, of total unrecognized compensation cost, which is expected to be recognized over a weighted-average period of 1.9 years and 2.0 years, respectively. As of December 31, 2020, and 2019 the remaining unrecognized incremental compensation cost was $0.1 million and $0.2 million with an expected life of 1.0 years and 1.6 years respectively.
Restricted stock awards
Beginning in 2020, the Company granted restricted stock awards, which vests based on the individual award agreements and generally over a three to four-year period. These shares are deemed issued as of the date of grant, but not outstanding until they vest. The Company intends to settle the restricted stock awards in stock and the Company has the shares available to do so.
A summary of the Company’s
non-vested
restricted share awards for the year ended December 31, 2020 is presented below:

	Year Ended December 31, 2020
	Restricted Stock Awards	Weighted- Average Grant- Date Fair Value
	(in thousands)
Nonvested at January 1, 2020	—	$—
Granted	38,224	0.0011
Vested	(26,050)	0.0011
Forfeited	(2,407)	0.0011

Nonvested at December 31, 2020	9,767	0.0011

As of December 31, 2020, there was $0.2 million of total unrecognized compensation cost related to nonvested restricted stock awards granted under the employee share option plan, which is expected to be recognized over a weighted-average period of 1.7 years. The total fair value of shares vested during the year ended December 31, 2020 was $29 thousand.

19.	Related Party Transactions

Name	Nature of Relationship	Description of the Transactions	Balance of Principal of December 31,
			2020	2019
			(in thousands)

Seahawk	Debt Issuer	In 2019, the Company raised and converted $18.4 million from the Seahawk LSA into the Intelsat Facility as outstanding debt and issued 13.5 million warrants to purchase common stock.	$19,198	$18,446

Intelsat	Debt Issuer	In 2019, the Company entered into a term loan facility with Intelsat Facility for $50.0 million and issued 20.2 million warrants to purchase common stock.	$52,039	$50,000

Jason and Marian Joh Andrews	The Former Co-founders and employees of BlackSky	In 2018, the Company executed the Andrew’s Notes worth $12.5 million in total to repurchase an aggregate 11.5 million of common stock shares.	$12,500	$12,500

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Name	Nature of Relationship	Description of the Transactions	Total Payments in December 31,		Amount Due to Related Party as of December 31,
			2020	2019	2020	2019
			(in thousands)		(in thousands)
LeoStella	Joint Venture	In 2018, the Company formed LeoStella and, pursuant to the terms and conditions of the joint venture agreement, the Company has two designated members of LeoStella’s Board of Directors. As described in Note 6, the Company and LeoStella executed an SPC to design, develop and manufacture multiple satellites for the Company’s geospatial business operations.	$8,205	$23,315	$8,012	$11,460

X-Bow	Equity Method Investee	In 2017, the Company entered into a Stock Subscription and Technology Transfer Agreement with X-Bow. As of December 31, 2020, the Company has a 20.6% interest in X-Bow and has one Board seat. As described in Note 6, the Company has engaged X-Bow to develop a rocket for the Company.	$4,079	$114	$750	$—
Interest on the Intelsat Facility, which includes amounts rolled over the Seahawk LSA as discussed above, is accrued and compounded annually. No significant interest payments were made in the year ended December 31, 2020 or December 31, 2019 (Note 14).

20.	Fair Value of Financial Instruments
Recurring basis
The following tables present information about the Company’s assets and liabilities that are measured at fair value on a recurring basis as of December 31, 2020 and 2019 and indicate the fair value hierarchy level of the valuation techniques and inputs that the Company utilized to determine such fair value:

December 31, 2020	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Input (Level 2)	Significant Other Unobservable Inputs (Level 3)
	(in thousands)
Liabilities
Series B Preferred Stock Warrants	$—	$—	$508
Series C Preferred Stock Warrants	—	—	50

	$—	$—	$558

December 31, 2019	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Input (Level 2)	Significant Other Unobservable Inputs (Level 3)
	(in thousands)
Liabilities
Series B Preferred Stock Warrants	$—	$—	$1
Series C Preferred Stock Warrants	—	—	—

	$—	$—	$1

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The Company’s warrant liabilities are classified as other current liabilities in the consolidated balance sheets and changes in the liability are recorded to unrealized gain or loss in the consolidated statement of operations.
The carrying values of the following financial instruments approximated their fair values as of December 31, 2020 and 2019 based on their short-term maturities: cash and cash equivalents, restricted cash, accounts receivable, prepaid expenses and other current assets, accounts payable, accrued liabilities, leases payable and short-term debt and other current liabilities.
There were no transfers into or out of each of the levels of the fair value hierarchy during the years ended December 31, 2020 or 2019.
The following is a summary of changes in the fair value of the Level 3 warrants liabilities for the years ended December 31, 2020 and 2019:

	December 31,
	2020	2019
	(in thousands)
Balance at the beginning of the year	$1	$542
Loss/(gain) from changes in fair value of the warrant liabilities	557	(541)

Balance at the end of the year	$558	$1

In October 2019, the promissory notes issued in 2018 were converted to both common stock and Series C redeemable convertible preferred stock under the 2019 Omnibus Agreement. These promissory notes were measured at fair value, and were classified within Level 3 of the fair value hierarchy. The Company performed a fair value measurement of the promissory Notes immediately prior to conversion, which resulted in a realized gain of $4.1 million. The following is a summary of changes in the fair value of the Level 3 promissory notes for the year ended December 31, 2019:

December 31,
2019
(in thousands)
Balance at the beginning of the year	$24,000
Accrued interest	2,400
Realized gain on conversion of promissory notes	(4,113)

Balance at the conversion date, October 31, 2019	$22,287

Non-recurring
basis
Assets measured at fair value on a
non-recurring
basis consist of certain common stock warrants. The Company’s non-recurring
financial instruments are classified within Level 3 of the fair value hierarchy as the inputs are unobservable and reflect management’s estimates of assumptions that market participants would use.
In the year ended December 31, 2019, the Company issued 33.7 million of common stock warrants in conjunction with the 2019 Omnibus Agreement, as further described in Note 14. The initial fair value measurement of these non-recurring
equity warrants is insignificant to the consolidated financial statements.

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21.	Commitments and Contingencies
The Company entered into long-term operating lease agreements for office space and capital leases for equipment. The minimum fixed commitments related to all non-cancellable
leases are as follows:

For the years ending December 31,	Operating Leases	Capital Leases
	(in thousands)
2021	$2,413	$50
2022	2,358	4
2023	1,563	3
2024	940	1
2025	215	—

Total minimum lease payments	$7,489	58

Less: amount representing interest		(3)

Present value of minimum lease payments		55
Less: current obligation		(48)

Long-term obligations under capital lease		$7

During the years ended December 31, 2020 and 2019, the Company entered capital lease arrangements for $8.7 thousand and $0.1 million, respectively. Rental expense for the years ended December 31, 2020 and 2019 was $3.2 million and $2.7 million, respectively.
Legal Proceedings
In the normal course of business, the Company may become involved in various legal proceedings which, by their nature, may be inherently unpredictable and which could have a material effect in the consolidated financial statements, taken as a whole.
The Company’s founders, Jason and Marian Joh Andrews, (collectively, the “Founders”) have retained legal counsel in connection with claims they assert relating to the closing of the Company’s debt financings on October 31, 2019. The Founders claim that these October 2019 financings triggered a prepayment obligation to them under the Andrews Notes in an aggregate amount of $2.5 million. To date, the Founders have not filed a lawsuit and have taken no further legal action. The Company believes that these claims are without merit and, as such, they would not result in a probable material adverse effect on its financial position. Accordingly, the Company has not recorded a contingency loss.
As of December 31, 2020, with the exception of the items above, the Company was not aware of any additional pending, or threatened, governmental actions or legal proceedings to which the Company is, or will be, a party that, if successful, would result in an impact to its business or financial condition or results of operations.
Other Contingencies
The Company analyzed its unique facts and circumstances related to potential obligations in a certain state jurisdiction, including the delivery nature of its prior year intercompany services, payroll and other benefits-related services, current shared services between the parent and subsidiaries, and changing state laws and interpretations of those laws, and have determined that the Company may have an indirect tax obligation.
The Company has begun correspondence with the applicable authorities in an effort toward identifying a taxpayer-favorable resolution of the potential liabilities. The Company has recognized a liability including interest and penalties based on its best estimate as at December 31, 2020 and 2019.

F-
8
4

The following table summarizes the estimated indirect tax liability activity during the years ended December 31, 2020 and 2019:

	December 31,
	2020	2019
	(in thousands)
Balance, beginning of year	$680	$662
Adjustments to existing liabilities	241	18

Balance, end of year	$921	$680

The Company continues to analyze the additional obligations it may have, if any, it will adjust the liability accordingly.

22.	Concentrations, Risks, and Uncertainties
The Company maintains all cash and cash equivalents with one financial institution. Financial instruments that potentially subject us to concentrations of credit risk are primarily accounts receivable and cash deposits.
In the years ended December 31, 2020 and 2019, revenue from customers representing 10% or more of the consolidated revenue from continuing operations was $15.6 million and $9.3 million, respectively. Accounts receivable related to these customers as of December 31, 2020 and 2019 was $2.0 million and $3.1 million, respectively. Revenue from U.S. federal government and agencies was $17.1 million and $11.7 million for the years ended December 31, 2020 and 2019, respectively. Accounts receivable related to U.S. federal government and agencies was $1.3 million and $3.3 million as of December 31, 2020 and 2019, respectively.
The Company generally extends credit on account, without collateral. Outstanding accounts receivable balances are evaluated by management and accounts are reserved when it is determined collection is not probable. In the years ended December 31, 2020 and 2019, the Company evaluated the realizability of the aged accounts receivable giving consideration of each customer’s financial history and liquidity position, credit rating and the facts and circumstances of collectability on each outstanding account.

23.	Subsequent Events
Management has evaluated subsequent events that have occurred through May 12, 2021, which is the date that the financial statements were available to be issued, and has determined that there were no subsequent events that required recognition or disclosure in the financial statements as of December 31, 2020, except as disclosed below.
BlackSky Merger with Osprey Technology Acquisition Corp.
On February 18, 2021, the Company entered into a merger agreement with Osprey Technology Acquisition Corp. (“Osprey”), a Special Purpose Acquisition Company. The merger between the Company and Osprey pursuant to this agreement would result in BlackSky becoming a publicly listed company, as the surviving business post-merger. If consummated, the merger will result in all holders of BlackSky’s issued and outstanding preferred stock and Class A
Common Stock
(inclusive of restricted stock awards), as well as holders of the notes issued as part of BlackSky’s 2021 bridge financings (refer to the subsequent discussion of the
“2021 Bridge Financing and Related Transactions”
), receiving shares of Osprey Class A common stock, in exchange for their BlackSky debt and equity holdings. Holders of BlackSky’s issued and outstanding Class B common stock will receive cash of $0.00001 per outstanding share.
Subsequent to the transaction, BlackSky will be a wholly owned subsidiary of Osprey. However, BlackSky is expected to be deemed the acquirer in the merger transaction for accounting purposes.

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Accordingly, the merger transaction is expected to be accounted for as a reverse recapitalization, in which case the net assets of Osprey will be stated at historical cost and no goodwill or other intangible assets will be recorded in connection with the merger. The expectation for the treatment of the merger transaction as a reverse recapitalization is based upon the expectations that (A) the pre-merger
shareholders of BlackSky are expected to hold between 57% and 71% of the voting interests of the combined company, (B) BlackSky’s existing management team will serve as the initial management team of the combined company, (C) BlackSky will appoint a majority of the initial board of directors of the combined company, and (D) BlackSky’s operations will comprise the ongoing operations of the combined company.
Upon consummation of the merger, $180 million of cash raised by Osprey through a contemporaneous sale of Class A
Common Stock
in connection with the closing of a PIPE investment, as well any portion of the cash and marketable securities that is held in Osprey’s trust account at the time of the merger and not used to redeem shares of Osprey’s Class A common stock held by Osprey’s public shareholders upon the closing of the merger, is expected to become available to the combined company for general use. Cash available for general use will be reduced by cash payments made for (A) merger transaction costs incurred by both the Company and Osprey, (B) deferred underwriting fees related to Osprey’s IPO, (C) portions of the Company’s outstanding debt, and (D) other costs directly or indirectly attributable to the merger transaction.
There is no assurance that the merger between the Company and Osprey will occur, as consummation of the transaction is subject to (A) the affirmative vote of at least a majority of the votes cast by Osprey’s pre-merger
public stockholders at an Osprey special meeting for which a quorum is present and (B) a minimum of $225 million of aggregate required funds becoming available to the combined company based upon the summation of (i) the $180 million of cash proceeds from Osprey’s contemporaneous PIPE Investment pursuant to which Osprey Class A common stock will be sold and (B) cash and marketable securities held in trust, after permitted redemptions of Class A common shares held by Osprey’s public shareholders. Neither approval of the merger transaction by Osprey’s public stockholders nor the amount of cash and marketable securities that would remain in Osprey’s trust account after permitted redemptions of Class A common shares by Osprey’s public stockholders is within the control of the Company or Osprey.
If the merger agreement is validly terminated by Osprey due to the Company changing its recommendation in support of the merger agreement prior to obtaining Company approval of the merger agreement by a majority of the voting power of the outstanding shares of the Company’s common stock and the majority of the then outstanding Company preferred stock, the Company would be required to pay a one-time
termination fee totaling $40.7 million.
2021 Bridge Financing and Related Transactions
On February 2, 2021, the Company amended its omnibus agreement, dated as of June 27, 2018 (the “2021 Omnibus Amendment”). Under the 2021 Omnibus Amendment, the Company may borrow additional indebtedness by issuing subordinated, unsecured convertible promissory notes (the “2021 Bridge Notes”) between February 2, 2021 and June 30, 2021 up to an aggregate principal amount of $60.0 million (the “2021 Bridge Financing”). The 2021 Bridge Notes mature on April 30, 2025, if not converted to Class A common shares. In connection with the 2021 Omnibus Amendment, the investors guaranteeing the SVB line of credit further reaffirmed their guarantees and received a one-time issuance of seven shares of Class A
Common Stock
of the Company for every dollar guaranteed. The 2021 Bridge Notes convert in connection with the closing of the merger between the Company and Osprey into shares of the Company’s Class A
Common Stock
at a price per share equal to 80% of the price per share of Class A
Common Stock
as determined in connection with the merger. During the period from February 2, 2021 through February 3, 2021, the Company completed the closing of its initial tranche of the 2021 Bridge Financing from existing stockholders. The aggregate principal amount of the notes issued in the initial tranche was $18.1 million. All investors participating in the initial tranche also received incentive equity equal to seven shares of Class A
Common Stock
of the Company for each dollar invested. Certain investors participating in the initial tranche also received warrants exercisable for shares of Class A
Common Stock
of the Company in amounts ranging

F-

from 0.14% of the Company’s fully-diluted share capital for each dollar invested over $1.0 million to 3.5% of the Company’s fully-diluted share capital. On February 18, 2021, the Company completed the closing of a second tranche of 2021 Bridge Financing, raising an aggregate principal amount of $40.0 million from an existing stockholder and from new investors. Participants in the second tranche did not receive shares of Class A
Common Stock
or warrants to purchase Class A
Common Stock
.
The remaining residual balance of the 2021 Bridge Financing is allocated to a rights offering in which certain shareholders in the Company will be eligible to participate. The Company expects the rights offering to close prior to the closing of the merger. If fully subscribed, the aggregate investments of participating shareholders in the rights offering will be approximately $1.9 million, and, subject to commitments for the entire available residual balance of the 2021 Bridge Financing, upon the closing of the rights offering, the Company shall have received up to $60.0 million in principal investments. The terms of the rights offering will be substantially identical to those offered in the initial tranche of the 2021 Bridge Financing.
On February 18, 2021, the Company amended and restated its certificate of incorporation to increase the total number of authorized shares of capital stock to a new total of 1,176,556,156 shares and increase the total number of authorized shares common stock to a new total of 1,000,000,000 shares.
The following table summarizes the additional shares of Class A
Common Stock
and warrants to purchase Class A
Common Stock
expected to be issued as a result of the 2021 Bridge Financing.

	Class A common stock	Class A commons stock warrants
	(in thousands)
Class A Common Stock issued to SVB guarantors	93,042	—
Class A Common Stock and Class A Common Stock warrants issued in connection with the initial tranche of 2021 Bridge Financing	126,572	43,030

Total	219,614	43,030

The Company is currently evaluating the accounting for the 2021 Bridge Financing, including the valuation of the equity instruments issued subsequent to year end. The Company expects to record a material charge to earnings or equity in 2021 as a result of the transaction.
Issuance of Restricted Stock Awards
Pursuant to actions by the Company’s Board of Directors on February 17, 2021 and March 17, 2021, the Company granted an aggregate of 96,083,025 restricted stock awards to certain employees and advisors of the Company. On March 24, 2021, the Company granted an additional 1,500,000 restricted stock awards to an outside advisor providing consulting services to the Company.
Settlement Arrangement for the Sale of the Launch Division
On March 30, 2021, the Company reached an agreement with M&Y Space and the Launch Division (collectively referred to as the “Parties”), whereby the Parties settled certain disputes with respect to the purchase price in the total of $6.8 million which the Company accrued as a liability as of December 31, 2020 see Note 11. The Company made an upfront payment of $2.0 million on April 1, 2021. The second payment is due and payable upon the earlier of (i) ten business days following the completion of the merger with Osprey and (ii) September 30, 2021, the date payment is due.

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OSPREY TECHNOLOGY ACQUISITION CORP.
CONDENSED CONSOLIDATED
BALANCE SHEETS

	June 30, 2021	December 31, 2020
	(Unaudited)
ASSETS
Current assets
Cash	$52,304	$399,516
Prepaid expenses	79,167	90,424
Prepaid income taxes	255,364	255,364

Total Current Assets	386,835	745,304
Marketable securities held in Trust Account	317,984,713	318,041,728

TOTAL ASSETS	$318,371,548	$318,787,032

LIABILITIES AND STOCKHOLDERS’ (DEFICIT) EQUITY
Current liabilities
Accounts payable and accrued expenses	$4,709,683	$2,157,963
Advance from related party	107,000	—

Total Current Liabilities	4,816,683	2,157,963
Warrant liabilities	47,352,375	35,731,875
Deferred underwriting fee payable	11,068,750	11,068,750

Total Liabilities	63,237,808	48,958,588

Commitments (Note 7)
Class A Common Stock subject to possible redemption, 31,625,000 and 26,315,833 shares at redemption value as of June 30, 2021 and December 31, 2020, respectively	318,220,077	264,828,435

Stockholders’ (Deficit) Equity
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—	—
Class A Common stock, $0.0001 par value; 150,000,000 shares authorized; 0 and 5,309,167 shares issued and outstanding (excluding 31,625,000 and 26,315,833 shares subject to possible redemption) as of June 30, 2021 and December 31, 2020, respectively	—	530
Class B Common stock, $0.0001 par value; 25,000,000 shares authorized; 7,906,250 shares issued and outstanding as of June 30, 2021 and December 31, 2020	791	791
Additional paid-in capital	—	27,475,941
Accumulated deficit	(63,087,128)	(22,477,253)

Total Stockholders’ (Deficit) Equity	(63,086,337)	5,000,009

TOTAL LIABILITIES AND STOCKHOLDERS’ (DEFICIT) EQUITY	$318,371,548	$318,787,032

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

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OSPREY TECHNOLOGY ACQUISITION CORP.
CONDENSED CONSOLIDATED STATEMENTS
OF OPERATIONS (UNAUDITED)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Formation and operating costs	$935,607	$198,382	$3,137,239	$456,708

Loss from operations	(935,607)	(198,382)	(3,137,239)	(456,708)

Other income (expense):
Change in fair value of warrant liability	(899,000)	(9,014,125)	(11,620,500)	(3,620,625)
Interest earned on marketable securities held in Trust Account	15,932	435,966	63,087	1,643,832
Unrealized loss on marketable securities held in Trust Account	(5,039)	(382,449)	(52)	(4,199)

Other expense, net	(888,107)	(8,960,608)	(11,557,465)	(1,980,992)

Loss before benefit from (provision for) income taxes	(1,823,714)	(9,158,990)	(14,694,704)	(2,437,700)
Benefit from (provision for) income taxes	—	30,422	—	(248,414)

Net loss	$(1,823,714)	$(9,128,568)	$(14,694,704)	$(2,686,114)

Basic and diluted weighted average shares outstanding, Class A Common Stock subject to possible redemption	31,625,000	28,488,312	28,793,444	28,226,868

Basic and diluted net income per share, Class A Common Stock subject to possible redemption	$0.00	$0.04	$0.00	$0.04

Basic and diluted weighted average shares outstanding, Non-redeemable common stock	7,906,250	11,042,938	9,314,206	11,304,382

Basic and diluted net loss per share, Non-redeemable common stock	$(0.23)	$(0.83)	$(1.58)	$(0.34)

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

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OSPREY TECHNOLOGY ACQUISITION CORP.
CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’
(DEFICIT) EQUITY (UNAUDITED)
THREE AND SIX MONTHS ENDED JUNE 30, 2021

	Class A Common Stock		Class B Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Equity (Deficit)
	Shares	Amount	Shares	Amount
Balance – January 1, 2021	5,309,167	$530	7,906,250	$791	$27,475,941	$(22,477,253)	$5,000,009
Common stock subject to possible redemption	(5,309,167)	(530)	—	—	(27,475,941)	(25,954,278)	(53,430,749)
Net loss	—	—	—	—	—	(12,870,990)	(12,870,990)

Balance – March 31, 2021	—	$—	7,906,250	$791	$—	$(61,302,521)	$(61,301,730)

Measurement adjustment on redeemable common stock	—	—	—	—	—	39,107	39,107
Net loss	—	—	—	—	—	(1,823,714)	(1,823,714)

Balance – June 30, 2021	—	$—	$7,906,250	$791	$—	$(63,087,128)	$(63,086,337)

THREE AND SIX MONTHS ENDED JUNE 30, 2020

	Class A Common Stock		Class B Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Equity
	Shares	Amount	Shares	Amount

Balance – January 1, 2020	3,659,576	$365	7,906,250	$791	$12,210,705	$(7,211,857)	$5,000,004
Common stock subject to possible redemption	(522,887)	(52)	—	—	(6,442,397)	—	(6,442,449)
Net income			—	—	—	6,442,454	6,442,454

Balance – March 31, 2020	3,136,689	$313	7,906,250	$791	$5,768,308	$(769,403)	$5,000,009

Common stock subject to possible redemption	897,746	90	—	—	9,128,473	—	9,128,563
Net loss	—	—	—	—	—	(9,128,568)	(9,128,568)

Balance – June 30, 2020	4,034,435	$403	7,906,250	$791	$14,896,781	$(9,897,971)	$5,000,004

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

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OSPREY TECHNOLOGY ACQUISITION CORP.
CONDENSED CONSOLIDATED STATEMENTS
OF CASH FLOWS (UNAUDITED)

	Six Months Ended June 30,
	2021	2020
Cash Flows from Operating Activities:
Net loss	$(14,694,704)	$(2,686,114)
Adjustments to reconcile net loss to net cash used in operating activities:
Change in fair value of warrant liability	11,620,500	3,620,625
Interest income earned on marketable securities held in Trust Account	(63,087)	(1,643,832)
Unrealized loss on marketable securities held in Trust Account	52	4,199
Deferred income tax provision	—	479
Changes in operating assets and liabilities:
Prepaid expenses	11,257	(51,464)
Accrued expenses	2,551,720	(156,732)
Income taxes payable	—	247,935

Net cash used in operating activities	(574,262)	(664,904)

Cash Flows from Investing Activities:
Interest withdrawn for tax payments	120,050	283,860

Net cash provided by investing activities	120,050	283,860

Cash Flows from Financing Activities:
Proceeds from promissory notes	107,000	—

Net cash provided by financing activities	107,000	—

Net Change in Cash	(347,212)	(381,044)
Cash – Beginning	399,516	1,083,611

Cash – Ending	$52,304	702,567

Non-cash investing and financing activities:
Change in value of Class A Common Stock subject to possible redemption	$53,391,642	$(2,686,114)

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

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OSPREY TECHNOLOGY ACQUISITION CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS JUNE 30, 2021
(Unaudited)
NOTE 1—DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS
Osprey Technology Acquisition Corp. (the “Company”) was incorporated in Delaware as a blank check company under the name “Osprey Acquisition Corp. II” on June 15, 2018. The Company changed its name to “Osprey Energy Acquisition Corp. II” on September 27, 2018 and then to “Osprey Technology Acquisition Corp.” on June 17, 2019. The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”).
The Company has generated no revenues to date and it does not expect that it will generate operating revenues until it consummates an initial business combination at the earliest. Although the Company may pursue an acquisition opportunity in any business or industry, it intends to focus on opportunities in the technology sector, particularly companies pursuing a
Software-as-a-Service
(“SaaS”) model
.
The Company has one subsidiary, Osprey Technology Merger Sub, Inc., a direct wholly owned subsidiary of the Company incorporated in Delaware on February 16, 2021. (“Merger Sub”) (see Note 7).
As of June 30, 2021, the Company had not commenced operations. All activity through June 30, 2021 relates to the Company’s formation, the initial public offering (the “Initial Public Offering”), which is described below, identifying a target company for a Business Combination, and activities in connection with the proposed acquisition of BlackSky Holdings, Inc., a Delaware corporation (“
BlackSky
”) (see Note 7).
The registration statements for the Company’s Initial Public Offering were declared effective on October 31, 2019. On November 5, 2019, the Company consummated the Initial Public Offering of 27,500,000 units (the “Units” and, with respect to the shares of Class A
Common Stock
included in the Units sold, the “Public Shares”), at $10.00 per Unit, generating gross proceeds of $275,000,000, which is described in Note 4.
Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 7,500,000 warrants (the “Private Placement Warrants”) at a price of $1.00 per Private Placement Warrant in a private placement to Osprey Sponsor II, LLC (the “Sponsor”), generating gross proceeds of $7,500,000, which is described in Note 5.
Following the closing of the Initial Public Offering on November 5, 2019, an amount of $275,000,000 ($10.00 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the sale of the Private Placement Warrants was placed in a trust account (the “Trust Account”) and invested in U.S. government securities, within the meaning set forth in Section 2(a)(16)

of the Investment Company Act, with a maturity of 185 days or less or in money market fund meeting the conditions of Rule
2a-7
of the Investment Company Act of 1940, as amended (the “Investment Company Act”), which invest only in direct U.S. government treasury obligations, as determined by the Company, until the earlier of: (i) the completion of a Business Combination or (ii) the distribution of the Trust Account, as described below.
On November 11, 2019, the underwriters notified the Company of their intention to exercise their over-allotment option in full on November 13, 2019. As such, on November 13, 2019, the Company consummated the sale of an additional 4,125,000 Units, at $10.00 per Unit, and the sale of an additional 825,000 Private Placement Warrants, at $1.00 per Private Placement Warrant, generating total gross proceeds of $42,075,000. A total of $41,250,000 of the net proceeds was deposited into the Trust Account, bringing the aggregate proceeds deposited in the Trust Account to $316,250,000.
Transaction costs for the Initial Public Offering amounted to $18,047,876 consisting of $6,325,000 of underwriting fees, $11,068,750 of deferred underwriting fees and $654,126 of other offering costs.

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OSPREY TECHNOLOGY ACQUISITION CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS JUNE 30, 2021
(Unaudited)

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of the Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. The Company’s initial Business Combination must be with one or more target businesses that together have a fair market value equal to at least 80% of the balance in the Trust Account (excluding the deferred underwriting fees and taxes payable on income earned on the Trust Account) at the time of the signing an agreement to enter into a Business Combination. The Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act. There is no assurance that the Company will be able to complete a Business Combination successfully.
The Company will provide its holders of the outstanding Public Shares (the “public stockholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The public stockholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then on deposit in the Trust Account ($10.00 per Public Share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its franchise and income tax obligations). There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants.
The Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 upon such consummation of a Business Combination and, if the Company seeks stockholder approval, a majority of the outstanding shares voted are voted in favor of the Business Combination. If a stockholder vote is not required by law and the Company does not decide to hold a stockholder vote for business or other legal reasons, the Company will, pursuant to its Amended and Restated Certificate of Incorporation, conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (the “SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, stockholder approval of the transaction is required by law, or the Company decides to obtain stockholder approval for business or legal reasons, the Company will offer to redeem Public Shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. If the Company seeks stockholder approval in connection with a Business Combination, the Company’s Sponsor has agreed to vote its Founder Shares (as defined below in Note 5) and any Public Shares purchased during or after the Initial Public Offering in favor of approving a Business Combination. Additionally, each public stockholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction.
Notwithstanding the foregoing, if the Company seeks stockholder approval of a Business Combination and it does not conduct redemptions pursuant to the tender offer rules, the Company’s Amended and Restated Certificate of Incorporation provides that a public stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% or more of the Public Shares, without the prior consent of the Company.
The Sponsor and the Company’s officers and directors have agreed (a) to waive their redemption rights with respect to their Founder Shares and Public Shares held by them in connection with the completion of a Business Combination and (b) not to propose an amendment to the Company’s Amended and Restated Certificate of

F-

OSPREY TECHNOLOGY ACQUISITION CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS JUNE 30, 2021
(Unaudited)

Incorporation (a) that would modify the substance or timing of the Company’s obligation to allow redemption in connection with a Business Combination or to redeem 100% of its Public Shares if the Company does not complete a Business Combination or (b) with respect to any other provision relating to stockholders’ rights or pre-initial
Business Combination activity, unless the Company provides the public stockholders with the opportunity to redeem their Public Shares in conjunction with any such amendment.
The Company will have until November 5, 2021 to consummate a Business Combination (the “Combination Period”). If the Company is unable to complete a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share
price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay franchise and income taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish the public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the Company’s board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless if the Company fails to complete a Business Combination within the Combination Period.
The Sponsor has agreed to waive its liquidation rights with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the Sponsor or any of the Company’s officers, directors or any of their affiliates acquires Public Shares in or after the Initial Public Offering, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if the Company fails to complete a Business Combination within the Combination Period. The underwriters have agreed to waive their rights to their deferred underwriting commission (see Note 7) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than the Initial Public Offering price per Unit ($10.00).
In order to protect the amounts held in the Trust Account, Mr. Jonathan Cohen, the Company’s
Co-Chairman,
has agreed to be liable to the Company if and to the extent any claims by a vendor for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a definitive agreement, reduce the amount of funds in the Trust Account to below (i) $10.00 per share or (ii) such lesser amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets. This liability will not apply with respect to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account or to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, Mr. Jonathan Cohen will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that Mr. Jonathan Cohen will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers, prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

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OSPREY TECHNOLOGY ACQUISITION CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS JUNE 30, 2021
(Unaudited)

Risks and Uncertainties
Management continues to evaluate the impact of the
COVID-19
pandemic and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
NOTE 2—GOING CONCERN
As of June 30, 2021, the Company had $52,304 in its operating bank accounts, $317,984,713 in marketable securities held in the Trust Account to be used for a Business Combination or to repurchase or redeem its Public Shares in connection therewith and a working capital deficit of $4,665,212 which excludes franchise taxes payable of $20,000. As of June 30, 2021, approximately $1,735,000 of the amount on deposit in the Trust Account represented interest income, which is available to pay the Company’s tax obligations, if any.
Until the consummation of a Business Combination, the Company use
s
the funds not held in the Trust Account for identifying and evaluating target businesses, performing due diligence on prospective target businesses, traveling to and from the offices, plants or similar location of prospective target businesses or their representatives or owners, reviewing corporate documents and material agreements of prospective target businesses and structuring, negotiating and completing a Business Combination.
The Company will need to raise additional capital through loans or additional investments from its Sponsor, an affiliate of the Sponsor, or its officers or directors. The Company’s officers, directors and Sponsor, or their affiliates, may, but are not obligated to, loan the Company funds, from time to time or at any time, in whatever amount they deem reasonable in their sole discretion, to meet the Company’s working capital needs. Accordingly, the Company may not be able to obtain additional financing. If the Company is unable to raise additional capital, it may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, curtailing operations, suspending the pursuit of a potential transaction, and reducing overhead expenses. The Company cannot provide any assurance that new financing will be available to it on commercially acceptable terms, if at all. These conditions raise substantial doubt about the Company’s ability to continue as a going concern through November 5, 2021, which is the date the Company is required to cease all operations except for the purpose of winding up if it has not completed a Business Combination. These condensed consolidated financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern.
NOTE 3—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of Presentation
The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and in accordance with the instructions to Form
10-Q
and Article 8 of Regulation
S-X
of the SEC. Certain information or footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted pursuant to the rules and regulations of the SEC for interim financial reporting. Accordingly, they do not include all the information and footnotes necessary for a complete presentation of financial position, results of operations, or cash flows. In the opinion of management, the accompanying unaudited condensed consolidated financial statements include all adjustments, consisting

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OSPREY TECHNOLOGY ACQUISITION CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS JUNE 30, 2021
(Unaudited)

of a normal recurring nature, which are necessary for a fair presentation of the financial position, operating results and cash flows for the periods presented.
The accompanying unaudited condensed consolidated financial statements should be read in conjunction with the Company’s Annual Report on Form
10-K/A
for the year ended December 31, 2020 as filed with the SEC on May 12, 2021, which contains the audited financial statements and notes thereto. The financial information as of December 31, 2020 is derived from the audited financial statements presented in the Company’s Annual Report on Form
10-K/A
for the year ended December 31, 2020. The interim results for the three and six months ended June 30, 2021 are not necessarily indicative of the results to be expected for the year ending December 31, 2021 or for any future interim periods.
Principles of Consolidation
The accompanying condensed consolidated financial statements include the accounts of the Company and its majority owned subsidiary where the Company has the ability to exercise control. All significant intercompany balances and transactions have been eliminated in consolidation. Activities in relation to the noncontrolling interest are not considered to be significant and are, therefore, not presented in the accompanying consolidated financial statements.
Emerging Growth Company
The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies
(that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging
growth companies, but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company, which is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period, difficult or impossible because of the potential differences in accounting standards used.
Use of Estimates
The preparation of the condensed consolidated financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

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OSPREY TECHNOLOGY ACQUISITION CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS JUNE 30, 2021
(Unaudited)

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.
Cash and Cash Equivalents
The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of June 30, 2021 and December 31, 2020.
Marketable Securities Held in Trust Account
At June 30, 2021 and December 31, 2020, the assets held in the Trust Account were substantially held in U.S. Treasury Bills.
Warrant Liability
The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 480, Distinguishing Liabilities from Equity (“ASC 480”) and ASC 815, Derivatives and Hedging (“ASC 815”). The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to the Company’s own common stock and whether the warrant holders could potentially require “net cash settlement” in a circumstance outside of the Company’s control, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and as of each subsequent quarterly period end date while the warrants are outstanding. As of June 30, 2021 and December 31, 2020, both the Public Warrants and Private Placement Warrants were accounted for as liabilities (see Note 8).
For issued or modified warrants that meet all of the criteria for equity classification, the warrants are required to be recorded as a component of additional paid-in-capital
at the time of issuance. For issued or modified warrants that do not meet all the criteria for equity classification, the warrants are required to be recorded at their initial fair value on the date of issuance, and each balance sheet date thereafter. The Company accounts for the warrants issued in connection with its Initial Public Offering in accordance with the guidance contained in ASC
815-40-15-7D,
under which the warrants do not meet the criteria for equity treatment and must be recorded as liabilities. Accordingly, the Company classifies the warrants as liabilities at their fair value and adjusts the warrants to fair value at each reporting period. This liability is subject to re-measurement
at each balance sheet date until exercised, and any change in fair value is recognized in the Company’s statements of operations. The fair value of the warrants initially was estimated using a Binomial Lattice Model (see Note 9).
Class A common Stock Subject to Possible Redemption
The Company accounts for its Class A
Common Stock
subject to possible redemption in accordance with the guidance in ASC 480. Class A
Common Stock
subject to mandatory redemption is classified as a liability instrument and is measured at fair value. Conditionally redeemable common stock (including common stock that features redemption rights that are either within the control of the holder or subject to redemption upon the

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OSPREY TECHNOLOGY ACQUISITION CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS JUNE 30, 2021
(Unaudited)

occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. The Company’s Class A
Common Stock
features certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, Class A
Common Stock
subject to possible redemption is presented at redemption value as temporary equity, outside of the stockholders’ equity section of the Company’s balance sheets.
The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of redeemable common stock to equal the redemption value at the end of each reporting period. Increases or decreases in the carrying amount of redeemable common stock are affected by charges against additional paid in capital and accumulated deficit. The value of the redeemable common stock is adjusted for amounts that are due to be repaid to the Trust Account for prepaid taxes, net of amounts that may be withdrawn for the payment of the Company’s taxes.
Income Taxes
The Company follows the asset and liability method of accounting for income taxes under ASC 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.
ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of June 30, 2021 and December 31, 2020. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.
The Company may be subject to potential examination by federal, state and city taxing authorities in the areas of income taxes. These potential examinations may include questioning the timing and amount of deductions, the nexus of income among various tax jurisdictions and compliance with federal, state and city tax laws. The Company is subject to income tax examinations by major taxing authorities since inception. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.
On March 27, 2020, the CARES Act was enacted in response to
COVID-19
pandemic. Under ASC 740, the effects of changes in tax rates and laws are recognized in the period in which the new legislation is enacted. The CARES Act made various tax law changes including among other things (i) increasing the limitation under Section 163(j) of the Internal Revenue Code of 1986, as amended (the “IRC”) for 2019 and 2020 to permit additional expensing of interest (ii) enacting a technical correction so that qualified improvement property can be immediately expensed under IRC Section 168(k), (iii) making modifications to the federal net operating loss rules including permitting federal net operating losses incurred in 2018, 2019, and 2020 to be carried back to the five preceding taxable years in order to generate a refund of previously paid income taxes and (iv) enhancing the

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OSPREY TECHNOLOGY ACQUISITION CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS JUNE 30, 2021
(Unaudited)

recoverability of alternative minimum tax credits. Given the Company’s full valuation allowance position and capitalization of all costs, the CARES Act did not have an impact on the financial statements.
Net Income (Loss) Per Common Share
The Company’s statements of operations include a presentation of income (loss) per share for common stock subject to possible redemption in a manner similar to the two-class
method of income (loss) per share. Net income (loss) per share, basic and diluted, for common stock subject to possible redemption is calculated by dividing the proportionate share of income or loss on marketable securities held by the Trust Account, net of applicable franchise and income taxes, by the weighted average number of shares of common stock subject to possible redemption outstanding since original issuance.
Net income (loss) per share, basic and diluted, for
non-redeemable
common stock is calculated by dividing net income (loss), adjusted for income or loss on marketable securities attributable to common stock subject to possible redemption, by the weighted average number of shares of non-redeemable
common stock outstanding for the period.
Redeemable common stock includes shares of common stock sold at the companies IPO which can be redeemed at the shareholders option prior to a Business Combination. Redeemable common stock only participates in the income or loss on marketable securities based on redeemable shares’ proportionate interest.
Non-redeemable
common stock includes Founder Shares and
non-redeemable
shares of common stock as these shares do not have any redemption features.
Non-redeemable
common stock participates in the income or loss on marketable securities based on non-redeemable
shares’ proportionate interest.

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OSPREY TECHNOLOGY ACQUISITION CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS JUNE 30, 2021
(Unaudited)
The following table reflects the calculation of basic and diluted net income (loss) per share (in dollars, except per share amounts):

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Class A Common stock subject to possible redemption
Numerator: Earnings allocable to Class A Common Stock subject to possible redemption
Interest earned on marketable securities held in Trust Account	$15,932	$380,337	$63,087	$1,434,079
Unrealized loss on marketable securities held in Trust Account	(5,039)	(333,649)	(52)	(3,663)
Less: interest available to be withdrawn for payment of taxes	(10,893)	(17,080)	(63,035)	(303,956)

Net income attributable to Class A Common Stock subject to possible redemption	$—	$29,608	$—	$1,126,460

Denominator: Weighted Average Class A Common Stock subject to possible redemption
Basic and diluted weighted average shares outstanding, Class A Common Stock subject to possible redemption	31,625,000	28,488,312	28,793,444	28,226,868

Basic and diluted net income per share, Class A Common Stock subject to possible redemption	$0.00	$0.04	$0.00	$0.04

Non-Redeemable Common Stock
Numerator: Net Income (Loss) minus Net Earnings
Net Income (Loss)	$(1,823,714)	$(9,128,568)	$(14,694,704)	$(2,686,114)
Net income (loss) allocable to Class A Common Stock subject to possible redemption	—	(29,608)	—	(1,126,460)

Non-Redeemable Net Income (Loss)	$(1,823,714)	$(9,158,176)	$(14,694,704)	$(3,812,574)

Denominator: Weighted Average Non-redeemable common stock
Basic and diluted weighted average shares outstanding, Non-redeemable common stock (1)	7,906,250	11,042,938	9,314,206	11,304,382

Basic and diluted net (loss) income per share, Non-redeemable common stock	$(0.23)	$(0.83)	$(1.58)	$(0.34)

(1)
The Company has not considered the effect of the warrants sold in the Initial Public Offering and private placement to purchase an aggregate of 24,137,500 shares in the calculation of diluted income (loss) per share, since the inclusion of such warrants would be anti-dilutive.

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00

OSPREY TECHNOLOGY ACQUISITION CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS JUNE 30, 2021
(Unaudited)

Concentration of Credit Risk
Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times, may exceed the Federal Depository Insurance Corporation coverage limit of $250,000. The Company has not experienced losses on these accounts.
Fair Value of Financial Instruments
The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurement,” approximates the carrying amounts represented in the accompanying condensed balance sheets, primarily due to their short-term nature.
Fair Value Measurements
Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:

•	Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;

•
Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•
Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.
Recent Accounting Standards
In August 2020, the FASB issued Accounting Standards Update (“ASU”)
2020-06,
Debt — Debt with Conversion and Other Options (Subtopic
470-20)
and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic
815-40)
(“ASU
2020-06”)
to simplify accounting for certain financial instruments. ASU
2020-06
eliminates the current models that require separation of beneficial conversion and cash conversion features from convertible instruments and simplifies the derivative scope exception guidance pertaining to equity classification of contracts in an entity’s own equity. The new standard also introduces additional disclosures for convertible debt and freestanding instruments that are indexed to and settled in an entity’s own equity. ASU
2020-06
amends the diluted earnings per share guidance, including the requirement to use the if-converted
method for all convertible instruments. ASU
2020-06
is effective January 1, 2022 and should be applied on a full or modified retrospective basis, with early adoption permitted beginning on January 1, 2021. The Company is currently assessing the impact, if any, that ASU
2020-06
would have on its financial position, results of operations or cash flows.

F-1
01

OSPREY TECHNOLOGY ACQUISITION CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS JUNE 30, 2021
(Unaudited)

Management does not believe that any other recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s condensed consolidated financial statements.
NOTE 4—INITIAL PUBLIC OFFERING
Pursuant to the Initial Public Offering, the Company sold 31,625,000 Units, which includes the full exercise by the underwriters of their option to purchase an additional 4,125,000 Units, at a purchase price of $10.00 per Unit. Each Unit consists of one share of Class A
Common Stock
and
one-half
of one warrant (“Public Warrant”). Each whole Public Warrant entitles the holder to purchase one share of Class A
Common Stock
at a purchase price of $11.50 per share, subject to adjustment (see Note 8).
NOTE 5—PRIVATE PLACEMENT
Simultaneously with the closing of the Initial Public Offering and the exercise of the
underwriters’ over-allotment option, the Sponsor purchased an aggregate of 8,325,000 Private Placement Warrants at a price of $1.00 per Private Placement Warrant, for an aggregate purchase price of $8,325,000. Each Private Placement Warrant is exercisable to purchase one share of Class A
Common Stock
at an exercise price of $11.50. The proceeds from the Private Placement Warrants were added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Private Placement Warrants will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law), and all underlying securities will expire worthless.
NOTE 6—RELATED PARTY TRANSACTIONS
Founder Shares
In June 2018, the Sponsor purchased 125,000 shares (the “Founder Shares”) of the Company’s Class B common stock for an aggregate price of $25,000. In September 2018, the Company effectuated a
69-for-1
forward stock split of its Class B common stock, resulting in an aggregate of 8,625,000 Founder Shares outstanding, of which an aggregate of up to 1,125,000 shares were subject to forfeiture to the extent the underwriters’ over-allotment option was not exercised in full or in part. As adjusted for the 1.1 for 1 stock dividend in October 2019 (see below), such amounts totaled 9,487,500 Founder Shares outstanding, of which 1,237,500 shares were subject to forfeiture. In April 2019, the Sponsor contributed back to the Company, for no consideration, 1,581,250 Founder Shares (as adjusted for the 1.1 for 1 stock dividend in October 2019), resulting in an aggregate of 7,187,500 Founder Shares outstanding, of which an aggregate of up to 937,500 shares were subject to forfeiture. In October 2019, the Company effected a 1.1 for 1 stock dividend for each share of Class B common stock outstanding, resulting in an aggregate of 7,906,250 Founder Shares outstanding, of which an aggregate of up to 1,031,250 shares were subject to forfeiture by the Sponsor to the extent that the underwriters’ over-allotment option was not exercised in full or in part so that the Sponsor would own, on an as-converted
basis, 20% of the Company’s issued and outstanding shares after the Initial Public Offering. The Founder Shares will automatically convert into Class A
Common Stock
upon the consummation of a Business Combination on a
one-for-one
basis, subject to adjustments as described in Note 8. In connection with the underwriters’ exercise of the over-allotment option in full, 1,031,250 Founder Shares are no longer subject to forfeiture.
The Sponsor has agreed, subject to certain limited exceptions, not to transfer, assign or sell any of its Founder Shares until the earlier to occur of: (i) one year after the completion of a Business Combination or (ii) the date on which the Company completes a liquidation, merger, capital stock exchange or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of common stock for cash,

F-1
0
2

OSPREY TECHNOLOGY ACQUISITION CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS JUNE 30, 2021
(Unaudited)

securities or other property. Notwithstanding the foregoing, if the last sale price of the Class A
Common Stock
equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any
30-trading
day period commencing at least 150 days after a Business Combination, the Founder Shares will be released from the lock-up.
Administrative Support Agreement
The Company entered into an agreement whereby, commencing on November 5, 2019, the Company agreed to pay the Sponsor a total of $10,000 per month for office space, utilities and secretarial and administrative support. Upon completion of the Business Combination or the Company’s liquidation, the Company will cease paying these monthly fees. For the three and six months ended June 30, 2021 and 2020, the Company incurred and paid $30,000 and $60,000 in fees for these services, respectively.
Related Party Loans
In order to finance transaction costs in connection with a Business Combination, the Sponsor, an affiliate of the Sponsor, or the Company’s officers and directors may, but are not obligated to, loan the Company funds from time to time or at any time, as may be required (“Working Capital Loans”). Each Working Capital Loan would be evidenced by a promissory note. The Working Capital Loans would either be paid upon consummation of a Business Combination, without interest, or, at the holder’s discretion, up to $1,500,000 of the Working Capital Loans may be converted into warrants at a price of $1.00 per warrant. The warrants would be identical to the Private Placement Warrants. In the event that a Business Combination does not close, the Company may use a portion of the proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans.
Advance from Related Party
On May 4, 2021
,
the
Sponsor advanced the Company $107,000 for working capital purposes. The advance is non-interest
bearing and due on demand and is outstanding as of June 30, 2021.
NOTE 7—COMMITMENTS
Registration Rights
Pursuant to a registration rights agreement entered into on October 31, 2019, the Sponsor and holders of warrants issued upon conversion of Working Capital Loans, if any, will have registration rights to require the Company to register a sale of any of its securities held by them (in the case of the Founder Shares, only after conversion to Class A
Common Stock
). These holders will be entitled to make up to three demands, excluding short form registration demands, that the Company register such securities for sale under the Securities Act. In addition, these holders will have “piggy-back” registration rights to include such securities in other registration statements filed by the Company and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. However, the registration rights agreement provides that the Company will not permit any registration statement filed under the Securities Act to become effective until termination of the applicable lock-up
period. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

F-1
0
3

OSPREY TECHNOLOGY ACQUISITION CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS JUNE 30, 2021
(Unaudited)

Underwriting Agreement
The Company granted the underwriters a
45-day
option to purchase up to 4,125,000 additional Units to cover over-allotments, if any, at the Initial Public Offering price, less the underwriting discounts and commissions. On November 13, 2019, the underwriters exercised their over-allotment option in full for an additional 4,125,000 Units.
The underwriters were paid a cash underwriting discount of $0.20 per Unit, or $6,325,000 in the aggregate. The underwriters are entitled to a deferred fee of $0.35 per Unit, or $11,068,750 in the aggregate. The deferred fee will be forfeited by the underwriters solely in the event that the Company fails to complete a Business Combination, subject to the terms of the underwriting agreement.
Merger Agreement
On February 17, 2021, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Merger Sub and BlackSky, which provides for, among other things, the merger of Merger Sub with and into BlackSky, with BlackSky continuing as the surviving entity (the “Merger” and, collectively with the other transactions contemplated by the Merger Agreement, the “Transactions”). The Transactions set forth in the Merger Agreement, including the Merger, will constitute a “Business Combination”.
Pursuant to the Merger Agreement, the aggregate merger consideration payable to equity holders of BlackSky at closing (the “Total Consideration”) will be paid in a number of shares of newly-issued Class A
Common Stock
of the Company, valued at $10.00 per share (the “Company Common Stock”), calculated by dividing (x) $925,000,000, plus (a) the aggregate exercise prices that would be paid to BlackSky if all stock options and all warrants outstanding as of immediately prior to the closing were exercised in full, minus (b) any unfunded amount under BlackSky’s bridge loan, minus (c) the total consideration payable to shares of BlackSky’s Class B common stock, which is equal to the product of (i) the total number of shares of BlackSky’s Class B common stock, par value $0.00001 per share, issued and outstanding as of immediately prior to the effective time of the Merger and (ii) an amount in cash equal to $0.00001 by (y) $10.00.
Effective as of the effective time of the Merger and by virtue of the Merger, each option to purchase shares of BlackSky Class A Common Stock (each, a “BlackSky Stock Option”) that is outstanding and unexercised as of immediately prior to the effective time of the Merger will be converted into an option to acquire a number of shares of Company Class A Common Stock equal to the product obtained by multiplying (x) the number of shares of BlackSky Common Stock subject to the applicable BlackSky Stock Option by (y) the Class A Common Exchange Ratio, and will be subject to the same terms and conditions as were applicable to such BlackSky Stock Option (each an “Assumed Company Stock Option”). For purposes of the Merger Agreement, the Class A Common Exchange Ratio equals the quotient of (A) the residual Total Consideration after taking into account the preferred series preference amounts, divided by $10.00, divided by (B) the number of participating shares of BlackSky Common Stock on a fully diluted basis. The exercise price per share of each Assumed Company Stock Option will be equal to the quotient obtained by dividing (x) the exercise price per share applicable to such BlackSky Stock Option by (y) the Class A Common Exchange Ratio.
The Transaction will be consummated subject to the deliverables and provisions as further described in the Merger Agreement.
PIPE Investment Subscription Agreements
On February 17, 2021, concurrently with the execution of the BlackSky merger agreement, Osprey entered into Subscription Agreements (collectively, the “
PIPE Subscription Agreements”
) with certain third-party investors

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OSPREY TECHNOLOGY ACQUISITION CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS JUNE 30, 2021
(Unaudited)

(the “
PIPE Investors”
) and certain inside investors (the “
Inside PIPE Investors”
) pursuant to which, and on the terms and subject to the conditions of which, the PIPE Investors and Inside PIPE Investors have collectively subscribed for an aggregate of

18,000,000 shares of Osprey Common Stock for $10.00 per share, for an aggregate purchase price equal to $180,000,000

(the “
PIPE Investment”
). The PIPE Investment will be consummated substantially concurrently with the closing of the transactions contemplated by the BlackSky merger agreement, subject to the terms and conditions contemplated by the PIPE Subscription Agreements. The proceeds from the PIPE Investment are expected to be used to pay down certain indebtedness of BlackSky Holdings at the closing of the Merger and for general working capital purposes following the closing.
The PIPE Subscription Agreements entered into by the PIPE Investors provide for certain registration rights for the PIPE Investors. In particular, in the case of the PIPE Investors, Osprey is required to, no later than
 45 calendar days following the closing date of the Business Combination, submit to or file with the SEC a registration statement registering the resale of such shares. Also in the case of the PIPE Investors, Osprey is required to use its commercially reasonable efforts to have the registration statement declared effective as soon as practicable after the filing thereof, but no later than the earlier of (a) the 90th calendar day following the filing date thereof if the SEC notifies Osprey that it will “review” the registration statement and (b) the 10th business day after the date Osprey is notified (orally or in writing, whichever is earlier) by the SEC that the registration statement will not be “reviewed” or will not be subject to further review. Osprey must use commercially reasonable efforts to keep the registration statement effective until the earliest of: (i) the date the PIPE Investors no longer hold any shares, (ii) the date all registrable shares held by the PIPE Investors may be sold without restriction under Rule 144 and (iii) two years from the date of effectiveness of the registration statement. Pursuant to the terms of the BlackSky merger agreement and the PIPE Subscription Agreements entered into by the Inside PIPE Investors, the Inside PIPE Investors will enter into the Registration Rights Agreement (as defined and described below), which will provide for certain registration rights for the Inside PIPE Investors.
Each PIPE Subscription Agreement will terminate upon the earliest to occur of (a) the termination of the BlackSky merger agreement in accordance with its terms, (b) the mutual written agreement of the parties to such PIPE Subscription Agreement and BlackSky Holdings, and (c) the Termination Date.
Sponsor Support Agreement
On February 17, 2021, concurrently with the execution of the BlackSky merger agreement the Sponsor, Osprey, BlackSky Holdings, and each of the other persons set forth on the signature pages thereto entered into a Sponsor Support Agreement (the “
Sponsor Support Agreement
”), pursuant to which the Sponsor, solely in its capacity as a stockholder of Osprey, has agreed, among other things, (a) to waive certain anti-dilution rights set forth in Section 4.3(b) of Osprey’s amended and restated certificate of incorporation that may result from the transactions contemplated by the BlackSky merger agreement, (b) not to, directly or indirectly, transfer any of its shares of Class B common stock and warrants of Osprey prior to the effective time of the Merger, (c) to vote in favor of the adoption of the BlackSky merger agreement and the Transactions at a meeting of Osprey’s stockholders to be held to approve the proposed Transactions and other related matters, (d) not to redeem or elect to cause Osprey to redeem any of its shares of Class B common stock or warrants of Osprey in connection with the transactions and (e) with respect to certain shares of Class B common stock (and Class A shares issued upon conversion) until the seven-year anniversary of the consummation of the transactions (subject to certain limited exceptions), not to transfer such shares until Osprey Common Stock achieves a trading price exceeding certain dollar thresholds set forth in the Sponsor Support Agreement and (e) with respect to certain warrants, not exercise any such warrants unless and until Osprey Common Stock reaches a trading price of $20.00 per share, in each case, subject to the terms and conditions contemplated by the Sponsor Support Agreement.

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OSPREY TECHNOLOGY ACQUISITION CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS JUNE 30, 2021
(Unaudited)
Stockholder Support Agreement
On February 17, 2021, Osprey also announced entry into a Stockholder Support Agreement (the “
Stockholder Support Agreement”
) by and among Osprey, Merger Sub, BlackSky Holdings and certain stockholders of BlackSky Holdings named therein (collectively the “
Key Stockholders”
), pursuant to which the Key Stockholders have agreed to, among other things, vote in favor of the BlackSky merger agreement and the transactions contemplated thereby, including agreeing to execute a written consent constituting the requisite BlackSky Holdings stockholder approval within five (5) business days of the Registration Statement becoming effective, unless the Merger is no longer recommended by BlackSky Holdings board of directors in accordance with the BlackSky merger agreement, in which case the Key Stockholders have agreed to vote a number of shares not to exceed 35% of the shares of BlackSky Holdings stock approving the BlackSky merger agreement and the transactions contemplated thereby and are entitled, in their sole discretion, to vote their remaining shares in any manner. The Stockholder Support Agreement will terminate upon the earlier to occur of: (a) the effective time of the Merger, (b) the date of the termination of the BlackSky merger agreement in accordance with its terms, (c) the effective date of a written agreement of Osprey, Merger sub, BlackSky Holdings and the Key Stockholders terminating the Stockholder Support Agreement, and (d) the election of the Key Stockholders, in their sole discretion, to terminate the Stockholder Support Agreement following any amendment, waiver or other modification of any term or provision of the BlackSky merger agreement without the prior written consent with respect thereto of such stockholder that reduces or changes the form of consideration payable to BlackSky Holdings stockholders pursuant to the BlackSky merger agreement.
Registration Rights Agreement
The BlackSky merger agreement contemplates that, at the closing, Osprey, the Sponsor, the Inside PIPE Investors and each of the additional parties named therein will enter into an Amended and Restated Registration Rights Agreement (the “
Registration Rights Agreement”
), pursuant to which Osprey will agree to register for resale, pursuant to Rule 415 under the Securities Act, certain shares of Osprey Common Stock and other equity securities of Osprey that are held by the parties thereto from time to time.
The foregoing description of the BlackSky merger agreement and the related documents has been included to provide investors with information regarding their terms. They are not intended to provide any other factual information about Osprey or its affiliates.
NOTE 8—STOCKHOLDERS’ EQUITY
Preferred Stock
—The Company is authorized to issue 1,000,000 shares of preferred stock with a par value of $0.0001 per share with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. As of June 30, 2021 and December 31, 2020
,
there were no shares of preferred stock issued or outstanding.
Class
 A Common Stock
—The Company is authorized to issue 150,000,000 shares of Class A
Common Stock
with a par value of $0.0001 per share. Holders of Class A
Common Stock
are entitled to one vote for each share. As of June 30, 2021 and December 31, 2020, there were 0 and 5,309,167 shares of Class A
Common Stock
issued or outstanding, excluding 31,625,000 and 26,315,833 shares of Class A
Common Stock
subject to possible redemption, respectively.
The Company determined the common stock subject to redemption to be equal to the redemption value of approximately $10.00 per share of common stock while also taking into consideration a redemption cannot result
F-1
06

OSPREY TECHNOLOGY ACQUISITION CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS JUNE 30, 2021
(Unaudited)
in net tangible assets being less than $5,000,001. Upon considering the impact of the PIPE Investment and associated PIPE Subscription Agreements, it was concluded that the redemption value should include all the Public Shares resulting in the common stock subject to possible redemption being equal to $318,220,077. This resulted in a measurement adjustment to the initial carrying value of the common stock subject to redemption with the offset recorded to additional paid-in capital and accumulated deficit.
Class B Common Stock
—The Company is authorized to issue 25,000,000 shares of Class B common stock with a par value of $0.0001 per share. Holders of Class B common stock are entitled to one vote for each share. As of June 30, 2021 and December 31, 2020, there were 7,906,250 shares of Class B common stock issued and outstanding.
Holders of Class B common stock will have the right to elect all of the Company’s directors prior to the consummation of a Business Combination. Holders of Class A
Common Stock
and Class B common stock will vote together as a single class on all other matters submitted to a vote of stockholders, except as required by law. These provisions of the Company’s Amended and Restated Certificate of Incorporation may only be amended if approved by holders of a majority of at least 90% of the Company’s common stock voting in a stockholder meeting.
The shares of Class B common stock will automatically convert into shares of Class A Common Stock at the time of a Business Combination on a one-for-one
basis, subject to adjustment. In the case that additional shares of Class A Common Stock, or equity-linked securities, are issued or deemed issued in excess of the amounts offered in the Initial Public Offering and related to the closing of a Business Combination, the ratio at which shares of Class B common stock shall convert into shares of Class A Common Stock will be adjusted (unless the holders of a majority of the outstanding shares of Class B common stock agree to waive such adjustment with respect to any such issuance or deemed issuance) so that the number of shares of Class A Common Stock issuable upon conversion of all shares of Class B common stock will equal, in the aggregate, on an as-converted
basis, 20% of the sum of the total number of all shares of common stock outstanding upon the completion of the Initial Public Offering (not including the shares of Class A Common Stock underlying the Private Placement Warrants) plus all shares of Class A Common Stock and equity-linked securities issued or deemed issued in connection with a Business Combination (excluding any shares or equity-linked securities issued, or to be issued, to any seller in a Business Combination, any private placement-equivalent securities issued, or to be issued, to any seller in a Business Combination, or any private placement equivalent securities issued to the Sponsor or its affiliates upon conversion of loans made to the Company). Holders of Founder Shares may also elect to convert their shares of Class B common stock into an equal number of shares of Class A Common Stock, subject to adjustment as provided above, at any time.
NOTE 9—WARRANT LIABILITY
The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination or (b) 12 months from the closing of the Initial Public Offering. No warrants will be exercisable for cash unless the Company has an effective and current registration statement covering the shares of common stock issuable upon exercise of the warrants and a current prospectus relating to such shares of common stock. Notwithstanding the foregoing, if a registration statement covering the shares of common stock issuable upon exercise of the Public Warrants is not effective within a specified period following the consummation of a Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company shall have failed to maintain an effective registration statement, exercise warrants on a cashless basis pursuant to the exemption provided by Section 3(a)(9) of the Securities Act, provided that such exemption is available. If that exemption, or another exemption, is not available, holders will not be able to exercise their warrants on a cashless basis. The Public Warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.
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OSPREY TECHNOLOGY ACQUISITION CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS JUNE 30, 2021
(Unaudited)
Once the warrants become exercisable, the Company may redeem the Public Warrants:

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon not less than 30 days’ prior written notice of redemption;

•
if, and only if, the reported last sale price of the Company’s Class A
Common Stock
equals or exceeds $18.00 per share (adjusted for stock splits, stock dividends, reorganizations and recapitalizations), for any 20 trading days within a
30-trading
day period ending three business days before the Company sends the notice of redemption to the warrant holders; and

•	If, and only if, there is a current registration statement in effect with respect to the shares of Class A Common Stock underlying such warrants.
If the Company calls the Public Warrants for redemption, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement.
The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that the Private Placement Warrants and the Class A
Common Stock
issuable upon the exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be exercisable on a cashless basis and be non-redeemable
so long as they are held by the initial purchasers or their permitted transferees. If the Private Placement Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.
In addition, (x) if the Company calls the Public Warrants for redemption, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement. The exercise price and number of shares of Class A
Common Stock
issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, recapitalization, reorganization, merger or consolidation. Additionally, in no event will the Company be required to net cash settle the warrants. If the Company issues additional shares of Class A
Common Stock
or equity-linked securities for capital raising purposes in connection with the closing of a Business Combination at a newly issued price of less than $9.20 per share of Class A
Common Stock
(with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by them, as applicable, prior to such issuance), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the initial Business Combination on the date of the consummation of the initial Business Combination (net of redemptions), and (z) the market value (as defined in the warrant agreement) is below $9.20 per share, the exercise price of the Public Warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the market value and the newly issued price, and the $18.00 per share redemption trigger price described above will be adjusted (to the nearest cent) to be equal to 180% of the higher of the market value and the newly issued price.
If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with respect to such warrants. Accordingly, the warrants may expire worthless.

OSPREY TECHNOLOGY ACQUISITION CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS JUNE 30, 2021
(Unaudited)

NOTE 10—FAIR VALUE MEASUREMENTS
The Company follows the guidance in ASC 820 for its financial assets and liabilities that are re-measured
and reported at fair value at each reporting period, and
non-financial
assets and liabilities that are
re-measured
and reported at fair value at least annually.
The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1:
Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:
Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:	Unobservable inputs based on the Company’s assessment of the assumptions that market participants would use in pricing the asset or liability.
The following table presents information about the Company’s assets that are measured at fair value on a recurring basis at June 30, 2021 and December 31, 2020, and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

Description	Level	June 30, 2021	December 31, 2020
Assets:
Marketable securities held in Trust Account	1	$317,984,713	$318,041,728
Liabilities:
Warrant Liability – Public Warrants	1	27,039,375	23,244,375
Warrant Liability – Private Placement Warrants	3	20,313,000	12,487,500
The Warrants were accounted for as liabilities in accordance with
ASC 815-40 and
are presented within warrant liabilities on our condensed consolidated balance sheet. The warrant liabilities are measured at fair value at inception and on a recurring basis, with changes in fair value presented within change in fair value of warrant liabilities in the consolidated statements of operations.
The Private Placement and Public Warrants were initially valued using a Binomial Lattice Model, which is considered to be a Level 3 fair value measurement. The Binomial Lattice Model’s primary unobservable input utilized in determining the fair value of the Public and Private Placement Warrants is the expected volatility of the common stock. The expected volatility as of the IPO date was derived from observable public warrant pricing on comparable ‘blank-check’ companies without an identified target. The expected volatility as of subsequent valuation dates was implied from the Company’s own public warrant pricing. A Binomial Lattice Model was

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09

OSPREY TECHNOLOGY ACQUISITION CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS JUNE 30, 2021
(Unaudited)

used in estimating the fair value of the Public Warrants for periods where no observable trading price was available, using the same expected volatility as was used in measuring the fair value of the Private Placement Warrants. For periods subsequent to the detachment of the warrants from the Units, the closing price of the Public Warrants was used as the fair value as of each relevant date.
The key inputs into the Binomial Lattice Model for the initial measurement of Public Warrants and Private Placement Warrants and subsequent measurement of the Private Placement Warrants are as follows:

Input	June 30, 2021	December 31, 2020
Risk-free interest rate	0.86%	0.38%
Market price of public stock	$9.99	$10.47
Dividend Yield	0.00%	0.00%
Implied volatility	32.8%	21.8%
Exercise price	$11.50	$11.50

On December 31, 2020, the Private Placement Warrants and Public Warrants were determined to be valued at $1.50 and $1.47 per warrant for aggregate values of $12.5 million and $23.2 million, respectively. On June 30, 2021, the Private Placement Warrants and Public Warrants were determined to be valued at $2.44 and $1.71 per warrant for aggregate values of $20.3 million and $27.0 million, respectively.
The following table presents the changes in the fair value of warrant liabilities:

For the six month-period ended June 30, 2021	Private Placement	Public	Warrant Liabilities
Fair value as of January 1, 2021	$12,487,500	$23,244,375	$35,731,875
Change in fair value of warrant liability	7,242,750	3,478,750	10,721,500

Fair value as of March 31, 2021	$19,730,250	$26,723,125	$46,453,375

Change in fair value of warrant liability	582,750	316,250	899,000

Fair value as of June 30, 2021	$20,313,000	$27,039,375	$47,352,375

For the six month-period ended June 30, 2020	Private Placement	Public	Warrant Liabilities
Fair value as of January 1, 2020	$7,575,750	$14,231,250	$21,807,000
Change in fair value of warrant liability	(1,914,750)	(3,478,750)	(3,620,625)

Fair value as of March 31, 2020	$5,661,000	$10,752,500	$16,413,500

Change in fair value of warrant liability	(3,1630,50)	(5,850,625)	(5,393,500)

Fair value as of June 30, 2020	$8,824,500	$16,603,125	$25,427,625

During the three and six month periods ended June 30, 2021 and 2020, respectively, there were no transfers out of Level 3.
NOTE 11—SUBSEQUENT EVENTS
The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the financial statements were issued. Based upon this review, the Company did not identify any subsequent events that would have required adjustment or disclosure in the condensed consolidated financial statements.

F-1
10

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Shareholders and Board of Directors of
Osprey Technology Acquisition Corp.
Opinion on the Financial Statements
We have audited the accompanying balance sheets of Osprey Technology Acquisition Corp. (the “Company”) as of December 31, 2020 and 2019, the related statements of operations, changes in stockholders’ equity and cash flows for each of the two years in the period ended December 31, 2020, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.
Explanatory Paragraph—Going Concern
The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 3 to the financial statements, the Company’s business plan is dependent on the completion of a business combination and the Company’s cash and working capital deficit as of December 31, 2020 are not sufficient to complete its planned activities. These conditions raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time, which is considered to be one year from the issuance date of the financial statements. Management’s plans in regard to these matters are also described in Notes 3 and 13. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Restatement of the 2020 and 2019 Financial Statements
As discussed in Note 2 to the financial statements, the accompanying financial statements as of December 31, 2020 and 2019 and for each of the two years in the period ended December 31, 2020, have been restated.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (the “PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
/S/ Marcum LLP
Marcum LLP
We have served as the Company’s auditor from 2018 to 2021.
New York, NY
March 30, 2021, except for the effects of the restatements discussed for warrants in Note 2, for which the date is May 12, 2021.

OSPREY TECHNOLOGY ACQUISITION CORP.
BALANCE SHEETS (As Restated)

	December 31,
	2020	2019
ASSETS
Current Assets
Cash	$399,516	$1,083,611
Prepaid expenses	90,424	202,472
Prepaid income taxes	255,364	—

Total Current Assets	745,304	1,286,083
Deferred tax asset	—	1,361
Marketable securities held in Trust Account	318,041,728	316,958,514

TOTAL ASSETS	$318,787,032	$318,245,958

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable and accrued expenses	$2,157,963	$181,732
Income taxes payable	—	94,636

Total Current Liabilities	2,157,963	276,368
Warrant liabilities	35,731,875	21,807,000
Deferred underwriting fee payable	11,068,750	11,068,750

Total Liabilities	48,958,588	33,152,118

Commitments and Contingencies (Note 8)
Class A Common Stock subject to possible redemption, 26,315,833 and 27,965,424 shares at redemption value as of December 31, 2020 and 2019, respectively	264,828,435	280,093,836

Stockholders’ Equity
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—	—
Class A Common Stock , $0.0001 par value; 150,000,000 shares authorized; 5,309,167 and 3,659,576 shares issued and outstanding (excluding 26,315,833 and 27,965,424 shares subject to possible redemption) as of December 31, 2020 and 2019, respectively	530	365
Class B common stock, $0.0001 par value; 25,000,000 shares authorized; 7,906,250 shares issued and outstanding as of December 31, 2020 and 2019	791	791
Additional paid-in capital	27,475,941	12,210,705
Accumulated deficit	(22,477,253)	(7,211,857)

Total Stockholders’ Equity	5,000,009	5,000,004

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$318,787,032	$318,245,958

The accompanying notes are an integral part of the financial statements.

F-

OSPREY TECHNOLOGY ACQUISITION CORP.
STATEMENTS OF OPERATIONS (As Restated)

	Year Ended December 31,
	2020	2019
Operating costs	$3,136,234	$264,346

Loss from operations	(3,136,234)	(264,346)
Other income:
Interest income on marketable securities held in Trust Account	1,793,627	714,993
Change in fair value of warrant liabilities	(13,924,875)	(6,999,875)
Transaction costs	—	(560,698)
Unrealized gain (loss) on marketable securities held in Trust Account	3,447	(6,479)

Other income, net	(12,127,801)	(6,852,059)

Loss before income taxes	(15,264,035)	(7,116,405)
Provision for income taxes	(1,361)	(93,275)

Net loss	$(15,265,396)	$(7,209,680)

Basic and diluted weighted average shares outstanding, Class A Common Stock subject to possible redemption	27,639,376	28,129,383

Basic and diluted net income per share, Class A Common Stock subject to possible redemption	0.05	0.02

Basic and diluted weighted average shares outstanding, Non-redeemable common stock	11,891,874	7,814,396

Basic and diluted net loss per share, Class A and Class B non-redeemable common stock	$(1.39)	$(0.98)

The accompanying notes are an integral part of the financial statements.

F-

OSPREY TECHNOLOGY ACQUISITION CORP.
STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY (As Restated)

	Class A Common Stock		Class B Common Stock		Additional Paid-in Capital	(Accumulated Deficit) Retained Earnings	Total Stockholders’ Equity
	Shares	Amount	Shares	Amount
Balance – January 1, 2019	—	$—	9,487,500	$949	$24,051	$(2,177)	$22,823
Forfeiture of common stock by Sponsor	—	—	(1,581,250)	(158)	158	—	—
Sale of 31,625,000 Units, net of underwriting discounts and offering expenses	31,625,000	3,162			289,114,035	—	289,117,197
Contribution for payment in excess of fair value of private warrants					3,163,500		3,163,500
Class A Common Stock subject to possible redemption	(27,965,424)	(2,797)	—	—	(280,091,039)	—	(280,093,836)
Net loss	—	—	—	—	—	(7,209,680)	(7,209,680)

Balance – December 31, 2019	3,659,576	365	7,906,250	791	12,210,705	(7,211,857)	5,000,004
Change in value of Class A Common subject to possible redemption	1,649,591	165	—	—	15,265,236	—	15,265,401
Net loss	—	—	—	—	—	(15,265,396)	(15,265,396)

Balance – December 31, 2020	5,309,167	$530	7,906,250	$791	$27,475,941	$(22,477,253)	$5,000,009

The accompanying notes are an integral part of the financial statements.

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OSPREY TECHNOLOGY ACQUISITION CORP.
STATEMENTS OF CASH FLOWS (As Restated)

	Year Ended December 31,
	2020	2019
Cash Flows from Operating Activities:
Net loss	$(15,265,396)	$(7,209,680)
Adjustments to reconcile net loss to net cash used in operating activities:
Interest earned on marketable securities held in Trust Account	(1,793,627)	(714,993)
Change in fair value of warrant liabilities	13,924,875	6,999,875
Transaction costs		560,698
Unrealized (gain) loss on marketable securities held in Trust Account	(3,447)	6,479
Deferred income tax provision (benefit)	1,361	(1,361)
Changes in operating assets and liabilities:
Prepaid expenses	112,048	(202,472)
Prepaid income taxes	(255,364)	—
Accounts payable and accrued expenses	1,976,231	180,244
Income taxes payable	(94,636)	94,636

Net cash used in operating activities	(1,397,955)	(286,574)

Cash Flows from Investing Activities:
Investment of cash in Trust Account	—	(316,250,000)
Cash withdrawn from Trust Account to pay franchise and income taxes	713,860	—

Net cash provided by (used in) investing activities	713,860	(316,250,000)

Cash Flows from Financing Activities:
Proceeds from sale of Units, net of underwriting discounts paid	—	309,925,000
Proceeds from sale of Private Placement Warrants	—	8,325,000
Proceeds from promissory notes – related party	—	124,992
Repayment of promissory notes – related party	—	(224,992)
Payment of offering costs	—	(571,876)

Net cash provided by financing activities	—	317,578,124

Net Change in Cash	(684,095)	1,041,550
Cash – Beginning	1,083,611	42,061

Cash – Ending	$399,516	$1,083,611

Supplemental cash flow information:
Cash paid for income taxes	$350,000	$—

Non-cash investing and financing activities:
Initial classification of Class A Common Stock subject to redemption	$—	$286,727,625

Change in value of Class A Common Stock subject to possible redemption	$(15,265,401)	$(6,633,789)

Initial classification of warrant liabilities	—	$(14,807,125)

Deferred underwriting fee payable	$—	$11,068,750

The accompanying notes are an integral part of the financial statements.

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OSPREY TECHNOLOGY ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2020
NOTE 1—DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS
Osprey Technology Acquisition Corp. (the “Company”) was incorporated in Delaware as a blank check company under the name “Osprey Acquisition Corp. II” on June 15, 2018. The Company changed its name to “Osprey Energy Acquisition Corp. II” on September 27, 2018 and then to “Osprey Technology Acquisition Corp.” on June 17, 2019. The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”).
The Company has generated no revenues to date and it does not expect that it will generate operating revenues until it consummates an initial business combination at the earliest. Although the Company may pursue an acquisition opportunity in any business or industry, it intends to focus on opportunities in the technology sector, particularly companies pursuing a
Software-as-a-Service
(“SaaS”) model.
The Company has one subsidiary, Osprey Technology Merger Sub, Inc., a direct wholly owned subsidiary of the Company incorporated in Delaware on February 16, 2021. (“Merger Sub”) (see Note 13).
As of December 31, 2020, the Company had not commenced operations. All activity through December 31, 2020 relates to the Company’s formation, the initial public offering (the “Initial Public Offering”), which is described below which is described below, identifying a target company for a Business Combination, activities in connection with the proposed acquisition of BlackSky Holdings, Inc., a Delaware corporation (“
BlackSky
”) (see Note 13).
The registration statements for the Company’s Initial Public Offering were declared effective on October 31, 2019. On November 5, 2019, the Company consummated the Initial Public Offering of 27,500,000 units (the “Units” and, with respect to the shares of Class A
Common Stock
included in the Units sold, the “Public Shares”), at $10.00 per Unit, generating gross proceeds of $275,000,000, which is described in Note 5.
Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 7,500,000 warrants (the “Private Placement Warrants”) at a price of $1.00 per Private Placement Warrant in a private placement to Osprey Sponsor II, LLC (the “Sponsor”), generating gross proceeds of $7,500,000, which is described in Note 6.
Following the closing of the Initial Public Offering on November 5, 2019, an amount of $275,000,000 ($10.00 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the sale of the Private Placement Warrants was placed in a trust account (the “Trust Account”) and invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less or in any open-ended investment company that holds itself out as a money market fund meeting the conditions of Rule
2a-7
of the Investment Company Act of 1940, as amended (the “Investment Company Act”), as determined by the Company, until the earlier of: (i) the completion of a Business Combination or (ii) the distribution of the Trust Account, as described below.
On November 11, 2019, the underwriters notified the Company of their intention to exercise their over-allotment option in full on November 13, 2019. As such, on November 13, 2019, the Company consummated the sale of an additional 4,125,000 Units, at $10.00 per Unit, and the sale of an additional 825,000 Private Placement Warrants, at $1.00 per Private Placement Warrant, generating total gross proceeds of $42,075,000. A total of $41,250,000 of the net proceeds was deposited into the Trust Account, bringing the aggregate proceeds deposited in the Trust Account to $316,250,000.

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Transaction costs for the Initial Public Offering amounted to $18,047,876 consisting of $6,325,000 of underwriting fees, $11,068,750 of deferred underwriting fees and $654,126 of other offering costs.
The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of the Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. The Company’s initial Business Combination must be with one or more target businesses that together have a fair market value equal to at least 80% of the balance in the Trust Account (excluding the deferred underwriting fees and taxes payable on income earned on the Trust Account) at the time of the signing an agreement to enter into a Business Combination. The Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act. There is no assurance that the Company will be able to complete a Business Combination successfully.
The Company will provide its holders of the outstanding Public Shares (the “public stockholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The public stockholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then on deposit in the Trust Account ($10.00 per Public Share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its franchise and income tax obligations). There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants.
The Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 upon such consummation of a Business Combination and, if the Company seeks stockholder approval, a majority of the outstanding shares voted are voted in favor of the Business Combination. If a stockholder vote is not required by law and the Company does not decide to hold a stockholder vote for business or other legal reasons, the Company will, pursuant to its Amended and Restated Certificate of Incorporation, conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (the “SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, stockholder approval of the transaction is required by law, or the Company decides to obtain stockholder approval for business or legal reasons, the Company will offer to redeem Public Shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. If the Company seeks stockholder approval in connection with a Business Combination, the Company’s Sponsor has agreed to vote its Founder Shares (as defined below in Note 6) and any Public Shares purchased during or after the Initial Public Offering in favor of approving a Business Combination. Additionally, each public stockholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction.
Notwithstanding the foregoing, if the Company seeks stockholder approval of a Business Combination and it does not conduct redemptions pursuant to the tender offer rules, the Company’s Amended and Restated Certificate of Incorporation provides that a public stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% or more of the Public Shares, without the prior consent of the Company.
The Sponsor and the Company’s officers and directors have agreed (a) to waive their redemption rights with respect to their Founder Shares and Public Shares held by them in connection with the completion of a Business Combination and (b) not to propose an amendment to the Company’s Amended and Restated Certificate of Incorporation (a) that would modify the substance or timing of the Company’s obligation to allow redemption in

F-

connection with a Business Combination or to redeem 100% of its Public Shares if the Company does not complete a Business Combination or (b) with respect to any other provision relating to stockholders’ rights or pre-initial
Business Combination activity, unless the Company provides the public stockholders with the opportunity to redeem their Public Shares in conjunction with any such amendment.
The Company will have until November 5, 2021 to consummate a Business Combination (the “Combination Period”). If the Company is unable to complete a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share
price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay franchise and income taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish the public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the Company’s board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless if the Company fails to complete a Business Combination within the Combination Period.
The Sponsor has agreed to waive its liquidation rights with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the Sponsor or any of the Company’s officers, directors or any of their affiliates acquires Public Shares in or after the Initial Public Offering, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if the Company fails to complete a Business Combination within the Combination Period. The underwriters have agreed to waive their rights to their deferred underwriting commission (see Note 8) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than the Initial Public Offering price per Unit ($10.00).
In order to protect the amounts held in the Trust Account, Mr. Jonathan Cohen, the Company’s
Co-Chairman,
has agreed to be liable to the Company if and to the extent any claims by a vendor for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a definitive agreement, reduce the amount of funds in the Trust Account to below (i) $10.00 per share or (ii) such lesser amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets. This liability will not apply with respect to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account or to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”).
Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, Mr. Jonathan Cohen will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that Mr. Jonathan Cohen will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers, prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.
Risks and Uncertainties
Management continues to evaluate the impact of the
COVID-19
pandemic and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its

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operations and/or search for a target company, the specific impact is not readily determinable as of the date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
NOTE 2 — RESTATEMENT OF PREVIOUSLY ISSUED FINANCIAL STATEMENTS
The Company previously accounted for its outstanding Public Warrants (as defined in Note 4) and Private Placement Warrants issued in connection with its Initial Public Offering as components of equity instead of as derivative liabilities. The warrant agreement governing the warrants includes a provision that provides for potential changes to the settlement amounts dependent upon the characteristics of the holder of the warrant. In addition, the warrant agreement includes a provision that in the event of a tender or exchange offer made to and accepted by holders of more than 50% of the outstanding shares of a single class of common shares, all holders of the warrants would be entitled to receive cash for their warrants (the “tender offer provision”).
In connection with the audit of the Company’s financial statements for the year ended December 31, 2020, the Company’s management further evaluated the warrants under Accounting Standards Codification (“ASC”) Subtopic
815-40,
Contracts in Entity’s Own Equity. ASC
Section 815-40-15
addresses equity versus liability treatment and classification of equity-linked financial instruments, including warrants, and states that a warrant may be classified as a component of equity only if, among other things, the warrant is indexed to the issuer’s common stock. Under ASC
Section 815-40-15,
a warrant is not indexed to the issuer’s common stock if the terms of the warrant require an adjustment to the exercise price upon a specified event and that event is not an input to the fair value of the warrant. Based on management’s evaluation, the Company’s audit committee, in consultation with management and after discussion with the Company’s independent registered public accounting firm, concluded that the Company’s Private Placement Warrants are not indexed to the Company’s common shares in the manner contemplated by ASC
Section 815-40-15
because the holder of the instrument is not an input into the pricing of a fixed-for-fixed
option on equity shares. In addition, based on management’s evaluation, the Company’s audit committee, in consultation with management and after discussion with the Company’s independent registered public accounting firm, concluded the tender offer provision included in the warrant agreement fails the “classified in shareholders’ equity” criteria as contemplated by ASC
Section 815-40-25.
As a result of the above, the Company should have classified the warrants as derivative liabilities in its previously issued financial statements. Under this accounting treatment, the Company is required to measure the fair value of the warrants at the end of each reporting period and recognize changes in the fair value from the prior period in the Company’s operating results for the current period (See Notes 4, 6, 9, 10 and 12).
The Company’s accounting for the warrants as components of equity instead of as derivative liabilities did not have any effect on the Company’s previously reported operating expenses or cash.

	As Previously Reported	Adjustments	As Restated
Balance sheet as of November 5, 2019 (audited)
Total Liabilities	$9,625,000	$13,037,500	$22,662,500
Warrant Liabilities	—	13,037,500	13,037,500
Class A Common Stock Subject to Possible Redemption	261,728,500	(13,037,500)	248,691,000
Class A Common Stock	133	130	263
Additional Paid-in Capital	5,016,450	491,371	5,507,821
Accumulated Deficit	(17,365)	(491,501)	(508,866)
Total Stockholders’ Equity	5,000,009	—	5,000,009

Number of Class A Common Stock subject to redemption	26,172,850	(1,303,750)	24,869,100

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	As Previously Reported	Adjustments	As Restated

Balance sheet as of December 31, 2019 (audited)
Total Liabilities	$11,345,118	$21,807,000	$33,152,118
Warrant Liabilities	—	21,807,000	21,807,000
Class A Common Stock Subject to Possible Redemption	301,900,836	(21,807,000)	280,093,836
Class A Common Stock	148	217	365
Additional Paid-in Capital	4,650,349	7,560,356	12,210,705
(Accumulated Deficit) Retained Earnings	348,716	(7,560,573)	(7,211,857)
Total Stockholders’ Equity	5,000,004	—	5,000,004

Number of Class A Common Stock subject to redemption	30,142,702	(2,177,278)	27,965,424

Balance sheet as of March 31, 2020 (unaudited)
Total Liabilities	$11,569,881	$16,413,500	$27,983,381
Warrant Liabilities	—	16,413,500	16,413,500
Class A Common Stock Subject to Possible Redemption	302,949,785	(16,413,500)	286,536,285
Class A Common Stock	150	163	313
Additional Paid-in Capital	3,601,398	2,166,910	5,768,308
(Accumulated Deficit) Retained Earnings	1,397,670	(2,167,073)	(769,403)
Total Stockholders’ Equity	5,000,009	—	5,000,009

Number of Class A Common Stock subject to redemption	30,120,192	(1,631,880)	28,488,312

Balance sheet as of June 30, 2020 (unaudited)
Total Liabilities	$11,436,321	$25,427,625	$36,863,946
Warrant Liabilities	—	25,427,625	25,427,625
Class A Common Stock Subject to Possible Redemption	302,835,347	(25,427,625)	277,407,722
Class A Common Stock	150	253	403
Additional Paid-in Capital	3,715,836	11,180,945	14,896,781
(Accumulated Deficit) Retained Earnings	1,283,227	(11,181,198)	(9,897,971)
Total Stockholders’ Equity	5,000,004	—	5,000,004

Number of Class A Common Stock subject to redemption	30,119,559	(2,528,994)	27,590,565

Balance sheet as of September 30, 2020 (unaudited)
Total Liabilities	$12,941,784	$34,042,250	$46,984,034
Warrant Liabilities	—	34,042,250	34,042,250
Class A Common Stock Subject to Possible Redemption	300,966,968	(34,042,250)	266,924,718
Class A Common Stock	171	338	509
Additional Paid-in Capital	5,584,194	19,795,485	25,379,679
Accumulated Deficit	(585,146)	(19,795,823)	(20,380,969)
Total Stockholders’ Equity	5,000,010	—	5,000,010

Number of Class A Common Stock subject to redemption	29,908,965	(3,382,991)	26,525,974

Balance sheet as of December 31, 2020 (audited)
Total Liabilities	$13,226,713	$35,731,875	$48,958,588
Warrant Liabilities	—	35,731,875	35,731,875
Class A Common Stock Subject to Possible Redemption	300,560,310	(35,731,875)	264,828,435
Class A Common Stock	175	355	530
Additional Paid-in Capital	5,990,848	21,485,093	27,475,941
Accumulated Deficit	(991,805)	(21,485,448)	(22,477,253)
Total Stockholders’ Equity	5,000,009	—	5,000,009

Number of Class A Common Stock subject to redemption	29,866,487	(3,550,654)	26,315,833

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	As Previously Reported	Adjustments	As Restated
Statement of Operations for Year ended December 31, 2019 (audited)
Net income (loss)	$350,893	$(7,560,573)	$(7,209,680)
Transaction Costs	—	(560,698)	(560,698)
Change in fair value of warrant liabilities	—	(6,999,875)	(6,999,875)
Weighted average shares outstanding of Class A redeemable common stock	29,584,814	(1,455,432)	28,129,383
Basic and diluted net income per share, Class A redeemable common stock	0.02	—	0.02
Weighted average shares outstanding of Class A and Class B non-redeemable common stock	7,591,097	223,299	7,814,396
Basic and diluted net loss per share, Class A and Class B non-redeemable common stock	(0.02)	(0.96)	(0.98)

Statement of Operations for Three months ended March 31, 2020 (unaudited)
Net loss	$1,048,954	$5,393,500	$6,442,454
Change in fair value of warrant liabilities	—	5,393,500	5,393,500
Weighted average shares outstanding of Class A redeemable common stock	30,120,192	(2,177,278)	27,965,424
Basic and diluted net income per share, Class A redeemable common stock	0.00	—	0.00
Weighted average shares outstanding of Class A and Class B non-redeemable common stock	9,388,548	2,177,278	11,565,826
Basic and diluted net income (loss) per share, Class A and Class B non-redeemable common stock	(0.02)	0.48	0.46

Statement of Operations for Three months ended June 30, 2020 (unaudited)
Net loss	$(114,443)	$(9,014,125)	$(9,128,568)
Change in fair value of warrant liabilities	—	(9,014,125)	(9,014,125)

Weighted average shares outstanding of Class A redeemable common stock	30,119,559	(1,631,880)	28,488,312
Basic and diluted net income per share, Class A redeemable common stock	0.00	—	0.00
Weighted average shares outstanding of Class A and Class B non-redeemable common stock	9,411,058	1,631,880	11,042,938
Basic and diluted net loss per share, Class A and Class B non-redeemable common stock	(0.02)	(0.81)	(0.83)

Statement of Operations for Six months ended June 30, 2020 (unaudited)
Net loss	$934,511	$(3,620,625)	$(2,686,114)
Change in fair value of warrant liabilities	—	(3,620,625)	(3,620,625)
Weighted average shares outstanding of Class A redeemable common stock	30,131,447	(1,904,579)	28,226,868
Basic and diluted net income per share, Class A redeemable common stock	0.00	—	0.00
Weighted average shares outstanding of Class A and Class B non-redeemable common stock	9,399,803	1,904,579	11,304,382
Basic and diluted net loss per share, Class A and Class B non-redeemable common stock	(0.03)	(0.31)	(0.34)

Statement of Operations for Three months ended September 30, 2020 (unaudited)
Net loss	$(1,868,373)	$(8,614,625)	$(10,482,998)
Change in fair value of warrant liabilities	—	(8,614,625)	(8,614,625)
Weighted average shares outstanding of Class A redeemable common stock	29,908,965	(2,528,994)	27,590,565

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	As Previously Reported	Adjustments	As Restated
Basic and diluted net income per share, Class A redeemable common stock	0.00	—	0.00
Weighted average shares outstanding of Class A and Class B non-redeemable common stock	9,411,691	2,528,994	11,940,685
Basic and diluted net loss per share, Class A and Class B non-redeemable common stock	(0.21)	(0.67)	(0.88)

Statement of Operations for Nine months ended September 30, 2020 (unaudited)
Net loss	$(933,862)	$(12,235,250)	$(13,169,112)
Change in fair value of warrant liabilities	—	(12,235,250)	(12,235,250)
Weighted average shares outstanding of Class A redeemable common stock	30,127,455	(2,114,237)	28,013,219
Basic and diluted net income per share, Class A redeemable common stock	0.00	—	0.00
Weighted average shares outstanding of Class A and Class B non-redeemable common stock	9,403,795	2,114,237	11,518,031
Basic and diluted net loss per share, Class A and Class B non-redeemable common stock	(0.25)	(1.00)	(1.25)

Statement of Operations for Year ended December 31, 2020 (audited)
Net loss	$(1,340,521)	$(13,924,875)	$(15,265,396)
Change in fair value of warrant liabilities	—	(13,924,875)	(13,924,875)
Weighted average shares outstanding of Class A redeemable common stock	22,578,037	5,061,339	27,639,376
Basic and diluted net income per share, Class A redeemable common stock	0.06	(0.01)	0.05
Weighted average shares outstanding of Class A and Class B non-redeemable common stock	9,458,716	2,433,158	11,891,874
Basic and diluted net loss per share, Class A and Class B non-redeemable common stock	(0.29)	(1.10)	(1.39)

Statements of Cash Flows for Year ended December 31, 2019 (audited)
Net loss	$350,893	$(7,560,573)	$(7,209,680)
Transaction costs allocable to warrant liabilities	—	560,698	560,698
Change in fair value of warrant liabilities	—	6,999,875	6,999,875

Statements of Cash Flows for Period ended March 31, 2020 (audited)
Net loss	$1,048,954	$5,393,500	$6,442,454
Change in fair value of warrant liabilities	—	(5,393,500)	(5,393,500)

Statements of Cash Flows for six months ended June 30, 2020 (audited)
Net loss	$934,511	$(3,620,625)	$(2,686,114)
Change in fair value of warrant liabilities	—	3,620,625	3,620,625
Statements of Cash Flows for nine months ended September 30, 2020 (audited)
Net loss	$(933,862)	$(12,235,250)	$(13,169,112)
Change in fair value of warrant liabilities	—	12,235,250	12,235,250
Statements of Cash Flows for Year ended December 31, 2020 (audited)
Net loss	$(1,340,521)	$(13,924,875)	$(15,265,396)
Change in fair value of warrant liabilities	—	13,924,875	13,924,875

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NOTE 3—LIQUIDITY AND GOING CONCERN
As of December 31, 2020, the Company had $399,516 in its operating bank accounts, $318,041,728 in marketable securities held in the Trust Account to be used for a Business Combination or to repurchase or redeem its Public Shares in connection therewith and a working capital deficit of $1,627,973, which excludes franchise taxes payable of $40,050 and prepaid income taxes of $255,364. As of December 31, 2020, approximately $1,792,000 of the amount on deposit in the Trust Account represented interest income and unrealized gains, which is available to pay the Company’s tax obligations, if any.
Until the consummation of a Business Combination, the Company will be using the funds not held in the Trust Account for identifying and evaluating target businesses, performing due diligence on prospective target businesses, traveling to and from the offices, plants or similar location of prospective target businesses or their representatives or owners, reviewing corporate documents and material agreements of prospective target businesses and structuring, negotiating and completing a Business Combination.
The Company will need to raise additional capital through loans or additional investments from its Sponsor, an affiliate of the Sponsor, or its officers or directors. The Company’s officers, directors and Sponsor, or their affiliates, may, but are not obligated to, loan the Company funds, from time to time or at any time, in whatever amount they deem reasonable in their sole discretion, to meet the Company’s working capital needs. Accordingly, the Company may not be able to obtain additional financing. If the Company is unable to raise additional capital, it may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, curtailing operations, suspending the pursuit of a potential transaction, and reducing overhead expenses. The Company cannot provide any assurance that new financing will be available to it on commercially acceptable terms, if at all. These conditions raise substantial doubt about the Company’s ability to continue as a going concern through November 5, 2021, which is the date the Company is required to cease all operations except for the purpose of winding up if it has not completed a Business Combination. These financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern.
NOTE 4—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of Presentation
The accompanying financial statements are presented in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the SEC.
Emerging Growth Company
The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging
growth companies, but any such election to opt out is irrevocable. The Company has elected

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not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company, which is neither an emerging growth company nor an emerging growth company, and which has opted out of using the extended transition period, difficult or impossible because of the potential differences in accounting standards used.
Use of Estimates
The preparation of the financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.
Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.
Cash and Cash Equivalents
The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of December 31, 2020 and 2019.
Marketable Securities Held in Trust Account
At December 31, 2020 and 2019, the assets held in the Trust Account were substantially held in U.S. Treasury Bills.
Class A Common Stock Subject to Possible Redemption
The Company accounts for its Class A Common Stock subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Shares Class A Common Stock subject to mandatory redemption is classified as a liability instrument and is measured at fair value. Conditionally redeemable common stock (including common stock that features redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. The Company’s Class A Common Stock features certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, Class A Common Stock subject to possible redemption is presented at redemption value as temporary equity, outside of the stockholders’ equity section of the Company’s balance sheets.
Deferred Offering Costs
Deferred offering costs consist of accounting and legal expenses incurred through the balance sheet date that are directly related to the Initial Public Offering. Deferred offering costs will be allocated to the separable financial instruments issued in the Initial Public Offering based on a relative fair value basis, compared to total proceeds received. Upon completion of the Initial Public Offering, offering costs associated with warrant liabilities have been expensed, and presented as non-operating expenses in the statement of operations and offering costs associated with the Class A Common Stock have been charged to stockholders’ equity.

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Warrant Liability
The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 480, Distinguishing Liabilities from Equity (“ASC 480”) and ASC 815, Derivatives and Hedging (“ASC 815”). The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to the Company’s own common shares and whether the warrant holders could potentially require “net cash settlement” in a circumstance outside of the Company’s control, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and as of each subsequent quarterly period end date while the warrants are outstanding.
For issued or modified warrants that meet all of the criteria for equity classification, the warrants are required to be recorded as a component of additional paid-in capital at the time of issuance. For issued or modified warrants that do not meet all the criteria for equity classification, the warrants are required to be recorded at their initial fair value on the date of issuance, and each balance sheet date thereafter. The Company accounts for the warrants issued in connection with its Initial Public Offering in accordance with the guidance contained in ASC 815-40-15-7D, under which the warrants do not meet the criteria for equity treatment and must be recorded as liabilities. Accordingly, the Company classifies the warrants as liabilities at their fair value and adjusts the warrants to fair value at each reporting period. This liability is subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in the Company’s statement of operations. The fair value of the warrants initially was estimated using a Binomial Lattice Model (see Note 11).
Income Taxes
The Company follows the asset and liability method of accounting for income taxes under ASC 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.
ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of December 31, 2020 and 2019. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.
The Company may be subject to potential examination by federal, state and city taxing authorities in the areas of income taxes. These potential examinations may include questioning the timing and amount of deductions, the nexus of income among various tax jurisdictions and compliance with federal, state and city tax laws. The Company is subject to income tax examinations by major taxing authorities since inception. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

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On March 27, 2020, the CARES Act was enacted in response to
COVID-19
pandemic. Under ASC 740, the effects of changes in tax rates and laws are recognized in the period which the new legislation is enacted. The CARES Act made various tax law changes including among other things (i) increasing the limitation under Section 163(j) of the Internal Revenue Code of 1986, as amended (the “IRC”) for 2019 and 2020 to permit additional expensing of interest (ii) enacting a technical correction so that qualified improvement property can be immediately expensed under IRC Section 168(k), (iii) making modifications to the federal net operating loss rules including permitting federal net operating losses incurred in 2018, 2019, and 2020 to be carried back to the five preceding taxable years in order to generate a refund of previously paid income taxes and (iv) enhancing the recoverability of alternative minimum tax credits. Given the Company’s full valuation allowance position and capitalization of all costs, the CARES Act did not have an impact on the financial statements.
Net Income (Loss) Per Common Share
Net income (loss) per share is computed by dividing net income by the weighted-average number of shares of common stock outstanding during the period. The Company has not considered the effect of the warrants sold in the Initial Public Offering and private placement to purchase an aggregate of 24,137,500 shares in the calculation of diluted loss per share, since the exercise of the warrants are contingent upon the occurrence of future events and the inclusion of such warrants would be anti-dilutive.
The Company’s statements of operations includes a presentation of income (loss) per share for common shares subject to possible redemption in a manner similar to the two-class
method of income (loss) per share. Net income (loss) per common share, basic and diluted, for common stock subject to possible redemption is calculated by dividing the proportionate share of income or loss on marketable securities held by the Trust Account, net of applicable franchise and income taxes, by the weighted average number of common stock subject to possible redemption outstanding since original issuance.
Net income (loss) per share, basic and diluted, for
non-redeemable
common stock is calculated by dividing the net income (loss), adjusted for income or loss on marketable securities attributable to common stock subject to possible redemption, by the weighted average number of non-redeemable
common stock outstanding for the period.
Non-redeemable
common stock includes Founder Shares and
non-redeemable
shares of common stock as these shares do not have any redemption features.
Non-redeemable
common stock participates in the income or loss on marketable securities based on the non-redeemable
shares’ proportionate interest.

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The following table reflects the calculation of basic and diluted net income (loss) per common share (in dollars, except per share amounts):

	Year Ended December 31, 2020	Year Ended December 31, 2019
Class A Common stock subject to possible redemption
Numerator: Earnings allocable to Class A Common Stock subject to possible redemption
Interest earned on marketable securities held in Trust Account	$1,492,477	$632,256
Unrealized gain (loss) on marketable securities held in Trust Account	2,868	(5,729)
Less: interest available to be withdrawn for payment of taxes	(240,068)	(186,104)

Net income attributable to Class A Common Stock subject to possible redemption	$1,255,278	$440,423

Denominator: Weighted Average Class A Common S tock subject to possible redemption
Basic and diluted weighted average shares outstanding, Class A Common Stock subject to possible redemption	27,639,376	28,129,383

Basic and diluted net income per share, Class A Common Stock subject to possible redemption	$0.05	$0.02

Non-Redeemable Common Stock
Numerator: Net Loss minus Net Earnings
Net loss	$(15,265,396)	$(7,209,680)
Less: Net income allocable to Class A Common Stock subject to possible redemption	(1,255,278)	(440,423)

Non-Redeemable Net Loss	$(16,520,674)	$(7,650,103)

Denominator: Weighted Average Non-Redeemable common stock
Basic and diluted weighted average shares outstanding, Non-redeemable common stock	11,891,874	7,814,396

Basic and diluted net loss per share, Non-redeemable common stock	$(1.39)	$(0.98)

Concentration of Credit Risk
Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times, may exceed the Federal Depository Insurance Coverage of $250,000. The Company has not experienced losses on these accounts.
Fair Value of Financial Instruments
The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurement,” approximates the carrying amounts represented in the accompanying balance sheets, primarily due to their short-term nature.
Recent Accounting Standards
Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s financial statements.

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NOTE 5—INITIAL PUBLIC OFFERING
Pursuant to the Initial Public Offering, the Company sold 31,625,000 Units, which includes the full exercise by the underwriters of their option to purchase an additional 4,125,000 Units, at a purchase price of $10.00 per Unit. Each Unit consists of one share of Class A
Common Stock
and
one-half
of one warrant (“Public Warrant”). Each whole Public Warrant entitles the holder to purchase one share of Class A
Common Stock
at a purchase price of $11.50 per share, subject to adjustment (see Note 9).
NOTE 6—PRIVATE PLACEMENT
Simultaneously with the closing of the Initial Public Offering and the exercise of underwriters’ over-allotment option, the Sponsor purchased an aggregate of 8,325,000 Private Placement Warrants at a price of $1.00 per Private Placement Warrant, for an aggregate purchase price of $8,325,000. Each Private Placement Warrant is exercisable to purchase one share of Class A
Common Stock
at an exercise price of $11.50. The proceeds from the Private Placement Warrants were added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Private Placement Warrants will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law), and all underlying securities will expire worthless. At the date of the IPO, the fair value of the Private Placement Warrants was $0.62. The difference between the purchase price of $1 and the fair value at the IPO date of $0.62 was recorded within equity as a contribution in excess of the fair value of the Private Placement Warrants.
NOTE 7—RELATED PARTY TRANSACTIONS
Founder Shares
In June 2018, the Sponsor purchased 125,000 shares (the “Founder Shares”) of the Company’s Class B common stock for an aggregate price of $25,000. In September 2018, the Company effectuated a
69-for-1
forward stock split of its Class B common stock, resulting in an aggregate of 8,625,000 Founder Shares outstanding, of which an aggregate of up to 1,125,000 shares were subject to forfeiture to the extent the underwriters’ over-allotment option was not exercised in full or in part. As adjusted for the 1.1 for 1 stock dividend in October 2019 (see below), such amounts totaled 9,487,500 Founder Shares outstanding, of which 1,237,500 shares were subject to forfeiture. In April 2019, the Sponsor contributed back to the Company, for no consideration, 1,581,250 Founder Shares (as adjusted for the 1.1 for 1 stock dividend in October 2019), resulting in an aggregate of 7,187,500 Founder Shares outstanding, of which an aggregate of up to 937,500 shares were subject to forfeiture. In October 2019, the Company effected a 1.1 for 1 stock dividend for each share of Class B common stock outstanding, resulting in an aggregate of 7,906,250 Founder Shares outstanding, of which an aggregate of up to 1,031,250 shares were subject to forfeiture by the Sponsor to the extent that the underwriters’ over-allotment option was not exercised in full or in part so that the Sponsor will own, on an as-converted
basis, 20% of the Company’s issued and outstanding shares after the Initial Public Offering. The Founder Shares will automatically convert into Class A
Common Stock
upon the consummation of a Business Combination on a
one-for-one
basis, subject to adjustments as described in Note 8. In connection with the underwriters’ exercise of the over-allotment option in full, 1,031,250 Founder Shares are no longer subject to forfeiture.
The Sponsor has agreed, subject to certain limited exceptions, not to transfer, assign or sell any of its Founder Shares until the earlier to occur of: (i) one year after the completion of a Business Combination or (ii) the date on which the Company completes a liquidation, merger, capital stock exchange or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of common stock for cash, securities or other property. Notwithstanding the foregoing, if the last sale price of the Class A
Common Stock
equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any
30-trading
day period commencing at least 150 days after a Business Combination, the Founder Shares will be released from the lock-up.

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Administrative Support Agreement
The Company entered into an agreement whereby, commencing on November 5, 2019, the Company agreed to pay the Sponsor a total of $10,000 per month for office space, utilities and secretarial and administrative support. Upon completion of the Business Combination or the Company’s liquidation, the Company will cease paying these monthly fees. For the year ended December 31, 2020 and 2019, the Company incurred and paid $120,000 and $20,000 in fees for these services, respectively.
Promissory Note—Related Party
On September 12, 2018, the Company issued an unsecured promissory note to the Sponsor (the “Promissory Note”), pursuant to which the Sponsor agreed to loan the Company an aggregate of up to $300,000 to cover expenses related to the Initial Public Offering. The Promissory Note was
non-interest
bearing and payable on the earlier of December 31, 2019 or the completion of the Initial Public Offering. The outstanding balance under the Promissory Note in the amount of $224,992 was repaid in full on November 5, 2019.
Related Party Loans
In order to finance transaction costs in connection with a Business Combination, the Sponsor, an affiliate of the Sponsor, or the Company’s officers and directors may, but are not obligated to, loan the Company funds from time to time or at any time, as may be required (“Working Capital Loans”). Each Working Capital Loan would be evidenced by a promissory note. The Working Capital Loans would either be paid upon consummation of a Business Combination, without interest, or, at the holder’s discretion, up to $1,500,000 of the Working Capital Loans may be converted into warrants at a price of $1.00 per warrant. The warrants would be identical to the Private Placement Warrants. In the event that a Business Combination does not close, the Company may use a portion of the proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans.
NOTE 8—COMMITMENTS
Registration Rights
Pursuant to a registration rights agreement entered into on October 31, 2019, the Sponsor and holders of warrants issued upon conversion of Working Capital Loans, if any, will have registration rights to require the Company to register a sale of any of its securities held by them (in the case of the Founder Shares, only after conversion to Class A
Common Stock
). These holders will be entitled to make up to three demands, excluding short form registration demands, that the Company register such securities for sale under the Securities Act. In addition, these holders will have “piggy-back” registration rights to include such securities in other registration statements filed by the Company and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. However, the registration rights agreement provides that the Company will not permit any registration statement filed under the Securities Act to become effective until termination of the applicable lock-up
period. The Company will bear the expenses incurred in connection with the filing of any such registration statements.
Underwriting Agreement
The Company granted the underwriters a
45-day
option to purchase up to 4,125,000 additional Units to cover over-allotments, if any, at the Initial Public Offering price, less the underwriting discounts and commissions. On November 13, 2019, the underwriters exercised their over-allotment option in full for an additional 4,125,000 Units.
The underwriters were paid a cash underwriting discount of $0.20 per Unit, or $6,325,000 in the aggregate. The underwriters are entitled to a deferred fee of $0.35 per Unit, or $11,068,750 in the aggregate. The deferred fee will be forfeited by the underwriters solely in the event that the Company fails to complete a Business Combination, subject to the terms of the underwriting agreement.

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NOTE 9—STOCKHOLDERS’ EQUITY
Preferred Stock
—The Company is authorized to issue 1,000,000 shares of preferred stock with a par value of $0.0001 per share with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. At December 31, 2020 and 2019 there were no shares of preferred stock issued or outstanding.
Class
 A Common Stock
—The Company is authorized to issue 150,000,000 shares of Class A
Common Stock
with a par value of $0.0001 per share. Holders of Class A
Common Stock
are entitled to one vote for each share. At December 31, 2020 and 2019, there were 5,309,167 and 3,659,576 shares of Class A
Common Stock
issued or outstanding, excluding 26,315,833 and 27,965,424 shares of Class A
Common Stock
subject to possible redemption, respectively.
Class
 B Common Stock
—The Company is authorized to issue 25,000,000 shares of Class B common stock with a par value of $0.0001 per share. Holders of Class B common stock are entitled to one vote for each share. At December 31, 2020 and 2019, there were 7,906,250 shares of Class B common stock issued and outstanding.
Holders of Class B common stock will have the right to elect all of the Company’s directors prior to the consummation of a Business Combination. Holders of Class A
Common Stock
and Class B common stock will vote together as a single class on all other matters submitted to a vote of stockholders, except as required by law. These provisions of the Company’s Amended and Restated Certificate of Incorporation may only be amended if approved by holders of a majority of at least 90% of the Company’s common stock voting in a stockholder meeting.
The shares of Class B common stock will automatically convert into shares of Class A Common Stock at the time of a Business Combination on a one-for-one basis, subject to adjustment. In the case that additional shares of Class A Common Stock, or equity-linked securities, are issued or deemed issued in excess of the amounts offered in the Initial Public Offering and related to the closing of a Business Combination, the ratio at which shares of Class B common stock shall convert into shares of Class A Common Stock will be adjusted (unless the holders of a majority of the outstanding shares of Class B common stock agree to waive such adjustment with respect to any such issuance or deemed issuance) so that the number of shares of Class A Common Stock issuable upon conversion of all shares of Class B common stock will equal, in the aggregate, on an as-converted basis, 20% of the sum of the total number of all shares of common stock outstanding upon the completion of the Initial Public Offering (not including the shares of Class A Common Stock underlying the Private Placement Warrants) plus all shares of Class A Common Stock and equity-linked securities issued or deemed issued in connection with a Business Combination (excluding any shares or equity-linked securities issued, or to be issued, to any seller in a Business Combination, any private placement-equivalent securities issued, or to be issued, to any seller in a Business Combination, or any private placement equivalent securities issued to the Sponsor or its affiliates upon conversion of loans made to the Company). Holders of Founder Shares may also elect to convert their shares of Class B common stock into an equal number of shares of Class A Common Stock, subject to adjustment as provided above, at any time.
NOTE 10—WARRANT LIABILITIES
Warrants
—Public Warrants may only be exercised for a whole number of shares. No fractional warrants will be issued upon separation of the Units and only whole warrants will trade. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination or (b) 12 months from the closing of the Initial Public Offering; provided in each case that the Company has an effective registration statement under the Securities Act covering the shares of common stock issuable upon exercise of the Public Warrants and a current prospectus relating to them is available. The Company has agreed that as soon as practicable, but in no event later than 15 business days after the closing of a Business Combination, the Company will use its best efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the shares of Class A
Common Stock
issuable upon exercise of the Public Warrants. The Company will use its

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best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the warrants in accordance with the provisions of the warrant agreement. Notwithstanding the above, if the Company’s Class A
Common Stock
is at the time of any exercise of a warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, the Company will not be required to file or maintain in effect a registration statement, but the Company will be required to use its best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. The Public Warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.
Once the warrants become exercisable, the Company may redeem the Public Warrants:

•	in whole and not in part;

•	at a price of $0.01 per warrant

•	upon not less than 30 days’ prior written notice of redemption;

•
if, and only if, the reported last sale price of the Company’s Class A
Common Stock
equals or exceeds $18.00 per share for any 20 trading days within a
30-trading
day period ending three business days before the Company sends the notice of redemption to the warrant holders; and

•	If, and only if, there is a current registration statement in effect with respect to the shares of Class A Common Stock underlying such warrants.
The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that the Private Placement Warrants and the Class A
Common Stock
issuable upon the exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be exercisable on a cashless basis and be non-redeemable
so long as they are held by the initial purchasers or their permitted transferees. If the Private Placement Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.
In addition, (x) if the Company calls the Public Warrants for redemption, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement. The exercise price and number of shares of Class A
Common Stock
issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, or recapitalization, reorganization, merger or consolidation. Additionally, in no event will the Company be required to net cash settle the warrants. If the Company issues additional shares of Class A
Common Stock
or equity-linked securities for capital raising purposes in connection with the closing of a Business Combination at a newly issued price of less than $9.20 per share of Class A
Common Stock
(with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by them, as applicable, prior to such issuance), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the initial Business Combination on the date of the consummation of the initial Business Combination (net of redemptions), and (z) the market value (as defined in the warrant agreement) is below $9.20 per share, the exercise price of the Public Warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the market value and the newly issued price, and the $18.00 per share redemption trigger price described above will be adjusted (to the nearest cent) to be equal to 180% of the higher of the market value and the newly issued price.

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If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with respect to such warrants. Accordingly, the warrants may expire worthless.
NOTE 11 — INCOME TAX
The Company’s net deferred tax assets are as follows:

	December 31,
	2020	2019
Deferred tax assets
Net operating loss carryforward	$290,402	$—
Unrealized (gain) loss on marketable securities	(7,818)	1,361

Total deferred tax assets	282,584	1,361
Valuation Allowance	(282,584)	—

Deferred tax assets, net valuation allowance	$—	$1,361

The income tax provision consists of the following:

	As of December 31,
	2020	2019
Federal
Current	$—	$94,636
Deferred	(281,223)	(1,361)
State and Local
Current	—	—
Deferred	—	—
Change in valuation allowance	282,584	—

Income tax provision	$1,361	$93,275

As of December 31, 2020 and 2019, the Company had $1,382,869 and $0 of U.S. federal and state net operating loss carryovers available to offset future taxable income.
In assessing the realization of the deferred tax assets, management considers whether it is more likely than not that some portion of all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences representing net future deductible amounts become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. After consideration of all of the information available, management believes that significant uncertainty exists with respect to future realization of the deferred tax assets and has therefore established a full valuation allowance. For the year ended December 31, 2020 and 2019, the change in the valuation allowance was $282,584 and $0.

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A reconciliation of the federal income tax rate to the Company’s effective tax rate is as follows:

	December 31, 2020	December 31, 2019
Statutory federal income tax rate	21.0%	21.0%
State taxes, net of federal tax benefit	0.0%	0.0%
Change in fair value of warrant liability	(19.2)%	(20.7)%
Transaction costs allocable to warrant liabilities	0.0%	(1.7)%
Valuation allowance	(1.9)%	0.0%

Income tax provision	(0.1)%	(1.4)%

The Company files income tax returns in the U.S. federal jurisdiction and is subject to examination by the various taxing authorities. The Company’s tax returns since inception remain open to examination by the taxing authorities.
NOTE 12—FAIR VALUE MEASUREMENTS
The Company follows the guidance in ASC 820 for its financial assets and liabilities that are re-measured
and reported at fair value at each reporting period, and
non-financial
assets and liabilities that are
re-measured
and reported at fair value at least annually.
The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1:	Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:	Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:	Unobservable inputs based on the Company’s assessment of the assumptions that market participants would use in pricing the asset or liability.
The following table presents information about the Company’s assets and liabilities that are measured at fair value on a recurring basis at December 31, 2020 and, 2019, and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

Description	Level	December 31, 2020	December 31, 2019
Assets:
Marketable securities held in Trust Account	1	$318,041,728	$316,958,514

Liabilities:
Warrant Liability – Public Warrants	1	23,244,375	14,231,250
Warrant Liability – Private Placement Warrants	3	12,487,500	7,575,750

F-1
33

The Warrants were accounted for as liabilities in accordance with ASC
815-40
and are presented within warrant liabilities on our balance sheet. The warrant liabilities are measured at fair value at inception and on a recurring basis, with changes in fair value presented within change in fair value of warrant liabilities in the consolidated statement of operations.
The Private and Public Warrants were initially valued using a Binomial Lattice Model, which is considered to be a Level 3 fair value measurement. The Binomial Lattice Model’s primary unobservable input utilized in determining the fair value of the Public and Private Warrants is the expected volatility of the common stock. The expected volatility as of the IPO date was derived from observable public warrant pricing on comparable ‘blank-check’ companies without an identified target. The expected volatility as of subsequent valuation dates was implied from the Company’s own public warrant pricing. A Binomial Lattice Model was used in estimating the fair value of the public warrants for periods where no observable traded price were available, using the same expected volatility as was used in measuring the fair value of the Private Warrants. For periods subsequent to the detachment of the warrants from the Units, the close price of the public warrant price was used as the fair value as of each relevant date.
The key inputs into the Binomial Lattice Model for the initial measurement of Public Warrants and Private Placement Warrants and subsequent measurement of the Private Place Warrants are as follows:

Input	November 5, 2019 (Initial Measurement)	December 31, 2019	March 31, 2020	June 30, 2020	September 30, 2020	December 31, 2020
Risk-free interest rate	1.66%	1.76%	0.45%	0.35%	0.32%	0.38%
Market price of public stock	$9.69	9.78	9.72	10.05	10.19	10.47
Dividend Yield	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%
Implied volatility	10.7%	13.8%	14.4%	17.9%	22.1%	21.8%
Exercise price	$11.50	11.50	11.50	11.50	11.50	11.50
On November 5, 2019, the Private Placement Warrants and Public Warrants were determined to be $0.62 and $0.61 per warrant for aggregate values of $4.7 million and $8.4 million, respectively. On December 31, 2019, the Private Placement Warrants and Public Warrants were determined to be $0.91 and $0.90 per warrant for aggregate values of $7.6 million and $14.2 million, respectively. On December 31, 2020, the Private Placement Warrants and Public Warrants were determined to be $1.50 and $1.47 per warrant for aggregate values of $12.5 million and $23.2 million, respectively.

F-1
34

The following table presents the changes in the fair value of warrant liabilities:

	Private Placement	Public	Warrant Liabilities
Fair value as of January 1, 2018	—	—	—
Initial measurement on November 5, 2019 (IPO)	4,650,000	8,387,500	13,037,500
Initial measurement on November 13, 2019 (over-allotment)	511,500	1,258,125	1,769,625
Change in valuation inputs or other assumptions	2,414,250	4,585,625	6,999,875
Fair value as of December 31, 2019	7,575,750	14,231,250	21,807,000
Change in valuation inputs or other assumptions	(1,914,750)	(3,478,750)	(5,393,000)
Fair value as of March 31, 2020	5,661,000	10,752,500	16,413,500
Change in valuation inputs or other assumptions	3,163,500	5,850,625	9,014,125
Fair value as of June 30, 2020	8,824,500	16,603,125	25,427,625
Change in valuation inputs or other assumptions	3,080,250	5,534,375	8,614,625
Fair value as of September 30, 2020	11,904,750	22,137,500	34,042,250
Change in valuation inputs or other assumptions	582,750	1,106,875	1,689,625
Fair value as of December 31, 2020	12,487,500	23,244,375	35,731,875
Fair value as of January 1, 2018	$—	$—	$—
Initial measurement on November 5, 2019	4,650,000	8,387,500	13,037,500
Initial measurement on November 13, 2019 (over-allotment)	511,500	1,258,125	1,769,625
Change in valuation inputs or other assumptions	2,414,250	4,585,625	6,999,875

Fair value as of December 31, 2019	7,575,750	14,231,250	21,807,000
Change in valuation inputs or other assumptions	4,911,750	9,013,125	13,924,875

Fair value as of December 31, 2020	$12,487,500	$23,244,375	$35,731,875

Due to the use of quoted prices in an active market (Level 1) to measure the fair value of the Public Warrants, subsequent to initial measurement, the Company had transfers out of Level 3 totaling $9,645,625 during the period from November 11, 2019 through December 31, 2019.
NOTE 13—SUBSEQUENT EVENTS
The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the financial statements were issued. Based upon this review, other than as described below and in Note 2, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements.
On February 17, 2021, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Merger Sub and BlackSky, which provides for, among other things, the merger of Merger Sub with and into BlackSky, with BlackSky continuing as the surviving entity (the “Merger” and, collectively with the other transactions contemplated by the Merger Agreement, the “Transactions”). The Transactions set forth in the Merger Agreement, including the Merger, will constitute a “Business Combination”.
Pursuant to the Merger Agreement, the aggregate merger consideration payable to equity holders of BlackSky at closing (the “Total Consideration”) will be paid in a number of shares of newly-issued Class A
Common Stock
of the Company, valued at $10.00 per share (the “Company Common Stock”), calculated by dividing (x) $925,000,000, plus (a) the aggregate exercise prices that would be paid to BlackSky if all stock options and all warrants outstanding as of immediately prior to the closing were exercised in full, minus (b) any unfunded amount under BlackSky’s bridge loan, minus (c) the total consideration payable to shares of BlackSky’s Class B common stock, which is equal to the product of (i) the total number of shares of BlackSky’s Class B common stock, par value $0.00001 per share, issued and outstanding as of immediately prior to the effective time of the Merger and (ii) an amount in cash equal to $0.00001 by (y) $10.00.

F-1
35

Effective as of the effective time of the Merger and by virtue of the Merger, each option to purchase shares of BlackSky Class A Common Stock (each, a “BlackSky Stock Option”) that is outstanding and unexercised as of immediately prior to the effective time of the Merger will be converted into an option to acquire a number of shares of Company Class A Common Stock equal to the product obtained by multiplying (x) the number of shares of BlackSky Common Stock subject to the applicable BlackSky Stock Option by (y) the Class A Common Exchange Ratio, and will be subject to the same terms and conditions as were applicable to such BlackSky Stock Option (each an “Assumed Company Stock Option”). For purposes of the Merger Agreement, the Class A Common Exchange Ratio equals the quotient of (A) the residual Total Consideration after taking into account the preferred series preference amounts, divided by $10.00, divided by (B) the number of participating shares of BlackSky Common Stock on a fully diluted basis. The exercise price per share of each Assumed Company Stock Option will be equal to the quotient obtained by dividing (x) the exercise price per share applicable to such BlackSky Stock Option by (y) the Class A Common Exchange Ratio.
The Transaction will be consummated subject to the deliverables and provisions as further described in the Merger Agreement.

F-

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution.
The following table sets forth all expenses to be paid by the Registrant, other than underwriting discounts and commissions, in connection with this offering. All amounts shown are estimates.

SEC registration fee	$87,983
Printing and engraving	150,000
Legal fees and expenses	200,000
Accounting fees and expenses	200,000
Miscellaneous	62,017

Total	$700,000

*	To be completed by amendment.

Item 14.	Indemnification of Directors and Officers.
As permitted by Section 102 of the Delaware General Corporation Law, our certificate of incorporation provides that our officers and directors will be indemnified by us to the fullest extent authorized by Delaware law, as it now exists or may in the future be amended. In addition, our certificate of incorporation provides that our directors will not be personally liable for monetary damages to us or our stockholders for breaches of their fiduciary duty as directors, to the fullest extent permitted by Delaware law as it now exists or may in the future be amended. Our certificate of incorporation also authorizes us to indemnify our officers, directors and other agents to the fullest extent permitted under Delaware law.
As permitted by Section 145 of the Delaware General Corporation Law, our bylaws provide that:

•	we may indemnify our directors, officers and employees to the fullest extent permitted by the Delaware General Corporation Law, subject to limited exceptions;

•
we may advance expenses to our directors, officers and employees in connection with a legal proceeding to the fullest extent permitted by the Delaware General Corporation Law, subject to limited exceptions; and

•	the rights provided in our bylaws are not exclusive.
Our certificate of incorporation and our bylaws provide for the indemnification provisions described above and elsewhere herein. We have entered into separate indemnification agreements with our directors and officers that may be broader than the specific indemnification provisions contained in the Delaware General Corporation Law. We have entered into agreements with our officers and directors to provide contractual indemnification in addition to the indemnification provided for in our certificate of incorporation. Our bylaws also permit us to maintain insurance on behalf of any officer, director or employee for any liability arising out of his or her actions, regardless of whether Delaware law would permit such indemnification. We have obtained a policy of director’s and officer’s liability insurance that insures our officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify our officers and directors. These indemnification provisions and the indemnification agreements may be sufficiently broad to permit indemnification of directors and officers for liabilities, including reimbursement of expenses incurred, arising under the Securities Act of 1933, as amended, or the Securities Act.

Item 15.	Recent Sales of Unregistered Securities.
We have sold the securities described below within the past three years which were not registered under the Securities Act. All of the sales listed below were made pursuant to an exemption from registration afforded by Section 4(a)(2) of the Securities Act (and Regulation D thereunder) or Rule 701 promulgated under Section 3(b) of the Securities Act.
Founder Shares
In June 2018, the Sponsor purchased 125,000 founder shares (the “Founder Shares”) for an aggregate purchase price of $25,000. We effected a 69-for-1 forward
stock split in September 2018. In April 2019, the Sponsor contributed back to us for no consideration 1,437,500 shares of common stock and, as a result, the Sponsor held 7,187,500 founder shares with an average purchase price of approximately $0.0035 per share. In October 2019, we effected a 1.1 for 1 stock dividend for each Founder Share, resulting in an aggregate of 7,906,250 Founder Shares outstanding.
Private Placement Warrants
In November 2019, in connection with the closing of     Osprey’s initial public offering, we consummated the sale of 8,325,000 Private Placement Warrants at a price of $1.00 per warrant in a private placement to the Sponsor, generating gross proceeds of $8,325,000. Each Private Placement Warrant entitled the Sponsor to purchase one share of Osprey Class A Common Stock at a price of $11.50 per share, subject to adjustment.
PIPE Shares
Concurrently with the execution of the Merger Agreement, Osprey entered into subscription agreements with certain investors, pursuant to which, at the closing of the merger, the investors subscribed for and purchased an aggregate of 18,000,000 shares of Class A Common Stock at a price of $10.00 per share for aggregate gross proceeds of $180,000,000.
On August 31, 2021, Osprey entered into a subscription agreement with Palantir Technologies Inc. (“Palantir”), pursuant to which two business days subsequent to the closing of the merger, Palantir subscribed for and purchased 800,000 shares of Class A Common Stock at a price of $10.00 per share for gross proceeds of $8,000,000.
Except as otherwise indicated, none of the foregoing transactions involved any underwriters, underwriting discounts or commissions, or any public offering. We believe each of these transactions was exempt from registration under the Securities Act in reliance on Section 4(a)(2) of the Securities Act (and Regulation D promulgated thereunder) as transactions by an issuer not involving any public offering or Rule 701 promulgated under Section 3(b) of the Securities Act as transactions by an issuer under benefit plans and contracts relating to compensation as provided under Rule 701. The recipients of the securities in each of these transactions represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were placed on the share certificates issued in these transactions. All recipients had adequate access, through their relationships with us, to information about us. The sales of these securities were made without any general solicitation or advertising.

Item 16.	Exhibits and Financial Statement Schedules.
(a)
Exhibits
. We have filed the exhibits listed on the accompanying Exhibit Index of this Registration Statement.

Exhibit Number	Description	Form	File No.	Exhibit No.	Filing Date	Filed or Furnished Herewith

2.1†	Agreement and Plan of Merger, dated as of February 17, 2021, by and among Osprey Technology Acquisition Corp., Osprey Technology Merger Sub, Inc., and BlackSky Technology Inc.	424(b)(3)	333-256103	Annex A	August 11, 2021

3.1	Amended and Restated Certificate of Incorporation of the Company	8-K	001-39113	3.1	September 15, 2021

3.2	Amended and Restated Bylaws of the Company	8-K	001-39113	3.2	September 15, 2021

4.1	Specimen Class A Common Stock Certificate	S-1	333-234180	4.2	October 11, 2019

4.2	Specimen Warrant Certificate	S-1	333-234180	4.3	October 11, 2019

4.3	Warrant Agreement, dated October 31, 2019, between Continental Stock Transfer & Trust Company and Osprey Technology Acquisition Corp.	8-K	001-39113	4.1	November 5, 2019

5.1	Opinion of Wilson Sonsini Goodrich & Rosati, P.C.					X

10.1	Private Placement Warrants Purchase Agreement, dated October 31, 2019, by and between Osprey Technology Acquisition Corp. and Osprey Sponsor II, LLC	8-K	001-39113	10.4	November 5, 2019

10.2+	BlackSky Technology Inc. 2021 Equity Incentive Plan	424(b)(3)	333-256103	Annex E	August 11, 2021

10.3+	BlackSky Technology Inc. 2021 Employee Stock Purchase Plan	424(b)(3)	333-256103	Annex F	August 11, 2021

10.4+	BlackSky Technology Inc. Outside Director Compensation Policy	8-K	001-39113	10.13	September 15, 2021

10.5+	BlackSky Technology Inc. Form of Indemnification Agreement	8-K	001-39113	10.4	September 15, 2021

10.6	Right of First Offer Agreement, dated as of October 31, 2019, by and between Spaceflight Industries, Inc. and Intelsat Jackson Holdings, S.A.	S-4	333-256103	10.10	May 13, 2021

10.7	Sponsor Support Agreement, dated as of February 17, 2021	8-K	001-39113	10.3	February 22, 2021

10.8	Form of Stockholder Support Agreement	424(b)(3)	333-256103	Annex H	August 11, 2021

10.9	Form of Registration Rights Agreement	8-K	001-39113	10.5	February 22, 2021

10.10	Form of Subscription Agreement	8-K	001-39113	10.1	February 22, 2021

10.11+	Executive Employment Agreement for Brian O’Toole	S-4/A	333-256103	10.15	June 25, 2021

10.12+	Executive Employment Agreement for Brian Daum	S-4/A	333-256103	10.16	June 25, 2021

10.13+	Offer Letter from BlackSky Holdings Inc. to Brian O’Toole, dated August 18, 2021	8-K	001-39113	10.1	August 18, 2021

10.14+	Offer Letter from BlackSky Holdings Inc. to Johan Broekhuysen, dated August 18, 2021	8-K	001-39113	10.2	August 18, 2021

10.15+	Offer Letter from BlackSky Holdings Inc. to Henry Dubois, dated August 18, 2021	8-K	001-39113	10.3	August 18, 2021

10.16+	Offer Letter from BlackSky Holdings Inc. to Chris Lin, dated August 18, 2021	8-K	001-39113	10.4	August 18, 2021

10.17+	Transition and Consulting Agreement from BlackSky Holdings Inc. to Brian Daum, dated August 18, 2021	8-K	001-39113	10.5	August 18, 2021

10.18	Amended and Restated Loan and Security Agreement, dated October 31, 2019, by and between Intelsat Jackson Holdings SA, Seahawk SPV Investment LLC, Spaceflight Industries, Inc. and its subsidiaries.	S-4/A	333-256103	10.17	June 25, 2021

10.19	Satellite Program Contract, dated March 12, 2018, by and between LeoStella LLC and BlackSky Global LLC	S-4/A	333-256103	10.18	June 25, 2021

10.20	Amendment No. 1 to Satellite Program Contract, dated February 20, 2019, by and between LeoStella LLC and BlackSky Global LLC	S-4/A	333-256103	10.19	June 25, 2021

10.21	Amendment No. 2 to Satellite Program Contract, dated May 27, 2020, by and between LeoStella LLC and BlackSky Global LLC	S-4/A	333-256103	10.20	June 25, 2021

10.22	Palantir Subscription Agreement, dated as of September 13, 2021, by and between BlackSky Holdings, Inc. and Palantir Technologies, Inc.	8-K	001-39113	99.2	September 1, 2021

10.23	Sponsor Support Agreement, dated as of February 17, 2021, by and among BlackSky Holdings, Inc., Osprey Sponsor II, LLC, and Osprey Technology Acquisition Corp.	8-K	001-39113	10.3	February 22, 2021

10.24	First Amendment, Consent and Joinder to Amended and Restated Loan and Security Agreement, dated as of September 9, 2021, by and among BlackSky Holdings, Inc. and the subsidiaries named therein, Intelsat Jackson Holdings SA and Seahawk SPV Investment LLC.	8-K	001-39113	10.5	September 15, 2021

10.25	BlackSky HQ Lease Agreement					X

16.1	Letter from Marcum LLP, as to the change in certifying accountant, dated as of September 14, 2021	8-K	001-39113	16.1	September 15, 2021

21.1	List of Subsidiaries					X

23.1	Consent of Marcum LLP, independent registered public accounting firm of Osprey Technology Acquisition Corp.					X

23.2	Consent of Deloitte LLP, independent registered public accounting firm of BlackSky Holdings Inc.					X

23.3	Consent of Wilson Sonsini Goodrich & Rosati, P.C. (included in Exhibit 5.1 hereto)					X

24.1	Power of Attorney (included in the signature page to this Registration Statement on Form S-1)					X

101.INS	Inline XBRL Instance Document					X

101.SCH	Inline XBRL Taxonomy Extension Schema Document					X

101.CAL	Inline XBRL Taxonomy Extension Calculation Linkbase Document	X

101.DEF	Inline XBRL Taxonomy Extension Definition Linkbase Document	X

101.LAB	Inline XBRL Taxonomy Extension Label Linkbase Document	X

101.PRE	Inline XBRL Taxonomy Extension Presentation Linkbase Document	X

104	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101)	X

+	Indicates management contract or compensatory plan.
†
Schedules and exhibits to this Exhibit omitted pursuant to Regulation
S-K
Item 601(b)(2). The Registrant agrees to furnish supplementally a copy of any omitted schedule or exhibit to the SEC upon request.

(b)
Financial Statement Schedules
. All financial statement schedules are omitted because the information called for is not required or is shown either in the consolidated financial statements or in the notes thereto.

Item 17.	Undertakings.
(a) The undersigned Registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i) To include any prospectus required by section 10(a)(3) of the Securities Act;
(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.
(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
provided, however,
that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the Registration Statement.
(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4) That, for the purpose of determining liability under the Securities Act to any purchaser:
(i) If the registrant is relying on Rule 430B:
(A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and
(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or
(ii) If the registrant is subject to Rule 430C (§ 230.430C of this chapter), each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (§ 230.430A of this chapter), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.
(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
(c) The undersigned registrant hereby undertakes that:
(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.
(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of Fairfax, Commonwealth of Virginia, on October 22, 2021.

BLACKSKY TECHNOLOGY INC.

By:	/s/ Brian O’Toole
Brian O’Toole
Chief Executive Officer and President
POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Brian O’Toole, Johan Broekhuysen and Christiana Lin, and each of them, as his or her true and lawful attorney-in-fact
and agent with full power of substitution, for him or her in any and all capacities, to sign any and all amendments to this registration statement (including post-effective amendments or any abbreviated registration statement and any amendments thereto filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, increasing the number of securities for which registration is sought), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact,
proxy and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact, proxy and agent, or his or her substitute, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Brian O’Toole Brian O’Toole	Chief Executive Officer, President and Director (Principal Executive Officer)	October 22, 2021

/s/ Johan Broekhuysen Johan Broekhuysen	Chief Financial Officer (Principal Financial and Accounting Officer)	October 22, 2021

/s/ Magid Abraham Magid Abraham	Director	October 22, 2021

/s/ David DiDomenico David DiDomenico	Director	October 22, 2021

/s/ Susan Gordon Susan Gordon	Director	October 22, 2021

Signature	Title	Date

/s/ Timothy Harvey Timothy Harvey	Director	October 22, 2021

/s/ William Porteous William Porteous	Director	October 22, 2021

/s/ James Tolonen James Tolonen	Director	October 22, 2021